 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-268819
PROXY STATEMENT/PROSPECTUS
PROXY STATEMENT FOR SPECIAL MEETING OF
MOUNTAIN CREST ACQUISITION CORP. III
AND PROSPECTUS FOR ORDINARY SHARES OF
ETAO INTERNATIONAL CO., LTD.
Mountain Crest Acquisition Corp. III 311 West 43rd Street 12th Floor New York, NY 10036 (646) 493-6558	ETAO International Co., Ltd. 1460 Broadway, 14th Floor New York, NY 10036 (347) 306-5134
Proxy Statement/Prospectus dated January 18, 2023 and first mailed to the shareholders of Mountain Crest Acquisition Corp III. on or about January 18, 2023.
To the Shareholders of Mountain Crest Acquisition Corp. III:
You are cordially invited to attend the Special Meeting of Shareholders (the “Special Meeting”) of Mountain Crest Acquisition Corp. III, which is referred to as “MCAE.” The Special Meeting will be held on February 7, 2023, at 10:30 AM local time, via a virtual meeting, via live webcast at the following address: https://www.cstproxy.com/mcacquisitioniii/2023. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. MCAE recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.
MCAE is Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” The business combination will be completed through a two-step process consisting of the Reincorporation Merger (as defined below) and the Acquisition Merger (as defined below). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”
On January 27, 2022, MCAE entered into the Merger Agreement, by and among MCAE, ETAO International Group, a Cayman Islands exempted company (the “Company” or “ETAO”), and Wensheng Liu, in his capacity as the Company’s Shareholders’ Representative (the “Shareholders’ Representative”) which was subsequently amended on June 7, 2022 and October 17, 2022. On July 26, 2022, ETAO International Co., Ltd., a Cayman Islands exempted company (“PubCo”) and ETAO Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”) joined the Merger Agreement as parties. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
The Merger Agreement provides for a business combination between MCAE and the Company in a two-step process as follows: (1) MCAE will merge with and into PubCo, a wholly owned subsidiary of the MCAE, with PubCo being the surviving corporation in such merger (the “Redomestication Merger”) and (2) ETAO will merge with and into Merger Sub, a wholly owned subsidiary of PubCo, with ETAO as the surviving corporation in such merger (the “Acquisition Merger”). After giving effect to both the Redomestication Merger and the Acquisition Merger, ETAO shall be a wholly owned subsidiary of PubCo (collectively referred to herein as the “Business Combination”).
At the Special Meeting, MCAE shareholders will be asked to consider and vote upon the following proposals (the “Proposals”):
Proposal 1.   Redomestication Merger — to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 27, 2022, as amended on June 7, 2022 and October 17, 2022 (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“MCAE”), ETAO International Group, a Cayman Islands corporation (the “Company” or “ETAO”), ETAO International Co., Ltd., a Cayman Islands exempted company (“PubCo”), ETAO Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”) and Wensheng Liu, in his capacity as the Company’s Shareholders’ Representative (the “Shareholders’ Representative”), to effect MCAE’s initial business combination pursuant to which, among other things, (1) MCAE will merge with and into PubCo that is a wholly owned subsidiary of MCAE, with PubCo being the surviving corporation in such merger, thereby consummating a change in MCAE’s domicile from a Delaware corporation to a Cayman Islands exempted company (the “Redomestication Merger”). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;
Proposal 2.   Acquisition Merger — to consider and vote on a proposal to adopt and approve the subsequent merger set forth in the Merger Agreement, pursuant to which the Company will merge with and into Merger Sub that is a wholly owned subsidiary of PubCo, with the Company as the surviving corporation in such merger, thereby consummating PubCo’s acquisition, through its Merger Sub, of the Company (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, the Company being a wholly owned subsidiary of PubCo. The Redomestication Merger, the Acquisition Merger and such other transactions contemplated by the Merger Agreement are hereinafter collectively referred as the “Business Combination” and Proposals 1 and 2, the “Business Combination Proposals”.
Proposal 3.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on four separate governance proposals relating to the following material differences between MCAE’s current amended and restated certificate of incorporation (the “MCAE Charter”) and PubCo’s Amended and Restated Memorandum and Articles of Association (the “PubCo Charter”). These four separate governance proposals are collectively referred to as the “Governance Proposal”:
(A)   through the Redomestication Merger, MCAE shall merge with and into PubCo and MCAE, the Delaware corporation, shall cease to exist and PubCo shall be the surviving corporation and the name of the surviving corporation will be “ETAO International Co., Ltd.”;
(B)   following the Redomestication Merger the authorized shares of the surviving corporation shall change (i) from 30,000,000 shares of MCAE Common Stock to 500,000,000 PubCo Ordinary Shares;
(C)   deleting the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act; and
(D)   deleting the election to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested shareholders.
A copy of PubCo’s Amended and Restated Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex B;
Proposal 4.   Election of Directors of PubCo Proposal — to consider and vote on a proposal to approve PubCo’s Board of Directors (the “PubCo Board”) in regards to the following persons: Wensheng Liu, Biao Dai, Kenneth Liang, Connie Hsu, Andrew MacInnes, and Suying Liu to serve on PubCo’s Board of Directors;
Proposal 5.   The 2022 Employee Stock Option Plan Proposal — to consider and vote on a proposal to approve PubCo’s 2022 Employee Stock Option Plan Proposal (the “2022 Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination (the “2022 Plan Proposal”);
Proposal 6.   The NTA Requirement Amendment Proposal — to amend (the “NTA Requirement Amendment”) the MCAE Charter to expand the methods that MCAE may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission; and
Proposal 7.   The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposals, the Governance Proposal, the 2022 Plan Proposal or the NTA Requirement Amendment (the “Adjournment Proposal”).
If the MCAE shareholders approve the Business Combination Proposals, immediately prior to the consummation of the Business Combination, all outstanding units of MCAE (each of which consists of one share of MCAE Common Stock and one MCAE Right) (the “MCAE Units”) will separate into their individual components of MCAE Common Stock and MCAE Rights and will cease separate existence and trading.
Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Redomestication Merger:
(i)   Each share of MCAE’s common stock, par value $0.0001 per share (“MCAE Common Stock”), issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each share of such MCAE Common Stock, PubCo shall issue to each MCAE stockholder (other than MCAE shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo ordinary share, which, unless explicitly stated herein, shall be fully paid;
(ii)   The holders of MCAE’s rights (exchangeable into one-tenth of one share of MCAE Common Stock) (collectively, the “MCAE Rights”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo ordinary share in exchange for the cancellation of each MCAE Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole PubCo ordinary share.
Concurrently with the Redomestication Merger, ETAO will merge with and into Merger Sub and become a wholly owned subsidiary of PubCo and in exchange for all of the outstanding shares of ETAO, PubCo will issue 100,000,000 ordinary shares of PubCo, subject to adjustment as explained below (the “Closing Date Merger Consideration”) to the shareholders of ETAO in proportion to the shareholding percentage of each shareholder of ETAO. ETAO shall deliver to MCAE, at least three business days prior to the closing of the Merger (the “Closing”), a Closing Statement setting forth, among other things, the Closing Date Merger Consideration which is $1,000,000,000 less the amount of Closing Company Indebtedness, Closing Company Transaction Expenses, plus the amount of Closing Company Cash, in each case, as reflected on the Closing Statement. Any adjustment to the Merger Consideration shall be in whole shares of PubCo ordinary shares and no adjustment shall be made for any divergence that is in an increment of less than $10.00.
Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Acquisition Merger:
Each ordinary share of ETAO issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into such ETAO Shareholder’s right to receive, without interest, the number of shares of PubCo’s Ordinary Shares equal to the product of (i) the number of shares of ETAO common stock (other than ETAO restricted stock) held by such ETAO Shareholder and (ii) the “Exchange Ratio” determined by dividing (A) the Closing Date Merger Consideration (after giving effect to the required adjustment, if any) by (B) the issued and outstanding number of ordinary shares of ETAO as of the Closing.
Following completion of the Business Combination and assuming no holders of MCAE Common Stock underlying the units (the “Public Shares”) sold in the MCAE IPO (as defined below) elect to redeem their shares, Mountain Crest Holdings III LLC (the “Sponsor”) and certain other shareholders of MCAE (including private rights to be converted), the public shareholders (including public rights to be converted) and holders of ETAO capital stock (the “ETAO Equityholders”) will own approximately 1.6%, 2.0% and 93.6% of the outstanding common stock of PubCo, respectively. These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement.
These relative percentages assume that none of MCAE’s existing public shareholders exercise their redemption rights, as discussed herein. If any of MCAE’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of MCAE’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.
The approval of the Redomestication Merger Proposal, Acquisition Merger Proposal, the Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of MCAE Common Stock cast by the shareholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. If the Redomestication Merger Proposal and the Acquisition Merger Proposals are not approved, the Governance Proposal, the Election of Directors for PubCo Proposal, 2022 Plan Proposal and the NTA Requirement Amendment will not be presented to the MCAE shareholders for a vote. The approval of Redomestication Merger Proposal and Acquisition Merger Proposal are preconditions to the consummation of the Business Combination.
MCAE Common Stock, Units (as defined below) and Rights (as defined below) are currently listed on the Nasdaq Capital Market under the symbols “MCAE,” “MCAEU” and “MCAER,” respectively. PubCo intends to apply to list the PubCo ordinary shares on the Nasdaq Stock Market under the symbol “ETAO,” in connection with the Business Combination. MCAE cannot assure that PubCo’s Ordinary Shares will be approved for listing on the Nasdaq Stock Market. If the listing condition of listing the PubCo’s ordinary shares on the Nasdaq Stock Market is waived in accordance with the terms of the Merger Agreement, which it may be, and such listing is not approved, there will be lack of liquidity available to the shareholders of the PubCo and an active trading market of PubCo’s ordinary shares may not be developed immediately upon the consummation of the Business Combination.
Investing in PubCo securities involves a high degree of risk. We encourage you to read this proxy statement/ prospectus carefully.
After the Business Combination, the Combined Company (the “Combined Company” or “PubCo”) will be a holding company primarily operating in China through its subsidiaries’ contractual arrangements with twelve variable interest entities (each, a “VIE” and collectively, the “VIEs”) primarily in three industries, healthcare, biotechnology and insurance brokerage, such as Changxing Hospital, Dnurse and Aaliance. Each VIE entity is established under the PRC laws. PRC laws, regulations, and rules restrict and impose conditions on direct foreign investment in certain types of business, and the Combined Company will therefore operate these businesses in China through the VIEs. For a summary of these contractual arrangements, please see “Information about ETAO — Corporate History of ETAO.” After the Business Combination, the Combined Company will not own any equity interest in the VIEs rather the Combined Company will have certain rights to the profits from the VIE entities as provided for in the various VIE contractual arrangements. Shareholders of the Combined Company thus will not directly hold, and may never directly hold, any equity interests in the VIEs.

After the Business Combination, the corporate structure of the Combined Company will be subject to risks relating to its contractual arrangements with the twelve VIEs (including eleven VIEs in which the Combined Company will own a variable interest and whose financial statements will consolidated with the financial statements of the Combined Company and one VIE in which the Combined Company will not own a interest and whose financial statements will not consolidated with the financial statements of the Combined Company) and their shareholders. If the PRC government finds these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations, and rules or the interpretation thereof change in the future, the Combined Company could be subject to severe penalties or be forced to relinquish its interests in the VIEs or forfeit its rights under the contractual arrangements. As an investor of our ordinary shares, you may never directly hold equity interests in the Chinese operating companies. There is a risk that the PRC government may in the future seek to affect operations of any company with any level of operations in the PRC, including its ability to offer securities to investors, list its securities on a U.S. or other foreign exchange, or conduct its business or accept foreign investment. If the Chinese regulatory authorities disallowed the VIE structure or any or all of the foregoing were to occur, it could, in turn, result in a material change in the Company’s operations and/or the value of its ordinary shares and/or significantly limit or completely hinder its ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.
After the Business Combination, the Combined Company and investors in PubCo Ordinary Shares will face uncertainty about potential future actions by the PRC government, which could affect the enforceability of its contractual arrangements with the twelve VIEs (including eleven VIEs whose financial statements will be consolidated with the financial statements of the Combined Company and one VIE in which the Combined Company will not own an interest and whose financial statements will not consolidated with the financial statements of the Combined Company) and, consequently, significantly affect the Combined Company’s financial condition and results of operations. If the Combined Company is unable to claim its right to control the assets of the VIEs, PubCo ordinary shares may decline in value or become worthless. See “Risk Factors — Risks Related to ETAO’s Corporate Structure.”
After the closing of the Business Combination, the Combined Company shall not be a Chinese operating company, but rather it will be a holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, the Combined Company shall conduct substantially all of its operations through variable interest entities and their subsidiaries, the operating companies established in the PRC of which the Combined Company receives the economic benefits of via the respective series of variable interest entity agreements. Neither the Combined Company nor its subsidiaries post the closing of the Business Combination shall own any share in any of the respective variable interest entities or their subsidiaries, which are hereinafter referred to as the “VIEs.” Instead, after the consummation of the Business Combination, the Combined Company shall receive the economic benefits of the various VIEs’ business operations based on the terms and conditions of the certain contractual arrangements. The contractual arrangements with respect to the VIEs are not equivalent to an equity ownership in the business of the VIEs and the investors of the Combined Company may never hold any equity interests in VIEs unless the VIE Agreements (the “VIE Agreements”) are replaced with the direct ownership of VIEs by the WFOEs.
The VIE Agreements or the contractual control structure is used to provide non-Chinese investors with exposure to foreign investment in China-based companies where Chinese laws impose certain restrictions on foreign ownership over such companies of certain categories. Consequently, the Company consolidates the accounts of the Consolidating VIEs for the periods presented. Any references to control or benefits that accrue to ETAO because of the VIE Agreements are limited to, and subject to conditions we have satisfied for consolidation of the Consolidating VIEs under U.S. GAAP. The Consolidating VIEs are consolidated for accounting purposes but are not entities in which ETAO owns equity. ETAO does not conduct any active operations and is the primary beneficiary of the VIE for accounting purposes only. Consequently, after the Business Combination, the Combined Company shall consolidate the financial statements of eleven out of the twelve VIEs for the periods presented. Any references to control or benefits that shall, after the Business Combination, accrue to the Combined Company because of the VIEs shall be limited to, and subject to conditions the Combined Company shall have satisfied for consolidation of the eleven VIEs under U.S. GAAP. The eleven VIEs shall be consolidated for accounting purposes but not entities in which the Combined Company, after the Business Combination, will own equity. Post Business Combination, the Combined Company shall not conduct any active operations and be the primary beneficiary of the operations and financial performance of the twelve VIEs for accounting purposes.
The contractual agreements with the VIEs have not been tested in court in China and this structure involves unique risks to investors. For example, the PRC government could disallow the VIE Arrangements, which would likely result in a material change in the operations and structure of PubCo. See “Risk Factors — Risks Related to Doing Business in China.”
As ETAO currently conducts substantially all of its operations in China, after the Business Combination, the Combined Company will be subject to legal and operational risks associated with having substantially all of the operations in China, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, and changes in Chinese laws and regulations, which could result in a material change in the operations and/or cause the value of our ordinary shares to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. On December 28, 2021, thirteen governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that an online platform operator, which possesses personal information of at least one million users, must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. On April 12, 2022, WFOE obtained official confirmation from the Cybersecurity Review Office that WFOE and the respective eleven VIEs controlled by WFOE were not subject to cybersecurity review under the Cybersecurity Review Measures. In addition, as of the date of this prospectus, ETAO, ETAO’s subsidiaries and the VIEs have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority except that one of the VIEs, DNurse, was required to rectify its collection of personal information beyond the necessary scope by the Ministry of Industry and Information Technology (“MIIT”) on April 20, 2022. DNurse confirms that as of the date of this prospectus, (i) it has updated the relevant mobile application pursuant to MIIT’s requirement, and (ii) it has not received any further rectification requirements from the MIIT after such update. Nor have ETAO, ETAO’s subsidiaries and the VIEs received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require ETAO, ETAO’s subsidiaries and the VIEs to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for its overseas listing plan, nor has ETAO (including any of its subsidiaries or the VIEs) received any inquiry, notice, warning or sanctions regarding its planned overseas listing from the CSRC or any other PRC governmental authorities. See “Risk Factors — Risks Related to Doing Business In China — Any lack of requisite approvals, licenses or permits applicable to ETAO’s business may have a material and adverse impact on ETAO’s business, financial condition and results of operations”. In summary, the recent statements and regulatory actions by China’s government related to the use of variable interest entities and data security or antimonopoly concerns, have not affected ETAO’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on ETAO’s or, after the Business Combination, on the Combined Company’s, daily business operation, ability to accept foreign investments and list on a U.S. or non-Chinese exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that would require the VIEs, ETAO or any of its subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. See “Risk Factors — Risks Related to Doing Business in China.”
On December 18, 2020, the Holding Foreign Companies Accountable Act (the “HFCAA”), was signed by President Donald Trump and became law. This legislation requires certain issuers to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to audit specified reports because the issuer has retained a foreign public accounting firm that is not subject to inspection by the PCAOB. Furthermore, if the PCAOB is unable to inspect the issuer’s public accounting firm for three consecutive years, the issuer’s securities are banned from trading on a national stock exchange. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which became law in December 2020. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. The limited PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors in China. As a result, investors may be deprived of the benefits of such PCAOB inspections and supervision. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these public accounting firms’ audit procedures or quality control procedures, which could cause existing investors and potential investors in our ordinary shares to lose confidence in our audit procedures and audited financial statements. Our auditor, WWC Professional Corporation Limited, an independent registered public accounting firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor has been inspected by the PCAOB on a regular basis. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB was unable to inspect or investigate completely certain named registered public accounting firms headquartered in mainland China of the PRC and Hong Kong. Our independent registered public accounting firm has been inspected by the PCAOB on a regular basis and as such it is not subject to the PCAOB Determination Report. On August 26, 2022, the SEC issued a statement announcing that the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the People’s Republic of China governing inspections and investigations of audit firms based in China and Hong Kong, jointly agreeing on the need for a framework. On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 Determination Report to the contrary. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China to the PCAOB for inspection or investigation, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets. See “Risk Factors — Risks Related to Doing Business in China.”
Each of the VIE operating entities, receives substantially all of its revenue in RMB. Under ETAO’s current corporate structure, to fund any cash and financing requirements it may have, ETAO may rely on dividend payments from its subsidiaries. The WFOEs (as defined below) expect to receive payments from each VIE in accordance with the respective sets of the VIE Agreements, and then remit payments to WFOEs in accordance with its registration with the Chinese authority and pursuant to the respective sets of the VIE Agreements. Then the WFOEs may make distribution of such payments directly to ETAO as dividends to the holding company. The WFOEs have completed the registration under Notice 37 to receive funds from outside mainland China, and then the WFOEs can provide funding to the VIEs only through loans subject to satisfaction of applicable government registration and approval requirements.
Under our current corporate structure, to fund any cash and financing requirements ETAO may have, ETAO may rely on dividend payments from the Subsidiaries. See “Summary Consolidated Financial Data”. Furthermore, none of ETAO, the Subsidiaries, or the VIEs has distributed any earnings or settled any amounts owed under the VIE Agreements, and nor does any of them have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future. Additionally, the transfer of funds and assets between ETAO and the Subsidiaries and VIEs are subject to restrictions. The PRC government imposes controls on the conversion of the RMB into foreign currencies and the remittance of currencies out of the PRC. The VIEs receive substantially all of its revenue in RMB. As such we may convert a portion of the VIE’s revenue into other currencies to meet the foreign currency obligations, such as payments of dividends, if any. Shortages in the availability of foreign currency may restrict the ability of the VIEs to remit sufficient foreign currency to pay dividends or other payments to ETAO. However, there is no assurance that the Chinese government will not, in the future, intervene or impose further restrictions or limitations on the VIE’s ability to transfer cash out of mainland China and Hong Kong. See “Risk Factors — Risks Relating to Doing Business in China.” As of the date of this prospectus, none of the Subsidiaries nor the VIEs have made any dividends or distributions to ETAO and ETAO has not made any dividends or distributions to its shareholders. We intend to keep any future earnings to finance the expansion of the business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If ETAO determines to pay dividends on any of its shares in the future, as a holding company, it will be dependent on receipt of funds from ETAO Hong Kong. ETAO Hong Kong will rely on payments made from ETAO Healthcare and DILE and the VIEs pursuant to the VIE Agreements. As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between ETAO, any of the Subsidiaries, and the VIEs. As of the date of this prospectus, none of ETAO, the Subsidiaries, or the VIEs has a cash management policy. See “Prospectus Summary — Dividend Distribution.” See the “Consolidated Financial Statements”.
Pursuant to the certificate of incorporation of MCAE as of the date hereof (the “MCAE Charter”), MCAE is providing its public shareholders with the opportunity to redeem, upon the Closing, shares of its Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of MCAE’s initial public offering (the “MCAE IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $16.4 million on January 12, 2023, the estimated per share redemption price would have been approximately $10.27 after giving effect to owed but unpaid taxes on the funds in the Trust Account. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposals. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, 20% or more of the shares of MCAE Common Stock included in the Units sold in MCAE IPO. Holders of MCAE’s outstanding Rights and Units do not have redemption rights with respect to such securities in connection with the Business Combination.
Holders of outstanding Units must separate the underlying MCAE Common Stock and Rights prior to exercising redemption rights with respect to the Public Shares. The Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of MCAE’s Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor owns 45.2% of MCAE’s issued and outstanding shares of MCAE Common Stock. The Sponsor, directors and officers have agreed to vote any shares of MCAE Common Stock owned by them in favor of the Business Combination Proposals.
MCAE is providing this proxy statement/prospectus and accompanying proxy card to MCAE shareholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Whether or not you plan to attend the Special Meeting, MCAE urges you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”

After careful consideration, the board of directors of MCAE has unanimously approved and adopted the Merger Agreement and the transactions contemplated therein and unanimously recommends that MCAE shareholders vote “FOR” adoption and approval of the Redomestication Merger Proposal, “FOR” the Acquisition Merger Proposal, “FOR” the Governance Proposal, “FOR” the Election of Directors of PubCo Proposal and “FOR” the 2022 Plan Proposal presented to MCAE shareholders in this proxy statement/prospectus, “FOR” the NTA Requirement Amendment and “FOR” the Adjournment Proposal. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that the directors and officers of MCAE have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination.”
Each redemption of shares of MCAE Common Stock by MCAE public shareholders will decrease the amount in the Trust Account, which held total assets of approximately $16.4 million as of January 12, 2023, after giving effect to owed but unpaid taxes on the funds in the Trust Account.
Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting in person on line, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposals, the 2022 Plan Proposal and the NTA Requirement Amendment Proposal are approved and satisfaction of other closing conditions.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Redomestication Merger Proposal, “FOR” the Acquisition Merger Proposal, “FOR” for the Governance Proposal, “FOR” the Election of Directors of PubCo Proposal and “FOR” the 2022 Plan Proposal, to be presented at the Special Meeting, “FOR” the NTA Requirement Amendment and “FOR” the Adjournment Proposal, if presented. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person on line, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and, if a quorum is present, will have no effect on the Proposals. If you are a stockholder of record and you attend the Special Meeting and wish to vote during the Special Meeting, you may withdraw your proxy and vote during the Special Meeting.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER “FOR” OR “AGAINST” THE BUSINESS COMBINATION PROPOSALS AND DEMAND THAT MCAE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO MCAE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of MCAE’s Board of Directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
/s/ Suying Liu

Suying Liu
Chief Executive Officer, Chief Financial Officer
and Chairman of the Board of Directors
Mountain Crest Acquisition Corp. III
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated January 18, 2023 and is first being mailed to the shareholders of MCAE on or about January 18, 2023.

Mountain Crest Acquisition Corp. III
311 West 43rd Street
12th Floor
New York, NY 10036
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF MOUNTAIN CREST ACQUISITION CORP. III
To Be Held On February 7, 2023
To the Shareholders of Mountain Crest Acquisition Corp. III:
NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Special Meeting”) of Mountain Crest Acquisition Corp. III, a Delaware corporation (“MCAE,” “we,” “our” or “us”), will be held on February 7, 2023, at 10:30 a.m., Eastern time, via live webcast at the following address: https://www.cstproxy.com/mcacquisitioniii/2023. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. MCAE recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:
Proposal 1.   Redomestication Merger — to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 27, 2022, as amended on June 7, 2022 and October 17, 2022 (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“MCAE”), ETAO International Group, a Cayman Islands corporation (the “Company”), ETAO International Co., Ltd., a Cayman Islands exempted company (“PubCo”), ETAO Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”) and Wensheng Liu, in his capacity as the Company’s Shareholders’ Representative (the “Shareholders’ Representative”), to effect MCAE’s initial business combination pursuant to which, among other things, (1) MCAE will merge with and into PubCo that is a wholly owned subsidiary of MCAE, with PubCo being the surviving corporation in such merger, thereby consummating a change in MCAE’s domicile from a Delaware corporation to a Cayman Islands exempted company (the “Redomestication Merger”). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;
Proposal 2.   Acquisition Merger — to consider and vote on a proposal to adopt and approve the subsequent merger set forth in the Merger Agreement, pursuant to which the Company will merge with and into Merger Sub that is a wholly owned subsidiary of PubCo, with the Company as the surviving corporation in such merger, thereby consummating PubCo’s acquisition, through its Merger Sub, of the Company (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, the Company being a wholly owned subsidiary of PubCo. The Redomestication Merger, the Acquisition Merger and such other transactions contemplated by the Merger Agreement are hereinafter collectively referred as the “Business Combination” and Proposals 1 and 2, the “Business Combination Proposals”;
Proposal 3.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on four separate governance proposals relating to the following material differences between MCAE’s current amended and restated certificate of incorporation (the “MCAE Charter”) and PubCo’s Amended and Restated Memorandum and Articles of Association(the “PubCo Charter”). These four separate governance proposals are collectively referred to as the “Governance Proposal”:
(A)   through the Redomestication Merger, MCAE shall merge with and into PubCo and MCAE, the Delaware corporation, shall cease to exist and PubCo shall be the surviving corporation and the name of the surviving corporation will be “ETAO International Co., Ltd.”;
(B)   following the Redomestication Merger the authorized shares of the surviving corporation shall change (i) from 30,000,000 shares of MCAE Common Stock to 500,000,000 PubCo Ordinary Shares;
(C)   deleting the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act; and

(D)   deleting the election to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested shareholders.
A copy of PubCo’s Amended and Restated Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex B;
Proposal 4.   Election of Directors for PubCo Proposal — to consider and vote on a proposal to approve PubCo’s Board of Directors (the “PubCo Board”) in regards to the following persons: Wensheng Liu, Biao Dai, Kenneth Liang, Connie Hsu, Andrew MacInnes, and Suying Liu to serve on PubCo’s Board of Directors;
Proposal 5.   The 2022 Employee Stock Option Plan Proposal — to consider and vote on a proposal to approve PubCo’s 2022 Employee Stock Option Plan Proposal (the “2022 Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination (the “2022 Plan Proposal”);
Proposal 6.   The NTA Requirement Amendment Proposal — to amend (the “NTA Requirement Amendment”) the MCAE Charter to expand the methods that MCAE may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission; and
Proposal 7.   The Adjournment Proposal  —  to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposals, the Governance Proposal, the 2022 Plan Proposal or the NTA Requirement Amendment (the “Adjournment Proposal”).
Pursuant to MCAE’s Charter, MCAE is providing MCAE public shareholders with the opportunity to redeem, upon the closing of the Business Combination, shares of MCAE Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less franchise and income taxes payable) of the MCAE IPO. For illustrative purposes, based on funds in the Trust Account of approximately $16.4 million on January 12, 2023, the estimated per share redemption price would have been approximately $10.27 after giving effect to owed but unpaid taxes on the funds in the Trust Account. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposals. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the shares of MCAE Common Stock included in the Units sold in the MCAE IPO. Holders of MCAE’s outstanding Rights and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Units must separate the underlying Public Shares and Rights prior to exercising redemption rights with respect to the Public Shares. MCAE’s Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of MCAE Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor owns 17.9% of the issued and outstanding shares of MCAE Common Stock. MCAE’s Sponsor, directors and officers have agreed to vote any shares of MCAE Common Stock owned by them in favor of the Business Combination Proposals.
The approval of the Redomestication Merger Proposal, Acquisition Merger Proposal, the Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAE Common Stock cast by the shareholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. If the Redomestication Merger Proposal and the Acquisition Merger Proposals are not approved, the Governance Proposal, the Election of Directors for PubCo Proposal, 2022 Plan Proposal and the NTA Requirement Amendment will not be presented to the MCAE shareholders for a vote. The approval of Redomestication Merger Proposal and Acquisition Merger Proposal are preconditions to the consummation of the Business Combination.

As of January 12, 2023, there was approximately $16.4 million in the Trust Account, after giving effect to owed but unpaid taxes on the funds in the Trust Account. Each redemption of shares of MCAE Common Stock by its public shareholders will decrease the amount in the Trust Account.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (646) 493-6558.
January 18, 2023
By Order of the Board of Directors
/s/ Suying Liu Suying Liu Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors

i

ANNEX A
Agreement and Plan of Merger; Amendment to Agreement and Plan of Merger

ANNEX B
Amended and Restated Memorandum and Articles of Association of ETAO International Co., Ltd.

ANNEX C
2022 ETAO International Co., Ltd. Employee Stock Option Plan

ANNEX D
FORM OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MOUNTAIN CREST ACQUISITION CORP. III

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the SEC by PubCo (File No. 333-268819) (the “Registration Statement”), constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the shares to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of MCAE shareholders at which MCAE shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.
MCAE files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read MCAE’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:
Mountain Crest Acquisition Corp. III 311 West 43rd Street 12th Floor New York, NY 10036 (646) 493-6558	ETAO International Co., Ltd. 1460 Broadway 14th Floor New York, NY 10036 (347) 306-5134
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
If you are a stockholder of MCAE and would like to request documents, please do so by January 30, 2023 to receive them before the MCAE special meeting of shareholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

FREQUENTLY USED TERMS
In this document:
“Aaliance” means Aaliance Insurance Brokers Co., Ltd.
“Acquisition Merger” means the merger between ETAO and Merger Sub as provided for in the Merger Agreement.
“Amendment” means the Amendment to the Agreement and Plan of Merger, dated June 7, 2022
“Amendment No. 2” means the Amendment No. 2 to the Agreement and Plan of Merger, dated October 17, 2022
“Biohelix” means Baihui (Beijing) Biotech Co., Ltd.
“Board” means the board of directors of MCAE.
“Business Combination” means the business combination between MCAE and ETAO pursuant to the Merger Agreement, including both the Redomestication Merger and the Acquisition Merger.
“Chainworks” means Chain Workshop (Beijing) Co., Ltd.
“Changsha Zhenghe” means Changsha Zhenghe Orthopedics Hospital Co., Ltd.
“Changxing” means Changxing Zhizhou Hospital Co., Ltd.
“Consolidating VIEs” or “Consoldiated VIEs” refers to Aaliance, Biohelix, Chainworks, Changxing, DNurse, DTalks, Giuyang, Kangning, Mengzhou, Qianhu, and 6D Dental.
“MCAE Charter” means MCAE’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on                  .
“Closing” means the closing of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Entity” means PubCo after the consummation of both the Redomestication Merger and the Acquisition Merger.
“DILE” means Beijing Dile Technology Co., Ltd.
“DNurse” means Beijing Dnurse Technology Co., Ltd., a PRC company and one of the eleven Consolidating VIEs.
“DNurse Cayman” means Dnurse Investment Co. Ltd.
“DTalks” means Zhichao Medical Technology (Hunan) Co., Ltd.
“Effective Time” means the time at which the Business Combination became effective pursuant to its terms.
“ETAO,” the “Company,” “we,” “us,” or “our” means ETAO International Group, a Cayman Islands exempted company, prior to the Business Combination, and the Subsidiaries and VIEs;
“ETAO Board” means the board of directors of ETAO prior to the Business Combination.
“ETAO Equityholders” refers to the holders of equity interests in ETAO as of the time immediately before the Business Combination.
“ETAO Global” means ETAO Global Holdings Ltd.
“ETAO Hong Kong” means ETAO International Group Co., Ltd.
“Founder Shares” means the outstanding shares of MCAE Common Stock held by the Sponsor, our directors and affiliates of our management team in the total amount of 1,348,298 shares.

“Guiyang” means Tianlun (Giuyang) Buyun Buyu Hospital Co., Ltd.
“Kangning” means Kang Ning (Heng Yang) Healthcare Management Co., Ltd.
“MCAE” or “Parent” means Mountain Crest Acquisition Corp. III
“MCAE Charter” means MCAE’s current amended and restated certificate of incorporation as filed with the Secretary of State of Delaware on May 17, 2021
“MCAE Common Stock” or “Common Stock” means the common stock of MCAE, $.0001 par value
“MCAE IPO” means MCAE’s initial public offering.
“Amended and Restated Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association for ETAO International Co., Ltd., a Cayman Islands exempted company, which is attached to this proxy statement/prospectus as Annex B.
“Mengzhou” means Civil Hospital (Mengzhou City) Co., Ltd.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 27, 2022, by and among MCAE, Merger Sub, ETAO, PubCo, Merger Sub and Shareholders’ Representative, as amended on June 7, 2022 and October 17, 2022.
“Merger Consideration Shares” means the 100,000,000 shares of PubCo Ordinary Shares, subject to adjustment in accordance with the Merger Agreement, to be issued as part of the consideration for the Acquisition Merger.
“Merger Sub” means ETAO Merger Sub, Inc. a Cayman Islands exempted company and a wholly owned subsidiary of PubCo.
“Proposals” means the Redomestication Merger Proposal, the Acquisition Merger Proposal, the Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal.
“PubCo” means ETAO International Co., Ltd., a Cayman Islands exempted company that is a wholly owned subsidiary of MCAE.
“PubCo Ordinary Shares” means the ordinary shares of ETAO International Co., Ltd. a Cayman Islands exempted company.
“Public Shares” means MCAE Common Stock underlying the Units sold in the MCAE IPO.
“Qianhu” means Qianhu Medical Management (Jiangxi) Co., Ltd.
“Redomestication Merger” means the merger between MCAE and PubCo as provided for in the Merger Agreement.
“Rights” means the rights issued in the MCAE IPO, each of which entitles the holder thereof to receive one- tenth (1/10) of a share of MCAE Common Stock upon consummation of our initial business combination.
“Redemption” means the right of the holders of MCAE Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.
“Shareholders’ Representative” means Wensheng Liu in his capacity as ETAO’s Shareholders’ Representative pursuant to the Merger Agreement.
“Special Meeting” means the special meeting of the shareholders of MCAE, to be held on February 7, 2023, at 10:30 a.m., Eastern time, via live webcast at the following address
https://www.cstproxy.com/mcacquisitioniii/2023.
“Sponsor” means Mountain Crest Holdings III LLC, a Delaware limited liability company.

“Subsidiaries” and “subsidiaries” shall refer to the subsidiaries of ETAO, including ETAO BVI, ETAO Hong Kong, ETAO Healthcare, Dnurse Cayman, Dnurse Holdings Co., Limited and DILE.
“Trust Account” means the Trust Account of MCAE, which holds the net proceeds of the MCAE IPO and the sale of the private units, together with interest earned thereon, less amounts released to pay franchise and income tax obligations.
“Unit” means a MCAE unit consisting of one share of MCAE Common Stock and one right to receive one-tenth (1/10) of a share of MCAE Common Stock.
“VIEs” refers to Aaliance, Biohelix, Chainworks, Changsha Zhenghe, Changxing, DNurse, DTalks, Giuyang, Kangning, Mengzhou, Qianhu, and 6D Dental.
“ETAO Healthcare” refers to ETAO International Healthcare Technology Co., Ltd.
“WFOEs” shall refer to both ETAO Healthcare and DILE collectively.
“6D Dental” means Hangzhou Six Dimension Dental Medical Technology Co. Ltd.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of MCAE shareholders. The following questions and answers do not include all the information that is important to shareholders of MCAE. We urge the shareholders of MCAE to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q.
Why am I receiving this proxy statement/prospectus?

A.
MCAE shareholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals. On January 27, 2022, MCAE entered into the Merger Agreement, by and among MCAE, ETAO, PubCo, Merger Sub and the Shareholders’ Representative. The Merger Agreement provides for a redomestication of MCAE from Delaware to the Cayman Islands and a business combination between MCAE and ETAO consummated through the following two step process: (1) MCAE will merge with and into PubCo, a wholly owned subsidiary of the MCAE, with PubCo being the surviving corporation in such merger (the “Redomestication Merger”) and (2) ETAO will merge with and into Merger Sub, a wholly owned subsidiary of PubCo, with ETAO as the surviving corporation in such merger (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, ETAO shall be a wholly owned subsidiary of PubCo. We refer to the Redomestication Merger and the Acquisition Merger collectively as the “Business Combination”). On June 7, 2022, MCAE, the Company and the Shareholders’ Representative entered into an Amendment to the Agreement and Plan of Merger (the “Amendment”) and October 17, 2022, MCAE, the Company and the Shareholders’ Representative entered into Amendment No. 2 to the Agreement and Plan of Merger (“Amendment No. 2”) that expressly amended and modified the Merger Agreement. On July 26, 2022 PubCo and Merger Sub executed documents to join and be bound by the Merger Agreement. Subject to the terms of the Merger Agreement, as amended, and customary adjustments set forth therein, the aggregate consideration for the Business Combination and related transactions is expected to be approximately $1.0 billion of equity consideration, as set forth in the Merger Agreement. We refer to such aggregate amount as the “Aggregate Purchase Price.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.
Below are proposals on which MCAE shareholders are being asked to vote.
Proposal 1.   Redomestication Merger — to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 27, 2022, as amended on June 7, 2022 and October 17, 2022 (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“MCAE”), ETAO International Group, a Cayman Islands corporation (the “Company”), ETAO International Co., Ltd., a Cayman Islands exempted company (“PubCo”), ETAO Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”) and Wensheng Liu, in his capacity as the Company’s Shareholders’ Representative (the “Shareholders’ Representative”), to effect MCAE’s initial business combination pursuant to which, among other things, (1) MCAE will merge with and into PubCo that is a wholly owned subsidiary of MCAE, with PubCo being the surviving corporation in such merger, thereby consummating a change in MCAE’s domicile from a Delaware corporation to a Cayman Islands exempted company (the “Redomestication Merger”);
Proposal 2.   Acquisition Merger — to consider and vote on a proposal to adopt and approve the subsequent merger set forth in the Merger Agreement, pursuant to which the Company will merge with and into Merger Sub that is a wholly owned subsidiary of PubCo, with the Company as the surviving corporation in such merger, thereby consummating PubCo’s acquisition, through its Merger Sub, of the Company (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, the Company being a wholly owned subsidiary of PubCo. The Redomestication Merger, the Acquisition Merger and such other transactions contemplated by the Merger Agreement are hereinafter collectively referred as the “Business Combination” and Proposals 1 and 2, the “Business Combination Proposals”. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;
Proposal 3.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on four separate governance proposals relating to the following material differences between MCAE’s current amended and restated certificate of incorporation (the “MCAE Charter”) and PubCo’s Amended and Restated Memorandum and Articles of Association(the “PubCo Charter”). These four separate governance proposals are collectively referred to as the “Governance Proposal”:
(A)   through the Redomestication Merger, MCAE shall merge with and into PubCo and MCAE, the Delaware corporation, shall cease to exist and PubCo shall be the surviving corporation and the name of the surviving corporation will be “ETAO International Co., Ltd.”;
(B)   following the Redomestication Merger the authorized shares of the surviving corporation shall change (i) from 30,000,000 shares of MCAE Common Stock to 500,000,000 PubCo Ordinary Shares;
(C)   deleting the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act; and
(D)   deleting the election to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested shareholders.
A copy of PubCo’s Amended and Restated Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex B;
Proposal 4.   Election of Directors of PubCo Proposal — to consider and vote on a proposal to approve PubCo’s Board of Directors (the “PubCo Board”) in regards to the following persons: Wensheng Liu, Biao Dai, Kenneth Liang, Connie Hsu, Andrew MacInnes, and Suying Liu to serve on PubCo’s Board of Directors;
Proposal 5.   The 2022 Employee Stock Option Plan Proposal — to consider and vote on a proposal to approve PubCo’s 2022 Employee Stock Option Plan Proposal (the “2022 Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination (the “2022 Plan Proposal”);
Proposal 6.   The NTA Requirement Amendment Proposal — to amend (the “NTA Requirement Amendment”) the MCAE Charter to expand the methods that MCAE may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission; and
Proposal 7.   The Adjournment Proposal  —  to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposals, the Governance Proposal, the 2022 Plan Proposal or the NTA Requirement Amendment Proposal (the “Adjournment Proposal”).
Q:
What vote is required to approve the Proposals?

A:
Proposal No. 1 — The Redomestication Merger Proposal requires the affirmative vote of the majority of the issued and outstanding MCAE Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. An abstention will have the effect of a vote “AGAINST” Proposal No. 1. Broker non-votes will have no effect on the vote for Proposal No. 1.

Proposal No. 2 — The Acquisition Merger Proposal requires the affirmative vote of the majority of the issued and outstanding MCAE Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. An abstention will have the effect of a vote “AGAINST” Proposal No. 2. Broker non-votes will have no effect on the vote for Proposal No. 2.

Proposal No. 3 — The Governance Proposal is a non-binding advisory proposal and only requires the affirmative vote of the majority of the issued and outstanding MCAE Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. An abstention will have the effect of a vote “AGAINST” Proposal No. 3. Broker non-votes will have no effect on the vote for Proposal No. 3.
Proposal No. 4 — The Election of Directors for PubCo Proposal is a non-binding advisory proposal and only requires the affirmative vote of the majority of the issued and outstanding MCAE Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. An abstention will have the effect of a vote “AGAINST” Proposal No. 4. Broker non-votes will have no effect on the vote for Proposal No. 4.
Proposal No. 5 — The 2022 Employee Stock Option Plan Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote Abstentions will have the effect of a vote “AGAINST” Proposal No. 5. Broker non- votes will have no effect on the vote for Proposal No. 5.
Proposal No. 6 — The NTA Requirement Amendment Proposal requires the affirmative vote of a majority of at least a majority of the Company’s outstanding common stock, including the Founder Shares. Abstentions will have the effect of a vote “AGAINST” Proposal No. 6. Broker non-votes will have no effect on the vote for Proposal No. 6.
Proposal No. 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding MCAE Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal No. 6. Broker-non votes have no effect on the vote for Proposal No. 6.
Q:
Are the proposals conditioned on one another?

A:
Unless the Redomestication Merger and Acquisition Merger Proposal are approved, the Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal and the NTA Requirement Amendment Proposal will not be presented to the shareholders of MCAE at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposals do not receive the requisite votes for approval, then we will not consummate the Business Combination. If MCAE does not consummate the Business Combination and fails to complete an initial business combination by February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter), then MCAE will be required to dissolve and liquidate its Trust Account by returning then remaining funds in such account to its public shareholders.

Q:
What will happen in the Business Combination?

A:
At the Closing, MCAE will merge with and into PubCo with PubCo being the surviving corporation in such merger and (2) ETAO will merge with and into Merger Sub, a subsidiary of PubCo, with ETAO as the surviving corporation in such merger, and, thereafter ETAO shall be a wholly owned subsidiary of PubCo. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by MCAE’s public shareholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes of PubCo. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:
What equity stake will current shareholders of the Company and ETAO Equityholders hold in the Combined Entity after the Closing?

A:
Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 100,000,000 Ordinary Shares of Purchaser (after rounding adjustment) to be issued to the Sellers, such amount calculated using estimated consideration of $1,000,000,000 paid to the Sellers. Upon the completion of the Business Combination, assuming minimum redemption of public shares, Public Shareholders, the Sponsor and other Shareholders, an advisor providing advisory services for Business Combination, and the Sellers will own approximately 2.0%, 1.6%, 2.8% and 93.6% of the outstanding shares of Purchaser, respectively.
If 1,079,358 ordinary shares of MCAE are ultimately redeemed, Public Shareholders, the Sponsor and other Shareholders, an advisor providing advisory services, and the Sellers are expected to own approximately 1.0%, 1.6%, 2.8% and 94.6%, respectively, of the Ordinary Shares and voting power of Purchaser following the closing. As such, MCAE shareholders who do not redeem their ordinary shares of MCAE will experience immediate and material dilution upon closing of the Business Combination.
If 539,679 ordinary shares of MCAE are ultimately redeemed, Public Shareholders, the Sponsor and other Shareholders, an advisor providing advisory services, and the Sellers are expected to own approximately 1.5%, 1.6%, 2.8% and 94.1%, respectively, of the Ordinary Shares and voting power of Purchaser following the closing. As such, MCAE shareholders who do not redeem their ordinary shares of MCAE will experience immediate and material dilution upon closing of the Business Combination.
The following presents the calculation of basic and diluted weighted average shares outstanding assuming three alternative levels of conversion for the six months ended June 30, 2022:
•
Scenario 1 — Assuming minimum redemptions for cash:   This presentation assumes that other than the 3,820,487 shares already redeemed by MCAE shareholders as of November 17, 2022, no other MCAE shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions.

•
Scenario 2 — Assuming redemptions of 1,079,358 ordinary shares of MCAE for cash:   This presentation assumes that MCAE shareholders will exercise their redemption rights with respect to a maximum of 1,079,358 ordinary shares, leaving only 517,348 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of June 30, 2022. The remaining cash not redeemed will be sufficient to cover the transaction costs at closing.

•
Scenario 3 — Assuming redemptions of 539,679 ordinary shares (average of redeemable shares for minimum and maximum scenarios) of MCAE for cash:   This presentation assumes that MCAE shareholders will exercise their redemption rights with respect to of 539,679 ordinary shares, leaving only 1,057,027 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of June 30, 2022.

	Scenario 1 Combined (Assuming Minimum Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)	Scenario 3 Combined (Assuming 50% Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
MCAE public shares	1,596,706	517,348	1,057,027
MCAE public rights to be converted	541,719	541,719	541,719
MCAE private rights to be converted	19,334	19,334	19,334
MCAE shares held by Sponsor and other shareholders	1,633,891	1,633,891	1,633,891
MCAE shares issued for advisory fee	3,000,000	3,000,000	3,000,000
Shares issued to ETAO shareholders in Business Combination	100,000,000	100,000,000	100,000,000
Weighted average shares outstanding	106,791,650	105,712,292	106,251,971
Percent of shares owned by existing public holders of MCAE share (including public rights converted)	2.0%	1.0%	1.5%
Percent of shares owned by the Sponsor and other Shareholders (including private rights converted)	1.6%	1.6%	1.6%
Percent of shares owned by an advisor for Business Combination	2.8%	2.8%	2.8%
Percent of shares owned by existing holders of ETAO share	93.6%	94.6%	94.1%
	100%	100%	100%

The following table illustrates the effective underwriter cash fee on a percentage basis for Public Shares at each redemption level identified below.
(in thousands, except share amounts)	Minimum Redemption	Maximum Redemption	50% Redemption
Unredeemed public shares	1,596,706	517,348	1,057,027
Trust proceeds to Etao	$15,816,046	$5,022,462	$10,419,252
Underwriter Cash Fee	$2,979,457	$2,979,457	$2,979,457
Effective Underwriter Cash Fee (%)	18.5%	56.5%	27.9%
See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q.
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Merger Agreement, including the approval by the shareholders of MCAE of the Redomestication Merger Proposal, the Acquisition Merger Proposal, the Governance Proposal, Election of Directors of PubCo Proposal, the 2022 Plan Proposal and the NTA Requirement Amendment Proposal. The Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal and the NTA Requirement Amendment Proposal is subject to and conditioned on the approval of the Redomestication Merger Proposal and the Acquisition Merger. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Acquisition Merger Proposal — The Merger Agreement.”

Q:
Why is MCAE providing shareholders with the opportunity to vote on the Business Combination?

A:
Under the MCAE Charter, MCAE must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of MCAE’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, MCAE has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, MCAE is seeking to obtain the approval of its shareholders of the Business Combination Proposals in order to allow its public shareholders to effectuate redemptions of their Public Shares in connection with the closing of its Business Combination.

Q:
Are there any arrangements to help ensure that MCAE will have sufficient funds, together with the proceeds in its Trust Account, to fund the Aggregate Purchase Price?

A:
No. MCAE entered into a subscription agreement, dated as of January 26, 2022, with the an investor, pursuant to which, among other things, MCAE agreed to issue and sell, in a private placement to close immediately prior to the Closing, an aggregate of 25,000,000 shares of MCAE common stock for $10 per share for a total of $250,000,000 (the “PIPE Subscription Agreement”). On July 25, 2022, MCAE and the investor terminated the PIPE Subscription Agreement by mutual consent. Accordingly, the PIPE Subscription Agreement is void and of no further force and effect, and all rights and obligations of the parties thereunder have terminated. MCAE and ETAO intend to secure a private placement which is expected to close concurrently with the Closing.

To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions.
Q:
How many votes do I have at the Special Meeting?

A:
MCAE shareholders are entitled to one vote at the Special Meeting for each share of MCAE Common Stock held of record as of December 30, 2022, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were 3,230,597 outstanding shares of MCAE Common Stock.

Q:
What vote is required to approve the proposals presented at the Special Meeting?

A:
The approval of Redomestication Merger Proposal, the Acquisition Merger Proposal, the Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAE Common Stock cast by the shareholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. A MCAE stockholder’s failure to vote by proxy or to vote in person on line at the Special Meeting will not be counted towards the number of shares of MCAE Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Governance Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal.

If the Redomestication Merger Proposal and the Acquisition Merger Proposal are not approved, the Governance Proposal, the Election of Directors of PubCo Proposal the 2022 Plan Proposal and the NTA Requirement Amendment Proposal will not be presented to the MCAE shareholders for a vote.
Q:
What constitutes a quorum at the Special Meeting?

A:
Holders of a majority in voting power of MCAE Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the Special Meeting. As of the Record Date, 1,615,299 shares of MCAE Common Stock would be required to achieve a quorum.

Q:
How will the Sponsor, directors and officers vote?

A:
The Sponsor, as MCAE’s initial stockholder, has agreed to vote its Founder Shares (as well as any Public Shares purchased during or after the MCAE IPO) in favor of the Business Combination. Likewise MCAE’s directors and officers have agreed to vote the shares held by them in favor of the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote their Founder Shares in accordance with the majority of the votes cast by MCAE’s public shareholders.

Q:
What interests do MCAE’s current officers and directors have in the Business Combination?

A:
The Sponsor, members of the Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•
unless MCAE consummates an initial business combination, MCAE’s officers, directors and sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the MCAE IPO and Private Placement not deposited in the Trust Account;

•
with certain limited exceptions, 50% of MCAE’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;

•
the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate;

•
based on the difference in the purchase price of $0.018 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the MCAE IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;
•
the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.018 per share) for its 1,348, 298 Founders Shares and such securities may have a value of $13,482,980 at the time of the Business Combination, because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected;

•
the fact that the Sponsor currently holds 112,086 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,120,860 and which have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected;

•
on June 15, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit;

•
on October 3, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit; and

•
the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination.

These interests may influence MCAE’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.
Q:
What happens if I sell my shares of Common Stock before the Special Meeting?

A:
The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:
What happens if I vote against the Business Combination Proposals?

A:
Pursuant to the MCAE Charter, if the Business Combination Proposals are not approved and MCAE does not otherwise consummate an alternative business combination by November 20, 2022, MCAE will be required to dissolve and liquidate its Trust Account by returning then remaining funds in such account to the public shareholders. On November 17, 2022 MCAE’s shareholders approved an amendment to MCAE’s charter extending the date until which MCAE is required to complete a business combination to February 20, 2023. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by MCAE Acquisition Corp. on November 17, 2022, 3,820,487 shares were tendered for redemption. As of December 30, 2022, the Record Date, there are 3,230,597 shares outstanding and eligible to vote in the Special Meeting.

Q:
Do I have redemption rights?

A:
Pursuant to the MCAE Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with MCAE’s Charter. As of January 12, 2023, based on funds in the Trust Account of approximately $16.4 million, this would have amounted to approximately $10.27 after giving effect to owed but unpaid taxes on the funds in the Trust Account If a holder exercises its redemption rights, then such holder will be exchanging its shares of MCAE Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to MCAE’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of MCAE Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your shares of MCAE Common Stock “FOR” or “AGAINST” the Business Combination Proposals or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must (i) affirmatively vote either “FOR” or “AGAINST” the Business Combination Proposal, (ii) check the box on the enclosed proxy card to elect redemption, and (iii) prior to 5:00 PM, Eastern time, on February 3, 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 20% or more of the shares of MCAE Common Stock included in the Units sold in the MCAE IPO, which we refer to as the “20% threshold.” Accordingly, all Public Shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.
Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is MCAE’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, MCAE does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with MCAE’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to MCAE’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that MCAE’s transfer agent return the shares (physically or electronically). You may make such request by contacting MCAE’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
In the event that a U.S. Holder elects to redeem its MCAE Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the MCAE Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption right. If the redemption qualifies as a sale or exchange of the MCAE Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the MCAE Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the MCAE Common Stock redeemed exceeds one year. However, it is unclear whether the redemption rights with respect to the MCAE Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its MCAE Common Stock for cash.

Q:
Will holders of MCAE Common Stock or MCAE Rights be subject to U.S. federal income tax on the PubCo Ordinary Shares received in the Redomestication Merger?

A:
The Redomestication Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code, and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the exchange of MCAE Common Stock or MCAE Rights for PubCo Ordinary Shares, as applicable, pursuant to the Redomestication Merger. The provisions of the Code that govern reorganizations, however, are complex, and due to the absence of direct guidance on the application of Section 368 to a redomestication of a corporation holding only investment-type assets such as MCAE, the qualification of the Redomestication Merger as a reorganization is not entirely clear. Accordingly, Loeb & Loeb is unable to provide a “will” opinion regarding the qualification of the Redomestication Merger as a “reorganization” within the meaning of Section 368 of the Code, and is instead providing a “should” opinion.

Although U.S. persons generally do not recognize gain or loss on the receipt of stock pursuant to a reorganization under Section 368 of the Code, Section 367(a) of the Code could require U.S. Holders to recognize gain (but not loss) with respect to the Redomestication Merger. However, Section 367(a) of the Code should not apply to the Redomestication Merger in a manner that causes gain recognition to the U.S. Holders, unless the exchange of MCAE securities for PubCo Ordinary Shares is considered to be an indirect stock transfer under the applicable Treasury Regulations. The rules under Section 367(a) and Section 368 of the Code, however, are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations.
If the Redomestication Merger does not qualify as a reorganization for a reason other than the application of Section 367(a) of the Code, then a U.S. Holder that exchanges its MCAE Common Stock or MCAE Rights for PubCo Ordinary Shares under the Redomestication Merger will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the MCAE Common Stock or MCAE Rights exchanged therefor. For a more detailed discussion of certain U.S. federal income tax consequences of the Redomestication Merger, see the section titled “Material U.S. Federal Income Tax Consequences —  Material U.S. Federal Income Tax Consequences of the Redomestication Merger to U.S. Holders” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Redomestication Merger.
Q:
If I am a holder of Rights, can I exercise redemption rights with respect to my Rights?

A:
No. The holders of Rights have no redemption rights with respect to the Rights.

Q:
If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:
No. Holders of outstanding Units must separate the underlying Public Shares and Rights prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares and Rights. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See the question “— How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “— Who can help answer my questions?” below.
If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Q:
Do I have dissenter rights if I object to the proposed Business Combination?

A:
No. There are no dissenter rights available to holders of MCAE Common Stock in connection with the Business Combination.

Q:
Do I have dissenter rights if I object to the proposed Redomestication Merger?

A:
No. There are no dissenter rights available to holders of MCAE Common Stock in connection with the Redomestication Merger.

Q:
Do I have dissenter rights if I object to the proposed Acquisition Merger?

A:
No. There are no dissenter rights available to holders of MCAE Common Stock in connection with the Acquisition Merger.

Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•
Company shareholders who properly exercise their redemption rights;

•
certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by MCAE or ETAO in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•
unpaid franchise and income taxes of MCAE; and

•
for general corporate purposes of the Combined Entity including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Acquisition Merger Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, MCAE is unable to complete the Business Combination or another initial business combination transaction by February 20, 2023, (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter) the MCAE Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the public shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining shareholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law.
MCAE expects that the amount of any distribution its public shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to MCAE’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.
Q:
When is the Business Combination expected to be completed?

A:
The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Acquisition Merger Proposal — Structure of the Business Combination — Conditions to Closing of the Business Combination”; or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either MCAE or ETAO if the Closing has not occurred by February 20, 2023, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Acquisition Merger Proposal.”
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A.
If you are a stockholder of record, you may vote online at the virtual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.
To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.
To vote via the Internet, please go to https://www.cstproxy.com/mcacquisitioniii/2023 and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on February 6, 2023. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the virtual Meeting to vote your shares online.
If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.
If you plan to vote at the virtual Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.
After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. You can pre-register to attend the virtual Meeting starting at 5:00 p.m., Eastern Time, on February 2, 2023.
You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.
Q.
How may I participate in the virtual Meeting?

A.
If you are a stockholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

You can pre-register to attend the virtual Meeting starting at 5:00 p.m., Eastern Time, on February 2, 2023. Go to https://www.cstproxy.com/mcacquisitioniii/2023 enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote. At the start of the Meeting you will need to re-log into https://www.cstproxy.com/mcacquisitioniii/2023 using your control number.
If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

Q:
Who can help answer any other questions I might have about the virtual Meeting?

A.
If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MCAE’s proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
You may also obtain additional information about MCAE from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Each of the Proposals to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals.
Broker non-votes will count as a vote “AGAINST” all of the Proposals.
Q:
What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, MCAE will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposals, the Governance Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals. Additionally, if you abstain from voting or fail to vote at the Special Meeting, you will not be able to exercise your redemption rights (as described above).

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by MCAE without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting. If you fail to indicate how you vote, you will not be able to exercise your redemption rights.

Q:
If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

In order to exercise your redemption rights, you must affirmatively vote either “FOR” or “AGAINST” the Business Combination Proposals. See the question “— How do I exercise my redemption rights” above.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. MCAE believes the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to MCAE’s secretary at the address listed below so that it is received by MCAE’s secretary prior to the Special Meeting or attend the Special Meeting in person on line and vote. You also may revoke your proxy by sending a notice of revocation to MCAE’s secretary, which must be received by MCAE’s secretary prior to the Special Meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
MCAE will pay the cost of soliciting proxies for the Special Meeting. MCAE has engaged Advantage Proxy, to assist in the solicitation of proxies for the Special Meeting. MCAE has agreed to pay Advantage Proxy a fee of $7,500, plus disbursements. MCAE will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. MCAE will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of MCAE Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the MCAE Common Stock and in obtaining voting instructions from those owners. MCAE’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

If you have any questions concerning the virtual Meeting (including accessing the meeting by virtual means) or need help voting your shares of the Company’s Common Stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.
The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at
You may also contact our proxy solicitor at:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

To obtain timely delivery, MCAE shareholders must request the materials no later than five (5) business days prior to the Special Meeting.
You may also obtain additional information about MCAE from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to MCAE’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights” above. If you have questions regarding the certification of your position or delivery of your stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “Combined Entity” refer to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
Unless otherwise specified, all share calculations assume no exercise of redemption rights by the MCAE’s public shareholders and do not include any shares of MCAE Common Stock issuable upon the exercise of the Rights.
Overview
ETAO is a holding company incorporated in the Cayman Islands with no material operations. As a holding company with no material operations of its own, ETAO conducts substantially all of the operations through the VIEs, which have entered into a series of the VIE Agreements with the WFOEs, indirect subsidiaries of ETAO. For accounting purposes, ETAO is the primary beneficiary of the Consolidating VIEs’ business operations through the VIE Agreements, which enables ETAO to consolidate the financial results in our consolidated financial statements under U.S. GAAP for the Consolidating VIEs and one VIE in which ETAO does not own an interest and whose financial statements will not be consolidated with the financial statements of ETAO. We have evaluated the guidance in Financial Accounting Standards Board Accounting Standards Codification 810 and determined that we are regarded as the primary beneficiary of the VIEs for accounting purposes, as a result of our direct ownership in the WFOEs and the provisions of the VIE Agreements. “Prospectus Summary- The VIE Agreements.” Our shares offered in this prospectus are shares of PubCo our holding company incorporated in Cayman Islands, not the shares of the VIE.

The following diagram illustrates the post-business combination corporate structure of the material corporate entities listed herein:(1)

(1)
The diagram above does not include the subsidiaries of the VIEs. The percentages via dotted lines correspond to the contractual interest that ETAO, through WFOE and DILE, have in the respective VIEs. See the section labeled “Parties to the Business Combination” for more information on each percentage listed in the diagram above and VIE contractual arrangements.

(2)
Aaliance Insurance Brokers Co., Ltd.’s shareholders: Ping Wang holding 37.00%, Lei Chen holding 27.00%, Shandong Taipu Investment Limited Liability Partnership holding 17.00%, Liwen Wang holding 9.50%, and Sichuan Ruitao Technology Co., Ltd. holding 9.50%.

(3)
Baihui (Beijing) Biotech Co., Ltd.’s shareholders: Junsheng Cui holding 54.68%, Jianfeng Liu holding 10.97%, Shoubiao Wu holding 10.25%, Jingman Liu holding 9.09%, Shanxi Baihui Economic and Trade Co., Ltd. holding 9.00%, Qian Wang holding 5.00%, and Xiaoguang Fei holding 1.00%.

(4)
Chain Workshop (Beijing) Co., Ltd.’s shareholders: Yuntao Cai holds 32.64%, Shenzhen Singularity Future Venture Capital Partnership (Limited Partnership) holds 24.00%, Zhongqi Gaoda (Beijing) Investment Fund Management Co., Ltd. holds 23.07%, Guoyi Qiankun (Beijing) Technology Co., Ltd. holding 10.40%, and Zhongqigang (Beijing) Capital Management Co., Ltd. holding 9.89%.

(5)
Changxing Zhizhou Hospital Co., Ltd.’s shareholders: Hongming Yang holding 100%.

(6)
Beijing Dnurse Technology Co., Ltd.’s shareholders: Chengzhi Li holds 31.78%, Sannuo Health Industry Investment Co., Ltd. holding 20.00%, Xiamen Siyuan Investment Management Co., Ltd. holds 11.63%, Sinocare Inc. holds 10.02%, Zhihua Zheng holding 6.81%, Beijing Innovation Works Investment Center(L.P.) holds 6.81%, Beijing Hengbao Jinyuan Investment Management Co., Ltd. holds 6.14%, and Jiebo Liu holds 4.54%, Xiang Li holding 2.27%.

(7)
Zhichao Medical Technology (Hunan) Co., Ltd.’s shareholders: Changsha Weihong Enterprise Management Enterprise (Limited Partnership) holding 41.91%, Changsha Xinshan Enterprise Management Enterprise (Limited Partnership) holding 33.15%, Changsha Kangnaier Consulting Management Partnership (Limited Partnership) holding 10.06%, Changsha Renzhe Airen Enterprise Management Partnership (Limited Partnership) holding 9.46%, Zhongqi Huashang Nanjing Equity Investment Fund Center (Limited Partnership) holding 3.00%, and Genetalks of Biological Technology (Beijing) Co., Ltd. holding 2.43%.

(8)
Tianlun (Giuyang) Buyun Buyu Hospital Co., Ltd.’s shareholders: Zheqi Chen holding 80% and Xinjiang You holding 20%.

(9)
Kang Ning (Heng Yang) Healthcare Management Co., Ltd.’s shareholders: Tianming Zhao holding 80% and Ziman Yue holding 20%.

(10)
Civil Hospital (Mengzhou City) Co., Ltd.’s shareholders: Mengzhou Yongcheng Health Food Sales Co., Ltd. holding 100%.

(11)
Qianhu Medical Management (Jiangxi) Co., Ltd.’s shareholders: Haibo Hu holding 80%, Xuelei Wang holding 10%, and Guizhen Zuo holding 10%.

(12)
Hangzhou Six Dimension Dental Medical Technology Co. Ltd.’s shareholders: Xiaodong Wang holding 39.80%, Jia You holding 29.00%, Hangzhou Hongyu Enterprise Management Consulting Partnership (Limited Partnership) holding 20%, and Hangzhou Qingshi Enterprise Management Consulting Partnership (limited Partnership) holding 11.20%.

(13)
Changsha Zhenghe Orthopedics Hospital Co., Ltd.’s shareholders: Hunan Zhenghe Hospital Asset Management Co., Ltd. holding 65%, Wei Hu holding 16.1%, Bo Yu holding 13%, Deju Wei holding 4.9%, and Longwu Wen holding 1%.

Contractual Arrangements Between the VIEs And WFOEs
Etao Healthcare and DILE, the two WFOEs of ETAO, have entered into the following contractual arrangements with the eleven Consolidating VIEs and their shareholders, that enable the Company to (i) have power to direct the activities that most significantly affect the performance of these Consolidating VIEs and their subsidiaries, and (ii) receive the benefits of such VIEs and their subsidiaries that could be significant to the Consolidating VIEs and its subsidiaries. The WFOEs are fully and exclusively responsible for the management of the Consolidating VIEs and its subsidiaries, absorbs all risk of losses of such VIEs and their subsidiaries and has the exclusive right to exercise all voting rights of the VIEs’ shareholders. Therefore, Etao is considered as the ultimate primary beneficiary of these eleven Consolidating VIEs and their subsidiaries and has consolidated these Consolidating VIEs and their subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements under U.S. GAAP. Upon consummation of the Business Combination, the Combined beneficiary of the Consolidating VIEs for accounting purposes. However, none of the VIE Agreements have been tested in a court of law.
Exclusive Business Cooperation Agreement
Etao Healthcare and DILE have entered into an Exclusive Business Cooperation Agreement with each of the eleven Consolidating VIEs , pursuant to which the WFOEs have the exclusive right to provide the 11 VIEs with technical services, management consulting and operational support in return for certain fees typically calculated to shift from 51% to 100% (the fees between DILE and Dnurse shall be confirmed by both parties)of the Consolidating VIEs’ operating profits to the WFOEs, and the operating profits shall consist of the VIEs’ total consolidated profit, after deduction of any accumulated deficit in the preceding financial year(s), working capital, expenses, taxes and other statutory contributions. Without the WFOE’s prior written consent, VIEs may not accept any services subject to this agreement from any third party. The

WFOEs will have the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement. This Agreement may be terminated (i) with the corresponding WFOE’s written consent, (ii) or when a consolidating VIE goes bankrupt or is liquidated in accordance with the applicable laws.
Exclusive Option Agreement
The Exclusive Option Agreement is entered into by and among the WFOEs and the VIEs. Pursuant to the Exclusive Option Agreement, certain Registered Shareholders irrevocably granted the WFOEs or any third party designated by the WFOEs an option to purchase all or part of their equity interests as agreed in Exclusive Business Cooperation Agreement (collectively, Granted Equity Interests) in VIEs and their subsidiaries at any time at a price determined at the WFOE’s discretion (the price between DILE and Dnurse is RMB 10 ) or in accordance with the applicable laws.
Without the WFOE’s prior written consent, VIEs and their shareholders agreed not to, among other things: (i) amend the articles of association of the VIES; (ii) increase or decrease the registered capital of the VIEs; (iii) change VIEs’ business activities; (iv) alter VIEs’ capital structure; (v) sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of VIEs’ assets, business, or revenue; (vi) incur, assume or guarantee any debts, except for debts incurred in the ordinary course of business; (vii) enter into any material contract, except for contracts entered in the ordinary course of business; (viii) merge or consolidate with any third party or acquire or invest in any third party. Registered Shareholders have further covenanted, among other things, that not to distribute dividends without the WFOE’s prior written consent. This Agreement will continue with full force and effect until the date when the Granted Equity Interests held by Registered Shareholders have been transferred to the WFOEs or any third party designated by the WFOEs.
Power of Attorney
Certain shareholders of the VIEs, executed Power of Attorney to irrevocably authorize the WFOEs or any person(s) designated by the WFOEs to act as its attorney-in-fact to exercise all of its rights as a shareholder of the VIEs, including, but not limited to, the right to receive all notices regarding the shareholders’ meetings, vote, make decisions and sign relevant documents as a shareholder. This agreement is effective and irrevocable until all shareholder’s equity interest in the VIEs has been transferred to these VIEs or the person(s) designated by the WFOEs.
Equity Pledge Agreement
Under the Equity Interest Pledge Agreement signed by and among the WFOEs and certain shareholders of the VIEs, the particular shareholders of these VIEs have agreed to pledge equity interest in the VIEs as defined in the Exclusive Business Cooperation Agreement to the WFOEs to guarantee the performance obligations of the VIEs under the Exclusive Service Agreement and the Exclusive Option Agreement. If any of VIEs or its Registered Shareholders breach their contractual obligations under these agreements, the WFOE, as pledgee, will have the right to exercise the Pledge. The Registered Shareholders also agreed that, without prior written consent of the WFOEs, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests.
Spousal Consent Letter
The spouses of certain shareholders of the VIEs have each signed Spousal Consent Letters. Under the Spousal Consent Letter, the signing spouse unconditionally and irrevocably has agreed to: (i) the execution by his or her spouse of the above-mentioned Exclusive Business Cooperation Agreement, Exclusive
Option Agreement, Power of Attorney and Equity Pledge Agreement, (ii) waive any right or benefits on Granted Equity Interests and assets in accordance with applicable laws, and confirm that he or she will not have any claim on such equity interests and assets; (iii) and he or she has not and does not intend to participate in the operation and management or other voting matters of the VIEs. In addition, in the event that the spouse obtains any equity interest in the VIEs held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse.

For more detailed information on each contract relating to each VIE, please see the section labeled “Information About ETAO” starting on page 186.
Summary of challenges and risks involved in the VIE Arrangements and enforcing the VIE Agreements
Because the Company does not hold equity interests in the Consolidating VIEs, the Company is subject to risks due to the uncertainty of the interpretation and application of the PRC laws and regulations, including but not limited to regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangement with the Consolidating VIEs. The Company is also subject to the risks of the uncertainty that the PRC government could disallow the VIE structure, which would likely result in a material change in the Company’s operations, or a complete hindrance of the Company’s ability to offer or continue to offer our securities to investors, and the value of the Company’s securities may depreciate significantly. The VIE Arrangements are less effective than direct ownership due to the inherent risks of the VIE structure and that the Company may have difficulty in enforcing any rights the Company may have under the VIE Agreements with any of the Consolidating VIEs, its founders and shareholders in the PRC because all of the VIE Agreements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, where the legal environment is uncertain and not as developed as in the United States, and where the Chinese government has significant oversight and discretion over the conduct of the Consolidating VIE’s business and may intervene or influence the Consolidating VIE’s operations at any time with little advance notice, which could result in a material change in the Company’s operations and/or the value of the Company’s shares. Furthermore, these VIE Agreements may not be enforceable in China if the PRC authorities or courts take a view that such VIE Agreements contravene with the PRC laws and regulations or are otherwise not enforceable for public policy reasons. None of the VIE Agreements have been tested in a court of law. ETAO may have to incur substantial costs and expend additional resources to enforce such arrangements. Also, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any record holder of equity interest in VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed of pursuant to the contractual arrangement or ownership by the record holder of the equity interest. In the event the Company is unable to enforce these VIE Agreements, or if the Company suffers significant time delays or other obstacles in the process of enforcing these contractual arrangements, the Company may not be able to exert effective control over the Consolidating VIEs and the Company’s ability to conduct its business may be materially and adversely affected. See “Risk Factors — Risks Related to ETAO’s Corporate Structure”, and “Risk Factors — Risks Related to Doing Business in China”. ETAO relies on contractual arrangements with the VIEs and their shareholders for a large portion of ETAO’s business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIEs or their shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on ETAO’s business. See “Risk Factors — Risks Related to ETAO’s Corporate Structure”.
Permissions and Approvals required from the Chinese Authorities
Jingtian & Gongcheng, ETAO’s PRC counsel, has advised that (i) since the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies issued by CSRC is still in draft form and has not become effective, ETAO, ETAO’s subsidiaries and the VIEs are not required to obtain permissions from CSRC to operate the current business and list overseas, (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly classifies indirect listing through contractual arrangements like ETAO are required to obtain approvals from PRC authorities, except for the cybersecurity review under the Cybersecurity Review Measures. The eleven Consolidating VIEs and Changsha Zhenghe were not subject to cybersecurity review under the Cybersecurity Review Measures, because ETAO Healthcare has obtained the official confirmation from Cybersecurity Review Office that the Listing is not subject to cybersecurity review. Therefore, ETAO, ETAO’s subsidiaries and the VIEs are not required to submit applications for the approval the CSRC or other equivalent PRC government authorities according to currently effective PRC laws, regulations and rules at this stage, but there is no guarantee that the Chinese authorities will not change their policy in the future. And we cannot assure you that ETAO, ETAO’s subsidiaries and the VIEs can fully or timely comply with such laws. If ETAO’s PRC subsidiaries and the VIEs (i) do not receive or maintain required permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and our PRC subsidiaries or the VIEs are required to obtain such permissions or approvals in the future, we could be subject to fines, legal sanctions or an order to suspend the VIEs’ operations, which may materially and adversely affect the business, financial condition and results of operations of us and the VIEs. For risks relating to licenses and approvals required for the operations of us and the VIEs in China, see “Risks Related to our Corporate Structure”. And we cannot assure you that ETAO, ETAO’s subsidiaries and the VIEs can fully or timely comply with such laws. If it is determined that the approval of CSRC or other PRC government authorities is required for this offering, or if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, and we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining approvals from the CSRC or other PRC regulatory agencies for this offering. These regulatory authorities may impose fines and penalties on the operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, reputation, financial condition, results of operations, prospects. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering.
Dividend Distribution
The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. We currently have not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between ETAO, the WFOEs, the VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. To the extent our cash in the business is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC unless by complying with certain procedural requirements. The majority of our and the VIEs’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any.
Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of the PRC Subsidiaries, specifically in China, may be used to pay dividends. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, ETAO needs to obtain SAFE approval to use cash generated from the operations of the Subsidiaries and VIEs to pay off their respective debt owed to entities outside China, or to make other capital expenditure payments outside China. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future, and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. Furthermore, if ETAO determines to pay dividends to its investors out of China in the future, as a holding company, it will be dependent on receipt of funds from its subsidiaries, and ETAO Hong Kong will rely on payments made from the ETAO Healthcare which receives funds from VIEs pursuant to the VIE Agreements. As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between ETAO, any of the PRC Subsidiaries, and the VIEs. If the foreign exchange control system prevents ETAO from obtaining sufficient foreign currencies to satisfy its foreign currency demands, ETAO may not be able to pay dividends in foreign currencies to its shareholders. Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders”.

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the PRC Subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC Subsidiaries and the VIEs are restricted to transfer a portion of their net assets to ETAO either in the form of dividends, loans or advances. Even though ETAO currently does not require any such dividends, loans or advances from the PRC subsidiaries and the VIEs for working capital and other funding purposes, ETAO may in the future require additional cash resources from the Subsidiaries and the VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the ETAO’s shareholders.
Cash is transferred among the ETAO, ETAO Healthcare, and the VIEs in the following manners: (i) funds are transferred to ETAO Healthcare from ETAO as needed through our BVI and/or Hong Kong subsidiaries in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by the VIEs to ETAO Healthcare, as service fees according to the VIE agreements; (iii) dividends or other distributions may be paid by ETAO Healthcare to ETAO through ETAO Global and ETAO Hong Kong; and (iv) the ETAO Healthcare and the VIEs, lend to and borrow from each other from time to time for business operation purpose. As of the date of this prospectus, we have no intention to distribute earnings or settle amounts owed under the VIE agreements, and there were no cash flows between ETAO and the ETAO Healthcare, and ETAO has not paid any dividends or made any distributions to its shareholders either. For more details, see “SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ETAO” and “Summary of challenges and risks involved in the VIE Arrangements and enforcing the VIE Agreements”. For further details, see “Risk Factors — Risks Related to Doing Business In China — Governmental control of currency conversion and the ability to transfer cash may limit ETAO’s ability to utilize ETAO’s net revenue effectively and affect the value of your investment”.
Parties to the Business Combination
Mountain Crest Acquisition Corp. III (“MCAE”)
MCAE is a Delaware corporation formed on March 2, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region our target operates in, it is our intention to pursue prospective targets that are in North America.
On May 20, 2021, MCAE consummated the initial public offering (“IPO”) of 5,000,000 Units, generating gross proceeds of $50,000,000. Simultaneously with the closing of our IPO, MCAE consummated the sale of 185,000 Private Units in a private placement to our Sponsor, generating gross proceeds of $1,850,000.
After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Units, a total of $54,171,930 was deposited into the Trust Account, and the remaining $593,730 the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of January 12, 2023, MCAE had cash of $131,140.74 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of January 12, 2023, there was $16.4 million held in the Trust Account, after giving effect to owed but unpaid taxes on the funds in the Trust Account.
In accordance with MCAE’s Charter, the amounts held in the Trust Account may only be used by MCAE upon the consummation of a business combination, except that there can be released to MCAE, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and MCAE’s liquidation. MCAE executed the Merger Agreement on January 27, 2022 and it must liquidate unless a business combination is consummated by November 20, 2022 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter). On November 17, 2022 MCAE’s shareholders approved an amendment to MCAE’s charter extending the date until which MCAE is required to complete a business combination to February 20, 2023. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by MCAE Acquisition Corp. on November 17, 2022, 3,820,487 shares were tendered for redemption. As of December 30, 2022, the Record Date, there are 3,230,597 shares outstanding and eligible to vote in the Special Meeting to be held on February 7, 2023.
MCAE’s Common Stock, Rights and Units are currently listed on the Nasdaq Capital Market under the symbols “MCAE,” “MCAER” and “MCAEU,” respectively. The Units commenced trading on the Nasdaq Stock Market on May 20, 2021, and the Common Stock and Rights commenced separate trading from the Units on June 17, 2021.
The Private Units sold in the private placement consist of one share of common stock and one right to receive 1/10th of one ordinary share of the Surviving Company upon the consummation of the business combination. The private rights are identical to the public rights underlying the Units sold to the investors in the IPO. Holders of private rights and public rights cannot retain the private rights or public rights after the Closing of the business combination as they will convert to ordinary shares following the business combination.
The mailing address of our principal executive office is 311 West 43rd Street, 12th Floor, New York, NY 10036. Our telephone number is (646) 493-6558.
PubCo
ETAO International Co., Ltd. (“PubCo”) is a Cayman Islands exempted company that is wholly owned by MCAE. PubCo was formed to facilitate the two-step business combination transaction between MCAE and ETAO. As the first step of the business combination transaction, MCAE will merge with and into PubCo, with PubCo surviving as the surviving corporation in such merger, thereby consummating a change in MCAE’s domicile from a Delaware corporation to a Cayman Islands exempted company (the “Redomestication Merger”).
Merger Sub
ETAO Merger Sub, Inc. (“Merger Sub”) is a Cayman Islands exempted company that is wholly owned by PubCo. Merger Sub was formed to facilitate the two-step business combination transaction between MCAE and ETAO. As the second step of the business combination transaction, ETAO will merge with and into Merger Sub, with ETAO surviving as the surviving corporation in such merger, thereby consummating PubCo’s acquisition, through its Merger Sub subsidiary, of the Company (the “Acquisition Merger”)
ETAO
ETAO International Group (“ETAO”) is a digital healthcare group providing high quality medical care and cutting-edge biomedical technologies to patients in China. ETAO manages and combines the expertise of the twelve VIEs to service their patients’ needs for urgent and elective medical care and health and life insurance products. Eleven VIEs whose financial statements are consolidated with the financial statements of ETAO and one VIE in which ETAO does not own an interest and whose financial statements will not consolidated with the financial statements of ETAO. ETAO is currently developing a healthcare ecosystem trying to leverage a technology platform that would allow it to extend the reach of traditional healthcare services beyond the hospital walls in large cities in China to patients in modern clinical facilities in distant communities and even in their homes all over the world. ETAO aims at constructing its fully integrated online-and-offline ecosystem to deliver quality medical services to Chinese patients via telemedicine and other remote communication technologies and envisions that its ecosystem will be supported by a network of bilingual (English and Chinese) and highly trained international medical specialists. For more information regarding the VIE structure, please see the section labeled “Business”.
ETAO is designing the ecosystem to consist of full-service hospitals, specialized clinics, artificial intelligence/big data diagnosis and medical analysis services, biotechnology companies and an insurance agency company, and possibly much more so that the patient can easily receive medical assistance and healthcare within ETAO’s ecosystem. To integrate the functions of the eleven VIEs under the umbrella of

ETAO’s ecosystem, the ecosystem is subject to immense processes, communication network establishment, internal controls and procedures, and additional funding in order to undergo a successful initiation in mainland China. ETAO believes this ecosystem will bestow synergistic advantages and allow for opportunistic bolt-on acquisitions strategically positioned in China’s fastest growing healthcare segments.1 (see below for a description of each VIE).
Dental Industry
Hangzhou Six Dimension Dental Medical Technology Co. Ltd.
Hangzhou Six Dimension Dental Medical Technology Co. Ltd. (“6D Dental”) was incorporated on August 30, 2010 in the PRC, with its main location in Hangzhou and other locations of Nanning and Quzhou. Geared towards the dental industry, 6D Dental is a high-tech enterprise that provides digital technical support for dental implant surgery. It includes a digital dental implant technology platform, dental clinics and digital dental implant education and training. 6D Dental’s main goal is to allow digital technology to help dentists achieve safe, accurate and fast implant surgeries. Client fees are the main source of revenue for 6D Dental. ETAO has a 51% VIE contractual interest in 6D Dental.
High-Tech Drug Development/Telemedicine
Baihui (Beijing) Biotech Co., Ltd.
Baihui (Beijing) Biotech Co., Ltd. (“Biohelix”) was established on January 22, 2014 in the PRC, with its main and only location in Beijing. Biohelxix is involved in technology innovation. As part of the biotechnology industry, Biohelix conducts drug development starting at the research stage all through the clinical trial stage of a particular drug. Biohelix’s drugs are geared towards a variety of fields such as lung cancer, breast cancer, leukemia, type 2 diabetes, alopecia (baldness), etc. Biohelix’s main source of revenue is gathered from the sale of raw material compounds utilized for Leukemia research and the commercialization of drugs once approval is provided by the China FDA. ETAO has a 55% VIE contractual interest in Biohelix.
Beijing DNurse Technology Co., Ltd.
Beijing DNurse Technology Co., Ltd. (“DNurse”) was incorporated on July 30, 2013 in the PRC, with its main location in Beijing and a branch office in the Hubei province. DNurse is a mobile Internet company focusing on diabetes management technologies. DNurse holds certain APP, device, service model, an intelligent decision support system based on big data, and is committed to providing professional self-management tools for diabetic patients, helping patients improve their self-management ability and management willingness, improving patient’s blood glucose compliance rate and quality of life. DNurse’s model relies on intelligent medical equipment, application software, health services and IDSS. DNurse is committed to using intelligent medical equipment and mobile Internet technology to help diabetics access simple and convenient blood glucose monitoring, data storage, data analysis sharing and remote consultation, lifestyle habit information, drug reminders, and doctor-patient and patient socialization. DNurse provides the use of mobile internet, social, and entertainment concepts and tools to help diabetics change their life habits.
Simultaneously, through big data technology and massive monitoring data, DNurse is committed to providing a medical database with important medical reference value for the prevention, diagnosis and treatment of diabetes, helping medical institutions and insurance companies reduce the cost of controlling complications and achieving low-cost and efficient increase in medical resources. Users can manually input blood glucose data and other health data, or automatically transmit blood glucose data to the APP through their own connectable blood glucose meter, which is convenient for their self-management of their living habits. All data on the APP are from users with data privacy protections, which complies with Dnurse’s User Agreement and Dnurse Privacy Policy. Dnurse's revenue does not come directly from user data and services generated by user health data. ETAO holds 67.39% in DNurse Investment Co., Ltd. which in turn holds a 100% VIE contractual interest in DNurse via acquiring DNurse’s controller outside the mainland China.

Zhichao Medical Technology (Hunan) Co., Ltd.
Zhichao Medical Technology (Hunan) Co., Ltd. (“DTalks”) was incorporated on August 17, 2017 in the PRC, with its main and only location in Changsha, Hunan province. DTalks takes artificial intelligence or AI medical technology as its core strength, around medical big data using artificial intelligence to create CDSS clinical medical diagnosis auxiliary decision-making ecological platform system. DTalks was founded by a team of clinical medicine and big data research scientists, who are committed to building an innovative AI medical industry ecological platform that empowers various medical and health institutions, and aim to create a world-leading intelligent hospital and medical big data + AI+ Supercomputing composite industry operating economy. DTalks has outstanding research achievements in the fields of medical big data, supercomputing, and artificial intelligence. DTalks has developed and holds the “Big Superman CDSS Clinical Diagnosis and Decision System.” Such is composed of a special algorithm set developed by super computing power of Tianhe Supercomputing, massive medical big data, an automatic question and answering system based on the two models of symptomatic medicine and empirical medicine, and machine learning optimization system based on user feedback. With the purpose of strengthening medical decision-making and prescription accuracy, and improving the efficiency and quality of medical services, the Big Superman CDSS Clinical Diagnosis and Decision System can support doctors in carrying out a full range of intelligent diagnosis and treatment from three stages: pre-diagnosis, diagnosis and post-diagnosis, provide multi-dimensional big data accurate analysis for health management, provide data support for disease prevention and chronic disease management, and empower various medical and health institutions and thousands of households with AI medical and health solutions, equipment, analysis and diagnosis management cloud computing services. The medical and health data of DTalks mainly come from papers, databases, and data sources that are open and shared internationally in China and other countries including electronic medical records, medical imaging, drugs, health, pension and other data. There is also medical and health data that DTalks uses with authorization from health care facilities, hospitals, physical examination centers, and individuals. The DTalks system applies artificial intelligence technology to the medical and health field, combining three key technologies of big data, supercomputing, and artificial intelligence, and two models of evidence-based medicine and empirical medicine. While doctors see patients, doctors directly input information into the system based on his or her visit with the patient. Subsequently, the system transmits the latest medical and health data back to the artificial intelligence model for machine processing, which significantly improves clinical diagnosis and health management. It effectively solves the three key challenges of "big data, computing power and algorithms" in the field of medical and health care. Moreover, it reduces the time and expense of medical institutions, doctors, and patients, and makes a useful supplement to the national health system. As a further result, fees from such medical diagnoses will drive DTalk’s revenue. DTalk's revenue does not come directly from user data and services generated by user health data. ETAO has a 51% VIE contractual interest in DTalks.
Hospitals/Healthcare Facilities
Chain Workshop (Beijing) Co., Ltd.
Chain Workshop (Beijing) Co., Ltd. (“Chainworks”) was established on August 27, 2003 in the PRC. Chainworks has its main locations in Beijing, and other ancillary locations in Nanjing (Jiangsu — for online hospital) and Zhengzhou (Henan — for clinics serving rural areas).
Chainworks is a leading digital medical service provider in the combined field of the Internet and the medical field (artificial intelligence, big data, cloud computing, blockchain, etc.). Guided by industry applications and customer needs, the company has taken on the responsibility of building future smart medical care, and participates in and promotes the development of digitization and intelligence of information in the medical field. Chainworks current core businesses include: Internet hospitals, cloud pharmacies, AI diagnosis, chronic disease management, and online doctors. In the future, the company will continue to focus on the research and technological innovation of the digital medical internet industry, and is determined to become a well-known brand in the global smart medical field. Chainwork’s medical diagnosis’s, Internet hospitals, and cloud pharmacies are where it drives a large portion of its revenue. ETAO has a 100% VIE contractual interest in Chainworks.

Changxing Zhizhou Hospital Co., Ltd.
Changxing Zhizhou Hospital Co., Ltd. (“Changxing”) was established on March 5, 2019 in the PRC, with its main and only location in Huzhou. As a general hospital, Changxing conducts a wide array of activities such as the development of cardiovascular medicine, respiratory medicine, gastroenterology, geriatrics, neurology, nephrology (hemodialysis), immuno-rheumatology; trauma surgery, general surgery (minimally invasive), orthopedics, urology, brain surgery, gynecology, ophthalmology, otorhinolaryngology, stomatology, emergency medicine, critical care medicine, and traditional Chinese medicine (TCM). Revenue of Changxing is derived from client fees and government reimbursement for basic insurance. ETAO has a 51% VIE contractual interest in Changxing.
Tianlun (Giuyang) Buyun Buyu Hospital Co., Ltd.
Tianlun (Giuyang) Buyun Buyu Hospital Co., Ltd. (“Guiyang”) was incorporated on March 29, 2021 in the PRC, with its main and only location in Guiyang. As a specialty fertility hospital, Guiyang concentrates, through its main clinical departments, on internal medicine, surgery, obstetrics and gynecology, gynecology, reproductive health and infertility, emergency medicine, anesthesiology, medical laboratory, medical imaging, X-ray diagnosis, ultrasound diagnosis, Chinese medicine, preventive health care, women’s health care, etc. Client fees are the main source of revenue for Guiyang. ETAO has a 51% VIE contractual interest in Guiyang.
Kang Ning (Heng Yang) Healthcare Management Co., Ltd.
Kang Ning (Heng Yang) Healthcare Management Co., Ltd. (“Kangning”) was incorporated on April 28, 2015 in the PRC, with its main and only location in Hengyang. Kangning holds a specialty clinic for physical check-ups. The physical checkups include internal medicine, surgery, ophthalmology, ophthalmology, gastric function, liver function, ECG, ultrasound, transcranial Doppler, liver ultrasound, infrared thermography, DR, CT, MRI, gastroenteroscopy, capsule gastroscopy, body composition, mental stress analysis, arteriosclerosis, and genetic testing. Client fees are the main source of revenue for Kangning. ETAO has a 51% VIE contractual interest in Kangning.
Civil Hospital (Mengzhou City) Co., Ltd.
Civil Hospital (Mengzhou City) Co., Ltd. (“Mengzhou”) was established on May 11, 2018 in the PRC, with its main and only location in Mengzhou City. As a general hospital, Mengzhou is well equipped with various specialties and has more than 30 clinical medical and technical departments, such as orthopedic surgery, general surgery, neurosurgery, neurology, urology, microsurgery, quinturology, obstetrics and gynecology, internal medicine, cardiovascular medicine, pediatrics, oncology, rehabilitation, geriatrics and other disciplines. Revenue of Mengzhou is derived from client fees and government reimbursement for basic insurance. ETAO has a 51% VIE contractual interest in Mengzhou.
Qianhu Medical Management (Jiangxi) Co., Ltd.
Qianhu Medical Management (Jiangxi) Co., Ltd. (“Qianhu”) was incorporated on July 1, 2019 in the PRC, and has its main location in Nanchang. Qianhu manages the clinics that it holds equity interests in. Client fees are the main source of revenue for the clinics Qianhu managed. ETAO has a 51% VIE contractual interest in Qianhu.
Insurance Agency
Aaliance Insurance Brokerage Co., Ltd.
Aaliance Insurance Brokerage Co., Ltd. (“Aaliance”) was established on July 14, 2010 in the PRC. Aaliance’s operations are geared towards insurance brokerage services, particularly in the property, health, and life insurance fields. Aaliance has its headquarters in Shanghai and is located in 23 different cities and provinces, including Shandong, Beijing, Jiangsu, Zhejiang, Anhui, Henan, Fujian, Liaoning, Jilin, Heilongjiang, Yunnan, Qingdao, Suzhou and Ningbo. Based off its insurance brokerage services, Aaliance’s main source of revenue is from its insurance premiums. ETAO has an 85% VIE contractual interest in Aaliance.

The VIE Agreement with the Non-Consolidated VIE
Changsha Zhenghe Orthopaedics Hospital Co., Ltd.
Changsha Zhenghe Orthopaedics Hospital Co., Ltd. (“Changsha Zhenghe”) was established on February 24, 2010 in the PRC, with its main location in Changsha. As a specialty hospital narrowed in on orthopedics and rehabilitation, Changsha Zhenghe deals with preventive health care, emergency medicine, internal medicine, surgery, orthopedics, pain, rehabilitation medicine, Chinese medicine, and combined Chinese and Western medicine. Revenue of Changsha Zhenghe is derived from client fees and government reimbursement for basic insurance. ETAO has a 41% VIE contractual interest in Changsha Zhenghe.
Changsha Zhenghe is not included in the consolidated financial statements because ETAO does not have a controlling interest.
For more information about ETAO, see “Information About ETAO” and “ETAO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The VIE Structure and Arrangements
ETAO conducts substantial operations in the PRC, primarily in the following areas: tele-medicine platforms, insurance brokerage, biotechnology research and development, and healthcare services. The following sections shall summarize each VIE’s business and the VIE agreements by and among ETAO, each VIE and each VIE’s shareholders.
Neither we nor the Subsidiaries own any equity interest in the VIEs. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual arrangements. For accounting purposes, ETAO is the primary beneficiary of eleven of the VIE’s business operations through the VIE Agreements, which enables ETAO to consolidate the financial results in our consolidated financial statements under U.S. GAAP for eleven of the VIEs whose financial statements are consolidated with the financial statements of ETAO and one VIE in which ETAO does not own an interest and whose financial statements will not consolidated with the financial statements of ETAO. The VIE Agreements are designed to provide the WFOEs with the power, rights and obligations equivalent in all material respects to those it would possess as a controlling equity holder of the VIEs, including majority rights and the rights to the assets, property and revenue of the VIEs. The contractual agreements with the VIE have not been tested in court in China and this structure involves unique risks to investors. For example, the PRC government could disallow the VIE Arrangements, which would likely result in a material change in the operations of the VIEs and structure and significant change in the value of our securities. Such could cause the value of such securities to significantly decline or become worthless.
Each of the VIE operating entities, receives substantially all of its revenue in RMB. Under ETAO’s current corporate structure, to fund any cash and financing requirements it may have, ETAO may rely on dividend payments from its subsidiaries. The WFOEs receive payments from each VIE, and then remits payments to ETAO International Group Co. Limited in accordance with its registration with the Chinese authority under the “Notice of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investment via Overseas Special Purpose Companies” (“Article 37”)and pursuant to the VIE Agreements. Then ETAO International Group Co. Limited may make distribution of such payments directly to ETAO as dividends to the holding company. Each VIE has received the Article 37 permit to transfer funds to or receive funds from outside mainland China.
Recent Regulatory Development
As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require ETAO, the Subsidiaries and the VIEs to seek approval from the CSRC or any other PRC governmental authorities for its overseas listing plan, nor has ETAO (including any of its subsidiaries or the VIEs) received any inquiry, notice, warning or sanctions regarding its planned overseas listing from the CSRC or any other PRC governmental authorities. ETAO’s PRC counsel has advised that (i) since the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies issued by CSRC is still in draft form and has not become effective, ETAO, the Subsidiaries and the VIEs are not required to obtain permissions from CSRC to operate the current business and list overseas, (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly classifies indirect listing through contractual arrangements like ETAO are required to obtain approvals from PRC authorities, except for the cybersecurity review under the Cybersecurity Review Measures. The eleven VIEs controlled by the WFOEs and Changsha Zhenghe were not subject to cybersecurity review under the Cybersecurity Review Measures, because ETAO Healthcare has obtained the official confirmation from Cybersecurity Review Office that the Listing is not subject to cybersecurity review. Therefore, ETAO, the Subsidiaries and the VIEs are not required to submit applications for the approval the CSRC or other equivalent PRC government authorities according to currently effective PRC laws, regulations and rules at this stage, but there is no guarantee that the Chinese authorities will not change their policy in the future. We cannot assure you that ETAO, ETAO’s subsidiaries and the VIEs can fully or timely comply with such laws. If the PRC subsidiaries and the VIEs (i) do not receive or maintain required permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and the PRC subsidiaries or the VIEs are required to obtain such permissions or approvals in the future, we could be subject to fines, legal sanctions or an order to suspend the VIEs’ operations, which may materially and adversely affect the business, financial condition and results of operations of us and the VIEs. For risks relating to licenses and approvals required for the operations of us and the VIEs in China, see “Risk Factors — Risks Related to Doing Business In China — Any lack of requisite approvals, licenses or permits applicable to ETAO’s business may have a material and adverse impact on ETAO’s business, financial condition and results of operations”.
The Proposals
The Business Combination Proposals
Redomestication Merger Proposal — to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 27, 2022 (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“MCAE”), ETAO International Group, a Cayman Islands exempted company (the “Company”), ETAO International Co., Ltd., a Cayman Islands exempted company (“PubCo”), ETAO Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”) and Wensheng Liu, in his capacity as the Company’s Shareholders’ Representative (the “Shareholders’ Representative”), to effect MCAE’s initial business combination pursuant to which, among other things, (1) MCAE will merge with and into PubCo that is a wholly owned subsidiary of MCAE, with PubCo being the surviving corporation in such merger, thereby consummating a change in MCAE’s domicile from a Delaware corporation to a Cayman Islands exempted company (the “Redomestication Merger”);
Acquisition Merger Proposal — to consider and vote on a proposal to adopt and approve the subsequent merger set forth in the Merger Agreement, pursuant to which the Company will merge with and into Merger Sub that is a wholly owned subsidiary of PubCo, with the Company as the surviving corporation in such merger, thereby consummating PubCo’s acquisition, through its Merger Sub, of the Company (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, the Company being a wholly owned subsidiary of PubCo. The Redomestication Merger, the Acquisition Merger and such other transactions contemplated by the Merger Agreement are hereinafter collectively referred as the “Business Combination” and Proposals 1 and 2, the “Business Combination Proposals”. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;
MCAE is Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” The business combination will be completed through a two-step process consisting of the Reincorporation Merger (as defined below) and the Acquisition Merger (as defined below). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”
The Merger Agreement
As we previously announced, on January 27, 2022, MCAE entered into the Merger Agreement, by and among MCAE, ETAO, PubCo, Merger Sub and the Shareholders’ Representative and the Merger Agreement

was amended on June 7, 2022 and October 17, 2022. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. Following the execution of the Merger Agreement, on July 26, 2022, ETAO International Co., Ltd., a Cayman Islands exempted company (“PubCo”) and ETAO Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”) joined the Merger Agreement as parties.
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
The Merger Agreement provides for a redomestication of MCAE from Delaware to the Cayman Islands and a business combination between MCAE and ETAO consummated through a two-step process as follows: (1) MCAE will merge with and into PubCo, a Cayman Islands exempted company that is a wholly owned subsidiary of the MCAE, with PubCo being the surviving corporation in such merger (the “Redomestication Merger”) and (2) the ETAO will merge with and into Merger Sub, a Cayman Islands exempted company that is a wholly owned subsidiary of PubCo, with the ETAO as the surviving corporation in such merger (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, ETAO shall be a wholly owned subsidiary of PubCo (collectively the “Business Combination”). In the event the NTA Requirement Amendment is approved, then the Company that will not be required to maintain minimum net tangible assets in order to complete a business combination.
Consideration
If the MCAE shareholders approve the Business Combination Proposals, immediately prior to the consummation of the Business Combination, all outstanding units of MCAE (each of which consists of one share of MCAE Common Stock and one MCAE Right) (the “MCAE Units”) will separate into their individual components of MCAE Common Stock and MCAE Rights and will cease separate existence and trading.
Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Redomestication Merger:
(i)   Each share of MCAE’s common stock, par value $0.0001 per share (“MCAE Common Stock”), issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each share of such MCAE Common Stock, PubCo shall issue to each MCAE stockholder (other than MCAE shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo ordinary share, which, unless explicitly stated herein, shall be fully paid;
(ii)   The holders of MCAE’s rights (exchangeable into one-tenth of one share of MCAE Common Stock) (collectively, the “MCAE Rights”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo ordinary share in exchange for the cancellation of each MCAE Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole PubCo Ordinary Share.
Concurrently with the Redomestication Merger, ETAO will merge with and into Merger Sub and become a wholly owned subsidiary of PubCo and in exchange for all of the outstanding shares of ETAO, PubCo will issue 100,000,000 ordinary shares of PubCo, subject to adjustment as explained below (the “Closing Date Merger Consideration”) to the shareholders of the Company. ETAO shall deliver to MCAE, at least three business days prior to the closing of the Merger (the “Closing”), a Closing Statement setting forth means, among other things, the Closing Date Merger Consideration which is $1,000,000,000 less the amount of Closing Company Indebtedness, Closing Company Transaction Expenses, plus the amount of Closing Company Cash, in each case, as reflected on the Closing Statement. Any adjustment to the Merger Consideration shall be in whole shares of PubCo ordinary shares and no adjustment shall be made for any divergence that is in an increment of less than $10.00.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Acquisition Merger:
(i).   Each ordinary share of ETAO (other than ETAO restricted stock) issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into such ETAO Shareholder’s right to receive, without interest, the number of shares of PubCo’s ordinary shares equal to the product of (i) the number of shares of ETAO common stock (other than ETAO restricted stock) held by such ETAO Shareholder and (ii) the “Exchange Ratio” determined by dividing (A) the Closing Date Merger Consideration (after giving effect to the required adjustment, if any) by (B) the issued and outstanding number of shares of ETAO common stock as of the Closing;
(ii).   Each ETAO stock option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by PubCo automatically converted into an option to purchase PubCo Ordinary Shares (each an “Assumed Option”). The number of PubCo Ordinary Shares (rounded down to the nearest whole share) that are subject to each Assumed Option shall be equal to the product of (i) the number of shares of ETAO ordinary shares subject to the ETAO stock option and (ii) the Exchange Ratio, and the exercise price per share of the Assumed Option (rounded up to the nearest whole cent) shall be equal to the quotient obtained by dividing (A) the exercise price per share of the ETAO stock option by (B) the Exchange Ratio. Each Assumed Option will continue to be subject to the terms and conditions set forth in the ETAO stock option plan and its applicable grant agreement (except any references therein to ETAO or ordinary shares of ETAO will instead mean the PubCo and ordinary shares of PubCo, respectively). PubCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any Assumed Options remain outstanding, a sufficient number of ordinary shares of PubCo for delivery upon the exercise of such Assumed Options; and
Following completion of the Business Combination and assuming no holders of MCAE Common Stock underlying the units (the “Public Shares”) sold in the MCAE IPO (as defined below) elect to redeem their shares, Mountain Crest Holdings III LLC (the “Sponsor”) and certain other shareholders of MCAE (including private rights to be converted), the public shareholders (including public rights to be converted) and holders of ETAO capital stock (the “ETAO Equityholders”) will own approximately 1.6%, 2.0% and 93.6% of the outstanding common stock of PubCo, respectively. These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement.
These relative percentages assume that none of MCAE’s existing public shareholders exercise their redemption rights, as discussed herein. If any of MCAE’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of MCAE’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.
The approval of the Redomestication Merger Proposal, the Acquisition Merger Proposal, the Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAE Common Stock cast by the shareholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. If the Redomestication Merger Proposal and the Acquisition Merger Proposal are not approved, the Governance Proposal, the Election of Directors of PubCo. Proposal, 2022 Plan Proposal and the NTA Requirement Amendment Proposal will not be presented to the MCAE shareholders for a vote.
MCAE Common Stock, Units (as defined below) and Rights (as defined below) are currently listed on the Nasdaq Capital Market under the symbols “MCAE,” “MCAEU” and “MCAER,” respectively. PubCo intends to apply to list the PubCo ordinary shares on the Nasdaq Stock Market under the symbol “ETAO,” in connection with the Business Combination. MCAE cannot assure that PubCo’s Ordinary Shares will be approved for listing on the Nasdaq Stock Market.

Investing in PubCo securities involves a high degree of risk. We encourage you to read this proxy statement/ prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 62.
PubCo Post-Closing Board of Directors and Executive Officers
Immediately following the Closing, the Board will consist of no more than seven directors of which MCAE has the right to designate one director and the remaining six directors will be designated by ETAO. At Closing, all of the executive officers of MCAE shall resign and the individuals serving as executive officers of MCAE immediately after the Closing will be the same individuals (in the same offices) as those of ETAO immediately prior to the Closing.
Representations and Warranties; Covenants
MCAE and ETAO have made customary representations, warranties and covenants in the Merger Agreement, including, among other things, covenants with respect to the conduct of MCAE, ETAO, PubCo and Merger Sub prior to the Closing. The parties have also agreed to customary “no shop” obligations, their ability and authority to enter into the Merger Agreement and the capitalization of MCAE, ETAO, PubCo and Merger Sub, respectively. The representations and warranties of MCAE, ETAO, PubCo and Merger Sub will not survive the Closing of the Merger.
Conditions to Closing
General Conditions to Closing
Consummation of the Merger Agreement and the transactions herein is conditioned on, among other things, (i) no provisions of any applicable law and no order prohibiting or preventing the consummation of the closing; (ii) Company shareholder approval; (iii) parent shareholder approval; (iv) regulatory and governmental approvals, including if applicable, the expiration or termination of any waiting periods under the HSR Act; (v) as of the closing date the Parent shall have at least $5,000,001 in net tangible assets provided MCAE is not otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended; and the SEC having declared the registration statement with respect to the Business Combination effective.
Company’s Conditions to Closing
The obligations of the Company to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:
•
the Parent complying with all of obligations under the Merger Agreement in all material respects;

•
the representations and warranties of the Parent being true on and as of the date of the Merger Agreement and the closing date of the transactions except as would not be expected to have a material adverse effect;

•
the covenants of the Parent have been performed or complied with; and

•
approval of Parent’s initial listing application with Nasdaq.

Parent Parties’ Conditions to Closing
The obligations of the Parent Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:
•
the representations and warranties of the Company being true on and as of the date of the Merger Agreement and the closing date of the transactions except as would not be expected to have a material adverse effect;

•
the covenants of the Company have been performed or complied with;

•
there having been no material adverse effect to the Company;

•
the Company shall have received the requisite shareholder approval;

•
the Parent Parties having received copies of all governmental approvals, and no such governmental approval shall have been revoked.

•
the Parent Parties having received a copy of each of the Ancillary Agreements to which the Company is a party, duly executed by the Company and in full force and effect, as well as a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or the Company.

•
the aggregate cash proceeds available to the Parent Parties from a private placement or other financing to be consummated simultaneously with the closing of the Acquisition Merger (the “PIPE Investment”) being not less than $200,000,000.

Termination
The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to the shareholders of Purchaser, by:
•
by mutual written consent of Parent and the Shareholders’ Representative;

•
by Parent or the Shareholders’ Representative, if the Closing has not occurred on or before the Outside Date unless the absence of such occurrence shall be due to the failure of Parent, on the one hand, or the Company or the Shareholders’ Representative, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date;

•
by Parent or the Shareholders’ Representative if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

•
by Parent if (i) the Parent Parties are not in material breach of any of its obligations hereunder and (ii) the Company is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions to closing incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by Parent to the Shareholders’ Representative and (y) two (2) Business Days prior to the Outside Date;

•
by the Shareholders’ Representative if (i) the Company is not in material breach of any of its obligations hereunder and (ii) Parent or Merger Sub is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions to closings incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by the Shareholders’ Representative to Parent and (y) two (2) Business Days prior to the Outside Date; the Shareholders’

•
by the Parent Parties if the Requisite Company Stockholder Approval shall not have been obtained within five (5) Business Days of the delivery to Purchaser’s shareholders of the Proxy Statement/Prospectus, provided that the termination right shall be of no further force or effect if such Requisite Company Stockholder Approval is delivered to the Parent Parties prior to the termination of the Agreement (even if after the five (5) Business Day period provided above); or

•
by the Parent Parties, in the event that the Company’s Audited 2020/2021 Financial Statements have not been delivered by March 15, 2022.MCAE or ETAO if the Closing has not occurred by May 31, 2022, (iii) by MCAE or ETAO if MCAE has not obtained the required approval by MCAE shareholders or if ETAO has not obtained the required approval of ETAO shareholders.

The Governance Proposal
The Board is asking the MCAE shareholders to consider and vote, on a non-binding advisory basis, on eight separate governance proposals relating to the following material differences between MCAE’s current amended and restated certificate of incorporation (the “MCAE Charter”) and PubCo’s Amended and Restated Memorandum and Articles of Association (the “PubCo Charter”). These four separate governance proposals are collectively referred to as the “Governance Proposal”:
(A)   through the Redomestication Merger, MCAE shall merge with and into PubCo and MCAE, the Delaware corporation, shall cease to exist and PubCo shall be the surviving corporation and the name of the surviving corporation will be “ETAO International Co., Ltd.”;
(B)   following the Redomestication Merger the authorized shares of the surviving corporation shall change (i) from 30,000,000 shares of MCAE Common Stock to 500,000,000 PubCo Ordinary Shares;
(C)   deleting the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act; and
(D)   deleting the election to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested shareholders.
A summary of the eight separate governance proposals are set forth in the “The Governance Proposal” section of this proxy statement/prospectus and a complete copy of PubCo’s Amended and Restated Memorandum and Articles of Association is attached hereto as Annex B.
Election of Directors for PubCo Proposal
MCAE is proposing that its shareholders consider and vote on a proposal to approve PubCo’s Board of Directors (the “PubCo Board”) in regards to the following persons: Wensheng Liu, Biao Dai, Kenneth Liang, Connie Hsu, Andrew MacInnes, and Suying Liu to serve on PubCo’s Board of Directors
The 2022 Plan Proposal
MCAE is proposing that its shareholders approve PubCo’s 2022 Employee Stock Option Plan, which will become effective upon the Closing of the Business Combination and have the following principal features:
A summary of the 2022 Plan is set forth in the “The 2022 Plan Proposal” section of this proxy statement/prospectus and a complete copy of the 2022 Plan is attached hereto as Annex C.
The NTA Requirement Amendment Proposal
MCAE is proposing that its shareholders approve an amendment to the MCAE Charter to expand the methods that MCAE may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission.
The Adjournment Plan Proposal
MCAE is proposing that its shareholders approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposals, the Governance Proposal or the 2022 Plan Proposal (the “Adjournment Proposal”).
Certain Agreements Related to the Business Combination Agreement
Company Support Agreement
Contemporaneously with the execution of the Merger Agreement, certain holders of ETAO common stock entered into the Company Support Agreement, pursuant to which such holders agreed to approve the Merger Agreement and the proposed Merger.

PIPE Subscription Agreements and PIPE Registration Rights
In connection with the proposed Merger, MCAE has obtained commitments from interested accredited investors (each a “Subscriber”) to purchase shares of MCAE Common Stock which will be issued in connection with the Closing (the “PIPE Shares”), for an aggregate cash amount of $250,000,000 at a purchase price of $10.00 per share, in a private placement (the “PIPE”). Certain offering related expenses are payable by MCAE, including customary fees payable to the placement agents, Cowen. Such commitments are being made by way of the subscription agreement (the “PIPE Subscription Agreement”), by and among each Subscriber and MCAE. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Merger and to meet the minimum cash requirements provided in the Merger Agreement. The PIPE Shares are identical to the shares of MCAE Common Stock that will be held by MCAE’s public shareholders at the time of the Closing, except that the PIPE Shares will not be entitled to any redemption rights and will not be registered with the SEC. The closing of the sale of PIPE Shares (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Merger. The PIPE Closing will occur on the date of, and immediately prior to, the consummation of the Merger.
Pursuant to the PIPE Subscription Agreement, MCAE has agreed to file (at MCAE’s sole cost and expense) a registration statement registering the resale of the shares of common stock to be purchased in the private placement (the “PIPE Resale Registration Statement”) with the Securities and Exchange Commission (the “SEC”) no later than thirty (30) calendar days following the Closing. MCAE will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practical but no later than the earlier of (i) the 90th calendar day following the filing date thereof (in the event the SEC notifies MCAE that it will “review” the PIPE Resale Registration Statement) and (ii) the 5th business day after the date MCAE is notified by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review. (The rights set forth above granted to the Subscribers pursuant to the PIPE Subscription Agreements are defined as the “PIPE Registration Rights”
On July 25, 2022, MCAE and the PIPE Investment investor terminated the PIPE Subscription Agreement by mutual consent. Accordingly, the PIPE Subscription Agreement is void and of no further force and effect, and all rights and obligations of the parties thereunder have terminated. MCAE and ETAO intend to secure a private placement which is expected to close concurrently with the Closing
Stock Purchase Agreement
In connection with the execution of the Merger Agreement, Mountain Crest Holdings III LLC, a Delaware limited liability company (the “Sponsor”) and ETAO International Group, Inc., a Delaware corporation (“EIG”), entered into a stock purchase agreement, dated December 16, 2021 (the “EIG Stock Purchase Agreement”), pursuant to which EIG purchased 200,000 shares of MCAE common stock (the “EIG Shares”) from the Sponsor for a purchase price of $2,500,000. Subject to the satisfaction of conditions set forth in the EIG Stock Purchase Agreement, the Sponsor shall cause the EIG Shares to be transferred on the books and records of MCAE to EIG upon the Closing of the Business Combination.
Additional Agreements to be Executed at Closing
Lock-Up Agreement
In connection with the Closing, the ETAO shareholders will each agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of PubCo Ordinary Shares held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of PubCo Ordinary Shares if any, acquired during the Lock-Up Period (as defined below), the “Lock-up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 6 months after the Closing (the “Lock-Up Period”).

PubCo Amended and Restated Registration Rights Agreement
At the closing, PubCo will enter into an amended and restated registration rights agreement (the “PubCo Amended and Restated Registration Rights Agreement”) with certain existing shareholders of MCAE with respect to the shares of PubCo Ordinary Shares they own at the Closing, and the ETAO shareholders of MCAE with respect to the Merger Consideration. The PubCo Amended and Restated Registration Rights Agreement will require PubCo to, among other things, file a resale shelf registration statement on behalf of the shareholders no later than 60 days after the closing of the Business Combination. The PubCo Amended and Restated Registration Rights Agreement will also provide certain demand registration rights and piggyback registration rights to the shareholders, subject to underwriter cutbacks and issuer blackout periods. PubCo will agree to pay certain fees and expenses relating to registrations under the PubCo Amended and Restated Registration Rights Agreement.
Other Agreements
Subject to applicable securities laws (including with respect to material nonpublic information), the Sponsors, the Company’s directors, officers, advisors or any of their respective affiliates may (i) purchase public shares from institutional and other investors (including those who vote, or indicate an intention to vote, against any of the proposals presented at the Special Meeting, or elect to redeem, or indicate an intention to redeem, public shares), (ii) enter into transactions with such investors and others to provide them with incentives to not redeem their public shares, or (iii) execute agreements to purchase such public shares from such investors or enter into non-redemption agreements in the future. In the event that the Sponsors, the Company’s directors, officers, advisors or any of their respective affiliates purchase public shares in situations in which the tender offer rules restrictions on purchases would apply, they (a) would purchase the public shares at a price no higher than the price offered through the Company’s redemption process (i.e., approximately $10.27 per share, based on the amounts held in the Trust Account as of January 12, 2023, after giving effect to any owed but unpaid taxes on the funds in the Trust Account); (b) would represent in writing that such public shares will not be voted in favor of approving the Business Combination; and (c) would waive in writing any redemption rights with respect to the public shares so purchased.
To the extent any such purchases by the Sponsors, the Company’s directors, officers, advisors or any of their respective affiliates are made in situations in which the tender offer rules restrictions on purchases apply, the Company will disclose in a Current Report on Form 8-K prior to the Special Meeting the following: (i) the number of public shares purchased outside of the redemption offer, along with the purchase price(s) for such public shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of the securityholders who sold to the Sponsor, the Company’s directors, officers, advisors or any of their respective affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., 5% security holders) who sold such public shares; and (v) the number of shares of Common Stock for which the Company has received redemption requests pursuant to its redemption offer.
The purpose of such share purchases and other transactions would be to increase the likelihood of (i) otherwise limiting the number of public shares electing to redeem and (ii) increase the Company’s net tangible assets.
If such transactions are effected, the consequence could be to cause the Business Combination to be effectuated in circumstances where such effectuation could not otherwise occur. Consistent with SEC guidance, purchases of shares by the persons described above would not be permitted to be voted for the Business Combination at the Special Meeting and could decrease the chances that the Business Combination would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Company hereby represents that any Company securities purchased by the Sponsor, the Company’s directors, officers, advisors or any of their respective affiliates in situations in which the tender offer rules apply.
The Board of Directors’ Reasons for the Approval of the Business Combination
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The Board believes patient-centric, digitally supported telemedicine in China is becoming mainstream;

•
Potential for early mover advantage in integrated online-and-offline healthcare ecosystem building;

•
Management has experience in founding and leading companies;

•
Well-positioned differentiation from other telemedicine companies through ETAO’s planned comprehensive ecosystem of 12 VIE entities (including 11 consolidating VIEs and one non-consolidating VIE) ranging from biotechnology, online pharmacy, online health insurance and offline general hospitals;

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Clear growth path both organically and with add on plans;

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Multiple barriers to entry;

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Significant market opportunity and unmet medical need; and

•
Near-term milestones provide for potential value inflection points.

ETAO Reasons for the Business Combination
Prior to reaching the decision to approve the Merger Agreement, ETAO’s board of directors reviewed the results of the business and financial due diligence conducted by our management and third party legal and financial advisors, which included:
1.
Review of MCAE’s existing public filings.

2.
Discussions with MCAE’s management on the impact of COVID-19 on the business.

3.
Analysis and review of MCAE’s historical financial statements, including funds in MCAE’s trust account.

4.
Interviews primarily with Suying Liu, the Chief Executive Officer of MCAE.

5.
Legal due diligence review conducted by our legal counsel.

When considering the Business Combination with MCAE, ETAO’s board of directors reviewed the information available, and considered, among other things, the following:
Strong Management Team.   The management team is led by Dr. Suying Liu who has over 7 years of working experience in capital markets.
Expected Accounting Treatment
ETAO expects to treat the Business Combination with MCAE as a reverse merger.
Dissenter Rights
Dissenter rights are not available to MCAE or ETAO shareholders in connection with the Business Combination.
Ownership of the Post-Business Combination Company After the Closing
It is anticipated that, upon the Closing of the Business Combination, MCAE’s public shareholders (including public rights to be converted) will retain an ownership interest of approximately 2.0% in the Combined Entity, the Sponsor and certain other MCAE shareholders (including private rights to be converted) will retain an ownership interest of approximately 1.6% in the Combined Entity and the ETAO Equityholders will own approximately 93.6% of the outstanding common stock of the Combined Entity.
The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account (i) the redemption of any shares by MCAE’s public shareholders, or (ii) the exercise of the Rights and Rights outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the MCAE’s existing shareholders in the Combined Entity will be different.

The following tables illustrate varying ownership levels in MCAE assuming the factors mentioned above, and excluding the exercise of the above-mentioned Rights:
	Assumed % of Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	Maximum Redemption	Minimum Redemption
Public Shareholders (including Public Rights to be Converted)	1.0%	2.0%
Sponsor and Certain other MCAE Shareholder (including Private Rights to be Converted)	1.6	1.6
ETAO Equityholders	94.6	93.6
Adviser on Business Combination	2.8	2.8
Total	100.0%	100.0%
Upon consummation of the Business Combination, the Board anticipates having 6 directors, with each director having an initial term that expires at the Combined Entity’s annual meeting of shareholders in 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. See the section titled “Management After the Business Combination” for additional information.
Interests of MCAE Directors and Officers
When you consider the recommendation of the Board in favor of approval of the Business Combination Proposals and the other proposals, you should keep in mind that the Sponsor and MCAE’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
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unless MCAE consummates an initial business combination, MCAE’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

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MCAE has until February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter) it will have to liquidate;

•
the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate;

•
based on the difference in the purchase price of $0.018 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the MCAE IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•
MCAE’s Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their shares of common stock for cash, securities or other property;

•
the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.018 per share) for its 1,348,298 Founders Shares and such securities may have a value of $13,482,980 at the time of the Business Combination, because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected;
•
the fact that the Sponsor currently holds 112,086 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,120,860 and which have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected;

•
on June 15, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and in the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit;

•
on October 3, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit; and

•
the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination.

Date, Time and Place of Special Meeting
The Special Meeting will be held on February 7, 2023, at 10:30 a.m., Eastern time, conducted via live webcast at the following address https://www.cstproxy.com/mcacquisitioniii/2023. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. MCAE recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.
Proxy Solicitation
Proxies may be solicited by mail. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of MCAE Shareholders — Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of MCAE shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of shareholders if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented live or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.
The approval of the Redomestication Merger Proposal, the Acquisition Merger Proposal, the Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAE Common Stock cast by the shareholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. An MCAE stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Redomestication Merger Proposal, the Acquisition

Merger Proposal, the Governance Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal.
If MCAE does not consummate the Business Combination and fails to complete an initial business combination by February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter), it will be required to dissolve and liquidate its Trust Account by returning then remaining funds in such account to its public shareholders.
Emerging Growth Company
MCAE is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of MCAE’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.
Recommendation to MCAE Shareholders
The Board believes that the Proposals to be presented at the Special Meeting are in the best interests of MCAE and its shareholders and unanimously recommends that MCAE shareholders vote “FOR” the Proposals.
When you consider the recommendation of the Board in favor of approval of these Proposals, you should keep in mind that MCAE directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests are set forth under “Interests of MCAE Directors and Officers” above:
Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”
Summary of Risks Related to ETAO
This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to ETAO’s Business and Industry
ETAO’s limited operating history makes it difficult to predict ETAO’s future prospects, business and financial performance. For further detail, please see page 62.
ETAO may not be able to retain existing registered users and customers or continue to attract new users and/or customers at a level necessary to sustain or grow ETAO’s business. For further detail, please see page 62.
ETAO has incurred losses historically, and ETAO may continue to experience significant losses in the future. For further detail, please see page 63.
ETAO has recorded negative cash flows from operating activities historically and may experience significant cash outflows or has net current liabilities in the future. For further detail please see page 63.
ETAO’s key operational metrics and other estimates may not accurately measure ETAO’s operating performance. For further detail, please see page 63.
ETAO requires a significant amount of capital to fund its operations and growth. If ETAO cannot obtain sufficient capital on acceptable terms, its business, financial condition and prospects may be materially and adversely affected. For further detail, please see page 64.
ETAO’s expansion into new regions, markets and business areas may pose increased risks. For further detail, please see page 64.
ETAO faces vigorous competition. If ETAO is not able to compete effectively with others, ETAO’s business, financial condition and results of operations may be materially and adversely affected. For further detail, please see page 64.
ETAO’s success depends on the continuing efforts of its key management and capable personnel as well as its ability to recruit new talent. If ETAO fails to hire, retain or motivate ETAO’s staff, ETAO’s business may suffer. For further detail, please see page 65.
ETAO has engaged in transactions with related parties, and such transactions present potential conflicts of interest that could have an adverse effect on our business and results of operations. For further detail, please see page 65.
Growth of ETAO’s business will partially depend on the recognition of ETAO’s brand. Failure to maintain, protect and enhance ETAO’s brand would limit ETAO’s ability to expand or retain ETAO’s user base, which would materially and adversely affect ETAO’s business, financial condition and results of operations. For further detail, please see page 65.
If ETAO’s promotional and marketing plans are not effective, ETAO’s business and prospects may be negatively affected. For further detail, please see page 66.
ETAO faces risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt its operations. For further detail, please see page 66.
ETAO may not effectively identify, pursue and consummate strategic alliances, investments or acquisitions. For further detail, please see page 66.
Certain industry data and information in this proxy statement/prospectus were obtained from third-party sources and were not independently verified by ETAO. For further detail, please see page 67.
ETAO may not be able to adequately protect its intellectual property from unauthorized use by others. For further detail, please see page 67.
The proper functioning of ETAO’s technology is essential to ETAO’s business, and any difficulty experienced by such system would materially and adversely affect ETAO. For further detail, please see page 67.

ETAO’s business generates, processes and stores a large amount of data; the improper use or disclosure of such data by unauthorized persons could subject ETAO to significant reputational, financial, legal and operational consequences. For further detail, please see page 68.
The wide variety of payment methods that ETAO accepts subject ETAO to third-party payment processing-related risks. For further detail, please see page 69.
A severe or prolonged downturn in the PRC or global economy could materially and adversely affect ETAO’s business and ETAO’s financial condition. For further detail, please see page 69.
ETAO has limited insurance coverage for its operations. For further detail, please see page 69.
Risk Related to ETAO’s Corporate Structure
The laws of the Cayman Islands may not provide ETAO’s shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States. For further detail, please see page 70.
You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders. For further detail, please see page 0.
ETAO relies on contractual arrangements with the VIEs and their shareholders for a large portion of ETAO’s business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIEs or their shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on ETAO’s business. For further detail, please see page 70.
The shareholders of the VIEs may have actual or potential conflicts of interest with ETAO, which may materially and adversely affect ETAO’s business and financial condition. For further detail, please see page 71.
ETAO’s contractual arrangements are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures. For further detail, please see page 71.
Substantial uncertainties existing with the PRC foreign investment legal regime may have a significant impact on ETAO’s corporate structure and business operations. For further detail, please see page 72.
Contractual arrangements in relation to the VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that ETAO or the VIEs owe additional taxes, which could negatively affect ETAO’s financial condition and the value of your investment. For further detail, please see page 72.
ETAO may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by the VIEs, which could severely disrupt its business, render us unable to conduct some or all of its business operations and constrain its growth. For further detail, please see page 73.
ETAO is subject to significant challenges and risks involved in the VIE Arrangements and enforcing the VIE Agreements. For further detail, please see page 73.
Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of the operations and financial condition. For further detail, please see page 74.
Draft rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Common Shares to investors and could cause the value of our common stock to significantly decline or become worthless. For further detail, please see page 74.
Certain of ETAO’s existing shareholders have substantial influence over ETAO, and their interests may not be aligned with the interests of ETAO’s other stockholders. For further detail, please see page 75.

Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all. For further detail, please see page 76.
PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably. Changes and uncertainty in PRC laws and interpretation may materially and adversely affect our business performance and impede the operations in China. For further detail, please see page 76.
Risks Related to PubCo’s Business and to ETAO’s Business Following the Business Combination
We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition. For further detail, please see page 77.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired. For further detail, please see page 77.
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.” For further detail, please see page 78.
Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, data security breaches, and terrorism. For further detail, please see page 79.
Risks Related to our Intellectual Property and Potential Litigation
If we are unable to obtain, maintain and enforce intellectual property protection for our technology or if the scope of our intellectual property protection is not sufficiently broad, others may be able to develop and commercialize technology substantially similar to ours, and our ability to successfully commercialize our technology may be adversely affected. For further detail, please see page 79.
Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations. For further detail, please see page 80.
We have been and may in the future become subject to litigation or regulatory investigation, which could harm our business. For further detail, please see page 81.
Risks Related to Doing Business In China
Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on ETAO’s business and operations. For further detail, please see page 82.
Uncertainties with respect to the PRC legal system could adversely affect us, the rules and regulations in China can change quickly with little advance notice, the Chinese government may intervene or influence ETAO’s operations at any time, and such uncertainties materially and adversely affect our business and impede our ability to continue our operations in China and the value of your shares. For further detail, please see page 82.
Regulation and censorship of information disseminated over the internet in China may adversely affect ETAO’s business and reputation and subject MCAE to liability for information displayed on ETAO’s website. For further detail, please see page 83.
Fluctuations in exchange rates could have a material and adverse effect on ETAO’s results of operations and the value of your investment. For further detail, please see page 83.
Any lack of requisite approvals, licenses or permits applicable to ETAO’s business may have a material and adverse impact on ETAO’s business, financial condition and results of operations. For further detail, please see page 84.

ETAO’s operations depend on the performance of the mobile based systems, telecommunications networks and digital infrastructure in China. For further detail, please see page 84.
Governmental control of currency conversion and the ability to transfer cash may limit ETAO’s ability to utilize ETAO’s net revenue effectively and affect the value of your investment. For further detail, please see page 85.
PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject ETAO’s PRC resident beneficial owners or ETAO’s PRC subsidiaries to liability or penalties, limit ETAO’s ability to inject capital into ETAO’s PRC subsidiaries, limit ETAO’s PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us. For further detail, please see page 86.
ETAO faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. For further detail, please see page 87.
Certain PRC regulations may make it more difficult for ETAO to pursue growth through acquisitions. For further detail, please see page 88.
Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or PubCo to fines and other legal or administrative sanctions. For further detail, please see page 89.
ETAO may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws. For further detail, please see page 89.
ETAO’s employment practices may be adversely impacted under the labor contract law of the PRC. For further detail, please see page 90.
ETAO may be subject to additional contributions of social insurance and housing fund and late payments and fines imposed by relevant governmental authorities. For further detail, please see page 90.
If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders. For further detail, please see page 91.
The newly enacted “Holding Foreign Companies Accountable Act” and proposed “Accelerating Holding Foreign Companies Accountable Act” both call for additional and more stringent criteria to be applied to restrictive market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our common stock and if our auditors fail to permit the Public Company Accounting Oversight Board (“PCAOB”) to inspect the auditing firm, our common stock may be subject to delisting. For further detail, please see page 91.
Risks Related to Government Regulations
Recent Regulatory Developments. For further detail, please see page 93.
Our business is subject to complex and evolving Chinese and international laws and regulations, including those regarding data privacy and cybersecurity. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or declines in user growth or engagement, or otherwise harm our business. For further detail, please see page 95.
The approval of the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval. For further detail, please see page 99.
The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from any Chinese authority to list our ordinary shares on a US stock exchange. However, if we were required to obtain any type of securities listing approval from the PRC government in the future and were denied such permission, we would not be able to continue listing on Nasdaq or offering securities to investors, and therefore our share price would significantly depreciate. For further detail, please see page 100.
In light of recent events indicating greater oversight by the CAC over data security, we may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, our listing on a US stock exchange, financial condition, results of operations, and the offering. For further detail, please see page 100.
The Holding Foreign Companies Accountable Act. For further detail, please see page 101.
Risks related to Healthcare Laws and Regulation
We depend substantially on the success of the clinical development of our medicines and drug candidates. If we are unable to successfully complete clinical development, obtain regulatory approvals and commercialize our medicines and drug candidates, or experience significant delays in doing so, our business will be materially harmed. For further detail, please see page 102.
Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. For further detail, please see page 103.
We have limited experience in launching and marketing our internally developed and in-licensed medicines. If we are unable to further develop marketing and sales capabilities or enter into agreements with third parties to market and sell our medicines, we may not be able to generate substantial product sales revenue. For further detail, please see page 103.
Risks Factors Relating to the Insurance Industry
Because Aaliance Insurance’s industry is heavily regulated, any material changes in the regulatory environment could change the competitive landscape of our industry or require Aaliance Insurance to change the way it does business. The administration, interpretation and enforcement of the laws and regulations currently applicable to Insurance Law of the People’s Republic of China” “Regulations on the Supervision of Insurance Brokers” could change rapidly. If we fail to comply with applicable laws and regulations, we may be subject to civil and criminal penalties or lose our privilege to conduct insurance business, which could materially and adversely affect our business and results of operations. For further detail, please see page 103.
If Aaliance Insurance’s largest insurance company partners terminate or change the material terms of their contracts, it would be difficult for Aaliance Insurance to replace the lost commissions, which could adversely affect its business and operating results. For further detail, please see page 104.
Because the commission revenue Aaliance Insurance earns on the sale of insurance products is based on premiums and commissions and fee rates set by insurance companies, any decrease in these premiums, commission or fee rates may have an adverse effect on the results of operation. For further detail, please see page 104.
Competition in the insurance industry is intense and, if Aaliance Insurance is unable to compete effectively, it may lose customers and its financial results may be negatively affected. For further detail, please see page 105.
Quarterly and annual variations in Aaliance Insurance’s commission and fee revenue may have unexpected impacts on its results of operations. For further detail, please see page 105.
If Aaliance Insurance’s contracts with insurance companies are terminated or changed, its business and operating results could be adversely affected. For further detail, please see page 105.
Risks Related to MCAE and the Business Combination
MCAE has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If MCAE is unable to consummate a business combination, including the Business Combination, its public shareholders may be forced to wait more than months before receiving distributions from the Trust Account. For further detail, please see page 105.

We do not have a specified maximum redemption threshold in the MCAE Charter. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our public shareholders may redeem their public shares. For further detail, please see page 106.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position. For further detail, please see page 107.
You must tender your shares of Common Stock in order to validly seek redemption at the Meeting of shareholders. For further detail, please see page 107.
The Sponsor has agreed to vote in favor of such initial business combination, regardless of how MCAE’s public shareholders vote. For further detail, please see page 107.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what MCAE’s actual financial position or results of operations would have been. For further detail, please see page 107.
If third parties bring claims against MCAE, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.00. For further detail, please see page 108.
MCAE’s shareholders may be held liable for claims by third parties against MCAE to the extent of distributions received by them. For further detail, please see page 108.
If MCAE’s due diligence investigation of ETAO was inadequate, then shareholders of MCAE following the Business Combination could lose some or all of their investment. For further detail, please see page 109.
Stockholder litigation and regulatory inquiries and investigations are expensive and could harm MCAE’s business, financial condition and operating results and could divert management attention. For further detail, please see page 109.
MCAE’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including ETAO’s key personnel, all of whom are expected to remain with the Combined Entity following the Business Combination. While MCAE intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. For further detail, please see page 109.
MCAE is requiring shareholders who wish to redeem their public shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights. For further detail, please see page 109.
MCAE will require its public shareholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated. For further detail, please see page 109.
If MCAE’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of MCAE’s securities. For further detail, please see page 110.
MCAE will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its shareholders. For further detail, please see page 110.
MCAE’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its shareholders. For further detail, please see page 110.
There can be no assurance that MCAE will be able to comply with the continued listing standards of Nasdaq. For further detail, please see page 111.
If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of MCAE’s securities may decline. For further detail, please see page 111.

Volatility in the Combined Entity’s share price could subject the Combined Entity to securities class action litigation. For further detail, please see page 112.
Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline. For further detail, please see page 113.
The future sales of shares by existing shareholders and future exercise of registration rights may adversely affect the market price of the Combined Entity’s common stock. For further detail, please see page 113.
MCAE’s public shareholders may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that MCAE’s current shareholders have on the management of the Combined Entity. For further detail, please see page 113.
Anti-takeover provisions contained in the Proposed Certificate of Incorporation and proposed amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt. For further detail, please see page 113.
Activities taken by MCAE’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposals and the other Proposals and may affect the market price of the MCAE’s securities. For further detail, please see page 114.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect MCAE’s business, investments and results of operations. For further detail, please see page 114.
Because the Combined Entity does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain. For further detail, please see page 114.
Future sales of shares of the Combined Entity’s Common Stock may depress its stock price. For further detail, please see page 114.
The Combined Entity is an emerging growth company, and the Combined Entity cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors. For further detail, please see page 115.
The Business Combination may be a taxable event for U.S. Holders of MCAE Common Stock and MCAE Rights. For further detail, please see page 115.
We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to ETAO’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus than an investor in an initial public offering.
Risks Related to PubCo
Currently, there is no public market for the PubCo Ordinary Shares. MCAE stockholders cannot be sure that an active trading market will develop for or of the market price of the ordinary shares of PubCo they will receive or that PubCo will successfully obtain authorization for listing on Nasdaq. For further detail, please see page 117.
PubCo’s share price may be volatile and could decline substantially. For further detail, please see page 117.
The sale or availability for sale of substantial amounts of PubCo Ordinary Shares could adversely affect their market price. For further detail, please see page 118.
PubCo will issue ordinary shares as consideration for the Business Combination, and PubCo may issue additional ordinary shares or other equity or convertible debt securities without approval of the holders of PubCo Ordinary Shares which would dilute existing ownership interests and may depress the market price of PubCo Ordinary Shares. For further detail, please see page 118.

Volatility in PubCo’s share price could subject PubCo to securities class action litigation. For further detail, please see page 119.
The requirements of being a public company may strain PubCo’s resources, divert PubCo management’s attention and affect PubCo’s ability to attract and retain qualified board members. For further detail, please see page 119.
Recent market volatility could impact the share price and trading volume of the PubCo’s securities. For further detail, please see page 120.
It is not expected that PubCo will pay dividends in the foreseeable future after the Proposed Business Combination. For further detail, please see page 120.
If securities and industry analysts do not publish research or publish inaccurate or unfavorable research or cease publishing research about PubCo, the price and trading volume of PubCo Ordinary Shares could decline significantly. For further detail, please see page 120.
PubCo will be a foreign private issuer within the meaning of the rules under the Exchange Act, and as such it is exempt from certain provisions applicable to domestic public companies in the United States. For further detail, please see page 120.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under the law of the Cayman Islands, PubCo conducts substantially all of its operations outside of the United States and a one of its directors resides outside of the United States. For further detail, please see page 121.
PubCo will be an “emerging growth company,” as defined under the federal securities laws, and PubCo cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the PubCo’s securities less attractive to investors. For further detail, please see page 122.
PubCo may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders. For further detail, please see page 123.
Because under certain attribution rules PubCo’s non-U.S. subsidiaries may be treated as controlled foreign corporations for U.S. federal income tax purposes, there could be adverse U.S. federal income tax consequences to certain U.S. holders of PubCo ordinary shares who own, directly or indirectly, ten percent or more of ordinary shares. For further detail, please see page 123.
Future changes to tax laws could materially and adversely affect PubCo and reduce net returns to PubCo’s shareholders. For further detail, please see page 123.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities. For further detail, please see page 124.
Upon the consummation of the Business Combination, we will be a public company, and be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the listing standards of The Nasdaq Stock Market, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ETAO
The following selected historical consolidated financial information for ETAO set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ETAO” and ETAO’s historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.
The selected historical consolidated financial information and other data presented below for the years ended December 31, 2021 and 2020 and six months ended June 30, 2022, and the selected consolidated balance sheet and other data as of June 30, 2022, December 31, 2021 and 2020 have been derived from ETAO’s unaudited and audited consolidated financial statements included in this proxy statement/prospectus.
Etao International Group Summarized Financial Position As of	June 30, 2022	December 31, 2021	December 31, 2020
Current Assets	$26,547,418	$26,531,563	$—
Non-current Assets	191,611,420	195,360,048	—
Total Assets .	218,158,838	221,891,611	—
Current Liabilities	38,251,085	38,524,216	—
Non-current Liabilities .	26,565,846	29,103,961	—
Total Liabilities .	64,816,931	67,628,177	—
Etao Shareholders’ Equity	144,855,122	145,932,888	—
Non-controlling interest	8,486,785	8,330,546	—
Total Equity	153,341,907	154,263,434	—
Total Liabilities and Equity	$218,158,838	$221,891,611	$—
Etao International Group Summarized Results of Operations for the	Six months ended June 30, 2022	Year ended December 31, 2021	Year ended December 31, 2020
Revenues .	33,836,335	59,793,421	—
Gross profit	12,112,969	18,832,095	—
Operating expenses	(12,128,147)	(24,883,102)	—
Other income (loss) .	(217,822)	(4,028,775)	(318,182)
Loss before taxes	(233,000)	(10,079,782)	(318,182)
Taxes .	(390,181)	(504,187)	—
Net loss	(623,181)	(10,583,969)	(318,182)
Non-controlling interest income .	(168,697)	40,606	—
Net loss attributable to Etao .	(791,878)	(10,543,363)	(318,182)
Basic and Diluted EPS
Class B Shares	(0.03)	(0.48)	(0.03)
Class A Shares	(0.03)	(0.48)	(0.03)
Weighted Shares Outstanding
Class B Shares	3,300,000	3,300,000	3,300,000
Class A Shares .	23,100,500	18,480,435	7,478,154

The following condensed consolidating schedule for the years ended December 31, 2021 and 2020 have been derived from ETAO’s audited consolidated financial statements included in this proxy statement/prospectus.
Consolidated Statements of Operations Information
	For the year ended December 31, 2021
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Revenues	$—	$—	$59,793,421	$—	$59,793,421
Cost of revenues	$—	$—	$(40,961,326)	$—	$(40,961,326)
Share of loss from non-VIE subsidiaries	$—	$—	$—	$—	$—
Share of income/(loss) from VIEs	$—	$—	$—	$—	$—
Net Loss	$(8,861,172)	$—	$(1,682,191)	$—	$(10,543,363)
Comprehensive loss	$(8,861,172)	$—	$(1,329,999)	$—	$(10,191,171)
For the year ended December 31, 2020
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Revenues	$—	$—	$—	$—	$—
Cost of revenues	$—	$—	$—	$—	$—
Share of loss from non-VIE subsidiaries	$—	—	$—	$—	$—
Share of income/(loss) from VIEs	$—	—	$—	$—	$—
Net Income	$(318,182)	—	$—	$—	$(318,182)
Comprehensive income	$(318,182)	$—	$—	$—	$(318,182)
Consolidated Balance Sheets Information
	As of December 31, 2021
	Parent	Non-VIE subsidiaries	VIE		Elimination	Consolidated
Current assets	$—	$—		$26,531,562	$—	$26,531,562
Investments in non-VIE subsidiaries	$—	$—		$—	$—	$—
Equity in VIEs through VIE agreements	$169,874,463	$—	$		$(169,874,463)	$—
Non-current assets	$—	$—		$39,097,803	$156,262,246	$195,360,049
Total liabilities	$22,831,753	$—		$48,662,345	$(3,865,921)	$67,628,176
Shareholders’ equity	$147,042,710	$—		$16,967,020	$(9,746,296)	$154,263,434
As of December 31, 2020
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Current assets	$—	$—	$—	$—	$—
Investments in non-VIE subsidiaries	$—	$—	$—	$—	$—
Equity in VIEs through VIE agreements	$—	$—	$—	$—	$—
Non-current assets	$—	$—	$—	$—	$—
Total liabilities	$—	$—	$—	$—	$—
Shareholders’ equity	$—	$—	$—	$—	$—

Consolidated Cash Flows Information
	For the years ended December 31, 2021
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Net cash provided by (used in) operating activities	$(315,349)	$—	$23,641	$—	$(291,708)
Net cash provided by investing activities	$—	$—	$5,959,517	—	$5,959,517
Net cash provided by (used in) financing activities	$315,349	$—	$(1,089,664)	$—	$(774,315)
For the years ended December 31, 2020
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Net cash used in operating activities	$—	$—	$—	$—	$—
Net cash used in investing activities	$—	$—	$—	$—	$—
Net cash provided by financing activities	$—	$—	$—	$—	$—
The following condensed consolidating schedule for the six months ended June 30, 2022 has been derived from ETAO’s unaudited consolidated financial statements included in this proxy statement/ prospectus.
Consolidated Statements of Operations Information
	For the six months ended June 30, 2022
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Revenues	$—	$—	$33,836,335	$—	$33,836,335
Cost of revenues	$—	$—	$(21,723,366)	$—	$(21,723,366)
Share of loss from non- VIE subsidiaries	$—	$—	$—	$—	$—
Share of income/(loss) from VIEs	$—	$—	$—	$—	$—
Net income/(loss) attribute to Etao’s shareholders	$(1,070,417)	$—	$278,539	$—	$(791,878)
Comprehensive loss	$(1,070,417)	$—	$(623,817)	$—	$(1,694,235)
Consolidated Balance Sheets Information
	As of June 30, 2022
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Current assets	$—	$—	$26,547,419	$—	$26,547,419
Investments in non-VIE subsidiaries	$—	$—	$—	$—	$—
Equity in VIEs through VIE agreements	$169,874,463	$—	$—	$(169,874,463)	$—
Non-current assets	$—	$—	$36,076,155	$155,535,265	$191,611,420
Total liabilities	$22,939,362	$—	$46,470,471	$(4,592,902)	$64,816,931
Shareholders’ equity	$146,935,101	$—	$16,153,103	$(9,746,296)	$153,341,907

Consolidated Cash Flows Information
	For the six months ended June 30, 2022
	Parent		Non-VIE subsidiaries	VIE	Elimination	Consolidated
Net cash provided by (used in) operating activities		$(724,078)	$—	$7,612,105	$—	$6,888,027
Net cash provided by investing activities	$		$—	$(5,412,915)	—	$(5,412,915)
Net cash provided by (used in) financing activities		$724,078	$—	$(2,481,200)	$—	$(1,757,122)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF MCAE
MCAE’s balance sheet data as of September 30, 2022 and statement of operations data for the nine months ended September 30, 2022 are derived from MCAE’s unaudited financial statements included elsewhere in this proxy statement/prospectus. MCAE’s balance sheet data as of December 31, 2021 and statement of operations data for the period from March 2, 2021 (inception) through December 31, 2021 are derived from MCAE’s audited financial statements included elsewhere in this proxy statement.
The historical results of MCAE included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of MCAE. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAE” and the financial statements and the related notes appearing elsewhere in this proxy statement.
	For the Nine Months Ended September 30, 2022 (Unaudited)	For the Period from March 2, 2021 (inception) through December 31, 2021 (Audited)
General and administrative expenses	$494,293	$275,867
Loss from operations	(494,293)	(334,474)
Net loss	$(212,770)	$(332,241)
Weighted average shares outstanding of redeemable common stock – basic and diluted	5,417,193	3,975,127
Basic and diluted net loss per share common share	$(0.02)	$0.51
Weighted average shares outstanding of non-redeemable common stock – basic and diluted	1,633,891	1,524,867
Basic and diluted net loss per share common share	$(0.05)	$(1.55)
	As of September 30, 2022 (Unaudited)	As of December 31, 2021
Balance Sheet Data:
Cash	$284	$341,429
Prepaid expenses	$35,506	28,750
Marketable securities held in Trust Account	$54,438,427	54,174,163
Total assets	$54,474,217	$54,544,342
Total liabilities	$2,149,595	$2,006,950
Common Stock subject to possible redemption	$54,327,479	$54,171,930
Total Stockholders’ Deficit	$(2,002,857)	$(1,634,538)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma combined financial data gives effect to the Business Combination and the other transactions contemplated by the Merger Agreement described in the section titled “Unaudited Pro Forma Combined Financial Information”.
The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as June 30, 2022, included in “Unaudited Pro Forma Condensed Combined Financial Information.”
The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of MCAE and ETAO, including the accompanying notes, which are included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. MCAE and ETAO have not had any historical relationship prior to the Business Combination. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.
The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, MCAE will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on ETAO shareholders expecting to have a majority of the voting power of the combined company, ETAO comprising the ongoing operations of the combined entity, ETAO comprising a majority of the governing body of the combined company, and ETAO’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of ETAO issuing share for the net assets of MCAE, accompanied by a recapitalization. The net assets of MCAE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Etao.
The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption into cash of MCAE’s public shares:
•
Assuming minimum redemptions for cash:   This presentation assumes that other than the 3,820,487 shares already redeemed by MCAE shareholders as of November 17,2022, no other MCAE shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions.

•
Assuming maximum redemptions for cash:   Assuming redemptions of 1,079,358 ordinary shares of MCAE for cash as of June 30, 2022: This presentation assumes that MCAE shareholders will exercise their redemption rights with respect to a maximum of 1,079,358 shares, leaving only 517,348 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of June 30, 2022.

•
Assuming 50% redemptions for cash:   Assuming redemptions of 539,679 ordinary shares (average of redeemable shares for minimum and maximum scenarios) of MCAE for cash: This presentation assumes that MCAE shareholders will exercise their redemption rights with respect to of 539,679 ordinary shares, leaving only 1,057,027 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of June 30, 2022.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, and other related events, and are factually supportable. The adjustments presented to the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

MCAE & ETAO
Summarized Pro Forma Combined Financial Position
As of June 30, 2022
Assuming Minimum Redemption
	MCAE	ETAO	Adjustments	Combined
Current Assets .	54,390,042	26,547,418	(43,534,254)	37,403,206
Non-current Assets .	—	191,611,420	—	191,611,420
Total Assets .	54,390,042	218,158,838	(43,534,254)	229,014,626
Current Liabilities	2,058,222	38,251,085	(1,996,018)	38,313,289
Non-current Liabilities .	—	26,565,846	—	26,565,846
Total Liabilities .	2,058,222	64,816,931	(1,996,018)	64,879,135
Commitment and contingencies – redeemable shares	54,171,930	—	(54,171,930)	—
Shareholders’ Equity	(1,840,110)	144,855,122	12,633,694	155,648,706
Non-controlling interest .	—	8,486,785	—	8,486,785
Total Equity .	(1,840,110)	153,341,907	12,633,694	164,135,491
Total Liabilities and Shareholders’ Equity .	54,390,042	218,158,838	(43,534,254)	229,014,626
MCAE & ETAO
Summarized Pro Forma Combined Results of Operation
For the six months ended June 30, 2022
Assuming Minimum Redemption
	MCAE	ETAO	Adjustments	Combined
Revenues	—	33,836,335	—	33,836,335
Gross Profit .	—	12,112,969	—	12,112,969
Operating expenses .	(282,824)	(12,128,147)	(32,103,982)	(44,514,953)
Operating income (loss)	(282,824)	(15,178)	(32,103,982)	(32,401,984)
Loss before taxes	(204,219)	(233,000)	(32,182,587)	(32,619,806)
Taxes	(1,353)	(390,181)	—	(391,534)
Net loss .	(205,572)	(623,181)	(32,182,587)	(33,011,340)
Non-controlling interest income .	—	(168,697)	—	(168,697)
Net loss attributable to shareholders .	(205,572)	(791,878)	(32,182,587)	(33,180,037)

MCAE & ETAO
Summarized Pro Forma Combined Financial Position
As of June 30, 2022
Assuming Maximum Redemption
	MCAE	ETAO	Adjustments	Combined
Current Assets .	54,390,042	26,547,418	(54,327,838)	26,609,622
Non-current Assets .	—	191,611,420	—	191,611,420
Total Assets .	54,390,042	218,158,838	(54,327,838)	218,221,042
Current Liabilities	2,058,222	38,251,085	(1,996,018)	38,313,289
Non-current Liabilities .	—	26,565,846	—	26,565,846
Total Liabilities .	2,058,222	64,816,931	(1,996,018)	64,879,135
Commitment and contingencies – redeemable shares	54,171,930	—	(54,171,930)	—
Shareholders’ Equity	(1,840,110)	144,855,122	1,840,110	144,855,122
Non-controlling interest .	—	8,486,785	—	8,486,785
Total Equity .	(1,840,110)	153,341,907	1,840,110	153,341,907
Total Liabilities and Shareholders’ Equity .	54,390,042	218,158,838	(54,327,838)	218,221,042
MCAE & ETAO
Summarized Pro Forma Combined Results of Operation
For the six months ended June 30, 2022
Assuming Maximum Redemption
	MCAE	ETAO	Adjustments	Combined
Revenues	—	33,836,335	—	33,836,335
Gross Profit	—	12,112,969	—	12,112,969
Operating expenses	(282,824)	(12,128,147)	(32,103,982)	(44,514,953)
Operating income (loss)	(282,824)	(15,178)	(32,103,982)	(32,401,984)
Loss before taxes	(204,219)	(233,000)	(32,182,587)	(32,619,806)
Taxes	(1,353)	(390,181)	—	(391,534)
Net loss	(205,572)	(623,181)	(32,182,587)	(33,011,340)
Non-controlling interest income	—	(168,697)	—	(168,697)
Net loss attributable to shareholders	(205,572)	(791,878)	(32,182,587)	(33,180,037)

MCAE & ETAO
Summarized Pro Forma Combined Financial Position
As of June 30, 2022
Assuming 50% Redemption
	MCAE	ETAO	Adjustments	Combined
Current Assets .	54,390,042	26,547,418	(48,931,048)	32,006,412
Non-current Assets .	—	191,611,420	—	191,611,420
Total Assets .	54,390,042	218,158,838	(48,931,047)	223,617,832
Current Liabilities	2,058,222	38,251,085	(1,996,018)	38,313,289
Non-current Liabilities .	—	26,565,846	—	26,565,846
Total Liabilities .	2,058,222	64,816,931	(1,996,018)	64,879,135
Commitment and contingencies – redeemable shares	54,171,930	—	(54,171,930)	—
Shareholders’ Equity	(1,840,110)	144,855,122	7,236,900	150,251,912
Non-controlling interest .	—	8,486,785	—	8,486,785
Total Equity .	(1,840,110)	153,341,907	7,236,900	158,738,697
Total Liabilities and Shareholders’ Equity .	54,390,042	218,158,838	(48,931,048)	223,617,832
MCAE & ETAO
Summarized Pro Forma Combined Results of Operation
For the six months ended June 30, 2022
Assuming 50% Redemption
	MCAE	ETAO	Adjustments	Combined
Revenues	—	33,836,335	—	33,836,335
Gross Profit	—	12,112,969	—	12,112,969
Operating expenses	(282,824)	(12,128,147)	(32,103,982)	(44,514,953)
Operating income (loss)	(282,824)	(15,178)	(32,103,982)	(32,401,984)
Loss before taxes	(204,219)	(233,000)	(32,182,587)	(32,619,806)
Taxes	(1,353)	(390,181)	—	(391,534)
Net loss	(205,572)	(623,181)	(32,182,587)	(33,011,340)
Non-controlling interest income	—	(168,697)	—	(168,697)
Net loss attributable to shareholders	(205,572)	(791,878)	(32,182,587)	(33,180,037)

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED
PER SHARE DATA OF MCAE AND ETAO
The following table sets forth selected historical comparative share information for MCAE and ETAO and unaudited pro forma combined per share information of the Combined Entity after giving effect to the Business Combination, assuming three redemption scenarios as follows:
•
Assuming minimum redemptions for cash:   This presentation assumes that other than the 3,820,487 shares already redeemed by MCAE shareholders as of November 17, 2022, no other MCAE shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions.

•
Assuming maximum redemptions for cash:   Assuming redemptions of 1,079,358 ordinary shares of MCAE for cash as of June 30, 2022: This presentation assumes that MCAE shareholders will exercise their redemption rights with respect to a maximum of 1,079,358 ordinary shares, leaving only 517,348 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of June 30, 2022.

•
Assuming 50% redemptions for cash:   Assuming redemptions of 539,679 ordinary shares (average of redeemable shares for minimum and maximum scenarios) of MCAE for cash: This presentation assumes that MCAE shareholders will exercise their redemption rights with respect to of 539,679 ordinary shares, leaving only 1,057,027 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of June 30, 2022.

You should read the information in the following table in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of MCAE and ETAO and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor net loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of MCAE and ETAO would have been had the companies been combined during the periods presented.
			Unaudited Combined Pro Forma			Unaudited ETAO equivalent Pro Forma
	MCAE (Historical)	ETAO (Historical)	(Assuming Minimum Redemption)	(Assuming Maximum Redemption)	Assuming Interim Redemption	(Assuming Minimum Redemption)	(Assuming Maximum Redemption)	Assuming Interim Redemption
Book value per share as of June 30, 2022	(0.57)	5.49	1.46	1.37	1.41	1.45	1.45	1.45
Weighted average shares outstanding of Common Stock – basic and diluted		26,400,500
Net loss per share of Common Stock – basic and diluted		(0.03)
Weighted average shares outstanding of redeemable Common Stock – basic and diluted	5,417,193
Net loss per share of redeemable Common Stock – basic and diluted	(0.03)
Weighted average shares outstanding of non- redeemable Common Stock – basic and diluted	1,633,891		106,791,650	105,712,292	106,251,971	100,000,000	100,000,000	100,000,000
Net loss per share of non-redeemable Common Stock – basic and diluted	(0.03)		(0.31)	(0.31)	(0.31)	(0.33)	(0.33)	(0.33)

RISK FACTORS
The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of ETAO and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Common Stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of ETAO and notes to the financial statements included herein.
Risks Related to ETAO’s Business and Industry
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to ETAO, its subsidiaries and the eleven VIEs prior to the consummation of the Business Combination.
ETAO’s limited operating history makes it difficult to predict ETAO’s future prospects, business and financial performance.
ETAO International Group was formed on August 31, 2020 under the laws of the Cayman Islands. ETAO’s operating entities provide telemedicine, hospital care, primary care, pharmacy and health insurance covering all life stages of patients. ETAO’s short operating history may not serve as an adequate basis for evaluating ETAO’s prospects and future operating results, including ETAO’s key operating data, net revenue, cash flows and operating margins. In addition, the telehealth industry in China is at a relatively early stage of development and will continue to evolve. As a result, you may not be able to fully discern the market dynamics that ETAO is subject to and to assess ETAO’s business prospects.
ETAO has encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, including those relating to ETAO’s ability to adapt to the industry, to create and maintain ETAO’s proposed comprehensive ecosystem of telemedicine, online insurance and pharmacy, biotech, and offline hospitals or specialty clinics. If ETAO is unable to successfully address these risks and uncertainties, ETAO’s business, financial condition and results of operations could be materially and adversely affected.
ETAO may not be able to retain existing registered users and customers or continue to attract new users and/or customers at a level necessary to sustain or grow ETAO’s business.
ETAO’s assets comprised of telemedicine and digital businesses constitute an important part of its net revenue, and ETAO depends on the enlargement of its user and customer base to build the ETAO ecosystem. Any failure to attract existing users or customers or bring new users or customers in adequate numbers or at adequate rates would materially and adversely affect ETAO’s business. To sustain ETAO’s growth, ETAO endeavors to retain ETAO’s existing members and continually add new customers to maintain or improve ETAO’s financial performance.
Because the telemedicine industry is relatively new and rapidly evolving, ETAO faces uncertainties and challenges in maintaining and growing its customer base. A significant number of ETAO’s existing and target customers consists of individuals who prefer cost-effective online medical care to expensive offline medical facilities. These members frequently have limited budgets and are more vulnerable to adverse economic conditions and unfavorable changes in the regulatory environment. If these users experience economic hardship, they may be unwilling or unable to use ETAO’s services, which would reduce demand for ETAO’s services, increase customer attrition and adversely affect ETAO’s business, financial condition and results of operations. In addition, ETAO may lose users or customers due to adverse changes in general economic conditions or the regulatory environment in the regions in which ETAO operates or the areas in which ETAO’s users and customers live and work.

Even if ETAO attracts new users and customers, these new users and customers may not maintain the same level of use of ETAO’s services and products For example, they may not use or continue to use app/services/hospitals.
ETAO has incurred losses historically, and ETAO may continue to experience significant losses in the future.
ETAO has incurred net losses since its inception in August 2020. For the years ended December 31, 2020 and2021 ETAO incurred net loss $0.3 million and $10.6 million, respectively, ETAO expects that these costs and investments will increase in 2022 as the impact of COVID-19 lockdowns continued to adversely impact the business. Additional acquisitions, associated integration costs, as well as, increased R&D may further increase costs into 2023. These expenditures may make it difficult for ETAO to achieve profitability, and ETAO cannot predict whether ETAO will achieve profitability in the near term or at all. Furthermore, the costs actually incurred could exceed its expectations, and the investments may be unsuccessful and therefore cannot generate adequate revenue and cash flow, if any at all.
ETAO has recorded negative cash flows from operating activities historically and may experience significant cash outflows or has net current liabilities in the future.
ETAO has experienced significant cash outflow from operating activities historically. ETAO had net cash used in operating activities of $0 and $0.3 million for the years of 2020 and 2021, respectively. The cost of continuing operations could further reduce ETAO’s cash position, and an increase in ETAO’s net cash outflow from operating activities could adversely affect ETAO’s operations by reducing the amount of cash available for ETAO’s operations and business expansion.
Failure to generate positive cash flow from operations may adversely affect ETAO’s ability to raise capital for ETAO’s business on reasonable terms, if at all. It may also diminish the willingness of members or other parties to enter into transactions with ETAO, and have other adverse effects that harm ETAO’s long-term viability.
ETAO had net current liabilities of $0 and $38.5 million as of December 31, 2020, and December 31, 2021, respectively. Net current liabilities expose ETAO to liquidity risk. ETAO has satisfied its liquidity requirements primarily through equity financing activities and short-term/long-term borrowings. Such financing might not be available to ETAO in a timely manner or on terms that are acceptable, or at all.
ETAO’s business will require significant amount of working capital to support its growth. ETAO’s future liquidity and ability to make additional capital investments will depend primarily on its ability to maintain sufficient cash generated from operating activities and to obtain adequate external financing. There can be no assurance that ETAO will be able to renew existing bank facilities or obtain equity or other sources of financing.
ETAO’s key operational metrics and other estimates may not accurately measure ETAO’s operating performance.
ETAO continually reviews key operational metrics using established measures such as number of staff-to-patient ratio, room turnover rate, readmission rate, average length of stay, average patient wait time to measure its performance at its hospitals and clinics to make strategic decisions. These metrics are calculated using internal data and may not be indicative of ETAO’s future operating performance. While these numbers are based on what ETAO believes to be reasonable estimates for the applicable period of measurement, there are inherent challenges in doing so. For example, these metrics may be skewed by an uptick in COVID-19 cases where resources at medical institutions may be directed to treat COVID-19 cases, thereby decreasing patient demand and supply for non-COVID-19 related medical services (e.g., elective surgeries). If that were to occur, ETAO’s hospital and clinic operational metrics would not accurately reflect ETAO’s operating performance.
As well as ETAO builds out its virtualized services model, these metrics, established for an earlier generation of healthcare services, may not accurately measure the synergies and efficiencies created by the virtualized services. ETAO is currently developing more appropriate operational metrics for its ecosystem.

ETAO requires a significant amount of capital to fund its operations and growth. If ETAO cannot obtain sufficient capital on acceptable terms, its business, financial condition and prospects may be materially and adversely affected.
ETAO requires a significant amount of capital and resources for its operations and continued growth. ETAO expects to make significant investments in the expansion and operations, which may significantly increase ETAO’s net cash used in operating activities. ETAO’s sales and marketing expenses may also continue to increase in order to keep attracting members and to attract new members. In addition, ETAO invests heavily in its technology systems, which are essential to ETAO’s expansion and operations. It may take a long time to realize returns on such investments, if at all.
To date, ETAO has historically funded its cash requirements primarily through capital contributions from its shareholders and short-term or long-term borrowings. If these resources are insufficient to satisfy ETAO’s cash requirements, ETAO may seek to raise funds through additional equity offerings or debt financing or additional bank facilities. ETAO’s ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including those relating to its future business development, financial condition and results of operations, general market conditions for financing activities by companies in its industry, and macro-economic and other conditions in China and globally. If ETAO cannot obtain sufficient capital on acceptable terms to meet its capital needs, ETAO may not be able to execute its growth strategies, and ETAO’s business, financial condition and prospects may be materially and adversely affected.
ETAO’s expansion into new regions, markets and business areas may pose increased risks.
ETAO also plans to expand operations in China and overseas markets. Additionally, in order to provide superior services to its users and customers, ETAO intends to grow via a buy and build model, whereby investments are made in our existing operating entities while simultaneously making opportunistic acquisitions in high-growth market segments This expansion will incur significant costs, and it inherently involves uncertainties and risks as ETAO may encounter unexpected issues or situations for which ETAO is unprepared.
As ETAO’s business expands into new regions, ETAO plans to invest substantial resources and may face new operational risks and challenges associated with the business, economic and regulatory environment with which ETAO is not familiar. ETAO will be required, among other things, to understand and comply with the local regulations, to partner with local businesses or individuals, to hire, train, manage and retain local workforce, and to cope with members or potential members who have different preferences. Additionally, in launching in a new region, ETAO needs to negotiate satisfactory terms with local parties, to adapt the design and features of ETAO’s digital assets and services to accommodate local conventions, and to adjust ETAO’s pricing and marketing approaches as per factors such as local rental prices. All these adjustments ETAO makes may be ineffective and adversely affect ETAO’s business. For example, for the years of 2020 and 2021, ETAO recorded impairment loss on long-lived assets respectively. ETAO’s strategy of overseas expansion will further subject it, for instance, to different cultural norms and business practice, risks relating to fluctuations in currency exchange rates, and unpredictable disruptions as a result of security threats or political or social unrest and economic instability.
ETAO faces vigorous competition. If ETAO is not able to compete effectively with others, ETAO’s business, financial condition and results of operations may be materially and adversely affected.
The Chinese digital healthcare space is still in a relatively early stage of development with numerous opportunities. If new companies launch competing solutions in the markets in which ETAO operates, ETAO may face increased competition for members. ETAO’s existing competitors include global players, up-and-coming local companies and traditional workspace operators such as Teladoc Health, Waterdrop, Inc., and Hygeia. Some of ETAO’s competitors may have more resources, operate in more jurisdictions and be able to provide a better member experience at a more competitive price. ETAO may face heightened competition under certain operation models. For example, ETAO’s competitor may charge lower fees and ETAO may lose the client due to pricing or be forced to lower its fees. Further our competitors may have better developed technology and relationships with insurance companies. ETAO’s inability to compete effectively in securing new or repeat businesses could hinder its growth or adversely impact its operating results.

In addition, some of the services ETAO provides or plans to provide are served by companies established in their markets. Failure to compete in such services markets could damage ETAO’s ability to cultivate the vibrant community ETAO seeks to build.
ETAO’s success depends on the continuing efforts of its key management and capable personnel as well as its ability to recruit new talent. If ETAO fails to hire, retain or motivate ETAO’s staff, ETAO’s business may suffer.
ETAO’s future success depends in a large part on the continued service of ETAO’s key management. If ETAO loses the services of any member of ETAO’s key management, ETAO may not be able to hire suitable or qualified replacements, and may incur additional expenses to recruit and train new staff which could severely disrupt ETAO’s business and growth. If any member of ETAO’s key management joins a competitor or forms a competing business, ETAO may lose customers, know-how and key professionals and staff members.
ETAO’s rapid growth also requires it to continually hire, train, and retain a wide range of personnel that can adapt to a dynamic, competitive and challenging business environment and are capable of helping us conduct effective marketing, innovate new products and service offerings, and develop technological capabilities. ETAO may need to offer attractive compensation and other benefits package, including share-based compensation, to attract and retain them. ETAO also needs to provide ETAO’s employees with sufficient training to help them realize their career development and grow with ETAO. Any failure to attract, train, retain or motivate experienced and capable personnel could severely disrupt ETAO’s business and growth.
ETAO has engaged in transactions with related parties, and such transactions present potential conflicts of interest that could have an adverse effect on our business and results of operations.
ETAO has entered into a number of other transactions with related parties. See “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS” for more details. ETAO may in the future enter into additional transactions with its related parties. Interests of these related parties may not necessarily be aligned with ETAO’s interests and the interests of its other shareholders. For example, conflicts of interest may arise in connection with decisions regarding the transaction arrangements which may be less favorable to ETAO than similar arrangements negotiated with unaffiliated third parties. Conflicts of interest may also arise in connection with the exercise of contractual remedies, such as the treatment of events of default. As a result, those related party transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations.
Growth of ETAO’s business will partially depend on the recognition of ETAO’s brand. Failure to maintain, protect and enhance ETAO’s brand would limit ETAO’s ability to expand or retain ETAO’s user base, which would materially and adversely affect ETAO’s business, financial condition and results of operations.
ETAO believes that recognition of ETAO’s brand among ETAO’s members and business partners has helped in managing ETAO’s member acquisition costs and contributed to the growth and success of ETAO’s business. Accordingly, maintaining, protecting and enhancing the recognition of ETAO’s brand is critical to ETAO’s business and market position. Maintaining, protecting and enhancing ETAO’s brand depends on several factors, including, ETAO’s ability to:
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maintain the quality and attractiveness of the services and technology ETAO offers;

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maintain relationships with hospitals and insurance companies;

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increase brand awareness through marketing and brand promotion activities;

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comply with relevant laws and regulations;

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compete effectively against existing and future competitors; and

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preserve ETAO’s reputation and goodwill generally and in the event of any negative publicity on ETAO’s services and data security, or other issues affecting us, and China’s digital healthcare industry in general.

A public perception that ETAO, or other industry participants do not provide satisfactory services, even if factually incorrect or based on isolated incidents, could damage ETAO’s reputation, diminish the value of ETAO’s brand, undermine the trust and credibility ETAO has established and have a negative impact on ETAO’s ability to attract and retain members, and ETAO’s business, financial condition and results of operations may be materially and adversely affected.
If ETAO’s promotional and marketing plans are not effective, ETAO’s business and prospects may be negatively affected.
ETAO has invested and anticipates to continue investing in sales and marketing activities to promote its brand and to deepen its relationships with patients. ETAO also pays for online advertisements to platforms to sustain its exposure and publicity. In addition, ETAO uses search engine Baidu and social media platforms such as WeChat video, WeChat live broadcast, TikTok video, and Kuaishou video to attract customers. To foster the member base, ETAO may offer discounts or other incentives, which incur costs and might not be effective for obtaining new users.
Moreover, ETAO’s sales and marketing activities may not be well received by its existing users, and may not attract new ones as anticipated. The evolving marketing landscape may require ETAO to experiment with new marketing methods to keep pace with industry trends and members’ preferences. Failure to refine ETAO’s existing marketing approaches or to introduce new marketing approaches in a cost-effective manner could reduce the number of members, occupancy rate and market share. ETAO also relies on a number of agencies, business partners and its own business development team to attract new members and thus enlarge its member base. Any disruption of ETAO’s relationship with these intermediaries could harm ETAO’s abilities to promote business. Therefore, there is no assurance that ETAO will be able to recover the costs of its sales and marketing activities or that these activities will be effective in attracting new members and retaining existing ones.
ETAO faces risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt its operations.
China has in the past experienced significant natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemic or pandemic diseases, and any similar event could materially impact ETAO’s business in the future. If a disaster or other disruption were to occur in the future that affects the regions where ETAO operates its business, ETAO’s operations could be materially and adversely affected due to loss of personnel and damage to property. Even if ETAO is not directly affected, such a disaster or disruption could affect the operations or financial condition of ETAO’s ecosystem participants, which could harm ETAO’s results of operations.
In addition, ETAO’s business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, COVID-19 or other disease. In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, infections have been reported globally. The World Health Organization declared COVID-19 to constitute a “Public Health Emergency of International Concern” on January 30, 2020 and then characterized it as a pandemic on March 11, 2020. With an aim to contain the COVID-19 outbreak, the PRC government imposed various strict measures across the country including, but not limited to, travel restrictions, mandatory quarantine requirements, temporary closure of business premises, and postponed resumption of business operations. While it is unknown how long these conditions will last and what the complete financial effect will be to ETAO, ETAO is closely monitoring the impact of COVID-19 on it. ETAO’s business, results of operations, financial conditions and prospects could be materially adversely affected to the extent that COVID-19 harms the Chinese and global economy in general.
ETAO may not effectively identify, pursue and consummate strategic alliances, investments or acquisitions.
ETAO may from time to time engage in evaluations of, and discussions with, possible acquisitions, investments or alliance candidates. ETAO cannot guarantee that it may be able to identify suitable strategic alliances, investment or acquisition opportunities. Even when ETAO identifies an appropriate acquisition or investment target, it may not be able to negotiate the terms of the acquisition or investment successfully, obtain financing for the proposed transaction, or integrate the relevant businesses into its existing business and operations. Furthermore, as ETAO has limited control over the companies in which it only has minority stake, it cannot ensure that these companies will always comply with applicable laws and regulations in their business operations. Non-compliance of regulatory requirements by ETAO’s acquisition targets may cause substantial harm to ETAO’s reputations and the value of ETAO’s investment. In addition, there may be particular complexities, regulatory or otherwise, associated with ETAO’s expansion into new markets. ETAO’s strategies may not be successfully implemented beyond the current markets. If ETAO is unable to effectively address these challenges, its ability to execute acquisitions as a component of its long-term strategy will be impaired, which could have an adverse effect on its growth.
Certain industry data and information in this proxy statement/prospectus were obtained from third-party sources and were not independently verified by ETAO.
This proxy statement/prospectus contains certain industry data and information obtained from third-party sources. ETAO has not independently verified the data and information contained in such third-party publications and reports. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.
Statistical data in these publications also include projections based on a number of assumptions. The telehealth industry may not grow at the rates projected by market data, or at all. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. Material slowdown of digital healthcare industry against the projected rates may have material and adverse effects on ETAO’s business.
ETAO may not be able to adequately protect its intellectual property from unauthorized use by others.
ETAO’s trademarks and other intellectual properties are critical to its business. Any of ETAO’s intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. There can be no assurance that (i) ETAO’s pending applications for intellectual property rights will be approved, (ii) all of ETAO’s intellectual property rights will be adequately protected, or (iii) ETAO’s intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Third parties may also take the position that ETAO is infringing their rights, and ETAO may not be successful in defending these claims. Additionally, ETAO may not be able to enforce and defend its proprietary rights or prevent infringement or misappropriation, without substantial expense to ETAO and a significant diversion of management time and attention from business strategy.
To protect ETAO’s trademarks and other proprietary rights, ETAO relies on and expects to continue to rely on a combination of protective agreements with its team members and third parties (including local or other strategic partners it may do business with), physical and electronic security measures, and trademark, copyright, patent and trade secret protection laws. If the measures ETAO has taken to protect its proprietary rights are inadequate to prevent the use or misappropriation by third parties or such rights are diminished due to successful challenges, the value of ETAO’s brand and other intangible assets may be diminished and ETAO’s ability to attract and retain members may be adversely affected.
The proper functioning of ETAO’s technology is essential to ETAO’s business, and any difficulty experienced by such system would materially and adversely affect ETAO.
ETAO uses a combination of proprietary technology and technology provided by its third-party service providers to support its business and its member experience.
ETAO’s products and services may not continue to be supported by third-party service providers on commercially reasonable terms or at all. Moreover, ETAO may be subject to claims by third parties who maintain that ETAO’s service providers’ technology infringes the third party’s intellectual property rights. Although ETAO’s agreements with its third-party service providers often contain indemnities in ETAO’s favor with respect to these eventualities, ETAO may not be indemnified for these claims or ETAO may not be successful in obtaining indemnification to which ETAO is entitled.

To the extent that the technologies and systems that ETAO uses to manage the daily operations of ETAO’s business or that ETAO makes available to its members malfunction, ETAO’s ability to operate its business, retain existing members and attract new users may be impaired. ETAO may not be able to attract and retain sufficiently skilled and experienced professionals to operate and maintain these technologies and systems, and ETAO’s current product and service offerings may not continue to be, and new product and service offerings may not be, supported by the applicable third-party service providers on commercially reasonable terms or at all. Also, any harm to ETAO’s members’ personal computers or other devices caused by ETAO’s software, such as ETAO’s apps, or other sources of harm, such as hackers or computer viruses, could have an adverse effect on the member experience and ETAO’s reputation.
ETAO needs to invest heavily on its technology in order to sustain or grow ETAO’s business, and the uncertainties associated with the evolving customer needs and emerging industry standards create risks with respect to such investment. On one hand, ETAO’s ongoing investment in technology may not generate the expected level of returns; on the other hand, failure on ETAO’s part to adopt new technologies to adapt to such changing environment may materially and adversely impact ETAO’s business.
ETAO’s business generates, processes and stores a large amount of data; the improper use or disclosure of such data by unauthorized persons could subject ETAO to significant reputational, financial, legal and operational consequences.
ETAO generates significant amount of proprietary, sensitive and otherwise confidential information relating to its business and operations. ETAO collects and stores these personal data regarding its users, including user names and billing data in its system. The collection, protection and use of personal data are governed by privacy laws and regulations enacted in PRC and other jurisdictions around the world. These laws and regulations continue to evolve and on occasion may be inconsistent from one jurisdiction to another. Compliance with applicable privacy laws and regulations may lead to increases in ETAO’s operating costs and adversely impact ETAO’s ability to conduct ETAO’s business and market ETAO’s products and services to ETAO’s users and potential members. Any failure or perceived failure on ETAO’s part or ETAO’s third-party service providers to comply with applicable privacy laws, privacy policies or privacy-related contractual obligations may result in governmental enforcement actions, fines, litigation, other claims and adverse publicity.
Similar to other companies, ETAO’s information technology systems face the threat of cyber-attacks, such as security breaches, phishing scams, malware and denial-of-service attacks. ETAO’s systems or the systems of third-parties that ETAO relies upon could experience unauthorized intrusions or inadvertent data breaches, which could result in the exposure or erosion of ETAO’s proprietary information and/or members’ data. This data is maintained on ETAO’s own systems as well as the systems of third-party service providers.
As methods used to obtain unauthorized access to systems or sabotage systems change frequently and may not be known until launched against ETAO or the third parties ETAO relies on, ETAO and its partners may be unable to anticipate these attacks or implement adequate preventative measures. In addition, any party who is able to illegally obtain identification and password credentials could potentially gain unauthorized access to ETAO’s systems or the systems of third parties ETAO relies on. If any such event occurs, ETAO may have to spend significant capital and other resources to mitigate the impact of the event and to develop and implement protection to prevent such future events of that nature from occurring. From time to time, employees make mistakes with respect to security policies that are not always immediately detected by compliance policies and procedures. These can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may disrupt operations or result in unauthorized disclosure of confidential information.
If a cybersecurity incident occurs, or is perceived to occur, ETAO may be the subject of negative publicity and the perception of the effectiveness of ETAO’s security measures and ETAO’s reputation may be harmed, which could damage ETAO’s relationships and result in the loss of existing or potential members. In addition, even if there is no compromise of member information, ETAO could incur significant fines or lose the opportunity to support electronic payments from members, which would limit the full effectiveness and efficiency of ETAO’s payment processing.

The wide variety of payment methods that ETAO accepts subject ETAO to third-party payment processing-related risks.
ETAO accepts a variety of payment methods including Alipay and WeChat pay through third-party payment processors. ETAO pays these payment processors varying service fees, which may increase over time and raise ETAO’s operating costs. ETAO may also be subject to fraud, security breaches and other illegal activities in connection with the various payment methods ETAO offers.
In addition, ETAO is subject to various rules, regulations and requirements, regulatory or otherwise, governing payment processing, which could change or be reinterpreted to make it difficult or impossible for ETAO to comply with. For example, according to Announcement No.10 (2018) of the People’s Bank of China — Announcement on Cracking down on the Act of Refusing to Accept Cash Payment issued in July 2018, or Announcement No.10, companies that refuse to accept cash payment should rectify such non-compliance.
According to People’s Bank of China’s interpretation of Announcement No.10, e-commerce platforms, unattended sales, self-service, and online government affairs, which provide goods and services and perform legal duties in a networked and cashier-less manner and do not meet the conditions for accepting cash, can use non-cash payment tools if all the involved parties reach consensus. ETAO believes that its cashier-less operation is in compliance with Announcement No. 10. However, ETAO cannot assure you that the relevant governmental authorities will have the same interpretation. If ETAO fails to comply with these rules or requirements, ETAO may be subject to fines and higher transaction fees or no longer be able to offer certain payment methods, and ETAO’s business, financial condition and results of operations could be materially and adversely affected.
A severe or prolonged downturn in the PRC or global economy could materially and adversely affect ETAO’s business and ETAO’s financial condition.
The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa and over the conflicts involving Ukraine, Russia, Syria and North Korea. There have also been concerns on regional instability and tension, as well as the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes, and the trade disputes between the United States and China. For example, a growing trade dispute between the United States and China could adversely impact demand for ETAO’s agile office spaces and services, ETAO’s costs, ETAO’s users, suppliers and business partners and China’s economy, which could materially and adversely affect ETAO’s business, operating results and financial condition. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.
Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Although growth of China’s economy remained relatively stable, China’s economic growth may materially decline in the near future. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect ETAO’s business, results of operations and financial condition.
ETAO has limited insurance coverage for its operations.
The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. Although ETAO’s entities have purchased insurance including commercial insurance and fixed asset vehicle insurance, those insurances might not be able to cover all risks. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect its results of operations and financial condition.

Risk Related to ETAO’s Corporate Structure
The laws of the Cayman Islands may not provide ETAO’s shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.
ETAO a company incorporated under the laws of the Cayman Islands with limited liability. ETAO’s corporate affairs are governed by its amended and restated memorandum and articles of association, by the Companies Act As Revised of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against ETAO’s directors, actions by minority shareholders and the fiduciary responsibilities of ETAO’s directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of ETAO’s shareholders and the fiduciary responsibilities of ETAO’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands companies like ETAO have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. ETAO’s directors have discretion under our articles of association to determine whether or not, and under what conditions, ETAO’s corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.
ETAO relies on contractual arrangements with the VIEs and their shareholders for a large portion of ETAO’s business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIEs or their shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on ETAO’s business.
ETAO has relied and expects to continue relying on contractual arrangements with the VIEs and their shareholders to operate its business in China. The revenues contributed by the VIEs and their subsidiaries constituted substantially all of ETAO’s net revenue for the year of 2021.
These contractual arrangements do not give us an equity interest in the VIEs and may not be as effective as direct ownership in providing ETAO with control over the VIEs. For example, the VIEs and their shareholders could breach their contractual arrangements with ETAO by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to ETAO’s interests. If ETAO had direct ownership of the VIEs, ETAO would be able to exercise its rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. The shareholders of the Consolidating VIEs may not act in the best interests of ETAO or may not perform their obligations under these contracts. Such risks exist throughout the period in which ETAO intends to operate certain portions of its business through the contractual arrangements with the VIEs. As a result, ETAO faces increased risk that these shareholders may breach the VIE contracts or take other actions that are detrimental to ETAO’s interests.

If the VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, ETAO may have to incur substantial costs and expend additional resources to enforce such arrangements. For example, if the shareholders of the VIEs refuse to transfer their equity interest in the VIEs to ETAO or ETAO’s designee if ETAO exercises the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward ETAO, then ETAO may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in the VIEs, ETAO’s ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If ETAO suffers significant time delays or other obstacles in the process of enforcing these contractual arrangements, ETAO’s ability to consolidate the financial results of the VIEs would be affected, which would in turn result in a material adverse effect on its business, operations and financial condition.
The shareholders of the VIEs may have actual or potential conflicts of interest with ETAO, which may materially and adversely affect ETAO’s business and financial condition.
As of the date of this proxy statement/prospectus, ETAO is not aware of any conflicts between the shareholders of the VIEs and ETAO. However, the shareholders of the VIEs may have actual or potential conflicts of interest with ETAO in the future. As what is in the best interests of VIEs, including matters such as whether to distribute dividends or to make other distributions to fund ETAO’s offshore requirement to the extent that such funding is permitted under PRC laws, may not be in ETAO’s best interests. These shareholders may refuse to sign or breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements ETAO has with them and the VIEs, which would have a material and adverse effect on ETAO’s ability to receive economic benefits from the VIEs. For example, the shareholders may be able to cause ETAO’s agreements with the VIEs to be performed in a manner adverse to ETAO by, among other things, failing to remit payments due under the contractual arrangements to ETAO on a timely basis. There can be no assurance that when conflicts of interest arise, any or all of these shareholders will act in ETAO’s best interests or that any conflicts of interest will be resolved in ETAO’s favor. In addition, these shareholders may breach or cause VIEs to breach or refuse to renew the existing contractual arrangements with ETAO. ETAO cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of ETAO or such conflicts will be resolved in ETAO’s favor. Currently, ETAO does not have any arrangements to address potential conflicts of interest between these shareholders and ETAO. If ETAO cannot resolve any conflict of interest or dispute between us and these shareholders, ETAO have to rely on legal proceedings, which could result in disruption of ETAO’s business and subject ETAO to substantial uncertainty as to the outcome of any such legal proceedings. As a result, in the event that the shareholders of VIEs do not comply with their obligations under the contractual arrangements, ETAO may not be able to enforce its rights, in which event ETAO may not be able to include the VIE’s financial statements with its own.
ETAO’s contractual arrangements are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.
The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit ETAO’s ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration or judgement should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts except that parties may apply for a cancellation of such rulings before an intermediate people’s court at the place where the arbitration commission is located under certain circumstances, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts, which would require additional expenses and delay. In the event ETAO is unable to enforce these contractual arrangements, or if ETAO suffers significant delays or other obstacles in the process of enforcing these contractual arrangements, ETAO may not be able to exert effective control over the VIEs, and ETAO’s ability to conduct its business may be negatively affected.

Substantial uncertainties existing with the PRC foreign investment legal regime may have a significant impact on ETAO’s corporate structure and business operations.
On March 15, 2019, the PRC National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the existing laws regulating foreign investment in the PRC, namely, the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law, and become the legal foundation for foreign investment in the PRC. Meanwhile, the Implementation Regulation of the Foreign Investment Law came into effect as of January 1, 2020, which clarified and elaborated the relevant provisions of the Foreign Investment Law. The Foreign Investment Law stipulates three forms of foreign investment. However, the Foreign Investment Law does not explicitly stipulate the contractual arrangements as a form of foreign investment.
For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities in the future. In addition, the Foreign Investment Law stipulates that foreign investment includes “foreign investors invest through any other methods under laws, administrative regulations or provisions prescribed by the State Council”. Therefore, there are possibilities that future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, and then whether ETAO’s contractual arrangement will be recognized as foreign investment, whether ETAO’s contractual arrangement will be deemed to be in violation of the foreign investment access requirements and how the above-mentioned contractual arrangement will be handled are uncertain. In addition, on December 24, 2021, the CSRC, together with other relevant government authorities in China, promulgated the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (collectively, the “Drafts for Comments”), which, among others, require certain companies to fulfill a filing procedure in respect of their offering and listing on overseas stock markets if such companies satisfy the criteria set forth in the Drafts for Comments. If the CSRC or other relevant PRC government authorities subsequently determine that prior CSRC approval, filing or other procedures is required, we cannot assure you that we can obtain the required approval or complete the required filings or other regulatory procedures in a timely manner, or at all. Therefore, there is no guarantee that ETAO’s contractual arrangement and the business of Consolidated Affiliated Entities will not be materially and adversely affected in the future. If further actions shall be taken under future laws, administrative regulations or provisions of the State Council, ETAO may face substantial uncertainties as to whether it can complete such actions. Failure to do so could materially and adversely affect ETAO’s current corporate structure and operations.
In the extreme case-scenario, ETAO may be required to unwind the contractual arrangement and/or dispose of the VIEs or their subsidiaries, which could have a material and adverse effect on ETAO’s business, financial conditions and result of operations.
Contractual arrangements in relation to the VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that ETAO or the VIEs owe additional taxes, which could negatively affect ETAO’s financial condition and the value of your investment.
Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. ETAO could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of the VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing ETAO’s PRC subsidiaries’ tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on the

VIEs for the adjusted but unpaid taxes according to the applicable regulations. ETAO’s financial position could be materially and adversely affected if the tax liabilities of the VIEs increase or if they are required to pay late payment fees and other penalties.
ETAO may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by the VIEs, which could severely disrupt its business, render us unable to conduct some or all of its business operations and constrain its growth.
VIEs hold substantially all of ETAO’s licenses, approvals and assets. ETAO relies on contractual arrangements with the VIEs to use, or otherwise benefit from, certain foreign restricted licenses and permits that it needs or may need in the future as its business continues to expand, such as the internet content provider license, or the ICP license held by the VIEs.
The contractual arrangements contain terms that specifically obligate the VIEs’ shareholders to ensure the valid existence of the VIEs and restrict the disposal of material assets of the VIEs. However, in the event the VIEs’ shareholders breach the terms of these contractual arrangements and voluntarily liquidate the VIEs, or the VIEs declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without ETAO’s consent, ETAO may be unable to conduct some or all of ETAO’s business operations or otherwise benefit from the assets held by the VIEs, which could have a material adverse effect on ETAO’s business, financial condition and results of operations. Furthermore, if the VIEs undergo a voluntary or involuntary liquidation proceeding, their shareholders or unrelated third-party creditors may claim rights to some or all of the assets of the VIEs, thereby hindering ETAO’s ability to operate its business as well as constrain its growth.
ETAO is subject to significant challenges and risks involved in the VIE Arrangements and enforcing the VIE Agreements.
Because ETAO does not hold equity interests in the VIEs, ETAO is subject to risks due to the uncertainty of the interpretation and application of the PRC laws and regulations, including but not limited to regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangement with the VIEs. ETAO is also subject to the risks of the uncertainty that the PRC government could disallow the VIE structure or the Chinese regulations could change or interpret the contractual arrangements differently in the future, which would likely result in a material change in ETAO’s operations, or a complete hindrance of ETAO’s ability to offer or continue to offer its securities to investors, and the value of ETAO’s securities may depreciate significantly or become worthless. The Chinese government may exert substantial influence and control over the manner in which we must conduct our business activities. Any action by the Chinese government to exert more oversight and control over offerings that are conducted overseas or include foreign investment in China-based issuers could significantly limit or completely hinder the Combined Company’s ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or become worthless. The VIE Arrangements are less effective than direct ownership due to the inherent risks of the VIE structure and ETAO may have difficulty in enforcing any rights ETAO may have under the VIE Agreements in the PRC because all of the VIE Agreements are governed by the PRC laws and provide for the resolution of disputes through arbitration or court in the PRC, where the legal environment is uncertain and not as developed as in the United States, and where the Chinese government has significant oversight and discretion over the conduct of ETAO’s business and may intervene or influence ETAO’s operations at any time with little advance notice, which could result in a material change in the operations and/or the value of your shares. Furthermore, these VIE Agreements may not be enforceable in China if the PRC authorities or courts take a view that such VIE Agreements contravene with the PRC laws and regulations or are otherwise not enforceable for public policy reasons. Also, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any record holder of equity interest in VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed of pursuant to the contractual arrangement or ownership by the record holder of the equity interest. In the event ETAO is unable to enforce these VIE Agreements, or if ETAO suffers significant time delays or other obstacles in the process of enforcing these contractual arrangements, ETAO may not be able to exert effective control over the VIEs and ETAO’s ability to conduct its business may be materially and adversely affected.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of the operations and financial condition.
Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Any action by the Chinese government to exert more oversight and control over offerings that are conducted overseas or include foreign investment in China-based issuers could significantly limit or completely hinder the Combined Company’s ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or become worthless. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors. Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.
Draft rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Common Shares to investors and could cause the value of our common stock to significantly decline or become worthless.
The Chinese government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations in China and/or the value of our Ordinary Shares. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer Securities to investors and cause the value of such securities to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including adopting new measures to impose filing requirements on China-based companies for their initial public offerings or listings in overseas stock markets and extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.
On December 24, 2021, China Securities Regulatory Commission or the CSRC, as defined above, issued the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”), collectively, the “Draft Rules Regarding Overseas Listings”, which were published for public comments until January 23,2022. According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulators of applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, or the others; (4) if, in the past three years, applicants’ domestic enterprises, controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfill the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked. The Draft Rules Regarding Overseas Listings, if enacted, may subject ETAO its subsidiaries, the VIE or the VIE’s subsidiaries to additional compliance requirements in the future.
As of the date of this prospectus, the Draft Rules Regarding Overseas Listings have not been promulgated, and we have not been required to obtain permission from the government of China as of U.S. offerings. While the final version of the Draft Rules Regarding Overseas Listings may be adopted in the near future, we do not believe that anything relating to clearly prohibiting overseas offering and listings would apply to us. In the event that we become subject to the compliance requirements, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all. Any failure of us or the Subsidiaries to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.
Certain of ETAO’s existing shareholders have substantial influence over ETAO, and their interests may not be aligned with the interests of ETAO’s other stockholders.
Wensheng Liu, ETAO’s Chief Executive Officer currently holds approximately 12.87% voting power of ETAO. Upon the completion of the Business Combination, Wensheng Liu is expected to own approximately       % of MCAE’s voting power by holding    Common Shares. Wensheng Liu is expected to continue to have significant influence over ETAO and Mountain Crest’s business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of ETAO or MCAE’s assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive MCAE’s stockholders of an opportunity to receive a premium for their shares as part of a sale of MCAE.
Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.
Although the PRC government has been pursuing and implementing a number of economic reforms for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because we are a group of private companies, we rely upon the governmental policies that encourage private ownership of businesses. Restrictions on private ownership of businesses would affect the stability of our business operations in general. We cannot assure you that the PRC government will continue the policies in favor of a market-oriented economy or that existing policies favorable to us will not be significantly altered, especially in the event of a change of administration, social or political disruption.
PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably. Changes and uncertainty in PRC laws and interpretation may materially and adversely affect our business performance and impede the operations in China.
There are substantial uncertainties regarding the interpretation and enforcement of PRC laws and regulations including, but not limited to, the laws and regulations governing our insurance agent business. The laws and regulations over Chinese insurance intermediaries are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations and amendments to existing laws and regulations, may adversely affect our business operations. New laws and regulations may also have retroactive effects on the operations in certain circumstances. We cannot predict what effect the new PRC laws and regulations and new interpretation of existing PRC laws or regulations may have on our business.
On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this announcement is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us.
Risks Related to PubCo’s Business and to ETAO’s Business Following the Business Combination
We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.
Upon the consummation of the Business Combination, we will be a public company, and be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the listing standards of The Nasdaq Stock Market, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified patients of the Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of a U.S. stock exchange. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”
As a public company, we will incur legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act, the listing requirements of a U.S. stock exchange and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition and results of operations.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition and results of operations.
Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, data security breaches, and terrorism.
Our platform and the cloud-based infrastructure on which our platform relies are] vulnerable to damage or interruption from the occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, terrorist attack, incident of mass violence disease, such as the COVID-19 pandemic, and similar events, which could result in lengthy interruptions in access to our platform. In addition, acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform could be interrupted. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and products to our patients and patients would be impaired or we could lose critical data. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business, financial condition, and results of operations would be harmed.
We have implemented a disaster recovery program that allows us to move website traffic to a backup data center in the event of a catastrophe. This allows us the ability to move traffic in the event of a problem, and the ability to recover in a short period of time. However, to the extent our disaster recovery program does not effectively support the movement of traffic in a timely or complete manner in the event of a catastrophe, our business and results of operations may be harmed.
We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business, financial condition and results of operations that may result from interruptions in access to our platform as a result of system failures.
Risks Related to our Intellectual Property and Potential Litigation
If we are unable to obtain, maintain and enforce intellectual property protection for our technology or if the scope of our intellectual property protection is not sufficiently broad, others may be able to develop and commercialize technology substantially similar to ours, and our ability to successfully commercialize our technology may be adversely affected.
Our business depends on internally developed technology and content, including software, databases, confidential information and know-how, the protection of which is crucial to the success of our business. We rely on a combination of registered and unregistered rights, including patents and registered trademarks, as well as trade-secret and copyright laws and confidentiality procedures and contractual provisions to protect our intellectual property rights in our internally developed technology and content, as well as our brand. We may, over time, increase our investment in protecting our intellectual property through additional patent, trademark and other intellectual property filings. Effective patent, trade-secret, copyright and trademark protection is expensive and time-consuming to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights.
These measures, however, may not be sufficient to offer us meaningful protection. Much of our technology and software is maintained as trade secret and not protected by patents. Our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our trade secret information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information, technology or content is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets, know-how and other proprietary information.
We rely, in part, on non-disclosure, confidentiality and assignment-of-invention agreements (or equivalent contractual provisions) with our employees, independent contractors, consultants and companies with which we conduct business to protect our trade secrets, know-how and other intellectual property and internally developed information. These agreements may not be self-executing (i.e., they may require further legislative or judicial action before they can take effect or become enforceable), or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access, whether authorized or unauthorized, to our trade secrets, know-how and other internally developed information. If we are unable to protect our intellectual property and other IP and other proprietary rights, our competitive position and our business could be harmed, as third parties may be able to commercialize and use technologies and software products that are substantially the same as ours without incurring the development and/or licensing costs that we have incurred.
Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed or misappropriated. Any of our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties or otherwise misappropriated. In addition, our intellectual property rights may not be sufficient to provide us with freedom to operate or technology that will permit us to take advantage of current market trends or otherwise to provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of certain offerings or other competitive harm. Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we may seek to analyze our competitors’ services, and may in the future seek to enforce our intellectual property against potential infringement. However, the steps we have taken to protect our intellectual property may not be adequate to prevent infringement or misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property. Any inability to meaningfully protect or assert our intellectual property rights could result in harm to our ability to compete and reduce demand for our technology.
Moreover, our failure to develop and properly manage new intellectual property could adversely affect our market positions and business opportunities. Uncertainty may result from changes to intellectual property legislation and from interpretations of intellectual property laws by applicable courts and agencies in any of the jurisdictions in which we operate. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Our failure to obtain, maintain and enforce our intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.
Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations.
Our commercial success depends on our ability to develop and commercialize our services and use our internally developed technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results and financial condition to suffer. As the market for digital healthcare, both in the United States and globally, expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our technology of which we are not aware or that we must challenge to continue the operations as currently contemplated. Whether merited or not, we may face allegations that we, our customers or other parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage. Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. We may not be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue claims, regardless of whether such claims have merit. This can be time-consuming, divert management’s attention and financial resources and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our technology, obtain licenses, modify our services and technology while we develop non-infringing substitutes or incur substantial damages, settlement costs or face a temporary or permanent injunction prohibiting us from marketing or providing the affected services (which may cause us to breach contractual obligations).
If we require a third party license, it may not be available, either on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees or grant cross-licenses to intellectual property rights relating to our products, services or solutions. We may also have to redesign our products, services or solutions so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology at all, license the technology on reasonable terms or obtain similar technology from another source, our revenue and earnings could be adversely impacted. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. We are not currently subject to any claims from third parties asserting infringement of their intellectual property rights.
Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ordinary shares. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue the operations. Assertions by third parties that we infringe or otherwise violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.
We have been and may in the future become subject to litigation or regulatory investigation, which could harm our business.
Our business entails the risk of liability claims against us, and we have been and may in the future become subject to litigation. Claims against us may be asserted by or on behalf of a variety of parties, including our customers, our members, vendors of our customers, government agencies, our current or former employees, our shareholders, or the entities in which we invest and/or their shareholders. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, covered by adequate insurance. Although we carry public liability and product liability insurance, as well as medical malpractice insurance in amounts that we believe are appropriate considering the risks attendant to our business, successful claims could result in substantial damage awards that exceed the limits of our insurance coverage.
In addition, any determination that we are acting in the capacity of a healthcare provider, or exercising undue influence or control over a healthcare provider, or any adverse determination by a data privacy authority in respect of our users’ data, may subject us to claims not covered by our insurance coverage, or could result in significant sanctions against us and our clinicians, additional compliance requirements, expense, and liability to us. In addition, insurance coverage is expensive and insurance premiums may increase significantly in the future, particularly as we expand our solutions.
As a result, adequate coverage may not be available to us or to our providers in the future at acceptable costs or at all. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of some of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby harming our business and per share trading price of our ordinary shares.
For example, fines or assessments could be levied against us under domestic or foreign data privacy laws (such as HIPAA, the GDPR, or under authority of privacy enforcing governmental entities such as the Federal Trade Commission (“FTC”), or the HHS) or as a result of private actions, such as class actions based on data breaches or based on private rights of action Additionally, a successful product liability, warranty, or other similar claim against us could have an adverse effect on our business, operating results, and financial condition. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and adversely impact our ability to attract directors and officers.
Risks Related to Doing Business In China
Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on ETAO’s business and operations.
Substantially all of ETAO’s assets and operations are located in China. Accordingly, ETAO’s business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, foreign exchange control and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.
While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect ETAO’s business and operating results, leading to a reduction in demand for ETAO’s services and adversely affect ETAO’s competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, ETAO’s financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect ETAO’s business and operating results. In addition, many of ETAO’s users are concentrated in major metropolitan areas, therefore an economic downturn in any of these areas may materially and adversely affect ETAO’s business.
Uncertainties with respect to the PRC legal system could adversely affect us, the rules and regulations in China can change quickly with little advance notice, the Chinese government may intervene or influence ETAO’s operations at any time, and such uncertainties materially and adversely affect our business and impede our ability to continue our operations in China and the value of your shares.
The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.
In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection ETAO enjoys. These uncertainties may affect ETAO’s judgment on the relevance of legal requirements and ETAO’s ability to enforce its contractual rights or tort claims.
Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. The Chinese government may intervene or influence ETAO’s business operations at any time with little or no advance notice. As a result, ETAO may not be aware of its violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.
There are substantial uncertainties regarding the interpretation and enforcement of PRC laws and regulations including, but not limited to, the laws and regulations governing our business operations. The laws and regulations over our business operations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations and amendments to existing laws and regulations, may adversely affect our business operations. New laws and regulations may also have retroactive effects on our operations in certain circumstances. We cannot predict what effect the new PRC laws and regulations and new interpretation of existing PRC laws or regulations may have on our business. The Chinese government has significant oversight and discretion over the conduct of ETAO’s business and may intervene or influence ETAO’s operations at any time with little advance notice, which could result in a material change in the operations and/or the value of your shares.
Regulation and censorship of information disseminated over the internet in China may adversely affect ETAO’s business and reputation and subject MCAE to liability for information displayed on ETAO’s website.
The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites or other internet platforms. The website or platform operator may also be held liable for such censored information displayed on or linked to the websites or platforms. If ETAO’s website or internet platform is found to be in violation of any such requirements, ETAO may be penalized by relevant authorities, and ETAO’s operations or reputation could be adversely affected.
Fluctuations in exchange rates could have a material and adverse effect on ETAO’s results of operations and the value of your investment.
The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. In 2017, the RMB appreciated approximately 6.3% against the U.S. dollar. In 2018, however, the RMB depreciated approximately 5.7% against the U.S. dollar. In 2019, the RMB has continued to depreciate against the U.S. dollar. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and ETAO cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces, international relations especially the trade tensions between U.S. and China, or government policies of PRC or U.S. may impact the exchange rate between the Renminbi and the U.S. dollar in the future.
A significant majority of ETAO’s net revenue and costs are denominated in Renminbi. ETAO is a holding company and ETAO relies on dividends paid by its subsidiaries in China for its cash needs. Any significant revaluation of Renminbi may materially and adversely affect ETAO’s results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable in U.S. dollars. To the extent that ETAO needs to convert U.S. dollars ETAO receive from the Business Combination, into Renminbi for ETAO’s operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount ETAO would receive. Conversely, if ETAO decides to convert ETAO’s Renminbi into U.S. dollars for the purpose of making payments for dividends on ETAO’s ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.
Any lack of requisite approvals, licenses or permits applicable to ETAO’s business may have a material and adverse impact on ETAO’s business, financial condition and results of operations.
In accordance with the relevant laws and regulations in jurisdictions in which ETAO operates, ETAO or the VIEs are required to maintain various approvals, licenses and permits to operate ETAO’s business including business licenses, medical institutions practicing license, medical device distribution permit, medical device production license, telecommunications business permit, the qualification certificate for internet drug information services, radiological diagnosis permit, insurance brokerage business permit etc. over our hospitals /specialty clinics operations and insurance business. These approvals, licenses and permits are obtained upon satisfactory compliance with, among other things, the applicable laws and regulations.
If ETAO or the VIEs fail to obtain the necessary licenses, permits and approvals, ETAO or the VIEs may be subject to fines, confiscation of revenues generated from incompliance operations or the suspension of relevant operations. ETAO may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact its brand. ETAO may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new spaces or new service offerings. If ETAO fails to obtain the material licenses, ETAO’s expansion plan may be delayed. In addition, there can be no assurance that ETAO will be able to obtain, renew and/or convert all of the approvals, licenses and permits required for its existing business operations upon their expiration in a timely manner or at all, which could adversely affect ETAO’s business operations.
ETAO’s operations depend on the performance of the mobile based systems, telecommunications networks and digital infrastructure in China.
ETAO’s operations rely heavily on mobile based systems, telecommunications networks and digital infrastructure. Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology. Moreover, ETAO primarily relies on a limited number of telecommunication service providers to provide ETAO with data communications capacity through local telecommunications lines and internet data centers to host ETAO’s servers. ETAO has limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of ETAO’s business, ETAO may be required to upgrade ETAO’s technology and infrastructure to keep up with the increasing traffic on ETAO’s apps. ETAO cannot assure you that the digital infrastructure and the telecommunications networks in China will be able to support the demands associated with the continued growth in digital usage.
In addition, ETAO has no control over the costs of the services provided by telecommunication service providers. If the prices ETAO pays for telecommunications and digital services rise significantly, ETAO’s results of operations may be materially and adversely affected. Furthermore, if data access fees or other charges to mobile members increase, ETAO’s member traffic may decline and ETAO’s business may be harmed.

Governmental control of currency conversion and the ability to transfer cash may limit ETAO’s ability to utilize ETAO’s net revenue effectively and affect the value of your investment.
The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. ETAO receives substantially all of ETAO’s net revenue in Renminbi. Under ETAO’s current corporate structure, ETAO, as a Cayman Islands company, primarily relies on dividend payments to fund any cash and financing requirements ETAO may have.
We currently have not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between ETAO, ETAO Healthcare, the VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. To the extent our cash in the business is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, unless by complying with certain procedural requirements. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The majority of our and the VIEs’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any.
Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements.
Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of ETAO’s PRC subsidiaries in China may be used to pay dividends. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, ETAO needs to obtain SAFE approval to use cash generated from the operations of ETAO’s PRC subsidiaries and VIEs to pay off their respective debt owed to entities outside China, or to make other capital expenditure payments outside China. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future, and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. Furthermore, if ETAO determines to pay dividends to its investors out of China in the future, as a holding company, it will be dependent on receipt of funds from its subsidiaries, and its Hong Kong subsidiary will rely on payments made from the ETAO Healthcare which receives funds from VIEs pursuant to the VIE Agreements. As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between ETAO, any of its subsidiaries, and the VIEs. If the foreign exchange control system prevents ETAO from obtaining sufficient foreign currencies to satisfy its foreign currency demands, ETAO may not be able to pay dividends in foreign currencies to its shareholders.
Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders”.
Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, ETAO’s PRC subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC subsidiaries and the VIEs are restricted to transfer a portion of their net assets to ETAO either in the form of dividends, loans or advances. Even though ETAO currently does not require any such dividends, loans or advances from the PRC subsidiaries and the VIEs for working capital and other funding purposes, ETAO may in the future require additional cash resources from its PRC subsidiaries and the VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the ETAO’s shareholders.
Cash is transferred among the ETAO, ETAO Healthcare, and the VIEs in the following manners: (i) funds are transferred to the ETAO Healthcare from ETAO as needed through our BVI and/or Hong

Kong subsidiaries in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by the VIEs to the ETAO Healthcare, as service fees according to the VIE agreements; (iii) dividends or other distributions may be paid by the ETAO Healthcare to the ETAO through ETAO’s Hong Kong and BVI subsidiaries; and (iv) the ETAO Healthcare and the VIEs, lend to and borrow from each other from time to time for business operation purpose. As of the date of this prospectus, we have no intention to distribute earnings or settle amounts owed under the VIE agreements, and there were no cash flows between ETAO and the ETAO Healthcare, and ETAO has not paid any dividends or made any distributions to its shareholders either. For more details, see “SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ETAO” and “Summary of challenges and risks involved in the VIE Arrangements and enforcing the VIE Agreements”.
The following diagram illustrates the typical fund flow among ETAO, the WFOEs, and VIEs:

ETAO (Cayman)
Capital Contributions / Loans
67.39%
Dividends / Distributions
Dnurse Investment Co., Ltd. (Cayman)
Capital Contributions / Loans
100%
Dividends / Distributions
Dnurse Holdings Co., Limited
Capital Contributions / Loans
100%
Dividends / Distributions
Beijing DILE Technology Co., Ltd.
Loans
Service Fee
Beijing Dnurse Tech. Co., Ltd. (China)
Capital Contributions / Loans
100%
Dividends / Distributions
ETAO Global (BVI)
Capital Contributions / Loans
100%
Dividends / Distributions
ETAO Hong Kong
Capital Contributions / Loans
100%
Dividends / Distributions
WFOE
Loans
Service Fee
VIEs (except Beijing Dnurse Tech. Co., Ltd.)
Contractual control
Equity interest
Fund flow

For a condensed consolidation schedule and consolidated financial statements depicting the results of operations, financial position, and cash flows for the VIEs, see “SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ETAO”.
PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject ETAO’s PRC resident beneficial owners or ETAO’s PRC subsidiaries to liability or penalties, limit ETAO’s ability to inject capital into ETAO’s PRC subsidiaries, limit ETAO’s PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.
In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to ETAO’s shareholders who are PRC residents and may be applicable to any offshore acquisitions that ETAO make in the future.
Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. If ETAO’s shareholders who are PRC residents or entities fail to make the required registration or to update the previously filed registration, ETAO’s PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and ETAO may be restricted in its ability to contribute additional capital to its PRC subsidiaries. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including PRC residents’ direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, will be filed with qualified banks instead of SAFE. or its local branch. The qualified banks will directly examine the applications and accept foreign exchange registration for overseas direct investment under the supervision of SAFE.
According to Circular 37, ETAO’s shareholders or beneficial owners who are PRC residents are subject to Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. ETAO has requested PRC residents who ETAO knows hold direct or indirect interest in the Company to make the necessary applications, filings and registrations as required under SAFE Circular 37, and ETAO is aware that most of these shareholders have completed the initial foreign exchange registrations with relevant banks. ETAO has taken steps to notify its shareholders whom ETAO knows are PRC residents of their filing obligations. ETAO cannot assure you, however, that all of these individuals may continue to make required filings or updates in a timely manner, or at all. ETAO can provide no assurance that ETAO is or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in ETAO. Any failure or inability by such individuals to comply with SAFE regulations may subject ETAO to fines or legal sanctions, restrict ETAO’s cross-border investment activities, and limit ETAO’s PRC subsidiaries’ ability to distribute dividends to us. As a result, ETAO’s business operations and ETAO’s ability to make distributions to you could be materially and adversely affected.
Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities., and we cannot predict how these regulations will affect ETAO’s business operations or future strategy. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. This may have a material adverse effect on ETAO’s business, financial condition and results of operations. For example, ETAO may be subject to a more stringent review and approval process with respect to its foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect ETAO’s financial condition and results of operations. In addition, if ETAO decides to acquire a PRC domestic company, ETAO cannot assure you that ETAO or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict ETAO’s ability to implement its acquisition strategy and could adversely affect its business and prospects.
ETAO faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.
On February 3, 2015, China’s State Administration of Taxation (the “SAT”) issued the Announcement on Several Issues concerning the Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company.

In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.
On October 17, 2017, the SAT issued the Announcement on Issues concerning the Withholding of Enterprise Income Tax at Source on Non-Resident Enterprises, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.
Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.
ETAO faces uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in ETAO’s offshore subsidiaries and investments. ETAO may be subject to filing obligations or taxed if ETAO is transferor in such transactions, and may be subject to withholding obligations if ETAO is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in ETAO by investors who are non-PRC resident enterprises, ETAO’s PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, ETAO may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom ETAO purchases taxable assets to comply with these circulars, or to establish that ETAO should not be taxed under these circulars, which may have a material adverse effect on ETAO’s financial condition and results of operations.
Certain PRC regulations may make it more difficult for ETAO to pursue growth through acquisitions.
The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that, including requirements in some instances that the State Administration for Market Regulation be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, which could make merger and acquisition activities by foreign investors more time consuming and complex. Moreover, the Anti-Monopoly Law of the PRC, which became effective in 2008, requires that Ministry of Commerce, People’s Republic of China (“the MOFCOM”) be notified in advance of any concentration of undertaking if certain turnover thresholds are triggered. On February 7, 2021, the Anti-Monopoly Committee of the State Council published the Anti-Monopoly Guidelines for the Internet Platform Economy Sector, which stipulates that any concentration of undertakings involving variable interest entities shall fall within the scope of anti-monopoly review. If a concentration of undertakings meets the thresholds for clearance under the applicable laws, an internet platform operator shall report such concentration of undertakings to the anti-monopoly law enforcement agency under the State Council in advance.
In addition, the Circular of the General Office of the State Council on the Establishment of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors that became effective in March 2011, and the Provisions of the Ministry of Commerce on the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise

“national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. On December 19, 2020, the Measures for the Security Review for Foreign Investment was jointly issued by National Development and Reform Commission (the “NDRC”) and the MOFCOM and took effect from January 18, 2021. The Measures for the Security Review for Foreign Investment specified provisions concerning the security review mechanism on foreign investment, including the types of investments subject to review, review scopes and procedures, among others.
ETAO may grow its business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit ETAO’s ability to complete such transactions, which could affect ETAO’s ability to expand its business or maintain its market share.
Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or PubCo to fines and other legal or administrative sanctions.
In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. PubCo and its executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when PubCo becomes an overseas-listed company upon completion of the Business Combination. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from the sale of their stock into the PRC. PubCo also faces regulatory uncertainties that could restrict its ability to adopt incentive plans for its directors, executive officers and employees under PRC law.
ETAO may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws.
PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that violates PRC laws and regulations, impairs the national dignity of the PRC, involves designs of the PRC national flag, national emblem or national anthem or the music of the national anthem, is considered reactionary, obscene, superstitious or absurd, is fraudulent, or disparages similar products. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws or regulations, must be submitted to relevant authorities for content approval prior to dissemination. ETAO cannot assure you that all the content contained in its advertisements is true and accurate as required by, and complies in all aspects with, the advertising laws and regulations, including but not limited to the Advertising Law of the People’s Republic of China and the Interim Measures for the Administration of Internet Advertising, especially given the uncertainty in the interpretation of these PRC laws and regulations. If ETAO is found to be in violation of applicable PRC advertising laws and regulations, ETAO may be subject to penalties and ETAO’s reputation may be harmed, which may negatively affect ETAO’s business, financial condition, results of operations and prospects.
Under PRC advertising laws and regulations, ETAO is obligated to monitor the advertising content shown on ETAO’s platform to ensure that such content is true, accurate and in full compliance with applicable laws and regulations. In addition, where a special government review is required for specific types of advertisements prior to posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, ETAO is obligated to confirm that such review has been performed and approval has been obtained from competent governmental authority. Violation of these laws and regulations may subject ETAO to penalties, including fines, confiscation of ETAO’s advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations, PRC governmental authorities may force ETAO to terminate its advertising operation or revoke its licenses.
A majority of the advertisements shown on ETAO’s platform are provided to ETAO by third parties. Although ETAO has implemented manual monitoring systems and significant efforts have been made to ensure that the advertisements shown on its platform are in full compliance with applicable laws and regulations, ETAO cannot assure you that all the content contained in such advertisements is true and accurate as required by the advertising laws and regulations. Although ETAO has not been subject to material penalties or administrative sanctions in the past for the advertisements shown on its platform, if ETAO is found to be in violation of applicable PRC advertising laws and regulations in the future, ETAO may be subject to penalties and its reputation may be harmed, which may have a material and adverse effect on its business, financial condition, results of operations and prospects.
ETAO may also be subject to claims by customers misled by information on its apps, website or other portals where ETAO puts its advertisements on. ETAO may not be able to recover its losses from advertisers by enforcing the indemnification provisions in the contracts, which may result ETAO in diverting management’s time and other resources from ETAO’s business and operations to defend against these infringement claims. As a result, ETAO’s business, financial condition and results of operations could be materially and adversely affected.
ETAO’s employment practices may be adversely impacted under the labor contract law of the PRC.
The PRC National People’s Congress promulgated the Labor Contract Law which became effective on January 1, 2008 and was amended on December 28, 2012, and the State Council promulgated Regulation on the Implementation of the Labor Contract Law on September 18, 2008. The Labor Contract Law and the Regulation on the Implementation of the Labor Contract Law impose requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of employment contracts. The interpretation and implementation of these regulations are still evolving, ETAO’s employment practices may violate the labor contract law and related regulations and ETAO could be subject to penalties, fines or legal fees as a result. If ETAO violates relevant laws and regulations, ETAO may be subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, ETAO’s business, financial condition and results of operations may be adversely affected.
ETAO may be subject to additional contributions of social insurance and housing fund and late payments and fines imposed by relevant governmental authorities.
ETAO is required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of ETAO’s employees, in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties.
Under the Social Insurance Law and the Regulations on the Administration of Housing Fund, PRC subsidiaries shall register with local social insurance agencies and register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank.
As of the date of this proxy statement/prospectus, certain VIEs have not fully made contributions to the above employee benefits for employees strictly in compliance with the laws and regulations above. ETAO cannot assure you that the relevant government authorities will not require its operating entities to pay additional amounts and impose late fees or fines on us. If ETAO fails to make the additional social insurance and housing fund contributions within the prescribed time frame, ETAO may be subject to fines and late payment fees, and its financial conditions may be adversely affected.
If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation), known as the SAT Bulletin 45 on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters.
PubCo believes it is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that PubCo is a PRC resident enterprise for enterprise income tax purposes, PubCo would be subject to PRC enterprise income tax on PubCo’s worldwide income at the rate of 25%. Furthermore, PubCo would be required to withhold a 10% tax from dividends PubCo pays to its shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if PubCo is deemed a PRC resident enterprise, dividends paid to PubCo’s non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of PubCo would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that PubCo is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.
The newly enacted “Holding Foreign Companies Accountable Act” and proposed “Accelerating Holding Foreign Companies Accountable Act” both call for additional and more stringent criteria to be applied to restrictive market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our common stock and if our auditors fail to permit the U.S. Public Company Accounting Oversight Board (“PCAOB”) to inspect the auditing firm, our common stock may be subject to delisting.
On April 21, 2020, the SEC and the PCAOB released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in certain “restrictive markets,”

including China. The joint statement emphasized the risks associated with lack of access from the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in the markets where the PCAOB has limited access to the local auditing firms and their work.
On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a restrictive market, (ii) adopt a new requirement relating to the qualification of management or the board of directors of companies in the restrictive markets, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor.
On December 18, 2020, the “Holding Foreign Companies Accountable Act” or the HFCAA, was signed by President Donald Trump and became law. This legislation requires certain issuers to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to audit specified reports because the issuer has retained a foreign public accounting firm that is not subject to inspection by the PCAOB. Furthermore, if the PCAOB is unable to inspect the issuer’s public accounting firm for three consecutive years, the issuer’s securities are banned from trading on a national stock exchange.
On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which became law in December 2020. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.
On August 26, 2022, the SEC issued a statement announcing that the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the People’s Republic of China governing inspections and investigations of audit firms based in China and Hong Kong, jointly agreeing on the need for a framework. On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 Determination Report to the contrary. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China to the PCAOB for inspection or investigation, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets.
The limited PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors in China. As a result, investors may be deprived of the benefits of such PCAOB inspections and supervision. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these public accounting firms’ audit procedures or quality control procedures, which could cause existing investors and potential investors in our shares of common stock to lose confidence in our audit procedures and audited financial statements.
Our auditor, an independent registered public accounting firm that issues the audit report, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor has been inspected by the PCAOB on a regular basis. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB was unable to inspect or investigate completely certain named registered public accounting firms headquartered in mainland China of the PRC and Hong Kong. Our independent registered public accounting firm has been inspected by the PCAOB on a regular basis and as such it is not subject to the PCAOB Determination Report. Our securities may be prohibited from trading on a national exchange or over-the-counter in the United States under the Holding Foreign Companies Accountable Act, if the PCAOB determines that it cannot inspect or fully investigate our auditors for three consecutive years beginning in 2021. As a result, an exchange may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.
Risks Related to Government Regulation
Recent Regulatory Developments
Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Scrutinizing Illegal Securities Activities in Accordance with the Law, or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, the need to strengthen the supervision over overseas listings by Chinese companies, and the need to improve legislation on data security, and effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-based overseas listed companies. As of the date of this offering memorandum, we have not received any inquiry, notice, warning, or sanctions from PRC governmental authorities in connection with the above contents of Opinions. Based on the foregoing and the currently effective PRC laws, our PRC legal counsel is of the view that, as of the date of this offering memorandum, the Opinions do not materially and adversely affect our disclosure, including PRC counsel’s opinions, taken as a whole, as stated in “Risk Factors — Risks Related to Doing Business in China — If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations on foreign investment in internet and other related businesses, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” and “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”
On June 10, 2021, for purpose of further regulating data processing activities, safeguarding data security, promoting data development and utilization, protecting the lawful rights and interests of individuals and organizations, and maintaining national sovereignty, security, and development interests, the Standing Committee of the PRC National People’s Congress published the Data Security Law of the People’s Republic of China (the “Data Security Law”), which took effect on September 1, 2021. The Data Security Law requires data processing, which includes the collection, storage, use, processing, transmission, provision and publication of data, to be conducted in a legitimate and proper manner. The Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data processing activities. The Data Security Law also introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it may cause to national security, public interests, or legitimate rights and interests of individuals or organizations if such data are tampered with, destroyed, leaked, illegally acquired or illegally used. The appropriate level of protection measures is required to be taken for each respective category of data. For example, a processor of important data is required to designate the personnel and the management body responsible for data security, carry out risk assessments of its data processing activities and file the risk assessment reports with the competent authorities. State core data, i.e., data having a bearing on national security, the lifelines of national economy, people’s key livelihood and major public interests, shall be subject to stricter management system. Moreover, the Data Security Law provides a national security review procedure for those data processing activities which affect or may affect national security and imposes export restrictions on certain data and information. In addition, the Data Security Law also provides that any organization or individual within the territory of the PRC shall not provide any foreign judicial body and law enforcement body with any data stored in the territory of the PRC without the approval of the competent PRC governmental authorities.
On August 17, 2021, the State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Pursuant to the Regulations on Protection of Critical Information Infrastructure, critical information infrastructure refers to any important network facilities and information systems of an important industry and field such as public communication and information service, energy, transport, water conservation, finance, public services, e-government affairs and national defense related science and technology industry, and other industries and fields that may seriously endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, relevant administration departments of each important industry and field are responsible for formulating eligibility criteria and determining the critical information infrastructure in the respective industry or field. The operators will be informed by the relevant regulatory authority about the final determination as to whether they are categorized as “critical information infrastructure operators,” or “CIIOs.” As of the date of this offering memorandum, no detailed rules or interpretation has been issued and we have not been informed as a “CIIO” by any governmental authorities. Furthermore, the exact scope of “critical information infrastructure operators,” under the current regulatory regime remains unclear, and, as advised by our PRC legal counsel, the PRC governmental authorities may have discretion in the interpretation and enforcement of these laws and regulations. Therefore, although as of the date of this offering memorandum, we have not yet received any notice or indication from the PRC government authorities that identifies us as a “CIIO,” it still remains uncertain whether we would be deemed as a CIIO under PRC law.
On August 20, 2021, the Standing Committee of the National People’s Congress of the PRC promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. The Personal Information Protection Law raises the protection requirements for processing personal information, including the rules for cross-border provision of personal information, the rights of individuals in personal information processing activities, the obligations of personal information processors, and the legal responsibilities for illegal collection, processing, and use of personal information, and many specific requirements of the Personal Information Protection Law remain to be clarified by the Cyberspace Administration of China (the “CAC”), other regulatory authorities, and PRC courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations including the Personal Information Protection Law.
On September 17, 2021, the CAC, the Ministry of Industry and Information Technology of the PRC, or the MIIT, and other governmental authorities issued Guidance on Strengthening the Comprehensive Governance of Internet Information Service Algorithms, which propose improving algorithm security governance mechanism and promoting algorithm filing.
On November 14, 2021, the CAC published the Regulations of Internet Data Security Management (Draft for Comments), and accepted public comments until December 13, 2021, which further regulates the internet data processing activities and emphasize the supervision and management of network data security, and further stipulates the obligations of internet platform operators, such as to establish a system for disclosure of platform rules, privacy policies and algorithmic strategies related to data. Specifically, the draft regulations require data processors to, among others, (1) adopt immediate remediation measures when finding that network products and services they use or provide have security defects and vulnerabilities, or threaten national security or endanger public interest, and (2) follow a series of detailed requirements with respect to processing of personal information, management of important data and proposed overseas transfer of data. In addition, such draft regulations require data processors handling important data or the data processors to be listed overseas to complete an annual data security assessment and file a data security assessment report to applicable regulators. Such annual assessment, as required by the draft regulations, would encompass areas including but not limited to the status of important data processing, data security risks identified and the measures adopted, the effectiveness of data protection measures, the implementation of national data security laws and regulations, data security incidents that occurred and their handling, and a security assessment with respect to sharing and provision of important data overseas. As of the date of this offering memorandum, the draft regulations have been released for public comment only and have not been formally adopted. The final provisions and the timeline for its adoption are subject to changes and uncertainties.
On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (together, the “Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures with the CSRC. Such overseas securities issuance and listing include direct and indirect issuance and listing. Where an enterprise, whose principal business activities are conducted in China, seeks to issue and list its shares in the name of an overseas entity, such practice is deemed as an indirect overseas issuance and listing in the meaning of the Draft Overseas Listing Regulations. Therefore, ETAO will be required to complete the filing procedures with the CSRC, if the Draft Overseas Listing Regulations become effective in their current form in the future.
On December 28, 2021, thirteen governmental departments of the PRC, including the CAC, issued the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that an online platform operator, which possesses personal information of at least one million users, must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. ETAO Healthcare has obtained the official confirmation from the Cybersecurity Review Office set in CAC that it is not subject to cybersecurity review under Cybersecurity Review Measures for this Business Combination. In addition, as of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority except DNurse was required to rectify its collecting personal information beyond the necessary scope by the MIIT on April 20, 2022 (DNurse confirms that as of the date of this prospectus, (i) it has updated the relevant mobile application pursuant to MIIT’s requirement, and (ii) it has not received any further rectification requirements from the MIIT after such update), nor have we received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures.
On December 31, 2021, the CAC and 3 authorities published jointly the Administrative Provisions on Internet Information Service Algorithm Recommendation, which became effective on March 1,2022, and implements classification and hierarchical management for algorithm recommendation service providers based on various criteria, and stipulates that algorithm recommendation service providers with public opinion attributes or social mobilization capabilities shall file with the CAC within ten business days from the date of providing such services. The Administrative Provisions on Internet Information Service Algorithm Recommendation specifically provides that algorithm recommendation service provider shall provide users with a choice to not target their individual characteristics, or provide users with a convenient option to switch off algorithmic recommendation services.
On February 10, 2022 , following the first round of public comments which concluded on October 30, 2021, the MIIT published a new Data Security Management Measures in the Field of Industry and Information Technology (For Trial Implementation) (Draft for Comments),) and accepted public comments until February 21, 2022, which requires the industrial and telecom data processors to further implement data classification and hierarchical management, take necessary measures to ensure that data remains effectively protected and being lawfully applied and conduct data security risk monitoring. As of the date hereof, the draft measures have not been formally adopted.
On July 7, 2022, the CAC published the Safety Assessment Measures for Data Outbound Transfer, which become effective on September 1, 2022. The Safety Assessment Measures for Data Outbound Transfer requires that the date processors who propose to provide important data and personal information which are subject to security assessment that are collected and generated in the operation within the territory of the PRC overseas be subject to security assessment. The Safety Assessment Measures for Data Outbound Transfer further stipulates the process and requirements for the security assessment.
The interpretation, application and enforcement of these newly enacted and drafted laws and regulations are subject to substantial uncertainties. See “Risk Factors — Risks Related to Our Business and Industry — Our business is subject to complex and evolving Chinese and international laws and regulations, including those regarding data privacy and cybersecurity. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or declines in user growth or engagement, or otherwise harm our business.”
Our business is subject to complex and evolving Chinese and international laws and regulations, including those regarding data privacy and cybersecurity. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or declines in user growth or engagement, or otherwise harm our business.
We collect personal data from our users in order to better understand our users and their needs for the purpose of our content feeds recommendation and to help our advertisement customers target specific demographic groups. Concerns about the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage our reputation, cause us to lose users and other customers and adversely affect our results of operations.
Many jurisdictions, including China and the U.S., continue to consider the need for greater regulation or reform to the existing regulatory framework. In the U.S., all 50 states have now passed laws to regulate the actions that a business must take in the event of a data breach, such as prompt disclosure and notification to affected users and regulatory authorities. In addition to the data breach notification laws, some states have also enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. The U.S. federal and state governments will likely continue to consider the need for greater regulation aimed at restricting certain uses of personal data for targeted advertising.
In the European Union, or EU, the General Data Protection Regulation, or GDPR, which came into effect on May 25, 2018, could increase our burden of regulatory compliance. The GDPR implements more stringent operational requirements for processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements, and higher standards for data controllers to demonstrate that they have obtained either valid consent or have another legal basis in place to justify their data processing activities. The GDPR further provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could further limit our ability to use and share personal data and could require localized changes to our operating model. Under the GDPR, fines of up to €20 million or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be assessed for noncompliance, which significantly increases our potential financial exposure for non-compliance. However, with limited precedence on the interpretation and application of GDPR and limited guidance from EU regulators, the application of GDPR to the provision of internet services remains unsettled.
In China, the Cybersecurity Law, which became effective in June 2017, leaves substantial uncertainty as to the circumstances and standard under which this law would apply and violations would be found. The Notice on Special Governance of Illegal Collection and Use of Personal Information via Apps issued in January 2019 restates the requirement of legal collection and usage of personal information, and encourages the app operators to conduct security certifications. On August 22, 2019, the CAC issued the Regulation on Cyber Protection of Children’s Personal Information, effective on October 1, 2019, pursuant to which network operators are required to establish special policies and user agreements to protect children’s personal information, and to appoint special personnel to be in charge of protecting children’s personal information. On November 28, 2019, the Measures to Identify Illegal Collection and Usage of Personal Information by Apps was promulgated, listing six types of illegal collection and usage of personal information, including “not publishing rules on the collection and usage of personal information” and “not providing privacy rules.” According to the Law of the PRC on the Protection of Minors (2020 Revision), which took effect on June 1, 2021, information processors must follow the principles of legality, legitimacy and necessity when processing personal information of minors via internet, and must obtain consent from minors’ parents or other guardians when processing personal information of minors under age of 14. Internet service providers must also promptly alert upon the discovery of publishing private information by minors via the internet and take necessary protective measures. For more information, see “Regulation — Regulations Related to Internet Information Security and Privacy Protection.”
To further regulate data processing activities and safeguard data security, on June 10, 2021, the Standing Committee of the PRC National People’s Congress published the Data Security Law, which took effect on September 1, 2021. On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Scrutinizing Illegal Securities Activities in Accordance with the Law, which, among other, require improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information in the context of overseas issuance and listing of securities. On August 17, 2021, the state council promulgated the Regulations on Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021. On August 20, 2021, the Standing Committee of the National People’s Congress of the PRC promulgated the Personal Information Protection Law, which took effect on November 1, 2021. On September 17, 2021, the CAC, the MIIT and other governmental authorities issued Guidance on Strengthening the Comprehensive Governance of Internet Information Service Algorithms. On January 4, 2022, the CAC published the Administrative Provisions on Internet Information Service Algorithm Recommendation on its website, which became effective on March 1, 2022 and on July 7, 2022, published the Safety Assessment Measures for Data Outbound Transfer, which will become effective on September 1, 2022. For more information about these laws and regulations, see “Regulation — Regulations Related to Internet Information Security and Privacy Protection.”
In addition, regulatory requirements on cybersecurity and data privacy are constantly evolving. On February 10, 2022, the MIIT published the Data Security Management Measures in the Field of Industry and Information Technology (For Trial Implementation) (Draft for Comments). On November 14, 2021, the CAC published the Regulations of Internet Data Security Management (Draft for Comments). On December 28, 2021, thirteen governmental departments of the PRC, including the CAC, issued the Cybersecurity Review Measures, which became effective on February 15, 2022. On December 31, 2021, the CAC and 3 other authorities jointly published the Administrative Provisions on Internet Information Service Algorithm Recommendation, which took effect on March 1,2022. For more information about the drafts, see “Regulations — Regulations Related to Internet Information Security and Privacy Protection.”
Furthermore, the above mentioned laws, regulations and policies can be subject to varying interpretations or significant changes, resulting in uncertainties about the scope of our responsibilities in that regard. For example, the scope of “core data” and “important data,” two important concepts in the Data Security Law, are yet to be clearly determined. It is uncertain whether and when the Regulations of Internet Data Security Management (Draft for Comments) will be adopted, and if the adopted version will contain the same provisions as those draft measures. If the adopted version of the draft measures mandate clearance of cybersecurity review and other specific actions to be completed by CIIOs, data processors or other companies as proposed in the draft regulations, we face uncertainties as to whether we should obtain such clearance as a listed company in the United States and whether such clearance can be timely obtained, or at all. We cannot predict the impact of the draft measures, if any, at this stage, and we will closely monitor and assess the statutory developments in this regard.
It is also uncertain whether we would be deemed as a “critical information infrastructure operator” pursuant to the Regulations on Security Protection of Critical Information Infrastructure, effective on September 1, 2021. As advised by our PRC legal counsel, the PRC governmental authorities may have discretion in the interpretation of CIIO and in the enforcement of these laws and regulations. Should we be deemed as a CIIO, we would be required to fulfill certain obligations under the PRC cybersecurity and data privacy laws and regulations, including, among others, storing personal information and important data collected and produced within the PRC territory during the operations in China. ETAO Healthcare has obtained the official confirmation from the Cybersecurity Review Office set in CAC that it is not subject to cybersecurity review under Cybersecurity Review Measures for this Business Combination. In addition, as of the date of this prospectus, ETAO has not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority except DNurse was required to rectify its collecting personal information beyond the necessary scope by the MIIT on April 20, 2022 (DNurse confirms that as of the date of this prospectus, (i) it has updated the relevant mobile application pursuant to MIIT’s requirement, and (ii) it has not received any further rectification requirements from the MIIT after such update), nor have we received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures.
In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The relevant regulatory authorities in China continue to monitor the websites and apps in relation to the protection of personal data, privacy and information security, and may impose additional requirements from time to time. The relevant regulatory authorities also publicize, from time to time, their monitoring results and require relevant enterprises listed in such notices to rectify non-compliance. If any of our mobile apps is found not in compliance with these regulations, we could be subject to penalties, including revocation of our business licenses and permits.
While we strive to comply with applicable data protection laws and regulations, as well as our privacy policies pursuant to our user terms and other obligations we may have with respect to privacy and data protection, any failure or perceived failure to comply with these laws, regulations or policies may result in inquiries and other proceedings or actions against us by government agencies or others, as well as negative publicity and damage to our reputation and brand, each of which could cause us to lose users and customers and have an adverse effect on our business and results of operations. See “Regulation — Regulations Related to Internet Information Security and Privacy Protection.”
Any systems failure or compromise of our security that results in the unauthorized access to or release of our users’ or other customers’ data could significantly limit the adoption of our products and services, as well as harm our reputation and brand and, therefore, our business. We expect to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of services we offer and increase the size of our user base.
Our practices may become inconsistent with new laws or regulations concerning data protection, or the interpretation and application of existing consumer and data protection laws or regulations, which is often uncertain and in flux. If so, in addition to the possibility of fines, this could result in an order requiring that we change our practices, which could have an adverse effect on our business and operating results. Complying with new laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business. Failure or perceived failure to comply with applicable laws and regulations related to the collection, use, or sharing of personal information or other privacy-related and security matters could result in a loss of confidence in us by customers and users, which could adversely affect our business, financial condition and results of operations.
As the date of this prospectus, the VIEs have adopted a series of internal policies on personal information protection and data security management with a view to fully complying with relevant regulations issued by the CAC.
In addition, as of the date of this prospectus, none of ETAO, the subsidiaries and the VIEs have been involved in any investigations on cybersecurity review, data security or personal information protection initiated by any PRC regulatory authority except that one of the VIEs, DNurse, was required to rectify its collection of personal information beyond the necessary scope on April 20, 2022. DNurse confirms that as of the date of this prospectus, (i) it has updated the relevant mobile application pursuant to MIIT’s requirement, and (ii) it has not received any further rectification requirements from the MIIT after such update. Based on the foregoing, to the best of ETAO’s knowledge, ETAO believes that ETAO, the subsidiaries and the VIEs have complied in all material aspects with regulations and policies issued by the CAC. However, as uncertainties remain regarding the interpretation and implementation of these regulations and policies, ETAO cannot assure you that each of ETAO, the subsidiaries and the VIEs has fully complied with, or will fully or timely comply with such regulations and policies in all respects and they may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. ETAO, the subsidiaries and the VIEs may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.
On December 28, 2021, thirteen governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that an online platform operator, which possesses personal information of at least one million users, must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. On April 12, 2022, ETAO Healthcare has obtained the official confirmation from Cybersecurity Review Office that the Listing is not subject to cybersecurity review under Cybersecurity Review Measures. In addition, as of the date of this prospectus, ETAO, ETAO’s subsidiaries and the VIEs have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority except that one of the VIEs, DNurse, was required to rectify its collection of personal information beyond the necessary scope by the Ministry of Industry and Information Technology (“MIIT”) on April 20, 2022. DNurse confirms that as of the date of this prospectus, (i) it has updated the relevant mobile application pursuant to MIIT’s requirement, and (ii) it has not received any further rectification requirements from the MIIT after such update. Nor have ETAO, ETAO’s subsidiaries and the VIEs received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require ETAO, ETAO’s subsidiaries and the VIEs to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for its overseas listing plan, nor has ETAO

(including any of its subsidiaries or the VIEs) received any inquiry, notice, warning or sanctions regarding its planned overseas listing from the CSRC or any other PRC governmental authorities.
However, it remains uncertain as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply therewith. However, we cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and we will not be subject to the cybersecurity review by the CAC or designated as a CIIO. We may experience disruptions to the operations in China should we be required to have a cybersecurity review by the CAC. Any cybersecurity review could also result in uncertainty to the Business Combination, and negatively impact our securities.
The approval of the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval.
The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and our offshore offerings may ultimately require approval of the CSRC. If the CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings, or a rescission of such approval if obtained by us, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on the operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.
On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Scrutinizing Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. In addition, the CSRC issued the draft of Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies and Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies for comments on December 24, 2021, which, among others, require certain companies to fulfill a filing procedure in respect of their offering and listing on overseas stock markets if such companies satisfy the criteria set forth in the draft. We cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval from the CSRC or other regulatory authorities or other procedures are required for our offshore offerings, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for our offshore offerings, or a rescission of any such approval if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or other government authorization for our offshore offerings. These regulatory authorities may impose fines and penalties on the operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of the shares.
The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from any Chinese authority to list our ordinary shares on a national securities exchange. However, if we were required to obtain any type of securities listing approval from the PRC government in the future and were denied such permission, we would not be able to continue listing on a national securities exchange or offering securities to investors, and therefore our share price would significantly depreciate.
The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulations and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, insurance commissions, property and other matters. The central or local governments of these jurisdictions may impose new and restrictive regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China, and result in a material change in the operations and/or the value of our ordinary shares.
For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that Didi Global Inc.’s application be removed from all the smartphone application stores in China.
Given the example of Didi Global Inc. and recent statements of by the Chinese government indicating an intent to exert more oversight and control overseas offerings and foreign investments in Chinese companies, our insurance agency business may be subject to various government and regulatory interference once our ordinary shares are listed on a national securities exchange and such regulatory actions could significantly limit or completely hinder our ability to offer or continue to offer securities to non-Chinese investors and directly cause the value and trading prices of our ordinary shares to significantly decline or become worthless.
Although we are currently not required to obtain any permission from any PRC government to list our ordinary shares on a national securities exchange, it will remain uncertain when and whether we will be required to obtain any permission from the PRC government to list our shares on a national securities exchange in the future, and even when we obtain such permission in accordance with the new rules and regulations, it will be unclear whether such permission will be rescinded or revoked at some point in time.
In light of recent events indicating greater oversight by the CAC over data security, we may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, our listing on a national securities exchange, financial condition, results of operations, and the offering.
The regulatory requirements with respect to cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, and significant changes, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us to government enforcement actions and investigations, fines, penalties, suspension or disruption of the operations, among other things. The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, provides that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China; and the Cybersecurity Review Measures, or the “Review Measures,” which was promulgated on December 28, 2021 and came into force on February 15, 2022, provides that if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. In addition, a cybersecurity review is required where critical information infrastructure operators, or the “CIIOs,” purchase network-related products and services, which products and services affect or may affect national security. Due to the lack of further interpretations, the exact scope of what constitute a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws.
On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law, which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system puts data into different groups according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations in case the data is falsified, damaged, disclosed, illegally obtained or illegally used. In addition, according to the Cybersecurity Review Measures, a cybersecurity review is conducted by the CAC to assess potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further requires that critical information infrastructure operators and services and data processing operators that possess personal data of at least one (1) million users must apply for a review by the Cybersecurity Review Office of PRC, if they plan to conduct securities listings on foreign exchanges. In addition to the Cybersecurity Review Measures, it also remains uncertain whether any future regulatory changes would impose additional restrictions on companies like us.
We are subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information. As of the date of this prospectus, ETAO’s online business platform collected, stored, used and processed all of the personal information and important data procured and collected from its operation in the PRC domestically, with zero cross-border data transfer. On April 12, 2022, ETAO Healthcare got formal notice from CAC that ETAO Healthcare does not need undertake any cybersecurity review under the Cybersecurity Review Measures by CAC. Further, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC to date.
However, it remains uncertain as to how the new regulations will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to cybersecurity and data protection. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply therewith. However, we cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and we will not be subject to the cybersecurity review by the CAC or designated as a CIIO. We may experience disruptions to the operations should we be required to have a cybersecurity review by the CAC. Any cybersecurity review could also result in uncertainty to our national securities exchange listing, negative impacts on our share trading prices and diversion of our managerial and financial resources.
The Holding Foreign Companies Accountable Act
On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which became law in December 2020 and prohibits foreign companies from listing their securities on U.S. exchanges if the company has been unavailable for PCAOB inspection or investigation for three consecutive years. In June 2021, the Senate passed the AHFCAA, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years, instead of three years.
Our auditor, an independent registered public accounting firm that issues the audit report incorporated by reference by this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in the State of California, and has been inspected by the PCAOB on a regular basis. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act.
The recent developments would add uncertainties to our offering and we cannot assure you whether a national securities exchange would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit.
Risks related to Healthcare Laws and Regulation
We depend substantially on the success of the clinical development of our medicines and drug candidates. If we are unable to successfully complete clinical development, obtain regulatory approvals and commercialize our medicines and drug candidates, or experience significant delays in doing so, our business will be materially harmed.
Our business depends on the successful development, regulatory approval and commercialization of our medicines and other drug candidates we may develop. We have invested a significant portion of our efforts and financial resources in the development of our medicines and drug candidates. The success of our medicines and drug candidates depends on several factors, including:
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successful enrollment in, and completion of, clinical trials, as well as completion of preclinical studies;

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favorable safety and efficacy data from our clinical trials and other studies;

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receipt of regulatory approvals;

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obtaining and maintaining patent, trade secret and other intellectual property protection and regulatory exclusivity;

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ensuring that we do not infringe, misappropriate or otherwise violate the valid patent, trade secret or other intellectual property rights of third parties;

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successfully launching our medicines and drug candidates, if and when approved;

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obtaining favorable reimbursement from third-party payors for our medicines and drug candidates, if and when approved;

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competition with other products;

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continued acceptable safety profile following regulatory approval; and

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manufacturing or obtaining sufficient supplies of our medicines, drug candidates and any competitor drug products that may be necessary for use in clinical trials for evaluation of our drug candidates and commercialization of our medicines.

If we do not achieve and maintain one or more of these factors in a timely manner or at all, we could experience significant delays in our ability or be unable to obtain additional regulatory approvals for and/or to successfully commercialize our medicines and drug candidates, which would materially harm our business and we may not be able to generate sufficient revenues and cash flows to continue the operations.

Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.
Clinical development is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our drug candidates may not be predictive of the results of later-stage clinical trials, and initial or interim results of a trial may not be predictive of the final results. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same drug candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, including genetic differences, patient adherence to the dosing regimen and other trial protocol elements and the rate of dropout among clinical trial participants. In the case of any trials we conduct, results may differ from earlier trials due to the larger number of clinical trial sites and additional countries involved in such trials. A number of companies in our industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our future clinical trial results may not be favorable.
Even if our future clinical trial results show favorable efficacy and durability of anti-tumor responses, not all patients may benefit. For certain drugs, including checkpoint inhibitors, and in certain indications, it is likely that the majority of patients may not respond to the agents at all, some responders may relapse after a period of response, and certain tumor types may appear particularly resistant.
We have limited experience in launching and marketing our internally developed and in-licensed medicines. If we are unable to further develop marketing and sales capabilities or enter into agreements with third parties to market and sell our medicines, we may not be able to generate substantial product sales revenue.
One of the VIEs, Beijing Biohelix, is involved in the development of several drugs at various stages (pilot to clinical trials) covering the following diseases: lung/breast cancer, leukemia to type 2 diabetes and alopecia (baldness). We, through Beijing Biohelix, may be unable to properly market and launch such products and as such, we may be unable to generate revenue from such products.
Risks Factors Relating to the Insurance Industry
ETAO owns 85% of the VIE interest in Aaliance Insurance that operates in the insurance industry. The following risk factors relate to Aaliance Insurance’s operations.
Because Aaliance Insurance’s industry is heavily regulated, any material changes in the regulatory environment could change the competitive landscape of our industry or require Aaliance Insurance to change the way it does business. The administration, interpretation and enforcement of the laws and regulations currently applicable to Insurance Law of the People’s Republic of China” “Regulations on the Supervision of Insurance Brokers” could change rapidly. If we fail to comply with applicable laws and regulations, we may be subject to civil and criminal penalties or lose our privilege to conduct insurance business, which could materially and adversely affect our business and results of operations.
Aaliance Insurance operate in a highly regulated industry. The laws and regulations applicable to it are constantly evolving and may change rapidly in the future. Aaliance Insurance could be required to spend significant time and resources on complying with material regulatory changes, which could disrupt the competitive landscape of the industry and cost it some or all of its competitive advantages or market shares. The attention of Aaliance Insurance’s or ETAO’s management team could be diverted to these efforts to comply with an evolving regulatory or competitive environment. For example, the PRC Insurance Law and related regulations were materially amended in the following years: 2002, 2009, 2014, 2015 and 2018. The 2015 amendments involved a number of significant changes to the regulatory regime, including elimination of the requirement for any insurance agent, broker or claims adjusting practitioners to obtain a qualification certificate issued by the CIRC. The elimination of the certificate requirement may result in an unbridled increase in competition for our business and in misconduct by sales or service persons, including sales misrepresentation. In addition, the general increase in misconduct in the insurance agent industry could potentially harm the reputation of the industry and have an adverse impact on our business.

On March 13, 2018, CIRC and CBRC were combined to form the Chinese Banking and Insurance Regulatory Committee, or CBIRC. This new organization stepped into the shoes of both CIRC and CBRC as the regulator of both Chinese insurance industry and banking industry. There is uncertainty as to how the new authority, CBIRC will guide the insurance business in China. If we fail to adapt to any new rules and regulations promulgated by the CBIRC in the future, such failure could substantially and adversely affect our business and results of operations.
Additionally, errors created by our products or services may be determined or alleged to be in violation of the applicable laws and regulations. Any failure of Aaliance Insurance’s products or services to comply with these laws and regulations could result in substantial civil or criminal liability, adversely affect demand for its services, invalidate all or portions of some of the customer contracts; require Aaliance Insurance to change or terminate some portions of its business; tarnish our reputation; and therefore impose material and adverse effects on its business.
Aaliance Insurance had one minor violation from 2019 to 2020, related to sales agents for Aaliance Insurance Anhui Branch. For those who are qualified as agents of Aaliance Anhui Branch, bonuses they receive are determined by the local Banking and Insurance Regulatory Commission as commission payment. The bonus calculation was not done according to regulation and Aaliance Anhui Branch paid a fine of $54,000 USD to the regulatory body. Aaliance Insurance cannot assure you that the operations will always comply with the interpretation and enforcement of the laws and regulations implemented by the CBIRC. Any determination by a provincial or national government agency that our activities or those of our vendors or customers have violated any of these laws could subject us to substantial civil or criminal penalties, require us to change or terminate certain aspects of the operations or business, or disqualify us from providing services to insurance companies or other customers; and, thus could have an adverse effect on our business.
If Aaliance Insurance’s largest insurance company partners terminate or change the material terms of their contracts, it would be difficult for Aaliance Insurance to replace the lost commissions, which could adversely affect its business and operating results.
For the year ended December 31, 2021, Aaliance Insurance’s top five insurance company partners, after aggregating the business conducted between their local branches and our branch offices, accounted for 33.82% of Aaliance Insurance’s total revenue. In particular, China Ping An Property Insurance Co., Ltd. Shanghai Branch _ accounted for 11.12% of our total revenue during the fiscal year of 2020. For the year ended December 31, 2021, our top five insurance company partners, after similar aggregation, accounted for 28.93% of our total revenue. During this period, China Ping An Property Insurance Co., Ltd. Shanghai Branch accounted for 13.2% of our total revenue. The termination or any changes in the material terms of those contracts with our top insurance company partners could adversely affect our business and operating results.
Because the commission revenue Aaliance Insurance earns on the sale of insurance products is based on premiums and commissions and fee rates set by insurance companies, any decrease in these premiums, commission or fee rates may have an adverse effect on the results of operation.
Aaliance Insurance is an insurance agency and derives revenue primarily from commissions paid by the insurance companies whose policies its customers purchase. The commission and fee rates are set by insurance companies and are based on the premiums that the insurance companies charge. Commission and fee rates and premiums can change based on the prevailing economic, regulatory, taxation and competitive factors that affect insurance companies. These factors, which are not within our control, include the capacity of insurance companies to place new business, underwriting and non-underwriting profits of insurance companies, consumer demand for insurance products, the availability of comparable products from other insurance companies at a lower cost, the availability of alternative insurance products, such as government benefits and self-insurance plans, to consumers and the tax deductibility of commissions. In addition, premium rates for certain insurance products, such as the mandatory automobile liability insurance that each automobile owner in the PRC is legally required to purchase, are tightly regulated by the CBIRC.
Because Aaliance Insurance does not determine, and cannot predict, the timing or extent of premium or commission and fee rate changes, it cannot predict the effect any of these changes may have on operations. Since China’s entry into the WTO in December 2001, intense competition among insurance intermediary companies has led to a gradual decline in premium rate levels of some property and casualty insurance products. Although such decline may stimulate demand for insurance products and increase our total sales volume, it also reduces the commissions we earned on each policy sold. Any decrease in premiums or commission and fee rates may significantly affect our profitability. In addition, our budget for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures may be disrupted by unexpected decreases in revenue caused by decreases in premiums or commission and fee rates, thereby adversely affecting operations.
Competition in the insurance industry is intense and, if Aaliance Insurance is unable to compete effectively, it may lose customers and its financial results may be negatively affected.
The insurance intermediary industry in China is highly competitive, and Aaliance Insurance expects competition to persist and intensify. Aaliance Insurance faces competition from insurance companies that use their in-house sales force and exclusive sales agents to distribute their products, from business entities that distribute insurance products on an ancillary basis, such as commercial banks, postal offices and automobile dealerships, and from other professional insurance intermediaries. Aaliance Insurance competes for customers on the basis of product offerings, customer services and reputation. Many of Aaliance Insurance’s competitors have greater financial and marketing resources and may be able to offer products and services that it does not currently offer and may not offer in the future. If Aaliance Insurance is unable to compete effectively against those competitors, it may lose customers and Aaliance Insurance’s financial results may be negatively affected.
Quarterly and annual variations in Aaliance Insurance’s commission and fee revenue may have unexpected impacts on its results of operations.
Aaliance Insurance’s income is subject to both quarterly and annual fluctuations as a result of the seasonality of its business, the timing of policy renewals and the net effect of new and lost business. These factors are not within Aaliance Insurance’s control. Specifically, consumer demand for insurance products can influence the timing of renewals, new business and lost business, which generally includes policies that are not renewed, and cancellations. As a result, you may not be able to rely on quarterly or annual comparisons of our operating results as an indication of Aaliance Insurance’s future performance.
If Aaliance Insurance’s contracts with insurance companies are terminated or changed, its business and operating results could be adversely affected.
Aaliance Insurance primarily act as agents for our customers who seek insurance coverage from insurance companies. Aaliance Insurance’s relationships with the insurance companies are governed by agreements between them and the insurance companies. Most of the contracts with insurance companies are entered into at a local level between their respective provincial, city and district branches and our local branches. Generally, each branch of these insurance companies has independent authority to enter into contracts, and the termination of a contract with one branch has no effect on Aaliance Insurance’s contracts with the other branches. These contracts establish, among other things, the scope of Aaliance Insurance’s authority, the pricing of the insurance products they distribute and our commission rates. These contracts typically have a term of three years and most of them can be terminated by negotiation. Moreover, before or upon expiration of a contract, the contracting insurance company may agree to renew it only with changes in its terms, including the amount of commissions we receive, which could result in a reduction in revenue from that contract.
Risks Related to MCAE and the Business Combination
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to MCAE and its subsidiaries prior to the consummation of the Business Combination.
MCAE has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If MCAE is unable to consummate a business combination, including the Business Combination, its public shareholders may be forced to wait more than three (3) months before receiving distributions from the Trust Account.
MCAE is a development stage blank check company, and it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. MCAE has until February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter) to complete a business combination. MCAE has no obligation to return funds to investors prior to such date unless MCAE consummates its initial business combination prior thereto and only then in cases where investors have sought to convert their shares. Furthermore, there will be no distribution with respect to the MCAE Rights, which will expire worthless as a result of MCAE’s failure to complete a business combination.
We do not have a specified maximum redemption threshold in the MCAE Charter. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our public shareholders may redeem their public shares.
The MCAE Charter does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause MCAE’s net tangible assets to be less than $5,000,001 upon consummation of our initial business combination provided that MCAE is not otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended. As a result, we may be able to complete our Business Combination even though a substantial portion of our public shareholders have redeemed their public shares.
In the event the aggregate cash consideration we would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement (if such conditions are not waived) exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all public shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
If the NTA Requirement Amendment Proposal (Proposal 6) is approved, our failure to meet the initial listing requirements of Nasdaq could result in an inability to list Pubco’s Ordinary Shares on Nasdaq and require Pubco to comply with the penny stock rules and could affect our cash position following the Business Combination.
The MCAE Charter provides that MCAE will not consummate any business combination unless it has net tangible assets of at least $5,000,001 upon consummation of such business combination. The purpose of this provision was to ensure that, in connection with its initial business combination, MCAE would continue, as it has since the IPO, to not be subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act, because MCAE complied with an exclusion to the “penny stock” rules for companies that have net tangible assets of at least $5,000,001. However, MCAE believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Capital Market. If the NTA Requirement Amendment Proposal (Proposal6) is approved, our failure to meet the initial listing requirements of Nasdaq could result in an inability of Pubco to list its Ordinary Shares on Nasdaq and the obligation to comply with the penny stock trading rules.
If Pubco is not able to list its Ordinary Shares on Nasdaq, Pubco’s Ordinary Shares would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. If Pubco’s Ordinary Shares were to trade on the over-the-counter market, selling Pubco’s Ordinary Shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for Pubco; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for Pubco’s Ordinary Shares and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for Pubco.
Moreover, if the NTA Requirement Amendment Proposal (Proposal 6) is approved, there can be no guarantee that the Pubco will have net tangible assets of at least $5,000,001 immediately following the closing of the Business Combination. We do not expect the approval of the NTA Requirement Amendment Proposal to have a material adverse effect on Pubco’s cash position following the closing of the Business

Combination. It is anticipated that following the Business Combination the business of Pubco can and will be financed with cash flow from operations.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of MCAE might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
You must tender your shares of Common Stock in order to validly seek redemption at the Meeting of shareholders.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Common Stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.
The Sponsor has agreed to vote in favor of such initial business combination, regardless of how MCAE’s public shareholders vote.
The holders of the Founder Shares have agreed (i) to vote their insider shares, private shares and any public shares acquired in MCAE’s initial public offering in favor of any proposed business combination, not to propose, or vote in favor of, an amendment to the MCAE Charter that would affect the substance or timing of MCAE’s obligation to redeem 100% of our public shares if it does not complete its initial business combination within 9 months from the closing of its initial public offer (or 12 or 15 months, as applicable) unless MCAE provides its public shareholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, net of taxes payable, divided by the number of then outstanding public shares, (iii) not to convert any shares (including the insider shares) into the right to receive cash from the trust account in connection with a stockholder vote to approve our proposed initial business combination (or sell any shares they hold to MCAE in a tender offer in connection with a proposed initial business combination) or a vote to amend the provisions of the MCAE Charter relating to the substance or timing of our obligation to redeem 100% of MCAE’s public shares if it does not complete its initial business combination within 9 months from the closing of this offering (or 12 or 15 months if we have extended the period of time from the closing of the initial public offer, and (D) that the insider shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the trust account if a business combination is not consummated. Currently, MCAE’s Sponsor and certain other affiliated shareholders, including the underwriter in MCAE’s IPO, hold 1,633,891 shares of MCAE Common Stock, as a result, MCAE would not need any of the shares of MCAE Common Stock held by public stockholders to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, it is highly likely that the necessary stockholder approval will be received, than would be the case if the Sponsor agreed to vote its Founder Shares in accordance with the majority of the votes cast by MCAE’s public shareholders.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what MCAE’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what MCAE’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
If third parties bring claims against MCAE, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.00.
MCAE’s placing of funds in trust may not protect those funds from third party claims against MCAE. Although MCAE will seek to have all vendors and service providers MCAE engages and prospective target businesses MCAE negotiates with execute agreements with MCAE waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MCAE’s public shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with MCAE, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of MCAE’s public shareholders.
Additionally, if MCAE is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against MCAE’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MCAE’s bankruptcy estate and subject to the claims of third parties with priority over the claims of MCAE’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, MCAE may not be able to return to MCAE’s public shareholders at least $10.00. As a result, if any such claims were successfully made against the Trust Account, the funds available for MCAE’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per Public Share.
MCAE’s shareholders may be held liable for claims by third parties against MCAE to the extent of distributions received by them.
The MCAE Charter provides that MCAE will continue in existence only until November 20, 2022 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter). If MCAE is unable to consummate a transaction within the required time periods, upon notice from MCAE, the trustee of the Trust Account will distribute the amount in its Trust Account to its public shareholders. On November 17, 2022 MCAE’s shareholders approved an amendment to MCAE’s charter extending the date until which MCAE is required to complete a business combination to February 20, 2023. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by MCAE Acquisition Corp. on November 17, 2022, 3,820,487 shares were tendered for redemption. As of December 30, 2022, the Record Date, there are 3,230,597 shares outstanding and eligible to vote in the Special Meeting to be held on February 7, 2023. Concurrently, MCAE shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although MCAE cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, the Sponsor has contractually agreed that, if it liquidates prior to the consummation of a business combination, they will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by MCAE for services rendered or contracted for or products sold to it, but only if such a vendor or prospective target business does not execute such a waiver. However, we may not properly assess all claims that may be potentially brought against us. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our shareholders amounts owed to them by us.
If, after MCAE distributes the proceeds in the trust account to our public shareholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

If MCAE’s due diligence investigation of ETAO was inadequate, then shareholders of MCAE following the Business Combination could lose some or all of their investment.
Even though MCAE conducted a due diligence investigation of ETAO, it cannot be sure that this diligence uncovered all material issues that may be present inside ETAO or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ETAO and its business and outside of its control will not later arise.
Stockholder litigation and regulatory inquiries and investigations are expensive and could harm MCAE’s business, financial condition and operating results and could divert management attention.
In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against MCAE, whether or not resolved in MCAE’s favor, could result in substantial costs and divert MCAE’s management’s attention from other business concerns, which could adversely affect MCAE’s business and cash resources and the ultimate value MCAE’s shareholders receive as a result of the Business Combination.
MCAE’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including ETAO’s key personnel, all of whom are expected to remain with the Combined Entity following the Business Combination. While MCAE intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.
MCAE’s ability to successfully effect the Business Combination is dependent upon the efforts of MCAE’s key personnel, including key personnel of ETAO. Although MCAE expects all of such key personnel to remain with the Combined Entity following the Business Combination, it is possible that MCAE will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Entity. While MCAE intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause MCAE to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.
MCAE is requiring shareholders who wish to redeem their public shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
MCAE is requiring shareholders who wish to redeem their Common Stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is MCAE’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than MCAE anticipates for shareholders to deliver their Common Stock, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Common Stock.
MCAE will require its public shareholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.
If MCAE requires public shareholders who wish to redeem their public shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, MCAE will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until MCAE has returned their securities to them. The market price for shares of our Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.
If MCAE’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of MCAE’s securities.
MCAE’s Initial Shareholders are entitled to make a demand that it register the resale of their Insider Shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, our Initial Shareholders, officers and directors are entitled to demand that MCAE register the resale of the shares underlying any securities our Initial Shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us at any time after MCAE consummates a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 1,633,891 shares of Common Stock eligible for trading in the public market. The presence of these additional shares of Common Stock trading in the public market may have an adverse effect on the market price of MCAE’s securities.
MCAE will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its shareholders.
MCAE is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public shareholders from a financial point of view. MCAE’s public shareholders therefore, must rely solely on the judgment of the Board.
MCAE’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its shareholders.
MCAE’s Sponsor, officers and directors and their respective affiliates and associates have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of MCAE’s public shareholders, which may result in a conflict of interest. These interests include:
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unless MCAE consummates an initial business combination by February 20, 2023, (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter) MCAE’s officers, directors and sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account from the MCAE IPO and Private Placement;

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With certain limited exceptions, 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of the Business Combination and the date the closing price of MCAE’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Business Combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of the Business Combination or earlier in either case if, subsequent to the Business Combination, MCAE completes a liquidation, merger, stock exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property.;

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the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate;

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based on the difference in the purchase price of $0.018 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the MCAE IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.
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the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.018 per share) for its 1,348, 298 Founders Shares and such securities may have a value of $13,482,980 at the time of the Business Combination, because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected

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the fact that the Sponsor currently holds 112,086 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,120,860 and which have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected;

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on June 15, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit;

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on October 3, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit; and

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the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination.

There can be no assurance that MCAE will be able to comply with the continued listing standards of Nasdaq.
MCAE’s continued eligibility for listing may depend on the number of its shares that are redeemed. If, after the Business Combination, Nasdaq delists MCAE’s securities from trading on its exchange for failure to meet the listing standards, MCAE and its shareholders could face significant material adverse consequences including:
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a limited availability of market quotations for MCAE’s securities;

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a determination that MCAE Common Stock is a “penny stock” which will require brokers trading in its Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for MCAE Common Stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of MCAE’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of MCAE’s securities may decline. The market values of MCAE’s securities at the time of the consummation of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which MCAE’s shareholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of MCAE’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for ETAO’s stock and trading in the shares of MCAE Common Stock has not been active. Accordingly, the valuation ascribed to ETAO and MCAE Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for MCAE’s securities develops and continues, the trading price of MCAE’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond MCAE’s control. Any of the factors listed below could have a material adverse effect on your investment in MCAE’s securities and MCAE’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of MCAE’s securities may not recover and may experience a further decline.
Factors affecting the trading price of the Combined Entity’s securities following the Business Combination may include:
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actual or anticipated fluctuations in the Combined Entity’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Combined Entity’s;

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changes in the market’s expectations about the Combined Entity’s operating results;

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success of competitors;

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the Combined Entity’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning the Combined Entity or the market in general;

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operating and stock price performance of other companies that investors deem comparable to the Combined Entity;

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the Combined Entity’s ability to develop product candidates;

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changes in laws and regulations affecting the Combined Entity’s business;

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commencement of, or involvement in, litigation involving the Combined Entity;

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changes in the Combined Entity’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of the Combined Entity’s securities available for public sale;

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any major change in the board or management;

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sales of substantial amounts of Common Stock by MCAE’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Entity’s securities irrespective of its operating performance. The stock market in general and Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Entity’s securities, may not be predictable. A loss of investor confidence in the market for healthcare company stocks or the stocks of other companies which investors perceive to be similar to the Combined Entity could depress the Combined Entity’s stock price regardless of the Combined Entity’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Entity’s securities also could adversely affect the Combined Entity’s ability to issue additional securities and the Combined Entity’s ability to obtain additional financing in the future.
Volatility in the Combined Entity’s share price could subject the Combined Entity to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Combined Entity faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.
The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about MCAE, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on MCAE or the Combined Entity. If no securities or industry analysts commence coverage of the Combined Entity, MCAE’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding MCAE’s stock adversely, or provide more favorable relative recommendations about MCAE’s competitors, the price of the Combined Entity’s securities would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, MCAE could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.
The future sales of shares by existing shareholders and future exercise of registration rights may adversely affect the market price of the Combined Entity’s common stock.
Sales of a substantial number of shares of the Combined Entity’s common stock in the public market could occur at any time. If the Combined Entity’s shareholders sell, or the market perceives that the Combined Entity’s shareholders intend to sell, substantial amounts of the Combined Entity’s common stock in the public market, the market price of the Combined Entity’s common stock could decline.
The holders of the Founder Shares are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the MCAE IPO. The holders of the majority of these securities are entitled to make up to three demands that MCAE register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to MCAE’s consummation of a business combination. The presence of these additional shares of Common Stock trading in the public market may have an adverse effect on the market price of the Combined Entity’s securities.
MCAE’s public shareholders may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that MCAE’s current shareholders have on the management of the Combined Entity.
It is anticipated that, upon the closing of the Business Combination, MCAE’s public shareholders (including public rights to be converted) will retain an ownership interest of approximately 2.0% in the Combined Entity, the Sponsor and certain other MCAE shareholders (including private rights to be converted) will retain an ownership interest of approximately 1.6% in the Combined Entity and the ETAO Equityholders will own approximately 93.6% of the outstanding common stock of the Combined Entity.
The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account (i) the redemption of any shares by MCAE’s public shareholders or (ii) the exercise of Rights outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing shareholders in the Combined Entity will be different.
Anti-takeover provisions contained in the Proposed Certificate of Incorporation and proposed amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
The Amended Charter will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. MCAE is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for MCAE’s securities. These provisions are described in the Section titled “Charter Amendment Proposal.”
Activities taken by MCAE’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposals and the other Proposals and may affect the market price of the MCAE’s securities.
MCAE’s Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of MCAE’s Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of MCAE’s Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those shareholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by MCAE’s Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposals and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of MCAE’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of MCAE’s securities.
As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by MCAE or the persons described above have been entered into with any such investor or holder. MCAE will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposals or other proposals.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect MCAE’s business, investments and results of operations.
MCAE is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, MCAE is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on MCAE’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on MCAE’s business and results of operations.
Because the Combined Entity does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.
The Combined Entity currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Combined Entity’s shares of Common Stock would be your sole source of gain on an investment in such shares for the foreseeable future.
Future sales of shares of the Combined Entity’s Common Stock may depress its stock price.
Sales of a substantial number of the Combined Entity’s Common Stock in the public market after the closing of the Business Combination, or the perception that these sales might occur, could depress the market price of the Combined Entity’s Common Stock and could impair its ability to raise capital through the sale of additional equity securities.

The Combined Entity is an emerging growth company, and the Combined Entity cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.
After the completion of the Business Combination, the Combined Entity will be an emerging growth company, as defined in the JOBS Act. For as long as the Combined Entity continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Company Entity will remain an emerging growth company until the earlier of (1) the date (a) January 7, 2026, (b) in which the Company Entity has total annual gross revenue of at least $1.07 billion or (c) in which the Company Entity is deemed to be a large accelerated filer, which means the market value of shares of the Company Entity’s Common Stock that are held by non-affiliates exceeds $700 million as of the prior September 30th, and (2) the date on which the Company Entity has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company Entity has elected to avail itself of this exemption from new or revised accounting standards and, therefore, the Company Entity will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Even after the Company Entity no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement and the Company Entity’s periodic reports and proxy statements.
The Company Entity cannot predict if investors will find its Common Stock less attractive because the Company Entity may rely on these exemptions. If some investors find the Company Entity’s Common Stock less attractive as a result, there may be a less active trading market for the Common Stock and its market price may be more volatile.
The Business Combination may be a taxable event for U.S. Holders of MCAE Common Stock and MCAE Rights.
The Redomestication Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the exchange of MCAE Common Stock or MCAE Rights for PubCo Ordinary Shares, as applicable, pursuant to the Redomestication Merger. The provisions of the Code that govern reorganizations, however, are complex, and due to the absence of direct guidance on the application of Section 368 to a redomestication of a corporation holding only investment-type assets such as MCAE, the qualification of the Redomestication Merger as a reorganization is not entirely clear. Accordingly, Loeb & Loeb is unable to provide a “will” opinion regarding the qualification of the Redomestication Merger as a “reorganization” within the meaning of Section 368 of the Code, and is instead providing a “should” opinion.
However, the U.S. Holders may recognize gain (but not loss) as a result of the Redomestication Merger if Section 367(a) of the Code and the Treasury Regulations promulgated thereunder apply to the Redomestication Merger. Section 367(a) of the Code may apply to the Redomestication Merger if PubCo transfers the assets it acquires from MCAE pursuant to the Redomestication Merger to certain subsidiary corporations in connection with the Business Combination. However, Section 367(a) should not apply to the Redomestication Merger in a manner that causes gain recognition to the U.S. Holders, unless the exchange of MCAE securities for PubCo Ordinary Shares is considered to be an indirect stock transfer under the applicable Treasury Regulations. The rules under Section 367(a) of the Code and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Business Combination or that U.S. Holders will not recognize gain, if any, as a result of the exchange of MCAE securities for PubCo Ordinary Shares.
If the Redomestication Merger does not qualify as a reorganization for a reason other than the application of Section 367(a) of the Code, a U.S. Holder that exchanges its MCAE Common Stock or MCAE Rights for PubCo Ordinary Shares under the Business Combination will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the MCAE Common Stock and MCAE Rights exchanged therefore.
We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to ETAO’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus than an investor in an initial public offering.
Before entering into the Business Combination Agreement, we performed a due diligence review of ETAO and its business and operations; however, we cannot assure you that our due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence we have conducted in conjunction with the Business Combination may be different than would typically be conducted in the event ETAO pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no underwriters of the ETAO common stock that will be issued pursuant to the Registration Statement and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on ETAO’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.
We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.
Certain of our directors are citizens of countries other than the United States. In addition, ETAO International Group, the company with which we entered into the Merger Agreement is a Cayman Islands exempted company with operations in China and certain of its directors are citizens of countries other than the United States. While we believe that the nature of MCAE’s business, and the nature of the businesses of ETAO should not make the transaction subject to U.S. foreign regulations or review by a U.S. government entity, it is possible that the Business Combination may be subject to a CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If the Business Combination falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.
Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter) because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.
Risks Related to PubCo
Currently, there is no public market for the PubCo Ordinary Shares. MCAE stockholders cannot be sure that an active trading market will develop for or of the market price of the ordinary shares of PubCo they will receive or that PubCo will successfully obtain authorization for listing on Nasdaq.
As part of the Business Combination, (1) pursuant to the Redomestication Merger each share of MCAE Common Stock will be exchanged for one ordinary share of PubCo and (2) pursuant to the Acquisition Merger each ordinary share of ETAO will be exchanged, in accordance with the Exchange Ratio into ordinary shares of PubCo. PubCo is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. MCAE, ETAO and PubCo plan to cause the ordinary shares of PubCo to be issued in the Business Combination to be approved for listing on the Nasdaq prior to the effective time of the Business Combination. However, the listing of shares on the Nasdaq does not ensure that a market for the ordinary shares of PubCo will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the ordinary shares of PubCo following the closing of the Business Combination and the ordinary shares of PubCo may trade at a price less than the current market price of the common stock of MCAE.
Even if PubCo is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for the combined PubCo’s ordinary shares does not develop, investors may not be able to re-sell their PubCo Ordinary Shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. PubCo cannot predict the extent to which investor interest in PubCo will lead to the development of an active, liquid trading market. The trading price of and demand for the ordinary shares of PubCo following completion of the Business Combination and the development and continued existence of a market and favorable price for the ordinary shares of PubCo will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of PubCo, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the ordinary shares of PubCo to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the ordinary shares of PubCo. Many of these factors and conditions are beyond the control of PubCo or PubCo shareholders.
PubCo’s share price may be volatile and could decline substantially.
The market price of PubCo’s ordinary shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in PubCo’s share price may include, among other factors discussed in this section, the following:
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actual or anticipated variations in the financial results and prospects of the company or other companies in the digital asset-related industry;

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changes in economic and financial market conditions;

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changes in the market valuations of other companies in the digital asset-related industry;

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announcements by PubCo or its competitors of new services, expansions, investments, acquisitions, strategic partnerships or joint ventures;

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mergers or other business combinations involving PubCo;

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additions and departures of key personnel and senior management;

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changes in accounting principles;

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the passage of legislation or other developments affecting PubCo or its industry;

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the trading volume of PubCo’s ordinary shares in the public market;

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the release of lockup, escrow or other transfer restrictions on PubCo’s outstanding equity securities or sales of additional equity securities;

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potential litigation or regulatory investigations;

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changes in financial estimates by research analysts;

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natural disasters, terrorist acts, acts of war or periods of civil unrest; and

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the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of the PubCo Ordinary Shares.
The sale or availability for sale of substantial amounts of PubCo Ordinary Shares could adversely affect their market price.
Sales of substantial amounts of the PubCo Ordinary Shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of the PubCo Ordinary Shares and could materially impair PubCo’s ability to raise capital through equity offerings in the future. The PubCo Ordinary Shares listed after the Business Combination will be freely tradable without restriction or further registration under the Securities Act. In connection with the Acquisition Merger, the ETAO Equityholders will exchange the ordinary shares of ETAO held by them for PubCo Ordinary Shares upon the consummation of the Business Combination and have agreed, subject to certain exceptions, not to sell any PubCo Ordinary Shares for 180 days after the date of this prospectus without the prior written consent of PubCo. Assuming the maximum redemption scenario presented in this proxy statement/prospectus, there will be 105,712,292 outstanding and issued PubCo Ordinary Shares immediately after the Business Combination. Market sales of securities held by PubCo’s significant shareholders or any other holders or the availability of these securities for future sale will have a material impact on the market price of the PubCo Ordinary Shares.
PubCo will issue ordinary shares as consideration for the Business Combination, and PubCo may issue additional ordinary shares or other equity or convertible debt securities without approval of the holders of PubCo Ordinary Shares which would dilute existing ownership interests and may depress the market price of PubCo Ordinary Shares.
PubCo may issue additional ordinary shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of the PubCo Ordinary Shares in certain circumstances.
PubCo’s issuance of additional ordinary shares or other equity or convertible debt securities of equal or senior rank would have the following effects: (1) PubCo’s existing shareholders’ proportionate ownership interest may decrease; (2) the amount of cash available per share, including for payment of dividends in the future, may decrease; (3) the relative voting power of each previously outstanding PubCo Ordinary Shares may be diminished; and (4) the market price of PubCo Ordinary Shares may decline.

Volatility in PubCo’s share price could subject PubCo to securities class action litigation.
The market price of PubCo Ordinary Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. PubCo may be the target of this type of litigation and investigations. Securities litigation against PubCo could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm PubCo’s business.
The requirements of being a public company may strain PubCo’s resources, divert PubCo management’s attention and affect PubCo’s ability to attract and retain qualified board members.
Upon the consummation of the Business Combination, PubCo will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, Nasdaq listing requirements and other applicable securities rules and regulations. As such, PubCo will incur relevant legal, accounting and other expenses, and these expenses may increase even more if PubCo no longer qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that PubCo files annual and current reports with respect to PubCo’s business and operating results. The Sarbanes-Oxley Act requires, among other things, that PubCo maintain effective disclosure controls and procedures and internal control over financial reporting. PubCo may need to hire more employees or engage outside consultants to comply with these requirements, which will increase PubCo’s costs and expenses.
Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. PubCo expected these laws and regulations to increase PubCo’s legal and financial compliance costs and to render some activities more time-consuming and costly, although PubCo is currently unable to estimate these costs with any degree of certainty.
Many members of PubCo’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. PubCo’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing PubCo’s growth strategy, which could prevent the improvement of PubCo’s business, financial condition and results of operations. Furthermore, PubCo expects these rules and regulations to make it more difficult and more expensive to obtain director and officer liability insurance for the PubCo, and consequently PubCo may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on PubCo’s business, financial condition, results of operations and prospects. These factors could also make it more difficult to attract and retain qualified members of PubCo’s board of directors, particularly to serve on PubCo’s audit committee, compensation committee and nominating committee, and qualified executive officers.
As a result of disclosure of information in this prospectus and in filings required of a public company, PubCo’s business and financial condition will become more visible, which PubCo believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, PubCo’s business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in PubCo’s favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on PubCo’s business, financial condition, results of operations, prospects and reputation.

Recent market volatility could impact the share price and trading volume of the PubCo’s securities.
The trading market for PubCo’s securities could be impacted by recent market volatility. Recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for PubCo ordinary shares.
A possible “short squeeze” due to a sudden increase in demand of PubCo Ordinary Shares that largely exceeds supply may lead to price volatility in PubCo Ordinary Shares. Investors may purchase PubCo Ordinary Shares to hedge existing exposure or to speculate on the price of the PubCo Ordinary Shares. Speculation on the price of PubCo Ordinary Shares may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of PubCo Ordinary Shares available for purchase (for example, in the event that large redemption requests dramatically affect liquidity), investors with short exposure may have to pay a premium to repurchase PubCo Ordinary Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of the PubCo Ordinary Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in the PubCo Ordinary Shares that are not directly correlated to the operating performance of PubCo.
It is not expected that PubCo will pay dividends in the foreseeable future after the Proposed Business Combination.
It is expected that PubCo will retain most, if not all, of PubCo’s available funds and any future earnings to fund the development and growth of PubCo’s business. As a result, it is not expected that PubCo will pay any cash dividends in the foreseeable future.
PubCo’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received from PubCo’s subsidiaries, PubCo’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that PubCo Ordinary Shares will appreciate in value or that the trading price of the shares will not decline.
If securities and industry analysts do not publish research or publish inaccurate or unfavorable research or cease publishing research about PubCo, the price and trading volume of PubCo Ordinary Shares could decline significantly.
The trading market for PubCo Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about PubCo or its business. Securities and industry analysts do not currently, and may never, publish research on PubCo. If no securities or industry analysts commence coverage of PubCo, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover PubCo downgrade its securities or publish inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts cease coverage of PubCo or fail to publish reports on PubCo, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.
PubCo will be a foreign private issuer within the meaning of the rules under the Exchange Act, and as such it is exempt from certain provisions applicable to domestic public companies in the United States.
PubCo expects to qualify as a foreign private issuer under the Exchange Act upon the consummation of the Business Combination. As a foreign private issuer, PubCo will be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (1) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (2) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (3) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (4) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

PubCo will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, PubCo will publish PubCo’s results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information PubCo is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, you may receive less or different information about PubCo than you would receive about a U.S. domestic public company.
PubCo could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of PubCo’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (1) the majority of PubCo’s directors or executive officers are U.S. citizens or residents; (2) more than 50% of PubCo’s assets are located in the United States; or (3) PubCo’s business is administered principally in the United States. If PubCo loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, PubCo would likely incur substantial costs in fulfilling these additional regulatory requirements and members of PubCo’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under the law of the Cayman Islands, PubCo conducts substantially all of its operations outside of the United States and a one of its directors resides outside of the United States.
PubCo is incorporated under the law of the Cayman Islands, PubCo conducts substantially all of its operations and a majority of its directors and executive officers reside outside of the United States. PubCo’s corporate affairs are governed by PubCo’s amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by non-controlling shareholders and the fiduciary responsibilities of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of PubCo’s shareholders and the fiduciary responsibilities of PubCo’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.
There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. It may be difficult or impossible for you to bring an action against PubCo or against these individuals in the Cayman Islands in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against PubCo’s assets or the assets of PubCo’s directors and officers.
Shareholders of Cayman Islands exempted companies such as PubCo have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. PubCo’s directors have discretion under PubCo’s amended and restated articles of association to determine whether or not, and under what conditions, PubCo’s corporate records may be inspected by PubCo’s shareholders, but are not obliged to make them available to PubCo’s shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company. Therefore, you may not be able to effectively enjoy the protection offered by the U.S. laws and regulations that intend to protect public investors.
Cayman Islands companies may not have standing to initiate a derivative action in a federal court of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court may be limited to direct shareholder lawsuits.
In addition, Biao Dai has served as an independent director of the Company since January 17, 2022 and his residence is in China. Thus his residence may make it even more difficult to enforce any judgments obtained from foreign courts against him. As a company incorporated under the laws of the Cayman Islands, we conduct a majority of the VIE’s operations in China. As a result, it may be difficult for you to effect service of process upon those persons inside mainland China. It may be difficult for you to enforce judgements obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us and our director located in China. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state. The remaining four directors of the Company consist of Wensheng Liu, Kenneth S. Liang, Connie C. Hsu, Andrew MacInnes and the Company’s officer, Wensheng Liu, who lives in the United States.
PubCo will be an “emerging growth company,” as defined under the federal securities laws, and PubCo cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the PubCo’s securities less attractive to investors.
PubCo will be an “emerging growth company” as defined in the JOBS Act, and it will remain an “emerging growth company” until the earliest to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which PubCo has total annual gross revenue of at least $1.07 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo’s Shares held by non-affiliates exceeds $700 million as of the last business day of the prior second fiscal quarter, and (2) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. It is expected that PubCo will take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of PubCo’s internal control over financial reporting and reduced disclosure obligations regarding executive compensation.
In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. If PubCo elects not to opt out of such extended transition period, which means that when a standard is issued or revised and PubCo has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PubCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Furthermore, even after PubCo no longer qualifies as an “emerging growth company,” as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.
As a result, PubCo’s shareholders may not have access to certain information they deem important. PubCo cannot predict if investors will find PubCo Ordinary Shares less attractive because PubCo relies on these exemptions. If some investors find PubCo Ordinary Shares less attractive as a result, there may be a less active trading market and share price for PubCo Ordinary Shares may be more volatile.
PubCo may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.
Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.
Because under certain attribution rules PubCo’s non-U.S. subsidiaries may be treated as controlled foreign corporations for U.S. federal income tax purposes, there could be adverse U.S. federal income tax consequences to certain U.S. holders of PubCo ordinary shares who own, directly or indirectly, ten percent or more of ordinary shares.
If a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares, such U.S. Holder may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group (if any). Certain of our non-U.S. subsidiaries may be treated as controlled foreign corporations (regardless of whether PubCo Corporation is treated as a controlled foreign corporation). A United States shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. We cannot provide any assurances that we will assist investors in determining whether any of our non-U.S. subsidiaries, if any, are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations. Further, we cannot provide any assurances that we will furnish to any U.S. shareholder information that may be necessary to comply with the reporting and tax paying obligations discussed above. Failure to comply with these reporting obligations may subject you to significant monetary penalties and may prevent the statute of limitations with respect to your U.S. federal income tax return for the year for which reporting was due from starting. U.S. Holders should consult their tax advisors regarding the potential application of these rules to their investment in our ordinary shares.
Future changes to tax laws could materially and adversely affect PubCo and reduce net returns to PubCo’s shareholders.
The tax treatment of PubCo is subject to changes in tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate, as well as tax policy initiatives and reforms related to the Organisation for Economic Co-operation and Development’s, Base Erosion and Profit Shifting, Project, the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders, and increase the complexity, burden and cost of tax compliance.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq. You may be unable to sell your securities and lose liquidity for your shares unless a market can be established or sustained.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the proposed Business Combination, the anticipated benefits of the proposed Business Combination, and the financial condition, results of operations, earnings outlook and prospects of MCAE and/or ETAO and may include statements for the period following the consummation of the proposed Business Combination. In addition, any statements that refer to projections (including EBITDA, adjusted EBITDA, EBITDA margin and revenue projections), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the management of MCAE and ETAO, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including: risks related to the ability to complete the proposed business combination due to the failure to obtain approval from MCAE shareholders or satisfy other closing conditions in the definitive merger agreement; the amount of any redemptions by existing holders of MCAE’s common stock; the ability to recognize the anticipated benefits of the business combination, and other risks and uncertainties included under the header “Risk Factors” in this proxy statement/prospectus, in the final prospectus of MCAE for its initial public offering dated May 20, 2021, its annual report on Form 10-K for the year ended December 31, 2021, and in MCAE’s other filings with the SEC.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that MCAE or ETAO” believes” and similar statements reflect such parities beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either MCAE or ETAO has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause the Combined Entity’s actual results to differ include:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

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the outcome of any legal proceedings that may be instituted against MCAE, ETAO or others following announcement of the Business Combination and the transactions contemplated therein;

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the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the shareholders of MCAE or ETAO or other conditions to closing in the Business Combination;

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the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

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costs related to the proposed Business Combination;

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the possibility that MCAE or ETAO may be adversely impacted by other economic, business, and/or competitive factors;

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future exchange and interest rates; and

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other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

SPECIAL MEETING OF MCAE SHAREHOLDERS
General
MCAE is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on February 7 , 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides MCAE’s shareholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on February 7, 2023, at 10:30 a.m. Eastern Time, via live webcast at the following address: https://www.cstproxy.com/mcacquisitioniii/2023.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of MCAE Common Stock at the close of business on December 30, 2022 which is the Record Date. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 3,230,597 shares of Common Stock outstanding, of which 1,596,706 shares are Public Shares and the remaining 1,633,891 shares are held by the Sponsor and other MCAE shareholders.
Vote of the Sponsor, Directors and Officers
In connection with the MCAE IPO, MCAE entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposals and for all other proposals presented at the Special Meeting. These agreements apply to the Sponsor as it relates to the Founder Shares and the requirement to vote such shares in favor of the Business Combination Proposals and for all other proposals presented to MCAE shareholders in this proxy statement/prospectus.
MCAE’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Common Stock issued or purchased in the MCAE IPO or in the aftermarket, in connection with Business Combination. No consideration was paid to or received from the Sponsor, directors or officers of MCAE in exchange for the waiver of redemption rights nor were there any negotiations concerning such waiver of redemption rights. The Founder Shares and the private units held by the Sponsor have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected by MCAE by February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter).
Quorum and Required Vote for Proposals
A quorum of MCAE shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting.
The approval of the Business Combination Proposals, the Governance Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAE Common Stock cast by the shareholders represented in person or by proxy and entitled to vote thereon at the Special Meeting.
The approval of the Redomestication Merger Proposal, Acquisition Merger Proposal, the Governance Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAE Common Stock cast by the shareholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. If the Redomestication Merger Proposal and the Acquisition Merger Proposals are not approved, the Governance Proposal, the Election of Directors for PubCo Proposal, 2022 Plan Proposal and the NTA Requirement Amendment Proposal will not be presented to the MCAE shareholders for a vote. The approval of Redomestication Merger Proposal and Acquisition Merger Proposal are preconditions to the consummation of the Business Combination.
If MCAE does not consummate the Business Combination and fails to complete an initial business combination by February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter), MCAE will be required to dissolve and liquidate its Trust Account by returning then remaining funds in such account to the public shareholders.
Abstentions and Broker Non-Votes
Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Proposals. A failure to vote by proxy or to vote in person or an abstention from voting with regard to the Proposals, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on the Redomestication Merger Proposal, Acquisition Merger Proposal, the Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.
Recommendation of the Board
The board of directors has unanimously determined that each of the proposals is fair to and in the best interests of MCAE and its shareholders, and has unanimously approved such proposals. The board of directors unanimously recommends that shareholders:
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vote “FOR” the Redomestication Merger Proposal;

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vote “FOR” the Acquisition Merger Proposal

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vote “FOR” the Governance Proposal;

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vote “FOR” the Election of Directors of PubCo Proposal

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vote “FOR” the 2022 Plan Proposal;

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vote “FOR” the NTA Requirement Amendment Proposal and

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vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:
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unless MCAE consummates an initial business combination by February 20, 2023, (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter) MCAE’s officers, directors and sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

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with certain limited exceptions, 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;

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The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate;

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Based on the difference in the purchase price of $0.018 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the MCAE IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

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the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.018 per share) for its 1,348,298 Founders Shares and such securities may have a value of $13,482,980 at the time of the Business Combination, because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected;

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the fact that the Sponsor currently holds 112,086 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,120,860 and which have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected;

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on June 15, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit;

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on October 3, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit; and

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the fact that Sponsor has agreed not to redeem any of the Founder Shares and Placement Shares in connection with a stockholder vote to approve a proposed initial business combination.

Voting Your Shares
Each MCAE Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of MCAE Common Stock at the Special Meeting:
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You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposals, the Governance Proposal, the Directors Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

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You Can Attend the Special Meeting and Vote Through the Internet.   You will be able to attend the Special Meeting online and vote during the meeting by visiting https://www.cstproxy.com/mcacquisitioniii/2023 and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way MCAE can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify MCAE’s secretary in writing before the Special Meeting that you have revoked your proxy; or

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you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your MCAE Common Stock, you may call Advantage Proxy, MCAE’s proxy solicitor, at 877-870-8565 or email Karen Smith at KSmith@advantageproxy.com.
No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of Redomestication Merger Proposal, the Acquisition Merger Proposal, the Governance Proposal, the Election of Directors of PubCo Proposal, the 2022 Plan Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal. Under MCAE’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Redemption Rights
Pursuant to the MCAE Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the MCAE IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $16.4 million on January 12, 2023, the estimated per share redemption price would have been approximately $10.27 after giving effect to owed but unpaid taxes on the funds in the Trust Account.
In order to exercise your redemption rights, you must:
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affirmatively vote either for or against the Business Combination Proposals;

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check the box on the enclosed proxy card to elect redemption;

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check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock;

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prior to 5:00 PM Eastern time on February 3, 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, MCAE’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
and
•
deliver your Public Shares either physically or electronically through DTC to MCAE’s transfer agent at least two (2) business days before the Special Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is MCAE’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, MCAE does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with MCAE’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to MCAE’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that MCAE’s transfer agent return the shares (physically or electronically). You may make such request by contacting MCAE’s transfer agent at the phone number or address listed above.
Prior to exercising redemption rights, shareholders should verify the market price of MCAE Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of MCAE Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in MCAE Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of MCAE Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and MCAE does not consummate an initial business combination by February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter), MCAE will be required to dissolve and liquidate its Trust Account by returning then remaining funds in such account to the public shareholders and the Rights will expire worthless.
Dissenter Rights
MCAE shareholders do not have dissenter rights in connection with the Business Combination or the other proposals.
Proxy Solicitation
MCAE is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. MCAE and its directors, officers and employees may also solicit proxies in person. MCAE will file with the SEC all scripts and other electronic communications as proxy soliciting materials. MCAE will bear the cost of the solicitation.
MCAE has hired Advantage Proxy to assist in the proxy solicitation process. MCAE will pay that firm a fee of $7,500, plus disbursements.

MCAE will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MCAE will reimburse them for their reasonable expenses.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
ETAO International Co., Ltd. is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Transactions.
The unaudited pro forma combined balance sheet as of June 30, 2022 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 2022, and the year ended December 31, 2021, gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. The unaudited pro forma combined balance sheet is presented as of June 30, 2022, and the unaudited pro forma combined statements of operations is presented for the six months ended June 30, 2022 and the year ended December 31, 2021.
This information should be read together with Etao’s and the Company’s audited financial statements and related notes, “Etao Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined balance sheet as of June 30, 2022 has been prepared using the following:
•
Etao unaudited historical consolidated balance sheet as of June 30, 2022, as included elsewhere in this proxy statement/prospectus,

•
the Company’s unaudited historical condensed consolidated balance sheet as of June 30, 2022, as included in the Company’s Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 15, 2022, and.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2022 has been prepared using the following:
•
Etao’s unaudited historical consolidated statement of operations for the six months ended June 30, 2022, as included elsewhere in this proxy statement/prospectus, and

•
The Company’s unaudited historical statements of operation for the six months ended June 30, 2022, as included in the Company’s Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 15, 2022.

The unaudited pro forma combined statement of operations for the year ended December 31, 2021 has been prepared using the following:
•
Etao’s audited historical consolidated statement of operations for the year ended December 31, 2021, as included elsewhere in this proxy statement/prospectus, and

•
MCAE’s audited historical statements of operation for the period from its inception to December 31, 2021, as included elsewhere in this proxy statement/prospectus.

Description of the Transactions
On January 27, 2022, Mountain Crest Acquisition Corp. III, a Delaware corporation (“MCAE” or “Parent”), entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among MCAE, Etao International Group, a Cayman Islands corporation (the “Target”), and Wensheng Liu, in his capacity as the Target Shareholders’ Representative (the “Shareholders’ Representative”), pursuant to which, among other things, (1) the Parent will merge with and into a to be formed Cayman Islands company (“Purchaser”), with the Purchaser being the surviving corporation in the merger (the “Redomestication Merger”) and (2) the Target will merge with and into a to be formed Cayman Islands company named (“Merger Sub”), with the Target as the surviving corporation in the merger (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, the Target being a wholly owned subsidiary of Purchaser and the Purchaser will change its name to Etao International Co., Ltd. (collectively, the “Business Combination”). Following the Business Combination, Purchaser expects to trade on the Nasdaq Stock Market. On June 7, 2022, all parties entered into the Amendment to Merger Agreement and on October 17, 2022, all parties entered into Amendment No. 2 to the Merger Agreement.
Exchange Consideration
In consideration of the amended Acquisition Merger, Purchaser will issue 100,000,000 ordinary shares at a per share price of US$10.00 as agreed by the parties to the shareholders of the Target in exchange for 100% of the issued and outstanding ordinary shares of the Target.
Accounting for the Transactions
The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, MCAE will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Etao shareholders expecting to have a majority of the voting power of the combined company, Etao comprising the ongoing operations of the combined entity, Etao comprising a majority of the governing body of the combined company, and Etao’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Etao issuing share for the net assets of MCAE, accompanied by a recapitalization. The net assets of MCAE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Etao.
Basis of June 30, 2022 Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.
The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. ETAO and MCAE have not had any historical relationship prior to the Transactions. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.
There is no historical activity with respect to Purchaser and Merger Sub and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.
The unaudited pro forma combined financial information has been prepared assuming three alternative levels of redemption into cash of MCAE’s ordinary shares:
•
Scenario 1 — Assuming minimum redemptions for cash:   This presentation assumes that other than the 3,820,487 shares already redeemed by MCAE shareholders as of November 17,2022, no other MCAE shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions.

•
Scenario 2 — Assuming redemptions of 1,079,358 ordinary shares of MCAE for cash:   This presentation assumes that MCAE shareholders will exercise their redemption rights with respect to a maximum of 1,079,358 ordinary shares, leaving only 517,348 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of June 30, 2022. The remaining cash not redeemed will be sufficient to cover the transaction costs at closing.

•
Scenario 3 — Assuming redemptions of 539,679 ordinary shares (average of redeemable shares for minimum and maximum scenarios) of MCAE for cash:   This presentation assumes that MCAE

shareholders will exercise their redemption rights with respect to of 539,679 ordinary shares, leaving only 1,057,027 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of June 30, 2022.
Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 100,000,000 Ordinary Shares of Purchaser (after rounding adjustment) to be issued to the Sellers, such amount calculated using estimated consideration of $1,000,000,000 paid to the Sellers. Upon the completion of the Business Combination, assuming minimum redemption of public shares, Public Shareholders, the Sponsor and other Shareholders, an advisor providing advisory services for Business Combination, and the Sellers will own approximately 2.0%, 1.6%, 2.8% and 93.6% of the outstanding shares of Purchaser, respectively.
If 1,079,358 ordinary shares of MCAE are ultimately redeemed, Public Shareholders, the Sponsor and other Shareholders, an advisor providing advisory services, and the Sellers are expected to own approximately 1.0%, 1.6%, 2.8% and 94.6%, respectively, of the Ordinary Shares and voting power of Purchaser following the closing. As such, MCAE shareholders who do not redeem their ordinary shares of MCAE will experience immediate and material dilution upon closing of the Business Combination.
If 539,679 ordinary shares of MCAE are ultimately redeemed, Public Shareholders, the Sponsor and other Shareholders, an advisor providing advisory services, and the Sellers are expected to own approximately 1.5%, 1.6%, 2.8% and 94.1%, respectively, of the Ordinary Shares and voting power of Purchaser following the closing. As such, MCAE shareholders who do not redeem their ordinary shares of MCAE will experience immediate and material dilution upon closing of the Business Combination.
PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2022
(Unaudited)
				Scenario 1 Assuming minimum Redemptions into Cash			Scenario 2 Assuming maximum Redemptions into Cash			Scenario 3 Assuming 50% Redemptions into Cash
	(A) Etao	(B) MCAE		Transaction Accounting Adjustment	Pro forma Balance Sheet		Transaction Accounting Adjustment	Pro forma Balance Sheet		Transaction Accounting Adjustment	Pro forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$4,417,961	38,485	(1)	15,816,046	$15,172,492	(1)	(10,793,584)	$4,378,908	(1)	5,396,790	$9,775,698
			(2)	(5,000,000)
			(6)	(100,000)
Restricted cash, current	976,736				976,736			976,736			976,736
Short-term investment	5,221,547				5,221,547			5,221,547			5,221,547
Accounts receivable, net	9,732,300				9,732,300			9,732,300			9,732,300
Advances to suppliers	670,471				670,471			670,471			670,471
Prepaid expenses and other receivables, net	3,447,741	101,257			3,548,998			3,548,998			3,548,998
Marketable securities held in Trust Account	—	54,250,300	(1)	(54,250,300)	—			—			—
Inventories	2,080,662				2,080,662			2,080,662			2,080,662
Total current assets	26,547,419	54,390,042			37,403,206			26,609,622			32,006,412
Restricted cash, non-current	758,350				758,350			758,350			758,350
Related party receivable	923,433				923,433			923,433			923,433
Equity investment	1,939				1,939			1,939			1,939
Property, plants and equipment, net	17,943,340				17,943,340			17,943,340			17,943,340
Intangible assets	692,061				692,061			692,061			692,061
Goodwill	160,128,167				160,128,167			160,128,167			160,128,167
Prepayment for investments in real property	828,668				828,668			828,668			828,668
Land use right, net	521,790				521,790			521,790			521,790
Deferred tax assets	84,448				84,448			84,448			84,448

				Scenario 1 Assuming minimum Redemptions into Cash			Scenario 2 Assuming maximum Redemptions into Cash			Scenario 3 Assuming 50% Redemptions into Cash
	(A) Etao	(B) MCAE		Transaction Accounting Adjustment	Pro forma Balance Sheet		Transaction Accounting Adjustment	Pro forma Balance Sheet		Transaction Accounting Adjustment	Pro forma Balance Sheet
Finance lease assets	1,144,922				1,144,922			1,144,922			1,144,922
Right-of-use assets	8,350,763				8,350,763			8,350,763			8,350,763
Long-term deposits	233,539				233,539			233,539			233,539
Total non-current assets	191,611,420	—			191,611,420			191,611,420			191,611,420
TOTAL ASSETS	$218,158,838	54,390,042			$229,014,626			$218,221,042			$223,617,832
Liabilities
Current liabilities:
Bank loans	$3,494,759				$3,494,759			$3,494,759			$3,494,759
Long-term bank loan due within 1 year	205,267				205,267			205,267			205,267
Note payable	2,963,957				2,963,957			2,963,957			2,963,957
Accounts payable	7,919,977	60,851			7,980,828			7,980,828			7,980,828
Advance from customers	4,065,720				4,065,720			4,065,720			4,065,720
Accrued expenses and other current liabilities	16,669,025	1,353			16,670,378			16,670,378			16,670,378
Deferred underwriting fee payable		1,896,018	(2)	(1,896,018)	—			—			—
Finance lease payable, current	650,526				650,526			650,526			650,526
Operating lease payable, current	2,281,855				2,281,855			2,281,855			2,281,855
Total current liabilities	38,251,086	1,958,222			38,313,289			38,313,289			38,313,289
Convertible note		100,000	(6)	(100,000)
Related party payable	20,145,197				20,145,197			20,145,197			20,145,197
Finance lease payable, non-current	0				—			—			—
Operating lease payable, non-current	6,420,649				6,420,649			6,420,649			6,420,649
TOTAL LIABILITIES	64,816,931	2,058,222			64,879,135			64,879,135			64,879,135
Common stock subject to possible redemption		54,171,930		(54,171,930)	—			—			—
Shareholders’ equity
Class B ordinary shares	330		(4)	(330)	—			—			—
Class A ordinary shares	2,310	163	(1)	160	25,679	(1)	(108)	25,571	(1)	54	25,625
			(3)	56
			(4)	22,690
			(5)	300
Additional paid-in capital	157,039,335		(1)	15,737,516	199,913,862	(1)	(10,793,476)	189,120,386	(1)	5,396,736	194,517,122
			(2)	(1,000,000)
			(3)	(56)
			(4)	(1,862,633)
			(5)	29,999,700
Subscription receivable	—				—			—			—
Statutory reserve	16,735				16,735			16,735			16,735
Accumulated deficit	(11,653,423)	(1,840,273)	(2)	(2,103,982)	(43,757,405)			(43,757,405)			(43,757,405)
			(4)	(1,840,273)
			(5)	(30,000,000)
Accumulated other comprehensive income	(550,165)				(550,165)			(550,165)			(550,165)
Etao’s shareholders’ equity	144,855,122	(1,840,110)			155,648,706			144,855,122			150,251,912
Non-controlling interest	8,486,785				8,486,785			8,486,785			8,486,785
TOTAL EQUITY	153,341,907	(1,840,110)			164,135,491			153,341,907			158,738,697
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$218,158,838	54,390,042			$229,014,626			$218,221,042			$223,617,832

Unaudited Pro Forma Combined Balance Sheet Adjustments
The transaction accounting adjustments to the unaudited combined pro forma balance sheet consists of the following:
(A)
Derived from the unaudited balance sheet of ETAO as of June 30, 2022.

(B)
Derived from the unaudited balance sheet of MCAE as of June 30, 2022.

(1)
Reflects the release of cash from cash and investment held in the Trust Account and certain MCAE shareholders will exercise their redemption rights.

In Scenario 1, which assumes that other than the 3,820,487 shares already redeemed by MCAE shareholders as of November 17,2022, no other MCAE shareholders will exercise their redemption rights. The MCAE shares previously subject to redemption for cash amounting to $15.82 million will be transferred to shareholder’s equity.
In Scenario 2, which assumes the maximum number of MCAE shares at 1,079,358 are redeemed for cash by MCAE shareholders, which requires additional cash payment of $10.79 million in addition to Scenario 1, with the remaining cash not redeemed will be sufficient to cover the transaction costs. The remaining MCAE shares previously subject to redemption for cash amounting to $5.0 million will be transferred to shareholder’s equity.
In Scenario 3, which assumes 539,679 shares, which is 50% of MCAE redeemable shares, are redeemed for cash by MCAE shareholders, which retains an additional $5.40 million cash, representing 1,057,027 shares not redeemed in addition to Scenario 2. The MCAE shares previously subject to redemption for cash will be transferred to shareholder’s equity.
(2)
Reflects the payments of MCAE’s estimated total transaction cost of $5 million to be paid in cash, which includes the deferred underwriting commission of $1.8 million recorded as an account payable for MACE as of June 30, 2022. The deferred underwriting fee is constant regardless of redemption. The $1 million of transaction costs for ETAO were charged to additional paid in capital, while the remaining costs were charged to statement of operations.

(3)
Reflects the issuance of 561,057 shares in connection with the conversion of rights included in the public and private Units of MCAE outstanding as of June 30, 2022 (assuming all outstanding rights are converted).

(4)
Reflects 1) recapitalization of ETAO thru issuance of MCAE shares and eliminate MCAE historical accumulated earnings; 2) the contribution of all the share capital in ETAO to MCAE.

(5)
Reflects the issuance of 3,000,000 shares to a financial advisor for the services of the business combination.

(6)
Reflects the cash settlement for promissory note of $100,000 upon closing of the business combination.

(7)
After June 30, 2022, MCAE issued a promissory note of $100,000 to obtain cash financing from related parties. In addition, MCAE further obtained financing from related parties of $250,000, which was deposited into the trust account. All such payables will be settled at closing by non-redeemed cash. As such, no net effect on these transactions and no adjustment is made for the pro forma financial statements.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2022
(UNAUDITED)
					Scenario 1 Assuming minimum Redemptions into Cash		Scenario 2 Assuming maximum Redemptions into Cash		Scenario 3 Assuming 50% Redemptions into Cash
	(A) Etao		(B) MCAE		Transaction Accounting Adjustment	Pro forma Income statement	Transaction Accounting Adjustment	Pro forma Income statement	Transaction Accounting Adjustment	Pro forma Income statement
Net revenue		$33,836,335				33,836,335		33,836,335		33,836,335
Cost of revenues		(21,723,366)				(21,723,366)		(21,723,366)		(21,723,366)
Gross profit		$12,112,969				12,112,969		12,112,969		12,112,969
Operating expenses:
Selling expenses		(4,710,034)				(4,710,034)		(4,710,034)		(4,710,034)
General and administrative expenses		(6,905,096)	(282,824)	(2)	(32,103,982)	(39,291,902)		(39,291,902)		(39,291,902)
Franchise tax						—		—		—
Research and development expenses		(513,017)				(513,017)		(513,017)		(513,017)
Total operating expenses		(12,128,147)	(282,824)			(44,514,953)		(44,514,953)		(44,514,953)
Loss from operations		(15,178)	(282,824)			(32,401,984)		(32,401,984)		(32,401,984)
Other income (loss):
Other income		296,390				296,390		296,390		296,390
Interest income		54,818	78,605	(1)	(78,605)	54,818		54,818		54,818
Impairment on equity investment		—				—		—		—
Interest expense		(220,916)				(220,916)		(220,916)		(220,916)
Other expense		(348,115)				(348,115)		(348,115)		(348,115)
Total other income (loss)		(217,822)	78,605			(217,822)		(217,822)		(217,822)
Loss before tax		(233,000)	(204,219)			(32,619,806)		(32,619,806)		(32,619,806)
Income tax expense		(390,181)	(1,353)			(391,534)		(391,534)		(391,534)
Net loss		(623,181)	(205,572)			(33,011,340)		(33,011,340)		(33,011,340)
Net loss attributable to non-controlling interest		$(168,697)				(168,697)		(168,697)		(168,697)
Net loss attributable to shareholders		(791,878)	(205,572)			(33,180,037)		(33,180,037)		(33,180,037)
Weighted average shares outstanding, of redeemable ordinary shares basic and diluted			5,417,193			106,791,650		105,712,292		106,251,971
Basic and diluted net loss per share	$				(0.31)		(0.31)		(0.31)
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted			1,633,891	(3)		—		—		—
Basic and diluted net loss per share	$				—		—		—

Notes and adjustment to Unaudited Pro Forma Condensed combined Statements of Operations
The notes and transaction accounting adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:
(A)
Derived from the unaudited statement of operations of ETAO for the six months ended June 30, 2022.

(B)
Derived from MCAE’s unaudited consolidated statement of operations for the six months ended June 30, 2022.

(1)
Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(2)
To record the advisory service fee for the Business Combination by issuance of 3,000,000 shares of MCAE to an advisor upon closing and transactions cost of $2.1 million excluding the deferred underwriting fee already recorded as an account payable.

(3)
The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

The following presents the calculation of basic and diluted weighted average shares outstanding assuming three alternative levels of conversion for the six months ended June 30, 2022:
	Scenario 1 Combined (Assuming Minimum Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)	Scenario 3 Combined (Assuming 50% Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
MCAE public shares	1,596,706	517,348	1,057,027
MCAE public rights to be converted	541,719	541,719	541,719
MCAE private rights to be converted	19,334	19,334	19,334
MCAE shares held by Sponsor and other shareholders	1,633,891	1,633,891	1,633,891
MCAE shares issued for advisory fee	3,000,000	3,000,000	3,000,000
Shares issued to ETAO shareholders in Business Combination	100,000,000	100,000,000	100,000,000
Weighted average shares outstanding	106,791,650	105,712,292	106,251,971
Percent of shares owned by existing public holders of MCAE share (including public rights converted)	2.0%	1.0%	1.5%
Percent of shares owned by the Sponsor and other Shareholders (including private rights converted)	1.6%	1.6%	1.6%
Percent of shares owned by an advisor for Business Combination	2.8%	2.8%	2.8%
Percent of shares owned by existing holders of ETAO share	93.6%	94.6%	94.1%
	100%	100%	100%
Net loss per Share
The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the sum of the historical MCAE redeemable shares outstanding of 5,417,193 and non-redeemable shares outstanding of 1,633,891 under three scenarios for the six months ended June 30, 2022 adjusted by (a) 100,000,000 consideration shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements, to be issued in connection with the Business Combination; (b) fully exercise of public and private share rights of 561,054 shares, (c) shares issued to an advisor for advisory service for the Business Combination at closing of 3,000,000 shares, and (d) redemption of 3,820,487 shares under the minimum redemption scenario, redemption of 1,079,358 shares under maximum redemption scenario, and redemption of 539,679 shares under the interim redemption scenario.
For the purposes of calculating the weighted average number of shares of Company ordinary shares outstanding, the effects of outstanding warrants and exchangeable units to purchase ordinary shares and employee share option plans were not considered in the calculation of diluted loss per share, since the inclusion of such warrants and options would be anti-dilutive.
	Adjustment for Merger Assuming 3,820,487 Share Redemptions	Adjustment for Merger Assuming 4,899,845 Share Redemptions	Adjustment for Merger Assuming 4,360,166 Share Redemptions
Weighted average shares of redeemable ordinary share	5,417,193	5,417,193	5,417,193
Weighted average outstanding shares of non-redeemable shares	1,633,891	1,633,891	1,633,891
Add: Closing merger consideration payable in shares	100,000,000	100,000,000	100,000,000
Add: Closing merger share rights exercised	561,053	561,053	561,053
Add: Shares issued to an advisor for Business Combination	3,000,000	3,000,000	3,000,000
Less: shares assumed to be redeemed	(3,820,487)	(4,899,845)	(4,360,166)
Weight average shares	106,791,650	105,712,292	106,251,971
The cash fees paid to the IPO underwriters in connection with the IPO, which will not be adjusted on the basis of the number of redemptions by Public Shareholders at the Closing, totaled $2,979,457.
The following table illustrates the effective underwriter cash fee on a percentage basis for Public Shares at each redemption level identified below.
(in thousands, except share amounts)	Minimum Redemption	Maximum Redemption	50% Redemption
Unredeemed public shares	1,596,706	517,348	1,057,027
Trust proceeds to Etao	$15,816,046	$5,022,462	$10,419,252
Underwriter Cash Fee	$2,979,457	$2,979,457	$2,979,457
Effective Underwriter Cash Fee (%)	18.5%	56.5%	27.9%
Basis of December 31, 2021 Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.
The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. ETAO and MCAE have not had any historical relationship prior to the Transactions. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Purchaser and Merger Sub and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.
The unaudited pro forma combined financial information has been prepared assuming three alternative levels of redemption into cash of MCAE’s ordinary shares:
•
Scenario 1 — Assuming minimum redemptions for cash:   This presentation assumes that other than the 3,820,487 shares already redeemed by MCAE shareholders as of November 17,2022, no other MCAE shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions.

•
Scenario 2 — Assuming redemptions of 1,099,916 ordinary shares of MCAE for cash:   This presentation assumes that MCAE shareholders will exercise their redemption rights with respect to a maximum of 1,099,916 ordinary shares, leaving only 496,790 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of December 31, 2021. The remaining cash not redeemed will be sufficient to cover the transaction costs at closing.

•
Scenario 3 — Assuming redemptions of 549,958 ordinary shares (average of redeemable shares for minimum and maximum scenarios) of MCAE for cash:   This presentation assumes that MCAE shareholders will exercise their redemption rights with respect to of 549,958 ordinary shares, leaving only 1,046,748 shares held by public investors upon consummation of the Transactions at a redemption price of approximately $10.00 per share as of December 31, 2021.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 100,000,000 Ordinary Shares of Purchaser (after rounding adjustment) to be issued to the Sellers, such amount calculated using estimated consideration of $1,000,000,000 paid to the Sellers. Upon the completion of the Business Combination, assuming minimum redemption of public shares, Public Shareholders, the Sponsor and other Shareholders, an advisor providing advisory services for Business Combination, and the Sellers will own approximately 2.0%, 1.6%, 2.8% and 93.6% of the outstanding shares of Purchaser, respectively.
If 1,099,916 ordinary shares of MCAE are ultimately redeemed, Public Shareholders, the Sponsor and other Shareholders, an advisor providing advisory services, and the Sellers are expected to own approximately 1.0%, 1.6%, 2.8% and 94.6%, respectively, of the Ordinary Shares and voting power of Purchaser following the closing. As such, MCAE shareholders who do not redeem their ordinary shares of MCAE will experience immediate and material dilution upon closing of the Business Combination.
If 549,958 ordinary shares of MCAE are ultimately redeemed, Public Shareholders, the Sponsor and other Shareholders, an advisor providing advisory services, and the Sellers are expected to own approximately 1.5%, 1.6%, 2.8% and 94.1%, respectively, of the Ordinary Shares and voting power of Purchaser following the closing. As such, MCAE shareholders who do not redeem their ordinary shares of MCAE will experience immediate and material dilution upon closing of the Business Combination.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2021
(UNAUDITED)
					Scenario 1 Assuming minimum Redemptions into Cash		Scenario 2 Assuming maximum Redemptions into Cash		Scenario 3 Assuming 50% Redemptions into Cash
	(A) Etao		(B) MCAE		Transaction Accounting Adjustment	Pro forma Income Statement	Transaction Accounting Adjustment	Pro forma Income Statement	Transaction Accounting Adjustment	Pro forma Income Statement
Net revenue		$59,793,421				59,793,421		59,793,421		59,793,421
Cost of revenues		(40,961,326)				(40,961,326)		(40,961,326)		(40,961,326)
Gross profit		$18,832,095				18,832,095		18,832,095		18,832,095
Operating expenses:
Selling expenses		(7,845,843)				(7,845,843)		(7,845,843)		(7,845,843)
General and administrative expenses		(16,118,628)	(275,867)	(2)	(32,103,982)	(48,498,477)		(48,498,477)		(48,498,477)
Franchise tax		—	(58,607)			(58,607)		(58,607)		(58,607)
Research and development expenses		(918,631)				(918,631)		(918,631)		(918,631)
Total operating expenses		(24,883,102)	(334,474)			(57,321,558)		(57,321,558)		(57,321,558)
Loss from operations		(6,051,007)	(334,474)			(38,489,463)		(38,489,463)		(38,489,463)
Other income (loss):
Other income		472,469				472,469		472,469		472,469
Interest income		130,157	2,233	(1)	(2,233)	130,157		130,157		130,157
Impairment on equity investment		(3,905,776)				(3,905,776)		(3,905,776)		(3,905,776)
Interest expense		(541,423)				(541,423)		(541,423)		(541,423)
Other expense		(184,202)				(184,202)		(184,202)		(184,202)
Total other income (loss)		(4,028,775)	2,233			(4,028,775)		(4,028,775)		(4,028,775)
Loss before tax		(10,079,782)	(332,241)			(46,547,013)		(46,547,013)		(46,547,013)
Income tax expense		(504,187)				(504,187)		(504,187)		(504,187)
Net loss		(10,583,969)	(332,241)			(47,010,594)		(47,010,594)		(47,010,594)
Net loss attributable to non-controlling interest		$40,606				40,606		40,606		40,606
Net loss attributable to shareholders		(10,543,363)	(332,241)			(47,010,594)		(47,010,594)		(47,010,594)
Weighted average shares outstanding, of redeemable ordinary shares basic and diluted			5,417,193			106,791,650		105,691,734		106,241,692
Basic and diluted net loss per share	$					(0.44)		(0.44)		(0.44)
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted			1,633,891	(3)		—		—		—
Basic and diluted net loss per share	$					—		—		—
Notes and adjustment to Unaudited Pro Forma Condensed combined Statements of Operations
The notes and transaction accounting adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:
(A)
Derived from the audited statement of operations of ETAO for the year ended December 31, 2021.

(B)
Derived from MCAE’s audited consolidated statement of operations for the year ended December 31, 2021.

(1)
Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(2)
To record the advisory service fee for the Business Combination by issuance of 3,000,000 shares of MCAE to an advisor upon closing and transactions cost of $2.1 million excluding the deferred underwriting fee already recorded as an account payable and $1 million of ETAO transaction costs.

(3)
The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period. As MCAE was established and completed an IPO in the interim period during 2021, total outstanding shares of MCAE are used as the weighted average shares of MCAE as if MCAE was established and had completed an IPO before December 31, 2020, to reflect full dilution impact.
The following presents the calculation of basic and diluted weighted average shares outstanding assuming three alternative levels of conversion for the year ended December 31, 2021:
	Scenario 1 Combined (Assuming Minimum Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)	Scenario 3 Combined (Assuming Interim Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
MCAE public shares	1,596,706	496,790	1,046,748
MCAE public rights to be converted	541,719	541,719	541,719
MCAE private rights to be converted	19,334	19,334	19,334
MCAE shares held by Sponsor and other shareholders	1,633,891	1,633,891	1,633,891
MCAE shares issued for advisory fee	3,000,000	3,000,000	3,000,000
Shares issued to ETAO shareholders in Business Combination	100,000,000	100,000,000	100,000,000
Weighted average shares outstanding	106,791,650	105,691,734	106,241,692
Percent of shares owned by existing public holders of MCAE share (including public rights converted)	2.0%	1.0%	1.5%
Percent of shares owned by the Sponsor and other Shareholders (including private rights converted)	1.6%	1.6%	1.6%
Percent of shares owned by an advisor for Business Combination	2.8%	2.8%	2.8%
Percent of shares owned by existing holders of ETAO share	93.6%	94.6%	94.1%
	100%	100%	100%

PROPOSAL 1
THE REDOMESTICATION MERGER PROPOSAL
The discussion in this proxy statement/prospectus of the Redomestication Proposal, the Acquisition Merger Proposal and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.
Purpose of the Redomestication Merger Proposal
The Redomestication Merger is the first step of the two step Business Combination between MCAE and ETAO, the second step is the Acquisition Merger discussed below. The purpose of the Redomestication Merger is to re-domicile MCAE as a Cayman Islands exempted company to be the parent entity of the Cayman Islands exempted company that will merge with ETAO and that such that will be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Redomestication Merger, the MCAE stockholders will no longer be stockholders of MCAE and (other than the MCAE stockholders who exercise their redemption rights) will become shareholders of PubCo, a Cayman Islands exempted company that is foreign private issuer, under the rules under the Exchange Act.
As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.
Summary of the Redomestication Merger
On January 27, 2022, MCAE, ETAO and the Shareholders’ Representative entered into the Merger Agreement. On June 7, 2022, MCAE, ETAO and the Shareholders’ Representative entered into an Amendment to the Agreement and Plan of Merger (the “Amendment”) and on October 17, 2022, MCAE, ETAO and the Shareholders’ Representative entered into Amendment No. 2 to the Agreement and Plan of Merger (“Amendment No. 2”) these amendments expressly amended and modified the Merger Agreement as described further below: Upon the approval of the Redomestication Merger by the MCAE stockholders, PubCo and MCAE will execute the Plan of Merger relating to the Redomestication Merger, which shall be filed with the Registrar of Companies in the Cayman Islands with certain other documents on or prior to the Closing Date. On the Closing Date and immediately prior to the Acquisition Merger, MCAE will reincorporate to Cayman Islands by merging with and into the PubCo, a Cayman Islands exempted company and wholly owned subsidiary of MCAE. The separate corporate existence of MCAE will cease and PubCo will continue as the surviving company. In connection with the Redomestication Merger, all outstanding MCAE Units will separate into their individual components of MCAE Common Stock and MCAE Rights and will cease separate existence and trading. At the effective time of the Redomestication Merger, the current equity holdings of the MCAE stockholders shall be exchanged as follows:
(a)   Each share of MCAE’s common stock, par value $0.0001 per share (“MCAE Common Stock”), issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each share of such MCAE Common Stock, PubCo shall issue to each MCAE stockholder (other than MCAE shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo ordinary share, which, unless explicitly stated herein, shall be fully paid;
(b)   The holders of MCAE’s rights (exchangeable into one-tenth of one share of MCAE Common Stock) (collectively, the “MCAE Rights”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo ordinary share in exchange for the cancellation of each MCAE Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole PubCo ordinary share.
(c)   Cancellation of Parent Common Stock Owned by Parent.   At the Redomestication Merger Effective Time, if there are any MCAE Common Stock that are owned by MCAE as treasury shares or any MCAE Common Stock owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Redomestication Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.
Differences between PubCo’s Amended and Restated Memorandum and Articles of Association and MCAE’s Certificate of Incorporation
Following is a summary of the material differences between the Amended and Restated Memorandum and Articles of Association of PubCo to be in effect following the Business Combination and MCAE’s amended and restated certificate of incorporation:
•
The name of the new public entity will be “ETAO International Co. Ltd.” as opposed to “Mountain Crest III Acquisition Corp.”;

•
PubCo has 500,000,000 A Ordinary Shares authorized for issuance as the board of directors of PubCo may determine in accordance with Amended and Restated Memorandum and Articles of Association of PubCo (and which shares may be issued with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as board of directors of PubCo may think appropriate), as opposed to MCAE having 30,000,000 authorized shares of common stock;

•
PubCo’s corporate existence is perpetual as opposed to MCAE’S corporate existence terminating if a business combination is not consummated by MCAE within a specified period of time; and

•
PubCo’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that MCAE’s amended and restated certificate of incorporation contains.

A copy of PubCo’s Amended and Restated Memorandum and Articles of Association, as will be in effect upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex B. See also the Section titled “Comparison of Shareholder’s Rights” on page 313 of this proxy statement/prospectus.
Required Vote
Approval of the Redomestication Merger Proposal requires the affirmative vote of the holders of a majority of the MCAE Common Stock as of the record date represented in person or by proxy at the Special Meeting and entitled to vote thereon. Adoption of the Redomestication Merger Proposal is conditioned upon the adoption of the Acquisition Merger Proposal. It is important for you to note that in the event that either of the Redomestication Merger Proposal or the Acquisition Merger Proposal is not approved, then MCAE will not consummate the Business Combination.
Recommendation of MCAE’S Board of Directors
After careful consideration, MCAE Board determined that the Redomestication Merger forming part of the Business Combination with ETAO is in the best interests of MCAE’S and its stockholders. On the basis of the foregoing, MCAE Board has approved and declared advisable the Business Combination with ETAO and recommends that you vote or give instructions to vote “FOR” adoption of the Redomestication Merger Proposal.

PROPOSAL 2
THE ACQUISITION MERGER PROPOSAL
General
Holders of MCAE Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Acquisition Merger. The Acquisition Merger is the second step in the two step Business Combination contemplated by the Merger Agreement, the first step being the Redomestication Merger discussed, above. MCAE shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because MCAE is holding a stockholder vote on the Acquisition Merger, MCAE may consummate the Business Combination only if the Acquisition Merger is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of MCAE Common Stock as of the Record Date for the Special Meeting.
Background of the Business Combination
MCAE is a blank check company incorporated in Delaware on March 2, 2021. MCAE was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. MCAE’s efforts to identify a prospective target business are not limited to a particular industry or geographic region.
On May 20, 2021, MCAE consummated its IPO of 5,000,000 Units, each Unit consisting of one share of common stock of MCAE, and one right to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination, as described in more detail in this prospectus. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to MCAE of $50,000,000. Simultaneously with the closing of the IPO, MCAE consummated a private placement with the sponsor of 185,000 Units at a price of $10.00 per Unit, for a total purchase price of $1,850,000.
Subsequently, on June 10, 2021, the underwriters exercised the over-allotment option in part, and the closing of the issuance and sale of the additional Units occurred on June 14, 2021. The total aggregate issuance by MCAE of the over-allotment option Units at a price of $10.00 per unit resulted in total gross proceeds of $4,171,930. On June 14, 2021, simultaneously with the sale of the over-allotment option Units, MCAE consummated the private sale of an additional 8,343 Private Units, generating gross proceeds of $83,430.
After deducting the underwriting fee (excluding the deferred underwriting commission of $1,896,018, which amount will be payable upon consummation of the Business Combination, if consummated) and the IPO expenses, the total net proceeds from MCAE’s IPO and the sale of the Private Placement Units, approximately $54,171,930 (or $10.00 per Unit Sold), was placed in the Trust Account.
Prior to the consummation of its IPO, neither MCAE nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with MCAE. After the closing of its IPO, the officers and directors of MCAE initiated contact with and were approached by a number of potential targets and/or advisors. From the closing of its IPO through MCAE’s entering into an exclusive term sheet (the “Term Sheet”) with ETAO, MCAE had communicated with and undertaken preliminary due diligence on more than 50 potential targets and/or their advisors. Using a criterion-based system where the key criteria were a target’s understanding of the audit process, the market positioning of its products and/or services, depth of its relationships with potential investors, and degree of presentability to public markets given its management’s prior experiences, MCAE narrowed the set of targets for further communication and due diligence. Of those more than 50 potential targets, other than ETAO, MCAE conducted additional due diligence and entered into non-exclusive term sheets with two target companies, Target A and Target B.

On June 2, 2021, an investment bank focused on mergers, acquisitions, corporate finance and restructuring transactions and serving as Target A’s advisor reached out to Dr. Liu introducing Target A. Target A is an independent film company that develops, produces and distributes star-driven, wide-release theatrical movies. The investment bank provided Dr. Liu with an overview of Target A along with some of its key business and financial highlights via email. Representatives of the investment bank asked for a call with Dr. Liu in the same email and then followed up again on June 16, 2021. The parties held a teleconference on June 21, 2021, followed by a videoconference including Target A’s management team as well on June 28, 2021, where the parties also reviewed the financial model of Target A together. MCAE then began preliminary due diligence using Target A’s business and financial information, after which MCAE commenced the negotiations of terms with Target A, including, inter alia, valuation, PIPE financing and exclusivity or the lack thereof. As a result of these negotiations, MCAE entered into a mutually non-exclusive term sheet with Target A on July 16, 2021. The term sheet contained a mutual non-disclosure provision covering all aspects of MCAE’s discussions with Target A. Initially, MCAE found the deal enticing as the seller’s desire to become publicly listed as part of their brand and marketing development strategy allowed MCAE to negotiate an attractive valuation of $100 million, which on approximately $327 million in estimated 2023 revenue corresponded to mere 0.3x in P/S multiple. In comparison, as of June 30, 2021, Lions Gate Entertainment Corp. (NYSE: LGF-A) had $1.7 billion in market capitalization with $3.3 billion in 2020 fiscal year end revenue, or more than 0.5x in P/S multiple. However, upon further diligence and after extensive examination on the transaction structure including consultation with the tax partners at its legal advisor Loeb & Loeb LLP (“L&L”), MCAE recognized that the limited liability company nature of Target A in conjunction with its structure of member interests would likely result in an inability for the transaction to proceed as a tax-free reorganization. The potential adverse tax implications for MCAE’s shareholders were undesirable, and therefore, in late August 2021, MCAE ultimately decided not to proceed with this target company.
On September 16, 2021, a friend of Dr. Liu, who is a banker at a New York-based investment bank, introduced Target B by providing Dr. Liu with its corporate non-confidential presentation deck. Target B is an innovative biotechnology company with a focus on women’s and fetal health. A videoconference was then held on September 22, 2021, which Dr. Liu, his friend and Target B’s management team joined, where Target B’s management team walked the meeting participants through the presentation deck that was previously provided, highlighting in particular Target B’s corporate overview, development timeline and major products. A financial model of Target was provided to MCAE after the videoconference on the same day. MCAE then began preliminary due diligence using Target B’s business and financial information, after which MCAE commenced the negotiations of terms with Target B, including, inter alia, valuation, PIPE financing and exclusivity or the lack thereof. MCAE entered into a term sheet with Target B on October 25, 2021, where Target B was exclusive to MCAE but MCAE was non-exclusive to Target B and could continue discussions with other target companies. The term sheet contained a mutual non-disclosure provision covering all aspects of MCAE’s discussions with Target B. The parties agreed to a valuation of $275mn, which MCAE found attractive, as on approximately $47.8 million in estimated 2023 revenue it corresponded to just 5.8x in P/S multiple. In comparison, as of September 30, 2021, Invitae Corporation (NYSE: NVTA) had $6.4 billion in market capitalization with $279.6 million in 2020 fiscal year end revenue, or approximately 23.0x in P/S multiple. Nevertheless, Target B was in the process of completing only its non-US GAAP and non-PCAOB audit at the time. The parties were initially informed US GAAP-compliant and PCAOB-standard audit would be completed by February of 2022, but further conversations with accounting and auditing professionals suggested such completion wouldn’t be likely even by the end of Q1 2022. Given the finite duration of MCAE in completing a business combination, the parties agreed to pause further discussions on December 8, 2021.
Since the term sheet with Target B provided that Target B was exclusive to MCAE but MCAE was non-exclusive to Target B, MCAE continued discussions with other target companies during the same time. In particular, upon the introduction of a mutual friend on November 16, 2021, Messrs. Wilson Liu, Lee Winter, Joel Gallo and Robert Dykes from ETAO’s management team contacted Dr. Liu on November 19, 2021 to gauge MCAE’s interest in evaluating a potential business combination with ETAO. The parties arranged a videoconference for the next morning on November 20, 2021, which was then held. During the videoconference, ETAO’s management team presented a slide deck that provided an overview of ETAO, including high level financials and projected financing needs. There was no discussion of valuation during this meeting. Following the meeting, the parties entered into a customary mutual confidential non-disclosure agreement on the same day and MCAE was provided access to ETAO’s virtual data room.
MCAE began preliminary due diligence using ETAO’s business and financial information in its virtual data room the following week.
After completing preliminary due diligence, on December 1, 2022, the MCAE team sent a summary of key terms, which intended to be incorporated into a full term sheet, to ETAO proposing, inter alia, a pre-money equity value of $2.3 billion, a purchase of 200,000 shares of common stock of MCAE by ETAO or its designee from Sponsor for total purchase price of $3.0 million, ETAO to secure at least $50 million in PIPE financing, and the expansion of the post-merger board of directors to consist of the existing members of ETAO’s board of directors and one additional member to be determined by MCAE’s Sponsor.
On December 7, 2021, ETAO shared with MCAE a mark-up of the summary of key terms proposing, inter alia, a pre-money equity value of $2.7 billion, a purchase of 200,000 shares of common stock of MCAE by ETAO or its designee from Sponsor for total purchase price of $2.5 million, and a joint effort between MCAE and ETAO to secure at least $50 million in PIPE financing.
On December 10, 2021, considering ETAO’s counter proposal, MCAE shared with ETAO a full term sheet proposing, inter alia, a pre-money equity value of $2.4 billion, a purchase of 180,000 shares of common stock of MCAE by ETAO or its designee from Sponsor for total purchase price of $2.7 million.
On December 14, 2021, MCAE and ETAO held a teleconference, where Dr. Liu and Messrs. Wilson Liu, Lee Winter, Joel Gallo and Robert Dykes attended, with the intent to finalize the term sheet discussion. The parties verbally reached agreement during the teleconference, based on which MCAE shared with ETAO afterwards a full Term Sheet proposing, inter alia, a pre-money equity value of $2.5 billion, and a purchase of 200,000 shares of common stock of MCAE by ETAO or its designee from Sponsor for total purchase price of $2.5 million, and both parties then executed such Term Sheet.
Following its entering into the exclusive Term Sheet with ETAO, in light of the extent of ETAO’s operations in China and the travel restrictions due to the pandemic, MCAE engaged Beijing Haohan Tianyu Investment Consulting Co., Ltd. (“BHTIC”) on December 20, 2021 to conduct local due diligence for MCAE on ETAO, leveraging BHTIC’s regional resources in China and expertise in the Chinese telemedicine industry.
On December 30, 2021, an initial virtual kickoff conference call was held by the working groups, including MCAE, L&L, BHTIC’s US representatives, ETAO and Sichenzia Ross Ference LLP (“SRF”), U.S. legal counsel to ETAO. L&L and BHTIC’s US representatives were also granted access to ETAO’s virtual data room to facilitate the due diligence process. As for ETAO and MCAE, such meeting was attended by ETAO’s former Chief Financial Officer Joel Gallo, former President Lee Winter, former Chief Health Officer Robert Dykes, ETAO’s current Chairman, Founder and Chief Executive Officer Wensheng (Wilson) Liu and Dr. Liu from MCAE.
Following access to ETAO’s virtual data room, and after extensive evaluation of the materials requested and provided, including, but not limited to, an investor presentation, business plan, product overview and publications, regulatory interactions, extensive Q&As, future expansion plans, a list of competitors and potential partners, barriers to entry, market size, and financial modelling assumptions, as well as extensive review of the Chinese telemedicine industry by BHTIC, MCAE and BHTIC’s US representatives held virtual due diligence calls with ETAO’s management team on a weekly basis for the month of January 2022. The due diligence calls covered a range of topics including, but not limited to, the history of the company, growth strategy, how ETAO’s various entities complement one another, area of focus, competitive landscape, clinical development plans, regulatory pathway and the evolving regulatory landscape.
In particular, on January 4, 2022, MCAE and BHTIC submitted a set of business due diligence questions to ETAO and formally began the business due diligence process. Then on January 6, 2022, MCAE’s Dr. Liu, BHTIC’s US representatives, L&L, ETAO’s Messrs. Wilson Liu, Lee Winter, Joel Gallo and Robert Dykes and SRF held a videoconference where among the issues discussed were ETAO’s business strategy, pro-forma financials of both consolidated entity and each of its subsidiaries/affiliates, audit progress, ETAO’s online and offline services and products, development plans, operations and projections,

Chinese government approvals needed, and how ETAO plans to consolidate the fragmented China’s healthcare market. On January 13, 2022, another videoconference was held by the same groups, where additional discussion topics included progress on the Merger Agreement and the PIPE Financing. On January 14, 2022, ETAO’s then CFO Joel Gallo held a teleconference with BHTIC where Mr. Gallo addressed some specific business due diligence questions, providing especially explanations on how the wide spatial distribution of the offline businesses was not only enhanced by the digital technology of the online businesses for outreaching to consumers, but also improved the online businesses by adding convenience to customer experience with physical presence. Then on January 20, 2022, another group videoconference was held, with the same participants as the January 6, 2022 meeting, where ETAO confirmed the provision of a complete answer set to MCAE’s business due diligence inquires. Such meeting was attended by ETAO’s former Chief Financial Officer Joel Gallo, former President Lee Winter, former Chief Health Officer Robert Dykes, ETAO’s current Chairman, Founder and Chief Executive Officer Wilson Liu and Dr. Liu from MCAE.
The PIPE raising efforts ran in parallel with the due diligence process. During January 2022, L&L and SRF, legal counsel to ETAO, exchanged drafts of the form of Subscription Agreement to be used in the PIPE investment, including the terms of the closing process, the conditions to closing, the representations and warranties of MCAE and the subscriber, the registration rights to be granted to the subscriber and provisions related to the termination of the Subscription Agreement. On January 24, 2022, MCAE and ETAO engaged Revere Securities LLC to act as the placement agent for the PIPE investment (in such capacity, the “PIPE Placement Agent”) based on Revere’s knowledge and experience with similar PIPE investments and its knowledge and experience with ETAO and the digital healthcare industry. The PIPE Placement Agent subsequently discussed with prospective investors and circulated the Subscription Agreement with such investors as part of the PIPE investment process. On January 26, 2022, MCAE entered into the Subscription Agreement with China SME Investment Group Co., Ltd. (“SME”) for a PIPE subscription of $250 million at $10 per share.
Simultaneously in progress was the exchanging of drafts of the Merger Agreement. On January 10, 2022, ETAO and SRF shared the first draft of the Merger Agreement with MCAE and L&L. On January 24, 2022, MCAE and L&L shared a response draft of the Merger Agreement with ETAO and SRF, where inter alia, the two-step structure of the business combination transaction involving both a redomestication merger (to change the domicile of MCAE from Delaware to the Cayman Islands) and an acquisition merger (to consummate MCAE’s successor’s subsidiary’s acquisition of ETAO), as well as certain representations and warranties, covenants, closing conditions and ancillary agreements were clarified.
On January 26, MCAE’s Board met to review the terms of the proposed Business Combination with ETAO and the proposed definitive documentation. The MCAE Board also reviewed proposed resolutions which would be adopted by the MCAE Board in order to approve the entry into the Merger Agreement and related PIPE transactions. During the meeting, MCAE’s management provided the Board with a comprehensive overview of ETAO’s business, strategy, and future operating plans and prospects, the results and findings of MCAE’s due diligence process, financial analyses and comparable transactions. MCAE’s Board unanimously determined that it was in the best interests of MCAE to proceed with a business combination transaction with ETAO on the terms discussed and based on the documents reviewed, and authorized MCAE’s officers to finalize the transaction.
Additionally on January 26, 2022, given further investment interest from SME, ETAO entered into a subscription agreement with SME for a private placement of ETAO’s securities (the “Pre-PIPE”) for $51 million at $8.5 per share, scheduled to close on or before February 15, 2022.
Also on January 26, 2022, ETAO and SRF shared a draft of the disclosure schedules to the Merger Agreement with MCAE and L&L. On January 27, 2022, MCAE and L&L shared a response draft of the Merger Agreement along with the revised disclosure schedules with ETAO and SRF which included updates and revisions to the representations and warranties of MCAE and ETAO, actions of MCAE and ETAO prior to the closing of the Business Combination, the mechanics of the MCAE stockholder meeting and a revision of the outside date of the Business Combination. ETAO and SRF accepted the changes in the response drafts and the Merger Agreement was entered into the same day. The drafts of the Merger Agreement exchanged between January 24, 2022 and January 27, 2022, along with drafts and/or summaries of the ancillary documents, including the support agreements and the investor agreement, reflected the parties’ negotiations on, among other things, interim operating covenants, allocation of tax risk and responsibility, treatment of tax benefits, post-closing governance matters, scope of registration rights and other matters. The Merger Agreement was executed by the parties on January 27, 2022.
On January 28, 2022, a press release was issued announcing the transaction. On January 31, 2022, MCAE filed a current report on Form 8-K attaching the Merger Agreement and ancillary documents, the Subscription Agreement, the investor presentation previously provided to prospective PIPE investors, and the press release.
The months of February and March 2022 saw increasing number of COVID-19 cases in China, leading ultimately to a lockdown of the City of Shanghai. The outbreak caused substantial economic and social disruption across China. The transaction between MCAE and ETAO was also impacted, primarily in two aspects. First, ETAO was not able to close the Pre-PIPE that was scheduled to close on or before February 15, 2022, as SME, citing COVID-19 restrictions, effectively put funding on hold. ETAO and SME began negotiations for resolution of the Pre-PIPE shortly after. Second, ETAO was not able to deliver to MCAE audited consolidated financial statements of ETAO as of and for the years ended December 31, 2020 and 2021 prior to March 15, 2022. As a result and pursuant to the termination provision in the Merger Agreement that the parties entered into on January 27, 2022, MCAE began holding a unilateral termination right on March 16, 2022.
Between mid-March and mid-May 2022, ETAO continued its negotiations with SME. However, it became increasingly likely that the Pre-PIPE would not close. Given that SME is also the PIPE investor, this raised uncertainty about the closing of the PIPE as well. Similarly, despite ETAO’s communication efforts with its auditors during this period, ETAO was still not able to deliver to MCAE audited consolidated financial statements of ETAO as of and for the years ended December 31, 2020 and 2021. ETAO nonetheless shared an initial draft of its auditor’s draft report on May 5, 2022, In this report, ETAO’s 2021 net revenue was about $60 million, significantly lower than ETAO’s previous estimate of approximately $122 million. ETAO’s management attributed this significant reduction to COVID-19 restrictions, especially the challenges that the VIE offline assets faced.
In light of ETAO’s draft financial statements, ETAO’s failure to close the Pre-PIPE that was scheduled to close on or before February 15, 2022, the uncertainty of the PIPE that is scheduled to close simultaneously with the Business Combination and market conditions, MCAE began re-negotiating the Merger Agreement with ETAO in mid-May 2022.
On May 17, 2022, MCAE and L&L shared with ETAO and SRF the first draft of an Amendment to the Merger Agreement (“Amendment”), proposing to reduce the pre-money equity value of ETAO to $1 billion, to add an option for the additional post-transaction board member to be determined by MCAE’s Sponsor to become either an independent director or a non-independent director for corporate governance consideration, and to extend the outside date of the Business Combination to September 15, 2022, provided that MCAE shall have sole termination right and if the transaction is not terminated by MCAE, ETAO shall be solely responsible for all costs and expenses related to any and all extensions of MCAE at any time prior to Closing.
On May 25, 2022, ETAO and SRF shared a response draft of the Amendment with MCAE and L&L, accepting the valuation change, rejecting the option for non-independent designation of the board member to be determined by MCAE’s Sponsor, extending the outside date of the Business Combination to October 20, 2022 while proposing to have mutual termination rights for the parties and to share the costs and expenses related to any and all extensions of MCAE at any time prior to Closing, and adding, inter alia, restriction for material contracts that MCAE can enter into that was previously absent in the Merger Agreement.
Also on May 25, 2022, MCAE and L&L shared a response draft of the Amendment to ETAO and SRF, re-focusing the discussion to the three items originally proposed in the May 17, 2022 draft and noting ETAO’s incompletion of financing and audited financials as the driving reasons for this re-calibration of the transaction. MCAE and L&L essentially re-stated the same terms in the May 17, 2022 draft except changing the outside date of the Business Combination to October 5, 2022.
On May 27, 2022, ETAO and SRF shared a response draft of the Amendment with MCAE and L&L, rejecting the option for non-independent designation of the board member to be determined by MCAE’s Sponsor, extending the outside of the Business Combination to October 15, 2022 while re-proposing to have mutual termination rights for the parties and to share the costs and expenses related to any and all extensions of MCAE at any time prior to Closing, and adding, inter alia, restriction for material contracts that MCAE can enter into that was previously absent in the Merger Agreement.
On May 31, 2022, MCAE and L&L shared a response draft of the Amendment to ETAO and SRF, re-focusing again the discussion to the three items originally proposed in the May 17, 2022 draft and noting ETAO’s incompletion of financing and audited financials as the driving reasons for this re-calibration of the transaction. MCAE and L&L re-stated the exact same terms as in their May 25, 2022 draft that was shared with ETAO and SRF, including insisting the outside date of the Business Combination to be October 5, 2022.
Also on May 31, 2022, ETAO and SRF shared a response draft of the Amendment with MCAE and L&L, accepting the option for non-independent designation of the board member to be determined by MCAE’s Sponsor, extending the outside date of the Business Combination to October 15, 2022 while re-proposing to have mutual termination rights for the parties and to share the costs and expenses related to any and all extensions of MCAE at any time prior to Closing, and adding, inter alia, restriction for material contracts but to a lesser extent that MCAE can enter into that was previously absent in the Merger Agreement.
On June 7, 2022, MCAE and L&L shared a response draft of the Amendment to ETAO and SRF, re-focusing again the discussion to the three items originally proposed in the May 17, 2022 draft and noting ETAO’s incompletion of financing and audited financials as the driving reasons for this re-calibration of the transaction. MCAE and L&L restated essentially the terms as in their May 31, 2022 draft that was shared with ETAO and SRF, including insisting the outside date of the Business Combination to be October 5, 2022, but accepting mutual termination rights provided the failure of ETAO to obtain approval or consent from any Governmental Authority, including but not limited to the Cyberspace Administration of China or the China Securities Regulatory Commission, by the outside date of the Business Combination, shall nullify ETAO’s termination right, and if the transaction is not terminated, ETAO shall be solely responsible for all costs and expenses related to any and all extensions of MCAE at any time prior to Closing. ETAO and SRF accepted these terms.
Also on June 7, 2022, MCAE’s board reviewed the terms of the finalized Amendment and provided unanimous consent to entering into the Amendment. The Amendment was then executed by the parties on the same day.
Prior to October 17, 2022, MCAE, ETAO and the Shareholders’ Representative discussed extending the Outside Date for the closing of the Merger Agreement from October 5, 2022 to February 20, 2023 due to time involved in preparing and clearing the registration statement. Thereafter, the parties negotiated and prepared a second amendment to the Merger Agreement. On October 17, 2022, MCAE’s board reviewed the terms of the finalized Amendment No. 2 and provided unanimous consent to entering into Amendment No. 2. Amendment No. 2 was then executed by the parties on the same day.
The Board of Directors’ Reasons for the Approval of the Business Combination
In evaluating the transaction with ETAO, the Board consulted with management and MCAE’s legal counsel as well as its due diligence advisor. The Board of Directors considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board of Directors did not assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board of Directors based its decision on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of our reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Before reaching its decision, the Board of Directors discussed the material results of its management’s due diligence activities, which included:
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extensive meetings and calls with ETAO’s management team regarding the company’s online and offline services and products, development plans, operations and projections;

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research on the telemedicine related industries in general and with a focus on China in particular, the medical ecosystem, online insurance/pharmaceuticals, offline hospital / clinics, biotech/drug development pipelines, and AI/big data diagnosis, where market sizes were overlaid with ETAO’s product and service offerings and potential revenue shares;

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due diligence activities relating to business, accounting, legal, tax, environmental, insurance, operations and other matters;

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financial and valuation analyses including financials provided by ETAO; and

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research on the public trading values of comparable peer companies.

The Board considered a number of factors that align with the above metrics pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:
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The Board believes patient-centric, digitally supported telemedicine in China is becoming mainstream. The Board believes ETAO’s six online products and services as well as its six offline hospital/clinics are gaining broad acceptance and experiencing rapid growth backed by patient-centric, digitally supported medical care. Because the Board believes ETAO has a good balance between online services and offline hospitals/clinics, the company is well-positioned to provide solutions for many of the chronic challenges in the Chinese healthcare system. The Board believes ETAO is on track to become a leader among China’s healthcare providers by addressing and resolving some of the major inefficiencies such as lack of access to proper primary care and quality physicians especially for those who reside in the rural areas and/or lack access to specialty medical services. In addition, the idea that everyone, anywhere in the world should have access to the best healthcare was a radical idea not too long ago. The Board looked at the broader digital healthcare industry where the most of the well-known telemedicine companies became public in the last few years. Even one of the best known, oldest telemedicine company, Teladoc, which was founded in the U.S. in 2002 became a public company only relatively recently, in 2015. In China, Yidu Tech, China’s first healthcare big data company that the Board believes was the most similar to ETAO became public just in 2021. However, since the outbreak of COVID-19, many countries including China saw the telemedicine industry experiencing a major growth in terms of the number of users. For example, Yidu Tech is reported to have over 300 million registered users, most of them from China, indicating wide receptiveness of this newer but mainstreaming sector.

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Potential for early mover advantage in integrated online-and-offline healthcare ecosystem building.   The Board believes ETAO has the potential to be a leader in patient-centric, digitally supported medical care via its online and offline products and services by providing telemedicinal diagnosis and when possible providing access to its offline specialty clinics and hospitals for patients that are having difficulty accessing quality medical services. ETAO already has 6.5 million telemedicine users, 2 million supplemental health insurance clients, serving 150 internet hospitals, 300+ rural clinics and 380 senior care facilities.

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Substantial pipeline of Intellectual Property.   ETAO currently has five drug developments at various clinical stage trials and maintains a strategic drug pipeline. With unique telemedicine digital platform, the Board believes its potential new drugs may provide ETAO with additional competitive advantage over existing and/or potential competitors.

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Management has experience in founding and leading companies.   ETAO’s management team has experience in leadership, healthcare and global finance, as well as creation of value in both public and privately-held disruptive companies. The Board believes ETAO’s management has the acumen to provide quality leadership in guiding the company on its further operations and developments. In particular, ETAO’s CEO has founded and served as CEO or Chairman of Board of multiple companies in the past and demonstrated similar skills by founding ETAO.

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Well-positioned differentiation from other telemedicine companies through ETAO’s comprehensive ecosystem of 12 VIE entities ranging from biotechnology, online pharmacy, online health insurance and offline general hospitals. ETAO is to the Board’s knowledge the only telemedicine focused company that provides such comprehensive ecosystem of different and complementary capabilities.

The ability to offer such comprehensive medical services each positioned to complement one another, the Board believes ETAO’s business plan and its vision provide a competitive edge for the company, not only in particular sectors but the company as a whole could emerge as a leader in the entire medical industry in China.
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Strong financial health unlike most of its competitors that are recording massive losses.   ETAO has created an ecosystem of 12 VIE entities both online and offline that together have generated approximately US $60 million in revenue already in 2021 with a mere US $10 million in net losses for that year. In comparison, its major competitors have recorded major losses as seen in the cases of Yidu Tech Inc. (HKSE: 2158) and Ping An Healthcare and Technology Company Limited (HKSE: 1833), which have reported operating losses of $61 million on $129 million revenue and $2.29 billion on $8.04 billion revenue respectively for the fiscal year 2021.

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Supportive regulatory landscape.   Recent developments in the regulatory landscape are evolving in favor of telemedicine as a treatment modality. The Board believes continued development of these regulatory frameworks and acceptance of digitized interventions for diagnosis bodes well for companies like ETAO. As a particular example, Cyberspace Administration of China (“CAC”) considers “privacy” and “national security” as highly significant. However, ETAO received a clearance from CAC to go public in the US. We believe this is an indication of Chinese regulatory support on ETAO’s vision to become a public entity in the US even when some Chinese companies have been restricted by the same regulatory body from doing so.

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Clear growth path both organically and with add on plans.   ETAO has a short-term goal of reaching 8.4 million telemedicine users, 166 internet hospitals, 370 rural clinics/470 senior care facilities and 3 million online insurance clients by the end of 2022. By 2025, that numbers are expected to grow to 18 million telemedicine users, 600 internal hospitals, over 1,000 rural clinics/1200 senior facilities and 7 million online health insurance clients. Adding to these a few potential targets for acquisition, especially in the greater China area, the Board believes ETAO is well positioned to achieve its goal considering its past history of rapid growth combined with additional potential resources available to it as a public entity.

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Multiple barriers to entry.   With digitized devices and digitized products gaining broad acceptance, ETAO has put itself in a position with clear barriers to entry including: 1) early mover advantage in China’s telemedicine ecosystem with physical offline hospitals and clinics armed with over 300 million electronic medical records and AI-enabled rapid case analysis, 2) Online insurance and pharmacy with millions of existing user base which is growing rapidly, 3) ability to conduct clinical studies with a strategic drug pipeline, and 4) intellectual property. The Board believes such barriers to entry provide an advantage to ETAO. Furthermore, ETAO aims to become more than just a telemedicine company. It is creating a comprehensive healthcare ecosystem with both online and offline features. Any newcomer that wants to compete with ETAO will need to incur a significant amount of time and resources in order to build a similar ecosystem.

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Significant market opportunity and unmet medical need.   Residents in China’s rural areas have a major obstacle when it comes to accessing quality medical services. Patients in China increasingly demand not just “access” to medical services but “access” to quality medical services available to them. Quality physicians are almost always concentrated in tier 1 and 2 cities but even in these areas, patients have limited access to quality medical services. Patients in rural areas have even more reduced medical care access points and many times simply have no options for better services. China’s current medical system lacks supply for specialty services such as orthopedics, fertility, and oncology while the population is aging rapidly. According to data released by the National Statistics Bureau of China, in 2021, despite allowing up to three children per family, China saw its birth rate dropped to lowest point in over 70 years to 7.52 birth per 1,000 people. That number was 8.52 just a year ago in 2020. The Board believes ETAO’s digital platform is poised to disrupt the standard of care in China by allowing everyone but especially those in the rural areas and the increasingly aging population the ability to access quality medical care every day of the year.

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Near-term milestones provide for potential value inflection points.   ETAO has multiple upcoming catalysts including, but not limited to, 1) add-on growth plans including additional offline hospitals and clinics in strategic locations and 2) pipeline drug developments potentially to show signs of meaningful progress in years 2022 to 2025. Additionally, most of the issues that arose from COVID-19 related events are expected to be resolved and ETAO, in particular through its offline businesses, is expected to see rapid growth especially from the significantly repressed levels due to China’s highly-restricted COVID-19 measures.
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COVID-19.   In our discussions with ETAO we were informed that another broad outbreak of the COVID-19 pandemic could materially affect ETAO’s prospects and the financial projections for future performance of ETAO’s business.

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Attractive valuation.   Our management and its advisors have conducted extensive search of comparable telemedicine companies to ETAO, but given the nascent nature of this emerging modality, the comparable set is limited. Our management and its advisors considered Yidu Tech Inc. (HKSE: 2158, “Yidu”) as the most comparable telemedicine focused company to ETAO. As of November 30, 2021, Yidu had $3.3 billion in market capitalization with $135.5 million in 2020 fiscal year end revenue, or 24.4x in P/S multiple. The Board looked at the broader digital healthcare industry where the most of the well-known telemedicine companies became public in the last few years. However, even one of the best known, oldest telemedicine companies, Teladoc, which was founded in the U.S. in 2002 became a public company only relatively recently, in 2015. The Board identified Yidu Tech as the most similar to ETAO, as China’s first healthcare big data company, and given its comparable size, operations, capabilities, and more recent public listing status in 2021. Given the estimated 2021 revenue of approximately $122 million that ETAO provided to MCAE in November 2021, the Board concluded then that a valuation of $2.5 billion, which equated to a20.5x P/S multiple was attractive in comparison to Yidu’s 24.4x P/S multiple.

The revenue projections were developed in order to provide overall direction of ETAO and to explain the growth strategy in detail. It provided a sense of where ETAO is headed and what its strategies are for sustainable growth over the next 3-5 years.
In November 2021, ETAO provided the following revenue projections and underlying assumptions to the Board:
Total Estimated Revenue (Digital and Offline Assets)
(in mm USD)	2021E	2022E	2023E	2024E
Revenue (est.)	$122	$182	$365	$693
growth %	—	52%	100%	90%
Key Assumptions	—	—	—	—
	— 7.5 mm telemedicine users — 150 “internet” hospitals — 300+ rural clinics; 380 senior care facilities — 10 mm insurance clients	— 12 mm telemedicine users — 175 “internet” hospitals — 400 rural clinics; 500 senior care facilities	— 25 mm telemedicine users — 250 “internet” hospitals — 500 rural clinics; 600 senior care facilities	— 65 mm telemedicine users — 350 “internet” hospitals — 700 rural clinics; 800 senior care facilities — 40 mm insurance clients
The revenue projections were considered but were not used for the Board’s examination of valuation. No other projections were provided to the Board. The Board relied on ETAO’s 2021 performance which in November 2021was estimated by ETAO to be at $122 million in revenue. Therefore, the Board concluded that a valuation of approximately $2.5 billion or estimated 20.5x P/S multiple of 2021 revenue was reasonable in comparison to Yidu, the most comparable telemedicine focused company to ETAO that the Board considered, which as of November 30, 2021 had a P/S multiple of 24.4x. However, when the Board received the audited financials for the year 2021, it was evident that the estimated revenue for 2021was not met. The reduction in revenue compared to the estimate previously provided for the year 2021 and the lack of Pre-PIPE closing resulted in the Board’s conclusion to reduce the valuation from $2.5 billion to $1 billion.

ETAO’s revenue projections were provided by ETAO’s management. ETAO as a group is a rather young entity, going back only two years and thus there was a lack of “historical” data; however, considering that the Chinese telemedicine sector is currently experiencing rapid growth, the Board believed that the growth rates and the revenue projections of ETAO were reasonable as a reference, although the Board did not rely on the revenue projections considering the intrinsic variability for forward projections especially for multiple years further into the future.
Due to ETAO having only a two-year history, the Board analyzed the Chinese telemedicine industry as a whole. The Chinese healthcare system faced a number of significant challenges:
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Primary care provided by hospitals, leading to unmanageable caseloads;

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Best trained physicians concentrated in Tier 1 and 2 cities;

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Rural areas facing reduced medical care access points and provided by lower quality doctors;

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High demand and low supply for specialty services (e.g., orthopedics, fertility, oncology);

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Fast growing aging population (>65 yrs. old);

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Accelerating instances of chronic diseases (e.g., diabetes, cancer);

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Government facing soaring disbursements for medical services.

When judging historical operating trends the Board believed that the “rapid growth” trend would continue into the foreseeable future as more and more goods and services, including medicine, shifted toward digital solutions to address the prevailing challenges within the Chinese healthcare system.
However, in May 2022 the Board was informed by MCAE’s management of the various challenges that ETAO was facing along with management’s efforts for re-calibration of the transaction, and then in June 2022 the Board approved MCAE’s entering into an amendment of the Merger Agreement with ETAO which lowered the valuation of ETAO to $1 billion, a 60% reduction reflecting ETAO’s failure to close the Pre-PIPE that was scheduled to close on or before February 15, 2022, its less than expected revenue number of approximately $60 million for the fiscal year 2021 which was a reduction of about 50% from the earlier estimated number of approximately $122 million, the uncertainty of the PIPE that is scheduled to close simultaneously with the Business Combination.
Ability to apply risk adjustment.   Our management was aware that throughout the year 2021, there had been a severe restriction on movement of people and goods in China due to COVID-19. While this restriction is exogenous to ETAO and well beyond its control, it is nonetheless a significant risk, especially for causing potential delay in ETAO’s audit completion. In light of this, during the initial negotiations of the transaction terms, our management insisted upon a provision in the Merger Agreement which would make ETAO in breach of the Merger Agreement if its audit was not completed by March 15, 2022. It turned out that due to COVID-19 restrictions, ETAO was not able to complete its audit by March 15, 2022, which resulted in MCAE having a unilateral termination right. While MCAE did not exercise this termination right, its availability enabled the opening of re-negotiation and ended up resulting in adjustment on ETAO’s valuation. The COVID-19 related restrictions in some of the largest cities in China also had a negative impact on the revenue numbers of some of the VIE entities including offline hospitals, and as a result the realized revenue numbers were meaningfully lower than the estimates. The Board was able to take that into account by adjusting the valuation significantly downward when re-calibration of the transaction became available.
The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Future Financial Performance.   The risk that future financial performance may not meet our expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors. The MCAE Board considered this as a high-risk factor and sought substantial discount to public comparable and even applied significant downward valuation adjustment when ETAO’s audited financials underwhelmed its estimates.

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COVID-19.   Uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions on ETAO’s operations and demand for its products. The MCAE Board considered this as a high-risk factor, but of transitory nature and not a risk that would jeopardize the consummation of the Business Combination.
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Potential Conflicts of Interest.   The directors and officers of MCAE may have certain conflicts of interest as described below in the section “Executive Officers and Directors of MCAE — Conflicts of Interest.” MCAE does not believe however that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Business Combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise. The MCAE Board considered the potential conflicts of interest and determined such potential conflicts were not an impediment to the prospective transaction with ETAO.

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Potential for Benefits not Achieved.   The risk that the potential benefits of the Business Combination, including ETAO’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe. The MCAE Board considered this as a low-risk factor given the developing stage of the digital healthcare industry, where significant room for growth of the entire sector provides ETAO with further margin of safety to execute upon its value-creation strategies and cost/revenue opportunities.

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Liquidation of MCAE.   The risks and costs to our business if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in our inability to effect a business combination by February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter) and force MCAE to liquidate and the rights to expire worthless. The MCAE Board considered the liquidation risk, but did not consider it a major concern, since MCAE has the ability to extend the SPAC term through a shareholder vote to amend the certificate of incorporation. On November 17, 2022 MCAE’s shareholders approved an amendment to MCAE’s charter extending the date until which MCAE is required to complete a business combination to February 20, 2023. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by MCAE Acquisition Corp. on November 17, 2022, 3,820,487 shares were tendered for redemption. As of November 17, 2022 there are 3,230,597 shares outstanding and eligible to vote in the Special Meeting to be held on February 7, 2023.

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Stockholder Vote.   The risk that our stockholders may fail to provide the respective votes necessary to effect the Business Combination. The MCAE Board considered the risk that shareholders may not vote for the Business Combination, however the Board determined the risk was minimal because of the merits of the transaction and the large amount of votes controlled by the insiders.

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Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control. The MCAE Board did not consider the closing conditions to be a significant risk to consummating the Business Combination because of the merits of the transaction.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination. The MCAE Board considered the possibility of litigation disrupting the Business Combination, but the Board determined that litigation was not a significant risk to consummation of the Business Combination.

Fees and Expenses.   The fees and expenses associated with completing the Business Combination.
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Cyberspace Administration of China.   The Cyberspace Administration of China (“CAC”) may interpret the patient information from Chinese citizens to be deemed “Important Data” and “Personal Information” that could endanger national security and public interest of China and accordingly take action to prohibit collection or dissemination of such information. As CAC is currently updating and expanding regulatory requirements on cross-border data transfers, ETAO’s collection of “Personal Information” may not satisfy their standards. The MCAE Board considered the risks associated with CAC regulation and determined that such risks were able to be managed and that CAC regulation would not jeopardize the consummation of the Business Combination.

•
China-related disclosures.   There is also uncertainty in connection with the SEC requirements for risk factor disclosures related to China regulations which tend to be updated from time to time. Due to the VIE structure, ETAO may become subject to higher and stricter financial reporting requirements to relevant authorities that could hinder the de-SPAC processes. The MCAE Board considered the risk of the SEC’s China related disclosures based on the business of ETAO, however the Board determined such risks could be addressed by counsel and that they would not jeopardize the consummation of the Business Combination.

•
Other Risks.   Various other risks associated with the Business Combination, the business of MCAE, and the business of ETAO as described under “Risk Factors.” While the MCAE Board did consider other risks to the Business Combination, none of them gave the Board significant concern that such other risks would jeopardize the consummation of the Business Combination.

Certain Engagements in Connection with the Business Combination and Related Transactions
Revere Securities was engaged by MCAE and ETAO to act as the financial advisor for placement of the PIPE investment. MCAE also engaged BHTIC as its financial advisor in connection with the business combination. BHTIC and Revere Securities will receive fees and expense reimbursements in connection therewith.
In addition, Revere Securities and BHTIC are (together with their affiliates) are financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Revere Securities and BHTIC and their affiliates, may provide investment banking and other commercial dealings to MCAE, ETAO and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, Revere Securities and BHTIC and their affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of MCAE or ETAO, or their respective affiliates. Revere Securities and BHTIC and their respective affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Satisfaction of 80% Test
It is a requirement under the Nasdaq Rules that the business or assets acquired in MCAE’s initial business combination have a fair market value equal to at least 80% of MCAE’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of January 27, 2022, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was approximately $57.5 million (excluding $1,725,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $46.0 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Board of directors reviewed the equity value of ETAO of approximately $1 billion. In determining whether the equity value described above represents the fair market value of ETAO, the Board of directors considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Acquisition Merger Proposal — The Merger Agreement” and that the $1 billion ETAO equity value was determined as a result of arm’s length negotiations. As a result, the Board of directors concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).
The Merger Agreement
The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.
General Description of the Merger Agreement
On January 27, 2022, MCAE, ETAO and the Shareholders’ Representative entered into the Merger Agreement. The Merger Agreement was unanimously approved by the MCAE’s Board on January 26, 2022. The Merger Agreement provides for a redomestication of MCAE from Delaware to the Cayman Islands and a business combination between MCAE and ETAO consummated through a two-step process as follows: (1) MCAE will merge with and into PubCo, with PubCo being the surviving corporation in such merger (the “Redomestication Merger”) and (2) ETAO will merge with and into Merger Sub, with ETAO as the surviving corporation in such merger (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, ETAO shall be a wholly owned subsidiary of PubCo (collectively the “Business Combination”). On June 7, 2022, MCAE, ETAO and the Shareholders’ Representative entered into an Amendment to the Agreement and Plan of Merger (the “Amendment”) that expressly amended and modified the Merger Agreement as described below. On October 17, 2022, MCAE, the Company and the Shareholders’ Representative entered into Amendment No. 2 to the Agreement and Plan of Merger (the “Amendment No. 2”) that expressly amended and modified the Merger Agreement. Following the execution of the Merger Agreement, on July 26, 2022, ETAO International Co., Ltd., a Cayman Islands exempted company (“PubCo”) and ETAO Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”) joined the Merger Agreement as parties.
Consideration
If the MCAE shareholders approve the Acquisition Merger Proposal, immediately prior to the consummation of the Business Combination, all outstanding units of MCAE (each of which consists of one share of MCAE Common Stock and one MCAE Right) (the “MCAE Units”) will separate into their individual components of MCAE Common Stock and MCAE Rights and will cease separate existence and trading.
Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Redomestication Merger:
(i)
Each share of MCAE’s common stock, par value $0.0001 per share (“MCAE Common Stock”), issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each share of such MCAE Common Stock, PubCo shall issue to each MCAE stockholder (other than MCAE shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo ordinary share, which, unless explicitly stated herein, shall be fully paid;

(ii)
The holders of MCAE’s rights (exchangeable into one-tenth of one share of MCAE Common Stock) (collectively, the “MCAE Rights”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo ordinary share in exchange for the cancellation of each MCAE Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole PubCo Ordinary Share.
Concurrently with the Redomestication Merger, ETAO will merge with and into Merger Sub and become a wholly owned subsidiary of PubCo and in exchange for all of the outstanding shares of ETAO, PubCo will issue 250,000,000 ordinary shares of PubCo, subject to adjustment as explained below (the “Closing Date Merger Consideration”) to the shareholders of ETAO. ETAO shall deliver to MCAE, at least three business days prior to the closing of the Merger (the “Closing”), a Closing Statement setting forth means, among other things, the Closing Date Merger Consideration which is $2,500,000,000 less the amount of Closing Company Indebtedness, Closing Company Transaction Expenses, plus the amount of Closing Company Cash, in each case, as reflected on the Closing Statement. Any adjustment to the Merger Consideration shall be in whole shares of PubCo ordinary shares and no adjustment shall be made for any divergence that is in an increment of less than $10.00.
Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Acquisition Merger:
(i).
Each ordinary share of ETAO (other than ETAO restricted stock) issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into such ETAO Shareholder’s right to receive, without interest, the number of shares of PubCo’s ordinary shares equal to the product of (i) the number of shares of ETAO common stock (other than ETAO restricted stock) held by such ETAO Shareholder and (ii) the “Exchange Ratio” determined by dividing (A) the Closing Date Merger Consideration (after giving effect to the required adjustment, if any) by (B) the issued and outstanding number of shares of ETAO common stock as of the Closing;

(ii).
Each ETAO stock option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by PubCo automatically converted into an option to purchase PubCo Ordinary Shares (each an “Assumed Option”). The number of PubCo Ordinary Shares (rounded down to the nearest whole share) that are subject to each Assumed Option shall be equal to the product of (i) the number of shares of ETAO ordinary shares subject to the ETAO stock option and (ii) the Exchange Ratio, and the exercise price per share of the Assumed Option (rounded up to the nearest whole cent) shall be equal to the quotient obtained by dividing (A) the exercise price per share of the ETAO stock option by (B) the Exchange Ratio. Each Assumed Option will continue to be subject to the terms and conditions set forth in the ETAO stock option plan and its applicable grant agreement (except any references therein to ETAO or ordinary shares of ETAO will instead mean the PubCo and ordinary shares of PubCo, respectively). PubCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any Assumed Options remain outstanding, a sufficient number of ordinary shares of PubCo for delivery upon the exercise of such Assumed Options; and

Following completion of the Business Combination and assuming no holders of MCAE Common Stock underlying the units (the “Public Shares”) sold in the MCAE IPO (as defined below) elect to redeem their shares, Mountain Crest Holdings III LLC (the “Sponsor”) and certain other MCAE shareholders (including private rights to be converted), the public shareholders (including public rights to be converted), and holders of ETAO capital stock (the “ETAO Equityholders”) will own approximately 1.6%, 2.0% and 93.6% of the outstanding common stock of PubCo, respectively. These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement.
These relative percentages assume that none of MCAE’s existing public shareholders exercise their redemption rights, as discussed herein. If any of MCAE’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of MCAE’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.
PubCo Post-Closing Board of Directors and Executive Officers
Immediately following the Closing, the Board will consist of no more than six directors of which MCAE has the right to designate one director and the remaining five directors will be designated by ETAO.

At Closing, all of the executive officers of MCAE shall resign and the individuals serving as executive officers of MCAE immediately after the Closing will be the same individuals (in the same offices) as those of ETAO immediately prior to the Closing.
Representations and Warranties
In the Merger Agreement, ETAO makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate existence and power of ETAO and its subsidiaries (together, the “Company Parties”) and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) capital structure; (d) no need for governmental authorization for the execution, delivery or performance of the Merger Agreement and additional agreements thereto (the “Additional Agreements”); (e) no violations; (f) financial statements and liabilities; (g) absence of changes; (h) compliance with laws and permits; (i) litigation and government orders; (j) taxes; (k) employee benefits; (l) employee matters; (m) intellectual property; (n) IT systems; (o) material contracts; (p) real property; (q) insurance; (r) data protection and cybersecurity; (s) fees to brokers and finders; (t) sufficiency of assets; (u) affiliate transactions; (v) banking relationships; (w) no other representations or warranties.
In the Merger Agreement, MCAE, on its behalf and also on behalf of Purchaser and Merger Sub when formed (together, the “Parent Parties”) make certain representations and warranties relating to, among other things: (a) organization and qualification; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) SEC reports and financial statements; (d) governmental filings and consents; (e) no violations; (f) no prior operations; (g) valid issuance of Parent common stock; (h) litigation; (i) fees to brokers and finders; (j) redomestication intended tax treatment; and (k) no other representations or warranties.
Conduct Prior to Closing; Covenants Pending Closing
ETAO and the Parent Parties have agreed to operate their respective business in the ordinary course, consistent with past practices, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.
The Merger Agreement also contains customary closing covenants.
Conditions to Closing
General Conditions to Closing
Consummation of the Merger Agreement and the transactions herein is conditioned on, among other things, (i) no provisions of any applicable law and no order prohibiting or preventing the consummation of the closing; (ii) ETAO shareholder approval; (iii) parent shareholder approval; (iv) regulatory and governmental approvals, including if applicable, the expiration or termination of any waiting periods under the HSR Act; (v) as of the closing date the Parent shall have at least $5,000,001 in net tangible assets provided MCAE is not otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended; the SEC having declared the registration statement with respect to the Business Combination effective.
ETAO’s Conditions to Closing
The obligations of ETAO to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:
•
the Parent complying with all of obligations under the Merger Agreement in all material respects;

•
the representations and warranties of the Parent being true on and as of the date of the Merger Agreement and the closing date of the transactions except as would not be expected to have a material adverse effect;

•
the covenants of the Parent have been performed or complied with; and

•
approval of Parent’s initial listing application with the Nasdaq.

Parent Parties’ Conditions to Closing
The obligations of the Parent Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:
•
the representations and warranties of ETAO being true on and as of the date of the Merger Agreement and the closing date of the transactions except as would not be expected to have a material adverse effect;

•
the covenants of ETAO have been performed or complied with;

•
there having been no material adverse effect to ETAO;

•
ETAO shall have received the requisite shareholder approval;

•
the Parent Parties having received copies of all governmental approvals, and no such governmental approval shall have been revoked.

•
the Parent Parties having received a copy of each of the Ancillary Agreements to which ETAO is a party, duly executed by ETAO and in full force and effect, as well as a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or ETAO.

•
the aggregate cash proceeds available to the Parent Parties from a private placement or other financing to be consummated simultaneously with the closing of the Acquisition Merger (the “PIPE Investment”) being not less than $200,000,000.

The obligations of ETAO to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:
•
the Parent complying with all of obligations under the Merger Agreement in all material respects;

•
the representations and warranties of the Parent being true on and as of the date of the Merger Agreement and the closing date of the transactions except as would not be expected to have a material adverse effect;

•
the covenants of the Parent have been performed or complied with; and

•
approval of Parent’s initial listing application with the Nasdaq.

Termination
The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to the shareholders of Purchaser, by:
•
by mutual written consent of Parent and the Shareholders’ Representative;

•
by Parent or the Shareholders’ Representative, if the Closing has not occurred on or before the Outside Date unless the absence of such occurrence shall be due to the failure of Parent, on the one hand, or ETAO or the Shareholders’ Representative, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date;

•
by Parent or the Shareholders’ Representative if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

•
by Parent if (i) the Parent Parties are not in material breach of any of its obligations hereunder and (ii) ETAO is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions to closing incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by Parent to the Shareholders’ Representative and (y) two (2) Business Days prior to the Outside Date;
•
by the Shareholders’ Representative if (i) ETAO is not in material breach of any of its obligations hereunder and (ii) Parent or Merger Sub is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions to closings incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by the Shareholders’ Representative to Parent and (y) two (2) Business Days prior to the Outside Date;

•
by the Parent Parties if the Requisite Company Stockholder Approval shall not have been obtained within five (5) Business Days of the delivery to Purchaser’s shareholders of the Proxy Statement/Prospectus, provided that the termination right shall be of no further force or effect if such Requisite Company Stockholder Approval is delivered to the Parent Parties prior to the termination of the Agreement (even if after the five (5) Business Day period provided above); or

•
by the Parent Parties, in the event that ETAO’s Audited 2020 2021 Financial Statements have not been delivered by March 15, 2022.

Indemnification
The Merger Agreement provide for indemnification by the Company Stockholders to hold the Parent and its Affiliates harmless form any and all losses arising out of or by reason of the following, among other things:
•
any inaccuracy in or breach of any Company Fundamental Representation, any of the representations or warranties set forth in the Merger Agreement (other than any Company Fundamental Representation) and any of the representations or warranties or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Company Stockholder set forth in the Support Agreement;

•
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by ETAO or the Stockholder’s Representative prior to or following the Closing pursuant to the Merger Agreement;

•
any Indemnified Taxes;

•
any inaccuracy in the amount of Closing Company Indebtedness or Closing Company Cash, in each case, as reflected in the Closing Statement;

•
any claims made by Company Stockholders in their capacities as such in respect of the allocation of the Aggregate Merger Consideration, or for any events, facts or circumstances occurring at or prior to the Closing;

•
the defense by Parent or, following the Closing, Parent or ETAO of an action for appraisal rights under the DGCL made by any holder of Dissenting Shares;

•
any actual or threatened Action brought by or on behalf of any Company Service Provider or Governmental Authority alleging breach of Contract or violation of any applicable Law pertaining to wages and hours, worker classification, workers’ compensation, work authorization or immigration, in each case, in connection with any period prior to the Closing; or

•
any Liabilities of ETAO (other than Indebtedness) incurred or accrued in the ordinary course of business in an aggregate amount in excess of $100,000 that would be required by GAAP to be reflected on a balance sheet of ETAO as of the Closing Date if such balance sheet were to be prepared as of the Closing Date

The Amendment
On June 7, 2022, MCAE, ETAO and the Shareholders’ Representative entered into the Amendment that expressly amended and modified the Merger Agreement as follows:

1.   The agreed value of ETAO is reduced from $2,500,000,000 to $1,000,000,000. Thus, in consideration of the Acquisition Merger, Purchaser will issue 100,000,000 ordinary shares at a per share price of US$10.00 per share as agreed by the parties to the shareholders of ETAO in exchange for 100% of the issued and outstanding ordinary shares of ETAO.
2.   In connection with the Sponsor’s designation of a director to the Purchaser’s board of directors following the Acquisition Merger, the Sponsor, in its sole discretion, shall determine whether its designee will be an independent or dependent director. In the event that Sponsor’s designee to the Purchaser’s board of directors is dependent, then ETAO and such designee shall enter into an agreement establishing the responsibilities and the compensation for such director prior to the closing of the Acquisition Merger.
3.   The Outside Date for the closing of the Business Combination is extended from May 31, 2022 to October 5, 2022 and extended again to February 20, 2023. In the event that the Business Combination shall not be consummated prior to February 20, 2023, then either MCAE or the Shareholders’ Representative may terminate the Merger Agreement, provided that such terminating party, MCAE, on the one hand, or ETAO or the Shareholders’ Representative, on the other hand, has not otherwise failed to materially perform its obligations under the Merger Agreement. If the parties do not terminate the Merger Agreement within five business days of the Outside Date, then ETAO shall be responsible to pay all costs and expenses incurred in connection with MCAE’s obtaining any and all extensions to the deadline in which MCAE is required to complete the Business Combination, which is currently November 20, 2022. On November 17, 2022 MCAE’s shareholders approved an amendment to MCAE’s charter extending the date until which MCAE is required to complete a business combination to February 20, 2023. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by MCAE Acquisition Corp. on November 17, 2022, 3,820,487 shares were tendered for redemption. As of December 30, 2022 there are 3,230,597 shares outstanding and eligible to vote in the Special Meeting to be held on February 7, 2023.
4.   ETAO’s failure to provide (i) its audited financial statements for the years ended December 31, 2021 and 2020 or its reviewed condensed and consolidated financial statements for the six month periods ended June 30, 2022 and 2021 or (ii) obtain approval or consent from any Governmental Authority, including but not limited to the Cyberspace Administration of China or the China Securities Regulatory Commission by the Outside Date shall constitute a material failure by ETAO and the Shareholders’ Representative to perform its obligations hereunder.
The Amendment was executed following negotiations by the parties concerning the valuation of ETAO in light of market conditions, the Company’s financial statements, ETAO’s failure to close a private placement of its securities in the amount of $51,000,000 that was scheduled to close on or before February 15, 2022 and the uncertainty of the $250,000,000 commitment in a private investment in MCAE’s securities that is scheduled to close simultaneously with the Business Combination.
Amendment No. 2
On October 17, 2022, MCAE, ETAO and the Shareholders’ Representative entered into Amendment No. 2 that expressly amended and modified the Merger Agreement to extend the Outside Date from October 5, 2022 to February 20, 2023.
M&A Advisory Agreement and Amendments
MCAE engaged BHTIC to act as its M&A Advisor to conduct local due diligence for MCAE on ETAO by entering into the M&A Advisory Agreement on December 20, 2021. Pursuant to the M&A Advisory Agreement, as amended, MCAE shall make a payment to BHTIC of an aggregate M&A Fee (the “M&A Fee”) equivalent to 3% of the pre-money equity value of ETAO in shares of the post-transaction combined company to be issued upon closing of the Transaction at $10 per share.
The Joinder Agreements
Following the execution of the Merger Agreement, on July 26, 2022, ETAO International Co., Ltd., a Cayman Islands exempted company (“PubCo”) and ETAO Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”) executed a joinder agreement and joined the Merger Agreement as parties, thereby committing to be legally bound by the Merger Agreement.
The foregoing description of the Merger Agreement and the Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, which is annexed to this registration statement/proxy statement as Annex A.
Additional Agreements Executed at the Signing of the Merger Agreement
PIPE Subscription Agreement
In connection with the proposed Merger, MCAE and ETAO obtained a commitment from an interested accredited investor (each a “Subscriber”) to purchase ordinary shares of Purchaser in connection with the Closing (the “PIPE Shares”), for an aggregate cash amount of $250,000,000 at a purchase price of $10.00 per share, in a private placement (the “PIPE”). Such commitment was made by way of a Subscription Agreement (the “PIPE Subscription Agreement”), by and among the Subscriber, MCAE and ETAO. Revere Securities, LLC acted as the placement agent in connection with the PIPE for a fee equal to 1% of the aggregate purchase price paid for the PIPE Shares sold in the PIPE. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Merger. The PIPE Shares will be identical to the shares that will be issued to ETAO at Closing in connection with the Business Combination, except that the PIPE Shares will not be registered with the SEC. The closing of the sale of PIPE Shares (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Merger.
On July 25, 2022, MCAE and the PIPE Investment investor terminated the PIPE subscription agreement by mutual consent. Accordingly, the PIPE subscription agreement is void and of no further force and effect, and all rights and obligations of the parties thereunder have terminated. MCAE and ETAO intend to secure a private placement which is expected to close concurrently with the Closing.
The Parties shall use reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (a) to obtain executed subscription agreements, which shall have terms, and be in a form, mutually agreed by the parties, from investors mutually selected by parties pursuant to which the investors shall commit to make private investments in public equity in the form of PubCo Ordinary Shares (or such other securities mutually agreed to by both parties) in an amount to be mutually agreed by the parties, and (b) to consummate the PIPE Financing (the “PIPE Financing”) substantially concurrently with the Closing. From the date hereof until the Closing Date, the parties shall, and shall cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing.
Support Agreement
Contemporaneously with the execution of the Merger Agreement, certain holders of ETAO’s ordinary shares entered into a support agreement (the “Company Stockholder Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.
The foregoing description of the Company Stockholder Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, a form of which is included as Exhibit A to the Merger Agreement and as 10.2 to this Current Report on Form 8-K, and incorporated herein by reference.
Lock-Up Agreements
Contemporaneously with the execution of the Merger Agreement, all holders of ETAO’s ordinary shares have agreed to execute lock-up agreements (the “Lock-up Agreements”) at the Closing. Pursuant to the Lock-Up Agreements such holders have agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock or Purchaser Ordinary Shares held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive Parent Common Stock or Purchaser Ordinary Shares if any, acquired during the Lock-Up Period (as defined below)), the “Lock-up Shares”), provided, however, that such Lock-up Shares shall not include shares of Parent Common Stock or Purchaser Ordinary Shares acquired by such Holder in open market transactions during the Lock-up Period until the date that is six months after the date of the Closing (the “Lock-Up Period”). Certain transfers, subject to certain customary conditions as set forth in the Lock-up Agreements are allowed during the Lock-Up Period.
The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreements, a form of which is included as Exhibit C to the Merger Agreement and as Exhibit 10.3 to this Current Report on Form 8-K, and incorporated herein by reference.
OtherAgreements
Subject to applicable securities laws (including with respect to material nonpublic information), the Sponsors, the Company’s directors, officers, advisors or any of their respective affiliates may (i) purchase public shares from institutional and other investors (including those who vote, or indicate an intention to vote, against any of the proposals presented at the Special Meeting, or elect to redeem, or indicate an intention to redeem, public shares), (ii) enter into transactions with such investors and others to provide them with incentives to not redeem their public shares, or (iii) execute agreements to purchase such public shares from such investors or enter into non-redemption agreements in the future. In the event that the Sponsors, the Company’s directors, officers, advisors or any of their respective affiliates purchase public shares in situations in which the tender offer rules restrictions on purchases would apply, they (a) would purchase the public shares at a price no higher than the price offered through the Company’s redemption process (i.e., approximately $10.27 per share, based on the amounts held in the Trust Account as of January 12, 2023, after giving effect to any owed but unpaid taxes on the funds in the Trust Account.); (b) would represent in writing that such public shares will not be voted in favor of approving the Business Combination; and (c) would waive in writing any redemption rights with respect to the public shares so purchased.
To the extent any such purchases by the Sponsors, the Company’s directors, officers, advisors or any of their respective affiliates are made in situations in which the tender offer rules restrictions on purchases apply, the Company will disclose in a Current Report on Form 8-K prior to the Special Meeting the following: (i) the number of public shares purchased outside of the redemption offer, along with the purchase price(s) for such public shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of the securityholders who sold to the Sponsor, the Company’s directors, officers, advisors or any of their respective affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., 5% security holders) who sold such public shares; and (v) the number of shares of Common Stock for which the Company has received redemption requests pursuant to its redemption offer.
The purpose of such share purchases and other transactions would be to increase the likelihood of (i) otherwise limiting the number of public shares electing to redeem and (ii) increase the Company’s net tangible assets.
If such transactions are effected, the consequence could be to cause the Business Combination to be effectuated in circumstances where such effectuation could not otherwise occur. Consistent with SEC guidance, purchases of shares by the persons described above would not be permitted to be voted for the Business Combination at the Special Meeting and could decrease the chances that the Business Combination would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Company hereby represents that any Company securities purchased by the Sponsor, the Company’s directors, officers, advisors or any of their respective affiliates in situations in which the tender offer rules apply.

Classified Board of Directors
The Combined Entity’s board of directors will consist of six (6) members upon the closing of the Business Combination.
The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Interests of MCAE’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the Board in favor of approval of the Acquisition Merger Proposal and the other proposals, you should keep in mind that the Sponsor and MCAE’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
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unless MCAE consummates an initial business combination, MCAE’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

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MCAE has until February 20, 2023 or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter) to consummate a Business Combination;

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based on the difference in the purchase price of $0.018 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the MCAE IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

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MCAE’s Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their shares of common stock for cash, securities or other property;

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the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.018 per share) for its 1,348,298 Founders Shares and such securities may have a value of $13,482,980 at the time of the Business Combination, because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected;

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the fact that the Sponsor currently holds 112,086 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,120,860 and which have no redemption rights upon MCAE’s liquidation and will be worthless if no business combination is effected;

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on June 15, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit;

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on October 3, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit; and

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the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination.

Total Company Shares to be Issued in the Business Combination
It is anticipated that, upon completion of the Business Combination, the Company’s public shareholders will retain an ownership interest of approximately 1.49% in the Combined Entity, the Sponsor will retain an ownership interest of approximately 1.21% in the Combined Entity and the ETAO Equityholders will own approximately 93.6% of the outstanding common stock of the Combined Entity. This ownership interest assumes that no shares are elected to be redeemed and does not take into account Rights to purchase common stock of the Combined Entity that may remain outstanding following the Business Combination.
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination.
Sources of Funds		Uses
(in millions)
Existing Cash in Trust Account	$16.4	Cash Consideration to ETAO Equityholders	$0.0
		ETAO Equityholders’ Retained Equity Value	$1,000.0
		ETAO Working Capital	$11.4
ETAO Equityholders’ Retained Equity Value	1,000.0	MCAE Estimated Transaction Costs	$5.0
Total Sources	$1,016.4	Total Uses	$1,016.4
Certificate of Incorporation; Bylaws
Pursuant to the Merger Agreement, upon the closing of the Business Combination, MCAE’s bylaws will be amended and restated promptly to:
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reflect necessary changes and to be consistent with the Proposed Certificate of Incorporation (for a full description of the proposed amendments to the charter see “The Charter Amendment Charter Proposal”); and

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make certain other changes that our Board deems appropriate for a public operating company.

Name; Headquarters
The name of the Combined Entity will be ETAO International Co., Ltd. and its headquarters will be located at 1460 Broadway, 14th Floor, New York, NY 10036.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (defined below) of MCAE Common Stock, (ii) of the Redomestication Merger to U.S. Holders of MCAE Common Stock (excluding any redeemed shares) and MCAE Rights (collectively, the “MCAE securities”), and (iii) of the subsequent ownership and disposition of PubCo Ordinary Shares received in the Business Combination. In addition, the following includes a general discussion of certain U.S. federal income tax consequences of the Business Combination to MCAE and PubCo.
This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of PubCo Ordinary Shares. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.
No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to considerations relevant to U.S. Holders that hold MCAE securities and, after the completion of the Business Combination, PubCo Ordinary Shares, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
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banks or other financial institutions, underwriters, or insurance companies;

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traders in securities who elect to apply a mark-to-market method of accounting;

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real estate investment trusts and regulated investment companies;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

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expatriates or former citizens or long-term residents of the United States;

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subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

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any holder that is not a U.S. Holder;

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dealers or traders in securities, commodities or currencies;

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grantor trusts;

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persons subject to the alternative minimum tax;

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U.S. persons whose “functional currency” is not the U.S. dollar;

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persons who received shares of MCAE Common Stock or PubCo Ordinary Shares through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

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persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of MCAE Common Stock, or, after the Business Combination, the issued PubCo Ordinary Shares (excluding treasury shares);

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holders holding MCAE securities, or, after the Business Combination, PubCo Ordinary Shares, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

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controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation section 1.367(b)-3(b)(1)(ii); or

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the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of MCAE securities, and, after the Business Combination, PubCo Ordinary Shares received in the Business Combination, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds MCAE securities, and, after the completion of the Business Combination, PubCo Ordinary Shares received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo Ordinary Shares received in the Business Combination.
Because MCAE Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a MCAE Unit should be treated as the owner of the underlying component MCAE securities for U.S. federal income tax purposes. The discussion below with respect to MCAE securities should also apply to holders of MCAE Units (as the deemed owner of the underlying component MCAE securities).
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF MCAE SECURITIES AND, AFTER THE BUSINESS COMBINATION, PUBCO ORDINARY SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. MCAE STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights
In the event that a U.S. Holder elects to redeem its MCAE Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the MCAE Common Stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the MCAE Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the MCAE Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the MCAE Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the MCAE Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gain realized by a non-corporate U.S. Holders is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.
If the redemption does not qualify as a sale or exchange of MCAE Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from MCAE’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the MCAE Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the MCAE Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the MCAE Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of MCAE Common Stock treated as held by the U.S. Holder (including any MCAE Common Stock constructively owned by the U.S. Holder as a result of owning MCAE Rights) relative to all of the shares of MCAE Common Stock outstanding both before and after the redemption. The redemption of MCAE Common Stock generally will be treated as a sale or exchange of the MCAE Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in MCAE or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only MCAE Common Stock actually owned by the U.S. Holder, but also shares of MCAE Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include MCAE Common Stock which could be acquired pursuant to the exercise of the MCAE Rights. In order to meet the substantially disproportionate test, (i) the percentage of MCAE’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of MCAE Common Stock must be less than 80% of the percentage of MCAE’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of MCAE’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of MCAE’s stock entitled to vote. There will be a complete termination of a U.S. Holder’s (i) all of the shares of the MCAE Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the MCAE Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other MCAE Common Stock. The redemption of the MCAE

Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MCAE. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in MCAE will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed MCAE Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining MCAE Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in other MCAE Common Stock constructively owned by it.
Material U.S. Federal Income Tax Considerations of the Redomestication Merger to U.S. Holders
The following discussion, constitutes the opinion of Loeb & Loeb, counsel to MCAE, as to the material U.S. federal income tax consequences of the Redomestication Merger to U.S. Holders, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.
If the Redomestication Merger Qualifies as a Reorganization
The Redomestication Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the Redomestication Merger qualifies as a reorganization, and that none of MCAE, PubCo or ETAO has requested nor intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Business Combination. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS. Moreover, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a redomestication of a corporation holding only investment-type assets such as MCAE, the qualification of the Redomestication Merger as a reorganization is not entirely clear. Accordingly Loeb & Loeb is unable to provide a “will” opinion regarding the qualification of the Redomestication Merger as a “reorganization” within the meaning of Section 368 of the Code, and is instead providing a “should” opinion.
Although U.S. persons generally do not recognize gain or loss on the receipt of stock pursuant to a reorganization under Section 368 of the Code, Section 367(a) of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. persons to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Redomestication Merger in a manner that causes gain recognition to the U.S. Holders, unless the exchange of MCAE securities for PubCo Ordinary Shares is considered to be an indirect stock transfer under the applicable Treasury Regulations. For this purpose, an indirect stock transfer may occur if PubCo transfers the assets it acquires from MCAE pursuant to the Redomestication Merger to certain subsidiary corporations in connection with the Business Combination. If the indirect stock transfer rules apply, then the requirements under Section 367(a) of the Code generally would require U.S. Holders to recognize gain, but not loss, in the Redomestication Merger. The rules under Section 367(a) of the Code and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Business Combination or that U.S. Holders will not recognize gain, if any, as a result of the exchange of MCAE securities for PubCo Ordinary Shares.
Because the Redomestication Merger should qualify as a reorganization under the provisions of Section 368 of the Code and provided that it is not treated as an indirect stock transfer, a U.S. Holder that exchanges its MCAE securities pursuant to the Redomestication Merger should not recognize gain or loss on the exchange of MCAE securities for PubCo Ordinary Shares. The aggregate adjusted tax basis of a U.S. Holder in the PubCo Ordinary Shares received as a result of the Redomestication Merger should equal the aggregate adjusted tax basis of the MCAE Common Stock and the MCAE Rights surrendered in the exchange. A U.S. Holder’s holding period for the PubCo Ordinary Shares received in the exchange should include the holding period for the MCAE securities surrendered in the exchange. If Section 367(a) of the Code applies to the Redomestication Merger, as described above, a U.S. Holder may be required to recognize gain (but not loss) as a result of the Redomestication Merger.
If the Redomestication Merger Does Not Qualify as a Reorganization
If the Redomestication Merger fails to qualify as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder that exchanges its MCAE securities for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the MCAE securities exchanged. A U.S. Holder’s aggregate tax basis in the PubCo Ordinary Shares received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the PubCo Ordinary Shares received pursuant to the Redomestication Merger will begin on the day after the date the U.S. Holder receives such PubCo Ordinary Shares.
Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the MCAE securities exceeds one year at the time of the Business Combination. Long-term capital gains of non-corporate U.S. Holders currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.
U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of MCAE securities for PubCo Ordinary Shares pursuant to the Redomestication Merger, the qualification of the Redomestication Merger as a reorganization, and the potential application of Section 367(a) to the Redomestication Merger.
Certain U.S. Federal Income Tax Consequences of the Business Combination to MCAE and PubCo
The following discussion is a summary of certain U.S. federal income tax consequences of the Business Combination to MCAE and PubCo.
Tax Residence of PubCo for U.S. Federal Income Tax Purposes
Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, PubCo, which is a Cayman Islands-incorporated entity, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that PubCo should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874, PubCo would be liable for U.S. federal income tax on its income like any other U.S. corporation, and certain distributions made by PubCo to non-U.S. holders of PubCo securities would be subject to U.S. withholding tax. Taxation as a U.S. corporation could have a material adverse effect on PubCo’s financial position and results from operations. The section 7874 rules are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to their application.
Under section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, (2) the non-U.S. corporation’s expanded affiliated group does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities (the “substantial business activities test”), and (3) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the stock of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation, as determined under complex share ownership rules described below, which are uncertain in their application in many circumstances and are intended to increase the percentage ownership for these purposes (the “Ownership Test”). For this purpose, “expanded affiliated group” generally means the foreign acquiring corporation and all subsidiary corporations in which such foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote and value) after the foreign acquiring corporation’s acquisition of the assets of the U.S. corporation.
Gain Recognized by MCAE as a Result of the Redomestication Merger
Although corporations generally do not recognize gain or loss on the transfer of assets pursuant to a reorganization under Section 368 of the Code, Section 367 of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. corporations to recognize gain (but not loss) with respect to certain transfers to foreign corporations in certain cross-border reorganizations.
Even if the Redomestication Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code, as a result of Section 367 of the Code, MCAE will recognize gain (but not loss) on the transfer of its assets to PubCo, to the extent that the fair market value of such assets exceeds MCAE’s adjusted basis in such assets.
U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Ordinary Shares
Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.
Passive Foreign Investment Company Status
A non-U.S. corporation is considered a passive foreign investment company or “PFIC” for any taxable year if either:
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at least 75% of its gross income for such taxable year is passive income (the “passive income test”); or

•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”)

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
In determining whether we are a PFIC, we are permitted, under Internal Revenue Code (“Code”) Section 1297(c), to take into account, on a pro rata basis, the income and the assets of any entity of which we own (or are treated under the Code as owning) at least 25% of the stock by value. Because we control the management decisions of the VIEs and are entitled to the benefits associated with such control, we will treat the VIEs as our wholly-owned subsidiaries for United States federal income tax purposes even though we do not technically “own” it, and in determining our PFIC status we will take into account its income and assets. However, the law is unclear as to whether we are permitted to do this. The Code requires that we “own” the stock (directly or indirectly), and the IRS has not provided guidance on whether a relationship such as the one we have with the VIES constitutes “ownership” for purposes of the PFIC rules. (In the context of another Code provision (Code section 6038) requiring U.S. companies to report their “ownership” of foreign entities, the IRS has said that our relationship with the VIEs would not be a reportable one, but the IRS has not said whether a similar result would arise under the PFIC rules.) Therefore, while (as discussed below) treating the VIEs as our subsidiary may or may not mean that we are a PFIC, if we are not permitted to treat the VIEs as subsidiaries then it is likely that we would be classified as a PFIC because most of our income — income derived from our relationship with the VIEs — would presumably be passive income and most of our assets — the rights we have to the earnings of the VIEs — would presumably be passive assets.
If we are permitted to treat the VIEs as owned by us, then our status as a PFIC will depend on the nature of our income and the income of the VIEs (and, as discussed below, on the nature of our assets and the assets of the VIES). We expect the VIEs to have considerable amounts of income from operations and so we expect that any passive income generated by us and by the VIEs will not amount to 75% of the total income from both entities. Accordingly, if we are treated as owning the VIEs for purposes of the PFIC rules, based on our current operations we would not expect to be a PFIC under the passive income test. (As discussed below, PFIC status is determined on an annual basis and our status as a PFIC under the passive income test may change from year to year.)
In determining whether we are a PFIC under the assets test (assuming that we are permitted to treat the VIEs as owned by us), a number of different kinds of assets must be taken into account. The VIEs have considerable assets used in its operations which would be counted as active assets. However, the VIEs also have considerable amounts of cash; moreover, we will raise additional cash for our company through this offering and it is uncertain as to how quickly this cash will be spent to acquire active assets. The IRS has stated that cash, even if held as working capital, produces passive income and is therefore a passive asset. Our status as a PFIC under the assets test could also depend on the value of our stock as determined by the market. Accordingly, our status as a PFIC under the assets test will depend in part on how much cash is raised in this offering, how quickly it is spent, the nature and extent of a variety of assets whose value will change with time, and how the IRS defines certain assets as active or passive. PFIC status based on assets is calculated annually and is based on the average quarterly value of our assets. Accordingly, our status as a PFIC based on the assets test could change from year to year.
Based on the foregoing, it is not possible to determine whether we will be characterized as a PFIC for the 2022 taxable year or any subsequent year until after the close of the relevant year. We must make a separate determination each year as to whether we are a PFIC, and there can be no assurance with respect to our status as a PFIC for 2022 or any future taxable year. As noted above, however, if we are not treated as owning the VIEs for United States federal income tax purposes, we would likely be treated as a PFIC.
If we are a PFIC for any year during which you hold our shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold our shares, even if in a succeeding taxable year we are no longer classified as a PFIC. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime thereafter by making a “purging election” (as described below) with respect to the shares. A discussion of the ways in which you may be able to mitigate some of the adverse effects of PFIC status are discussed below.
Information Reporting and Backup Withholding
Dividend payments and proceeds from the sale, exchange or redemption of our shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions), by filing Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold shares. Whether Form 8938 must be filed depends on a number of factors, such as whether you are an individual or a corporation, your marital status (if an individual), the amount of your foreign financial asset holdings, and other factors, and you are urged to consult with your own tax advisor about the need to file this form.
Vote Required for Approval
This Acquisition Merger Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of MCAE Common Stock vote “FOR” the Acquisition Merger Proposal are approved at the Special Meeting. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Acquisition Merger Proposal.
The Acquisition Merger Proposal is conditioned on the approval of the Redomestication Merger Proposal at the Special Meeting.
As of the Record Date, MCAE’s Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.
Recommendation of the Board of Directors
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ACQUISITION MERGER PROPOSAL.

PROPOSAL 3
THE GOVERNANCE PROPOSAL
The Governance Proposal — requests the MCAE shareholders to consider and vote, on a non-binding advisory basis, on eight separate governance proposals relating to the following material differences between MCAE’s current amended and restated certificate of incorporation (the “MCAE Charter”) and PubCo’s Amended and Restated Memorandum and Articles of Association (the “PubCo Charter”). These eight separate governance proposals are collectively referred to as the “Governance Proposal”:
(A)   through the Redomestication Merger MCAE shall merge with and into PubCo and MCAE the Delaware corporation shall cease to exist and PubCo shall be the surviving corporation and the name of the surviving corporation will be “ETAO International Group Co., Ltd.”;
(B)   following the Redomestication Merger the authorized shares of the surviving corporation shall change (i) from 30,000,000 shares of MCAE Common Stock to 500,000,000 Ordinary Shares of PubCo;
(C)   deleting the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act;
(D)   deleting the election to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested shareholders.
A copy of PubCo’s Amended and Restated Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex B;
Vote Required for Approval
Each of the Governance Proposals, each of which is a non-binding vote, assuming that a quorum is present at the Special Meeting, will be approved only if holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting vote “FOR” each of the Governance Proposals. Accordingly, a stockholder’s failure to vote online during the Special Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” each of the Governance Proposals.
As discussed above, the Governance Proposals are advisory votes and therefore are not binding on MCAE or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the PubCo Amended and Restated Memorandum and Articles of Association will be the charter of the Combined Company upon consummation of the Business Combination.
The Initial Stockholders have agreed to vote any shares of MCAE Common Stock owned by them in favor of the Governance Proposals.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL 4
ELECTION OF DIRECTORS FOR PUBCO PROPOSAL
Election of Directors
Pursuant to the Merger Agreement, MCAE has agreed to take all necessary action, including causing the directors of MCAE to resign, so that effective at the Closing, the entire board of directors of the PubCo will consist of six individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.
MCAE is proposing the election by stockholders of the following six (6) individuals, who will take office immediately following the Closing and who will constitute all the members of PubCo’s Board: Wensheng Liu, Biao Dai, Kenneth Liang, Connie Hsu, Andrew MacInnes, and Suying Liu.
Subject to other provisions in the Certificate of Incorporation, the number of directors that constitutes the entire board of directors of PubCo will be fixed solely by resolution of its board of directors. Each director of PubCo will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.
Subject to the rights of holders of any series of preferred stock with respect to the election of directors for so long as the board of PubCo is classified, any director may be removed from office by the stockholders of PubCo only for cause. Vacancies occurring on PubCo Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors of PubCo, although less than a quorum, or by a sole remaining director, and not by stockholders of PubCo. A person so elected by PubCo’s Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.
The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from PubCo’s and ETAO’s records.
Information about Officers, Directors and Nominees
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that Wensheng Liu, Biao Dai, Kenneth Liang, Connie Hsu, Andrew MacInnes, and Suying Liu be appointed as directors of ETAO International Co., Ltd.”
Required Vote With Respect to the Director Election Proposal
Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting.
If the Acquisition Proposal is not approved, the Directors Proposal will not be presented at the Special Meeting. The Directors Proposal will only become effective if the Business Combination is completed. Approval of the Directors Proposal is a condition to Closing under the Merger Agreement. If the Directors Proposal is not approved, ETAO is not required to close the Business Combination.
Recommendation of the Board with Respect to the Director Election Proposal
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE MCAE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTORS PROPOSAL.

PROPOSAL 5
THE 2022 EMPLOYEE STOCK OPTION PLAN PROPOSAL
The 2022 Employee Stock Option Plan Proposal — to consider and vote on a proposal to approve PubCo’s 2022 Employee Stock Option Plan Proposal (the “2022 Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination (the “2022 Plan Proposal”);
Description of the 2022 Employee Stock Option Plan (“ESOP”)
The following is a description of the terms of the ESOP. This description is qualified in its entirety by reference to the plan document, a copy of which is attached to this proxy statement as Annex C and incorporated herein by reference. Any capitalized terms used below are defined within the plan document.
General.   The purposes of the 2022 Employee Stock Option Plan (the “Plan”) is to promote the interests of PubCo and the stockholders of PubCo by providing (i) executive officers and other employees of PubCo and its Subsidiaries (as defined below), (ii) certain consultants and advisors who perform services for PubCo and its Subsidiaries and (iii) non-employee members of the Board of Directors of PubCo (the “Board”) with appropriate incentives and rewards to encourage them to enter into and continue in the employ and service of PubCo and to acquire a proprietary interest in the long-term success of PubCo, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements.
The authority to manage the operation of and administer the Plan shall be vested in the Compensation Committee of PubCo.
Shares Subject to Award.   The maximum number of shares reserved for the grant of awards under the Plan shall be 25,000,000. Of the maximum number of share reserved for the grant of awards under the Plan, no more than 10,000,000 of such shares may be issued pursuant to stock-settled awards other than options (that is, Restricted Stock, Restricted Stock Units, SARs, Performance Awards, Other Stock-Based Awards and dividend equivalent Awards, in each case to the extent settled in shares of Common Stock).
Administration.   The authority to manage the operation of and administer the Plan shall be vested in a committee (the “Committee”). The Committee shall be selected by the Board of Directors, and shall consist solely of two or more members of the Board who are non-employee directors within the meaning of Rule 16b-3 and are outside directors within the meaning of Code Section 162(m). Unless otherwise determined by the Board, PubCo’s Compensation Committee shall be designated as the “Committee” hereunder. If the Board, at any time, consists of only one member, such sole member may take all actions granted to the Committee hereunder.
Eligibility.   The ESOP is open to any Employee, Non-Employee Director or Key Advisor, as determined by the Committee in its sole discretion.
Duration, Termination and Amendment.   Grants may be made under the Plan through April 30, 2022. In the event of Plan termination while Awards remain outstanding, the Plan shall remain in effect as long as any Awards under it are outstanding, although no further grants may be made following Plan termination.
Vote Required
Approval of our ESOP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” approval of the amendment. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes; broker non-votes will have no effect on the vote.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF OUR 2022 EMPLOYEE STOCK OPTION PLAN

PROPOSAL 6: THE NTA REQUIREMENT AMENDMENT
This is a proposal to amend (the “NTA Requirement Amendment”) the Charter to expand the methods that MCAE may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission. All stockholders are encouraged to read the proposed NTA Requirement Amendment in its entirety for a more complete description of its terms. A copy of the proposed NTA Requirement Amendment is attached hereto as Annex D.
The NTA Requirement
Article SIXTH D. of the Charter currently provides the following, “The Corporation will not consummate any Business Combination unless it (or any successor) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination” (the “NTA Requirement”). The purpose of this article was to ensure that, in connection with its initial business combination, MCAE would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). MCAE is proposing to amend its Charter to modify the NTA Requirement as follows: “The Corporation will not consummate any Business Combination unless it (or any successor) (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.” The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and MCAE believes that it may rely on another exclusion, which relates to it being listed on The Nasdaq Global Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, MCAE intends to rely on the Exchange Rule to not be deemed a penny stock issuer.
Rule 419 blank check companies and “penny stock” issuers
As disclosed in MCAE’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, MCAE may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, MCAE included Article SIXTH D. in its Charter, in order to ensure that through the consummation of its initial business combination, MCAE would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.
Reliance on Rule 3a51-1(a)(2).
The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. MCAE’s securities are listed on The Nasdaq Global Market and have been so listed since the consummation of the IPO. MCAE believes that The Nasdaq Global Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as MCAE meets the requirements of the Exchange Rule.
Reasons for the Proposed NTA Requirement Amendment
MCAE believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on MCAE’s net tangible assets. While MCAE does not believe this failure to satisfy the NTA Requirement subjects it to the SEC’s penny stock rules, as the NTA Requirement is included in its Charter, if the NTA Requirement Amendment proposal is not approved,

MCAE may not be able to consummate its initial business combination. In the event the NTA Requirement Amendment is approved, then the Company that will not be required to maintain minimum net tangible assets in order to complete a business combination.
Vote Required
Subject to the foregoing, the affirmative vote of at least a majority of the Company’s outstanding common stock, including the Founder Shares, will be required to approve the NTA Requirement Amendment proposal. The approval of the NTA Requirement Amendment is essential to consummate our initial business combination. Notwithstanding stockholder approval of the NTA Requirement Amendment, our board will retain the right to abandon and not implement the NTA Requirement Amendment at any time without any further action by our stockholders.
Our board has fixed the close of business on December 30, 2022 as the record date for determining the Company stockholders entitled to receive notice of and vote at the Special Meeting and any adjournment thereof. Only holders of record of the Company’s common stock on that date are entitled to have their votes counted at the Special Meeting or any adjournment thereof.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE NTA REQUIREMENT AMENDMENT PROPOSAL.

PROPOSAL 7
THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to MCAE’s shareholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or is in connection with, the approval of the Acquisition Merger Proposal, the Governance Proposal and the 2022 Plan Proposal. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its MCAE Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by MCAE’s shareholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Acquisition Merger Proposal or any other proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of MCAE Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
Recommendation of the Board of Directors
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT MCAE
Overview
MCAE is a Delaware corporation formed on March 2, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although MCAE is not limited to a particular industry or geographic region for purposes of consummating a Business Combination.
Significant Activities Since Inception
On May 20, 2021, MCAE consummated the IPO of 5,000,000 Units, generating gross proceeds of $50,000,000. Simultaneously with the closing of the Initial Public Offering, MCAE consummated the sale of 185,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Mountain Crest Holdings III LLC (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”), generating gross proceeds of $1,850,000.
On June 10, 2021, the underwriters partially exercised their over-allotment option, resulting in an additional 417,193 Units being issued on June 14, 2021 for an aggregate amount of $4,171,930. In connection with the underwriters’ partial exercise of their over-allotment option, MCAE also consummated the sale of an additional 8,343 Private Units at $10.00 per Private Unit, generating gross proceeds of $83,430.
On June 14, 2021, the underwriters canceled the remainder of the over-allotment option. In connection with the cancellation of the remainder of the over-allotment option, MCAE has canceled an aggregate of 83,202 founder shares that were issued to certain stockholder of MCAE prior to the IPO and Private Placement.
A total of $54,171,930 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $54,171,930.
In accordance with MCAE’s MCAE Charter, the amounts held in the Trust Account may only be used by MCAE upon the consummation of a business combination, except that there can be released to MCAE, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and MCAE’s liquidation. MCAE executed the Merger Agreement on January 27, 2022 and it must liquidate unless a business combination is consummated by November 20, 2022 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter). On November 17, 2022 MCAE’s shareholders approved an amendment to MCAE’s charter extending the date until which MCAE is required to complete a business combination to February 20, 2023. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by MCAE Acquisition Corp. on November 17, 2022, 3,820,487 shares were tendered for redemption. As of December 30, 2022, the Record Date, there are 3,230,597 shares outstanding and eligible to vote in the Special Meeting to be held on February 7, 2023.
MCAE’s Common Stock, Rights and Units are currently listed on the Nasdaq Capital Market under the symbols “MCAE,” “MCAER” and “MCAEU,” respectively. The Units commenced trading on the Nasdaq Stock Market on May 20, 2020, and the Common Stock and Rights commenced separate trading from the Units on June 17, 2021.
Effecting a Business Combination
On January 27, 2022, we entered into the Merger Agreement, which provides for a redomestication of MCAE from Delaware to the Cayman Islands and a business combination between MCAE and ETAO consummated through a twostep process as follows: (1) MCAE will merge with and into ETAO International Co., Ltd,, a Cayman Islands company that is a subsidiary of the MCAE (“PubCo”), with PubCo being the surviving corporation in such merger (the “Redomestication Merger”) and (2) ETAO will merge with and into ETAO Merger Sub, Inc., a Cayman Islands company that is a subsidiary of PubCo (“Merger Sub”), with ETAO as the surviving corporation in such merger (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, ETAO shall be a wholly owned subsidiary of PubCo (collectively the “Business

Combination”). In connection with the Business Combination, PubCo shall be renamed “ETAO International Group Co., Ltd.” On June 7, 2022, MCAE, ETAO and the Shareholders’ Representative entered into an Amendment to the Agreement and Plan of Merger that expressly amended and modified the Merger Agreement. On October 17, 2022, MCAE, ETAO and the Shareholders’ Representative entered into Amendment No. 2 to the Agreement and Plan of Merger that expressly amended and modified the Merger Agreement.
In the event that the Business Combination is not consummated by February 20, 2023, (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter) our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public shareholders.
Redemption Rights for Holders of Public Shares
MCAE is providing its public shareholders with the opportunity to redeem their Public Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay MCAE’s franchise and income taxes, divided by the number of then outstanding Public Shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of January 12, 2023, the amount in the Trust Account is approximately $16,4 million or $10.27 per Public Share, after giving effect to owed but unpaid taxes on the funds in the Trust Account. The Sponsor and MCAE’s officers and directors have agreed to waive their redemption rights with respect to the Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination. No consideration was paid to or received from the Sponsor, directors or officers of MCAE in exchange for the waiver of redemption rights nor were there any negotiations concerning such waiver of redemption rights. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Holders of outstanding Units must separate the underlying Public Shares and Rights prior to exercising redemption rights with respect to the Public Shares. For more information about how to separate the underlying Public Shares from Units, see the section entitled “The Business Combination Proposals —Redemption Rights.”
Submission of Our Initial Business Combination to a Stockholder Vote
MCAE is providing its public shareholders with redemption rights upon consummation of the Business Combination. Public shareholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. MCAE’s public shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments.
The holders of the Founder Shares have agreed to vote such Common Stock owned by them in favor of the Business Combination. In addition, the Sponsor and MCAE’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination.
Limitation on Redemption Rights
Notwithstanding the foregoing, the Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 20% of the shares sold in the MCAE IPO.
Employees
MCAE has one executive officer. This individual is not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to MCAE’s affairs until MCAE has completed its initial business combination. MCAE presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while MCAE is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). MCAE does not intend to have any full-time employees prior to the consummation of a business combination.

Facilities
MCAE maintains its principal executive offices at 311 West 43rd Street, 12th Floor, New York, NY 10036. MCAE considers its current office space adequate for its current operations.
Legal Proceedings
To the knowledge of MCAE’s management, there are no legal proceedings pending against MCAE.

EXECUTIVE OFFICERS AND DIRECTORS OF MCAE
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to MCAE before the Business Combination.
Directors and Executive Officers
Our current directors and executive officers are as follows:
Name	Age	Position
Suying Liu	34	Chairman, Chief Executive Officer and Chief Financial Officer
Nelson Haight	57	Director
Todd Milbourn	53	Director
Wenhua Zhang	52	Director
Dr. Suying Liu has been our Chairman, Chief Executive Officer and Chief Financial Officer since March 2021. Dr. Liu has been a director of Better Therapeutics Inc. (Nasdaq: BTTX) since it closed its business combination with Mountain Crest Acquisition Corp. II (Nasdaq: MCAD) in October 2021. He was the Chairman and Chief Executive Officer of Mountain Crest Acquisition Corp. II from July 2020 until it closed its business combination with Better Therapeutics Inc. He has been serving as the Chairman, Chief Executive Officer, and Chief Financial Officer of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since March 2021. He also has been serving as the Chairman, Chief Executive Officer, and Chief Financial Officer of Mountain Crest Acquisition Corp. V (Nasdaq: MCAG) since April 2021. Dr. Liu was a director of PLBY Group, Inc. (Nasdaq: PLBY) from the closing of its business combination with Mountain Crest Acquisition Corp (Nasdaq: MCAC) in February 2021 until August 2021. He was the Chairman and Chief Executive Officer of Mountain Crest Acquisition Corp from November 2019 until it closed its business combination with PLBY Group, Inc. He served as the Head of Corporate Strategy of Hudson Capital Inc. (Nasdaq: HUSN) between May 2020 and September 2020, where he led the company’s strategic development for both general operations and specific growth areas. Between November 2018 and April 2020, Dr. Liu served as the Chief Strategist of Mansion Capital LLC, a privately-held real estate investment firm with brokerage and property management operations serving clients from both North America and Asia for their investments in the U.S. real estate market. Prior to joining Mansion Capital, Dr. Liu was an investment strategist at J.P. Morgan Chase & Co. from July 2015 to October 2018, providing investment strategies to major Wall Street institutions spanning private equity, hedge funds and insurance companies, with a primary focus in commercial mortgages. Dr. Liu began his career in academia, teaching a variety of degree programs from bachelor’s to executive education at Washington University Olin Business School between January 2013 and May 2015 while completing his doctoral studies, for which he received a PhD in finance in May 2015. Dr. Liu obtained a master’s in finance in December 2012 and his BA in economics and mathematics summa cum laude in May 2010 from Washington University in St. Louis.
Mr. Nelson Haight has been a member of our board of directors since March 2021. He served as a member of the board of directors of Mountain Crest Acquisition Corp (Nasdaq: MCAC) from January 2020 to February 2021, and served as a member of the board of directors of Mountain Crest Acquisition Corp. II (Nasdaq: MCAD) from October 2020 to October 2021. He has been serving as a member of the board of directors of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since March 2021. He also has been serving as a member of the board of directors of Mountain Crest Acquisition Corp. V (Nasdaq: MCAG) since April 2021. A veteran in the oil and gas industry with over 30 years of professional experience, Mr. Haight has served as Executive Vice President — Chief Financial Officer of Team Inc. (NYSE: TISI) since June 2022. Prior to this position, Mr. Haight served as Senior Vice President, Chief Financial Officer and Treasurer for Key Energy Services, Inc. (OTC: KEGX) between June 2020 and June 2022. From September 2019 to June 2020, Mr. Haight was the interim Chief Financial Officer for Element Markets, LLC, an environmental commodities firm. From November 2018 to June 2019, Mr. Haight was the interim Chief Financial Officer for Epic Companies, LLC, a family office backed oilfield service company. Epic Companies filed for bankruptcy in August 2019. Between July 2017 and September 2018, Mr. Haight was the Chief Financial Officer of Castleton Resources, LLC, a privately held exploration and production company. From December 2011 to July 2017, Mr. Haight served in various capacities from Vice President to Chief Financial Officer at Midstates Petroleum Company, Inc., an exploration and production company founded in 1993 and focused on the application of modern drilling and completion techniques to oil/liquids-prone resources in previously discovered yet underdeveloped hydrocarbon trends. In 2015, Mr. Haight led the team that raised $625 million in new capital for Midstates Petroleum. Midstates Petroleum filed for Chapter 11 bankruptcy in April 2016, and Mr. Haight was instrumental in its successful reorganization and emergence from bankruptcy in October 2016. Mr. Haight received an MPA and BBA from the University of Texas at Austin in May 1988 and is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.
Dr. Todd Milbourn has been a member of our board of directors since March 2021. He served as a member of the board of directors of Mountain Crest Acquisition Corp (Nasdaq: MCAC) from January 2020 to February 2021, and served as a member of the board of directors of Mountain Crest Acquisition Corp. II (Nasdaq: MCAD) from October 2020 to October 2021. He has been serving as a member of the board of directors of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since March 2021. He has also been serving as a member of the board of directors of Mountain Crest Acquisition Corp. V (Nasdaq: MCAG) since April 2021. Dr. Milbourn is the Vice Dean and Hubert C. and Dorothy R. Moog Professor of Finance at Washington University Olin Business School, where he has researched and built academic programs in the areas of corporate finance, executive compensation and credit ratings since June 2000. With expertise on valuation, corporate finance, corporate governance, executive compensation and corporate risk-taking, Dr. Milbourn has been retained as an expert by private firms as well as the U.S. Department of Justice in cases related to fair rates of return, breach of contract damages and executive compensation programs, among others. Dr. Milbourn is also the Director and Chair of the Audit Committee of the Xanthus Fund at Oppenheimer. Dr. Milbourn obtained his PhD in finance from Indiana University Kelly School of Business in December 1995 and BA in economics and mathematics from Augustana College in May 1991.
Mr. Wenhua Zhang has been a member of our board of directors since March 2021. He served as a member of the board of directors of Mountain Crest Acquisition Corp (Nasdaq: MCAC) from January 2020 to February 2021, and served as a member of the board of directors of Mountain Crest Acquisition Corp. II (Nasdaq: MCAD) from October 2020 to October 2021. He has been serving as a member of the board of directors of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since March 2021. He has also been serving as a member of the board of directors of Mountain Crest Acquisition Corp. V (Nasdaq: MCAG) since April 2021. Mr. Zhang has been a Partner at Azia Capital Fund LP, a private investment firm, since October 2014. Mr. Zhang began his career in the financial industry as the Vice President of Equity Research in the technology, media and telecom sector with T. Rowe Price from August 2001 to May 2008, and later joined Bain Capital as Director of the Brookside Fund, a long short equity investments fund, between July 2008 and December 2010. From February 2011 to August 2012, Mr. Zhang was Senior Vice President and Portfolio Manager at Harvard Management Company, a wholly owned subsidiary of Harvard University charged with managing the university’s endowment assets, and then as Partner and Portfolio Manager at Newport Asia LLC between October 2012 and October 2014, investing in Asia’s high-growth companies on behalf of clients from institutions, endowments, and family offices. Mr. Zhang received an MBA with dual majors in finance and technology innovation from the Wharton School at the University of Pennsylvania in May 2001.
Number and Terms of Office of Officers and Directors
Our board of directors has four members, three of whom are deemed “independent” under SEC and Nasdaq rules. Our board of directors will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Dr. Todd Milbourn and Wenhua Zhang, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Nelson Haight, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Dr. Suying Liu, will expire at our third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our directors may consist of a chairman of the board, and that our officer may consist of chief executive officer, president, chief financial officer, executive vice president(s), vice president(s), secretary, treasurer and such other officers as may be determined by the board of directors.
Executive Compensation
No executive officer has received any cash compensation for services rendered to us. Commencing on the date of this prospectus through the completion of our initial business combination with a target business, we will pay to Mountain Crest Holdings III LLC, a fee of $10,000 per month for providing us with office space and certain office and secretarial services. However, pursuant to the terms of such agreement, we may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the trust to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial business combination. Other than the $10,000 per month administrative fee, no compensation or fees of any kind, including finder’s fees, consulting fees and other similar fees, will be paid to our insiders or any of the members of our management team, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider our initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.
Director Independence
Nasdaq listing standards require that within one year of the listing of our securities on the Nasdaq Capital Market we have at least three independent directors and that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors had determined that Nelson Haight, Dr. Todd Milbourn and Wenhua Zhang are “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
We will only enter into a business combination if it is approved by a majority of our independent directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must be approved by our audit committee and a majority of disinterested directors.
Committees of the Board of Directors
Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, engages PubCo’s independent accountants, reviewing their independence and performance; reviews PubCo’s accounting and financial reporting processes and the integrity of its financial statements; the audits of PubCo’s financial statements and the appointment, compensation, qualifications, independence and performance of PubCo’s independent auditors; PubCo’s compliance with legal and regulatory requirements; and the performance of PubCo’s internal audit function and internal control over financial reporting. The Audit Committee held no formal meetings during the fiscal year of 2020 as PubCo does not have any underlying business or employees, relying on monthly reports and written approvals as required.
The members of the Audit Committee are Nelson Haight, Dr. Todd Milbourn and Wenhua Zhang, each of whom is an independent director under Nasdaq’s listing standards. Dr. Milbourn is the Chairperson of the Audit Committee. The Board has determined that Dr. Milbourn qualifies as an “audit committee financial expert,” as defined under the rules and regulations of Nasdaq and the SEC. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:
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reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all related-party transactions;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

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approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee
The Compensation Committee reviews annually PubCo’s corporate goals and objectives relevant to the officers’ compensation, evaluates the officers’ performance in light of such goals and objectives, determines and approves the officers’ compensation level based on this evaluation; makes recommendations to the Board regarding approval, disapproval, modification, or termination of existing or proposed employee benefit plans, makes recommendations to the Board with respect to non-CEO and non-CFO compensation and administers PubCo’s incentive-compensation plans and equity-based plans. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The chief executive officer of PubCo may not be present during voting or deliberations of the Compensation Committee with respect to his compensation. PubCo’s executive officers do not play a role in suggesting their own salaries. Neither PubCo nor the Compensation Committee has engaged any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation. The Compensation Committee did not meet during the fiscal year of 2020.
Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The members of the Compensation Committee are Nelson Haight, Dr. Todd Milbourn and Wenhua Zhang, each of whom is an independent director under Nasdaq’s listing standards. Wenhua Zhang is the Chairperson of the Compensation Committee.
Nominating Committee
We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. Nelson Haight, Dr. Todd Milbourn and Wenhua Zhang will participate in the consideration and recommendation of director nominees. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee Interlocks and Insider Participation
None of our directors who currently serve as members of our compensation committee is, or has at any time in the past been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee of any other entity that has one or more executive officers serving on the Board. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our compensation committee.
Code of Ethics
Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.
Conflicts of Interest
Investors should be aware of the following potential conflicts of interest:
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None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

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In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. For example, all of our directors and officers currently serve in management positions for Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) and Mountain Crest Acquisition Corp. V (Nasdaq: MCAG), each a special purpose acquisition company incorporated in Delaware. Our directors and officers may continue to involve in the formation of other special purpose acquisition companies in the future. Thus, our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

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Unless we consummate our initial business combination, our officers, directors and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account.

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The insider shares beneficially owned by our officers and directors will be released from escrow only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, our officers and directors will not be entitled to receive any amounts held in the trust account with respect to any of their insider shares or private units. Furthermore, Mountain Crest Holdings III LLC has agreed that the private units will not be sold or transferred by it until after we have completed our initial business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to affect our initial business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
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the corporation could financially undertake the opportunity;

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the opportunity is within the corporation’s line of business; and

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it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. In order to minimize potential conflicts of interest which may arise from multiple affiliations, our officers and directors (other than our independent directors) have agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (1) our consummation of an initial business combination and (2) 12 months from the date of our IPO (or 15 or 18 months if we have extended the period of time to complete a business combination as described in this prospectus). This agreement is, however, subject to any pre-existing fiduciary and contractual obligations such officer or director may from time to time have to another entity. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he or she has pre-existing fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. MCAE does not believe, that the pre-existing fiduciary duties or contractual obligations of our officers and directors materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Business Combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.
The following table summarizes the current material pre-existing fiduciary or contractual obligations of our officers and directors:
Name of Individual	Name of Affiliated Company	Entity’s Business	Affiliation
Suying Liu	Better Therapeutics, Inc.	Healthcare	Director
	Mountain Crest Acquisition Corp. IV	Special purpose acquisition company	Chief Executive Officer, Chief Financial Officer and Director
	Mountain Crest Acquisition Corp. V	Special purpose acquisition company	Chief Executive Officer, Chief Financial Officer and Director
Nelson Haight	Key Energy Services, Inc.	Energy	Senior Vice President, Chief Financial Officer and Treasurer
	Mountain Crest Acquisition Corp. IV	Special purpose acquisition company	Director
	Mountain Crest Acquisition Corp. V	Special purpose acquisition company	Director
Todd Milbourn	Washington University Olin Business School	Higher Education	Vice Dean and Professor
	Mountain Crest Acquisition Corp. IV	Special purpose acquisition company	Director
	Mountain Crest Acquisition Corp. V	Special purpose acquisition company	Director
Wenhua Zhang	Azia Capital LP	Finance business	Partner
	Mountain Crest Acquisition Corp. IV	Special purpose acquisition company	Director
	Mountain Crest Acquisition Corp. V	Special purpose acquisition company	Director
Our insiders, including our officers and directors, have agreed to vote any shares of common stock held by them in favor of the Business Combination. In addition, they have agreed to waive their respective rights to receive any amounts held in the trust account with respect to their insider shares and private shares if we are unable to complete the Business Combination within the required time frame. No consideration was paid to or received from the Sponsor, directors or officers of MCAE in exchange for the waiver of redemption rights nor were there any negotiations concerning such waiver of redemption rights.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of the Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
To further minimize conflicts of interest, we have agreed not to consummate the Business Combination with an entity that is affiliated with any of our officers, directors or other insiders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view and (ii) the approval of a majority of our disinterested and independent directors (if we have any at that time). In no event will our insiders or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).
Limitation on Liability and Indemnification of Officers and Directors
The MCAE Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Notwithstanding the foregoing, as set forth in our certificate of incorporation, such indemnification will not extend to any claims our insiders may make to us to cover any loss that they may sustain as a result of their agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us as described elsewhere in this prospectus.
MCAE’s bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SELECTED FINANCIAL AND OTHER DATA OF MCAE
MCAE’s balance sheet data as of September 30, 2022 and statement of operations data for the nine months ended September 30, 2022 are derived from MCAE’s unaudited financial statements included elsewhere in this proxy statement/prospectus. MCAE’s balance sheet data as of December 31, 2021 and statement of operations data for the period from March 2, 2021 (inception) through December 31, 2021 are derived from MCAE’s audited financial statements included elsewhere in this proxy statement.
The historical results of MCAE included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of MCAE. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAE” and the financial statements and the related notes appearing elsewhere in this proxy statement.
	For the Nine Months Ended September 30, 2022 (Unaudited)	For the Period from March 2, 2021 (inception) through December 31, 2021 (Audited)
General and administrative expenses	$494,293	$275,867
Loss from operations	(494,293)	(334,474)
Net loss	$(212,770)	$(332,241)
Weighted average shares outstanding of redeemable common stock – basic and diluted	5,417,193	3,975,127
Basic and diluted net loss per share common share	$(0.02)	$0.51
Weighted average shares outstanding of non-redeemable common stock – basic and diluted	1,633,891	1,524,867
Basic and diluted net loss per share common share	$(0.05)	$(1.55)
	As of September 30, 2022 (Unaudited)	As of December 31, 2021
Balance Sheet Data:
Cash	$284	$341,429
Prepaid expenses	$35,506	28,750
Marketable securities held in Trust Account	$54,438,427	54,174,163
Total assets	$54,474,217	$54,544,342
Total liabilities	$2,149,595	$2,006,950
Common Stock subject to possible redemption	$54,327,479	$54,171,930
Total Stockholders’ Deficit	$(2,002,857)	$(1,634,538)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MCAE
The following discussion and analysis of MCAE’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this proxy statement/prospectus.
Mountain Crest Acquisition Corp. III (“MCAE”) was incorporated in Delaware on March 2, 2021. MCAE was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more businesses that MCAE has not yet identified (a “Business Combination”).
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Overview
Mountain Crest Acquisition Corp. III (the “MCAE”) was incorporated in Delaware on March 2, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more businesses that MCAE has not yet identified (a “Business Combination”).
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Recent Developments
The Merger Agreement
As previously disclosed in MCAE’s Current Report on Form 8-K, filed on January 31, 2022, on January 27, 2022, MCAE, entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among MCAE, Etao International Group, a Cayman Islands corporation (the “Target”), and Wensheng Liu, in his capacity as Etao’s Shareholders’ Representative (the “Shareholders’ Representative”), pursuant to which, among other things, (1) the Parent will merge with and into a to be formed Cayman Islands company (“Purchaser”), with the Purchaser being the surviving corporation in the merger (the “Redomestication Merger”) and (2) the Target will merge with and into a to be formed Cayman Islands company named (“Merger Sub”), with the Target as the surviving corporation in the merger (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, the Target being a wholly owned subsidiary of Purchaser and the Purchaser will change its name to Etao International Co., Ltd. (collectively, the “Business Combination”). Following the Business Combination, Purchaser expects to trade on the Nasdaq Stock Market.
Based upon the execution of the Merger Agreement, the period of time for MCAE to complete a business combination under its certificate of incorporation was extended for a period of 6 months from May 20, 2022 to November 20, 2022. On November 17, 2022 MCAE’s shareholders approved an amendment to MCAE’s charter extending the date until which MCAE is required to complete a business combination to February 20, 2023. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by MCAE Acquisition Corp. on November 17, 2022, 3,820,487 shares were tendered for redemption. As of November 17, 2022 there are 3,230,597 shares outstanding and eligible to vote in the Special Meeting to be held on February 7, 2023.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on January 31, 2022.

The Amendment to the Merger Agreement
On June 7, 2022, MCAE, the Target and the Shareholders’ Representative entered into an Amendment to Agreement and Plan of Merger (the “Amendment”) that expressly amended and modified the Merger Agreement as follows:
1.   The agreed value of ETAO is reduced from $2,500,000,000 to $1,000,000,000. Thus, in consideration of the Acquisition Merger, Purchaser will issue 100,000,000 ordinary shares at a per share price of US$10.00 per share as agreed by the parties to the shareholders of ETAO in exchange for 100% of the issued and outstanding ordinary shares of ETAO.
2.   In connection with the Sponsor’s designation of a director to the Purchaser’s board of directors following the Acquisition Merger, the Sponsor, in its sole discretion, shall determine whether its designee will be an independent or dependent director. In the event that Sponsor’s designee to the Purchaser’s board of directors is dependent, then PubCo and such designee shall enter into an agreement establishing the responsibilities and the compensation for such director prior to the closing of the Acquisition Merger.
3.   The Outside Date for the closing of the Business Combination is extended from May 31, 2022 to October 5, 2022 and extended again to February 20, 2023. In the event that the Business Combination shall not be consummated prior to February 20, 2023, then either MCAE or the Shareholders’ Representative may terminate the Merger Agreement, provided that such terminating party, MCAE, on the one hand, or ETAO or the Shareholders’ Representative, on the other hand, has not otherwise failed to materially perform its obligations under the Merger Agreement. If the parties do not terminate the Merger Agreement within five business days of the Outside Date, then ETAO shall be responsible to pay all costs and expenses incurred in connection with MCAE’s obtaining any and all extensions to the deadline in which MCAE is required to complete the Business Combination, which is currently November 20, 2022. On November 17, 2022 MCAE’s shareholders approved an amendment to MCAE’s charter extending the date until which MCAE is required to complete a business combination to February 20, 2023. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by MCAE Acquisition Corp. on November 17, 2022, 3,820,487 shares were tendered for redemption. As of November 17, 2022 there are 3,230,597 shares outstanding and eligible to vote in the Special Meeting to be held on February 7, 2023.
4.   ETAO’s failure to provide (i) its audited financial statements for the years ended December 31, 2021 and 2020 or its reviewed condensed and consolidated financial statements for the six month periods ended June 30, 2022 and 2021 or (ii) obtain approval or consent from any Governmental Authority, including but not limited to the Cyberspace Administration of China or the China Securities Regulatory Commission by the Outside Date shall constitute a material failure by ETAO and the Shareholders’ Representative to perform its obligations hereunder.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amendment to the Agreement and Plan of Merger, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on June 13, 2022 and incorporated by reference herein.
On June 30, 2022, MCAE formed ETAO International Co., Ltd., as a wholly owned subsidiary and a Cayman Islands exempted company to be the Purchaser under the Merger Agreement. Also on June 30, 2022, MCAE formed ETAO Merger Sub, Inc., as a wholly owned subsidiary of ETAO International Co., Ltd. and a Cayman Islands exempted company to be the Merger Sub under the Merger Agreement.
Termination of the PIPE Subscription Agreement
On July 25, 2022, MCAE and the Subscriber terminated the PIPE Subscription Agreement by mutual consent by executing a Mutual Termination Agreement, dated as of July 25, 2022. Pursuant to the Mutual Termination Agreement, the PIPE Subscription Agreement is void and of no further force and effect, and all rights and obligations of the parties thereunder have terminated.

The foregoing description of the Mutual Termination Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Mutual Termination Agreement, a copy of which was filed as Exhibit 2.2 to the Current Report on Form 8-K filed with the SEC on July 29, 2022 and incorporated by reference herein.
Joinder Agreement
On June 30, 2022, MCAE formed ETAO International Co., Ltd., as a wholly owned subsidiary and a Cayman Islands exempted company to be the Purchaser under the Merger Agreement. Also on June 30, 2022, MCAE formed ETAO Merger Sub, Inc., as a wholly owned subsidiary of ETAO International Co., Ltd. and a Cayman Islands exempted company to be the Merger Sub under the Merger Agreement. On July 26, 2022, MCAE, ETAO, the Shareholders’ Representative, ETAO International Co., Ltd. and ETAO Merger Sub, Inc., entered into a Joinder Agreement to the Merger Agreement (the “Joinder Agreement”), that expressly amended and modified the Merger Agreement, by admitting ETAO International Co., Ltd. and ETAO Merger Sub, Inc. as parties to the Merger Agreement and fully binding them to all of the covenants, terms, representation, warranties, rights, obligations and conditions of the Merger Agreement applicable to such party as though an original party thereto.
The foregoing description of the Joinder Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on July 29, 2022 and incorporated by reference herein.
Amendment No. 2 to the Merger Agreement
On October 17, 2022, MCAE, the Target and the Shareholders’ Representative entered into Amendment No. 2 to Agreement and Plan of Merger (“Amendment No. 2”) that expressly amended and modified the Merger Agreement to extend the Outside Date from October 5, 2022 to February 20, 2023. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of Amendment No. 2 to the Agreement and Plan of Merger, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on October 19, 2022 and incorporated by reference herein.
Extension Amendment
On October 18, 2022, MCAE filed a Definitive Proxy Statement seeking to obtain shareholder approval to amend its Amended and Restated Certificate of Incorporation to extend the time period MCAE has to consummate its Business Combination for 3-months from November 20, 2022 to February 20, 2023. On November 7, 2022, the Company filed an Amendment to its Definitive Proxy Statement to (1) postpone the Special Meeting from November 9, 2022 to November 17, 2022; (2) increase the amount placed into the Trust Account from $150,000 to $250,000 in connection with the proposal to amend MCAE’s Amended and Restated Certificate of Incorporation, to extend the date by which MCAE has to consummate a business combination from November 20, 2022 to February 20, 2023 and (3) add a new proposal to amend the Investment Management Trust Agreement, dated May 17, 2021 (the “Trust Agreement”), by and between MCAE and Continental Stock Transfer & Trust Company to provide that the time for MCAE to complete its Business Combination under the Trust Agreement shall be extended for a period of 3 months from November 20, 2022 to February 20, 2023 and to be further extended to the extent MCAE’s Amended and Restated Certificate of Incorporation is amended to extend the time for MCAE to complete its Business Combination.
At the Special Meeting, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to extend the time period MCAE has to consummate its Business Combination for 3-months from November 20, 2022 to February 20, 2023 and approved the proposal to amend the Trust Agreement, to provide that the time for MCAE to complete its Business Combination under the Trust Agreement shall be extended for a period of 3 months from November 20, 2022 to February 20, 2023 and to be further extended to the extent MCAE’s Amended and Restated Certificate of Incorporation is amended to extend the time for MCAE to complete its Business Combination. On November 17, 2022, the Company filed the amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the time period MCAE has to consummate its Business Combination for 3-months from November 20, 2022 to February 20, 2023, executed the amendment to the Trust Agreement, to provide that the time for MCAE to complete its Business Combination under the Trust Agreement shall be extended for a period of 3 months from November 20, 2022 to February 20, 2023 and to be further extended to the extent MCAE’s Amended and Restated Certificate of Incorporation is amended to extend the time for MCAE to complete its Business Combination, and deposited $250,000 into the Trust Account to extend the time period MCAE has to consummate its Business Combination for 3-months from November 20, 2022 to February 20, 2023. Accordingly, the Company has until February 20, 2023 to consummate its Business Combination. In connection with the Special Meeting, 3,820,487 shares of MCAE common stock were tendered by stockholders and such shares were redeemed by MCAE at per share price of approximately $10.06 per shares. As of December 30, 2022, the Record Date, there are 3,230,597 shares outstanding and eligible to vote in the Special Meeting to be held on February 7, 2023.
Results of Operations
As of September 30, 2022, MCAE had not commenced any operations. All activity through September 30, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”). MCAE will not generate any operating revenues until after the completion of a Business Combination, at the earliest. MCAE will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
For the three months ended September 30, 2022, we had a net loss of $7,198, which consists of general and administrative expenses of $211,469 and a provision for income taxes of $39,995, offset by interest income on marketable securities held in the Trust Account of $244,266.
For the nine months ended September 30, 2022, we had a net loss of $212,770, which consists of general and administrative expenses of $494,293 and a provision for income taxes of $41,348, offset by interest income on marketable securities held in the Trust Account of $322,871.
For the three months ended September 30, 2021, we had a net loss of $116,934, which consisted of operating costs of $117,631, offset by interest income on marketable securities held in the Trust Account of $697.
For the period March 2, 2021 (inception) through September 30, 2021, we had a net loss of $210,567, which consisted of operating costs of $211,655, offset by interest income on marketable securities held in the Trust Account of $1,088.
For the period from March 2, 2021 (inception) through December 31, 2021, we had a net loss of $332,241, which consists of operating costs of $334,474, offset by interest income on investments held in the Trust Account of $2,233.
Liquidity and Capital Resources
The registration statement for MCAE’s Initial Public Offering was declared effective on May 18, 2021. On May 20, 2021, MCAE consummated the Initial Public Offering of 5,000,000 units (the “Units”) “and, with respect to the shares of common stock included in the Units sold, the “Public Shares at $10.00 per Unit, generating gross proceeds of $50,000,000.
Simultaneously with the closing of the Initial Public Offering, MCAE consummated the sale of 185,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Mountain Crest Holdings III LLC (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”), generating gross proceeds of $1,850,000.
Following the closing of the Initial Public Offering on May 20, 2021, an amount of $50,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”).
On June 10, 2021, the underwriters exercised the over-allotment option in part, and the closing of the issuance and sale of the additional Units occurred on June 14, 2021. The total aggregate issuance by MCAE of 417,193 units at a price of $10.00 per unit resulted in total gross proceeds of $4,171,930. On June 14, 2021, simultaneously with the sale of the Over-Allotment Option Units, MCAE consummated the private sale of an additional 8,343 Private Units, generating gross proceeds of $83,430.
The Private Units sold in the private placement consist of one ordinary share and one right to receive 1/10 of one ordinary share of the Surviving Company upon the consummation of a business combination. The private rights are identical to the public rights underlying the Units sold to the investors in the IPO. Holders of private rights and public rights cannot retain the private rights or public rights after with Closing of the business combination.
For the nine months ended September 30, 2022, cash used in operating activities was $499,752. Net loss of $212,770 was affected by interest earned on marketable securities held in the Trust Account of $322,871 and changes in operating assets and liabilities, which provided $35,889 of cash from operating activities.
For the period March 2, 2021 (inception) through September 30, 2021, cash used in operating activities was $222,099. Net loss of $210,567 was affected by interest earned on marketable securities held in the Trust Account of $1,088 and changes in operating assets and liabilities, which used $10,444 of cash from operating activities.
For the period from March 2, 2021 (inception) through December 31, 2021, cash used in operating activities was $252,292. Net loss of $332,241 was affected by interest earned on investments held in the Trust Account of $2,233 and changes in operating assets and liabilities, which provided $82,182 of cash from operating activities.
At September 30, 2022, we had investments held in the Trust Account of $54,438,427. At December 31, 2021, we had investments held in the Trust Account of $54,174,163. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. Interest earned on the balance in the Trust Account may be used by us to pay taxes. Through September 30, 2022, we have withdrawn an amount of $58,607 to pay franchise and income taxes on interest earned from the Trust Account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of September 30, 2022, we had cash of $284. As of December 31, 2021, we had cash of $341,429. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of the Working Capital Loans may be converted into Private Units at a price of $10.00 per unit. The Private Units would be identical to the Private Units.
On June 15, 2022, MCAE issued an unsecured promissory note in the aggregate principal amount up to $100,000 (the “Note”) to the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to MCAE an aggregate amount up to $100,000 that may be drawn down from time to time and payable on the earlier of: (i) the date on which MCAE consummates an initial business combination with a target business, or (ii) the date MCAE liquidates if a business combination is not consummated. The Note does not bear interest. In the event that MCAE does not consummate a business combination, the Note will be repaid only from amounts remaining outside of MCAE’s trust account, if any. On October 3, 2022, MCAE issued a second unsecured promissory note in the aggregate principal amount up to $100,000 the Sponsor (the “2nd Note”).

Pursuant to the 2nd Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note and/or the 2nd Note may be converted at the closing of a business combination by MCAE into private units of MCAE identical to the public units issued in MCAE’s initial public offering at a price of $10.00 per unit. As of September 30, 2022 and December 31, 2021 there were $100,000 and no Working Capital Loans outstanding, respectively.
If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.
Going Concern
We have until February 20, 2023 to consummate a Business Combination. It is uncertain that we will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 20, 2023 (or such later date as may be approved by MCAE’s stockholders in an amendment to the MCAE charter).
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.
The underwriters are entitled to a deferred fee of up to $0.35 per Unit, or $1,896,018 based upon the partial exercise of the over-allotment option.
MCAE engaged BHTIC to act as its M&A Advisor to conduct local due diligence for MCAE on ETAO by entering into the M&A Advisory Agreement on May 11, 2022. Pursuant to the M&A Advisory Agreement, as amended on June 14, 2022, MCAE shall make a payment to BHTIC of an aggregate M&A Fee equivalent to 3% of the pre-money equity value of ETAO in shares of the post-transaction combined company to be issued upon closing of the Transaction at $10 per share.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.
Critical Accounting Policies
The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Common stock Subject to Possible Redemption
We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of our condensed consolidated balance sheets.
MCAE recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Offering Costs
Offering costs were consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the Public Offering and are charged to stockholders’ equity upon the completion of the Public Offering. MCAE allocates offering costs between public shares and public rights based on the relative fair values of public shares and public rights.
Net Loss per Share
MCAE complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net loss attributable to both the redeemable shares and non-redeemable shares, MCAE first considered the undistributed loss allocable to both the redeemable shares and non-redeemable shares and the undistributed loss is calculated using the total net loss less any dividends paid. We then allocated the undistributed loss ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public shareholders.
Recent Accounting Standards
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. MCAE is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.

INFORMATION ABOUT ETAO
Business Overview
ETAO International Group (“ETAO”) is a digital healthcare group providing transformative medical care and quality service. ETAO is developing a healthcare ecosystem leveraging a technology platform that allows it to extend the reach of traditional healthcare services beyond the hospital wall to reach patients in modern clinical facilities in distant communities and even in their homes. However, China’s healthcare system is at the developing stage with still many issues to be overcome. Through ETAO’s online and offline ecosystem, supported by a network of bilingual, highly trained international specialists, the company is able to deliver medical services and quality care for Chinese patients via telemedicine and other services powered by technology.
Healthcare Business Model
ETAO is currently in the process of integrating a comprehensive medical ecosystem that will merge online telemedicine + AI / Big Data Evaluation + Online Insurance / Pharmacy + Biotech + Offline hospitals and specialty clinics (see below for a description of each VIE). ETAO believes this ecosystem will bestow synergistic advantages and allow for opportunistic bolt-on acquisitions strategically positioned in China’s fastest growing healthcare segments.34
VIEs
In addition to its plans to build and expand its medical ecosystem in the U.S. and internationally, through series of agreements with each VIE, ETAO conducts substantial operations in the PRC, primarily in the following areas: tele-medicine platforms, insurance brokerage, biotechnology research and development, and healthcare services. The following sections shall summarize each VIE’s business and the VIE agreements by and among the WFOEs, each VIE and each VIE’s shareholders.
Neither we nor our subsidiaries own any equity interest in the VIEs. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual arrangements. The VIEs, certain of their shareholders, and ETAO Healthcare, along with DILE, entered into a series of contractual arrangements, also known as VIE Agreements, as further described below. The VIE Agreements are designed to provide the WFOEs with the power, rights and obligations, including majority control rights and the rights to the assets, property and net income of the VIEs.

Dividend Distribution
Each of the VIE operating entities, receives substantially all of its revenue in RMB. Under ETAO’s current corporate structure, to fund any cash and financing requirements it may have, ETAO may rely on dividend payments from its subsidiaries. The WFOEs receive payments from each VIE, and then remits payments to ETAO International Group Co. Limited in accordance with the remittance type with approval from or registration with appropriate government authorities and pursuant to the VIE Agreements. Then ETAO International Group Co. Limited may make distribution of such payments directly to ETAO as dividends to the holding company.
I. VIEs with Online and Offline Operations
Dental Industry
Hangzhou Six Dimension Dental Medical Technology Co. Ltd.
Hangzhou Six Dimension Dental Medical Technology Co. Ltd. (“6D Dental”) was formed in 2010, with its main location in Hangzhou and other locations of Nanning and Quzhou. Geared towards the dental industry, 6D Dental is a high-tech enterprise that provides digital technical support for dental implant surgery. It includes a digital dental implant technology platform, dental clinics and digital dental implant education and training. 6D Dental’s main goal is to allow digital technology to help dentists achieve safe, accurate and fast implant surgeries. Client fees are the main source of revenue for 6D Dental.
ETAO has a 51% contractual interest in 6D Dental via the 6D Dental VIE agreements (the “6D Dental VIE Agreements”) for the purposes of consolidation of 6D Dental under U.S. GAAP.
ETAO does not own any equity interest in 6D Dental. Instead, the Company receives the economic benefits of 6D Dental’s business operation through a series of contractual arrangements. 6D Dental, all of its shareholders (including 4 registered shareholders and 9 beneficial shareholders who hold their shares through Jia You, collectively, the “6D Dental Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as 6D Dental VIE Agreements, on or about March 18, 2021. The 6D Dental VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of 6D Dental. Through the 6D Dental VIE Agreements, ETAO has the power to direct the activities that most significantly impact 6D Dental’s economic performance, bears the risks of and recognizes the financial results of 6D Dental for accounting purposes only. Consequently, ETAO consolidates the accounts of 6D Dental for the periods presented. Any references to control or benefits that accrue to ETAO because of 6D Dental are limited to, and subject to conditions we have satisfied for consolidation of 6D Dental under U.S. GAAP. 6D Dental is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation and Service Agreement, 6D Dental is obligated to pay service fees to ETAO Healthcare approximately equal to 51% of net income of 6D Dental after deduction of the required PRC statutory reserve.
Each of the 6D Dental VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between 6D Dental and ETAO Healthcare dated March 18, 2021, ETAO Healthcare shall provide 6D Dental with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by 6D Dental or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to 6D Dental under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of 6D Dental, which is approximately equal to 51% of the net income of 6D

Dental after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.
The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period with 6D Dental’s Operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or the ETAO Healthcare issues a written decision to terminate.
The CEO of the Company, Mr. Wensheng Liu, the COO of ETAO Healthcare, Ms. Guizhen Zuo, the former CFO of the Company, Joel Gallo, Jia You, and Xiaodong Wang are currently directors of 6D Dental pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of 6D Dental, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and 6D Dental.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, 6D Dental and certain of the 6D Dental Shareholders, each 6D Dental Shareholder pledged certain percentages of his or her equity interests in 6D Dental in the total amount of 51% outstanding equity interest of 6D Dental to ETAO Healthcare to guarantee the performance of 6D Dental’s obligations under the 6D Dental VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that 6D Dental or any of 6D Dental Shareholders breaches its respective contractual obligations under the 6D Dental VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the 6D Dental Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each 6D Dental Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by 6D Dental. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon 6D Dental’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the 6D Dental VIE Agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of 6D Dental’s obligations under the 6D Dental VIE Agreements, (2) make sure any 6D Dental Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over 6D Dental. In the event that 6D Dental breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of 6D Dental’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of 6D Dental and (2) require 6D Dental to pay the fund and all any payment due and payable under the 6D Dental VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated March 18, 2021, certain 6D Dental Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in 6D Dental. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 51% equities in 6D Dental are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.

Proxy Agreement
Under the Proxy Agreement dated March 18, 2021, certain 6D Dental Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of 6D Dental, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of 6D Dental, including but not limited to voting, the sale or transfer or pledge or disposition of shares of 6D Dental in part or in whole; and (c) designating and appointing on behalf of 6D Dental Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of 6D Dental.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in 6D Dental or terminated earlier by ETAO Healthcare in writing. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the 6D Dental Shareholders is the shareholder of 6D Dental. The sale or transfer of one 6D Dental Shareholder’s equity interest in 6D Dental shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining 6D Dental Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over 6D Dental.
High-Tech Drug Development
Baihui (Beijing) Biotech Co., Ltd.
Baihui (Beijing) Biotech Co., Ltd. (“Biohelix”) was formed in 2014, with its main and only location in Beijing. Biohelix is involved in technology innovation. As part of the biotechnology industry, Biohelix conducts drug development starting at the research stage all through the clinical trial stage of a particular drug. Biohelix’s drugs are geared towards a variety of fields such as lung cancer, breast cancer, leukemia, type 2 diabetes, alopecia (baldness), etc. Biohelix’s main source of revenue is gathered from the sale of raw material compounds utilized for Leukemia research and the commercialization of drugs once approval is provided by the China FDA.
Biohelix currently has five (5) new drug projects in research and development as follows:
1.   Project BH-HAE (Indication: Alopecia , esp. Androgen Alopecia)
BH-HAE is a recombinant protein, first discovered in the world to have efficacy in the treatment of alopecia. The applied Chinese patent was filed (202111668170.3), and the international PCT patent is in process. Currently, this drug is in the pre-clinical research phase. Pilot trials have been completed, and preliminary pharmacodynamics trials have been completed. Next, according to regulatory requirements, pharmacological and toxicological pre-clinical tests will be performed. Subsequently, we will file an Investigational New Drug application and phase I, II, and III clinical trials will be performed. Then we will complete the New Drug Application and look to commercial production thereafter. The Investigational New Drug application is planned in the 4th quarter of 2023.
2.   Project BH-01 (Indication: acute lymphoblastic leukemia)
BH-01 is a recombinant Asparaginase. Asparaginase degrades asparagine to aspartate, and tumor cells will die because they lack essential amino acids. This drug is in the pre-clinical research phase. The pilot tests and quality control methods have been completed. The manufacturing process is efficient and stable, and the product quality meets the quality requirements of the recombinant therapeutic biological products of the latest edition of Chinese Pharmacopoeiahe (2020 edition). The pharmacological and toxicological pre-clinical tests are in progress. Subsequently, we will file an Investigational New Drug application and phase I, II, and III clinical trials will be performed. Then we will complete the New Drug Application and look to commercial production thereafter. The Investigational New Drug application is planned in the 1st quarter of 2023.

3.   BHD project (Indications: lung cancer, breast cancer, etc.)
BHD is a recombinant proteins, targeted at lung cancer and breast cancer, among other diseases. The project is in the new drug development screening phase. At present, the PCC (Pre-clinical candidate) have the effect of inducing apoptosis on a variety of tumor cells, human lung cancer cells, and human breast cancer cells. The drug development phase will be the next goal to complete for this drug project. Once the drug development phase is completed, we will begin to determine next steps related to pre-clinical testing and the Investigational New Drug application.
4.   OPG project (Indication: type 2 diabetes)
OPG is a recombinant glucagon like peptide (GLP-1) fusion proteins. OPG has the capability of oral dosage. The drug is in the new drug development screening phase. At present, the PCC (Pre-clinical candidate) have hypoglycemic effects orally on animal models. The drug development phase will be the next goal to complete for this drug project.
5.   BUH project (Indication: acute pancreatitis acute pancreatitis)
BUH is a recombinant Ulinastatin fusion protein, the protease inhibitor. BUH is in the new drug development screening phase. The PCC (Pre-clinical candidate) have essentially the same inhibitory activity as Ulinastatin extracted from human urine. The drug development phase will be the next goal to complete for this drug project.
ETAO has a 55% contractual interest in Biohelix via the Biohelix VIE agreements (the “Biohelix VIE Agreements”) for the purposes of consolidation of Biohelix under U.S. GAAP.
ETAO does not own any equity interest in Biohelix. Instead, ETAO receives the economic benefits of Biohelix’s business operation through a series of contractual arrangements. Biohelix, all of its shareholders (collectively, the “Biohelix Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as Biohelix VIE Agreements, on or about June 30, 2021. The Biohelix VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of Biohelix. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Biohelix’s economic performance, bears the risks of and recognizes the financial results of Biohelix for accounting purposes only. Consequently, ETAO consolidates the accounts of Biohelix for the periods presented. Any references to control or benefits that accrue to ETAO because of Biohelix are limited to, and subject to conditions we have satisfied for consolidation of Biohelix under U.S. GAAP. Biohelix is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation and Service Agreement, Biohelix is obligated to pay service fees to ETAO Healthcare approximately equal to the 55% net income of Biohelix after deduction of the required PRC statutory reserve.
Each of the Biohelix VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between Biohelix and ETAO Healthcare dated June 30, 2021, ETAO Healthcare shall provide Biohelix with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by Biohelix or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to Biohelix under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of Biohelix, which is approximately equal to 55% of the net income of Biohelix after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.

The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of Biohelix’s operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or ETAO Healthcare issues a written decision to terminate.
The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Ms. Xiaowu Ma, the CEO of ETAO Healthcare, Joel Gallo, Junsheng Cui, and Guiwen Yao are currently directors of Biohelix pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of Biohelix, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and Biohelix.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, Biohelix and of the certain Biohelix Shareholders, each Biohelix Shareholder pledged certain percentages of his or her equity interests in Biohelix in the total amount of 55% equity interest of Biohelix to ETAO Healthcare to guarantee the performance of Biohelix’s obligations under the Biohelix VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that Biohelix or any of Biohelix Shareholders breaches its respective contractual obligations under the Biohelix VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the Biohelix Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each Biohelix Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Biohelix. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon Biohelix’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the Biohelix VIE agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Biohelix’s obligations under the Biohelix VIE Agreements, (2) make sure any Biohelix Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over Biohelix. In the event that Biohelix breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of Biohelix’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of Biohelix and (2) require the Biohelix’s shareholders to pay the fund and all any payment due and payable under the Biohelix VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated June 30, 2021, certain Biohelix Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in Biohelix. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 55% equities in Biohelix are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.
Proxy Agreement
Under the Proxy Agreement dated June 30, 2021, certain Biohelix Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of Biohelix, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of Biohelix, including but not limited to voting, the sale or transfer or pledge or disposition of shares of Biohelix in part or in whole; and (c) designating and appointing on behalf of Biohelix Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of Biohelix.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in Biohelix or terminated earlier by ETAO Healthcare in writing. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the Biohelix Shareholders is the shareholder of Biohelix. The sale or transfer of one Biohelix Shareholder’s equity interest in Biohelix shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining Biohelix Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over Biohelix.
Beijing DNurse Technology Co., Ltd.
Beijing DNurse Technology Co., Ltd. (“DNurse”) was formed in 2013, with its main location in Beijing and a branch office in the Hubei province. DNurse is a mobile Internet company focusing on diabetes management technology. DNurse holds the APP, device, service model, an intelligent decision support system based on big data, and is committed to providing professional self-management tools for diabetic patients, helping patients improve their self-management ability and management willingness, improve patient’s blood glucose compliance rate and improve quality of life. The model relies on intelligent medical equipment, application software, health services and IDSS. DNurse is committed to using intelligent medical equipment and mobile Internet technology to help diabetics easily achieve simple and convenient blood glucose monitoring, data storage, data analysis sharing and remote consultation, lifestyle habits, drug reminders, and doctor-patient and patient socialization. It provides the use of mobile internet, social, and entertainment concepts and tools to help diabetics change their living habits. Simultaneously, through big data technology and massive monitoring data, DNurse is committed to providing a medical database with important medical reference value for the prevention, diagnosis and treatment of diabetes, helping medical institutions and insurance companies reduce the cost of controlling complications and achieving low-cost and efficient increase in medical resources. Users can manually input blood glucose data and other health data, or automatically transmit blood glucose data to the APP through their own connectable blood glucose meter, which is convenient for their self-management of their living habits. All data on the APP are from users with data privacy protections, which complies with Dnurse’s User Agreement and Dnurse Privacy Policy. Dnurse’s revenue does not come directly from user data and services generated by user health data.
ETAO holds 67.39% in DNurse Cayman which in turn holds a 100% VIE contractual interest in DNurse via acquiring DNurse’s controller outside the mainland China.
ETAO does not own any equity interest in DNurse. Instead, ETAO receives the economic benefits of DNurse’s business operation through a series of contractual arrangements. DNurse, all of its shareholders (collectively, the “DNurse Shareholders”), and Beijing Dile Technology Co., Ltd. (“Dile”), the wholly-owned subsidiary of Dnurse Holdings Co., Limited, entered into a series of contractual arrangements, also known as DNurse VIE Agreements, in 2014 and 2018. The DNurse VIE Agreements (the “DNurse VIE Agreements”) are designed to provide DILE with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of DNurse. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact DNurse’s economic performance, bears the risks of and recognizes the financial results of DNurse for accounting purposes only. Consequently, ETAO consolidates the accounts of DNurse for the periods presented. Any references to control or benefits that accrue to ETAO because of DNurse are limited to, and subject to conditions we have satisfied for consolidation of DNurse under U.S. GAAP. DNurse is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation Agreement, DNurse is obligated to pay service fees to Dile pursuant to the operational needs of Dnurse.

Each of the DNurse VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between DNurse and DILE dated November 13, 2014, DILE shall provide DNurse with technical services, business consultations, equipment or property leasing, marketing consultancy, system integration, product research and development, and system maintenance relating to its day-to-day business operations and management, on an exclusive basis. Additionally, DILE will be the owner of any and all intellectual property to be developed in the future either by DNurse or DILE to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by DILE to DNurse under this agreement, Dile is entitled to collect a service fee calculated based on amount of certain percentage (the “Rate of Service”) of Dnurse’s audited total amount of operational income of the year, and the Rate of Service shall be confirmed in writing by Dile and Dnurse.
The Exclusive Business Cooperation Agreement shall be permanent unless earlier terminated in accordance with the provisions of the Exclusive Business Cooperation Agreement or relevant agreements separately executed between Dile and Dnurse.
The CEO of ETAO, Mr. Wensheng Liu, the COO of DILE, Xiaolei Yu, the Co-founder of DILE, Joel Gallo, Chengzhi Li, and Xinyi Li are currently directors of DNurse pursuant to the terms of the Stock Subscription Agreement. DILE has control and authority relating to the management of DNurse, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the DILE and DNurse.
Equity Interest Pledge Agreement
Under the Equity Interest Pledge Agreement among DILE, DNurse and certain of the DNurse Shareholders, each DNurse Shareholder pledged certain percentages of his or her equity interests in DNurse in the total amount of 100% equity interest of DNurse to DILE to guarantee the performance of DNurse’s obligations under the DNurse VIE Agreements. Under the terms of the Equity Interest Pledge Agreement, in the event that DNurse or any of DNurse Shareholders breaches its respective contractual obligations under the DNurse VIE Agreements, DILE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the DNurse Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, DILE is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each DNurse Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice DILE’s interest.
The Equity Interest Pledge Agreement is effective until all payments due under the DNurse VIE Agreements have been paid by DNurse. DILE shall cancel or terminate the Equity Pledge Agreement upon DNurse’s full payment of the fees payable under the DNurse VIE Agreements and full performance of the obligations under the DNurse VIE Agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of DNurse’s obligations under the DNurse VIE Agreements, (2) make sure any DNurse Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Dile’s interests without DILE’s prior written consent, and (3) provide DILE de facto control over DNurse. In the event that DNurse breaches its contractual obligations under the DNurse VIE Agreements, DILE will be entitled to foreclose on and dispose all of DNurse’s issued equity interests, have the right to (1) dispose of the pledged equity of Dnurse and (2) be paid in priority with the equity interest based on the monetary valuation that such equity interest is converted into or from the proceeds from the auction or sale of the equity interest .

Exclusive Option Agreement
Under the Exclusive Option Agreement dated September 21, 2018, certain DNurse Shareholders irrevocably granted DILE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in DNurse. The option price is equal to RMB 10 yuan for each shareholder.
The Exclusive Option Agreement shall remain effective until all equity interests held by such shareholder in DNurse have been transferred or assigned to DILE and/or any other person designated by DILE.
Power of Attorney
Under the Power of Attorney, certain DNurse Shareholders authorized DILE to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of DNurse, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of DNurse, including but not limited to voting, the sale or transfer or pledge or disposition of shares of DNurse in part or in whole; and (c) designating and appointing on behalf of DNurse Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of DNurse.
The Power of Attorney shall remain effective during the period that the shareholders hold any equity in DNurse. The Power of Attorney is irrevocable and continuously valid from the date of execution of the Power of Attorney.
The Exclusive Business Cooperation Agreement, together with the Equity Interest Pledge Agreement, Exclusive Option Agreement, and the Power of Attorney, enable DILE to exercise effective control over DNurse.
Zhichao Medical Technology (Hunan) Co., Ltd.
Zhichao Medical Technology (Hunan) Co., Ltd. (“DTalks”) was formed in 2017, with its main and only location in Changsha. DTalks takes artificial intelligence medical technology as the core, around medical big data using artificial intelligence to create CDSS clinical medical diagnosis auxiliary decision-making ecological platform system. The company is founded by a team of clinical medicine and big data research scientists, committed to building an innovative AI medical industry ecological platform that empowers various medical and health institutions, and plans to create a world-leading intelligent hospital and medical big data + AI+ Supercomputing composite industry operating economy. DTalks has outstanding research achievements in the field of medical big data, supercomputing, and artificial intelligence. DTalks developed and also holds the “Big Superman CDSS Clinical Diagnosis and Decision System”. Such is composed of a special algorithm set developed by super computing power of Tianhe Supercomputing, massive medical big data, an automatic question and answering system based on the two models of symptomatic medicine and empirical medicine, and machine learning optimization system based on user feedback. With the purpose of strengthening medical decision-making and prescription accuracy, and improving the efficiency and quality of medical services, it can support doctors in carrying out a full range of intelligent diagnosis and treatment from three stages of pre-diagnosis, diagnosis and post-diagnosis, provide multi-dimensional big data accurate analysis for health management, provide data support for disease prevention and chronic disease management, and innovate and empower various medical and health institutions and thousands of households to provide AI medical and health solutions, equipment, analysis and diagnosis management cloud computing services. The medical and health data of DTalks mainly come from papers, databases, and data sources that are open and shared internationally in China and other countries including electronic medical records, medical imaging, drugs, health, pension and other data. There is also medical and health data that DTalks uses with authorization from health care facilities, hospitals, physical examination centers, and individuals. The DTalks system applies artificial intelligence technology to the medical and health field, combining three key technologies of big data, supercomputing, and artificial intelligence, and two models of evidence-based medicine and empirical medicine. While doctors see patients, doctors directly input information into the system based on his or her visit with the patient. Subsequently, the system transmits the latest medical and health data back to the artificial intelligence model for machine processing, which significantly improves clinical diagnosis and health management. It effectively solves the three key challenges of “big data, computing power and algorithms” in the field of medical and health care. Moreover, it reduces the time and expense of medical institutions, doctors, and patients, and makes a useful supplement to the national health system. As a further result, fees from such medical diagnoses will drive DTalk’s revenue. DTalk’s revenue does not come directly from user data and services generated by user health data.
ETAO has a 51% contractual interest in DTalks via the DTalks VIE Agreements (the “DTalks VIE Agreements”) for the purposes of consolidation of DTalks under U.S. GAAP.
ETAO does not own any equity interest in DTalks. Instead, ETAO receives the economic benefits of DTalks’s business operation through a series of contractual arrangements. DTalks, all of its shareholders (collectively, the “DTalks Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as DTalks VIE Agreements, on or about March 22, 2021. The DTalks VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of DTalks. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact DTalks’s economic performance, bears the risks of and recognizes the financial results of DTalks for accounting purposes only. Consequently, ETAO consolidates the accounts of DTalks for the periods presented. Any references to control or benefits that accrue to ETAO because of DTalks are limited to, and subject to conditions we have satisfied for consolidation of DTalks under U.S. GAAP. DTalks is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation and Service Agreement, DTalks is obligated to pay service fees to ETAO Healthcare approximately equal to the 51% net income of DTalks after deduction of the required PRC statutory reserve.
Each of the DTalks VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between DTalks and ETAO Healthcare dated March 22, 2021, ETAO Healthcare shall provide DTalks with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by DTalks or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to DTalks under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of DTalks, which is approximately equal to 51% of the net income of DTalks after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.
The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of DTalks’ operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or ETAO Healthcare issues a written decision to terminate.
The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Guizhen Zuo, the former CFO of ETAO, Joel Gallo, Hong Wei, and Baohua Li are currently directors of DTalks pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of DTalks, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and DTalks.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, DTalks and certain of the DTalks Shareholders, pledged certain percentages of his or her equity interests in DTalks in the total amount of

51% outstanding equity interest of DTalks to ETAO Healthcare to guarantee the performance of DTalks’s obligations under the DTalks VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that DTalks or any of DTalks Shareholders breaches its respective contractual obligations under the DTalks VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the DTalks Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each DTalks Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by DTalks. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon DTalks’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the DTalks VIE Agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of DTalks’s obligations under the DTalks VIE agreements, (2) make sure any DTalks Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over DTalks. In the event that DTalks breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of DTalks’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of DTalks and (2) require DTalks’s shareholders to pay the fund and all any payment due and payable under the DTalks VIE agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated March 22, 2021, certain DTalks Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in DTalks. The option price is equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 51% equities in DTalks are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.
Proxy Agreement
Under the Proxy Agreement dated March 22, 2021, certain DTalks Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of DTalks, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of DTalks, including but not limited to voting, the sale or transfer or pledge or disposition of shares of DTalks in part or in whole; and (c) designating and appointing on behalf of DTalks Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of DTalks.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in DTalks or terminated earlier by ETAO Healthcare in writing. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the DTalks Shareholders is the shareholder of DTalks. The sale or transfer of one DTalks Shareholder’s equity interest in DTalks shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining DTalks Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over DTalks.

Chain Workshop (Beijing) Co., Ltd.
Chain Workshop (Beijing) Co., Ltd. (“Chainworks”) was formed in 2003. Chainworks has its main locations in Beijing, and other ancillary locations in Nanjing (Jiangsu — for online hospital) and Zhengzhou (Henan — for clinics serving rural areas).
Chainworks is a leading digital medical service provider in the combined field of the Internet and the medical field (artificial intelligence, big data, cloud computing, blockchain, etc.). Guided by industry applications and customer needs, the company has taken on the responsibility of building future smart medical care, and participates in and promotes the development of digitization and intelligence of information in the medical field. Chainworks current core businesses include: Internet hospitals, cloud pharmacies, AI diagnosis, chronic disease management, and online doctors. In the future, the company will continue to focus on the research and technological innovation of the digital medical internet industry, and is determined to become a well-known brand in the global smart medical field. Chainwork’s medical diagnosis’s, Internet hospitals, and cloud pharmacies are where it drives a large portion of its revenue.
ETAO has a 100% contractual interest in Chainworks via the Chainworks VIE Agreements (the “Chainworks VIE Agreements”) for the purposes of consolidation of Chainworks under U.S. GAAP.
ETAO does not own any equity interest in Chainworks. Instead, ETAO receives the economic benefits of Chainworks’ business operation through a series of contractual arrangements. Chainworks, all of its shareholders (collectively, the “Chainworks Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as Chainworks VIE Agreements, on or about January 18, 2021. The Chainworks VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of Chainworks. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Chainworks’ economic performance, bears the risks of and recognizes the financial results of Chainworks for accounting purposes only. Consequently, ETAO consolidates the accounts of Chainworks for the periods presented. Any references to control or benefits that accrue to ETAO because of Chainworks are limited to, and subject to conditions we have satisfied for consolidation of Chainworks under U.S. GAAP. Chainworks is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation and Service Agreement, Chainworks is obligated to pay service fees to ETAO Healthcare approximately equal to the net income of Chainworks after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.
Each of the Chainworks VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between Chainworks and ETAO Healthcare dated January 18, 2021, ETAO Healthcare shall provide Chainworks with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by Chainworks or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to Chainworks under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of Chainworks, which is approximately equal to the net income of Chainworks after deduction of the required PRC statutory reserve.
The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of Chainworks’ operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or the ETAO Healthcare issues a written decision to terminate.

The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Xiaowu Ma, the CEO of ETAO Healthcare, Joel Gallo, Xiaoran Li, and Lan Wang are currently directors of Chainworks pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of Chainworks, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and Chainworks.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, Chainworks and certain of the Chainworks Shareholders pledged certain percentages of his or her equity interests in Chainworks in the total amount of 100% equity interest of Chainworks to ETAO Healthcare to guarantee the performance of Chainworks’ obligations under the Chainworks VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that Chainworks or any of Chainworks Shareholders breaches its respective contractual obligations under the Chainworks VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the Chainworks Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each Chainworks Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Chainworks. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon Chainworks’ full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the Chainworks VIE Agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Chainworks’ obligations under the Chainworks VIE Agreements, (2) make sure any Chainworks Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over Chainworks. In the event that Chainworks breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of Chainworks’ issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of Chainworks and (2) require Chainworks’ shareholders to pay the fund and all any payment due and payable under the Chainworks VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated January 18, 2021, certain Chainworks Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in Chainworks. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 100% equities in Chainworks are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.
Proxy Agreement
Under the Proxy Agreement dated January 18, 2021, certain Chainworks Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of Chainworks, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of Chainworks, including but not limited to voting, the sale or transfer or pledge or disposition of shares of Chainworks in part or in whole; and (c) designating and appointing on behalf of Chainworks

Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of Chainworks.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in Chainworks or terminated earlier by ETAO Healthcare. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the Chainworks Shareholders is the shareholder of Chainworks. The sale or transfer of one Chainworks Shareholder’s equity interest in Chainworks shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining Chainworks Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over Chainworks.
II. VIEs with Offline Hospitals or Healthcare Facilities
Changsha Zhenghe Orthopaedics Hospital Co., Ltd.
Changsha Zhenghe Orthopaedics Hospital Co., Ltd. (“Changsha Zhenghe”) was formed in 2010, with its main location in Changsha. As a specialty hospital narrowed in on orthopedics and rehabilitation, Changsha Zhenghe deals with preventive health care, emergency medicine, internal medicine, surgery, orthopedics, pain, rehabilitation medicine, Chinese medicine, and combined Chinese and Western medicine. Revenue of Changsha Zhenghe is derived from client fees and government reimbursement for basic insurance.
ETAO has a 41% contractual interest in Changsha Zhenghe via the Changsha Zhenghe VIE Agreements (the “Changsha Zhenghe VIE Agreements”).
ETAO does not own any equity interest in Changsha Zhenghe. Instead, ETAO receives the economic benefits of Changsha Zhenghe’s business operation through a series of contractual arrangements. Changsha Zhenghe, all of its shareholders (except for Deju Wei; collectively, the “Changsha Zhenghe Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as Changsha Zhenghe VIE Agreements, on or about March 31, 2021. The Changsha Zhenghe VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, and the rights to the assets, property and revenue of Changsha Zhenghe. Through the VIE arrangements, ETAO has the right to vote to direct the activities that most significantly impact Changsha Zhenghe’s economic performance, bears the risks of and recognizes the financial results of Changsha Zhenghe for accounting purposes only.
According to the Exclusive Business Cooperation and Service Agreement, Changsha Zhenghe is obligated to pay service fees to ETAO Healthcare approximately equal to 41% of the net income of Changsha Zhenghe after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.
Each of the Changsha Zhenghe VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between Changsha Zhenghe and ETAO Healthcare dated March 31, 2021, ETAO Healthcare shall provide Changsha Zhenghe with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by Changsha Zhenghe or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to Changsha Zhenghe under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of Changsha Zhenghe, which is approximately equal to 41% of the net income of Changsha Zhenghe after deduction of the required PRC statutory reserve.

The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of Changsha Zhenghe’s operating , and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or ETAO Healthcare issues a written decision to terminate.
The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Xiaowu Ma, the CEO of ETAO Healthcare, Joel Gallo, Jie Yu, and Wei Wang are currently directors of Changsha Zhenghe pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of Changsha Zhenghe, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and Changsha Zhenghe.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, Changsha Zhenghe and certain of the Changsha Zhenghe Shareholders pledged certain percentages of his or her equity interests in Changsha Zhenghe in the total amount of 41% outstanding equity interest of Changsha Zhenghe to ETAO Healthcare to guarantee the performance of Changsha Zhenghe’s obligations under the Changsha Zhenghe VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that Changsha Zhenghe or any of Changsha Zhenghe Shareholders breaches its respective contractual obligations under the Changsha Zhenghe VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the Changsha Zhenghe Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each Changsha Zhenghe Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Changsha Zhenghe. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon Changsha Zhenghe’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the Changsha Zhenghe VIE Agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Changsha Zhenghe’s obligations under the Changsha Zhenghe VIE Agreements, (2) make sure any Changsha Zhenghe Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over Changsha Zhenghe. In the event that Changsha Zhenghe breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of Changsha Zhenghe’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of Changsha Zhenghe and (2) require Changsha Zhenghe’s shareholders (except Deju Wei) to pay the fund and all any payment due and payable under the Changsha Zhenghe VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated March 31, 2021, certain Changsha Zhenghe Shareholders (except for Deju Wei) irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in Changsha Zhenghe. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 41% equities in Changsha Zhenghe are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.

Proxy Agreement
Under the Proxy Agreement dated March 31, 2021, certain Changsha Zhenghe Shareholders (except for Deju Wei) authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of Changsha Zhenghe, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of Changsha Zhenghe, including but not limited to voting, the sale or transfer or pledge or disposition of shares of Changsha Zhenghe in part or in whole; and (c) designating and appointing on behalf of Changsha Zhenghe Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of Changsha Zhenghe.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in Changsha Zhenghe or terminated earlier by ETAO Healthcare. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the Changsha Zhenghe Shareholders is the shareholder of Changsha Zhenghe. The sale or transfer of one Changsha Zhenghe Shareholder’s equity interest in Changsha Zhenghe shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining Changsha Zhenghe Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over 41% equity interests in Changsha Zhenghe.
Changxing Zhizhou Hospital Co., Ltd.
Changxing Zhizhou Hospital Co., Ltd. (“Changxing”), formed in 2019, has its main and only location in Huzhou. As a general hospital, Changxing conducts a wide array of activities such as the development of cardiovascular medicine, respiratory medicine, gastroenterology, geriatrics, neurology, nephrology (hemodialysis), immuno-rheumatology; trauma surgery, general surgery (minimally invasive), orthopedics, urology, brain surgery, gynecology, ophthalmology, otorhinolaryngology, stomatology, emergency medicine, critical care medicine, and traditional Chinese medicine (TCM). Revenue of Changxing is derived from client fees and government reimbursement for basic insurance.
ETAO has a 51% contractual interest in Changxing via the Changxing VIE Agreements (the “Changxing VIE Agreements”) for the purposes of consolidation of Changxing under U.S. GAAP.
ETAO does not own any equity interest in Changxing. Instead, ETAO receives the economic benefits of Changxing’s business operation through a series of contractual arrangements. Changxing, all of its shareholders (collectively, the “Changxing Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as Changxing VIE Agreements, on or about March 20, 2021. The Changxing VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of Changxing. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Changxing’s economic performance, bears the risks of and recognizes the financial results of Changxing for accounting purposes only. Consequently, ETAO consolidates the accounts of Changxing for the periods presented. Any references to control or benefits that accrue to ETAO because of Changxing are limited to, and subject to conditions we have satisfied for consolidation of Changxing under U.S. GAAP. Changxing is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation and Service Agreement, Changxing is obligated to pay service fees to ETAO Healthcare approximately equal to 51% of the net income of Changxing after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.
Each of the Changxing VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between Changxing and ETAO Healthcare dated March 20, 2021, ETAO Healthcare shall provide Changxing with technical support, consulting services,

intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by Changxing or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to Changxing under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of Changxing, which is approximately equal to 51% of the net income of Changxing after deduction of the required PRC statutory reserve.
The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of Changxing’s operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or the ETAO Healthcare issues a written decision to terminate.
The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Xiaowu Ma, the CEO of ETAO Healthcare, Joel Gallo, Hongming Yong and Weiming Wang are currently directors of Changxing pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of Changxing, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and Changxing.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, Changxing and certain of the Changxing Shareholders pledged certain percentages of his or her equity interests in Changxing in the total amount of 51% outstanding equity interest of Changxing to ETAO Healthcare to guarantee the performance of Changxing’s obligations under the Changxing VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that Changxing or any of Changxing Shareholders breaches its respective contractual obligations under the Changxing VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the Changxing Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each Changxing Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Changxing. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon Changxing’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the VIE agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Changxing’s obligations under the Changxing VIE Agreements, (2) make sure any Changxing Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over Changxing. In the event that Changxing breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of Changxing’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of Changxing and (2) require Changxing’s shareholder to pay the fund and all any payment due and payable under the Changxing VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated March 20, 2021, certain Changxing Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in

Changxing. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective for a term of ten (10) years from the date of the Exclusive Option Agreement, may be extended for another ten (10) years at the choice of the ETAO Healthcare, and can only be terminated if one party defaults and/or by the ETAO Healthcare unilaterally.
Proxy Agreement
Under the Proxy Agreement dated March 20, 2021, certain Changxing Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of Changxing, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of Changxing, including but not limited to voting, the sale or transfer or pledge or disposition of shares of Changxing in part or in whole; and (c) designating and appointing on behalf of Changxing Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of Changxing.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in Changxing or terminated earlier by ETAO Healthcare. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the Changxing Shareholders is the shareholder of Changxing. The sale or transfer of one Changxing Shareholder’s equity interest in Changxing shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining Changxing Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over Changxing.
Tianlun (Guiyang) Buyun Buyu Hospital Co., Ltd.
Tianlun (Guiyang) Buyun Buyu Hospital Co., Ltd. (“Guiyang”) was formed in 2021, with its main and only location in Guiyang. As a specialty fertility hospital, Guiyang concentrates, through its main clinical departments, on internal medicine, surgery, obstetrics and gynecology, gynecology, reproductive health and infertility, emergency medicine, anesthesiology, medical laboratory, medical imaging, X-ray diagnosis, ultrasound diagnosis, Chinese medicine, preventive health care, women’s health care, etc. Client fees are the main source of revenue for Guiyang.
ETAO has a 51% contractual interest in Guiyang via the Guiyang VIE Agreements (the “Guiyang VIE Agreements”) for the purposes of consolidation of Guiyang under U.S. GAAP.
ETAO does not own any equity interest in Guiyang. Instead, ETAO receives the economic benefits of Guiyang’s business operation through a series of contractual arrangements. Guiyang, all of its shareholders (collectively, the “Guiyang Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as Guiyang VIE Agreements, on or about March 31, 2021. The Guiyang VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of Guiyang. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Guiyang’s economic performance, bears the risks of and recognizes the financial results of Guiyang for accounting purposes only. Consequently, ETAO consolidates the accounts of Guiyang for the periods presented. Any references to control or benefits that accrue to ETAO because of Guiyang are limited to, and subject to conditions we have satisfied for consolidation of Guiyang under U.S. GAAP. Guiyang is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation and Service Agreement, Guiyang is obligated to pay service fees to ETAO Healthcare approximately equal to 51% of the net income of Guiyang after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.

Each of the Guiyang VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between Guiyang and ETAO Healthcare dated March 31, 2021, ETAO Healthcare shall provide Guiyang with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by Guiyang or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to Guiyang under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of Guiyang, which is approximately equal to 51% of the net income of Guiyang after deduction of the required PRC statutory reserve.
The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of Guiyang’s operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or ETAO Healthcare issues a written decision to terminate.
The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Guizhen Zuo, the former CFO of ETAO, Joel Gallo, Junsheng Chen, and Zheqi Chen are currently directors of Guiyang pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of Guiyang, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and Guiyang.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, Guiyang and certain of the Guiyang Shareholders pledged certain percentages of his or her equity interests in Guiyang in the total amount of 51% outstanding equity interest of Guiyang to ETAO Healthcare to guarantee the performance of Guiyang’s obligations under the Guiyang VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that Guiyang or any of Guiyang Shareholders breaches its respective contractual obligations under the Guiyang VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the Guiyang Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws.
Each Guiyang Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Guiyang. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon Guiyang’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the Guiyang VIE Agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Guiyang’s obligations under the Guiyang VIE Agreements, (2) make sure any Guiyang Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over Guiyang. In the event that Guiyang breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of Guiyang’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of

Guiyang and (2) require Guiyang’s shareholders to pay the fund and all any payment due and payable under the Guiyang VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated March 31, 2021, certain Guiyang Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in Guiyang. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 51% equities in Guiyang are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.
Proxy Agreement
Under the Proxy Agreement dated March 31, 2021, certain Guiyang Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of Guiyang, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of Guiyang, including but not limited to voting, the sale or transfer or pledge or disposition of shares of Guiyang in part or in whole; and (c) designating and appointing on behalf of Guiyang Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of Guiyang.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in Guiyang or terminated earlier by ETAO Healthcare. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the Guiyang Shareholders is the shareholder of Guiyang. The sale or transfer of one Guiyang Shareholder’s equity interest in Guiyang shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining Guiyang Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over Guiyang.
Kang Ning (Heng Yang) Healthcare Management Co., Ltd.
Kang Ning (Heng Yang) Healthcare Management Co., Ltd. (“Kangning”) was formed in 2015, with its main and only location in Hengyang. Kangning holds a specialty clinic for physical check-ups. The physical checkups include internal medicine, surgery, ophthalmology, ophthalmology, gastric function, liver function, ECG, ultrasound, transcranial Doppler, liver ultrasound, infrared thermography, DR, CT, MRI, gastroenteroscopy, capsule gastroscopy, body composition, mental stress analysis, arteriosclerosis, and genetic testing. Client fees are the main source of revenue for Kangning.
ETAO has a 51% contractual interest in Kangning via the Kangning VIE Agreements (the “Kangning VIE Agreements”) for the purposes of consolidation of Kangning under U.S. GAAP.
ETAO does not own any equity interest in Kangning. Instead, ETAO receives the economic benefits of Kangning’s business operation through a series of contractual arrangements. Kangning, all of its shareholders (collectively, the “Kangning Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as Kangning VIE Agreements, on or about March 31, 2021. The Kangning VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of Kangning. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Kangning’s economic performance, bears the risks of and recognizes the financial results of Kangning for accounting purposes only. Consequently, ETAO consolidates the accounts of Kangning for the periods presented. Any references to control or benefits that accrue to ETAO because of Kangning are limited to, and subject to conditions we have satisfied for consolidation of Kangning under U.S. GAAP. Kangning is consolidated for accounting purposes but is not an entity in which ETAO owns equity.

According to the Exclusive Business Cooperation and Service Agreement, Kangning is obligated to pay service fees to ETAO Healthcare approximately equal to 51% of the net income of Kangning after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.
Each of the VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between Kangning and ETAO Healthcare dated March 31, 2021, ETAO Healthcare shall provide Kangning with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by Kangning or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to Kangning under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of Kangning, which is approximately equal to 51% of the net income of Kangning after deduction of the required PRC statutory reserve.
The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of Kangning’s operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or ETAO Healthcare issues a written decision to terminate.
The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Guizhen Zuo, the former CFO of ETAO, Joel Gallo, Liping Wen, and Tianming Zhao are currently directors of Kangning pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of Kangning, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and Kangning.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, Kangning and certain of the Kangning Shareholders pledged certain percentages of his or her equity interests in Kangning in the total amount of 51% outstanding equity interest of Kangning to ETAO Healthcare to guarantee the performance of Kangning’s obligations under the Kangning VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that Kangning or any of Kangning Shareholders breaches its respective contractual obligations under the Kangning VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the Kangning Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each Kangning Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Kangning. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon Kangning’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the VIE agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Kangning’s obligations under the Kangning VIE Agreements, (2) make sure any Kangning Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over Kangning. In the event that Kangning breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of Kangning’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of Kangning and (2) require Kangning’s shareholders to pay the fund and all any payment due and payable under the Kangning VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated March 31, 2021, certain Kangning Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in Kangning. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 51% equities in Kangning are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.
Proxy Agreement
Under the Proxy Agreement dated March 31, 2021, certain Kangning Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of Kangning, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of Kangning, including but not limited to voting, the sale or transfer or pledge or disposition of shares of Kangning in part or in whole; and (c) designating and appointing on behalf of Kangning Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of Kangning.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in Kangning or terminated earlier by ETAO Healthcare. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the Kangning Shareholders is the shareholder of Kangning. The sale or transfer of one Kangning Shareholder’s equity interest in Kangning shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining Kangning Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over Kangning.
Civil Hospital (Mengzhou City) Co., Ltd.
Civil Hospital (Mengzhou City) Co., Ltd. (“Mengzhou”), formed in 2018, has its main and only location in Mengzhou City. As a general hospital, Mengzhou is well equipped with various specialties and has more than 30 clinical medical and technical departments, such as orthopedic surgery, general surgery, neurosurgery, neurology, urology, microsurgery, quinturology, obstetrics and gynecology, internal medicine, cardiovascular medicine, pediatrics, oncology, rehabilitation, geriatrics and other disciplines. Revenue of Mengzhou is derived from client fees and government reimbursement for basic insurance.
ETAO has a 51% contractual interest in Mengzhou via the Mengzhou VIE Agreements (the “Mengzhou VIE Agreements”) for the purposes of consolidation of Mengzhou under U.S. GAAP.
ETAO does not own any equity interest in Mengzhou. Instead, ETAO receives the economic benefits of Mengzhou’s business operation through a series of contractual arrangements. Mengzhou, all of its shareholders (collectively, the “Mengzhou Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as Mengzhou VIE Agreements, on or about March 31, 2021. The Mengzhou VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of Mengzhou. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Mengzhou’s economic performance, bears the risks of and recognizes the financial results of Mengzhou for accounting purposes only. Consequently, ETAO consolidates the accounts of Mengzhou for the periods presented. Any references to control or benefits that accrue to ETAO because of Mengzhou are limited to, and subject to conditions we have satisfied for consolidation of Mengzhou under U.S. GAAP. Mengzhou is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation and Service Agreement, Mengzhou is obligated to pay service fees to ETAO Healthcare approximately equal to 51% of the net income of Mengzhou after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.
Each of the Mengzhou VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between Mengzhou and ETAO Healthcare dated March 31, 2021, ETAO Healthcare shall provide Mengzhou with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by Mengzhou or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to Mengzhou under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of Mengzhou, which is approximately equal to 51% of the net income of Mengzhou after deduction of the required PRC statutory reserve.
The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of Mengzhou’s operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or ETAO Healthcare issues a written decision to terminate.
The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Xiaowu Ma, the CEO of ETAO Healthcare, Joel Gallo, Zhiqiang Li, and Fangfang Xie are currently directors of Mengzhou pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of Mengzhou, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and Mengzhou.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, Mengzhou and certain of the Mengzhou Shareholders pledged certain percentages of his or her equity interests in Mengzhou in the total amount of 51% outstanding equity interest of Mengzhou to ETAO Healthcare to guarantee the performance of Mengzhou’s obligations under the Mengzhou VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that Mengzhou or any of Mengzhou Shareholders breaches its respective contractual obligations under the Mengzhou VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the Mengzhou Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each Mengzhou Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Mengzhou. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon Mengzhou’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the Mengzhou VIE Agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Mengzhou’s obligations under the Mengzhou VIE Agreements, (2) make sure any Mengzhou Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over Mengzhou. In the event that Mengzhou breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of Mengzhou’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of Mengzhou and (2) require Mengzhou’s shareholder to pay the fund and all any payment due and payable under the Mengzhou VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated March 31, 2021, certain Mengzhou Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in Mengzhou. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 51% equities in Mengzhou are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.
Proxy Agreement
Under the Proxy Agreement dated March 31, 2021, certain Mengzhou Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of Mengzhou, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of Mengzhou, including but not limited to voting, the sale or transfer or pledge or disposition of shares of Mengzhou in part or in whole; and (c) designating and appointing on behalf of Mengzhou Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of Mengzhou.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in Mengzhou or terminated earlier by ETAO Healthcare. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the Mengzhou Shareholders is the shareholder of Mengzhou. The sale or transfer of one Mengzhou Shareholder’s equity interest in Mengzhou shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining Mengzhou Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over Mengzhou.
Qianhu Medical Management (Jiangxi) Co., Ltd.
Qianhu Medical Management (Jiangxi) Co., Ltd. (“Qianhu”) was formed in 2019 and has its main location in Nanchang and five separate clinics in Changsha, Nangchang and Yichun. As a manage entity of five specialty clinics, client fees are the main source of revenue for the clinics Qianhu managed.
ETAO has a 51% contractual interest in Qianhu via the Qianhu VIE Agreements (the “Qianhu VIE Agreements”) for the purposes of consolidation of Qianhu under U.S. GAAP.
ETAO does not own any equity interest in Qianhu. Instead, ETAO receives the economic benefits of Qianhu’s business operation through a series of contractual arrangements. Qianhu, all of its shareholders (collectively, the “Qianhu Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as Qianhu VIE Agreements, on or about March 16, 2021. The Qianhu VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of Qianhu. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Qianhu’s economic performance, bears the risks of and recognizes the financial results of Qianhu for accounting purposes only. Consequently, ETAO consolidates the accounts of Qianhu for the periods presented. Any references to control or benefits that accrue to ETAO because of Qianhu are limited to, and subject to conditions we have satisfied for consolidation of Qianhu under U.S. GAAP. Qianhu is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation and Service Agreement, Qianhu is obligated to pay service fees to ETAO Healthcare approximately equal to 51% of the net income of Qianhu after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.
Each of the Qianhu VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between Qianhu and ETAO Healthcare dated March 16, 2021, ETAO Healthcare shall provide Qianhu with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by Qianhu or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to Qianhu under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of Qianhu, which is approximately equal to 51% of the net income of Qianhu after deduction of the required PRC statutory reserve.
The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of Qianhu’s operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or ETAO Healthcare issues a written decision to terminate.
The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Xiaowu Ma, the CEO of ETAO Healthcare, Joel Gallo, Guizhen Zuo, the former CFO of ETAO, and Haibo Hu are currently directors of Qianhu pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of Qianhu, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and Qianhu.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, Qianhu and certain of the Qianhu Shareholders pledged certain percentages of his or her equity interests in Qianhu in the total amount of 51% outstanding equity interest of Qianhu to ETAO Healthcare to guarantee the performance of Qianhu’s obligations under the Qianhu VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that Qianhu or any of Qianhu Shareholders breaches its respective contractual obligations under the Qianhu VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the Qianhu Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each Qianhu Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Qianhu. ETAO Healthcare shall cancel or terminate the Equity Pledge Agreement upon Qianhu’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the VIE agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Qianhu’s obligations under the Qianhu VIE Agreements, (2) make sure any Qianhu Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over Qianhu. In the event that Qianhu breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of Qianhu’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of Qianhu and (2) require Qianhu’s shareholders to pay the fund and all any payment due and payable under the Qianhu VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated March 16, 2021, certain Qianhu Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in Qianhu. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 51% equities in Qianhu are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.
Proxy Agreement
Under the Proxy Agreement dated March 16, 2021, certain Qianhu Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of Qianhu, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of Qianhu, including but not limited to voting, the sale or transfer or pledge or disposition of shares of Qianhu in part or in whole; and (c) designating and appointing on behalf of Qianhu Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of Qianhu.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in Qianhu or terminated earlier by ETAO Healthcare. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the Qianhu Shareholders is the shareholder of Qianhu. The sale or transfer of one Qianhu Shareholder’s equity interest in Qianhu shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining Qianhu Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over Qianhu.
Insurance Agency
Aaliance Insurance Brokerage Co., Ltd.
Aaliance Insurance Brokerage Co., Ltd. (“Aaliance”) was formed in 2010. Aaliance’s operations are geared towards insurance brokerage services, particularly in the property, health, and life insurance fields. Aaliance has its headquarters in Shanghai and is located in 23 different cities and provinces, including Shandong, Beijing, Jiangsu, Zhejiang, Anhui, Henan, Fujian, Liaoning, Jilin, Heilongjiang, Yunnan, Qingdao, Suzhou and Ningbo. Based on its insurance brokerage services, Aaliance’s main source of revenue is from its insurance premiums.
ETAO has a 85% contractual interest in Aaliance via the Aaliance VIE Agreements (the “Aaliance VIE Agreements”) for the purposes of consolidation of Aaliance under U.S. GAAP.
ETAO does not own any equity interest in Aaliance. Instead, ETAO receives the economic benefits of Aaliance’s business operation through a series of contractual arrangements. Aaliance, all of its shareholders (collectively, the “Aaliance Shareholders”), and ETAO Healthcare entered into a series of contractual arrangements, also known as Aaliance VIE Agreements, on or about March 15, 2021. The Aaliance VIE Agreements are designed to provide ETAO Healthcare with the power, rights and obligations, including majority control rights and the rights to the assets, property and revenue of Aaliance. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Aaliance’s economic performance, bears the risks of and recognizes the financial results of Aaliance for accounting purposes only. Consequently, ETAO consolidates the accounts of Aaliance for the periods presented. Any references to control or benefits that accrue to ETAO because of Aaliance are limited to, and subject to conditions we have satisfied for consolidation of Aaliance under U.S. GAAP. Aaliance is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
According to the Exclusive Business Cooperation and Service Agreement, Aaliance is obligated to pay service fees to ETAO Healthcare approximately equal to 85% of the net income of Aaliance after deduction of the losses (if any) in previous years, necessary operating costs, expenses, tax and other required PRC statutory reserve.
Each of the VIE Agreements is described in detail below:
Exclusive Business Cooperation Agreement
Pursuant to the Exclusive Business Cooperation Agreement between Aaliance and ETAO Healthcare dated March 15, 2021, ETAO Healthcare shall provide Aaliance with technical support, consulting services, intellectual services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, ETAO Healthcare will be the owner of any and all intellectual property to be developed in the future either by Aaliance or ETAO Healthcare to perform the Exclusive Business Cooperation Agreement from the date of this Exclusive Business Cooperation Agreement. For services rendered by ETAO Healthcare to Aaliance under this agreement, ETAO Healthcare is entitled to collect a service fee calculated based on the actual income of Aaliance, which is approximately equal to 85% of the net income of Aaliance after deduction of the required PRC statutory reserve.
The Exclusive Business Cooperation Agreement shall remain in effect for the time same as the period of Aaliance’s operating, and can only be terminated earlier if one of the parties enters into a bankruptcy or liquidation process (either voluntary or involuntary) or ETAO Healthcare issues a written decision to terminate.
The CEO of ETAO, Mr. Wensheng Liu, the COO of ETAO Healthcare, Guizhen Zuo, the former CFO of ETAO, Joel Gallo, Ping Wang, and Min Tang are currently directors of Aaliance pursuant to the terms of the Stock Subscription Agreement. ETAO Healthcare has control and authority relating to the management of Aaliance, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. Upon establishment of the Combined Company’s audit committee at the consummation of this Acquisition Merger, the Combined Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving the ETAO Healthcare and Aaliance.
Equity Pledge Agreement
Under the Equity Pledge Agreement among ETAO Healthcare, Aaliance and certain of the Aaliance Shareholders pledged certain percentages of his or her equity interests in Aaliance in the total amount of 85% outstanding equity interest of Aaliance to ETAO Healthcare to guarantee the performance of Aaliance’s obligations under the Aaliance VIE Agreements. Under the terms of the Equity Pledge Agreement, in the event that Aaliance or any of Aaliance Shareholders breaches its respective contractual obligations under the Aaliance VIE Agreements, ETAO Healthcare, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends distributed from the pledged equity interests. All of the Aaliance Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, ETAO Healthcare is entitled to dispose the pledged equity interest in accordance with applicable PRC laws. Each Aaliance Shareholder further agreed not to dispose of the pledged equity interests or take any actions that would prejudice ETAO Healthcare’s interest.
The Equity Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Aaliance. ETAO Healthcare shall cancel or terminate the Equity

Pledge Agreement upon Aaliance’s full payment of the fees payable under the Exclusive Business Cooperation Agreement and full performance of the obligations under the Aaliance VIE Agreements.
The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Aaliance’s obligations under the Aaliance VIE Agreements, (2) make sure any Aaliance Shareholder does and will not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice ETAO Healthcare’s interests without ETAO Healthcare’s prior written consent, and (3) provide ETAO Healthcare de facto control over Aaliance. In the event that Aaliance breaches its contractual obligations under the Exclusive Business Cooperation Agreement, ETAO Healthcare will be entitled to foreclose on and dispose all of Aaliance’s issued and outstanding equity interests, have the right to (1) dispose of the pledged equity of Aaliance and (2) require Aaliance’s shareholders to pay the fund and all any payment due and payable under the Aaliance VIE Agreements to the ETAO Healthcare.
Exclusive Option Agreement
Under the Exclusive Option Agreement dated March 15, 2021, certain Aaliance Shareholders irrevocably granted ETAO Healthcare (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, certain portion of its equity interests in Aaliance. The option price shall be RMB100 or equal to the lowest price legally permitted by applicable PRC laws and regulations.
The Exclusive Option Agreement shall remain effective until the 85% equities in Aaliance are transferred to the ETAO Healthcare and/or an entity designated by ETAO Healthcare.
Proxy Agreement
Under the Proxy Agreement dated March 15, 2021, certain Aaliance Shareholders authorized ETAO Healthcare to act on its behalf as its exclusive agent and attorney with respect to all rights as shareholders of Aaliance, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all of the shareholders’ rights that the shareholders are entitled to under PRC laws and the articles of association of Aaliance, including but not limited to voting, the sale or transfer or pledge or disposition of shares of Aaliance in part or in whole; and (c) designating and appointing on behalf of Aaliance Shareholders the legal representative, the executive directors, supervisors, the chief executive officer and other senior management members of Aaliance.
The Proxy Agreement shall remain effective until the shareholder does not hold any equity in Aaliance or terminated earlier by ETAO Healthcare. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as any of the Aaliance Shareholders is the shareholder of Aaliance. The sale or transfer of one Aaliance Shareholder’s equity interest in Aaliance shall not interfere with or affect the force and validity of the Proxy Agreement as to the remaining Aaliance Shareholders.
The Exclusive Business Cooperation Agreement, together with the Equity Pledge Agreement, and Exclusive Option Agreement, and the Proxy Agreement, enable ETAO Healthcare to exercise effective control over Aaliance.
Summary of challenges and risks involved in the VIE Arrangements and enforcing the VIE Agreements
Because ETAO does not hold equity interests in the eleven VIEs, ETAO is subject to risks due to the uncertainty of the interpretation and application of the PRC laws and regulations, including but not limited to regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangement with the VIEs. ETAO is also subject to the risks of the uncertainty that the PRC government could disallow the VIE structure, which would likely result in a material change in ETAO’s operations, or a complete hindrance of ETAO’s ability to offer or continue to offer our securities to investors, and the value of ETAO’s securities may depreciate significantly. The VIE Arrangements are less effective than direct ownership due to the inherent risks of the VIE structure and that ETAO may have difficulty in enforcing any rights ETAO may have under the VIE Agreements with any of the VIEs, its founders and shareholders in the PRC because all of the VIE Agreements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, where the legal environment is uncertain and not as developed as in the United States, and where the Chinese government has significant oversight and discretion over the conduct of the VIE’s business and may intervene or influence the VIE’s operations at any time with little advance notice, which could result in a material change in ETAO’s operations and/or the value of ETAO’s shares. Furthermore, these VIE Agreements may not be enforceable in China if the PRC authorities or courts take a view that such VIE Agreements contravene with the PRC laws and regulations or are otherwise not enforceable for public policy reasons. Also, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any record holder of equity interest in VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed of pursuant to the contractual arrangement or ownership by the record holder of the equity interest. In the event ETAO is unable to enforce these VIE Agreements, or if ETAO suffers significant time delays or other obstacles in the process of enforcing these contractual arrangements, ETAO may not be able to exert effective control over the VIEs and ETAO’s ability to conduct its business may be materially and adversely affected. See “Risk Factors — Risks Related to ETAO’s Corporate Structure”, and “Risk Factors — Risks Related to Doing Business in China”.
Dividend Distribution
Each of the VIE operating entities, receives substantially all of its revenue in RMB. Under ETAO’s current corporate structure, to fund any cash and financing requirements it may have, ETAO may rely on dividend payments from its subsidiaries. The WFOEs receives payments from each VIE, and then remits payments to ETAO International Group Co. Limited in accordance with the remittance type with approval from or registration with appropriate government authorities and pursuant to the VIE Agreements. Then ETAO International Group Co. Limited may make distribution of such payments directly to ETAO as dividends to the holding company.
Under the existing PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (the “SAFE”) by complying with certain procedural requirements. Therefore, the WFOEs are allowed to pay dividends in foreign currencies outside of China without prior approval from the SAFE, subject to the condition that the remittance of such dividends outside of the PRC shall comply with certain procedures under the PRC foreign exchange regulations. Approval from or registration with appropriate government authorities is, however, required where RMB is to be converted into a foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. The PRC government may also, at its discretion, restrict access in the future to foreign currencies for the VIE’s accounts with little advance notice.
Current PRC regulations permit the WFOEs to pay dividends to ETAO Hong Kong only out of its accumulated after-tax profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, in accordance with Article 167 of the PRC Company Law, the WFOEs are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of the WFOEs board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.
As of the date of this prospectus, the ETAO Healthcare has not made any dividends or distributions to ETAO Hong Kong, and no dividends or distributions have been made by ETAO. ETAO intends to keep any future earnings to re-invest in and finance the expansion of ETAO’s business in China, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.
Cash dividends, if any, on PubCo’s Ordinary Shares will be paid in U.S. dollars. If the Company is considered a PRC tax resident enterprise for tax purposes, any dividends the Company pays to the Company’s overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0% unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong resident enterprise must be the beneficial owner of the relevant dividends; and (b) the Hong Kong resident enterprise must directly hold more than 25% equity interest in the PRC resident enterprise during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong resident enterprise must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, the Company cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by the WFOE to its immediate holding company ETAO International Group Co. Limited. ETAO has not applied for the tax resident certificate from the relevant Hong Kong tax authority. ETAO International Group Co. Limited may apply for the tax resident certificate if and when the WFOE and the VIEs intend to declare and pay dividends to ETAO International Group Co. Limited.
Technology
Technology is at the core of ETAO’s business, enabling it to operate its spaces with high efficiency and build an integrated platform to serve and empower its members both online and offline. ETAO and its subsidiaries’ research and development team, consisting of more than 40 staff based in China with extensive internet- and technology-industry backgrounds, focuses on optimizing its systems based on business development, data analytics and member feedback. ETAO plans to continue to invest in technology to refine its capabilities of data analytics and technologies to improve its operation efficiency and to drive monetization opportunities.
Privacy and Data Security
ETAO has implemented internal rules and policy governing the use and sharing of personal and business data that it collects. ETAO is able to obligate its subsidiaries to comply with ETAO’s policies and internal rules. ETAO’s access to user data is on a strict “need-to-know” basis. ETAO has also developed protocols, technologies and systems to implement such rules and policy. Data encryption and masking are implemented to ensure data safety.
ETAO’s customers of the VIE entities must acknowledge the terms and conditions of the user agreement before using ETAO’s spaces or its app regardless of whether its ETAO’s headquarter or subsidiaries.
Intellectual Property
ETAO develops and protects its intellectual property portfolio by registering its patents, trademarks, copyrights and domain names. ETAO has also adopted a comprehensive set of internal rules for intellectual property management.
ETAO has entered into standard employee agreements with its employees, including research and development employees, which provide that the intellectual property created by them in connection with their employment with ETAO is ETAO’s intellectual property. There are approximately 20 employees of ETAO.
As of December 1, 2022, ETAO and the VIEs had registered 64 patents (among which, 12 patents are in process), 67 trademarks, and 44 copyrights.
Pursuant to PRC Patent Law last amended by the SCNPC on October 17, 2020 and which became effective on June 1, 2021, as well as the Detailed Rules for the Implementation of the PRC Patent Law promulgated by the State Council on January 9, 2010 and took effect on February 1, 2010, there are three types of Chinese patents: “invention”, “utility model” and “design”, and the terms (from the date of filing application) of which are typically valid for 20 years, 10 years and 15 years, respectively. If there is no reason to reject the “utility model” and “design” patent application after a preliminary examination, the patent administrative department shall make a decision to grant a patent for the utility model or design, issue the relevant patent certificate, and register and announce it. The patent right for utility model or design shall become effective as of the date of announcement.
As for the “invention” patent, upon the request of the invention patent applicant made at any time within three years from the date of application, the patent administrative department will make a substantive examination (“substantive examination”) on the application; if, without any justifiable reason, the applicant fails to request a substantive examination within the limit, the application shall be deemed to have been withdrawn. If there is no reason to reject the patent invention application after a substantive examination, the patent administrative department shall make a decision to grant a patent for the invention, issue an invention patent certificate, and register and announce it. The patent right for invention shall become effective as of the date of announcement.
See below for the 27 patents of DNurse, 20 of which are authorized and 7 of which are in process:

Dnurse Patents Disclosure Patent information statistics as of 2022/08/31
(1)   Authorized patent
No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
1	Digital high-precision insulin pen injection data acquisition device	Invention patent	CN201910999973.3	CN110624160B	11/13/2020	10/21/2039	Dnurse	Owned	Authorized	Chinese Mainland	The invention relates to a digital high-precision insulin pen injection data acquisition device. Without changing the structure of the existing mechanical insulin injection pen, the present invention is detachably and independently installed on the end of the insulin pen. When in use, the angle change data of the rotating moving part relative to the axial moving part is calculated by the angle acquisition device arranged inside the device, so as to obtain the propulsion data of the insulin injection pen. The acquired data is automatically recorded and remotely shared to the app through the device.
2	Insulin pen with high-precision injection data acquisition device	Utility model	CN201921765288.6	CN211157841U	8/4/2020	10/21/2029	Dnurse	Owned	Authorized	Chinese Mainland	An insulin pen with a high-precision injection data acquisition device comprises an insulin pen and an insulin injection data acquisition device detachably assembled on the top of the insulin pen. The utility model is detachably and independently installed on the end of the insulin pen without changing the structure of the existing mechanical insulin injection pen. When in use, the angle change data of the rotating moving part relative to the axial moving part is calculated by the angle acquisition device arranged inside the device, so as to obtain the propulsion data of the insulin injection pen. The collected data is automatically recorded and remotely shared on the app through the device.
3	Insulin pen box	Utility model	CN201720938770.X	CN208426477U	1/25/2019	7/28/2027	Dnurse	Owned	Authorized	Chinese Mainland	The utility model discloses a transmission method of insulin pen injection data. The insulin pen box comprises box body, insulin pen, sensing module, short-distance reading module and long-distance transmission module. The sensing module detects whether the insulin pen exists in the box. The short-distance reading module reads the insulin injection data stored in the insulin pen. The long-distance transmission module transmits the data to the cloud. By using the above described insulin pen box, the automatic remote transmission of insulin injection data of the insulin pen can be realized.
4	A split type blood glucose meter with earphone interface	Utility model	CN201420569539.4	CN204177809U	2/25/2015	9/30/2024	Dnurse	Owned	Authorized	Chinese Mainland	The utility model relates to an earphone interface split type blood glucose meter, which makes a blood glucose measurement module into an independent device, and makes data storage and display and external data transmission into an accessory. The two are connected by a 3.5mm earphone interface for communication.
5	A blood glucose meter based on mobile phone headset interface	Utility model	CN201320068521.1	CN203069547U	7/17/2013	2/6/2023	Dnurse	Owned	Authorized	Chinese Mainland	The utility model relates to a blood glucose meter based on a headset interface of a mobile phone. The blood glucose meter uses the 3.5mm headset interface to transmit data, uses the mobile phone display screen to display test data, uses the built-in storage of the mobile phone to save and analyze blood glucose test data, and uses the mobile communication characteristics of the mobile phone to share and manage test data. This technology effectively reduces the hardware cost and power consumption to reduce the frequency of battery replacement and improve the versatility of connection and communication with smart mobile devices.

No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
6	Equipment for detecting diabetic foot	Utility model	CN201520926632.0	CN205234468U	5/18/2016	11/20/2025	Dnurse	Owned	Authorized	Chinese Mainland	The utility model relates to a foot detection device for diabetes. The device analyzes the changes of the peripheral nerve and blood flow state of the foot by detecting the frequency distribution and temperature distribution of the foot temperature oscillation under the external thermal stimulation of the foot and the symmetry of the temperature of both feet. Monitoring the oscillation of skin temperature can reflect the changes of microvascular and neural activities. Regular monitoring can predict the possibility of complications of diabetes foot according to the change trend of microvascular and neural activities.
7	Equipment for collecting insulin injection dose	Utility model	CN201521095703.3	CN205964629U	2/22/2017	12/28/2025	Dnurse	Owned	Authorized	Chinese Mainland	The invention discloses an insulin injection dose collection device. The device collects the insulin injection dose and automatically uploads it to the application software or cloud to facilitate the recording, analysis and telemedicine assistance of the relationship between insulin dose and blood glucose level. It can also indicate the dose of insulin injection users in combination with blood glucose data to prevent hypoglycemia and help insulin manufacturers obtain drug use data.
8	A circuit for automatically identifying and analyzing the sound of insulin pen injection	Utility model	CN201621435744.7	CN206282111U	6/27/2017	12/24/2026	Dnurse	Owned	Authorized	Chinese Mainland	A circuit for automatically recognizing and analyzing the sound of insulin pen injection. The circuit can automatically pick up the audio signal of insulin pen rotation, process the audio signal through recognition and analysis, and calculate the number of square waves to obtain the insulin injection dose. Through the low-cost and low-power design, the mechanical insulin pen can have the ability of automatic recording with cheap accessories, which is convenient for diabetes patients to better manage their health for a long time.
9	Device and circuit for voice-controlled automatic recording of insulin injection dose	Utility model	CN201621428660.0	CN207306950U	5/4/2018	12/24/2026	Dnurse	Owned	Authorized	Chinese Mainland	A device and a circuit for automatically recording insulin injection dose by sound signal. The circuit can automatically pick up the audio signal of insulin pen rotation, process the audio signal through identification and analysis, and calculate the number of square waves to obtain the insulin injection dose.
10	A circuit for automatically identifying various standard mobile phone earphone interfaces	Utility model	CN201720240140.5	CN206557755U	10/13/2017	3/13/2027	Dnurse	Owned	Authorized	Chinese Mainland	A circuit for automatically identifying microphone lines of various standard mobile phone earphone interfaces includes: earphone interface devices and smart phones. The invention improves the matching success rate of earphone interface devices and mobile phones by automatically identifying various earphone interface standards.
11	Smart blood glucose meter with test strip inserted automatically	Utility model	CN201720256390.8	CN206756833U	12/15/2017	3/16/2027	Dnurse	Owned	Authorized	Chinese Mainland	The invention discloses a smart blood glucose meter which is automatically started by inserting a test strip. After the test strip of the blood glucose meter is inserted into the detection unit and the blood glucose measurement unit detects the signal, the MCU sends a signal to the blood glucose meter startup control unit to realize the startup of the smart blood glucose meter. The MCU realizes the signal transmission with the display unit through the app. The invention can provide rich blood glucose management for users, support automatic start of test strips, and improve the convenience of blood glucose measurement.
12	A low-power circuit for converting digital signals from microphones to analog signals	Utility model	CN201720102090.4	CN206389541U	8/8/2017	1/26/2027	Dnurse	Owned	Authorized	Chinese Mainland	A low-power circuit that converts a digital signal into an analog signal through a microphone line. This circuit transmits data on the microphone line of the headset audio interface of the mobile phone with low power consumption and high adaptation rate of the smart phone. As long as the changed impedance is within the allowable range of the impedance of the earphone microphone, there will be no false detection of earphone unplugging due to waveform change during data transmission.

No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
13	Digital high-precision insulin pen injection data acquisition device	Utility model	CN201921765778.6	CN211214760U	8/11/2020	10/21/2029	Dnurse	Owned	Authorized	Chinese Mainland	The utility model is detachably and independently installed on the end of the insulin pen without changing the structure of the existing mechanical insulin injection pen. When in use, the angle change data of the rotating moving part relative to the axial moving part is calculated by the angle acquisition device arranged inside the device, so as to obtain the propulsion data of the insulin injection pen. The collected data is automatically recorded and remotely shared on the app through the device.
14	Device for automatically recording insulin injection dose by voice control	Utility model	CN201621428667.2	CN206852872U	1/9/2018	12/24/2026	Dnurse	Owned	Authorized	Chinese Mainland	A device for automatically recording insulin injection dose through sound signal. By collecting the sound of the movement of the internal mechanical structure of the insulin pen, the invention realizes the automatic recording of the injection dose of insulin by using the audio signal processing technology, and the device is convenient to disassemble and cooperate with the insulin injection pen. Low cost and easy assembly.
15	Detector	Exterior design	CN201730130681.8	CN304353267S	11/14/2017	4/18/2027	Dnurse	Owned	Authorized	Chinese Mainland	Purpose of the design product is used for medical equipment to detect insulin dose. The design key points of the design product are the shape of the product. Pictures or photos that can best show the design points of the design is stereogram.
16	Smart blood glucose meter accessories	Exterior design	CN201430532060.9	CN303267775S	7/1/2015	12/22/2024	Dnurse	Owned	Authorized	Chinese Mainland	The design product name: smart blood glucose meter accessory. Design product purpose is completing blood glucose measurement with smart blood glucose meter. Design points are product shape, pattern and combination.
17	Blood glucose and uric acid tester	Exterior design	CN202130022606.6	CN306543811S	5/14/2021	1/13/2031	Dnurse	Owned	Authorized	Chinese Mainland	Purpose of the design product is to monitor blood glucose and uric acid of human body. The design points of the design product are the combination of shape, pattern and color. Pictures or photos that can best show the design points is the front view. The claimed design comprises color.
18	A USB to Bluetooth connection device for receiving power from an Apple phone	Utility model	CN202120239941.6	CN213846668U	7/30/2021	1/28/2031	Dnurse	Owned	Authorized	Chinese Mainland	The patent discloses a USB to Bluetooth connection device for taking power from an iPhone. The MCU is connected to the app on the iPhone through the Bluetooth communication unit, and the MCU is connected to the USB peripheral through the USB management unit and the USB peripheral connection unit; Moreover, the iPhone power taking unit connected to the MCU has a connection port inserted into the charging port of the iPhone when in use to receive the output voltage of the iPhone from the iPhone so as to supply power to the connected device and the USB peripheral.
19	Injection pen Kit	Utility model	CN202020811011.9	CN212880461U	4/6/2021	5/15/2030	Dnurse	Owned	Authorized	Chinese Mainland	The utility model provides an injection pen kit, which comprises an injection pen cap, an annular injection pen fitting and an injection pen; Wherein the ring-shaped injection pen fitting opened at both ends has a radially inward protruding structure at one end, and the injection pen has a stepped end face; The radially inward protruding structure abuts against the step end face of the injection pen to limit the axial relative sliding of the annular injection pen fitting when the injection pen is sleeved into the annular injection pen fitting; The injection pen cap is used to cover the injection end of the injection pen.
20	Smart device for insulin syringe	Utility model	CN201720616490.7	CN208049140U	11/6/2018	5/31/2027	Dnurse	Owned	Authorized	Chinese Mainland	The utility model provides a smart insulin injector. The number of times of ‘click’ sound generated during insulin injection is collected by collection unit, recorded in MCU, and transmitted to the mobile phone for storage and display by wired communication / wireless communication through a communication unit; The mobile phone app collects the basic information of the user, such as height, weight, age and gender, through the basic data input unit, collects the details of the user’s dietary intake through the dietary collection unit, and finally gives the recommended insulin injection amount through calculation and analysis.

(2)   Patent Applications in Process
No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Applicant	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
21	An OCR-based method and system for identifying information on the display screen of a blood glucose meter	Invention patent	CN202010207698.X	CN111401378A	7/10/2020	In Process	Dnurse	Owned	Substantive examination	Chinese Mainland	The invention provides an OCR based blood glucose meter display screen information recognition method and a system thereof. It comprises the following steps: 1: acquiring an image including blood glucose information displayed on the meter display screen; 2: detecting the coordinate position of the meter display screen in the image, and judging whether the detected image is qualified; 3: to extract information from the image through OCR technology; 4: classify the extracted information. This invention can quickly obtain the data of the non networked blood glucose meter with low cost and simple operation, and realize that the blood glucose data without networking function can be quickly used for diabetes management and data analysis.
22	Smart device for insulin syringe	Invention patent	CN201710396756.6	CN107158522A	9/15/2017	In Process	Dnurse	Owned	Substantive examination	Chinese Mainland	The invention provides a smart insulin injector device. The collection unit collects number of times of ‘click’ sound generated during insulin injection, and records in MCU, and transmits to the mobile phone for storage and display by wired communication / wireless communication through a communication unit. The mobile phone app collects the basic information of the user, such as height, weight, age and gender, through the basic data input unit, collects the details of the user’s dietary intake through the dietary collection unit, and finally gives the recommended insulin injection amount through calculation and analysis.
23	Smart blood glucose meter with test strip inserted automatically	Invention patent	CN201710156658.5	CN107045055A	8/15/2017	In Process	Dnurse	Owned	Substantive examination	Chinese Mainland	A smart blood glucose meter that automatically starts up by inserting a test strip, the strip slot unit transmits signals to the strip insertion detection unit and the blood glucose measurement unit respectively, then transmit the detected signals to the MCU of the meter, and the signals are transmitted between the MCU and the main control unit. The control unit transmits the signal to the blood glucose meter startup control unit to realize the startup of the meter, and the main control unit realizes the signal transmission with the display unit through the app. This invention can provide automatic startup of the test, and improve the convenience of measuring blood glucose.
24	Circuit and method for automatically identifying various standard mobile phone earphone interfaces	Invention patent	CN201710147298.2	CN106843802A	6/13/2017	In Process	Dnurse	Owned	Substantive examination	Chinese Mainland	A circuit for automatically identifying microphone lines of various standard mobile phone earphone interfaces includes: earphone interface devices and smart phones. The invention improves the matching success rate of earphone interface devices and mobile phones by automatically identifying various earphone interface standards.
25	Device and circuit for voice-controlled automatic recording of insulin injection dose	Invention patent	CN201611210628.X	CN106730171A	5/31/2017	In Process	Dnurse	Owned	Substantive examination	Chinese Mainland	A device and a circuit for automatically recording insulin injection dose by sound, the device comprises a cylindrical shell, a microphone, a touch panel, a circuit board, a power supply and an audio signal pickup unit. The circuit can automatically pick up the audio signal of insulin pen rotation, process the audio signal through identification and analysis, and calculate the number of square waves to obtain the insulin injection dose.
26	Device for automatically recording insulin injection dose by voice control	Invention patent	CN201611210626.0	CN106693119A	5/24/2017	In Process	Dnurse	Owned	Substantive examination	Chinese Mainland	A device for automatically recording insulin injection dose through sound signal. By collecting the sound of the movement of the internal mechanical structure of the insulin pen, the invention realizes the automatic recording of the injection dose of insulin by using the audio signal processing technology, and the device is convenient to disassemble and cooperate with the insulin injection pen. Low cost and easy assembly.

No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Applicant	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
27	A test strip coding and code adjusting method of meter	Invention patent	CN202110117150.0	CNCN112946289A	6/11/2021	In Process	Dnurse	Owned	Substantive examination	Chinese Mainland	The invention provides a test strip coding and code adjusting method of a meter, which comprises the following steps: 1: detecting whether a strip is inserted into the meter; 2: the meter sends the detection confirmation information indicating that the strip is inserted into the meter to the smart phone connected with the meter; 3: the smart phone prompts the user to perform the code adjustment operation; 4: the smart phone sends the coding parameters related to the user’s code adjustment operation to the meter; 5: the meter performs subsequent operations and tests after receiving the saved coding parameters; 6: when the meter test is completed, conduct comprehensive calculation according to the electrical signals collected during the test and the latest stored coding parameters, and finally calculate the test value.

See below for the 3 patents of Biohelix, 2 of which are authorized and 1 of which is in process:
Authorized patent
No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
Biohelix
1	Ulinastatin fusion protein and its preparation method and application (烏司他丁融合蛋白及其制备方法与應用)	Invention patent	2017106616523	CN107298718B	10/23/2020	8/4/2037	Biohelix	Owned	Authorized	Chinese Mainland
An ulinastatin fusion protein, a preparation method and an application thereof. The invention relates to the field of biological medicines and specifically relates to an ulinastatin fusion protein, a preparation method and an application thereof.
The protein sequence is derived from a human body, is free from immunogenicity and is high in safety.

2	Protein Microspheres Carrying Antitumor Chemotherapy Drugs and Their Preparation (携帶抗腫瘤化療药物的蛋白微納米球及其制法)	Invention patent	2013101743416	CN103251573B	10/29/2014	5/13/2033	Biohelix	Owned	Authorized	Chinese Mainland
The protein micro/nano sphere carrying an antitumor chemotherapeutic medicine and its preparation method.
The invention relates to a protein micro/nano sphere carrying an antitumor chemotherapeutic.
The invention particularly provides a preparation method of the protein micro/nano sphered of the TNFSF protein and HAS (Human Serum Albumin) protein, represented by TRAIL (Tumor Necrosis Factor-Related Apoptosis-Inducing Ligand).

Patent in Process
No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
Biohelix
1	Use and related products of recombinant calreticulin in hair growth, hair growth, hair protection or hair loss prevention (重組鈣网蛋白在生發、育發、保护毛发或防脫发中的用途和相關產品)	Invention patent	2021116681703	CN114699506A	7/5/2022	/	Biohelix	Owned	waiting for application of substantive examination	Chinese Mainland
The application of recombinant Calreticulin (CRT) in hair growth, hair restoration, hair protection or hair loss prevention and related products.
The invention discloses application of recombinant Calreticulin (CRT) in hair growth, hair restoration, hair protection or hair loss prevention and related products.

See below for the 33 patents of 6D Dental, 29 of which are authorized and 4 of which are in process:
Authorized patent
No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
6D Dental
1	Self drilling dental implant and its accessories	Utility model	2021209519226	CN215019390U	12/7/2021	5/6/2031	6D Dental	Owned	Authorized	Chinese Mainland	The utility model relates to a dental implant with self-tapping and its accessories, which comprises an implant body, the implant body comprises a shell, the top of the shell is provided with a hexagonal hollow base, the bottom of the hexagonal hollow base is provided with a hexagonal connecting block, the bottom of the hexagonal connecting block is provided with a bolt, the inside of the top of the shell is provided with a hexagonal slot, and the outer top of the shell is provided with a common thread, A self-attacking thread with self-attacking effect is provided on the outer side of the shell at the bottom of the common thread. By setting the self-attacking thread, gradual bone extrusion, soft alveolar crest expansion, maximum compressive strength and minimal shear force can be achieved to avoid damage to the patient’s gums.

No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
2	A short and thick implant and its accessories	Utility model	2021209520416	CN214966962U	12/3/2021	5/6/2031	6D Dental	Owned	Authorized	Chinese Mainland	The utility model relates to a short coarse type implant and its accessories, including an implant body, the implant body comprises a shell, the top of the shell is provided with a hexagonal hollow base, the bottom of the hexagonal hollow base is provided with a hexagonal connecting block, the bottom of the hexagonal connecting block is provided with a bolt, the inside of the top of the shell is provided with a clamping groove, the bottom of the clamping groove is provided with a hexagonal clamping groove, A self-attacking thread with self-attacking effect is provided on the outside of the shell. By setting the self-attacking thread, gradual bone extrusion, soft alveolar crest expansion, maximum compressive strength and minimal shear force can be achieved to avoid damage to the patient’s gums.
3	An implant with a neck thread gap different from the bottom thread	Utility model	2021209522093	CN215019391U	12/7/2021	5/6/2031	6D Dental	Owned	Authorized	Chinese Mainland	An implant whose neck thread clearance is different from that of the bottom thread comprises an implant, wherein the implant comprises a neck and a bottom, wherein the neck is located at the top of the bottom, wherein the neck comprises an unthreaded neck segment on the outer side wall, and a threaded neck external thread segment on the outer side wall, wherein the unthreaded neck segment is located at the top of the neck external thread segment, The outer wall of the bottom is provided with a bottom external thread, through the neck thread section of the thread clearance is less than the thread clearance of the bottom external thread, increase the neck contact area, thereby increasing the neck and bone combined area, further improve the initial stability, through the neck threaded section, easy to control the implant, reduce the cortical bone pressure, minimize the loss of alveolar ridge bone, The utility model can improve the binding effect of the implant and bone and improve the stability of the implant.
4	An implant with taper connection between abutment and implant	Utility model	2021209522163	CN216455391U	5/10/2022	5/6/2031	6D Dental	Owned	Authorized	Chinese Mainland	A base and implant taper connected with the implant, including a vertical implant body and a vertical base body, the surface of the main body of the implant is evenly distributed with a first thread, the outer surface of the main body of the implant on both sides of the position near the bottom are provided with a thread groove, two screw groove internal are provided with a clamping device; The clamping device comprises a threaded rod and a first conical gear, and the first conical gear is arranged on one side of the threaded rod, the first conical gear and the threaded rod is fixed between the connection, can strengthen the stability performance and convenient later disassembly, more convenient and fast.
5	An implant guide plate for full range navigation of conical implants	Utility model	2021209547940	CN216455392U	5/10/2022	5/6/2031	6D Dental	Owned	Authorized	Chinese Mainland	A planting guide plate for the whole navigation of a conical implant, including a planting guide plate body and a planting seat, the top of the planting guide plate body is provided with a plurality of planting seats, the internal planting seat is provided with a planting groove, the outside of the planting groove is provided with a gap, the back of the planting guide plate body is provided with a plurality of slot, the slot is provided with a reinforcement screw. The bottom of the planting guide plate body is provided with a socket, the device has the advantages of simple structure, convenient use and high practicability
6	An implant guide plate for full range navigation of cylindrical implants	Utility model	2021209547955	CN215019392U	12/7/2021	5/6/2031	6D Dental	Owned	Authorized	Chinese Mainland	A planting guide plate for the whole navigation of a cylindrical implant, including a planting guide plate, the planting guide plate is provided with a plurality of guide holes, the guide hole is provided with a guide tube, the inner top of the planting guide plate is provided with a crown groove, the planting guide plate and the crown groove and guide hole on the planting guide plate using digital technology to generate data template and then by 3D printing molding, Through the set implant guide plate and the crown groove and guide hole on the implant guide plate, the data template is generated by digital technology and then molded by 3D printing, the position of guide hole can be accurately determined, and the column implant can be navigated through the guide hole without flap and suture, which reduces the time of implantation surgery and reduces the infection rate of patients.

No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
7	An implant and its accessories suitable for the aesthetic area of anterior teeth	Utility model	2021209552525	CN216455393U	5/10/2022	5/6/2031	6D Dental	Owned	Authorized	Chinese Mainland	The utility model relates to the medical technology field, in particular to an implant and its accessories applicable to the aesthetic area of the front teeth, including a vertical implant body, the internal body of the implant is provided with a shock absorption device, the surface of the implant body is uniformly distributed with a first thread, the bottom of the implant body is provided with a symmetrical V-shaped cutting edge, The bottom of the V-shaped edge is provided with a groove body, the damping device comprises a fixed block, medical rubber shock bar and medical rubber shock pad, and the fixed block and medical rubber shock bar are arranged in two, the medical rubber shock bar is arranged on the fixed block, the medical rubber shock bar and the fixed block between the fixed connection, The medical rubber shock pad is arranged at the bottom of the two medical rubber shock strips, and the fixed connection between the medical rubber shock pad and the medical rubber shock strips can improve the effect of shock absorption buffer and avoid the impact of the dental bone by the shock force.
8	Transplant teeth storage and simultaneous root canal therapy device	Utility model	2019213460660	CN212592489U	2/26/2021	8/20/2029	6D Dental	Owned	Authorized	Chinese Mainland	The utility model aims to provide a storage device for transplanted teeth, which can not only not damage the periodontal membrane on the root surface of the tooth, but also keep the activity of the transplanted teeth. It can carry out root canal treatment for the isolated teeth at the same time after the transplanted teeth are pulled out during the dental transplantation operation.
9	Guidance system for tooth transplantation	Utility model	2019213060403	CN211381876U	9/1/2020	8/13/2029	6D Dental	Owned	Authorized	Chinese Mainland	The purpose of the invention is to provide a system for solving the failure of tooth bone integration between the transplanted tooth and the patient caused by the inaccurate preparation of the implant socket in the process of autogenous tooth transplantation, and to improve the success rate of transplantation.
10	Guide plate for spare hole of transplantation nest	Utility model	2019213097164	CN211460607U	9/11/2020	8/13/2029	6D Dental	Owned	Authorized	Chinese Mainland	The utility model aims to provide a method for solving the problem that the spare hole of the graft socket is not accurate, which can easily lead to the failure of the combination of the graft tooth and the patient’s tooth bone, and improve the success rate of the graft in the process of autologous tooth transplantation.
11	An individualized titanium mesh device for precise dental implant repair	Utility model	2019208594449	CN210541887U	5/19/2020	6/10/2029	6D Dental	Owned	Authorized	Chinese Mainland	In order to solve the existing guided bone regeneration (GBR) technique in the alveolar bone vertical bone incremental dental implant restoration process is difficult to implement standardized product titanium membrane depends on the clinical experience in fine-tuning resulting in titanium membrane cannot fit closely bone surface. Bone growth is not ideal and postoperative dental implant surgery to repair a problem such as the secondary trauma, The invention provides a precise dental implant prosthesis navigation guide plate for personalized bone crest regeneration titanium mesh. For patients with tooth deficiency in the vertical direction of the tooth deficiency area, a precise dental implant prosthesis navigation guide plate for personalized bone crest regeneration titanium mesh is designed through preoperative planning. During the operation, the doctor completed the precise implantation of the implant according to the navigation guide plate and realized that the titanium mesh could be used as the main force support point through the adjacent teeth to fine-tune its shape, so as to stably adhere to the bone surface, and lay a good foundation for the later bone growth and the stable combination of the implant and bone.
12	A planting hole preparation drill system with self-navigation drill sleeve	Utility model	2019208037958	CN210541886U	5/19/2020	5/30/2029	6D Dental	Owned	Authorized	Chinese Mainland	The utility model aims to provide an implant spare hole drilling system with a self-guided drilling sleeve, which can change the mode of operation by both hands in the current dental implantation operation, and make the doctor can perform the whole operation process with one hand on the basis of maintaining the accuracy and safety of the operation.
13	A kind of bevel leveling drill suitable for the location of bevel bone implant teeth	Utility model	2018204568826	CN209004252U	6/21/2019	4/3/2028	6D Dental	Owned	Authorized	Chinese Mainland	The utility model aims to provide a bevel flat drill suitable for the positioning of bevel bone implants, which can effectively avoid the phenomenon of sideslip when the operator is drilling the positioning hole on the sharp bone wall or inclined bone wall, and can improve the positioning effect.

No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
14	Dental implant guide template with occlusal record	Utility model	201621071854X	CN206548620U	10/13/2017	9/22/2026	6D Dental	Owned	Authorized	Chinese Mainland	The purpose of the utility model is to provide a dental implant guide template for accurate positioning by using the occlusal relationship between the upper and lower teeth when the whole dentition of the upper or lower teeth is missing and the partial dentition of the opposite teeth is still present.
15	Dental implant operation guide plate with inclined plane for precise positioning of preparation holes	Utility model	2016210720111	CN207202952U	4/10/2018	9/22/2026	6D Dental	Owned	Authorized	Chinese Mainland	The purpose of the utility model is to provide a dental implant guide plate, which can avoid the bit slipping and realize the accurate positioning of the implant hole when the hole is prepared on the alveolar bone slope during dental implant operation.
16	Positioning and guiding system for dental implantation	Utility model	2015210815155	CN205433953U	8/10/2016	12/23/2025	6D Dental	Owned	Authorized	Chinese Mainland	The utility model aims to provide a positioning and guiding system for dental implantation surgery, in which the locking mechanism is arranged on the guiding member and the plate can be directly observed whether it is in place with the locking mechanism.
17	Bone block model with periosteum, dental training model and femur model	Utility model	2015202231439	CN204740788U	11/4/2015	4/14/2025	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the shortcomings of the existing bone model, which lacks periosteum structure and causes distortion in simulating surgery, the utility model provides a bone model with periosteum.
18	A dental training model with a tooth ejector and the tooth ejector	Utility mode	2014205425380	CN204066560U	12/31/2014	9/19/2024	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the shortcomings of the existing dental training model, when replacing the gingiva, the teeth of the fixed bone block need to be pulled out one by one with great strength, which is time-consuming and laborious, the utility model provides a dental training model and a tooth pushing device that can push out the teeth with a small force at one time.
19	Dental model of root canal therapy with replaceable bone block	Utility mode	2014205248935	CN204066558U	12/31/2014	9/13/2024	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the disadvantage that the prior art cannot simulate the implementation steps of the actual root canal therapy, the utility model provides a root canal therapy tooth model that can simulate the implementation steps of the actual root canal therapy and can be used repeatedly with replacement bone blocks.
20	Maxillary sinus lifting tooth model with replaceable bone block	Utility mode	2014205254620	CN204066559U	12/31/2014	9/13/2024	6D Dental	Owned	Authorized	Chinese Mainland	The utility model provides a maxillary sinus lifting tooth model which combines the maxillary sinus lifting module with the dental jaw model, and is close to the real operation and can replace the sinus lifting module.
21	Tooth extraction model with replaceable bone block	Utility mode	2014205268286	CN204143741U	2/4/2015	9/13/2024	6D Dental	Owned	Authorized	Chinese Mainland	The utility model provides a tooth model in which only the local module can be replaced when the alveolar socket is damaged.
22	A spiral maxillary sinus lifting device and lifting system	Invention patent	2014104118515	CN104161598B	12/15/2017	8/21/2034	6D Dental	Owned	Authorized	Chinese Mainland	The utility model provides a maxillary sinus internal lifting device and an internal lifting system with high lifting accuracy, convenient operation, and no need to destroy the implant fossa to realize the internal lifting.
23	Double elbow pressing plate applied to guide plate of dental implant operation	Utility mode	2014204634088	CN203988449U	12/10/2014	8/18/2024	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the disadvantage that the existing plate has only one operation unit and can only carry out one operation behavior, the utility model provides a double elbow plate which can realize different operation behaviors with the same plate.
24	A kind of seed guide plate with pressing structure	Utility mode	2014204502445	CN203988446U	12/10/2014	8/12/2024	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the shortcomings that the existing implant guide plate has limited pressing position and the positioning stability of the guide plate is not high, the utility model provides a implant guide plate with pressing structure which is convenient for the guide plate to be pressed into position during the operation and increases the stability of the guide plate.
25	Guide plate for dental implant surgery with complete missing teeth and its making method	Invention patent	2013106490086	CN103598920B	11/7/2017	12/4/2033	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the problems of large trauma to the patient by using jaw localization and drifting and inaccurate localization by using mucosa localization, the utility model provides a dental implant guide plate with small trauma to the patient and accurate localization for total tooth loss.
26	Dental implant guide plate for complete tooth loss	Utility mode	2013207922133	CN203619704U	6/4/2014	12/4/2023	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the problems of large trauma to the patient by using jaw positioning plate and inaccurate positioning by using mucous positioning, the utility model provides a dental implant surgical guide plate with small trauma to the patient and accurate positioning.

No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
27	A Positioning and Guiding System for Dental Implantation	Utility mode	2013200884785	CN203291051U	11/20/2013	2/27/2023	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the disadvantage that the plate will rotate relative to the drill sleeve in the existing guidance system of dental implant, which leads to the decrease of the implant accuracy. A positioning and guidance system for dental implant was provided to avoid the rotation of the plate during the operation and improve the implant accuracy.
28	Digital guiding template for indirect bonding of orthodontic brackets	Invention patent	2011102877940	CN102319124B	9/25/2013	9/26/2031	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the disadvantages of the prior art, such as time-consuming, large error, easy to squeeze and scratch the teeth row, inconvenient to deal with residual glue on the tooth surface. The utility model provides a convenient and simple use, high accuracy, and will not squeeze or scrape the tooth row. A digital guide template for indirect orthodontic bracket bonding that facilitates the treatment of the glue that leaks out during bracket bonding.
29	The measurement method of maximum height operation space in digital dental implantation	Invention patent	2011101327835	CN102232878B	5/15/2013	5/20/2031	6D Dental	Owned	Authorized	Chinese Mainland	In order to overcome the shortcomings of the existing technology, which cannot determine whether the patient is suitable for the guide plate, waste time and energy. It provides a way to know whether the patient is suitable for the guide plate clearly by obtaining the operating space of the surgery. A measurement of operating space for digital dental implants in the posterior dental area that enables the surgeon to determine the correct surgical .
Patent in Process
No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
6D Dental
1	An implant wrench converter and an implant system	Invention patent	2019110265355	CN110801294A	2/18/2020	/	6D Dental	Owned	waiting for application of substantive examination	Chinese Mainland	The invention discloses an implant wrench converter, which comprises a conversion bit interface and a rotary body connected with a conversion bit interface with an external diameter matching the aperture of a navigation guide plate guide hole. The rotary body is provided with a connecting mechanism that can be fixed with an implant wrench. By matching different brands of implant spanner, it can meet the requirements of implant implantation of different brands or different interface shapes of the same brand under the same size of guidance board guide hole. At the same time, the invention discloses an implant implantation system, which comprises a converter, a navigation guide plate and an implant wrench. The converter comprises a conversion drill bit interface and a rotary body. The navigation guide plate is provided with a guide hole, and the guide hole is fitted with the gap between the rotary body, and the implant wrench is fixed with the rotary body through a connecting mechanism.
2	Guidance system and test method of tooth transplantation	Invention patent	2019107435990	CN110464494A	11/19/2019	/	6D Dental	Owned	waiting for application of substantive examination	Chinese Mainland	Dental transplantation guide system and test method, the transplantation guide system includes a socket guide plate and a root hole guide plate, and the socket guide plate has an implant guide hole, the contour of the implant guide hole is consistent with the contour of the tooth neck line of the implant tooth, and the implant guide hole coincides with the transplantation direction of the tooth to be transplanted; The guide plate with tooth root spare hole has a guide sleeve and a drill sleeve, and the axial direction of the guide sleeve and drill sleeve is consistent with the target tooth root to be transplanted. The implant guide hole and drill sleeve correspond to the same socket position. The invention has the advantages of accurate positioning, precise bone removal, small bone damage, reducing the separation time of transplanted teeth, and significantly improving the success rate of transplantation.

No.	Patent Title	Type	Application No.	Patent No.	Authorized Public Date	Expiration Date	Patentee	Owned or Licensed	Status	Jurisdiction	Scope of Patent Protection and Product or Technology
3	A titanium mesh device for precise dental implant repair with personalized bone ridge regeneration titanium mesh and its manufacturing method	Invention patent	2019104957537	CN110269704A	9/24/2019	/	6D Dental	Owned	waiting for application of substantive examination	Chinese Mainland	The invention discloses a titanium mesh device for precise dental implant restoration with personalized bone crest regeneration titanium mesh, which comprises a titanium mesh, a guide hole of the implant nest and a positioning sleeve. The titanium mesh is connected with the guide hole, and the positioning sleeve extends from the titanium mesh to the direction of adjacent teeth. A titanium mesh device for precise dental implant restoration with personalized bone crest regenerated titanium mesh is also disclosed. The dimensions and other parameters of the personalized shape titanium mesh are suitable for the needs of different patients. The two positioning sleeves extended on the edge of the titanium mesh are used for fixation with the adjacent teeth on both sides, and the adjacent teeth on both sides are used as the main fixed force support points to fine-tune the shape of the titanium mesh. The titanium mesh can be closely fitted with the alvear bone wall without relying on the experience of clinicians, effectively ensuring the bone growth after surgery.
4	A planting hole preparation drill system with self-navigation drill sleeve	Invention patent	2019104655861	CN110226979A	9/13/2019	/	6D Dental	Owned	waiting for application of substantive examination	Chinese Mainland
The invention discloses a planting with a self-navigating drill sleeve
The spare hole drilling system comprises a spare hole drill, a guide drill sleeve and a guide bushing. The spare hole drill is equipped with a guide drill sleeve, and the guide drill sleeve is matched with the guide bushing; Spare hole drilling has a guide department and cutting department, cutting department under, guide department on, there are steps between the cutting department and guide department, guide drilling and guide gap coordination, spare hole drilling and guide drilling sleeve constitute a whole, guide bushing and guide drilling sleeve between the tooth — groove structure, teeth into the groove, guide bushing and guide drilling sleeve of freedom unification. The invention can change the operation mode of both hands in the current dental implant operation, and on the basis of keeping the accuracy and safety of the operation unchanged, the doctor can perform the whole operation with one hand.

Properties and Facilities
ETAO leases the properties for its principal executive office, which is located on Anzhen West Li, Zhejiang Building, 1613-1615, Chaoyang District, Beijing, China.
Competition
1.   Telemedicine Line of Business
We view as our competitors those companies that currently (or in the future will) (i) develop and market virtual care technology (devices, software, and systems) or (ii) provide virtual care services, such as the delivery of on-demand access to healthcare and medicine. Competition focuses on, among other factors, experience in operation, customer service, quality of technology and know-how, and reputation. Competitors in the telemedicine and expert medical services market include MDLive, Inc. (now owned by Cigna), American Well Corporation, Included Health, Ping’an Good Doctor, Tele-Doc, Linkdoc, and Accolade, Inc., among other smaller industry participants.
2.   Insurance Intermediary Line of Business
Generally, three types of insurance players are involved in the distribution of insurance products in the PRC: professional insurance intermediaries, insurance companies, and companies with ancillary insurance sales functions, such as banks, postal offices and internet companies. The insurance distribution market is highly diverse and the professional levels vary tremendously.
We compete primarily on the basis of:
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our unparalleled operating history and large insurance client base with high repurchase rates;

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our expertise in understanding customers’ demand for auto insurance products and our capability of selecting and mobilizing suitable products to meet their fast-changing demands;

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our capability of designing and developing customized insurance products;

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our robust client acquisition channels and efficient client conversion capabilities;

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our ability to provide best-in-class insurance client service and experience; and

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our well-established business relationships with insurer partners continuously reinforced by our risk management.

As internet-based insurance companies took off in the last few years, certain professional insurance intermediaries expanded their business online and the online insurance sales market also became more and more competitive, joined by gigantic information technology companies, such as Alibaba Group, Tencent Holdings, Baidu, Inc. and JD.com, Inc.
We deem the following insurance intermediaries as our principal and direct competitors: HJXYBX.com, Hua Kang Insurance Agency, Waterdrop, Ping’an Good Doctor, and Da Tong Insurance Sales Company.
3.   Hospital Line of Business
ETAO operates in the hospital line of business in a unique way by providing hospital like services through its integrated Offline-Merging-Online platform. ETAO provides a full spectrum of healthcare capabilities. ETAO serves as a convenient “front door” that connects members to the healthcare they need — from on-demand visits with a licensed doctor to complex case consultations with the world’s top specialists. Therefore, in this industry, the competition includes Ping’an Good Doctor who operates online platforms in the healthcare and hospital industry. However, some of its competitors may have more resources than ETAO does, and may be able to devote greater resources than ETAO can to expand their business and market shares. See “Risk Factors — Risks Related to ETAO’s Business and Industry” If ETAO is not able to compete effectively with others, its business, financial condition and results of operations may be materially and adversely affected.”

Employees
ETAO and the VIEs together with their respective subsidiaries had a total of 3,600 employees as of March 28, 2022 based in Greater China.
Under PRC regulations, most of the VIEs participate in various statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund. The VIEs are required under PRC laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of its employees, up to a maximum amount specified by the local government from time to time. In addition, ETAO purchased additional commercial health insurance to increase insurance coverage of its employees. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of ETAO’s business. PubCo has adopted the 2020 Plan to grant share-based incentive awards to its employees to incentivize their contributions to its growth and development.
ETAO enters into standard labor contracts with its employees. ETAO also enters into standard confidentiality agreements with its senior management that contain non-compete restrictions.
ETAO believes that it maintains a good working relationship with its employees, and ETAO has not experienced any major labor disputes.
Insurance
Consistent with industry practices, ETAO maintains three types of insurance, namely public liability insurance, third party liability insurance, and property all risks insurance. ETAO considers its insurance coverage to be sufficient for its business operations in China.
Legal Proceedings
ETAO is currently not a party to any material legal or administrative proceedings. ETAO may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of ETAO’s resources, including its management’s time and attention.
Even before the official acquisition agreements have signed between ETAO and each entity, ETAO has expanded its footprint overseas by leveraging its strong management and knowledge sharing and technical training capabilities. On weekly basis, ETAO has provided free education and training programs through telemedicine continuing education meetings. The acquired hospitals and potential clients are free to attend this training and all training are recorded.
The following is ETAO International Group Corporate Governance Structure and highlights of 12 entities ETAO controlled:
Corporate History of ETAO
On August 28, 2020, ETAO International Group (“ETAO” or the “Company”) was founded in Cayman Islands. Certain controlling shareholders of ETAO are ETAO International Group Inc. (“ETAO Delaware”) and WSHP Capital LLC (“WSHP Capital”), which are domiciled in the State of Delaware and State of New York, respectively. On September 17, 2020, ETAO International Group Co. Limited (“ETAO Hong Kong”) was founded in Hong Kong. On September 24, 2020, ETAO Global Holdings (“ETAO Global”) was formed in the British Virgin Islands. On December 1, 2020, ETAO Healthcare was formed as a Wholly Foreign-Owned Entity in the People’s Republic of China. Through roll-up acquisitions, the Company obtained contractual interest over various medical services operations via sets of agreements, known as variable interest entity agreements (the “VIE Agreements”).
From March 16, 2021 through June 30, 2021, ETAO acquired through VIE Agreements contractual interest over all or majority equity interest in ten VIEs, acquired a contractual interest of 41% of Changsha

Zhenghe, and acquired a 67.39% interest in DNurse Cayman which in turn holds a 100% VIE contractual interest in DNurse via acquiring DNurse’s controller outside the mainland China, which in connection leads to twelve securities acquisition agreements (each, an “SSA”). Pursuant to an SSA, ETAO, a VIE and its shareholders entered into certain contractual arrangements entitling ETAO to gain contractual interest and derive the primary benefits of the results of operations from such VIE under the U.S. GAAP in exchange for certain amount of ETAO’s ordinary Class A shares and, in some cases promissory notes issued by ETAO to be settled in future. These acquisitions are collectively known as “the Roll-up Transactions”. The following summarizes the key terms of each of the twelve Roll-up Transactions:
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On March 15, 2021, ETAO entered into an SSA with Aaliance Insurance Broker Co., Ltd. (“Aaliance”) and its subsidiaries, pursuant to which ETAO issued a total of 2,627,511 class A ordinary shares to certain shareholders of Aaliance and a promissory note to Aaliance in the principal amount of $6,568,779 with the due date of April 20, 2023, in exchange for the Aaliance VIE agreements where ETAO derives 85% of the primary financial benefits of Aaliance for accounting purposes. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Aaliance’s economic performance, bears the risks of and recognizes the financial results of Aaliance for accounting purposes only. Consequently, ETAO consolidates the accounts of Aaliance for the periods presented. Any references to control or benefits that accrue to ETAO because of Aaliance are limited to, and subject to conditions we have satisfied for consolidation of Aaliance under U.S. GAAP. Aaliance is consolidated for accounting purposes but is not an entity in which ETAO owns equity. On December 13, 2022, the holder of the promissory note, Top Value AEC Limited, waived its right to request the prepayment of the promissory note, in whole or in part, on or after the date, that is thirty (30) calendar days from the consummation of the Business Combination. The provisions in both the promissory note, Section 1(b), and the SSA, Section 2.2(a), relating to the right to prepayment of the promissory note, were waived by Top Value AEC Limited.

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On March 16, 2021, ETAO entered into an SSA with Jiangxi Qianhu Healthcare Group (“Qianhu”) and its subsidiaries, pursuant to which ETAO issued a total of 902,904 class A ordinary shares to certain shareholders of Qianhu and a promissory note to Qianhu in the principal amount of $2,257,261 with the due date of August 31, 2023, in exchange for the Qianhu VIE agreements where ETAO controls and derives 51% of the primary financial benefits of Qianhu for accounting purposes. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Qianhu’s economic performance, bears the risks of and recognizes the financial results of Qianhu for accounting purposes only. Consequently, ETAO consolidates the accounts of Qianhu for the periods presented. Any references to control or benefits that accrue to ETAO because of Qianhu are limited to, and subject to conditions we have satisfied for consolidation of Qianhu under U.S. GAAP. Qianhu is consolidated for accounting purposes but is not an entity in which ETAO owns equity. On December 13, 2022, the holder of the promissory note, QHYL Limited, waived its right to request the prepayment of the promissory note, in whole or in part, on or after the date, that is thirty (30) calendar days from the consummation of the Business Combination. The provisions in both the promissory note, Section 1(b), and the SSA, Section 2.2(a), relating to the right to prepayment of the promissory note, were waived by QHYL Limited.

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On March 18, 2021, ETAO entered into an SSA with Hangzhou Six Dimension Dental Group (“6D Dental”) and its subsidiaries, pursuant to which ETAO issued a total of 690,462 class A ordinary shares to certain shareholders of 6D Dental and a promissory note to 6D Dental in the principal amount of $1,726,154 with the due date of April 30, 2024, in exchange for the 6D Dental VIE agreements where ETAO derives 51% of the primary financial benefits of 6D Dental for accounting purposes. Through the 6D Dental VIE agreements, ETAO has the power to direct the activities that most significantly impact 6D Dental’s economic performance, bears the risks of and recognizes the financial results of 6D Dental for accounting purposes only. Consequently, ETAO consolidates the accounts of 6D Dental for the periods presented. Any references to control or benefits that accrue to ETAO because of 6D Dental are limited to, and subject to conditions we have satisfied for consolidation of 6D Dental under U.S. GAAP. 6D Dental is consolidated for accounting purposes but is not an entity in which ETAO owns equity. On December 13, 2022, the holder of the promissory note, 6D Dental Limited, waived its right to request the prepayment of the promissory note, in whole or in part, on or after the date, that is thirty (30) calendar days from the consummation of the

Business Combination. The provisions in both the promissory note, Section 1(b), and the SSA, Section 2.2(a), relating to the right to prepayment of the promissory note, were waived by 6D Dental Limited.
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On March 16, 2021, ETAO entered into an SSA with Chain Workshop (Beijing) Co., Ltd. (“Chainworks”) and its subsidiaries, pursuant to which ETAO issued a total of 1,923,100 class A ordinary shares to all of the shareholders of Chainworks in exchange for the Chainworks VIE agreements where ETAO derives 100% of the primary financial benefits of Chainworks for accounting purposes. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Chainworks’ economic performance, bears the risks of and recognizes the financial results of Chainworks for accounting purposes only. Consequently, ETAO consolidates the accounts of Chainworks for the periods presented. Any references to control or benefits that accrue to ETAO because of Chainworks are limited to, and subject to conditions we have satisfied for consolidation of Chainworks under U.S. GAAP. Chainworks is consolidated for accounting purposes but is not an entity in which ETAO owns equity.

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On March 31, 2021, ETAO entered into an SSA with Changsha Zhenghe Orthopaedics Hospital Limited (“Changsha Zhenghe”) and its subsidiaries, pursuant to which ETAO issued a total of 376,600 class A ordinary shares to certain shareholders of Changsha Zhenghe in exchange for the Changsha Zhenghe VIE agreements where ETAO derives 41% of the primary financial benefits of Changsha Zhenghe for accounting purposes. However, ETAO does not consolidate the accounts of Changsha Zhenghe under the U.S. GAAP.

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On March 22, 2021, ETAO entered into an SSA with Zhichao Medical Technology (Hunan) Co., Ltd. (“DTalks”) and its subsidiaries, pursuant to which ETAO issued a total of 2,353,800 class A ordinary shares to certain shareholders of DTalks in exchange for the DTalks VIE agreements where ETAO derives 51% of the primary financial benefits of DTalks for accounting purposes. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact DTalks’s economic performance, bears the risks of and recognizes the financial results of DTalks for accounting purposes only. Consequently, ETAO consolidates the accounts of DTalks for the periods presented. Any references to control or benefits that accrue to ETAO because of DTalks are limited to, and subject to conditions we have satisfied for consolidation of DTalks under U.S. GAAP. DTalks is consolidated for accounting purposes but is not an entity in which ETAO owns equity.

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On March 31, 2021, ETAO entered into an SSA with Hengyang Kangning Health Management Limited (“Kangning”) and its subsidiaries, pursuant to which ETAO issued a total of 312,600 class A ordinary shares to certain shareholders of Kangning and a promissory note to Kangning in the principal amount of $941,538.46 with the due date of August 24, 2024 in exchange for the Kangning VIE agreements where ETAO derives 51% of the primary financial benefits of Kangning for accounting purposes. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Kangning’s economic performance, bears the risks of and recognizes the financial results of Kangning for accounting purposes only. Consequently, ETAO consolidates the accounts of Kangning for the periods presented. Any references to control or benefits that accrue to ETAO because of Kangning are limited to, and subject to conditions we have satisfied for consolidation of Kangning under U.S. GAAP. On December 13, 2022, the holder of the promissory note, Hunan An Yue Kenny Health Management Co Limited, waived its right to request the prepayment of the promissory note, in whole or in part, on or after the date, that is thirty (30) calendar days from the consummation of the Business Combination. The provisions in both the promissory note, Section 1(b), and the SSA, Section 2.2(a), relating to the right to prepayment of the promissory note, were waived by Hunan An Yue Kenny Health Management Co Limited.

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Kangning is consolidated for accounting purposes but is not an entity in which ETAO owns equity.

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On April 23, 2021, ETAO entered into an SSA with Guiyang Tianlun Infertility Hospital Limited (“Guiyang”) and its subsidiaries, pursuant to which ETAO issued a total of 1,576,507 class A ordinary shares to certain shareholders of Guiyang in exchange for the Guiyang VIE agreements where ETAO derives 51% of the primary financial benefits of Guiyang for accounting purposes. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact

Guiyang’s economic performance, bears the risks of and recognizes the financial results of Guiyang for accounting purposes only. Consequently, ETAO consolidates the accounts of Guiyang for the periods presented. Any references to control or benefits that accrue to ETAO because of Guiyang are limited to, and subject to conditions we have satisfied for consolidation of Guiyang under U.S. GAAP. Guiyang is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
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On March 30, 2021, ETAO entered into an SSA with Civil Hospital (Mengzhou City) Co., Ltd. (“Mengzhou”) and its subsidiaries, pursuant to which ETAO issued a total of 1,093,800 class A ordinary shares to certain shareholders of Mengzhou and a promissory note to Mengzhou in the principal amount of $7,323,300 with the due date of September 1, 2024, in exchange for the Mengzhou VIE agreements where ETAO derives 51% of the primary financial benefits of Mengzhou for accounting purposes. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Mengzhou’s economic performance, bears the risks of and recognizes the financial results of Mengzhou for accounting purposes only. Consequently, ETAO consolidates the accounts of Mengzhou for the periods presented. Any references to control or benefits that accrue to ETAO because of Mengzhou are limited to, and subject to conditions we have satisfied for consolidation of Mengzhou under U.S. GAAP. Mengzhou is consolidated for accounting purposes but is not an entity in which ETAO owns equity. On December 13, 2022, the holder of the promissory note, DXJK Limited, waived its right to request the prepayment of the promissory note, in whole or in part, on or after the date, that is thirty (30) calendar days from the consummation of the Business Combination. The provisions in both the promissory note, Section 1(b), and the SSA, Section 2.2(a), relating to the right to prepayment of the promissory note, were waived by DXJK Limited.

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On March 20, 2021, ETAO entered into an SSA with Changxing Zhizhou Hospital Co., Ltd. (“Changxing”) and its subsidiaries, pursuant to which ETAO issued a total of 602,208 class A ordinary shares to certain shareholders of Changxing and a promissory note to Changxing in the principal amount of $4,014,720 with the due date of August 24, 2023, in exchange for the Changxing VIE agreements where ETAO derives 51% of the primary financial benefits of Changxing for accounting purposes. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Changxing’s economic performance, bears the risks of and recognizes the financial results of Changxing for accounting purposes only. Consequently, ETAO consolidates the accounts of Changxing for the periods presented. Any references to control or benefits that accrue to ETAO because of Changxing are limited to, and subject to conditions we have satisfied for consolidation of Changxing under U.S. GAAP. Changxing is consolidated for accounting purposes but is not an entity in which ETAO owns equity. On December 13, 2022, the holder of the promissory note, YHM Limited, waived its right to request the prepayment of the promissory note, in whole or in part, on or after the date, that is thirty (30) calendar days from the consummation of the Business Combination. The provisions in both the promissory note, Section 1(b), and the SSA, Section 2.2(a), relating to the right to prepayment of the promissory note, were waived by YHM Limited.

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On June 30, 2021, ETAO entered into an SSA with Baihui (Beijing) Biotech Co., Ltd. (“Biohelix”) and its subsidiaries, pursuant to which ETAO issued a total of 1,015,400 class A ordinary shares to certain shareholders of Biohelix in exchange for the Biohelix VIE agreements where ETAO derives 55% of the primary financial benefits of Biohelix for accounting purposes. Through the VIE arrangements, ETAO has the power to direct the activities that most significantly impact Biohelix’s economic performance, bears the risks of and recognizes the financial results of Biohelix for accounting purposes only. Consequently, ETAO consolidates the accounts of Biohelix for the periods presented. Any references to control or benefits that accrue to ETAO because of Biohelix are limited to, and subject to conditions we have satisfied for consolidation of Biohelix under U.S. GAAP. Biohelix is consolidated for accounting purposes but is not an entity in which ETAO owns equity.

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On April 30, 2021, ETAO entered into an SSA with Dnurse Investment Co. Ltd (“Dnurse Cayman”) and its subsidiaries, pursuant to which ETAO issued a total of 2,105,979 class A ordinary shares to certain shareholders of DNurse Cayman in exchange for 67.39% of the total issued and outstanding equity interest of DNurse Cayman, resulting in ETAO deriving 67.39% of the primary financial benefits of Beijing Dnurse Technology Co., Ltd. (“DNurse”) for accounting purposes. Through the VIE arrangements among DNurse, DILE, and the shareholders of DNurse and ETAO’s ownership in

DNurse Cayman, ETAO has the power to direct the activities that most significantly impact DNurse’s economic performance, bears the risks of and recognizes the financial results of DNurse for accounting purposes only. Consequently, ETAO consolidates the accounts of DNurse for the periods presented. Any references to control or benefits that accrue to ETAO because of DNurse are limited to, and subject to conditions we have satisfied for consolidation of DNurse under U.S. GAAP. DNurse is consolidated for accounting purposes but is not an entity in which ETAO owns equity.
Even before signing the definitive acquisition agreements for the Roll-up Transactions, ETAO had already been providing free education and training programs through telemedicine continuing education meetings on a weekly basis. ETAO management teams in both PRC and China have been hosting and organizing those training programs to the staff of each VIE and business partners of each VIE.
Missions of ETAO
ETAO’s objective is to create a healthcare ecosystem wherein the patient is the center of care and where the patient’s access to various healthcare services is facilitated by modern technologies including Internet-based services. The ETAO ecosystem provides the patient with facilitated access to doctors and other health care professionals, to medications and to various testing and diagnostic services outside a hospital, either in their home or in their immediately accessible surrounding community. ETAO wants to deliver cost-effective healthcare to large groups distributed over a large area. China is an ideal opportunity to do this, but lessons learned will be applied to other situations in other countries.
Although the ETAO model has as its anchor, a centrally located hospital that will normally be either a secondary or tertiary hospital, nevertheless many of the services available to the patient will be dematerialized using modern information technologies. As a result, many of the services that are normally found in a Chinese hospital today, such as outpatient clinics, clinical laboratories, pharmacies and imaging services will no longer be offered by an ETAO hospital but will become available to the patient at sites beyond the hospital and usually closer to the patient’s residence. Many healthcare services that can be provided by nurses or other clinicians can become accessible at home or in neighborhood clinics. In the case of chronic disease, these distributed services will allow patients to have access to many services that previously required one or more visits to a hospital. This system replicates a proven healthcare business model of Online Merging Offline, which creates urgent care facilities that efficiently treats patients in a deferential manner.
The ETAO vision requires that the patient has an electronic medical record, and that the physician or other caregiver can securely access that record via the internet from multiple locations. As well, the ETAO system requires that the caregiver be able to capture and record the results of physical diagnosis, blood tests, imaging data and other clinical assessments so that the patient’s medical history is maintained up to date, no matter the physical location of the patient and the doctor or other clinician. Thus, the ETAO ecosystem data base must be cloud-based, and the services must include a strong telemedicine component.
Another important element of the ETAO ecosystem is the access to pharmaceutical services via the Internet. Electronically transmitted prescriptions, access to an electronic record of medication consumption as well as pharmaceutical delivery systems must play a role in the ecosystem. It is evident that the creation of such a system will facilitate patient access to medications, permit better monitoring of patient behavior, and provide an avenue to communicate with the patient.
Distributed healthcare systems facilitate management of chronic diseases and care delivery for the elderly with reduced mobility. A dematerialized healthcare system allows the caregivers to have ongoing contact and ongoing interactions with the patient without having to be physically present. The distributed healthcare system facilitates patient access to the caregiver and other healthcare services while providing a conduit for the caregiver to offer education, advice and guidance to the patient concerning their healthcare issues. This channel of communication can also be used to promote healthy lifestyle choices leading to a better quality of life and to healthy aging. With the patient’s permission, advice related to lifestyle such as nutritional information, nutritional supplements, vitamins and even diabetic counseling or counseling for other chronic diseases can be provided. Most importantly the patient can be monitored with various electronic sensors to develop personalized treatment plans and to encourage compliance to prescribed care. The

ETAO healthcare model will not only facilitate early detection and treatment, but it will also begin to address lifestyle activities that will reduce the overall burden of disease in the ETAO community.
As we build the ETAO model of healthcare services, we can benefit from examples of similar services elsewhere in the world. Systems of healthcare generally are established by governmental agencies or by non-profit organizations. Large healthcare networks are found in many developed economies. The northern European countries such as Sweden, Norway and Denmark have well-established healthcare systems that may offer ideas and guidance as ETAO develops its own systems. The health care system in France is a hybrid system where both public and private entities provide healthcare services. They coexist in an environment that may provide ideas for how ETAO can coexist with the public systems in China. In North America, Canada has opted for a socialized medicine approach where each of the 13 provinces manages a province-wide system that delivers healthcare in a model that can offer some lessons for ETAO. Over the past 30 years in the United States the private sector has developed networks of care in the private sector. Today, in the United States there are networks of hospitals and clinics that serve groups united by a shared insurance plan. It will be very useful to make a comparative study of the strengths and weaknesses of existing healthcare systems in several countries as ETAO moves forward with the development of its own healthcare environment.

INDUSTRY OVERVIEW
China’s healthcare system is at the developing stage with still many issues to be overcome. ETAO operates in three main industries: (1) Telemedicine (2) Hospital and Healthcare Facilities; and (3) Insurance Industry.
Telemedicine Industry
Barriers and inefficiencies in the current healthcare system present market participants with three major challenges: (i) consumers lack sufficient access to high-quality, cost-effective healthcare at appropriate sites of care, while bearing an increasing share of costs; (ii) employers and health plans lack an effective solution that reduces costs while enhancing healthcare access for beneficiaries and (iii) providers lack flexibility to increase productivity by delivering care on their own terms. Market participants are therefore increasingly unable to effectively and efficiently receive, deliver or administer healthcare. At the same time, the emergence of technology platforms solving massive structural challenges in other industries has highlighted the need for a similar solution in healthcare. We believe there is a significant opportunity to solve these challenges through a trusted solution, such as ours, that matches consumer demand and physician supply in real-time, while offering health plans and employers an attractive, cost-effective healthcare alternative for their beneficiaries.
Traditionally, healthcare related services in China are primarily conducted offline. The high operational cost and high investment commitment required for online operations impose a steep entry barrier for new entrants.
With the advancement of technology, the online healthcare services market emerged in recent years. The online healthcare services market includes all healthcare related services which are conducted via online channels, such as online pharmacy marketplace, online doctor consultation, and digital healthcare data analysis. Regulatory implementations are going to be the main catalyst for the market growth. A series of policies have been implemented to promote the market development in recent years. According to an iResearch report, the following recent regulatory developments of policies and regulations are expected to have a positive impact on China’s online healthcare services industry:
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Administrative Measures on Standards, Security and Services of National Healthcare Big Data (Trial Implementation). These measures are expected to provide regulatory guidance on handling healthcare-related data, along with key compliance steps for multinationals throughout the entire life cycle of health care data, including collection, storage, transfer and use.

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Opinions of the General Office of the State Council on Promoting the Development of “Internet plus Healthcare”. These policies promote the improvement of the “Internet plus medical and health” service system, relevant concrete measures and strengthen provisions to implement industry supervision and data security.

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Healthy China 2030 Initiative. These initiatives “Internet plus Healthcare” services that cover full life cycle prevention, treatment and rehabilitation as well as integrated national health information services for proprietary health management.

Hospitals and Healthcare Facilities Industry
The hospital and healthcare industry in China has been rapidly increasing over the past decade. There are now about 26,000 hospitals in China of which there are about 10,000 private hospitals which are already in operation, and several hundred are opening or being upgraded from clinics to hospital status every year.
Due to such, and as a result of the need for updated medical institutions that offer a wide array of healthcare and digital health, local and foreign groups and investors are looking to scale healthcare infrastructure in China. Thus competition is high in this market in China.
In a 2015 Global Growth Markets survey about Digital Health among hospital doctors and managers in China, and other countries in Asia, analysts found a very high level of support for digital health in China. In fact, it was the highest in the region, with 48 per cent of respondents saying that they believe various aspects of digital health are likely to improve patient outcomes in the next three to five years. The average for Asia as a whole was only 23 percent.
It appears that China’s clinicians and hospital management have recognized digital health as one possible solution which could contribute to alleviating some of the huge challenges healthcare is facing in China
Insurance Industry
Factors Driving the Growth of the Chinese Insurance Industry
We believe that certain macroeconomic factors, such as the governmental policy that allows an open market and China’s rapid economic growth, have been and will continue to be the key driving forces behind the growth of the Chinese insurance industry since 1978 when the PRC started the economic reform and opened up the country to the outside world. The rapid economic growth of China has created substantial gross domestic product (“GDP”) growth in China. The National Bureau of Statistics of China had published data showing that the insurance premium growth rates in China were related to the GDP growth rates in the country to some extent.

45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
-5%
39.1%
30.4%
27.3%
18.2%
18.2%
18.4%
17.5%
20.0%
18.4%
8.0%
11.2%
12.2%
10.4%
10.1%
8.5%
7.0%
8.4%
10.5%
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
Insurance industry premium income gorwth rate
GDP growth rate

Source:
the National Bureau of Statistics of China and CBIRC

Increase in Household Income and Disposable Income Per Capita
The continuous improvement of PRC residents’ income is the core factor driving the growth of the insurance industry in China. Along with the steady development of economy in China, the income and per capita disposable income of urban PRC residents have increased continuously. The growth of household wealth has stimulated demand for insurance products.
Favorable Regulatory Environment
At the 19th National Congress Conference in October 2017, General Secretary of the Chinese Communist Party Jinping Xi declared that China has entered into a new era with prosperity and insurance would provide necessary protection against losses and uncertainties. The Fifth National Financial Work Conference, held on July 14, 2017, specifically confirmed the needs to promote the insurance industry for risk management. In addition, the Several Opinions of the State Council on Accelerating the Development of the Modern Insurance Service Industry, dated August 10, 2014, confirmed its goal to build an insurance industry that was compatible with China’s economic and social needs, reaching the national target of 5% in insurance penetration, or total premium as a percentage of GDP, and RMB 3,500 (approximately US$569) per person in insurance density, or per capita premium, by 2020. The 13th Five-Year-Plan of the CIRC also confirmed its commitment to continuously promote and support of various development plans of the insurance industry. The Guiding Opinions on Implementing the Comprehensive Reform of Auto Insurance issued by CBIRC encouraged the insurance related enterprises, among other things, i) exploring the development of innovative products, such as motor vehicle mileage insurance for renewable energy vehicles and qualified traditional vehicles, ii) releasing the floating range of independent pricing coefficients; iii) prioritizing the development customized insurance products. We believe that the launch of the Guiding Opinions on Implementing the Comprehensive Reform of Auto Insurance will bring the auto insurance into a new era featuring personalized insurance pricing and innovative products.
Regulatory Environments
This section sets forth a summary of the most significant rules and regulations that affect the business activities of us and the VIEs in China.
Drug Research and Development
Introduction
In 2017, the drug regulatory system entered a new and significant period of reform. In October 2017, the General Office of the State Council and the General Office of the Central Committee of the China Communist Party jointly issued the Opinions on Deepening the Reform of the valuation and Approval System to Encourage Innovation in Drugs and Medical Devices, or the Innovation Opinion, to encourage, among others, the reform of clinical trial management and acceleration of the review and approval for drugs and medical devices marketing.
To implement the regulatory reform introduced by the Innovation Opinion, the National People’s Congress, or the NPC and the National Medical Products Administration (“NMPA”) has been revising the fundamental laws, regulations and rules regulating pharmaceutical products and the industry, which include the framework law known as the PRC Drug Administration Law, or the Drug Administration Law. The Drug Administration Law was promulgated by the Standing Committee of the NPC, or the SCNPC, on September 20, 1984 and latest amended on August 26, 2019 and took effect as of December 1, 2019. The State Council issued the Regulations for Implementation of the Drug Administration Law of the PRC, which was promulgated on August 4, 2002 and latest amended on March 2, 2019, to further implement the Drug Administration Law. The NMPA also has its own set of regulations for the Drug Administration Law, and the primary one governing clinical trial applications, marketing approval, and post-approval amendment and renewal is known as the Drug Registration Regulation, or the Drug Registration Regulation, which was latest amended by the NMPA on January 22, 2020 and effective from July 1, 2020.
Non-Clinical Research
The NMPA requires preclinical data to support registration applications for imported and domestic drugs. According to the Drug Registration Regulation, non-clinical safety studies shall be carried out in an institution that has passed the certification of the Good Laboratories Practice of Non-clinical Laboratory and comply with the Administrative Measures for Good Laboratories Practice of Non-clinical Laboratory, or the GLP, which was issued by NMPA on August 6, 2003 and revised on July 27, 2017. The GLP has been promulgated to improve the quality of non-clinical research. Pursuant to the Circular on Administrative Measures for Certification of Good Laboratory Practice for Non-clinical Laboratory issued by the NMPA on April 16, 2007, the NMPA is responsible for the certification of non-clinical safety evaluation and research institutions nationwide and local provincial drug administrative department is in charge of the daily supervision of non-clinical safety evaluation and research institution. The NMPA decides whether an institution is qualified for undertaking pharmaceutical non-clinical research by evaluating such institution’s organizational administration, its research personnel, its equipment and facilities, and its operation and management of non-clinical pharmaceutical projects.
Animal Testing
According to the Regulations for the Administration of Affairs Concerning Experimental Animals promulgated by the State Science and Technology Commission on November 14, 1988 and amended on January 8, 2011, July 18, 2013 and March 1, 2017 respectively by the State Council, the Administration Measures on Good Practice of Experimental Animals jointly promulgated by the State Science and

Technology Commission and the State Bureau of Quality and Technical Supervision on December 11, 1997, and the Administrative Measures on the Certificate for Experimental Animals (Trial) promulgated by the State Science and Technology Commission and other regulatory authorities on December 5, 2001, performing experimentation on animals requires a Certificate for Use of Laboratory Animals.
Clinical Trials Approval
Before registering a new drug, a sponsor shall complete clinical trials according to the Drug Registration Regulation. To start the clinical trial, a sponsor needs to apply for clinical trial approval first, and the Administrative Regulations of Good Clinical Practice for Drug Trials, or the GCP, has been promulgated to further promote the research into good practice for clinical trials of drugs and enhance the quality thereof. The GCP was promulgated by NMPA on August 6, 2003 and latest amended by NMPA and National Health Commission of PRC (“NHC”) which came into effect on July 1, 2020. All clinical trials conducted in China for new drug registration purposes must be approved and conducted at pharmaceutical clinical trial institutions filed according to the Regulations on the Administration of Pharmaceutical Clinical Trial Institutions promulgated by NMPA and NHC on November 29, 2019, or its previous counterparts.
Drug Clinical Trial Registration
Pursuant to the Drug Registration Regulation, upon obtaining the clinical trial approval and before commencing a clinical trial, the sponsor shall register the scheme on the clinical trial and other information on the Drug Clinical Trial Registration and Information Platform for clinical trials of drugs. During the clinical trial of drugs, the sponsor shall update registration information continuously, and register information on the outcome of the clinical trial of drugs upon completion of the clinical trial of drugs. The registration information shall be published on the platform and the sponsor shall be responsible for the veracity of such information. More details are provided in the Announcement on Drug Clinical Trial Information Platform released by the NMPA on September 6, 2013, providing that for all clinical trials approved by the NMPA and conducted in China shall be published through the Drug Clinical Trial Registration and Information Platform. The applicant shall complete trial pre-registration within one month after obtaining the clinical trial approval to obtain the trial’s unique registration number and shall complete certain follow-up information and first submission for publication before the first subject’s enrollment in the trial. If the foregoing first time of publication has not been submitted within one year after obtaining the clinical trial approval, the applicant shall submit an explanation, and if the procedure is not completed within three years, the clinical trial approval shall automatically be annulled.
Sampling and Collecting Human Genetic Resources Filing
The Regulations of the PRC on the Administration of Human Genetic Resources promulgated by the State Council on May 28, 2019 and implemented on July 1, 2019, stipulates that human genetic resource includes human genetic resource materials and information. Human genetic resource materials refer to organs, tissues, cells and other genetic materials containing human genome, genes and other genetic materials. Human genetic resource information refers to information, such as data, generated by human genetic resources materials. No approval is required in the event international cooperating clinical trials are conducted at clinical institutions using the human genetic resources of the PRC but not involving the exit of human genetic resource materials in order to obtain market license in China. However, the cooperating parties shall file with the administrative department of science and technology under the State Council the type, quantity and purpose of the human genetic resources intended to be used prior to conducting clinical trials.
Clinical Trial Process and Good Clinical Practices
Typically, pursuant to the Drug Registration Regulation, drug clinical trials in China shall go through four phases — phase I clinical trial, phase II clinical trial, phase III clinical trial and phase IV clinical trial. Based on the characteristics of drugs and research objective, the research contents shall include clinical pharmacology research, exploratory clinical trial, confirmatory clinical trial and post-marketing research clinical. The NMPA requires that the different phases of clinical trials in China shall receive ethics committee approval respectively and comply with the relevant requirements of quality management standards for clinical trial of drugs in PRC. The sponsor shall submit safety update reports on the Center for Drug Evaluation (“CDE”) website regularly during the research and development period. The sponsor shall promptly report to the CDE regarding suspicious and unexpected serious adverse reaction and other potential serious safety risks arising in the course of the clinical trial. Based on the severity of the safety risks, the sponsor may be required to adopt measures to strengthen risk control and may be required to suspend or terminate the clinical trial of drugs when necessary.
According to the GCP, the sponsor shall provide investigators and the clinical trial institution with legal and economic insurance or guarantee relating to the clinical trial and ensure that such insurance or guarantee is appropriate to the nature and degree of risks of the clinical trial, excluding the damage caused by the negligence of investigators or the clinical trial institution. Pursuant to the Innovation Opinion, the accreditation of the institutions for drug clinical trials shall be subject to record-filing administration. The conduct of clinical trials must adhere to the GCP, and the protocols of clinical trials must be approved by the ethics committees. Pursuant to the newly amended Drug Administration Law and the Regulations on the Administration of Pharmaceutical Clinical Trial Institutions, drug clinical trial institutions shall be subject to filing administration. Entities that only conduct analysis of biological samples related to clinical trials of drugs are not required perform filing procedures.
Drug Manufacturing
According to the Drug Administration Law and Administrative Measures on Supervision of Pharmaceutical Manufacturing which was promulgated by the NMPA on December 11, 2002 and last amended on January 22, 2020 and effective on July 1, 2020, all facilities that manufacture drugs in China must apply for a Pharmaceutical Manufacturing Permit which are issued by the drug supervision and administration department of the province, autonomous region or municipality directly under the central government where it is domiciled. The Pharmaceutical Manufacturing Permit is valid for five years and shall be renewed six months before the expiry date. The drug marketing authorization holder who entrusts another party to produce preparations shall meet the requirements as specified in Administrative Measures on Supervision of Pharmaceutical Manufacturing, sign an entrustment agreement and a quality agreement with a qualified drug producer, and submit the relevant agreements and the application materials of the actual production site to provincial drug administrative departments where the drug marketing authorization holder is located to apply for the drug production license. When an application for marketing authorization is submitted, the applicant and the manufacturer shall have obtained the corresponding Pharmaceutical Manufacturing Permit.
According to the Administrative Measures on Supervision of Pharmaceutical Manufacturing, these drug manufacturing facilities need not apply for a certification of drug manufacturing quality management norms, instead, they shall comply with drug manufacturing quality management norms by establishing a sound drug manufacturing quality management system and ensuring the whole drug manufacturing process continuously comply with statutory requirements. The drug marketing authorization holder shall establish a quality assurance system for pharmaceuticals, employ designated personnel to be independently in charge of quality control for pharmaceuticals.
Hospital and Healthcare Facilities
Administrative Measures on Medical Institutions and the Medical Institution Practicing License
The Administrative Measures on Medical Institutions, which were promulgated on February 26, 1994 by the State Council and came into effect on September 1, 1994 and amended on February 6, 2016, and the Implementation Measures of the Administrative Measures on Medical Institutions, which were promulgated by the NHC on August 29, 1994, came into effect on September 1, 1994, amended on November 1, 2006, June 24, 2008 and February 21, 2017, stipulate that the establishment of healthcare institutions shall comply with the relevant regional planning requirements as well as the basic standards of healthcare institutions. Any entity or individual that intends to establish a healthcare institution must follow the application approval procedures and register with the relevant healthcare administrative authorities to obtain a Medical Institution Practicing License.
The Opinions on Implementing Classification Administration of Urban Medical Institutions, which were jointly promulgated by the NHC and 3 PRC authorities on July 18, 2000 and came into effect on September 1, 2000, provide that not-for-profit and for-profit healthcare institutions shall be classified based on their business objectives, service purposes and implementation of various financial, taxation, pricing and accounting policies. Also, governments shall not operate for-profit healthcare institutions. Healthcare institutions shall file with relevant authorities of health written statements of their not-for-profit/for-profit status when they go through application, registration and re-examination procedures in accordance with relevant laws, and the handling authority of health shall, jointly with other relevant authorities, decide the not-for-profit/for-profit status for such healthcare institution based on the source of its investment and the nature of its business.
According to the Basic Standards for Medical Institutions (For Trial Implementation) which was promulgated on September 2, 1994 and revised on August 2, 2010, March 15, 2011 and December 5, 2011, and the Interim Measures for the Assessment of Medical Institutions promulgated by the NHC on September 21, 2011, medical institutions in the PRC can be graded into three classes (Class I, II and III) with regard to their medical practice conditions, including but not limited to, the amount of registered beds, treatment departments, personnel, properties, equipment as well as completeness of their internal rules and regulations.
Medical Test Laboratories
Pursuant to the Basic Standards and Practice of Medical Test Laboratory, promulgated by National Health and Family Planning Commission (“NHFPC”, which has been cancelled) and effective from July 20, 2016, a medical test laboratory, which conducts clinical tests, including clinical hematology tests and body fluid tests, clinical chemistry tests, clinical immunology tests, clinical microbiology tests, clinical molecular cytogenetic tests and clinical pathology tests, for the purpose of diagnosis, management, prevention or treatment of diseases and health assessment, shall be regulated as a medical institution. The establishment and operation of a medical test laboratory shall apply for an approval from NHC or its local counterparts to obtain a medical institution practicing license.
Pathogenic Microorganism Laboratories
Pursuant to the Regulations on Administration of Bio-safety in Pathogenic Microorganism Laboratories, promulgated by the State Council, effective on November 12, 2004, and latest amended on March 19, 2018, pathogenic microorganism laboratories are classified into four levels, namely bio-safety levels 1, 2, 3 and 4 in terms of bio-safety protection levels in accordance with national standards on biosafety of laboratories. Laboratories at bio-safety levels 1 and 2 shall not engage in laboratory activities related to highly pathogenic microorganisms. The construction, alternation or expansion of a laboratory at bio-safety level 1 or 2 shall be filed for record with the local counterparts of NHC. The entity launched a pathogenic microorganism laboratory shall develop a scientific and strict management system, regularly inspect the implementation of the regulations on bio-safety, and regularly inspect, maintain and update the facilities, equipment and materials in the laboratory, to ensure its compliance with the national standards.
Medical Technologies and Medical Devices
Pursuant to the Administration Measures for the Clinical Application of Medical Technologies promulgated by NHC on August 13, 2018 and effective from November 1, 2018, a negative list will be set up regarding the clinical application of medical technologies, which are classified into two categories: “restricted” and “prohibited”. Any medical institution shall refrain from conducting any clinical application of medical technologies that fall within the “prohibited” category, while a medical institution which engages in clinical application of medical technologies falling within the “restricted” category shall file with the NHC or its local counterpart within fifteen working days after the first clinical application of such technologies. In addition, pursuant to the Notice of Strengthening the Administration of Products and Technologies Relating to Clinical Gene Sequencing, jointly promulgated by General Office of NHFPC and China Food and Drug Administration, or CFDA, on February 9, 2014, no medical institutions may apply gene sequencing technologies or products for clinical use before the issuance of relevant access standards and management regulations.
The Regulations on Supervision and Administration of Medical Devices (the “Medical Devices Regulations”), which was promulgated by the State Council of China on January 4, 2000, amended on March 7, 2014, May 4, 2017 and February 9, 2021 and came into effect on June 1, 2021, regulates activities in forms of research and development, manufacture, operation and utility as well as supervision and administration of medical devices in the PRC. In accordance to the Medical Devices Regulations, Class I medical devices shall refer to those devices with low risk whose safety and effectiveness can be guaranteed through routine administration. Class II medical devices shall refer to those devices with moderate risk whose safety and effectiveness should be ensured by strict control and administration. Class III medical devices shall refer to those devices with relatively high risk whose safety and effectiveness should be ensured by taking special measures to conduct strict control and administration. The classification of specific medical devices is stipulated in the Medical Device Classification Catalog, which was issued by the NMPA on August 31, 2017, became executive on August 1, 2018 and revised on December 18, 2020.
The Administrative Measures for the Registration of Medical Devices, which were promulgated by the NMPA and took effect on October 1, 2014, provide that Class I medical devices are subject to record-filing, while Class II and Class III medical devices are subject to registration. According to the Administrative Measures for the Registration of Medical Devices, the registration and record-filing of IVD reagents that are regulated as medical devices are governed by the Administrative Measures for the Registration of IVD Reagents (the “IVD Registration Measures”), which was first promulgated by the NMPA and took effect on October 1, 2014, and amended on January 25, 2017. Pursuant to the IVD Registration Measures, Class I IVD reagents are subject to filing, and Class II and Class III IVD reagents are subject to inspection, approval and registration.
According to IVD Registration Measures, in vitro diagnostic reagents refer to in vitro diagnostic reagents regulated as medical devices. Medical devices, as specified in Medical Device Regulation, refer to the instruments, equipment, appliance, in vitro diagnostic reagents and calibrators, materials and other similar or related articles, the purposes of which are, among others, to provide information for the purpose of medical treatment or diagnose by testing of samples from a human body.
Telemedicine
The Opinions an Promoting the Development of “Internet Plus Health Care” issued by the General Office of the State Council on April 25, 2018 encouraged the health care institutions and qualified third-party institutions to set up Internet information platforms to provide telemedicine, health consultation, and health management services so as to promote the effective communication among hospitals, medical personnel, and patients.
The NHFPC released the Measures for Administration of Population Health Information (Trial) on May 5, 2014, which refers the medical health service information as the population healthcare information, and emphasizes that such information cannot be stored in offshore servers, and the offshore servers shall not be hosted or leased.
Pursuant to the Management Measures of Standards, Safety and Service of National Health and Medical Big Data (Trial) promulgated by the NHC on July 12, 2018, the medical institutions should establish relevant safety management systems, operation instructions and technical specifications to safeguard the safety of healthcare big data generated in the process of health management service or prevention and cure service of diseases. And it also stipulates that such healthcare big data should be stored in onshore servers and shall not be provided overseas without safety assessment.
According to the Measures for the Administration of Internet Diagnosis and Treatment (Trial), Internet diagnosis and treatment activities shall be provided by the medical institutions that have obtained a “Practicing License for Medical Institution”, and the Internet-based diagnosis services provided by a medical institution shall be consistent with its diagnosis subjects. Physicians and nurses carrying out Internet diagnosis and treatment activities shall be able to be found in the national electronic registration system of physicians and nurses. A medical institution shall conduct electronic real-name verification for the medical staff members carrying out Internet diagnosis and treatment activities.
As the date of this prospectus, ETAO has adopted a series of internal policies on personal information protection and data security management, and implemented relevant internal procedures and controls, for example, encrypting personal information in backend storage to ensure confidentiality, removing identifying information of individual users for information used in the technology development, and formulating policies for data administration which set out the overall responsibilities and procedures for our staff to adhere to.

Specifically, we have taken the following measures to protecting our cybersecurity, information and privacy of our users:
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We have implemented technical measures such as access control and identity authentication measures, data encryption or desensitization processing, and data backup to protect networks and data from interference, destruction or unauthorized access, and prevent data leakage, tampering, and loss. We are equipped with data encryption technology: (i) in terms of storage, user data is stored with specific encryption strategies; (ii) in terms of sharing, user data shall not be shared among applications without prior consent, which shall be granted on a “need-to-know” basis; and (iii) in terms of display, the user data that can clearly track the user’s personal information will be replaced by “*” to obscure key information in display versions.

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We have established a cybersecurity management system, a data protection procedure, and formulated a personal information protection system, including the Data Classification, Grading and Access Control Requirements, and Regulation on the collection and use of personal information. We strictly comply with laws and regulations and do not distribute or sell our users’ personal data for any illegal or unauthorized purpose.

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We have formulated emergency plans for cybersecurity incidents and data security incidents.

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We have signed the Confidentiality Agreement with our main employees and have provided regularly trainings on data confidentiality and personal information protection to our employees.

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We have provided users’ separate consent description for sensitive data processing and data sharing or other lawful reasons for related data processing behavior in our user privacy policy.

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We have formulated data sharing terms and provided the information related to data sharing, including the names of recipients, the purpose of processing, the privacy policy and the type of personal information in the privacy policy.

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We have stipulated the data deletion mechanism, and the scenarios that require the deletion of personal information include: data storage exceeding a period of time, deletion of personal information requested by the user and account deregistration or termination of business relationship.

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The users’ personal information will not be disclosed except (i) the users explicitly agree to disclose, or (ii) the authorities require to disclose.

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We store the users’ personal information in mainland China.

As ETAO’s telemedicine platform is still under development and not in operation, before such platform starts its operation, each of the VIEs may be required to obtain certain approval, register with relevant authorities or make other regulatory arrangement as applicable. However, we cannot assure you that any of the VIEs will be able to fully comply with such regulations in all respects, because ETAO is still developing its telemedicine platform, and how the relevant regulations described above will apply to ETAO’s telemedicine platform will depend on how such telemedicine platform is implemented and operated.
Insurance
Insurance Brokerages
Since the promulgation and implementation of the PRC Insurance Law in 1995, the insurance supervision and regulatory authority has promulgated a series of departmental rules and regulations and other regulatory documents pursuant to the PRC Insurance Law, covering almost all aspects of insurance operations. Regarding the establishment of insurance brokers, there are other important laws and regulations besides the PRC Insurance Law, including the Regulatory Provisions on Insurance Brokerages, or the Insurance Brokerages Provisions, which became effective on May 1, 2018. Insurance Brokerages Provisions specify provisions regarding market access, operation rules, exit from market, industry self-discipline, monitoring and inspection and legal obligations for insurance brokers.
According to the PRC Insurance Law, most recently amended and effective on April 24, 2015, an insurance brokerage is an organization that provides intermediary services for conclusion of an insurance contract between a policyholder and an insurer for the benefit of the policyholder, and collects commissions pursuant to the law. Insurance brokerages shall satisfy the criteria stipulated by the insurance regulatory department of the State Council and obtain an insurance brokerage business permit issued by the insurance regulatory authorities.
Except for the PRC Insurance Law, the principal regulation governing insurance brokerages is the Regulatory Provisions on Insurance Brokerages, or the Insurance Brokerages Regulation, promulgated by the China Insurance Regulatory Commission (the predecessor of China Banking and Insurance Regulatory Commission), or the CIRC on February 1, 2018, and effective on May 1, 2018. According to the Insurance Brokerages Regulation, the establishment of an insurance broker is subject to the approval of the CIRC and its branches. Insurance brokerages refers to organizations which provide intermediary services for execution of insurance contracts between policyholders and insurance companies based on interests of policyholders and collect commissions pursuant to the agreement, including insurance brokerage companies and their branches. The name of an insurance brokerage firm must contain the words “insurance brokerage”. The minimum registered capital of an insurance brokerage company operating beyond the province, autonomous region, municipality directly under the central government or the municipality with unilateral planning at the place of its industry and commerce registration shall be RMB50 million. The minimum registered capital of an insurance brokerage company operating within the province, autonomous region, municipality directly under the central government or the municipality with unilateral planning at the place of its industry and commerce registration shall be RMB10 million.
An insurance brokerage firm may conduct the following insurance brokering businesses:
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making insurance proposals, selecting insurance companies and handling the insurance application procedures for the insurance applicants;

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assisting the insured or the beneficiary to claim compensation;

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reinsurance brokering business;

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providing consulting services to clients with respect to disaster and damage prevention, risk assessment and risk management; and

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other business activities approved by the CIRC.

An insurance brokerage shall open an independent designated account for client funds. The insurance premiums paid by policyholders to an insurance company and surrender value and pay-outs collected on behalf of policyholders, insured parties and beneficiaries shall only be deposited in the designated account for client funds. An insurance brokerage shall open an independent account for commissions collected.
Individual Insurance Brokers
The principal regulation governing individual insurance brokers is also the Insurance Brokerages Regulation, in which the term “insurance broker” refers to practitioners of insurance brokerages or personnel of insurance brokerages who draft insurance plans, process insurance application formalities and assist in claims for insurance applicants or insured parties, or who provide disaster prevention or loss prevention, risk evaluation and risk management advisory services to entrusting parties, or who engage in reinsurance brokerage businesses, etc. Insurance brokerages shall carry out practice registration for their practitioners. A practitioner of insurance brokerage shall only complete practice registration through one insurance brokerage.
Cybersecurity and Privacy Protection
Cybersecurity
The Administrative Measures for the Hierarchical Protection of Information Security promulgated by the Ministry of Public Security, the State Secrecy Bureau, the State Cipher Code Administration and the Information Office of the State Council on June 22, 2007, divide the security protection of information systems into five grades based on the degree of harm caused by the destruction of the information system to the legitimate rights and interests of citizens, legal persons and other organizations, social public order and public interests and the national security and require the operators of information systems ranking Grade II or above to file an application with the local competent public security authorities within 30 days since the date when its security protection grade is determined or its information system is put into operation. The Provisions on Technological Measures for Internet Security Protection, or the Internet Security Protection Measures, promulgated on December 13, 2005 by the Ministry of Public Security require internet service providers and entity users of the network to implement technical measures for internet security protection, like technical measures for preventing any matter or act that may endanger network security, e.g., computer viruses, invasion or attacks to or destruction of the network, and require all internet access service providers to take measures to keep a record of and preserve user registration information. Under these measures, value-added telecommunications services license holders must regularly update information security and content control systems for their websites and must also report any public dissemination of prohibited content to local public security authorities. If a value-added telecommunications services license holder violates these measures, the Ministry of Public Security and the local security authorities may revoke its operating license and shut down its websites.
On November 7, 2016, the National People’s Congress Standing Committee promulgated the Cybersecurity Law which came into effect on June 1, 2017 and applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in China. The Cybersecurity Law defines “networks” as systems that are composed of computers or other information terminals and relevant facilities used for the purpose of information collecting, storing, transmitting, exchanging and processing in accordance with certain rules and procedures. “Network operators,” who are broadly defined as owners and administrators of networks and network service providers, are subject to various security protection-related obligations, including: (i) complying with security protection obligations in accordance with tiered cybersecurity system’s protection requirements, which include formulating internal security management rules and manual, appointing cybersecurity responsible personnel, adopting technical measures to prevent computer viruses and cybersecurity endangering activities, adopting technical measures to monitor and record network operation status and cybersecurity events, taking data security measures such as data classification, backups and encryption; (ii) formulating cybersecurity emergency response plans, timely handling of security risks, initiating emergency response plans, taking appropriate remedial measures and reporting to regulatory authorities in case of any incident endangering cybersecurity; and (iii) providing technical assistance and support for public security authorities and national security authorities for protection of national security and criminal investigations in accordance with the law. Network service providers who do not comply with the Cybersecurity Law may be subject to corrective orders, warnings, fines, suspension of their businesses, shutdown of their websites, and revocation of their business licenses.
On June 10, 2021, the Standing Committee of the National People’s Congress of China promulgated the Data Security Law, which took effect in September 2021. The Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data activities. The Data Security Law also introduces a data classification and layered protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The appropriate level of protection measures is required to be taken for each respective category of data. For example, a processor of important data shall designate the personnel and the management body responsible for data security, carry out risk assessments for its data processing activities and file the risk assessment reports with the competent authorities. Violation of the Data Security Law may be subject to an order to cease illegal activities, warnings, fines, suspension of business and revocation of business licenses or operating permits, and the personnel directly in charge or other directly responsible personnel may be imposed with fines.
On July 30, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, effective on September 1, 2021. According to the regulations, a “critical information infrastructure” refers to an important network facility and information system in important industries such as, among others, public communications and information services, as well as other important network facilities and information systems that may seriously endanger national security, the national economy, the people’s livelihood, or the public interests in the event of damage, loss of function, or data leakage. The regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Law, and provide, among others, that the competent governmental authorities and supervision and management authorities of the aforementioned important industries will be responsible for (i) organizing the identification of critical information infrastructures in their respective industries in accordance with certain identification rules, and (ii) promptly notifying the identified operators and the public security department of the State Council of the identification results. These regulations require that the relevant operator shall submit a report to the competent PRC governmental authority in accordance with relevant provisions upon occurrence of any major cybersecurity incident or discovery of any major cybersecurity threat to the critical information infrastructures, and the operators of critical information infrastructures shall purchase the safe and trusted network products and services in the first place. If the purchase of network products and services may affect national security, such operators shall pass the cybersecurity security review accordingly. Any violation of these regulations may subject critical information infrastructure operators to an order to cease illegal activities, warnings and fines, and the personnel directly in charge may be imposed with fines.
In the meantime, the PRC regulatory authorities have also enhanced the supervision and regulation on cross-border data transfer. On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-border Data Transfer, which will take effect from September 1, 2022. These measures require the data processor providing data overseas and falling under any of the following circumstances apply for the security assessment of cross-border data transfer by the national cybersecurity authority through its local counterpart: (i) where the data processor intends to provide important data overseas; (ii) where the critical information infrastructure operator and any data processor who has processed personal information of more than 1,000,000 people intend to provide personal information overseas; (iii) where any data processor who has provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas recipients accumulatively since January 1 of the last year intends to provide personal information overseas; and (iv) other circumstances where the security assessment of data cross-border transfer is required as prescribed by the CAC. Furthermore, the data processor shall conduct a self-assessment on the risk of data cross-border transfer prior to applying for the foregoing security assessment, under which the data processor shall focus on certain factors including, among others, the legitimacy, fairness and necessity of the purpose, scope and method of data cross-border transfer and the data processing of overseas recipients, the risks that the cross-border data transfer may bring to national security, public interests and the legitimate rights and interests of individuals or organizations as well as whether the cross-border data transfer related contracts or the other legally binding documents to be entered with overseas recipients have fully included the data security protection responsibilities and obligations. Given that the above measures came into effect recently, their interpretation, application and enforcement and how they will affect our business operation are subject to substantial uncertainties.
Privacy Protection
The Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011 and effective on March 15, 2012, stipulate that internet information service providers may not collect any user personal information or provide any such information to third parties without the consent of a user, unless otherwise stipulated by laws and administrative regulations. “User Personal information” is defined as information relevant to the users that can lead to the recognition of the identity of the users independently or in combination with other information. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information as necessary for the provision of its services. An internet information service provider is also required to properly store user personal information, and in case of any leak or likely leak of the user personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority.
With respect to the security of information collected and used by mobile apps, pursuant to the Announcement of Conducting Special Supervision against the Illegal Collection and Use of Personal Information by Apps, which was issued by the CAC, the MIIT, the Ministry of Public Security, and the SAMR on January 23, 2019, app operators shall collect and use personal information in compliance with the Cybersecurity Law and shall be responsible for the security of personal information obtained from users and take effective measures to strengthen personal information protection. Furthermore, app operators shall not force their users to make authorization by means of default, bundling, suspending installation or use of the app or other similar means and shall not collect personal information in violation of laws, regulations or breach of user agreements. Such regulatory requirements were emphasized by the Notice on the Special Rectification of Apps Infringing upon User’s Personal Rights and Interests issued by MIIT on October 31, 2019. On November 28, 2019, the CAC, the MIIT, the Ministry of Public Security and the SAMR jointly issued the Methods of Identifying Illegal Acts of Apps to Collect and Use Personal Information. This regulation further illustrates certain common illegal practices of app operators in terms of personal information protection and specifies acts of app operators that will be considered as “collection and use of personal information without users’ consent”.
On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law, which took effect on November 1, 2021. Pursuant to the Personal Information Protection Law, “personal information” refers to any kind of information related to an identified or identifiable individual as electronically or otherwise recorded but excluding the anonymized information. The processing of personal information includes the collection, storage, use, processing, transmission, provision, disclosure and deletion of personal information. The Personal Information Protection Law applies to the processing of personal information of individuals within the territory of the PRC, as well as personal information processing activities outside the territory of PRC, for the purpose of providing products or services to natural persons located within China, for analyzing or evaluating the behaviors of natural persons located within China, or for other circumstances as prescribed by laws and administrative regulations. A personal information processor may process the personal information of this individual only under the following circumstances: (i) where consent is obtained from the individual; (ii) where it is necessary for the execution or performance of a contract to which the individual is a party, or where it is necessary for carrying out human resource management pursuant to employment rules legally adopted or a collective contract legally concluded; (iii) where it is necessary for performing a statutory responsibility or statutory obligation; (iv) where it is necessary in response to a public health emergency, or for protecting the life, health or property safety of a natural person in the case of an emergency; (v) where the personal information is processed within a reasonable scope to carry out any news reporting, supervision by public opinions or any other activity for public interest purposes; (vi) where the personal information, which has already been disclosed by an individual or otherwise legally disclosed, is processed within a reasonable scope; or (vii) any other circumstance as provided by laws or administrative regulations. In principle, the consent of an individual must be obtained for the processing of his or her personal information, except under the circumstances of the aforementioned items (ii) to (vii). Where personal information is to be processed based on the consent of an individual, such consent shall be a voluntary and explicit indication of intent given by such individual on a fully informed basis. If laws or administrative regulations provide that the processing of personal information shall be subject to the separate consent or written consent of the individual concerned, such provisions shall prevail. In addition, the processing of the personal information of a minor under 14 years old must obtain the consent by a parent or a guardian of such minor and the personal information processors must adopt special rules for processing personal information of minors under 14 years old.

EXECUTIVE OFFICERS AND DIRECTORS OF ETAO
ETAO International Group’s directors (including director nominees) and executive officers are as follows:
NAME	AGE	POSITION
Wensheng Liu	53	Chairman, Founder, Chief Executive Officer
Biao Dai	67	Independent Director
Kenneth S. Liang	82	Independent Director
Connie C. Hsu	60	Independent Director
David Muson	48	Interim Chief Financial Officer
Andrew MacInnes	55	Director Candidate
Below is a summary of the business experience of each our executive officers and directors:
Wensheng Liu has been, as the founder, our Chairman and Chief Executive officer since the inception of ETAO International Group in 2018. Mr. Liu has more than 20 years of Wall Street Experience. During these year he engaged in technical consulting, auditing, as well as investment and financial management at JPMorgan Chase, at the New York Stock Exchange, with Reuters, PricewaterhouseCoopers, Citibank, Morgan Stanley and other institutions. He has been a serial entrepreneur with proven leadership as a doer, speaker, and thinker. He was the founder of WSHP Capital, President of Wall Street Huangpu Center, Managing Director of American Education Center and he co-founded Beijing CSII Software Co. LTD. From June 4, 2010, Mr. Wilson Liu served as Chief Financial Officer of Apollo Solar Energy, Inc. From May 2009 to May 2010, Mr. Liu served as Chief Financial Officer of Jiangsu Sanhuan Industry & Commerce Co Ltd., a China-based environmental equipment manufacturer. From January 2004 through December 2007, Mr. Liu served as Assistant Vice President of the Audit and Compliance Department of the New York Stock Exchange. Mr. Liu has been a Certified Public Accountant since 2005.
Kenneth S. Liang has serve as an independent director since January 17, 2022.To the board he brings his leadership in the insurance industry. He provides his expertise with the international insurance industry. He also has extensive and practical experience as an innovator with the ability to analyze the industry landscape to identify new opportunities. He is a visionary who welcomes innovation and challenges. Previously he served as Director of TW Insurance Brokers Co., Ltd, located in Taiwan for 6 years, focusing on business expansion and regional market penetration strategy and recruitment. With 35 years of management experience at AIG, a worldwide insurance company, he has deep knowledge of underwriting, products development and promotion, management and producers and sales services. He brings a breadth of experience to the board about the intricacies of the Insurance industry. In an earlier role he served as Regional Vice Presidents of Personal Lines, Surety and Crisis Management for 15 years. As a bilingual administrator, he is passionate about adapting culture and expectation in strategy execution. He obtained a MBA from the stern School of Business of New York University after a Bachelor of Business Administration at the University of Hong Kong.
Biao Dai (MD, MBA) has served as an independent director since January 17, 2022. For over 40 years Mr. Dai has managed various business in both the international and domestic Chinese markets. He has extensive experience investments in the medical field and with large overseas multinational enterprises. Since 2017 he has served as the Chief Executive Officer of Tianjin Medical & Health Investment Co., Ltd. From 2001 to 2017 he served as the Chief Executive Officer of Tasly Phar. International Co., Ltd. He was the principal driver of the international expansion of the Tasly Group from its inception, establishing and managing more than 60 branches and offices located in 40 countries in Africa, Europe and North America. Before that he was the Director of Asia-Pacific region for DHD Medical Device Company in the United States for five years. Mr. Dai is a physician and was a visiting research scholar for three years at Washington University of St. Louis Medical School. He also performed clinical research in Affiliated Suzhou Hospital of Nanjing Medical University. Concurrently, Mr. Dai serves as a Director for Tasly Healthpac Austration (since 2016), Tasly Vivacare Canada (since 2018) and Tasly Shenzhou Netherlands (since 2008). Mr. Dai received his Bachelor’s degree from Zhenjiang Medical School and his Masters of Business Administration from the Lincoln University Business School.

Connie C. Hsu has served as an independent director since January 17, 2022 and serves as the chairperson of the Compensation Committee. Since 2019, she served as the Chief Executive Officer of Allergy & Immunology Specialists, PLLC. Prior, from 2009 to 2019, she was the Chief of the allergy division at Integrated Medical Services. She is a fellow of American Academy of Allergy Asthma and Immunology (FAAAAI), a fellow of American College of Allergy Asthma and Immunology (FACAAI), and a member of the Arizona Allergy Society. In 2010 she was ranked by Phoenix Magazine as the top physician specializing in Allergy and Immunology. For the past 10 years Dr. Hsu has served as CEO of Allergy & Immunology Specialists and Chief of the Allergy & Immunology Division, Integrated Medical Services. As well, she is CEO and Principal Investigator for Research Solutions of Arizona and member of Adult & Pediatric Allergy Associates, AZ. She was an Allergy/Immunology Fellow at the State University of New York at Buffalo, an Associate and Internal Medicine Resident at the Washington University School of Medicine, St. Louis. Prior to these roles she was an Attending Physician in Shanghai Jinan Hospital, China. Before that she practiced in Zhejiang Wukang Hospital, China. Dr. Hsu obtained her MD at Zhejiang University School of Medicine, then did a residency in immunology at Shanghai Second Medical University and an internal medicine residency at St. Luke’s Hospital and a fellow ship in Allergy/Immunology at the State University of New York, Buffalo.
David Muson is an executive with more than 25 years of finance, accounting, and operations experience in corporate, investment banking and private equity settings. Mr. Muson has served as both the full-time and interim Chief Financial Officer for more than a dozen companies across, the healthcare, fintech and consumer sectors. From 2018 until 2021, he served as the Chief Financial Officer of Park Avenue Finance, a financial engineering firm. Previously, he served as a managing and operating partner at Kirenaga Partners, a private equity fund, where he led their healthcare operations and investments. In 2011, he founded and served as the Chief Executive Officer for a franchised multi-office non-medical home healthcare business providing companionship, homemaking, and personal care services to the elderly, convalescing and disabled. Prior to his entrepreneurial pursuits, Mr. Muson was an investment banker at Houlihan Lokey, BNP Paribas and Deloitte & Touche providing M&A advisory services their clients. In his early career, he worked in management consulting at Arthur Anderson and PriceWaterhouseCoopers. Mr. Muson graduated with High Distinction from the University of Michigan, Ross School of Business, and holds a Bachelor of Science in Chemical Engineering, with a specialization in Biomedical Engineering from Northwestern University.
Andrew MacInnes serves as a Managing Director of BrilLiquid LLC and has served as such since 2013. From 2016 to 2017, he also served as a Managing Director of China Renaissance Securities Inc. In 2012, he served as the President for magicJack VocalTec, Ltd. Prior, and from 1998 to 2012, he served as the Managing Director of Canadian Imperial Bank of Commerce (CIBC World Markets/Oppenheimer & Co.). He graduated from The London School of Economics, studying Monetary Economics, in 1998. In 2019, he also received a Certificate in Sustainable Business Strategy from the Harvard Business School.

EXECUTIVE COMPENSATION OF ETAO
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “ETAO,” “we,” “us” or “our” refers to ETAO and its consolidated subsidiaries prior to the consummation of the Business Combination and to ETAO and its consolidated subsidiaries following the Business Combination. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.
Our named executive officers for the fiscal year ended December 31, 2022 were:
Wensheng Liu	Chairman, Founder, Chief Executive Officer
David Muson	Interim Chief Financial Officer
Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2022 and December 31, 2021:
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Other Compensation	Total
Wensheng Liu, Chairman and Chief Executive Officer	2022	$0	$0	$1,000,000	$0	$0	$0	$1,000,000
	2021	$0	$0	$1,000,000	$0	$0	$0	$1,000,000
David Muson, Interim Chief Financial Officer	2022	$0	$0	$0	$0	$0	$52,500(1)	$52,500
	2021	$0	$0	$0	$0	$0	$0	$0
Lee Winter, President(2)	2022	$0	$0	$0	$0	$0	$0	$0
	2021	$0	$0	$336,000	$0	$0	$0	$336,000
Joel Gallo, Chief Financial Officer(3)	2022	$0	$0	$0	$0	$0	$0	$0
	2021	$0	$0	$168,000	$0	$0	$0	$168,000
Robert Dykes, Chief Health Officer(4)	2022	$0	$0	$0	$0	$0	$0	$0
	2021	$0	$0	$168,000	$0	$0	$0	$168,000

(1)
David Muson has received a monthly consulting fee through David Muson, Inc. for his services performed for the benefit of Etao. The fee is $7,500 per month and commenced when David Muson started with Etao, on June 1, 2022.

(2)
Lee Winter resigned from his positions with Etao on May 16, 2022.

(3)
Joel Gallo resigned from his positions with Etao on May 2, 2022.

(4)
Robert Dykes resigned from his positions with Etao on April 30, 2022.

Annual Performance-Based Bonus Opportunity
In addition to base salaries, our executive officers are eligible to receive performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined performance goals and to reward our executives for individual achievement towards these goals. The performance-based bonus each executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our board or compensation committee establishes and is paid quarterly.
Other Compensation and Benefits
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, we do not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.
Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2022. Our board of directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended December 31, 2022.
Limitations of Liability and Indemnification Matters
Upon the completion of the Business Combination, our amended and restated Memorandum and Articles of Association will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Cayman Law. Cayman law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•
any breach of the director’s duty of loyalty to the corporation or its stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•
any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated M&A that will be in effect upon the completion of this offering will authorize us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Cayman law. Our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Cayman law and may indemnify our other employees and agents. Our amended and restated bylaws that will be in effect upon the completion of this offering will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Cayman law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT AFTER THE BUSINESS COMBINATION
The Combined Entity’s directors and executive officers upon the consummation of the Business Combination will be as follows:
NAME	AGE	POSITION
Wensheng Liu	53	Chairman, Founder, Chief Executive Officer
Biao Dai	67	Independent Director
Kenneth S. Liang	82	Independent Director
Connie C. Hsu	60	Independent Director
Andrew MacInnes	55	Independent Director
Suying Liu	34	Director named by Mountain Crest
David Muson	48	Chief Financial Officer
Below is a summary of the business experience of each our executive officers and directors:
Wensheng Liu has been, as the founder, our Chairman and Chief Executive officer since the inception of ETAO International Group in 2018. Mr. Liu has more than 20 years of Wall Street Experience. During these years he engaged in technical consulting, auditing, as well as investment and financial management at JPMorgan Chase, at the New York Stock Exchange, with Reuters, PricewaterhouseCoopers, Citibank, Morgan Stanley and other institutions. He has been a serial entrepreneur with proven leadership as a doer, speaker, and thinker. He was the founder of WSHP Capital, President of Wall Street Huangpu Center, Managing Director of American Education Center and he co-founded Beijing CSII Software Co. LTD. From June 4, 2010, Mr. Wilson Liu served as Chief Financial Officer of Apollo Solar Energy, Inc. From May 2009 to May 2010, Mr. Liu served as Chief Financial Officer of Jiangsu Sanhuan Industry & Commerce Co Ltd., a China-based environmental equipment manufacturer. From January 2004 through December 2007, Mr. Liu served as Assistant Vice President of the Audit and Compliance Department of the New York Stock Exchange. Mr. Liu has been a Certified Public Accountant since 2005.
Kenneth S. Liang has served as an independent director since January 17, 2022.To the board he brings his leadership in the insurance industry. He provides his expertise with the international insurance industry and as well he has extensive experience as and practical experience as an innovator with the ability to analyze the industry landscape to identify new opportunities. He is a visionary who welcomes innovation and challenges. Previously he served as Director of TW Insurance Brokers Co., Ltd, located in Taiwan for 6 years, focusing on business expansion and regional market penetration strategy and recruitment. With 35 years of management experience at AIG, a worldwide insurance company, he has deep knowledge of underwriting, products development and promotion, management and producers and sales services. He brings a breadth of experience to the board about the intricacies of the Insurance industry. In an earlier role he served as Regional Vice Presidents of Personal Lines, Surety and Crisis Management for 15 years. As a bilingual administrator, he is passionate about adapting culture and expectation in strategy execution. He obtained a MBA from the stern School of Business of New York University after a Bachelor of Business Administration at the University of Hong Kong.
Biao Dai (MD, MBA) has served as an independent director since January 17, 2022. For over 40 years Mr. Dai has managed various business in both the international and domestic Chinese markets. He has extensive experience investments in the medical field and with large overseas multinational enterprises. Since 2017 he has served as the Chief Executive Officer of Tianjin Medical & Health Investment Co., Ltd. From 2001 to 2017 he served as the Chief Executive Officer of Tasly Phar. International Co., Ltd.. He was the principal driver of the international expansion of the Tasly Group from its inception, establishing and managing more than 60 branches and offices located in 40 countries in Africa, Europe and North America. Before that he was the Director of Asia-Pacific region for DHD Medical Device Company in the United States for five years. Mr. Dai is a physician and was a visiting research scholar for three years at Washington University of St. Louis Medical School. He also performed clinical research in Affiliated Suzhou Hospital of Nanjing Medical University. Concurrently, Mr. Dai serves as a Director for Tasly Healthpac Austration (since 2016), Tasly Vivacare Canada (since 2018) and Tasly Shenzhou Netherlands (since 2008). Mr. Dai received his Bachelor’s degree from Zhenjiang Medical School and his Masters of Business Administration from the Lincoln University Business School.
Connie C. Hsu has served as an independent director since January 17, 2022, and serves as the chairperson of the Compensation Committee. Since 2019, she served as the Chief Executive Officer of Allergy & Immunology Specialists, PLLC. Prior, from 2009 to 2019, she was the Chief of the allergy division at Integrated Medical Services. She is a fellow of American Academy of Allergy Asthma and Immunology (FAAAAI), a fellow of American College of Allergy Asthma and Immunology (FACAAI), and a member of the Arizona Allergy Society. In 2010 she was ranked by Phoenix Magazine as the top physician specializing in Allergy and Immunology. For the past 10 years Dr Hsu has served as CEO of Allergy & Immunology Specialists and Chief of the Allergy & Immunology Division, Integrated Medical Services. As well, she is CEO and Principal Investigator for Research Solutions of Arizona and member of Adult & Pediatric Allergy Associates, AZ. She was an Allergy/Immunology Fellow at the State University of New York at Buffalo, an Associate and Internal Medicine Resident at the Washington University School of Medicine, St. Louis. Prior to these roles she was an Attending Physician in Shanghai Jinan Hospital, China. Before that she practiced in Zhejiang Wukang Hospital, China. Dr. Hsu obtained her MD at Zhejiang University School of Medicine, then did a residency in immunology at Shanghai Second Medical University and an internal medicine residency at St. Luke’s Hospital and a fellow ship in Allergy/Immunology at the State University of New York, Buffalo.
Andrew MacInnes serves as a Managing Director of BrilLiquid LLC and has served as such since 2013. From 2016 to 2017, he also served as a Managing Director of China Renaissance Securities Inc. In 2012, he served as the President for magicJack VocalTec, Ltd. Prior, and from 1998 to 2012, he served as the Managing Director of Canadian Imperial Bank of Commerce (CIBC World Markets/Oppenheimer & Co.). He graduated from The London School of Economics, studying Monetary Economics, in 1998. In 2019, he also received a Certificate in Sustainable Business Strategy from the Harvard Business School.
David Muson is an executive with more than 25 years of finance, accounting, and operations experience in corporate, investment banking and private equity settings. Mr. Muson has served as both the full-time and interim Chief Financial Officer for more than a dozen companies across, the healthcare, fintech and consumer sectors. From 2018 until 2021, he served as the Chief Financial Officer of Park Avenue Finance, a financial engineering firm. Previously, he served as a managing and operating partner at Kirenaga Partners, a private equity fund, where he led their healthcare operations and investments. In 2011, he founded and served as the Chief Executive Officer for a franchised multi-office non-medical home healthcare business providing companionship, homemaking, and personal care services to the elderly, convalescing and disabled. Prior to his entrepreneurial pursuits, Mr. Muson was an investment banker at Houlihan Lokey, BNP Paribas and Deloitte & Touche providing M&A advisory services their clients. In his early career, he worked in management consulting at Arthur Anderson and PriceWaterhouseCoopers. Mr. Muson graduated with High Distinction from the University of Michigan, Ross School of Business, and holds a Bachelor of Science in Chemical Engineering, with a specialization in Biomedical Engineering from Northwestern University.
Dr. Suying Liu will serve as ETAO International Group director named to the Board of Directors by Mountain Crest Acquisition Corp. III as one of the terms of the merger agreement. Dr. Liu has been the Chairman, Chief Executive Officer and Chief Financial Officer of Mountain Crest Acquisition Corp. III since March 2021. Dr. Liu has been a director of Better Therapeutics Inc. (Nasdaq: BTTX) since it closed its business combination with Mountain Crest Acquisition Corp. II (Nasdaq: MCAD) in October 2021. He was the Chairman and Chief Executive Officer of Mountain Crest Acquisition Corp. II from July 2020 until it closed its business combination with Better Therapeutics Inc. He has been serving as the Chairman, Chief Executive Officer, and Chief Financial Officer of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since March 2021. He also has been serving as the Chairman, Chief Executive Officer, and Chief Financial Officer of Mountain Crest Acquisition Corp. V (Nasdaq: MCAG) since April 2021. Dr. Liu was a director of PLBY Group, Inc. (Nasdaq: PLBY) from the closing of its business combination with Mountain Crest Acquisition Corp (Nasdaq: MCAC) in February 2021 until August 2021. He was the Chairman and Chief Executive Officer of Mountain Crest Acquisition Corp from November 2019 until it closed its business combination with PLBY Group, Inc. He served as the Head of Corporate Strategy of Hudson Capital Inc. (Nasdaq: HUSN) between May 2020 and September 2020, where he led the company’s strategic development for both general operations and specific growth areas. Between November 2018 and April 2020,

Dr. Liu served as the Chief Strategist of Mansion Capital LLC, a privately-held real estate investment firm with brokerage and property management operations serving clients from both North America and Asia for their investments in the U.S. real estate market. Prior to joining Mansion Capital, Dr. Liu was an investment strategist at J.P. Morgan Chase & Co. from July 2015 to October 2018, providing investment strategies to major Wall Street institutions spanning private equity, hedge funds and insurance companies, with a primary focus in commercial mortgages. Dr. Liu began his career in academia, teaching a variety of degree programs from bachelor’s to executive education at Washington University Olin Business School between January 2013 and May 2015 while completing his doctoral studies, for which he received a PhD in finance in May 2015. Dr. Liu obtained a master’s in finance in December 2012 and his BA in economics and mathematics summa cum laude in May 2010 from Washington University in St. Louis.
Board of Directors
PubCo’s Board of Directors will consist of six directors upon the closing of the Business Combination. A director is not required to hold any shares in PubCo to qualify as a director. The Listing Rules of Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with PubCo is required to declare the nature of his or her interest at a meeting of PubCo’s directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. PubCo’s Board of Directors may exercise all of the powers to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of PubCo or of any third party. None of PubCo’s directors has a service contract with PubCo that provides for benefits upon termination of service as a director.
Committees of PubCo’s Board of Directors
Upon the closing of the Business Combination and to be effective as of the closing of the Business Combination, PubCo will establish an audit committee, a compensation committee and a nominating and corporate governance committee under its Board of Directors. Upon effectiveness of the closing of the Business Combination, PubCo also intends to adopt charters for its audit committee, compensation committee and nominating and corporate governance committee. A description of each committee is set forth below.
Audit Committee.   PubCo’s audit committee will consist of Biao Dai, Connie Hsu, and Andrew MacInnes. The audit committee will be chaired by Andrew MacInnes. PubCo has determined that each of them satisfies the “independence” requirements under the Nasdaq listing rule 5605 and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. PubCo has determined that Andrew MacInnes qualifies as an “audit committee financial expert.” The audit committee oversees PubCo’s accounting and financial reporting processes and the audits of its financial statements. The audit committee is responsible for, among other things:
•
establishing clear hiring policies for employees or former employees of the independent auditors;

•
reviewing and recommending to PubCo’s Board of Directors for approval, the appointment, reappointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•
approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by PubCo’s independent auditors at least annually;

•
obtaining a written report from PubCo’s independent auditor describing matters relating to its independence and quality control procedures;

•
reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•
discussing with PubCo’s independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•
reviewing and approving all proposed related party transactions, as defined in Item 404 of regulation S-K under the Securities Act;

•
reviewing and recommending the financial statements for inclusion within PubCo’s quarterly earnings releases and to its Board of Directors for inclusion in its annual reports;

•
discussing the annual audited financial statements with management and the independent registered public accounting firm;

•
reviewing policies with respect to risk assessment and risk management;

•
reviewing the adequacy and effectiveness of PubCo’s accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•
periodically reviewing and reassessing the adequacy of the committee charter;

•
approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•
establishing and overseeing procedures for the handling of complaints and whistleblowing;

•
meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

•
monitoring compliance with PubCo’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

•
reporting periodically to PubCo’s Board of Directors; and

•
such other matters that are specifically delegated to PubCo’s audit committee by PubCo’s Board of Directors from time to time.

Compensation Committee.   PubCo’s compensation committee will consist of Kenneth Liang and Connie Hsu and will be chaired by Connie Hsu. PubCo has determined that Connie Hsu and Kenneth Liang satisfy the “independence” requirements under the Nasdaq listing rule 5605, as the case may be. The compensation committee assists the Board of Directors in reviewing and approving the compensation structure, including all forms of compensation, relating to PubCo’s directors and executive officers. PubCo’s chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:
•
reviewing and evaluating PubCo’s executive compensation and benefits policies generally;

•
reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;

•
periodically reviewing and reassessing the adequacy of the committee charter;

•
selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

•
reporting periodically to PubCo’s Board of Directors; and

•
such other matters that are specifically delegated to the compensation committee by PubCo’s Board of Directors from time to time.

Nominating and Corporate Governance Committee.   PubCo’s nominating and corporate governance committee will consist of Kenneth Liang, Connie Hsu, and Andrew MacInnes, of which Kenneth Liang will be the chair. PubCo determined that each of the committee members satisfies the “independence” requirements under the Nasdaq listing rule 5605, as the case may be (the “Guide”). The nominating and corporate governance committee assists the Board of Directors in selecting individuals qualified to become PubCo’s directors and in determining the composition of the Board of Directors and its committees. The nominating and corporate governance committee is responsible for, among other things:
•
recommending nominees to PubCo’s Board of Directors for election or re-election to PubCo’s Board of Directors, or for appointment to fill any vacancy or newly created directorships on ETAO International Group’s Board of Directors;

•
reviewing periodically with PubCo’s Board of Directors the current composition of PubCo’s Board of Directors with regards to characteristics such as judgment, experience, expertise, diversity and background;

•
recommending to PubCo’s Board of Directors such criteria with respect to nomination or appointment of members of its Board of Directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC rules, or otherwise considered desirable and appropriate;

•
recommending to PubCo’s Board of Directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•
periodically and reassessing the adequacy of the committee charter;

•
overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and

•
overseeing and leading the self-evaluation of PubCo’s Board of Directors in its performance and effectiveness as a whole.

Duties and Functions of Directors
Under Cayman Islands law, PubCo’s directors owe fiduciary duties to PubCo, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in PubCo’s best interests. PubCo’s directors must also exercise their powers only for a proper purpose. PubCo’s directors also owe to PubCo a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to PubCo, PubCo’s directors must ensure compliance with PubCo’s Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time. PubCo has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in PubCo’s name if a duty owed by PubCo’s directors is breached. The functions and powers of PubCo’s Board of Directors include, among others, (i) convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing directors or officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of PubCo, including the registering of such shares in PubCo’s share register.
Terms of Directors and Officers
PubCo’s officers are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by ordinary resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by PubCo to be of unsound mind; (iii) resigns by notice in writing to PubCo; (iv) is prohibited by law from being a director; or (v) is removed from office pursuant to any other provisions of PubCo’s Amended and Restated Memorandum And Articles Of Association.

Interested Transactions
A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable U.S. stock exchange rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.
Compensation of Directors
The following table presents all of the compensation awarded to or earned by or paid to our directors during the fiscal year ended December 31, 2022:
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Other Compensation	Total
Wensheng Liu, Chairman and Chief Executive Officer	2022	$0	$0	$1,000,000	$0	$0	$0	$1,000,000
Biao Dai	2022	$0	$0	$168,000	$0	$0	$0	$168,000
Kenneth S. Liang	2022	$0	$0	$168,000	$0	$0	$0	$168,000
Connie C. Hsu	2022	$0	$0	$168,000	$0	$0	$0	$168,000
Share Incentive Plan
2022 Employee Stock Incentive Plan of the PubCo
The purposes of the ETAO International Co., Ltd. 2022 Employee Stock Option Plan (the “Plan”) is to promote the interests of ETAO International Co., Ltd. and the stockholders of the Company by providing (i) executive officers and other employees of the Company and its Subsidiaries (as defined below), (ii) certain consultants and advisors who perform services for the Company and its Subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with appropriate incentives and rewards to encourage them to enter into and continue in the employ and service of the Company and to acquire a proprietary interest in the long-term success of the Company, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements.
The authority to manage the operation of and administer the Plan shall be vested in the Compensation Committee of the Company.
The maximum number of shares reserved for the grant of awards under the Plan shall be 25,000,000. Of the maximum number of share reserved for the grant of awards under the Plan, no more than 10,000,000 of such shares may be issued pursuant to stock-settled awards other than options (that is, Restricted Stock, Restricted Stock Units, SARs, Performance Awards, Other Stock-Based Awards and dividend equivalent Awards, in each case to the extent settled in shares of Common Stock).
Foreign Private Issuer Status
As a foreign private issuer, ETAO International Group will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, ETAO International Group will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. ETAO International Group will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by U.S. stock exchanges. As a result, ETAO International Group’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Code of Business Conduct and Ethics
The Combined Entity will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing of the Business Combination, the Code of Business Conduct and Ethics will be available on ETAO’s website at: https://www.cstproxy.com/mcacquisitioniii/2023. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. The Combined Entity intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.
Compensation Committee Interlocks and Insider Participation
No member of the Combined Entity’s compensation committee has ever been an officer or employee of either company. None of the Combined Entity’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.
Director Compensation
Following the completion of the Business Combination, we expect to adopt a director compensation program that will consist of both cash and equity components.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF ETAO
The following selected historical consolidated financial information for ETAO set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ETAO” and ETAO’s historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.
The selected historical consolidated financial information and other data presented below for the six months ended June 30, 2020, and the years ended December 31, 2021 and 2020, and the selected consolidated balance sheet and other data as of June 30, 2022, December 31, 2021 and 2020 have been derived from ETAO’s audited consolidated financial statements included in this proxy statement/prospectus.
Etao International Group
Summarized Financial Position As of
	June 30, 2022	December 31, 2021	December 31, 2020
Current Assets	$26,547,418	$26,531,563	$—
Non-current Assets	191,611,420	195,360,048	—
Total Assets .	218,158,838	221,891,611	—
Current Liabilities	38,251,085	38,524,216	—
Non-current Liabilities .	26,565,846	29,103,961	—
Total Liabilities .	64,816,931	67,628,177	—
Etao Shareholders’ Equity	144,855,122	145,932,888	—
Non-controlling interest	8,486,785	8,330,546	—
Total Equity	153,341,907	154,263,434	—
Total Liabilities and Equity	$218,158,838	$221,891,611	$—
Etao International Group
Summarized Results of Operations for the
	Six months ended June 30, 2022	Year ended December 31, 2021	Year ended December 31, 2020
Revenues .	33,836,335	59,793,421	—
Gross profit	12,112,969	18,832,095	—
Operating expenses	(12,128,147)	(24,883,102)	—
Other income (loss) .	(217,822)	(4,028,775)	(318,182)
Loss before taxes	(233,000)	(10,079,782)	(318,182)
Taxes .	(390,181)	(504,187)	—
Net loss	(623,181)	(10,583,969)	(318,182)
Non-controlling interest income .	(168,697)	40,606	—
Net loss attributable to Etao .	(791,878)	(10,543,363)	(318,182)
Basic and Diluted EPS
Class B Shares	(0.03)	(0.48)	(0.03)
Class A Shares	(0.03)	(0.48)	(0.03)
Weighted Shares Outstanding
Class B Shares	3,300,000	3,300,000	3,300,000
Class A Shares .	23,100,500	18,480,435	7,478,154

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ETAO
The following discussion and analysis provide information which ETAO’s management believes is relevant to an assessment and understanding of ETAO consolidated results of operations and financial condition. You should read the following discussion and analysis of ETAO’s financial condition and results of operations together with the section titled “Summary of the Proxy Statement/Prospectus — Selected Historical Financial Information of ETAO” and ETAO’s audited consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.
Certain of the information contained in this discussion and analysis or set forth elsewhere in this registration statement/prospectus, including information with respect to plans and strategy for ETAO’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” ETAO’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from ETAO’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Unless otherwise indicated or the context otherwise requires, references in this ETAO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “ETAO,” “we,” “us,” “our,” and other similar terms refer to ETAO prior to the Business Combination and to ETAO and its consolidated subsidiaries, 11 VIEs and their respective VIE subsidiaries.
Overview
ETAO International Group (“ETAO” “we”, “our”) was registered and incorporated as a Cayman Islands exempted company on August 31, 2020. The main business of the Company is to provide a comprehensive ecosystem of healthcare starting in the PRC and ultimately developing an international brand.
ETAO plans to provide a comprehensive healthcare service which will consist of both online and offline capabilities. These services include online health insurance and pharmacy, digital diabetes management and biotech. Offline healthcare services consist of hospital and specialty clinics, such as infertility, orthopedic surgery, plastic surgery and primary care. Upon Completion, this uniquely integrated ecosystem will serve to provide synergistic advantages in healthcare delivery.
Impact of COVID-19
In January 2020, an outbreak of a new strain of coronavirus, COVID-19, was identified in Wuhan, China. Through the first quarter of 2020, the disease became widespread around the world, and on March 11, 2020, the World Health Organization declared a pandemic. Our business and operations have been adversely affected by the COVID-19 pandemic, as have the markets in which our customers operate. The COVID-19 pandemic has caused and continues to cause significant business and financial markets disruption worldwide and there is significant uncertainty around the duration of this disruption and its ongoing effects on our business. As a result of the COVID-19 pandemic, we instituted work from home orders which resulted in the length of our sale cycles generally increase and some of our customers put purchase decisions on hold, in particular customers in our insurance and hospital segments. While several of these delays have since materialized into contracts, it is yet to be determined whether outstanding delays are permanent.
Due to the COVID-19 pandemic, we may require some of our employees, from time to time, to work remotely to minimize the risk of the virus and to be in compliance with local vaccination and testing policies. While working remotely has proven to be effective to this point, it may eventually inhibit our ability to operate the business optimally. Furthermore, while there have been isolated COVID-19 hot spots in China during 2021 and 2022, we are anticipating COVID-19 to have less of an impact during 2022. However, the possibility remains that an increase in COVID-19 cases may result in future strict quarantine and stay at home orders instituted by the government. If such declarations were made in a city where ETAO has operations, it may impair our ability to meet our stated targets.

We continue to closely monitor the situation and the effects on our business and operations. We do not yet know the full extent of potential impacts on our business and operations. However, each of ETAO’s consolidated subsidiaries, 12 VIEs and their respective VIE subsidiaries have been fully compliant with the PRC’s COVID policies. The PRC has been highly effective in controlling COVID. Barring a severe COVID outbreak, we do not expect a major impact to the operations going forward.
Key Factors Affecting ETAO’s Results of Operations
ETAO operates in China’s telehealth industry and its results of operations and financial condition are influenced by the macroeconomic factors affecting this industry, such as China’s economic growth, the impact of COVID-19 outbreak on the economy in China or worldwide, the emergence of China’s new economy and internet companies under favorable policies encouraging entrepreneurship and innovation, affecting the healthcare industry.
ETAO’s results of operations and financial condition are also subject to changes in the regulatory regime governing China’s telehealth, healthcare and technologies. The PRC government regulates various aspects of ETAO business and operations, such as medical data, patient data and associated data security factors. See “Risk Factors — Risks Relating to Doing Business in China — Regulation and censorship of information disseminated over the internet in China may adversely affect ETAO’s business and reputation and subject PubCo to liability for information displayed on ETAO’s website.”
Additionally, ETAO believes that its results of operations and financial condition are also affected by a number of company-specific factors, including the factors discussed below.
ETAO’s Ability to refine its telemedicine service offering
Telemedicine is a fundamental healthcare service in which ETAO hopes to become one of the leading providers of telemedicine in China and other countries. By necessity, COVID-19 accelerated the adoption of telemedicine throughout the world. China is no exception. Patients in China generally appreciate the convenience and increased access to healthcare services. This is especially true in remote areas, where access to healthcare services can be limited. ETAO’s telemedicine services will include concierge medicine, second opinion oncology services, management of chronic diseases and continuing medical education. There are inherent risks to Etao in the creation and development of telemedicine services. Brand recognition, traction, and the perceived benefit of these telemedicine services (both by patients and healthcare providers) must be created and successfully marketed. Subsequently, ETAO must ensure that the high quality of its telemedicine services is consistently maintained.
ETAO’s Ability to identify high-quality target companies to fuel its growth strategy.
ETAO will seek to acquire healthcare entities that are synergistic to ETAO’s operations. Any potential acquisition must undergo a thorough due diligence process in order to determine the contributive value to ETAO’s operations. This due diligence process will include, and is not limited to, evaluation of the competitive landscape, cash flow, management team and corporate leadership, ability to integrate and finances required to complete the acquisition. Fundamental to any potential acquisition is evaluating whether the potential healthcare target can adopt ETAO’s corporate culture. An inherent risk to this strategy is whether ETAO can complete the intended acquisition in an efficient manner and integrate the target company within ETAO’s already existing operating structure.
ETAO’s Ability to continue to integrate and derive synergies from its operating entities.
ETAO must begin to market its healthcare services and create a corporate identity synonymous with its vision of a patient centric model. That vision is for ETAO to consistently provide the best-in-class care and best-in-class patient experience with each interaction. Creating that brand recognition model will start with the establishment of urgent care centers similar to urgent care business models in the U.S. and other countries. These urgent care centers act as low acuity emergency departments, as well as offering primary care medical services. A positive initial interaction in which patient expectations are exceeded, along with a patient centric model, will serve as an introduction to ETAO and differentiate ETAO from other competitors’ healthcare services. The expectation is that patients will associate a higher level of service from ETAO.

ETAO will ensure that those expectations are met through customer service training, continuing education services and a corporate commitment to the patient centric model. This will generate interest in ETAO’s other healthcare services, such as aesthetics, infertility, concierge medicine and health insurance brokerage. Each iteration is an opportunity to differentiate ETAO from other healthcare companies.
ETAO’s ability to maintain an early mover advantage as it deploys innovative healthcare modalities.
ETAO envisions becoming a full-service healthcare provider with both online digital and offline physical assets. ETAO will provide digital health services, private health insurance, online and offline pharmacy services and physical hospital and clinic facilities. Our brand development will emphasize the unique nature of offering a comprehensive set of healthcare options. We believe this is unique to ETAO as compared to the present competitive landscape in China. Building and maintaining this healthcare ecosystem provides a distinct competitive advantage over other healthcare providers. According to our research, ETAO is one of the few companies in China offering a full suite of healthcare services combining online and offline capabilities. It is incumbent upon ETAO to maintain this early mover advantage, evaluating healthcare sector trends, innovative patient service offerings and patient demand for emerging services. ETAO’s ability to compete effectively in the marketplace will depend on its aptitude for maintaining an early mover advantage and commercialize demand for emerging healthcare services. A key component of our corporate culture is ensuring that each interaction with a patient is an opportunity to exceed expectations and build customer loyalty.
Key Components of Results of Operations
Revenue
ETAO generates revenue through four lines of business, which are: insurance agency commission, sale of medical supply products, inpatient and clinic care, and provision of medical technology services.
1.
Insurance agency commission

Commission is generated from sales of medical insurance. ETAO, through Aaliance Insurance Brokerage Co., Ltd., (“Aaliance”) markets and sells insurance policies originated by multiple insurance carriers via offline and online platforms. ETAO recognizes the commission revenue on a net basis as it acts as an agency in these transactions and is not responsible for fulfilling the promise to provide the specified insurance products. ETAO recognizes revenue at the point of time when the insurance policy has been issued to the policyholder. Payments are typically either made in advance or upon completion of the writing of the policy.
2.
Sales of medical supplies or products

ETAO, through certain VIEs, sells pharmaceutical products to hospital inpatients and outpatients in accordance with medical prescriptions. ETAO recognizes the revenue on the consolidated basis when the pharmaceutical products are physically transferred to patients and fees can be collected. ETAO is considered as a principal in the sale of pharmaceutical products because it takes inventory risk for the goods that are to be sold; accordingly, revenue is recognized on a gross basis. The performance obligation is the transfer of possession and control of the pharmaceutical product to the patient.
ETAO, through certain VIEs, sells medical supplies to hospitals or clinics. ETAO recognizes the revenue on the consolidated basis when the medical supplies are handed over to clinics and proceeds can be collected. The performance obligation is the transfer control and possession of the products to the hospitals or clinics. ETAO is considered as a principal when its sells the medical supplies because it takes inventory risk for the goods to be sold; accordingly, revenue is recognized on a gross basis. Payments is typically received after delivery of products.
3.
Provision of medical or clinical services

ETAO, through certain VIEs, provides various medical and clinical services to patients. ETAO recognizes revenue on a consolidated basis when individual deliverable services such as diagnosis, lab work, scans, consultation, and treatments, have been provided to the patients. Medical and clinical service revenue is recognized on a gross basis, as ETAO is responsible to supervise, evaluate, manage, and compensate medical staff who deliver the services, and ETAO has discretion in establishing the pricing for services charged to patients. The performance obligation is the provision of services detailed above to patients. Each deliverable service is typically completed in a single visit. Payment is received from patients after completion of each visit as well as through reimbursement by the government. For example, and in particular for Mengzhou, their system will identify whether each medical treatment requires a reimbursement and the specific proportion of that reimbursement according to the details of the patient’s treatment. The system will then record the reimbursement and such will be allocated to Megnzhou by the Medical Insurance Bureau on a monthly aggregated amount. The Medical Insurance Bureau’s cycle to provide reimbursements to Mengzhou is generally about 60-90 days. Specific price concessions and charitable assistance provided by Mengzhou is carried out according to the overall arrangement of the hospital. For poor patients and those with special diseases, such patients will be given a discount.
4.
Provision of medical technology services

ETAO, through certain VIEs, provides medical software services to hospitals and/or clinics. ETAO recognizes the revenue on a consolidated basis when the performance obligation has been met, which is when software is provisioned and made available to customers to use over a period of time. ETAO also has developed an APP for medical consultations delivered online. ETAO provides value added services via its end-to-end APP solution, to patients by providing access to a network of contracted physicians, pharmacies, and medical supply vendors across many geographical regions to deliver medical consultations, medication, and supplies without patients having to leave their homes. ETAO accounts for fees collected through its APP using the gross method of accounting because the management has determined that it act as a principal in the transactions because ETAO exercises control over the pricing of services and product offered, ETAO has entered into minimum purchase commitments with pharmacies to procure medication each year, and minimum payouts to doctors conducting consultations through the APP regardless of the number of patients consulted. Total gross revenues generated by such activities by ETAO from the date of acquisition to December 31, 2021 was approximately $116 thousand.
ETAO has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.
Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized when the Company has satisfied ETAO’s performance obligation and has the unconditional right to payment.
Advance from customers consists of payments received related to unsatisfied performance obligations at the end of the period. These are considered contract liabilities. The advance from customers as of December 31, 2021 and 2020 were $3,977,404 and $nil, respectively.
The following table identifies the disaggregation of ETAO’s revenue for the years ended December 31, 2021 and 2020:
	2021	2020
Net product revenue	$5,230,451	$—
Hospital services revenue	38,506,728	—
Insurance brokerage	14,767,668	—
Software and other technical service revenue	1,288,574	—
Total	$59,793,421	$—
Cost of revenue
Cost of revenue for insurance commission business mainly consists of advertising cost through online or offline and other channel expense in order to access to more potential insurance buyers.
Cost of revenue for medical products mainly consists of inventory cost of (a) pharmaceuticals and medical tools to be sold for pharmaceuticals sales; and (b) materials used, outsourcing production cost, allocated overhead, and other direct cost for the products ETAO produced.

Cost of revenue for medical service or clinic services mainly consists of materials used, doctors and nursery cost, allocated overhead, and other direct cost for the service the company provided.
Cost of revenue for technology service mainly consists of labor cost directly related to the service delivered to customers.
Value added tax (“VAT”)
ETAO is subject to VAT and related surcharges on revenue generated from services provided or products sold. ETAO records revenue net of VAT. This VAT may be offset by qualified input VAT paid by ETAO to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.
The VAT rate is 6% for taxpayers providing services and 13% for products sold. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.
Operating expenses
ETAO’s operating expenses consist primarily of selling expenses, general and administrative expenses, and research and development expenses.
Selling expenses
ETAO’s selling expenses mainly consists of labor expenses for sales personnel, commission for sales staff and other miscellaneous selling expenses.
General and administrative expenses.
ETAO’s general and administrative expenses mainly consist of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.
Research and development expenses
ETAO’s research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.
Share-based compensation expenses
All share-based awards granted to employees, which are share options, are measured at fair value on grant date. Share based compensation expense is recognized using the straight-line method, over the requisite service period, which is the vesting period.
Operating leases
Prior to the adoption of ASC 842 on January 1, 2019:
Leases, mainly leases of factory buildings, offices and employee dormitories, where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. ETAO had no finance leases for any of the periods stated herein.
Upon and hereafter the adoption of ASC 842 on January 1, 2019:
ETAO determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in ETAO’s consolidated balance sheets. ROU assets represent ETAO’s right to use an underlying asset for the lease term and lease liabilities represent ETAO’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, ETAO includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As ETAO’s leases do not provide an implicit rate, ETAO used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. ETAO has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, ETAO elected not to apply ASC 842 recognition requirements; and (ii) ETAO elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and (c) initial direct costs.
Finance lease
ETAO classifies a lease as a finance lease when the lease meets any of the following criteria at lease commencement:
•
The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•
The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

•
The lease term is for the major part of the remaining economic life of the underlying asset;

•
The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments in accordance with ASC 842 paragraph 842‑10‑30‑5(f) equals or exceeds substantially all of the fair value of the underlying asset;

•
The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Lease term includes rent holidays and options to extend or terminate the lease when ETAO is reasonably certain that it will exercise that option. ETAO does not recognize finance lease assets or lease liabilities for renewal periods unless it is determined that ETAO is reasonably certain of renewing the lease at inception or when a triggering event occurs. The lease assets for finance leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. The interest and amortization expense of finance lease are presented separately. Interest expense is determined using the effective interest method. Amortization expense is recorded on a straight-line basis of the finance lease assets. ETAO’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Impairment loss on long-term investments
ETAO’s impairment loss on long-term investments was impairment loss recognized when the investees’ operating performances indicate that the carrying value of the investment was no longer recoverable.
Taxation
Cayman Islands
ETAO is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, ETAO is not subject to income, corporation, or capital gains tax in the Cayman Islands. In addition, Etao’s payment of dividends, if any, is not subject to withholding tax in the Cayman Islands.
PRC
ETAO is considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

The income tax provision consists of the following components:
	For the years ended December 31,
	2021	2020
Current income tax expenses	520,265	—
Deferred income tax effect	(16,078)	—
Total income tax expenses	$504,187	$—
A reconciliation between ETAO’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:
	For the years ended December 31,
	2021	2020
Loss before income tax expense	$(854,721)	$—
Computed income tax expense with statutory tax rate	(213,680)	—
Preferential deduction	—	—
Changes in valuation allowance	717,867	—
Income tax expense	$504,187	$—
As of December 31, 2021 and 2020, the significant components of the deferred tax liabilities are summarized below:
	As of December 31,
	2021	2020
Deferred tax assets:
Bad debt provision	$89,109	$—
Total deferred tax assets	89,109	—
Valuation allowance	—	—
Deferred tax assets, net of valuation allowance:	89,109	—
Effective from January 1, 2008, a new Enterprise Income Tax Law, or (“the New EIT Law”), combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions.
According to the requirements of Cai Shui [2014] No. 26, Enterprises that qualify as encouraged industrial enterprises located in Heng Qin New Area in Guangdong province, Ping Tan Comprehensive Experimental Area in Fujian province and Qian hai shen gang Modern Service Cooperation Zone in Shenzhen are subject to a tax rate of 15%.
For enterprises with an annual taxable income amount no more than RMB 0.5 million in 2017, and the annual taxable income of no more than RMB 1 million in 2018, such enterprises shall qualify as small low-profit enterprises, and only 50% of such enterprises’ taxable income shall be subject to enterprise income tax at a reduced tax rate of 20%.
According to Caishui [2019] No. 13, small and low-profit enterprises shall meet three conditions for receiving preferential tax treatment, including (i) the annual taxable income of not more than RMB 3 million, the number of employees of not more than 300, and (ii) the total assets of not more than RMB 50 million. For small, low-profit enterprises whose annual taxable income is not more than RMB 1 million, such enterprises are subject to the preferential income tax rate of 5%. For small, low-profit enterprises whose annual taxable income exceed RMB 1 million, but not more than RMB 3 million, such enterprises are subject to the preferential income tax rate of 10%.

As a Cayman Islands holding company, Etao may receive dividends from its PRC subsidiaries. The PRC EIT Law and its implementing rules provide that for dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply for the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-resident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to receive the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to receive the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.
If Etao in the Cayman Islands or any of its subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors — Risks Relating to Doing Business in China — If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.”
ETAO did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2021 and 2020, respectively. ETAO does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.
Critical Accounting Policies, Judgments and Estimates
ETAO prepares its financial statements in conformity with U.S. GAAP, which requires it to make judgments, estimates and assumptions. ETAO continually evaluates these estimates and assumptions based on the most recently available information, its own historical experience and various other assumptions that ETAO believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from ETAO’s expectations as a result of changes to its estimates. Some of ETAO’s accounting policies require a higher degree of judgment than others in their application and require it to make significant accounting estimates.
The critical accounting policies, judgments and estimates that ETAO believes to have the most significant impact on its combined and consolidated financial statements are described below, which should be read in conjunction with its combined and consolidated financial statements and accompanying notes and other disclosures included in this proxy statement/prospectus. When reviewing Etao’s financial statements, you should consider (i) its selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.
Principle of consolidation
ETAO’s combined and consolidated financial statements include the financial information of Etao and its subsidiaries, the VIEs and VIEs’ subsidiaries. All intercompany balances and transactions were eliminated upon combination and consolidation.

Impairment of right-of-use assets and other long-lived assets
ETAO reviews its right-of-use assets, or ROU assets, and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors ETAO considers to be important which could trigger an impairment review primarily includes (a) significant underperformance relative to projected operating results; (b) significant changes in the overall business strategy; (c) significant adverse changes in legal or business environment and (d) significant competition, unfavorable industry trends, or economic outlook. When these events occur, ETAO measures impairment by comparing the carrying value of the ROU assets and other long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, Etao would recognize an impairment loss based on the fair value of the assets. Etao measured the fair value of impaired space by using discounted cash flow model. The estimates used in projected future cash flows include rental charges, occupancy rate, operating costs. The weighted average cost of capital is used as the discount rate.
Revenue recognition
In May 2014, the FASB issued Topic 606, “Revenue from Contracts with Customers”. This topic clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. Simultaneously, this topic supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
Business combinations
Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interests of the acquiree at the acquisition date, if any, are measured at their fair values as of the acquisition date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. The consideration was made in the form of cash payment. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Acquisition-related expenses and restructuring costs are expensed as incurred.
For ETAO’s majority-owned subsidiaries, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to ETAO. Consolidated net loss on the consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in ETAO’s consolidated balance sheets.
Property and equipment, net
Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:
Category	Estimated useful lives
Furniture	5 years
Office equipment	3-15 years
Vehicle	5 years
Medical equipment	5-10 years
Buildings	50 years
Leasehold improvement	The same as the operating lease period

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.
Intangible assets, net
Intangible assets are recognized and measured at cost or at fair value if acquired through a business combination. The identifiable intangible assets acquired are amortized on a straight-line basis over the respective useful lives as follows:
Category	Estimated useful lives
Software	5-10 years
Land use right	50 years
Domain names	5-6 years
Trademark and patent	5-20 years
Customer relationship	9-10 years
Impairment of long-lived assets (other than goodwill)
ETAO reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, ETAO measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, ETAO would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. During the year ended December 31, 2021, ETAO made the impairment of $3,766,000 at the full cost of investment into Changsha Zhenghe Orthopedics Hospital Limited. No impairment of long-lived assets was recognized as of December 31, 2020.
Goodwill
Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not depreciated or amortized but is tested for impairment on an annual basis as of December 31 and in between annual tests when an event occurs, or circumstances change that could indicate that the asset might be impaired.
In accordance with the Financial Accounting Standards Board (“FASB”) guidance on “Testing of Goodwill for Impairment”, ETAO has the option to assess qualitative factors first to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If ETAO decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. A goodwill impairment charge will be recorded for the amount by which a reporting unit’s carrying value exceeds its fair value, but not to exceed the carrying amount of goodwill.
Income taxes
Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes are classified as a component of the provisions for income taxes.
Results of Operations
ETAO was registered and incorporated as a Cayman Islands exempted company on August 31, 2020. From March 15, 2021 to June 30, 2021, ETAO signed a series of VIE agreements and issued 14,704,271 shares to acquire majority equity interest in each of the 11 Consolidating VIEs in China. Through VIE agreements, the WFOEs control 11 entities in China, including 6 hospitals and chain clinics, 4 technology related healthcare companies and 1 insurance brokerage agency. The acquisitions have been accounted for elsewhere in the financial statements using the purchase accounting method, reflecting the acquisition as of the date on which the acquirer obtained control of the acquiree.
As a holding company with no material operations of its own, ETAO conducts substantially all of its operations through the VIEs, of which ETAO receives economic benefits via a series of variable interest entity agreements. Neither ETAO nor its subsidiaries own any share in the VIEs. Instead, ETAO receives the economic benefits of the VIE’s business operations through certain contractual arrangements. The contractual arrangements with respect to the VIEs are not equivalent to an equity ownership in the business of the VIE and the investors may never hold equity interests in VIEs unless the VIE Agreements are replaced with the direct ownership of the VIEs by the WFOEs. Instead, for accounting purposes, we receive the economic benefits of the VIE’s business operations through the VIE Agreements, which enables us to consolidate the financial results of the VIE in our consolidated financial statements under U.S. GAAP. The VIE Agreements are designed to provide ETAO with certain powers, rights, and obligations to the VIEs, as set forth under the VIE Agreements. We have evaluated the guidance in Financial Accounting Standards Board Accounting Standards Codification 810 and determined that we are regarded as the primary beneficiary of the VIEs for accounting purposes, as a result of our direct ownership in the WFOEs and the provisions of the VIE Agreements. We have consolidated the financial results of the VIE in our consolidated financial statements in accordance with U.S. GAAP. The VIE Agreements or the contractual control structure is used to provide non-Chinese investors with exposure to foreign investment in China-based companies where Chinese laws impose certain restrictions on foreign ownership over such companies of certain categories. Consequently, the Company consolidates the accounts of VIE for the periods presented. Any references to control or benefits that accrue to ETAO because of the VIE are limited to, and subject to conditions we have satisfied for consolidation of the VIE under U.S. GAAP. The Consolidating VIEs are consolidated for accounting purposes but is not an entity in which ETAO owns equity. ETAO does not conduct any active operations and is the primary beneficiary of the VIE for accounting purposes only.
Six Months Ended June 30, 2022 Compared to June 30, 2021
For comparability, the following table summarizes Etao’s consolidated actual results of operations for the six months ended June 30, 2022, on a pro forma basis as if the acquisitions had occurred at the beginning of the year for the six months ended June 30, 2021. This information should be read together with Etao’s combined and consolidated financial statements and related notes included elsewhere in this registration statement. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	June 30, 2022 (actual)	June 30, 2022 (pro forma)
Net revenue	33,836,335	32,937,717
Cost of revenue	(21,723,366)	(24,807,202)
Gross profit	12,112,969	8,130,515
Operating expenses
Selling expenses	(4,710,034)	(2,863,139)
General and administrative expenses	(6,905,096)	(6,399,545)
Research and development expenses	(513,017)	(197,006)
Total operating expenses .	(12,128,147)	(9,459,689)
Gain (Loss) from operations .	(15,178)	(1,329,174)
Other income (loss)
Other income	296,390	8,807
Interest income	54,818	110,875
Impairment on equity investments	(268,277)	(4,044,825)
Interest expense	(220,916)	(362,356)
Other expense	(79,839)	(142,247)
Total other income (loss)	(217,822)	(4,429,746)
Gain (Loss) before tax	(233,000)	(5,758,920)
Income tax expense	(390,181)	(251,184)
Net gain (loss)	(623,181)	(6,010,104)
Net gain (loss) attributable to non-controlling interest	(168,697)	30,993
Net gain (loss attributable to Etao’s shareholders	(791,878)	(5,979,111)
Net revenue
The Company generates revenue through four lines of business, which are: insurance agency commission, sale of medical supply products, inpatient and clinic care, and provision of medical technology services. The following table identifies the disaggregation of the Company’s net revenue for the six months ended June 30, 2022 and pro forma net revenue for the six months ended June 30, 2021:
	June 30, 2022 (actual)	June 30, 2021 (pro forma)	Variance
Net product revenue	$3,424,954	$3,842,392	-10.9%
Hospital services revenue	22,951,190	18,906,410	21.4%
Insurance brokerage	7,140,662	9,361,939	-23.7%
Software and other technical service revenue	319,529	673,895	-52.6%
Total	$33,836,335	$32,784,636	3.2%
For the six months ended June 30, 2022, products sales revenue decreased by $417,438 or10.9%, from $3,842,392 pro forma revenue during six months ended June 30, 2021 to $3,424,954 for the six months ended June 30, 2022. The slight decrease was mainly due to a decrease in diabetes related devices and supplies sales, which resulted from additional lockdown measures in a number of cities within China during the six months ended June 30, 2022 compared to the same period in 2021.
For the six months ended June 30, 2022, hospital service revenue increased by $4,044,780 or 21.4%, compared with the same pro forma period in 2021. The increase was mainly due to the acquisition of Guiyang Lianlun Hospital on July 1st, 2021, which generated revenue of $6,466,604 during the six months ended June 30, 2022, and zero during the same period of 2021. Excluding this effect, hospital revenue during the six months ended June 30, 2022 was $16,484,586, compared to $18,906,410 for the same pro forma period in 2021, representing a decrease of 12.8%. The decrease was primarily due to lower medical cosmetology demand during the six months ended June 30, 2022, resulting from lockdown policies in various cities.
For the six months ended June 30, 2022, net revenue for the insurance brokerage business decreased by $2,221,277 or 23.7% compared to the same pro forma period in 2021. The decrease was mainly due to the more than 2.5 month lockdown in Shanghai, where the major office of this business segment is located, which severely limited business operations during that period.
For the six months ended June 30, 2022, software and other technical services revenue decreased by $354,366 or 52.6%, as compared to the same pro forma period in 2021. The decrease was mainly due to a custom-made software sale in the amount of $594,765 for the pro forma six months ended June 30, 2021, as compared to software maintenance and service fee collected from the same customer of $197,981 in the six months ended June 30, 2022.
Cost of revenue
Cost of revenue for medical products was primarily attributable to inventory cost of (a) pharmaceuticals and medical tools to be sold for pharmaceuticals sales; and (b) materials used, outsourcing production cost, allocated overhead, and other direct cost for the products the company produced.
Cost of revenue for medical service or clinic services was primarily attributable to materials used, doctors and nursery cost, allocated overhead, and other direct cost for the service the company provided.
Cost of revenue for the insurance brokerage business was primarily attributable to advertising cost through online or offline and other channel expense in order to access to more potential insurance buyers.
Cost of revenue for technology service was primarily attributable to labor cost directly related to the service delivered to customers.
The following table identifies the disaggregation of the Company’s cost of revenue for the six months ended June 30, 2022 and pro forma cost of revenue for the six months ended June 30, 2021:
	June 30, 2022 (actual)	June 30, 2021 (pro forma)	Variance
Cost of product sales	$1,763,344	$2,226,988	-20.8%
Cost of revenue for hospital services	15,042,954	13,953,351	7.8%
Cost of revenue for insurance brokerage	4,756,747	8,522,430	-44.2%
Cost of software and other technical service revenue	160,322	89,130	79.9%
Total	$21,723,366	$24,791,898	-12.4%
For the six months ended June 30, 2022, cost of products sales decreased by $463,644 or 20.8%, from $2,226,988 pro forma for the six months ended June 30, 2021 to $1,763,344 for the six months ended June 30, 2022. The decrease was mainly attributed to a decrease in the cost of diabetes related devices and supplies by $455,627. The larger percentage decrease in cost of sales on a percentage basis, 20.8% as compared to a decrease of 10.9% in related sales, is due primarily to a decrease in sales of lower gross margin diabetes related devices and supplies compared to the average gross margin for all product sales.
For the six months ended June 30, 2022, cost of hospital service revenue increased by $1,089,603 or 7.8%, as compared to the same pro forma period of 2021. The increase was mainly due to the acquisition of Guiyang Lianlun Hospital on July 1st, 2021. The acquisition of Guiyang Lianlun Hospital added $2,183,182 to the cost of hospital service revenue during the six months ended June 30, 2022, compared to zero in the same period of 2021. Excluding this effect, the cost of hospital revenue during the six months ended June 30, 2022 was $12,859,772, compared to pro forma cost of hospital revenue of $13,953,351 for the same period of 2021, representing a decrease of $1,093,579 or 7.8%. The decrease in cost of revenue of 7.8% is generally in line with the comparable decrease in hospital service revenue of 12.8%. The greater proportionate decrease in revenue compared to the cost of revenue is primarily due to a decline in medical cosmetology service, which has a higher gross margin than other medical services.

For the six months ended June 30, 2022, cost of revenue for insurance brokerage decreased by $3,765,683 or 44.2%, as compared to the same pro forma period of 2021. The decrease in cost of revenue is primarily in line with the corresponding decrease in net revenues resulting from more than 2.5 months of lockdowns in Shanghai, where the main office is located. The lower proportionate decrease in revenue of 23.7% compared to the 44.2% decrease in the cost of revenue is primarily attributed to the lack of marketing activity during the lockdown period.
For the six months ended June 30, 2022, cost of software and other technical services revenue increased by $71,192 or 79.9%, as compared to the same pro forma period of 2021. The increase in cost of revenue is generally in line with the increase of revenue for software and other technical services after adjusting for one-off custom-made software sales during six months ended June 30, 2021.
Selling expenses
Selling expenses consist primarily of labor expenses for sales personnel, commission for sales staff and other miscellaneous selling expenses.
The selling expenses for the six months ended June 30, 2022 was $4,710,034, compared to the pro forma selling expense of $2,863,139 for the six months ended June 30, 2021, representing an increase of $1,846,895, or 64.5%. The increase was primarily attributable to the incremental selling expenses of $2,606,356 associated with Guiyang Tianlun Hospital, which was acquired on July 1st, 2021. Excluding this effect, the selling expenses during the six months ended June 30, 2022 decreased by 26.5%, compared to the same period in 2021. The lower proportionate decrease in total net revenue of 16.5% after excluding the impact of the Guiyang Tianlun Hospital acquisition, compared to the 26.5% decrease in the comparable adjusted selling expense is primarily attributable to more conservative marketing strategies employed during the lockdown period.
General and administrative expenses
General and administrative expenses of ETAO consist primarily of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.
The general and administrative expenses for the six months ended June 30, 2022 was $6,905,096 compared to pro forma $6,399,545 of general and administrative expenses for the six months ended June 30, 2021, representing an increase of $505,551, or 7.9%. The increase was primarily attributable to the incremental general and administrative expenses of $1,476,425 associated with Guiyang Tianlun Hospital, which was acquired on July 1st, 2021. Excluding this effect, the general and administrative expenses during the six months ended June 30, 2022 decreased by $970,874 or 15.2%, compared to the same period of 2021. This is generally in-line with the comparable decrease in total net revenue after excluding the impact of the Guiyang Tianlun Hospital acquisition. Additionally, Etao took certain measures to cut its expenses to adapt to the lower demand from customers due to the lockdown policies in China during the six months ended June 30, 2022.
Research and development expenses
Research and development expenses for the six months ended June 30, 2022 were $513,017 compared to pro for research and development expenses of $197,006 for the comparable period in 2021, representing an increase of $316,011 or 160.4%. The increase was primarily due to (i) an increase in expenditures to fuel additional growth in each of ETAO’s business segments, and (ii) the contributions of newly acquired businesses during April to June 2021.
Other income, net
Total other loss for ETAO for the six months ended June 30, 2022 was $217,822 compared to the pro forma loss of $4,429,746 during the same period of 2021. This was primarily attributable to a $3,905,417 of impairments on equity investments during the six months ended June 30, 2021.

Equity investment, net:
ETAO had made an equity investment of $3,766,000 into Changsha Zhenghe Orthopedics Hospital Limited for a 41% equity interest in the business. Due to a pending lawsuit likely leading to a liquidation, ETAO took the full impairment of its investment cost as of June 30, 2021.
ETAO had made an investment in Beijing Zhongqihuashang Venture Investment Management Co. Ltd. for a 10% equity interest in the business, without any board seats. Due to very limited information subsequently provided by Beijing Zhongqihuashang Venture Investment Management Co., Ltd., ETAO took the full impairment of its investment cost of $139,417 as of June 30, 2021.
Liquidity and Capital Resources
Cash flows and working capital
ETAO’s principal sources of liquidity have been cash provided from capital contributions from its shareholders and short-term/long-term borrowings. As of June 30, 2022, ETAO had $4,417,961, in cash and cash equivalents. ETAO’s cash and cash equivalents consist primarily of cash at banks and cash on hand, and are primarily denominated in RMB.
As of June 30, 2022, ETAO had a net working capital (defined as total current assets deducted by total current liabilities) deficit of $(11,703,666), accumulated deficit of $11,653,423, net loss of $623,181, and net cash inflows from operating activities of $6,888,027.
ETAO remains an early stage, growth technology company and had indicated doubt about its ability to continue as a going concern in its financial statements for the six months ended June 30, 2022. The combination of operating losses since inception, cash expected to be used in operating activities in the future, uncertain conditions relating to additional capital raises and continued revenue growth created uncertainty about ETAO’s ability to continue as a going concern.
ETAO’s Management plans to continue improve operations by leveraging its distribution channels from its diverse subsidiaries across the entire healthcare ecosystem in order to generate sustainable profits and positive cash flows. The Company also plans to undertake a merger with a special purpose acquisition company (SPAC) and raise additional capital through the private and public markets by using the SPAC as a financial platform. Management believes that the valuation and liquidity brought by a merger will allow for the Company to re-organize its debt and raise additional capital to expand operations to generate re-occurring sustainable profits and positive working capital. If the Company is not able to continue generating profits and positive operating cash flows, raise additional capital, or complete a merger with the SPAC, there is the risk that the Company may become insolvent.
Cash Flows for the Six Months Ended June 30, 2022 and 2021
Operating Activities
Net cash generated from operating activities was $6,888,027 for the six months ended June 30, 2022, primarily resulting from a from decrease in restricted cash of $5,138,464, depreciation of $1,011,828, bad debt provision of $151,132, non-controlling interest of $143,838, decrease of inventories of $93,407, increase of accounts payable of $607,138, increase of advances from customers of $306,470, increase of accruals and other payables of $1,803,692, and an increase of lease liability of $148,549, and reduced by a net loss attributed to Etao’s shareholders of $791,878, an increase of accounts receivable of 1,409,645, an increase of advance to suppliers of $101,591, and an increase of prepaid expenses and other receivables of $213,377.
Net cash used in operating activities was $4,165,116 for the six months ended June 30, 2021, primarily resulting from a net loss attributed to Etao’s shareholders of $4,986,477, non-controlling interest of $15,496, increase of restricted cash, accounts receivable, advances to suppliers, prepaid and other receivables, and inventories of $1,024,184, $149,308, $120,836, $188,384, and $197,693, respectively, and decrease of accounts payables, accrual and other payables, and lease liabilities of $301,449, $1,816,819 and $102,262, respectively, and reduced by a decrease of deferred tax assets of $25,480, an increase of advances from customers of

$192,649, depreciation and amortization of $574,382, bad debt provision of $39,868, and impairment for equity investment of $3,905,413.
Investing Activities
Net cash used in investing activities was $5,412,915 for the six months ended June 30, 2022, which primarily consisted of payments for short-term investments of $5,399,864, purchase of property, plant and equipment of $20,073, the acquisition of intangible assets of $5,114, and payments for equity investments of $2,006, offset by proceeds from the disposal of investments in real property of $14,143.
Net cash provided by investing activities was $6,000,635 for the six months ended June 30, 2021, which consisted of cash increases of $6,274,879 due to the acquisition of subsidiaries, proceeds from the disposal of investment in real property of $2,886, offset by cash used for the purchase of property, plant and equipment of $277,130.
Financing Activities
Net cash used in financing activities was $1,757,121 for the six months ended June 30, 2022, which consisted of the repayment of loans from related parties of $1,295,813, net repayments of note payables of $656,803, and the repayment of finance lease liabilities of $677,586, offset by net proceeds from bank loans of $256,612, and proceeds from the allotment of shares of $616,469.
Net cash provided by financing activities was $3,036,842 for the six months ended June 30, 2021, consisting of proceeds from loans from related parties of $1,978,130, net proceeds from note payables of $1,181,150, net proceeds from bank loans of $319,313, and proceeds from the allotment of shares of $160,320, offset by the cash repayment of finance lease liabilities of $602,071.
Year ended December 31, 2021 Compared to December 31, 2020
For comparability, the following table summarizes Etao’s consolidated results of operations on a pro forma basis as if the acquisitions had occurred at the beginning of the year for the periods presented. This information should be read together with Etao’s combined and consolidated financial statements and related notes included elsewhere in this registration statement. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.
	For the year ended December 31,
	Pro Forma 2021	Pro Forma 2020
Net revenue	76,708,369	89,831,672
Cost of revenue	(53,933,252)	(75,511,161)
Gross profit	22,775,118	14,320,510
Operating expenses
Selling expenses	(9,358,736)	(5,452,512)
General and administrative expenses	(19,251,785)	(10,297,443)
Research and development expenses	(1,428,417)	(1,265,445)
Total operating expenses	(30,038,938)	(17,015,400)
Gain (Loss) from operations	(7,263,820)	(2,294,890)
Other income (loss)
Other income	562,856	1,234,606
Interest income	149,937	—
Impairment on equity investments	(3,905,554)	(4,348)
Interest expense	(794,701)	(834,667)
Other expense	(239,946)	(120,179)

	For the year ended December 31,
	Pro Forma 2021	Pro Forma 2020
Gain on disposal of assets	294,615	579,699
Total other income (loss)	(3,932,793)	855,111
Gain (Loss) before tax	(11,196,613)	(1,839,779)
Income tax expense	(565,562)	(101,931)
Net gain (loss)	(11,762,175)	(1,941,710)
Net gain (loss) attributable to non-controlling interest	732,192	(49,536)
Net gain (loss attributable to Etao’s shareholders	(11,029,983)	(1,991,247)

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.
Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment.
The Company generates revenue through four lines of business, which are: insurance agency commission, sale of medical supply products, inpatient and clinic care, and provision of medical technology services. The following table identifies the disaggregation of the Company’s pro forma net revenue for the years ended December 31, 2021 and 2020:
Net revenue
	2021	2020
Net product revenue	$7,289,718	$3,929,223
Hospital services revenue	47,449,851	35,203,293
Insurance brokerage	20,115,096	49,203,637
Software and other technical service revenue	1,853,704	1,495,519
Total	$76,708,369	$89,831,672
For the year ended December 31, 2021, pro forma net product revenue, hospital services revenue, insurance brokerage revenue, and software and other technical services revenue represented 9.5%, 61.9%, 26.2%, and 2.4% of pro forma net revenue, respectively, compared to 4.4%, 39.2%, 54.8%, 1.7%, respectively, for the year ended December 31, 2020.
Pro forma net revenue for the year ended December 31, 2021, was $76,708,369 compared to $89,831,672 for the year ended December 31, 2020, reflecting a decrease of $13,123,303, or 14.6%. The decrease in pro forma net revenue is primarily attributable to the restructuring of the business model within the insurance brokerage segment in 2021 to focus on private health insurance, as opposed to its auto, home and other non- health related insurance products. This segment was further adversely affected by more stringent COVID-19 control policies implemented in mainland China during 2021.
For the year ended December 31, 2021, pro forma products sales revenue increased by $3,360,495 or 85.5%, from $3,929,223 in 2020 to $7,289,718 in 2021. The increase was mainly due to an increase of dental kits and tools sales by $1,000,625, and an increase of diabetes related devices and supplies sales by $2,467,995. The increase of dental kits and tools sales was primarily attributed to higher incentive plans for sales personnel in 2021. The increase of diabetes related devices and supplies sales was primarily due to 1) an increase from a single distributor, which generated increment sales of $1,266,843, and 2) higher incentive plans for sales personnel in 2021 as compared to 2020.
For the year ended December 31, 2021, the business model restructuring and more stringent COVID-19 policies resulted in a decrease in pro forma net revenue for the insurance brokerage business of $29,088,541, or -59.1%. This was partially offset by strong growth in each of ETAO’s other three business segments, which collectively grew by $15,965,238 or 39.3%.
For the year ended December 31, 2021, pro forma hospital service revenue increased by $12,246,558 or 34.8%, compared with 2020. The increase was mainly due to the acquisition of Guiyang Lianlun Hospital in 2021, which was newly established in June 2021 and generated revenue of $8,581,754 in 2021, and zero in 2020. Excluding this effect, hospital revenue in 2021 was $38,868,097, compared to $35,203,293 in 2020, representing an increase of 10.4%. The increase was primarily due to higher patient acceptance into the hospitals in 2021 as compared to 2020, resulting from the temporary COVID-19 lockdowns in early 2020.
For the year ended December 31, 2021, pro forma software and other technical services revenue increased by $358,185 or 23.9%, as compared to 2020. The increase was mainly due to greater acceptance of software and other technical services by customers as these services attained greater maturity in the marketplace.
Cost of revenue
Cost of revenue for medical products was primarily attributable to inventory cost of (a) pharmaceuticals and medical tools to be sold for pharmaceuticals sales; and (b) materials used, outsourcing production cost, allocated overhead, and other direct cost for the products the company produced.
Cost of revenue for medical service or clinic services was primarily attributable to materials used, doctors and nursery cost, allocated overhead, and other direct cost for the service the company provided.
Cost of revenue for the insurance brokerage business was primarily attributable to advertising cost through online or offline and other channel expense in order to access to more potential insurance buyers.
Cost of revenue for technology service was primarily attributable to labor cost directly related to the service delivered to customers.
	2021	2020
Cost of product sales	$4,880,676	$2,478,685
Cost of revenue for hospital services	32,225,856	26,762,504
Cost of revenue for insurance brokerage	16,449,789	46,074,791
Cost of software and other technical service revenue	376,930	195,181
Total	$53,933,252	$75,511,161
Pro forma cost of revenue of ETAO for the year ended December 31, 2021 was $53,933,252 compared to $75,511,161 for the prior year, reflecting a decrease of $21,577,909, or 28.6%, primarily associated with the restructuring of the insurance brokerage business and the corresponding decrease in net revenues. This was partially offset by an increase in costs associated with the increase in net revenue for each of ETAO’s other business lines.
For the year ended December 31, 2021, pro forma cost of products sales increased by $2,401,991 or 96.9%, from $2,478,685 in 2020 to $4,880,676 in 2021. The increase was mainly due to the increased cost of dental kits and tools sold by $721,228, and an increase in cost of diabetes related devices and supplies sold by $1,697,874. The higher percentage increase in cost of sales of 96.9% as compared to the increase of 85.5% in related sales is primarily due to the growth in sales of the lower gross margin (25.8%) diabetes related devices and supplies compared to the average gross margin for all product sales of 33.0%.
For the year ended December 31, 2021, pro forma cost of hospital service revenue increased by $5,463,352 or 20.4%, as compared to year 2020. The increase was mainly due to the acquisition of Guiyang Lianlun Hospital in 2021, which was newly established in June 2021 and generated cost of revenue of $2,633,930 in 2021, and zero in 2020. Excluding this effect, the hospital revenue in 2021 was $29,591,927 as compared to $26,762,504 in 2020, representing an increase of 10.6%, which is consistent with the 10.4% increase of comparable segment revenue.

For the year ended December 31, 2021, pro forma cost of revenue for insurance brokerage decreased by $29,625,002 or 64.3%, as compared to 2020. The decrease in cost of revenue is primarily associated with the restructuring of the insurance brokerage business and the corresponding decrease in net revenues.
For the year ended December 31, 2021, pro forma cost of software and other technical services revenue increased by $181,749 or 93.1%, as compared to 2020. The increase of cost of revenue is generally in line with the increase of revenue for software and other technical services.
Selling expenses
Selling expenses consist primarily of labor expenses for sales personnel, commission for sales staff and other miscellaneous selling expenses.
Pro forma selling expenses of ETAO for the year ended December 31, 2021 was $9,358,736, compared to $5,452,512 for the prior year, showing an increase of $3,906,224, or 71.6%, primarily resulting from the incremental selling expenses of $3,658,599 attributed to Guiyang Tianlun Hospital, which was newly established in 2021. Excluding this effect, the increase in selling expenses was $247,625 or4.5%, which was primarily attributable to the increased incentive bonuses for sales personnel in 2021.
General and administrative expenses
General and administrative expenses of ETAO consist primarily of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.
ETAO’s pro forma general and administrative expenses for the year ended December 31, 2021 was $19,251,785 compared to $10,297,443 for the prior year, representing an increase of $8,954,342 or 87.0%. The increase in general and administrative expenses is primarily attributable to 1) incremental general and administrative expenses of $1,861,983 associated with Guiyang Tianlun Hospital, which was newly established in 2021, 2) increased cost of $841,978 related to the introduction of, and transition to new insurance products, and increased recruitment and employees compensation of $442,759, resulting from the introduction of new insurance products, 3) ETAO Board approved 2021 share based compensation of $5,000,000 in connection with incentives for eligible to Guiyang Hospital officers and managers between 2022 and 2024 for achieving certain KPI targets, and 4) an increase of bad debt and inventories provisions of $508,598 for the dental technology group, as well as, an increase in leased office space within ETAO’s dental technology group of $46,518. These were partially offset, by a decrease in general and administrative expenses associated with COVID-19 related staff reductions and salary adjustments in the hospital services segment.
Research and development expenses
Pro forma research and development expenses of ETAO for the year ended December 31, 2021 was $1,428,417 compared to $1,265,445 for the prior year, representing an increase of $162,972 or 12.9%, primarily due to an increase in expenditures to fuel additional growth in each of ETAO’s business segments, excluding insurance brokerage. The insurance brokerage segments’ research and development expenses declined in 2021 compared to that of the year of 2020 due to certain software development expenditures completed in 2020, which was not necessary during 2021.
Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.
Other income, net
Pro forma total other loss of ETAO for the year ended December 31, 2021 was $3,932,793 compared to a gain of $855,111, primarily attributable to $3,905,775 of impairments on equity investments incurred in the year of 2021.

Equity investment, net:
ETAO made equity investment of $3,766,000 into Changsha Zhenghe Orthopedics Hospital Limited to take 41% equity interest of this investee. As this investee was under a lawsuit which may cause a liquidation, ETAO made a full impairment of its investment cost as of December 31, 2021.
The investment into Beijing Zhongqihuashang Venture Investment Management Co., Ltd. takes 10% of its equity interest of this investee, without any board seat. Due to limited information obtained from the investee, ETAO made a full impairment of its investment cost as of December 31, 2021 in the amount of $139,775.
Liquidity and Capital Resources
Cash flows and working capital
ETAO’s principal sources of liquidity have been cash provided from capital contributions from its shareholders and short-term/long-term borrowings. As of December 31, 2021, ETAO had $4,949,540, in cash and cash equivalents. ETAO’s cash and cash equivalents consist primarily of cash at banks and cash on hand, and are primarily denominated in RMB.
As of December 31, 2021, ETAO had a net working capital (defined as total current assets deducted by total current liabilities) deficit of $(11,992,653), accumulated deficit of $10,861,545, net loss of $10,583,969, and net cash outflows from operating activities of $291,708..
ETAO remains an early stage, growth technology company and had indicated doubt about its ability to continue as a going concern in its financial statements for the year ended December 31, 2021. The combination of operating losses since inception, cash expected to be used in operating activities in the future, uncertain conditions relating to additional capital raises and continued revenue growth created uncertainty about ETAO’s ability to continue as a going concern.
While ETAO’s management believes it will be able to continue to grow ETAO’s revenue base, there is no assurance to achieve such in the near future or at all. In parallel, ETAO’s management continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed in order to finance ETAO’s research and development activities, general and administrative expenses and growth strategy. These alternatives include raising funds through public or private equity markets and either from institutional or retail investors. Although there is no assurance that, if needed, ETAO will be successful with its fundraising initiatives, management believes that ETAO will be able to secure the necessary financing.
Given the above, doubt about ETAO’s ability to continue as a going concern was alleviated on the financial statements for the year ended December 31, 2021, and the accompanying consolidated financial statements have been prepared assuming ETAO will continue as a going concern.
Capital Expenditures
ETAO’s capital expenditures are incurred primarily in connection with purchase of property and equipment and purchase of intangible assets. Etao’s capital expenditures were $2,287,951 for the year ended December 31, 2021. ETAO intends to fund its future capital expenditures with its existing cash balance and proceeds from the Business Combination.
Contractual Obligations
ETAO’s contractual obligations and commitments as of December 31, 2021 consisted of the following:
Total
Short-term borrowings(1)	$7,440,106
Long-term borrowings(2)	$21,156,739
Lease commitments(3)	$11,567,720
Total contractual obligations	$40,164,565

(1)
Consists of bank loans, long-term bank debt due within 1 year and notes payable

(2)
Consists of related party payables

(3)
Consists of finance lease and operating lease payables

Holding Company Structure
ETAO International Group or ETAO is a holding company with no material operations of its own. ETAO conducts its operations primarily through its subsidiaries and the Consolidating VIEs. As a result, ETAO’s ability to pay dividends depends upon dividends paid by its subsidiaries. If ETAO’s subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to ETAO.
In addition, the VIEs in China are permitted to pay dividends to ETAO only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. In accordance with PRC company laws, ETAO’s Consolidating VIEs in China must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of ETAO’s Consolidating VIEs. Appropriation to discretionary surplus fund is made at the discretion of Etao’s Consolidating VIEs. Pursuant to the law applicable to China’s foreign investment enterprise, Etao’s subsidiaries that are foreign investment enterprise in the PRC must make appropriation from their after-tax profit, as determined under PRC GAAP, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of ETAO’s subsidiary. Appropriation to the other two reserve funds is at Etao’s subsidiary’s discretion.
As an offshore holding company, ETAO is permitted under PRC laws and regulations to provide funding from the proceeds of its offshore fundraising activities to its PRC subsidiaries only through loans or capital contributions, and to the consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion and the ability to transfer cash may delay us from using the proceeds of the Business Combination to make loans or additional capital contributions to ETAO’s PRC subsidiaries, which could materially and adversely affect ETAO’s liquidity and Etao’s s ability to fund and expand ETAO’s business.” As a result, there is uncertainty with respect to ETAO’s ability to provide prompt financial support to its PRC subsidiaries and Consolidated VIEs when needed.
Notwithstanding the foregoing, ETAO’s PRC subsidiaries may use their own retained earnings to provide financial support to the Consolidating VIEs either through entrusted loans from its PRC subsidiaries to its Consolidating VIEs, or direct loans to such consolidated affiliated entity’s nominee shareholders, which would be contributed to the consolidated variable entity as capital injections. Such direct loans to the nominee shareholders would be eliminated in ETAO’s combined and consolidated financial statements against the consolidated affiliated entity’s share capital.
Off-Balance Sheet Commitments and Arrangements
As of December 31, 2021, ETAO had not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. ETAO has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its combined and consolidated financial statements. Furthermore, ETAO does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. ETAO does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.

Quantitative and Qualitative Disclosure about Market Risk
Foreign currency risk
Much of ETAO’s operating activities and ETAO’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.
Inflation risk
Since its inception, inflation in China has not materially impacted ETAO’s results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2020 and 2021 were increases of 2.5% and 0.9%, respectively. Although ETAO has not in the past been materially affected by inflation since its inception, it can provide no assurance that it will not be affected in the future by higher rates of inflation in China.
Internal Control Over Financial Reporting
Prior to the Business Combination, ETAO has been a Cayman company with limited accounting personnel and other resources with which to address its internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
Recent Accounting Pronouncements
For detailed discussion on recent accounting pronouncements, see Note 2 to ETAO’s combined and consolidated financial statements for the years ended December 31, 2021 and 2020.
Management’s Discussion and Analysis of Two VIEs of Significance
Due to the significance of two of the eleven Consolidating VIEs, below presents the management’s discussion and analysis of these two VIEs, Aaliance and Mengzhou.
•
Aaliance Insurance Brokers Co., Ltd. (“Aaliance”)

Overview
Aaliance Insurance Brokers Co., Ltd. (“Aaliance” or the “Company”) was incorporated on July 13, 2010, with a registered capital of RMB 50 million. Wang Ping is considered as the ultimate controlling person of the Company.
With its headquarters in Shanghai, Aaliance conducts business in many provinces and major metropolitan areas in China. Aaliance offers comprehensive insurance services and customized products. With a suite of online to offline (“O2O”), Aaliance provides people-oriented, value-added, comprehensive insurance solutions that cover the entire healthcare ecological system. Aaliance has also invested heavily in big-data technology as a cornerstone of its core competitive advantage. Its technology platform provides access to a portfolio of insurance products including, but not limited to, life, property and casualty, health, digital health management. Aaliance is a company that geared to helping its customers to resolve pain points on the demand side and the supply side, improve efficiency and reshape the insurance value system by satisfying customer’s needs and precise risk management.
The consolidated financial statements include the financial statements of Aaliance and its subsidiaries, which include the PRC-registered entities directly owned by the Company. All transactions and balances among ETAO and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which (i) ETAO directly or indirectly controls more than 50% of the voting power; or (ii) ETAO has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.
On March 15, 2021, ETAO entered into an agreement with Etao International Group (“Etao”) where the shareholders of ETAO were issued 2,627,511 of class A ordinary shares at the par value of USD $0.0001 and a note for cash payable of $6,568,779 with a due date of April 20, 2023 in total consideration in exchange for Etao to derive benefits of 85% of Aaliance’s profits from the results of operations of ETAO and its subsidiaries.
Results of Operations
The following table summarizes Aaliance’s consolidated results of operations. This information should be read together with Aaliance’s consolidated financial statements and related notes included elsewhere in this registration statement. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.
	For the years ended December 31,
	2021	2020
Net revenue	$20,115,096	$49,203,637
Cost of sales	(16,449,789)	(46,074,791)
Gross profit	3,665,307	3,128,846
Operating expenses
Selling expenses	(349,084)	(367,675)
General and administrative expenses	(4,990,689)	(3,019,320)
Research and development expenses	(258,456)	(653,798)
Total operating expenses	(5,598,229)	(4,040,793)
Loss from operations	(1,932,922)	(911,947)
Other income (loss)
Other income	268,530	435,502
Interest expense	(73,186)	(65,746)
Other expense	(98,471)	(1,227)
Impairment on investments	—	(4,348)
Gain on disposal of investments	294,615	—
Total other income (loss)	391,488	364,181
Loss before income tax expense	(1,541,434)	(547,766)
Income tax expense	(2,352)	(444)
Net loss	$(1,543,786)	$(548,210)
Net loss attributable to non-controlling interest	157,697	293,937
Net loss attributable to Aaliance’s shareholders	(1,386,089)	(254,273)
Other comprehensive income
Foreign currency translation gain, net of income taxes	(15,715)	(20,402)
Total comprehensive loss	$(1,401,804)	$(274,675)

Year ended December 31, 2021 Compared to December 31, 2020
Net revenue
Net revenue for the year ended December 31, 2021, was $20,115,096 compared to $49,203,637 for the year ended December 31, 2020, reflecting a decrease of $29,088,541, or 59.1%. The decrease in net revenue is primarily attributable to the restructuring of Aaliance’s business model in 2021 to focus on private health insurance, as opposed to its auto, home and other non-health related insurance products. ETAO was further adversely affected by more stringent COVID-19 control policies implemented in mainland China during 2021.
Net revenue represents the insurance agency commission income generated from sale of insurance companies’ insurance products.
ETAO sells insurance products sourcing from licensed insurance companies to different customers through both offline and online sales platforms. ETAO recognizes the commission revenue on a net basis as the Company is acting as an agency in these transactions and is not responsible for fulfilling the promise to provide the specified insurance products. ETAO recognizes revenue at the point of time when customers confirm the insurance sales and commission resulted from the insurance sales. Payments can be made in advance, upon acceptance of the goods or on credit, determined by ETAO’s credit policy.
Advising activities are performed before the customer accepts the insurance products, and they are not a separate performance obligation.
ETAO has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.
Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment.
Advance from customers consists of payments received related to unsatisfied performance obligations at the end of the period. The advance from customers as of December 31, 2021 and 2020 were $7,184 and $5,745, respectively.
ETAO applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. ETAO has no material incremental costs of obtaining contracts with customers that ETAO expects the benefit of those costs to be longer than one year which need to be recognized as assets. ETAO records revenue net of value added tax and related surcharges.
Cost of revenue
Cost of revenue of ETAO for the year ended December 31, 2021 was $16,449,789 compared to $46,074,791 for the prior year, reflecting a decrease of $29,625,002, or 64.3%, primarily associated with the restructuring of Aaliance’s business and the corresponding decrease in net revenues.
Cost of revenue mainly consists of advertising cost through online or offline and other channel expense in order to access to more potential insurance buyers.
Gross profit of ETAO was $3,665,307 and $3,128,846 for the years ended December 31, 2021 and 2020, respectively, representing a gross profit margin of 18.2% and 6.4%, respectively.
Selling expenses
Selling expenses for the year ended December 31, 2021 was $349,084, compared to $367,675 for the prior year, showing a decrease of $18,591, or 5.1%. The change in selling expenses for 2021 compared to 2020 were not material.

Selling expenses consist primarily of labor expenses for sales personnel, commission for sales staff and other miscellaneous selling expenses.
General and administrative expenses
ETAO’s general and administrative expenses for the year ended December 31, 2021 was $4,990,689 compared to $3,019,320 for the prior year, representing an increase of $1,971,369 or 65.3%. The increase in general and administrative expenses is primarily attributable to increased publicity cost related to promoting ETAO’s following the restructuring of its business model.
General and administrative expenses consist primarily of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.
Research and development expenses
Research and development expenses for the year ended December 31, 2021 was $258,456 compared to $653,798 for the prior year, representing a decrease of $395,342 or 60.5%. Aaliance’s research and development expenses declined in 2021 compared to that of the year of 2020 due to certain software development expenditures completed in 2020, which were not necessary during 2021.
Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.
Other income, net
Total other income for the year ended December 31, 2021 was $391,488 compared to $364,181 for the prior year, representing an increase of $27,307, or 7.5%.
Liquidity and Capital Resources
Cash flows and working capital
As of December 31, 2021, ETAO had $488,232, in cash and cash equivalents, and $5,172,709 in restricted cash (both current and non-current) representing bank deposits mandated by China Banking and Insurance Commission to conduct a licensed insurance agency business.
As of December 31, 2021, Aaliance had a net working capital (defined as total current assets deducted by total current liabilities) deficit of $(1,150,175), accumulated deficit of $8,989,218, net loss of $1,543,786, and net cash outflows from operating activities of $2,161,067.
Losses have principally occurred as a result of the substantial expenses for professional fees as part of ETAO’s capital market strategy, which have been accounted for as general and administrative expenses. Additionally, ETAO has invested in itself on two fronts: 1.) research and development into its own technology platform, and 2.) personnel and resources to generate increased future revenues; both of these expenditures have been accounted for as cost of sales.
The continuation of ETAO as a going concern is dependent upon the realization of the investments made in the business to generate positive operating cash flows, or the procurement of additional external financing. Management believes that it will be able to undertake capital raising activities to provide the additional cash to meet with ETAO’s obligations as they become due ad fund future expansion plans; however, there is no assurance that ETAO will be successful in securing sufficient funds to sustain or grow its operations.
Capital Expenditures
The Company’s capital expenditures are incurred primarily in connection with purchase of property and equipment. Aaliance’s capital expenditures were $194,390 for the year ended December 31, 2021.

•
Mengzhou Minsheng Hospital Limited. (“Mengzhou”)

Overview
Mengzhou Minsheng Hospital Limited. (“Mengzhou” or the “Company”) was incorporated on May 11, 2018 with registered capital of RMB 66.67 million, which is 100% owned by Mengzhou Yongcheng Healthy Foods Limited (“Parent Company”). Ms. Li Zhiqiang, who is founder of the Company, holds 99.5% of the total equity interest of Parent Company, and thus is considered as the ultimate control person of the Company. Mengzhou is engaged in the operation of a hospital and healthcare for elderly in Mengzhou.
Results of Operations
The following table summarizes Mengzhou’s consolidated results of operations. This information should be read together with Mengzhou’s consolidated financial statements and related notes included elsewhere in this registration statement. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.
	For the years ended December 31,
	2021	2020
Net revenue	$18,791,773	$15,573,165
Cost of revenues	(15,890,473)	(13,317,286)
Gross profit	2,901,300	2,255,879
Operating expenses
General and administrative expenses	(1,629,688)	(1,453,111)
Total operating expenses	(1,629,688)	(1,453,111)
Income from operations	1,271,612	802,768
Other income (loss)
Other income	73,855	175,943
Interest expense	(573,166)	(654,849)
Other expense	(21,260)	(19,342)
Total other loss	(520,571)	(498,248)
Income before income tax expense	751,041	304,520
Income tax expense	(196,217)	(77,601)
Net income	$554,824	$226,919
Other comprehensive income
Foreign currency translation gain, net of income taxes	318,205	705,531
Total comprehensive income	$873,029	$932,450
Year ended December 31, 2021 Compared to December 31, 2020
Net revenue
Net revenue for the year ended December 31, 2021, was $18,791,773 compared to $15,573,165 for the year ended December 31, 2020, reflecting an increase of $3,218,608, or 20.7%. The Company benefitted from its experience in dealing with the COVID-19 crisis in 2021, which is reflected in the revenue growth.
Net revenue consists of revenue from sales of pharmaceuticals and income generated from medical related services and.
Sales of pharmaceuticals:
The Company sells pharmaceuticals to on-site visited patients in accordance with prescription. The Company recognizes the revenue when the pharmaceuticals are handed over to patients and proceeds can be collected. The Company is considered as a principal to sell the pharmaceuticals because it takes the inventory risk of the goods to be sold. Thus, the revenue is recognized on a gross basis. The performance obligation is the transfer of possession of the pharmaceutical product to the patient.
Revenue of medical services:
The Company also provides various medical related services to patients, such as clinic service, bio-examining service, CT services, nursery service and etc. The Company recognizes a revenue when the performance obligation is fulfilled as agreed upon. The performance obligation is considered completed upon the completion of a medical visit. Medical service revenue is recognized on a gross basis, as the Company is responsible to supervise, evaluate and manage staff at each service station, and it also has the discretion in establishing the service fee price charged to the patients.
The following table identifies the disaggregation of the Company’s revenue for the years ended December 31, 2021 and 2020:
	2021	2020
Sales of pharmaceuticals	$5,408,867	$4,586,520
Revenue of medical services	13,382,907	10,986,646
Total	$18,791,773	$15,573,165
Before selling pharmaceuticals or delivering services to its patients, the Company normally requests prepayments. However, most patients have social insurance accounts to claim for their medical related expenses. The accounts receivable mainly represents the receivables from local social insurance centers, which are claimed by patients for their services or the pharmaceuticals received from the Company, but for which the Company has not been reimbursed yet.
The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.
Advance from customers consists of prepayments received related to performance obligations that are not fully completed at the end of the period.
The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets.
Cost of revenue
Cost of revenue of the Company for the year ended December 31, 2021 was $15,890,473 compared to $13,317,286 for the prior year, reflecting an increase of $2,573,187, or 19.3%, primarily associated with the corresponding increase in net revenues.
Cost of revenue mainly consists of inventory cost of (a) pharmaceuticals to be sold for pharmaceuticals sales; and (b) materials used, doctors and nursery costs, allocated overhead, and other direct cost for the service the company provided.
Gross profit of the Company was $2,901,300 and $2,255,879 for the years ended December 31, 2021 and 2020, respectively, representing a gross profit margin of 15.4% and 14.5%, respectively.
General and administrative expenses
The Company’s general and administrative expenses for the year ended December 31, 2021 was $1,629,688 compared to $1,453,111 for the prior year, representing an increase of $176,577 or 12.2%. The increase in general and administrative expenses is primarily associated with the corresponding increase in net revenues.

General and administrative expenses consist primarily of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.
Other income (loss)
Total other loss for the year ended December 31, 2021 was $520,571 compared to $498,248 for the prior year, representing an increase of $22,323, or 4.5%.
Liquidity and Capital Resources
Cash flows and working capital
As of December 31, 2021, the Company had $671,464, in cash and cash equivalents, and $1,901,148 in restricted cash, representing bank deposits as securities for bank acceptance note payables.
As of December 31, 2021, Mengzhou had a net working capital (defined as total current assets deducted by total current liabilities) deficit of $(7,368,635), accumulated deficit of $1,640,289, net income of $554,824, and net cash inflows from operating activities of $1,571,884.
Capital Expenditures
The Company’s capital expenditures are incurred primarily in connection with purchase of property, plant and equipment. Mengzhou’s capital expenditures were $386,028 for the year ended December 31, 2021.

DESCRIPTION OF SECURITIES OF MCAE
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to MCAE before the Business Combination.
The following description of MCAE’s capital stock and provisions of MCAE’s amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law are summaries and are qualified in their entirety by reference to MCAE’s amended and restated certificate of incorporation and bylaws and the text of the Delaware General Corporation Law. Copies of these documents have been filed with the SEC as exhibits to the Annual Report on Form 10-K to which this description has been filed as an exhibit.
General
As of the effective date of the registration statement of which this prospectus forms a part, our amended and restated certificate of incorporation will authorize the issuance of 30,000,000 shares of common stock, par value $0.0001. As of the date of this prospectus, 3,230,597 shares of common stock are outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
Units
Each unit has an offering price of $10.00 and consists of one share of common stock and one right. Each right entitles the holder thereof to receive one- tenth (1/10) of a share of common stock upon consummation of our initial business combination. In addition, we will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Delaware Law. As a result, you must hold rights in multiples of 10 in order to receive shares for all of your rights upon closing of a business combination.
The common stock and rights comprising the units will begin separate trading on the 45th day after the date of this prospectus unless Chardan Capital Markets, LLC determines that an earlier date is acceptable (based upon, among other things, its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular), subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin. Once the shares of common stock and rights commence separate trading, holders will have the option to continue to hold units or separate their units into the component pieces. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of common stock and rights.
In no event will the common stock and rights be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the completion of this offering, which is anticipated to take place three business days after the date of this prospectus. If the underwriters’ over-allotment option is exercised following the initial filing of such Current Report on Form 8-K, a second or amended Current Report on Form 8-K will be filed to provide updated financial information to reflect the exercise of the underwriters’ over-allotment option.
Common Stock
Our holders of record of our common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our insiders, officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering, including both the insider shares and the private shares, and any shares acquired in this offering or following this offering in the open market, in favor of the proposed business combination.

We will consummate our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination.
Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.
Pursuant to our certificate of incorporation, if we do not consummate our initial business combination within 12 months from the closing of this offering (or 18 months from the closing of this offering if we have executed a definitive agreement for an initial business combination within 12 months from the closing of this offering but have not completed the initial business combination within such 12-month period), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our insiders have agreed to waive their rights to share in any distribution with respect to their insider shares and private shares. However, if we anticipate that we may not be able to consummate our initial business combination within 12 months and we have not entered into a definitive agreement for an initial business combination by such date, our insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of up to 18 months to complete a business combination), provided that, pursuant to the terms of our amended and restated certificate of incorporation and the trust agreement to be entered into between us and Continental Stock Transfer & Trust Company on the date of this prospectus, the only way to extend the time available for us to consummate our initial business combination in the absence of a definitive agreement is for our insiders or their affiliates or designees, upon five days’ advance notice prior to the applicable deadline, to deposit into the trust account $500,000, or $575,000 if the over-allotment option is exercised in full ($0.10 per share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline. In the event that they elected to extend the time to complete a business combination and deposited the applicable amount of money into trust, the insiders would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that we are unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would either be paid upon consummation of our initial business combination, or, at the relevant insider’s discretion, converted upon consummation of our business combination into additional private units at a price of $10.00 per unit. Our shareholders have approved the issuance of the private units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of our initial business combination. In the event that we receive notice from our insiders five days prior to the applicable deadline of their intent to effect an extension, we intend to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, we intend to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. Our insiders and their affiliates or designees are not obligated to fund the trust account to extend the time for us to complete our initial business combination. To the extent that some, but not all, of our insiders, decide to extend the period of time to consummate our initial business combination, such insiders (or their affiliates or designees) may deposit the entire amount required.
Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their shares to us in any tender offer or have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote on the proposed business combination and the business combination is completed. If we hold a stockholder vote to amend any provisions of our certificate of incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which we have to complete a business combination), we will provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the trust account promptly following consummation of the business combination or the approval of the amendment to the certificate of incorporation. If the business combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.
Rights included as part of units
Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one- tenth (1/10) of a share of common stock upon consummation of our initial business combination, even if the holder of a public right converted all shares of common stock held by him, her or it in connection with the initial business combination or an amendment to our certificate of incorporation with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one- tenth (1/10) of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares of common stock upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis.
The Private Units sold in the private placement consist of one share of common stock and one right to receive 1/10th of one ordinary share of the Surviving Company upon the consummation of the business combination. The private rights are identical to the public rights underlying the Units sold to the investors in the IPO. Holders of private rights and public rights cannot retain the private rights or public rights after the Closing of the business combination as they will convert to ordinary shares following the business combination.
We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, you must hold rights in multiples of 10 in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.
Dividends
We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future, except if we increase the size of the offering pursuant to Rule 462(b) under the Securities Act, in which case we will effect a stock dividend immediately prior to the consummation of the offering in such amount as to maintain the number of insider shares at 20.0% of our issued and outstanding shares of our common stock upon the consummation of this offering (assuming our insiders do not purchase units in this offering). Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Rights Agent
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and By-Laws
We will be subject to the provisions of Section 203 of Delaware General Corporation Law, or the DGCL, regulating corporate takeovers upon completion of this offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•
our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive forum for certain lawsuits
Our amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the GCL or this Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or Securities Act of 1933, as amended.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Staggered board of directors
Our certificate of incorporation provides that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders
Our bylaws provide that special meetings of our stockholders may be called only by resolution of the board of directors, or by the Chairman or the President.
Advance notice requirements for stockholder proposals and director nominations
Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION
Authorized and Outstanding Stock
The Amended and Restated Memorandum and Articles of Association of PubCo authorizes the issuance 500,000,000 shares. As of the Record Date, there were 3,230,597 shares of MCAE Common Stock outstanding. No shares of preferred stock are currently outstanding.
Ordinary Shares
The ordinary shares will have identical rights, powers, preferences and privileges.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of ordinary shares possess all voting power for the election of the Combined Entity’s directors and all other matters requiring stockholder action. Holders of ordinary shares are entitled to one vote per share on matters to be voted on by shareholders.
Dividends
Holders of ordinary shares will be entitled to receive such dividends, if any, as may be declared from time to time by the Combined Entity’s board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on ordinary shares unless the shares of ordinary shares at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of the Combined Entity’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the ordinary shares will be entitled to receive an equal amount per share of all of the Combined Entity’s assets of whatever kind available for distribution to shareholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
There are no sinking fund provisions applicable to the ordinary shares.
Anti-Takeover Provisions
Amended and Restated Memorandum and Articles of Association
Among other things, the Amended and Restated Memorandum and Articles of Association provides that:
•
the authorized number of directors may be changed only by resolution of the Combined Entity’s shareholder or board of directors;

•
subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2∕3% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
Special Meetings of the Combined Entity’s shareholders may be called by the chairperson of the Combined Entity’s board of directors, the chief executive officer or by the Combined Entity’s board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

•
the Combined Entity’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms (see the section titled “Management After the Business Combination”), therefore making it more difficult for shareholders to change the composition of our Board; and

•
the ordinary shares do not have cumulative voting rights, therefore allowing the holders of a majority of the shares of ordinary shares entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2∕3% of all of then-outstanding ordinary shares entitled to vote generally in the election of directors.
The combination of these provisions will make it more difficult for the existing shareholders to replace the Combined Entity’s board of directors as well as for another party to obtain control of the Combined Entity by replacing the Combined Entity’s board of directors. Because the Combined Entity’s board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Combined Entity’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of the Combined Entity’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Combined Entity’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Entity’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

SHARES ELIGIBLE FOR FUTURE SALE
Redomestication Merger Shares
PubCo will issue up to approximately 3,230,597 ordinary shares to MCAE shareholders in connection with the Redomestication Merger. All of the ordinary shares issued in connection with the Redomestication Merger will be freely transferable by persons other than by MCAE’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares.
Acquisition Merger Shares
PubCo will issue up to 100,000,000 ordinary shares to ETAO Equityholders in connection with the Acquisition Merger. All of the ordinary shares issued in connection with the Acquisition Merger will be freely transferable by persons other than by PubCo’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares.
Lock-up Provisions
In connection with the Closing, the ETAO shareholders each agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of PubCo ordinary shares held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of PubCo ordinary shares if any, acquired during the Lock-Up Period (as defined below), the “Lock-up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 6 months after the Closing (the “Lock-Up Period”).
MCAE Equityholders’ Registration Rights
The holders of MCAE’s insider shares issued and outstanding on the date of MCAE’s IPO, Chardan who was the underwriter in MCAE’s initial public offering, as well as the holders of the private units and any shares our insiders or their affiliates may be issued in payment of working capital loans made to us, are entitled to registration rights pursuant to an agreement entered into on the effective date of our initial public offering requiring us to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that we consummate our initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted ordinary shares or private units for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of ordinary shares or private units for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the total shares of the Combined Entity’s common stock then outstanding; or

•
the average weekly reported trading volume of the Combined Entity’s Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of MCAE under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about MCAE.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 3,230,597 shares of MCAE Common Stock outstanding. Of these shares, the 1,596,706 shares sold in the MCAE IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,633,891 shares owned collectively by the Sponsor, officers and directors, and certain affiliates are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

COMPARISON OF SHAREHOLDERS’ RIGHTS
In connection with the Business Combination, holders of MCAE’s common stock will become shareholders of PubCo and their rights will be governed by the Cayman Islands law and the Amended and Restated Memorandum and Articles of Association. Currently, the rights of MCAE stockholders are governed by the laws of the State of Delaware and MCAE’s amended and restated certificate of incorporation.
This section describes the material differences between the rights of MCAE stockholders and the proposed rights of PubCo’s shareholders. This summary is not complete and does not cover all of the differences between the Cayman Islands laws and Delaware laws affecting corporations and their shareholders or all the differences between MCAE’s and PubCo’s organizational documents. The summary is therefore subject to the complete text of the relevant provisions of the Cayman Islands laws and Delaware laws and MCAE’s and PubCo’s organizational documents. For information on MCAE’s amended and restated certificate of incorporation see the section titled, “Where You Can Find Additional Information” in this proxy statement/prospectus. For a summary of PubCo’s Memorandum and Articles of Association, see the section titled “Description of PubCo’s Securities” in this proxy statement/prospectus and see the full text of PubCo’s Amended and Restated Memorandum and Articles of Association attached to this proxy statement/prospectus as Annex B.
	Cayman Islands	Delaware
Title of organizational documents	Amended and Restated Memorandum and Articles of Association	Certificate of Incorporation and Bylaws
Duties of directors
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purposes of which such powers were intended.
A director of a Cayman Islands company owes to the company a duty to act with skill, care and diligence. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective
Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of the company and its stockholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

	Cayman Islands	Delaware
standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Limitations on personal liability of directors
The Companies Act has no equivalent provision to Delaware law regarding the limitation of director’s liability.
However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty, willful default or willful neglect in the fulfilment of fiduciary duties.
Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director for money damages to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payment of dividends or unlawful stock repurchase or redemption. In addition, an exculpatory provision with terms described in the previous sentence cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.
Indemnification of directors, officers, agents and others
Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
PubCo’s Amended and Restated Memorandum and Articles of Association provide that PubCo shall indemnify and secure harmless its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such officers and directors, other than by reason of such officer’s or director’s own dishonesty, willful default or fraud, in or about the conduct of its business or affairs (including as a result of any mistake
A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is or is threatened to be made a party to an action, suit or proceeding who acted in good faith and in a manner they believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against amounts actually and reasonably incurred. Additionally, under the Delaware General Corporation Law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

	Cayman Islands	Delaware

of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such officer and director in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to PubCo’s directors, officers or persons controlling PubCo under the foregoing provisions, PubCo has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Interested directors	Under PubCo’s Memorandum and Articles of Association, directors who are in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction must declare the nature of their interest at a meeting of the board of directors. Subject to the applicable Nasdaq Listing Rules and disqualification by the chairperson of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding such director’s interest, and if such director has properly disclosed his or her interest, such director’s vote shall be counted, and such director may be counted in the quorum at any meeting of the board of directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.	Under Delaware law, a transaction in which a director has an interest is not void or voidable solely because such interested director is present at or participates in the meeting that authorizes the transaction if: (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders; or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board, or the stockholders. Under Delaware law, a director could be held liable for any transaction in which such director

	Cayman Islands	Delaware
derived an improper personal benefit.
Voting requirements
As a matter of Cayman Islands law, certain matters must be approved by special resolution of the shareholders, including amending or adopting memorandum or articles of association of a Cayman Islands company, reduction of share capital, change of name, authorization of a plan of merger, voluntary winding up of the company or the recalling of the voluntary liquidation of the company.
The Companies Act requires that a special resolution be passed by a majority of at least two-thirds, or such higher percentage as set forth in the articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. PubCo’s Amended and Restated Memorandum and Articles of Association require that a special resolution be passed by a majority of not less than two-thirds of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.
The Companies Act defines “special resolutions” only. A company’s articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. PubCo’s Amended and Restated Memorandum and Articles of Association provide that an ordinary resolution is a resolution (1) passed by a simple majority of such shareholders as, being entitled to do so, vote in person (or, where proxies are allowed, by proxy) at a general meeting. Where a poll is taken, regard shall be had in computing a majority to the number of votes to which each shareholder is entitled or

Under Delaware law, each stockholder is entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date, unless otherwise provided in a corporation’s certificate of incorporation. Except as otherwise provided under the Delaware General Corporation Law or by the corporation’s certificate of incorporation or bylaws, under Delaware law, all matters brought before a meeting of stockholders at which a quorum is present (other than the election of directors) require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at that meeting. Certain matters for stockholder approval, including the approval of certain merger agreements, certain amendments to the certificate of incorporation, and the sale, lease, or exchange of all or substantially all of the corporation’s assets will require approval of the holders of a majority of the outstanding capital stock. The certificate of incorporation may also include a provision requiring supermajority approval by the directors or stockholders for any corporate action.
In addition, under Delaware law, certain business combinations involving interested stockholders of publicly traded corporations may require approval by a supermajority of the non-interested stockholders.

	Cayman Islands	Delaware
(2) approved in writing by all of the shareholders entitled to vote at a general meeting in one or more instruments each signed by one or more of the shareholders. The effective date of the resolution so adopted shall be the date on which the instrument (or the last of such instruments, if more than one) is executed.
Voting for directors	PubCo’s Memorandum and Articles of Association provide that PubCo’s directors may be appointed by an ordinary resolution of its shareholders, or by the affirmative vote of a simple majority of the remaining directors, to fill a casual vacancy on the board of directors or as an addition to the board of directors.	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Cumulative voting
There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands.
PubCo’s Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting.
Under the Delaware law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.
Directors’ powers regarding bylaws	PubCo’s Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders of the company.	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.
Nomination and removal of directors and filling vacancies on board	Nomination and removal of directors and filling of board vacancies are governed by the provisions of PubCo’s Amended and Restated Memorandum and Articles of Association which provide that directors may be removed with or without cause, by an ordinary resolution of its shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he or she has vacated office earlier) at the next or a subsequent annual general meeting, or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term
Stockholders may generally nominate directors if they comply with any applicable advance notice provisions and other procedural requirements in company bylaws.
Holders of a majority of the shares then entitled to vote at an election of directors may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting.
Unless otherwise provided for in the certificate of incorporation or bylaws, directorship vacancies may be filled by a majority of the directors elected or then in office, or by the stockholders.

	Cayman Islands	Delaware

shall be implied in the absence of express provision.
In addition, a director’s office shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) is found to be or becomes of unsound mind or dies; (3) resigns his office by notice in writing to the company; (4) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and our board resolves that his or her office be vacated; or (5) is removed from office pursuant to any other provisions of our post-offering amended and restated memorandum and articles of association.

Mergers and similar arrangements	The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency

Cayman Islands	Delaware

of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act.

Cayman Islands	Delaware

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
1.
the statutory provisions as to the required majority vote have been met;

2.
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

3.
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

4.
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory

	Cayman Islands	Delaware
acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholder suits	In principle, PubCo will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class	Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit a winning plaintiff to recover attorneys’ fees incurred in connection with such action.

	Cayman Islands	Delaware

action against, or derivative actions in the name of, PubCo to challenge:
5.
an act which is illegal or ultra vires and is therefore incapable of ratification by the shareholders;

6.
the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

7.
an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Inspection of corporate records	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of the register of members or other corporate records (other than the PubCo’s Amended and Restated Memorandum and Articles of Association, the register of mortgages and charges, the register of directors and officers and any special resolutions of PubCo’s shareholders) of the company. However, these rights may be provided in the PubCo’s Amended and Restated Memorandum and Articles of Association and PubCo’s directors are empowered to allow its shareholders to inspect the list of shareholders and to receive annual audited financial statements.	Under Delaware law, stockholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of lists of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation. A complete list of the stockholders entitled to vote at a stockholders’ meeting generally must be available for stockholder inspection at least 10 days before the meeting.
Shareholder proposals and calling of special shareholder meetings least 10 days before the meeting.	Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. PubCo’s Amended and Restated Memorandum and Articles of Association allow its shareholders holding in aggregate not less than one-third (1/3) of all votes attached to all issued and outstanding shares
Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which stockholders may bring business before a meeting.
Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of stockholders.

	Cayman Islands	Delaware

that as of the date of the deposit carry the right to vote at the general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, other than this right to requisition a shareholders’ meeting, PubCo’s Amended and Restated Memorandum and Articles of Association do not provide its shareholders with any other right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
As a Cayman Islands exempted company, PubCo is not obliged by the Companies Act to call shareholders’ annual general meetings. PubCo’s Amended and Restated Memorandum and Articles of Association provide that PubCo may (but is not obliged to) in each year hold a general meeting as its annual general meeting in which case PubCo shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by PubCo’s directors.

Approval of corporate matters by written consent	Cayman Islands law and PubCo’s Amended and Restated Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, stockholders may take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.
Dissolution; winding up	Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances	Under Delaware law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares.

	Cayman Islands	Delaware
	including where it is, in the opinion of the court, just and equitable to do so.	Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. A Delaware corporation may also be dissolved by decree or judgment of a Delaware court in certain circumstances.
Variation of rights of shares	Under PubCo’s Memorandum and Articles of Association, if PubCo’s share capital is divided into more than one class of shares, PubCo may materially and adversely vary the rights attached to any class only with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of such class.	Under Delaware law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.
Dividends and stock repurchase	The holders of PubCo’s Ordinary Shares are entitled to such dividends as may be declared by PubCo’s board of directors. In addition, PubCo’s shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by its directors. PubCo’s Amended and Restated Memorandum and Articles of Association provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, PubCo may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in PubCo being unable to pay its debts as they fall due in the ordinary course of business.
The Delaware General Corporation Law provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year, and Delaware common law also imposes a solvency requirement with respect to the payment of dividends. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired.
Furthermore, applicable Delaware statutory and common law generally provides that a corporation may

	Cayman Islands	Delaware
redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation and only if the corporation is solvent at the time of the redemption or repurchase, and the redemption or repurchase would not render the corporation insolvent.
Transactions with interested shareholders	Cayman Islands law has no comparable statute. As a result, PubCo cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.	The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY
Ticker Symbol and Market Price
MCAE Common Stock, Units and Rights are currently listed on Nasdaq under the symbols “MCAE,” “MCAEU” and “MCAER,” respectively. As of December 30, 2022, the record date for the special meeting, the closing price for the MCAE Common Stock, Units and Rights was $10.13, $9.63 and $0.08, respectively.
Following the consummation of the Business Combination, PubCo’s ordinary shares will be listed on the Nasdaq Stock Market under the symbol “ETAO”.
Dividend Policy
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of our then board of directors. It is the present intention of the Board to retain all earnings, if any, for use in our business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of MCAE Common Stock as of December 26, 2022, (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of the Combined Entity’s common stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares are redeemed, by:
•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by MCAE who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of MCAE Common Stock or of the Combined Entity’s ordinary shares;

•
each of MCAE’s current executive officers and directors and all of MCAE’s current executive officers and directors as a group; and

•
each person who will (or is expected to) become an executive officer or director of the Combined Entity following the Closing.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, rights and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of MCAE Common Stock pre-Business Combination is based on 3,230,597 issued and outstanding shares of MCAE Common Stock as of December 26, 2022.
Subject to the paragraph above, percentage ownership of outstanding shares Post-Business Combination is based on (i) 106,791,650 shares of our ordinary shares to be outstanding (assuming minimum redemption), and (ii) 105,712,292 shares of our ordinary shares to be outstanding (assuming maximum redemption) upon consummation of the Business Combination, and assumes (i) the issuance of the ordinary shares pursuant to the Redomestication Merger and (ii) the issuance of the Merger Consideration pursuant to the Acquisition Merger. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by MCAE’s existing shareholders will be different.
Unless otherwise indicated, it is assumed that all persons named in the table have sole voting and investment power with respect to all MCAE Common Stock and PubCo Ordinary Shares beneficially owned by them.

	Pre-Business Combination		Successor Post-Business Combination
	MCAE Common Stock		Assuming Minimum Redemption		Assuming Maximum(5) Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	% of Outstanding Shares of Common Stock(2)	Number of PubCo Ordinary Shares	%	Number of PubCo Ordinary Shares	%
Directors and Executive Officers of MCAE:
Mountain Crest Holdings III LLC(3)	1,460,384	45.2%	1,291,593	1.21%	1,291,593	1.22%
Suying Liu(4)	1,460,384	45.2%	1,291,593	1.21%	1,291,593	1.22%
Nelson Haight	2,000	*	2,000	*	2,000	*
Todd Milbourn	2,000	*	2,000	*	2,000	*
Wenhua Zhang	2,000	*	2,000	*	2,000	*
All Directors and Executive Officers of MCAE as a Group (4 Individuals)	1,466,384	45.4%	1,297,593	1.21%	1,297,593	1.22%
Directors and Executive Officers of Combined Entity After Consummation of the Business Combination(6):
Wensheng Liu(7)	—	—	46,313,200	43.38%	46,313,200	43.81%
Biao Dai	—	—	0	0.0%	0	0.0%
Kenneth S. Liang	—	—	0	0.0%	0	0.0%
Connie C. Hsu	—	—	0	0.0%	0	0.0%
Andrew MacInnes	—	—	0	0.0%	0	0.0%
David Muson	—	—	0	0.0%	0	0.0%
Suying Liu(4)	1,460,384	45.2%	1,291,593	1.21%	1,291,593	1.22%
All Directors and Executive Officers of Combined Entity as a Group (7 Individuals)			47,604,793	44.59%	47,604,793	45.03%
Five percent holders of Combined Entity After Consummation of the Business Combination(6):
WSHP Capital LLC(8)	—	—	14,527,200	13.60%	14,527,200	13.74%
Etao International Group Inc.(9)	—	—	11,886,000	11.13%	11,886,000	11.24%
TVT Holding Limited(10)	—	—	6,827,386	6.40%	6,827,386	6.46%
Etao 168 Capital LLC(11)	—	—	10,000,000	9.36%	10,000,000	9.46%

*
Less than 1%.

(1)
Unless otherwise indicated, the business address of each of the officers and directors is c/o Mountain Crest Acquisition Corp. III, 311 West 43rd Street, 12th Floor, New York, New York 10036.

(2)
Based on 3,230,597, shares of common stock issued and outstanding as of December 26, 2022.

(3)
Dr. Suying Liu has voting and dispositive power over the shares owned by Mountain Crest Holdings III LLC. The Pre-Business Combination Number of Shares includes (i) 1,348,298 shares of Common Stock and (ii) 112,086 shares of Common Stock underlying Private Units. This number also includes 200,000 shares of MCAE Common Stock sold pursuant to a stock purchase agreement by and between Mountain Crest Capital LLC and EIG pursuant to which Mountain Crest Capital LLC will transfer such shares to the EIG upon the closing of the Business Combination, as such Mountain Crest Holdings III LLC maintains voting power in these shares through the consummation of the Business Combination. The Post-Business Combination Number of Shares does not include (i) the 200,000 shares of common stock sold to EIG, which will be transferred upon the closing of the Business Combination, (ii) includes of Common Stock issuable upon conversion of Rights upon the consummation of the Business Combination and (iii) includes 20,000 common shares of common stock issuable to the Sponsor upon potential conversion of promissory notes entered into by and between the Company and Sponsor on June 15, 2022 and October 3, 2022.
(4)
Consists of shares owned Mountain Crest Holdings III LLC, over which Dr. Suying Liu has voting and dispositive power.

(5)
The maximum redemption scenario assumes that 517,348 shares remain held by public investors upon the consummation of the Business Combination.

(6)
Based on 96,700,000 shares of Class A ordinary shares issued and outstanding as of December 26, 2022. The business address of each of the officers and directors is c/o ETAO International Co., Ltd. 1460 Broadway, 14th Floor, New York, New York 10036.

(7)
Includes 9,900,000 shares owned directly by Wensheng Liu, 14,527,200 shares owned by WSHP Capital LLC, in which Wensheng Liu is the controlling person, 11,886,000 shares owned by Etao International Group Inc., in which Wensheng Liu is the controlling person, and 10,000,000 shares owned by Etao 168 Capital LLC, in which Wensheng Liu is the controlling person.

(8)
The controlling person of WSHP Capital LLC is Wensheng Liu.

(9)
The controlling person of Etao International Group Inc. is Wensheng Liu.

(10)
Fang Wang is a director of TVT Holding Limited. The business address for TVT Holding Limited is c/o ETAO International Co., Ltd. 1460 Broadway, 14th Floor, New York, New York 10036.

(11)
The controlling person of Etao 168 Capital LLC is Wensheng Liu.

Restrictions on Transfers of Founder Shares and
The Founder Shares, Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property. The limited exceptions referred to above include (1) transfers among the insiders, to our officers, directors, advisors and employees, (2) transfers to an insider’s affiliates or its members upon its liquidation, (3) transfers to relatives and trusts for estate planning purposes, (4) transfers by virtue of the laws of descent and distribution upon death, (5) transfers pursuant to a qualified domestic relations order, (6) private sales made at prices no greater than the price at which the securities were originally purchased or (7) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clause 7) where the transferee agrees to the terms of the escrow agreement and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the insider shares.
Registration Rights
The holders of MCAE’s insider shares issued and outstanding on the date of MCAE’s IPO, Chardan who was the underwriter in MCAE’s initial public offering, as well as the holders of the private units and any shares our insiders or their affiliates may be issued in payment of working capital loans made to us, are entitled to registration rights pursuant to an agreement entered into on the effective date of our initial public offering requiring us to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that we consummate our initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Founder Shares
On March 2, 2021, the Company issued 1,437,500 shares of common stock (the “Founder Shares”) to Mountain Crest Holdings III LLC (the “Sponsor”) for an aggregate purchase price of $25,000. The Sponsor agreed to forfeit up to 187,500 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. On June 10, 2021, the underwriters for the Company’s IPO exercised the over-allotment option in part and the Sponsor forfeited 83,202 Founder Shares on June 14, 2021. The Founder Shares forfeited by the Sponsor were cancelled by the Company.
The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement, commencing on May 20, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. As of December 31, 2021, a total of $80,000 has been incurred and paid under this agreement.
Promissory Note — Related Party
On March 3, 2021 the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate amount of $500,000 to cover expenses related to the Initial Public Offering. The Promissory Note is non-interest bearing and payable on the completion of the Initial Public Offering. The balance outstanding at March 31,2021 was $ 43,000. The total outstanding balance under the Promissory Note of $80,264 was repaid at the closing of the Initial Public Offering on May 20, 2021.
On June 15, 2022, Mountain Crest Acquisition Corp. III (the “Company”) issued an unsecured promissory note in the aggregate principal amount up to $100,000 (the “Note”) to Mountain Crest Holdings III LLC, the Company’s sponsor (the “Sponsor”). Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and payable on the earlier of: (i) the date on which Company consummates an initial business combination with a target business, or (ii) the date the Company liquidates if a business combination is not consummated. The Note does not bear interest. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit. The proceeds of the Note will be used by the Company for working capital purposes.
On October 3, 2022, Mountain Crest Acquisition Corp. III (the “Company”) issued an unsecured promissory note in the aggregate principal amount up to $100,000 (the “2nd Note”) to Mountain Crest Holdings III LLC, the Company’s sponsor (the “Sponsor”). Pursuant to the 2nd Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and payable on the earlier of: (i) the date on which Company consummates an initial business combination with a target business, or (ii) the date the Company liquidates if a business combination is not consummated. The 2nd Note does not bear interest. In the event that the Company does not consummate a business combination, the 2nd Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the 2nd Note may be converted at the closing of a business combination by the

Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit. The proceeds of the 2nd Note will be used by the Company for working capital purposes.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into private units at a price of $10.00 per unit. The private units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 30, 2021, no Working Capital Loans were outstanding.
Related Party Extension Loans
As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Private Unit. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination. As of December 31, 2021, no such loans were outstanding.
Stock Purchase Agreement
In connection with the execution of the Merger Agreement, Mountain Crest Holdings III LLC, a Delaware limited liability company (the “Sponsor”) and ETAO International Group, Inc., a Delaware corporation (“EIG”), entered into a stock purchase agreement, dated December 16, 2021 (the “EIG Stock Purchase Agreement”), pursuant to which EIG purchased 200,000 shares of MCAE common stock (the “EIG Shares”) from the Sponsor for a purchase price of $2,500,000. Subject to the satisfaction of conditions set forth in the EIG Stock Purchase Agreement, the Sponsor shall cause the EIG Shares to be transferred on the books and records of MCAE to EIG upon the Closing of the Business Combination.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. For a description of the director independence, see above Part III, Item 10 — Directors, Executive Officers and Corporate Governance.
ETAO
Certain Relationships and Related Person Transactions — ETAO
The following is a list of related parties which the Company has transactions with:
No.	Name of Related Parties	Relationship
1	Wang Ping	Non-controlling shareholder of the Company
2	Executives of a subsidiary as a group	Executives of a subsidiary

No.	Name of Related Parties	Relationship
3	Mr. Li Zhiqiang	Non-controlling shareholder of the Company
4	Mengzhou Dexin Concrete Co., Ltd.	Subsidiary of Mr. Li Zhiqiang
5	Mengzhou Dexin Health Industry Investment Management Co., Ltd.	Subsidiary of Mr. Li Zhiqiang
6	Mr. Yang Hongming	Non-controlling shareholder of the Company
7	Mr. Yang	Director of company’s subsidiary
8	Mr. Qian Xiaofang	Supervisor of company’s subsidiary
9	Changxing Zhizhou Rehabilitation Nursing Home	Subsidiary of 6
10	Hu Haibo	Non-controlling shareholder of the Company
11	Wang Xuelei	Non-controlling shareholder of the Company
12	Jiangxi 123 investment management Co. Ltd	Non-controlling shareholder of the Company
13	Quan Xiaoyu	Non-controlling shareholder of the Company
14	Yue Xuexin	Non-controlling shareholder of the Company
15	Wen Liping	Non-controlling shareholder of the Company
16	Hengyang Tongdexiang medical Co., Ltd	Subsidiary of Wen Liping
17	Zhao Tianming	Non-controlling shareholder of the Company
18	Yue Ziman	Non-controlling shareholder of the Company
19	Hunan Anyue Kangning healthy management Co. Ltd	Subsidiary of non-controlling shareholder of the Company
20	Changning Kangning healthy management Co. Ltd	Subsidiary of non-controlling shareholder of the Company
21	Zhongqi Gaoda (Beijing) Investment Fund Management Co., Ltd.	Subsidiary of Executives of the Company
22	Zhongqi Harbor (Beijing) Capital Management Co., Ltd.	Subsidiary of Executives of the Company
23	Yu Xiaolei	Non-controlling shareholder of the Company
24	Du Jun	Director of a subsidiary
25	Shenzhen Qidian Future Venture Capital LLP	Non-controlling shareholder of the Company
26	Zhongqi Xinxing Venture Investment Fund	Subsidiary of Executives of the Company
27	Zhongqi Fortune Investment Management Nanjing centre	Subsidiary of Executives of the Company
28	Xin Yu	CEO of a subsidiary of the company
29	Li Xiaoran	Executive of a subsidiary
30	Cai Yuntao	Non-controlling shareholder of the Company
31	Chen Jun	Director of a subsidiary
32	Ning Quanxiu	Executive of a subsidiary
33	Li Changzhong	Executive of a subsidiary
34	Nanjing Xirun Health Management Co., Ltd	A company controlled by Li Changzhong
35	Anhui Wanbaotang Traditional Chinese Medicine Museum Co., Ltd	A company controlled by Li Changzhong
36	Nanjing Fengfan Network Technology Co., Ltd.	A company controlled by Cai Yuntao
37	Shen Xuewu	Director of a subsidiary
38	Guoyi Qiankun (Beijing) Technology Co., Ltd.	Non-controlling shareholder of the Company
39	Jingkang Zhixuan (Henan) medical technology Co. Ltd.	A company controlled by Guoyi Qiankun (Beijing) Technology Co., Ltd.

No.	Name of Related Parties	Relationship
40	Bailinuo Wuhan Management Consulting Co. Ltd	A company controlled by Shen Xuewu
41	Wei Hong	Non-controlling shareholder of the Company
42	Changsha Sinocare Inc	Non-controlling shareholder of the Company
43	You Jia	Non-controlling shareholder of the Company
44	Chen Yidong	CEO of a subsidiary of the company
45	Wang Yuying	CEO of a subsidiary of the Company
46	Yao Chunyan	Non-controlling shareholder of the Company
47	Hangzhou Yixing Medical Devices Ltd.	A company controlled by You Jia
48	Nanning 6 Dimension Dental Clinic	A company controlled by You Jia
49	Lei Chen	Non-controlling shareholder of the Company
50	Liwen Wang	Non-controlling shareholder of the Company
51	Shandong Taipu Investment Limited Liability Partnership	Non-controlling shareholder of the Company
52	Sichuan Ruitao Technology Co.,Ltd	Non-controlling shareholder of the Company
53	Guizhen Zuo	Non-controlling shareholder of the Company
54	Xiaodong Wang	Non-controlling shareholder of the Company
55	Hangzhou Red Feather Enterprise Management Consulting L.P.	Non-controlling shareholder of the Company
56	Hangzhou Violet Stone Enterprise Management Consulting L.P.	Non-controlling shareholder of the Company
Amounts due from related parties
Amount due from related parties as of December 31, 2021 consist of the following:
	December 31,
Related parties	2021	2020
Chen Jun	10,282	—
Executives of a subsidiary as a group	8,915	—
Guoyi Qiankun (Beijing) Technology Co., Ltd	7,871	—
Hangzhou Yixing Medical Devices Ltd.	41,073	—
Hengyang Tongdexiang medical Co.ltd	101,192	—
Jingkang Zhixuan (Henan) medical technology Co. Ltd	6,297	—
Li Changzhong	1,073	—
Nanjing Xirun Health Management Co., Ltd	11,019	—
Nanning 6 Dimension Dental Clinic	62,600	—
Ning Quanxiu	9,905	—
Quan Xiaoyu	38,719	—
Shen Xuewu	54,988	—
Zhongqi Gaoda (Beijing) Investment Fund Management Co., Ltd.	13,742	—
Zhongqi Harbor (Beijing) Capital Management Co., Ltd.	30,329	—
Zhongqi Xinxing Venture Investment Fund	47,226	—
Fu Xiaohong	370,553	—
Total	815,784	—

Amounts due to related parties
Amount due to related parties as of December 31, 2021 consist of the following:
	December 31,
Related parties	2021	2020
Du Jun	114,634	$—
Anhui Wanbaotang Traditional Chinese Medicine Museum Co., Ltd	3,737	—
Bailinuo Wuhan Management Consulting Co. Ltd	3,744	—
Cai Yuntao	4,110	—
Changxing Zhizhou Rehabilitation Nursing Home	62,968	—
China Enterprise Wealth Nanjing Investment Management Center (Limited partnership)	157,421	—
Executives as a group	523,604	—
Fangzhou Yidao (Beijing) Health Technology Co., LTD	314,842	—
Hu Haibo	1,730,615	—
Hunan Chenghe Enterprise Management Consulting Co.	23,065	—
Jiangxi 123 investment management Co. Ltd	94,452	—
Li Xiaoran	15,238	—
Mengzhou Dexin Concrete Co., Ltd.	193,811	—
Mr. Li Zhiqiang	3,875,903	—
Mr.Qian Xiaofang	66,684	—
Mr.Yang Yang	1,069	—
Nanjing Fengfan Network Technology Co., Ltd.	135,206	—
Wang Xuelei	183,390	—
Wang Yuying	28,965	—
Wangping	2,510,732	—
Wei Hong	3,141	—
Wen Liping	106,291	—
Xin Yu	17,672	—
Yang Hongming	3,879,317	—
You Jia	438,769	—
Yue Ziman	2	—
Zhao Tianming	1,036,655	—
Zhongqi Fortune Investment Management Nanjing centre	41,078	—
Lei Chen	1,773,570	—
Liwen Wang	624,034	—
Shandong Taipu Investment Limited Liability Partnership	1,116,692	—
Sichuan Ruitao Technology Co.,Ltd	624,034	—
Guizhen Zuo	225,726	—
Xiaodong Wang	687,009	—
Hangzhou Red Feather Enterprise Management Consulting L.P.	345,231	—
Hangzhou Violet Stone Enterprise Management Consulting L.P.	193,329	—
Total	$21,156,739	$—

Related party transactions
		For the years ended December 31,
	Nature	2021	2020
Mr. Yang	Expenses paid by related party	1,069	—
Mr. Qian Xiaofang	Expenses paid by related party	66,684	—
Jiangxi 123 investment management Co. Ltd	Expenses paid by related party	93,184	—
Hu Haibo	Expenses paid by related party	96,943	—
Hunan Anyue Kangning healthy management Co. Ltd	Sales	155,089	—
Changning Kangning healthy management Co. Ltd	Sales	131,393	—
Du Jun	Expenses paid by related party	113,094	—
Zhongqi Fortune Investment Management Nanjing centre	Expenses paid by related party	40,526	—
Xin Yu	Expenses paid by related party	17,435	—
Li Xiaoran	Expenses paid by related party	15,033	—
Nanjing Fengfan Network Technology Co., Ltd.	Expenses paid by related party	133,390	—
Anhui Wanbaotang Traditional Chinese Medicine Museum Co., Ltd	Expenses paid by related party	3,687	—
Cai Yuntao	Expenses paid by related party	9,491	—
Bailinuo Wuhan Management Consulting Co. Ltd	Expenses paid by related party	3,693	—
Changsha Sinocare Inc	Sales	2,021,505	—
Nanning 6 Dimension Dental Clinic	Sales	4,599	—

ADDITIONAL INFORMATION
Submission of Stockholder Proposals
The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to shareholders may be transacted at the special meeting.
Stockholder Communication
Shareholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Mountain Crest Acquisition Corp. III 311 West 43rd Street, 12th Floor, New York, NY 10036. Following the Business Combination, such communications should be sent to ETAO International Co., Ltd. 1460 Broadway, 14th Floor New York, NY 10036. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
Legal Matters
The validity of the PubCo Ordinary Shares will be passed upon by Maples and Calder (Cayman) LLP Cayman Islands counsel to PubCo.
Experts
The audited financial statements of Mountain Crest Acquisition Corp. III for the years ended December 31, 2021 included in this proxy statement/prospectus have been so included in reliance on a report of UHY, LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.
The consolidated financial statements of ETAO as of December 31, 2021 and December 31, 2020, and for the years then ended included in this proxy statement/prospectus have been audited by WWC, P.C., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing..
Delivery of Documents to Shareholders
Pursuant to the rules of the SEC, MCAE and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, MCAE will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Shareholders may notify MCAE of their requests by calling or writing MCAE at its principal executive offices 311 West 43rd Street, 12th Floor, New York, NY 10036.
Transfer Agent and Registrar
The registrar and transfer agent for the shares of Common Stock is Continental Stock Transfer & Trust Company. MCAE has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read MCAE’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact MCAE by telephone or in writing:
Suying Liu Mountain Crest Acquisition Corp. III 311 West 43rd Street 12th Floor New York, NY 10036 (646) 493-6558	ETAO International Co., Ltd. 1460 Broadway 14th Floor New York, NY 10036 (347) 306-5134
You may also obtain these documents by requesting them in writing or by telephone from MCAE’s proxy solicitation agent at the following address and telephone number:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
If you are a stockholder of MCAE and would like to request documents, please do so by January 30, 2023, in order to receive them before the Special Meeting. If you request any documents from MCAE, MCAE will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to MCAE has been supplied by MCAE, and all such information relating to ETAO has been supplied by ETAO. Information provided by either MCAE or ETAO does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of MCAE for the Special Meeting. MCAE has not authorized anyone to give any information or make any representation about the Business Combination, MCAE or ETAO that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

MOUNTAIN CREST ACQUISITION CORP. III
UNAUDITED FINANCIAL STATEMENTS
Financial Statements (unaudited)
Condensed Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021 (Audited)	F-23

Condensed Statement of Operations for the three months and nine months ended September 30, 2022 and for the three months ended September 30, 2021 and for the period March 2, 2021 (inception) through September 30, 2021 (Unaudited)
F-24

Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the three and nine months ended September 30, 2022 and for the three months ended September 30, 2021 and for the period from March 2, 2021 (inception) through September 30, 2021 (Unaudited)
F-25
Condensed Statement of Cash Flows for the nine months ended September 30, 2022 and for the period March 2, 2021 (inception) through September 30, 2021 (Unaudited)	F-26
Notes to Condensed Financial Statements (Unaudited)	F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Mountain Crest Acquisition Corp. III
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Mountain Crest Acquisition Corp. III (the “Company”) as of December 31, 2021 and the related statement of operations, changes in stockholders’ deficit and cash flows for the period from March 2, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from March 2, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, its business plan is dependent on the completion of a financing transaction and the Company’s cash and working capital as December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ UHY LLP
We have served as the Company’s auditor since 2021.
New York, New York
March 4, 2022

MOUNTAIN CREST ACQUISITION CORP. III
BALANCE SHEET
DECEMBER 31, 2021
ASSETS
Current Assets
Cash	$341,429
Prepaid expenses	28,750
Marketable securities held in Trust Account	54,174,163
TOTAL ASSETS	$54,544,342
LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	$110,932
Deferred underwriting fee payable	1,896,018
Total Liabilities	2,006,950
COMMITMENTS AND CONTINGENCIES
Common stock subject to possible redemption, $0.0001 par value, 5,417,193 shares at redemption value of $10.00 per share at December 31, 2021.	54,171,930
STOCKHOLDERS’ DEFICIT
Common Stock; $0.0001 par value; 30,000,000 shares authorized; 1,633,891 shares issued and outstanding (excluding 5,417,193 shares subject to possible redemption), as of December 31, 2021.	163
Additional paid-in capital	—
Accumulated deficit	(1,634,701)
Total Stockholders’ Deficit	(1,634,538)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$54,544,342
The accompanying notes are an integral part of the financial statements.

MOUNTAIN CREST ACQUISITION CORP. III
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 2, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
OPERATING EXPENSES
General and administrative	$275,867
Franchise tax	58,607
Total expenses	334,474
LOSS FROM OPERATIONS	(334,474)
OTHER INCOME
Interest earned on marketable securities held in Trust Account	2,233
Total other income	2,233
NET LOSS	$(332,241)
Weighted average shares outstanding of redeemable common stock	3,975,127
Basic and diluted net income per share, common stock	$0.51
Weighted average shares outstanding of non-redeemable common stock	1,524,867
Basic and diluted net loss per share, non-redeemable common stock	$(1.55)
The accompanying notes are an integral part of the financial statements.

MOUNTAIN CREST ACQUISITION CORP. III
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM MARCH 2, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount
Balance, March 2, 2021 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	1,437,500	144	24,856	—	25,000
Sale of public units in initial public offering	5,417,193	541	54,171,389	—	54,171,930
Sale of private units to insiders	193,343	18	1,933,412	—	1,933,430
Representative shares issued	86,250	9	670,800	—	670,809
Offering costs	—	—	(3,931,536)	—	(3,931,536)
Forfeiture of shares of common stock	(83,202)	(8)	8	—	—
Initial measurement of Common Stock Subject to Redemption under ASC 480-10-S99 against additional paid-in capital	(5,417,193)	(541)	(49,566,775)	—	(49,567,316)
Allocation of offering costs to common stock subject to redemption	—	—	3,597,356	—	3,597,356
Deduction of increases of carrying value of redeemable shares	—	—	(6,899,510)	(1,302,460)	(8,201,970)
Net loss	—	—	—	(332,241)	(332,241)
Balance, December 31, 2021	1,633,891	$163	$—	$(1,634,701)	$(1,634,538)
The accompanying notes are an integral part of the financial statements.

MOUNTAIN CREST ACQUISITION CORP. III
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 2, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(332,241)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,233)
Changes in operating assets and liabilities:
Prepaid expenses	(28,750)
Accounts payable and accrued expenses	110,932
Net cash flows used in operating activities	(252,292)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash released remitted to Trust Account	(54,171,930)
Net cash flows used in financing activities	(54,171,930)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of Private Units	1,933,430
Proceeds from Initial Public Offering	54,171,930
Proceeds from issuance of common stock to Sponsor	25,000
Payment of underwriter compensation	(1,083,439)
Payment of offering costs	(281,270)
Proceeds from promissory note – related party	80,264
Repayment of promissory note – related party	(80,264)
Net cash flows provided by financing activities	54,765,651
NET INCREASE IN CASH	341,429
CASH, BEGINNING OF PERIOD	—
CASH, END OF PERIOD	$341,429
Non-cash investing and financing activities:
Representative shares issued and charged to offering costs	$670,809
Deferred underwriting fee payable	$1,896,018
The accompanying notes are an integral part of the financial statements.

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Mountain Crest Acquisition Corp. III (the “Company”) was incorporated in Delaware on March 2, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more businesses that the Company has not yet identified (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation and, initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on May 18, 2021. On May 20, 2021, the Company consummated the Initial Public Offering of 5,000,000 units (the “Public Units”) and, with respect to the shares of common stock included in the Units sold (the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $50,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 185,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Mountain Crest Holdings III LLC (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”), generating gross proceeds of $1,850,000, which is described in Note 4.
On June 10, 2021, the underwriters exercised the over-allotment option in part, and the closing of the issuance and sale of the additional Units occurred on June 14, 2021. The total aggregate issuance by the Company of 417,193 units at a price of $10.00 per unit resulted in total gross proceeds of $4,171,930. On June 14, 2021, simultaneously with the sale of the Over-Allotment Option Units, the Company consummated the private sale of an additional 8,343 Private Units, generating gross proceeds of $83,430.
Transaction costs amounted to $3,931,536 consisting of $1,000,000 and additional $83,439 with over-allotment of underwriting fees, $1,750,000 and additional $146,018 with over-allotment of deferred underwriting fees, $670,809 of representative share fee and $281,270 of other offering costs.
Following the closing of the Initial Public Offering on May 20, 2021, an amount of $50,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination, or (ii) the distribution of the funds in the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and net of amounts previously released to the Company to pay its tax obligations) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commission the Company will pay to the underwriters (as discussed in Note 6).
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination, provided MCAE is not otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended, and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to (a) vote its Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares held by it in favor of a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any such shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to (i) waive its redemption rights with respect to Founder Shares, Private Shares and any Public Shares it may acquire during or after the Initial Public Offering in connection with the consummation of a Business Combination and (ii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment. However, the Sponsor will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period (defined below).

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
The Company has until May 20, 2022 (or until November 20, 2022 if the Company has executed a definitive agreement for a Business Combination by May 20, 2022 but has not completed the Business Combination within such 12-month period) to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by May 20, 2022, and the Company has not entered into a definitive agreement for a Business Combination by such date, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, for each three month extension.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed to waive its liquidation rights with respect to the Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Capital Resources
As of December 31, 2021, the Company had $341,429 of cash held outside its Trust Account for use as working capital (the “Working Capital”). The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the founder shares and the loan under an unsecured promissory note from the Sponsor of $80,264 (see Note 5).
The promissory note from the Sponsor was paid in full at May 20, 2021. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans, as defined below (see Note 5). To date, there were no amounts outstanding under any working capital loans.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by May 20, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 20, 2022.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers cash equivalents to be highly liquid investments with a maturity at the date of purchase of three months or less. The Company did not have any cash equivalents at December 31, 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.
Investments Held in Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. Gains and losses resulting from the change in fair value of these securities are included in interest earned on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity.

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2021, 5,417,193 common stock subject to possible redemption are presented at redemption value of $10.00 per share as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit. The Company allocates gross proceeds between Public Shares and Public Rights based on the relative fair values of Public Shares and Public Rights.
At December 31, 2021, the common stock reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$54,171,930
Less:
Proceeds allocated to public rights	(4,604,614)
Allocation of offering costs related to redeemable shares	(3,597,356)
Plus:
Accretion of carrying value to redemption value	8,201,970
Common stock subject to possible redemption	$54,171,930
Offering Costs
Offering costs were $3,931,536 consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the Public Offering and are charged to stockholders’ deficit upon the completion of the Public Offering. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. The Company allocates offering costs between Public Shares and Public Rights based on the relative fair values of Public Shares and Public Rights. Accordingly, $3,597,356 was allocated to Public Shares and charged to temporary equity, and $334,180 was allocated to Public Rights and charged to stockholders’ deficit.
Net Income (Loss) Per Share
The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common stock subject to possible redemption was considered to be dividends paid to the public shareholders. As of December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
The net income (loss) per share presented in the statement of operations is based on the following:
For the period from March 2, 2021 to December 31, 2021
Net Loss	$(332,241)
Accretion of temporary equity into redemption value	(8,201,970)
Net loss including accretion of equity into redemption value	$(8,534,211)
	For the period from March 2, 2021 To December 31, 2021
	Redeemable shares	Non- Redeemable shares
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(6,168,111)	$(2,366,100)
Accretion of temporary equity to redemption value	8,201,970	—
Allocation of net income (loss)	$2,033,859	$(2,366,100)
Denominators:
Weighted-average shares outstanding	3,975,127	1,524,867
Basic and diluted net income (loss) per share	0.51	(1.55)
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The tax provision for the period from March 2, 2021 (commencement of operations) through December 31, 2021 was deemed to be de minimis.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 5,000,000 units at a price of $10 per unit for gross proceeds of $50,000,000. The units consist of one share of common stock and the right (“Public Right”) to receive one-tenth (1/10) of a share of common stock upon consummation of an initial business combination (See Note 7). The underwriting agreement calls for an over-allotment option equal to 15% of the total number of units initially offered to the public. On May 20, 2021, the Company completed the Initial Public Offering.
On June 10, 2021, the underwriters exercised the over-allotment option in part, and the closing of the issuance and sale of the additional Units occurred on June 14, 2021. The total aggregate issuance by the Company of 417,193 units at a price of $10.00 per unit resulted in total gross proceeds of $4,171,930.
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Chardan (and/or their designees) purchased an aggregate of 185,000 Private Units, at a price of $10.00 per Private Unit, for an aggregate purchase price of $1,850,000, in a private placement. The Sponsor purchased 110,000 Private Units and Chardan purchased 75,000 Private Units. The Sponsor and Chardan also purchased an additional 8,343 Private Units, at a price of $10.00 per Private Unit, or $83,430 in the aggregate in connection with the underwriters’ partial exercise of their over-allotment option on June 10, 2021. Each Private Unit consists of one share of common stock (“Private Share”) and one right (“Private Right”). Each Private Right entitles the holder to receive one-tenth of one share of common stock at the closing of a Business Combination. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On March 2, 2021, the Company issued 1,437,500 shares of common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Sponsor agreed to forfeit up to 187,500 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in part, the Sponsor forfeited 83,202 Founder Shares on June 14, 2021. The Founder Shares forfeited by the Sponsor were cancelled by the Company.
The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement, commencing on May 20, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
$10,000 per month for office space, utilities and secretarial and administrative support. As of December 31, 2021, a total of $80,000 has been incurred and paid under this agreement.
Promissory Note — Related Party
On March 3, 2021 the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate amount of $500,000 to cover expenses related to the Initial Public Offering. The Promissory Note is non-interest bearing and payable on the completion of the Initial Public Offering. The balance outstanding at March 31,2021 was $ 43,000. The total outstanding balance under the Promissory Note of $80,264 was repaid at the closing of the Initial Public Offering on May 20, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into Private Units at a price of $10.00 per unit. The Private Units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, no Working Capital Loans were outstanding.
Related Party Extension Loans
As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Private Unit. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination. As of December 31, 2021, no such loans were outstanding.
NOTE 6.   COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on March 2, 2021, the holders of the Founder Shares, the Private Units, and any shares that may be issued in payment of Working Capital Loans (and all underlying securities) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans can elect to exercise these registration rights at any time commencing on the date that the Company

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Underwriter’s Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 10, 2021, the underwriter’s elected to partially exercise the over-allotment option to purchase an additional 417,193 Public Shares at a price of $10.00 per Public Share.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $1,896,018, based upon the partial exercise of the over-allotment option. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. Of the $0.35 per Unit, $0.30 will be paid in cash and $0.05 will be paid in an equivalent value of shares.
Right of First Refusal
The Company has granted the underwriter, subject to certain conditions for a period of 18 months after the date of the consummation of the initial business combination, a right of first refusal to act as a co-manager or placement agent, with at least 25% of the economics, for any and all future public and private equity and debt offerings. The duration of such right of first refusal is limited not more than three years by certain regulatory rules.
Representative Shares
In May 20, 2021, the Company issued to the underwriter and/or its designees 86,250 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost related to the Initial Public Offering, resulting in a charge directly to stockholders’ deficit. The Company estimated the fair value of Representative Shares to be $670,809 based upon the valuation of the Representative Shares of $7.78 per Unit. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following the effective

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s National Association of Securities Dealers (“NASD”) Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.
NOTE 7.   STOCKHOLDERS’ DEFICIT
Common Stock
The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 1,633,891 shares issued and outstanding, and after giving effect to the forfeiture of 83,202 shares to the Company by the Sponsor for no consideration since the underwriters’ 45-day over-allotment option was not exercised in full, so that the Initial Stockholders collectively own 20% of the Company’s issued and outstanding Common Stock after the Initial Public Offering.
Common stock subject to possible redemption
As of December 31, 2021, there were 5,417,193 common stock subject to possible redemption are presented at redemption value of $10 per share as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet (see Note 2).
Public Rights
Except in cases where the Company is not the surviving Company in a business combination, the holders of the rights will automatically receive 1/10 of a share of common stock upon consummation of the Company’s initial business combination. In the event the Company will not be the surviving company upon completion of the initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the 1/10 of a share underlying each right upon consummation of the business combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As of December 31, 2021, no rights had been issued.
NOTE 8.   INCOME TAX
The Company’s net deferred tax assets are as follows:
December 31, 2021
Deferred tax asset
Net operating loss carryforward	$11,839
Startup/Organization Expenses	57,932
Total deferred tax asset	69,771
Valuation allowance	(69,771)
Deferred tax asset, net of allowance	$—

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
The income tax provision consists of the following:
For the period from March 2, 2021 (inception) through December 31, 2021
Federal
Current	$—
Deferred	(69,771)
State
Current	$—
Deferred	—
Change in valuation allowance	69,771
Income tax provision	$—
As of December 31, 2021, the Company have $56,374 of U.S. federal net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from March 2, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $69,771.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:
For the period from March 2, 2021 (inception) through December 31, 2021
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	(21.0)%
Income tax provision	0.0%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
NOTE 9.   REVISION OF PRIOR PERIOD FINANCIAL STATEMENTS
The Company identified errors on the Form 8-K IPO balance sheet as of May 20, 2021. In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the errors and has determined that the related impacts were not material to any prior annual or 8-K report. Accordingly, the Company has corrected such immaterial errors by adjusting its May 20, 2021 balance sheet and classified all public shares of Common Stock as redeemable on the balance sheet. The following summarizes the effect of the revision on each financial statement line item.

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
	As Reported	Adjustment	As Adjusted
Revised Balance Sheet
Common stock subject to redemption	$43,842,720	$6,157,280	$50,000,000
Stockholders’ equity (deficit)
Common stock, $0.001 par value	233	(62)	171
Additional paid-in-capital	5,000,777	(5,000,777)	—
Accumulated deficit	(1,000)	(1,156,441)	(1,157,441)
Total stockholders’ equity	$5,000,010	$(6,157,280)	$(1,157,270)
The Company identified errors on the Form 10-Q statement of operations as of June 30, 2021 related to the fair value of financial instruments that impacted the allocation of IPO proceeds and offering costs to the common shares subject to possible redemption and to the calculation of earnings per share. In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the errors and has determined that the related impacts were not material to any prior annual or 10-Q report, but that correcting the cumulative impact of such errors would be significant to our statement of operations and statement of changes in stockholders’ equity for the nine months ended September 30, 2021. Accordingly, the Company has corrected such immaterial errors by adjusting its June 30, 2021 statement of operations and statement of changes in stockholders’ equity. The Company will also correct previously reported financial information for such immaterial errors in future filings, as applicable. The following summarizes the effect of the revision on each financial statement line item.
	As Reported	Adjustment	As Adjusted
Condensed Statements of Changes in Stockholders’ Equity (Deficit)
Offering costs	$(4,123,227)	$191,691	$(3,931,536)
Initial measurement of Common Stock Subject to Redemption under ASC 480-10-S99 against additional paid-in capital	$(53,873,984)	$4,306,668	$(49,567,316)
Allocation of offering costs to common stock subject to redemption	$4,100,549	$(503,193)	$3,597,356
Deduction for increases of carrying value of redeemable shares	$(4,398,495)	$(3,803,475)	$(8,201,970)
	For the three months ended June 30, 2021			For the period from March 2, 2021 to June 30, 2021
	As Reported	Adjustment	As Adjusted	As Reported	Adjustment	As Adjusted
Revised Statement of Operations
Basic and diluted net income (loss) per share, redeemable common stock	$0.68	$0.62	$1.30	$2.73	$(0.74)	$1.99
Basic and diluted net income (loss) per share, non-redeemable common stock	$(1.20)	$(1.03)	$(2.23)	$(1.95)	$(0.71)	$(2.66)

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 10 .   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Trust Account	$54,174,163	$54,174,163	—	—
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
The Merger Agreement
On January 27, 2022, Mountain Crest Acquisition Corp. III, a Delaware corporation (“MCAE” or “Parent”), entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among MCAE, ETAO International Group, a Cayman Islands corporation (the “Target”), and Wensheng Liu, in his capacity as ETAO’s Shareholders’ Representative (the “Shareholders’ Representative”), pursuant to which, among other things, (1) the Parent will merge with and into a to be formed Cayman Islands company (“Purchaser”), with the Purchaser being the surviving corporation in the merger (the “Redomestication Merger”) and (2) the Target will merge with and into a to be formed Cayman Islands company named (“Merger Sub”), with the Target as the surviving corporation in the merger (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, the Target being a wholly owned subsidiary of Purchaser and the Purchaser will change its name to ETAO International Co., Ltd. (collectively, the “Business Combination”). Following the Business Combination, Purchaser expects to trade on the Nasdaq Stock Market.

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Based upon the execution of the Merger Agreement, the period of time for MCAE to complete a business combination under its certificate of incorporation is extended for a period of 6 months from May 20, 2022 to November 20, 2022.
PIPE Subscription Agreement
In connection with the proposed Merger, MCAE and the Target obtained a commitment from an interested accredited investor (each a “Subscriber”) to purchase ordinary shares of Purchaser in connection with the Closing (the “PIPE Shares”), for an aggregate cash amount of $250,000,000 at a purchase price of $10.00 per share, in a private placement (the “PIPE”). Such commitment was made by way of a Subscription Agreement (the “PIPE Subscription Agreement”), by and among the Subscriber, MCAE and the Target. Revere Securities, LLC acted as the placement agent in connection with the PIPE for a fee equal to 1% of the aggregate purchase price paid for the PIPE Shares sold in the PIPE. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Merger. The PIPE Shares will be identical to the shares that will be issued to the Target at Closing in connection with the Business Combination, except that the PIPE Shares will not be registered with the SEC. The closing of the sale of PIPE Shares (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Merger.
Pursuant to the PIPE Subscription Agreement, Purchaser shall file (at Purchaser’s sole cost and expense) a registration statement registering the resale of the ordinary shares of Purchaser to be purchased in the private placement (the “PIPE Resale Registration Statement”) with the Securities and Exchange Commission (the “SEC”) no later than forty-five (45) calendar days following the Closing. Purchaser will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practical but no later than the 5th business day after the date Purchaser is notified by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review. (The rights set forth above granted to the Subscribers pursuant to the PIPE Subscription Agreements are defined as the “PIPE Registration Rights”).
The PIPE Subscription Agreement will terminate upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the PIPE Subscription Agreements, (iii) any of the conditions to the PIPE Closing are not satisfied or waived on or prior to the PIPE Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the PIPE Closing or (iv) the Outside Date (as defined in the Transaction Agreement and as it may be extended as described therein).
The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of Subscription Agreement which is attached as Exhibit 10.1 to MCAE’s Current Report on Form 8-K filed on January 31, 2022.
Support Agreement
Contemporaneously with the execution of the Merger Agreement, certain holders of Target ordinary shares entered into a support agreement (the “Target Stockholder Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.
The foregoing description of the Target Stockholder Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement.
Lock-Up Agreements
Contemporaneously with the execution of the Merger Agreement, all holders of Target ordinary shares have agreed to execute lock-up agreements (the “Lock-up Agreements”) at the Closing. Pursuant to the Lock-Up Agreements such holders have agreed, subject to certain customary exceptions, not to (i) sell,

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock or Purchaser Ordinary Shares held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive Parent Common Stock or Purchaser Ordinary Shares if any, acquired during the Lock-Up Period (as defined below)), the “Lock-up Shares”), provided, however, that such Lock-up Shares shall not include shares of Parent Common Stock or Purchaser Ordinary Shares acquired by such Holder in open market transactions during the Lock-up Period until the date that is six months after the date of the Closing (the “Lock-Up Period”). Certain transfers, subject to certain customary conditions as set forth in the Lock-up Agreements are allowed during the Lock-Up Period.
NOTE 11.   EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR’S REPORT
On October 3, 2022, the Company issued an unsecured non-interest promissory note in the aggregate principal amount up to $100,000. In addition, the 2nd Note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit. Refer to Form 8-K filed by the Company filed on October 5, 2022.
On October 17, 2022, the Company, the Target and the Shareholders’ Representative entered into Amendment No. 2 to Agreement and Plan of Merger (“Amendment No. 2”) that expressly amended and modified the Merger Agreement to extend the Outside Date from October 5, 2022 to February 20, 2023. Refer to Form 8-K filed by the Company on October 19, 2022.
On November 17, 2022, the Company’s stockholders approved the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to extend the time period the Company has to consummate its Business Combination for three months, from November 20, 2022 to February 20, 2023, and deposited $250,000 into the Trust Account to extend the time period the Company has to consummate its Business Combination for three months from November 20, 2022 to February 20, 2023. Refer to Form 8-K filed by the Company on November 17, 2022. In connection with the with the stockholders’ vote at the Special Meeting of Stockholders held by the Company, there were 3,820,487 shares tendered for redemption.
On November 21, 2022, the Company issued an unsecured promissory note in the aggregate principal amount up to $250,000 (the “Extension Note”) to the Target. Pursuant to the Extension Note, the Target loaned the Company an aggregate amount of $250,000 that is due and payable on the earlier of: (may be drawn down from time to time and payable on the earlier of: (i) the date on which Company consummates an initial Business Combination with a target business, or (ii) the date the Company liquidates if a Business Combination is not consummated, but no later than June 20, 2023. The Extension Note does not bear interest. In the event that the Company does not consummate a Business Combination, the Extension Note will be forgiven, except to the extent of funds remaining outside of the Company’s Trust Account, if any. In addition, the Extension Note may be converted at the closing of a Business Combination by the Company into the Company’s common stock or ordinary shares, at ETAO’s option, at a price of $10.00 per share of common stock or ordinary share.
The proceeds of the Extension Note have been used by the Company to make a deposit in the Trust Account to extend the time period for the Company to consummate its initial business combination from November 20, 2022 to February 20, 2023.

MOUNTAIN CREST ACQUISITION CORP. III
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2022 (Unaudited)	December 31, 2021 (Audited)
ASSETS
Current Assets
Cash	$284	$341,429
Prepaid expenses	35,506	28,750
Marketable securities held in Trust Account	54,438,427	54,174,163
TOTAL ASSETS	$54,474,217	$54,544,342
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$112,229	$110,932
Income taxes payable	41,348	—
Convertible note – related party	100,000	—
Deferred underwriting fee payable	1,896,018	1,896,018
Total liabilities	2,149,595	2,006,950
COMMITMENTS AND CONTINGENCIES
Common stock subject to possible redemption, $0.0001 par value, 5,417,193 shares at redemption value of $10.03 per share at September 30, 2022 and $10.00 per share at December 31, 2021	54,327,479	54,171,930
STOCKHOLDERS’ DEFICIT
Common Stock; $0.0001 par value; 30,000,000 shares authorized; 1,633,891 shares issued and outstanding (excluding 5,417,193 shares subject to possible redemption), as of September 30, 2022 and December 31, 2021	163	163
Additional paid-in capital	—	—
Accumulated deficit	(2,003,020)	(1,634,701)
Total Stockholders’ Deficit	(2,002,857)	(1,634,538)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$54,474,217	$54,544,342
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOUNTAIN CREST ACQUISITION CORP. III
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,	For The Period from March 2, 2021 (Inception) Through September 30,
	2022	2021	2022	2021
General and administrative	$211,469	$117,631	$494,293	$211,655
LOSS FROM OPERATIONS	(211,469)	(117,631)	(494,293)	(211,655)
Other income:
Interest earned on marketable securities held in Trust Account	244,266	697	322,871	1,088
Income (Loss) before provision for income taxes	32,797	(116,934)	(171,422)	(210,567)
Provision for income taxes	(39,995)	—	(41,348)	—
Net loss	$(7,198)	$(116,934)	$(212,770)	$(210,567)
Weighted average shares outstanding of redeemable common stock	5,417,193	5,417,193	5,417,193	3,349,325
Basic and diluted net income (loss) per share, common stock	$0.01	$(0.02)	$(0.02)	$0.71
Weighted average shares outstanding of non-redeemable common stock	1,633,891	1,633,891	1,633,891	1,477,554
Basic and diluted net income (loss) per share, non-redeemable common stock	$(0.02)	$(0.02)	$(0.05)	$(1.74)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOUNTAIN CREST ACQUISITION CORP. III
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Common stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2022	1,633,891	$163	$—	$(1,634,701)	$(1,634,538)
Net loss	—	—	—	(166,086)	(166,086)
Balance, March 31, 2022	1,633,891	163	—	(1,800,787)	(1,800,624)
Net loss	—	—	—	(39,486)	(39,486)
Balance, June 30, 2022	1,633,891	163	—	(1,840,273)	(1,840,110)
Accretion for common stock to redemption amount	—	—	—	(155,549)	(155,549)
Net income	—	—	—	(7,198)	(7,198)
Balance, September 30, 2022	1,633,891	$163	$—	$(2,003,020)	$(2,002,857)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND
FOR THE PERIOD FROM MARCH 2, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
	Common Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, March 2, 2021 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	1,437,500	144	24,856	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance, March 31, 2021	1,437,500	144	24,856	(1,000)	24,000
Measurement of redeemable shares under ASC 480-10-S99	—	—	4,604,614	—	4,604,614
Allocation of offering costs related to redeemable shares	—	—	3,597,356	—	3,597,356
Offering costs	—	—	(3,931,536)	—	(3,931,536)
Sale of Private Placement Units	193,343	18	1,933,412	—	1,933,430
Issuance of Representative Shares	86,250	9	670,800	—	670,809
Forfeiture of Founder Shares	(83,202)	(8)	8	—	—
Accretion for common stock to redemption amount	—	—	(6,899,510)	(1,302,460)	(8,201,970)
Net loss	—	—	—	(92,633)	(92,633)
Balance, June 30, 2021	1,633,891	163	—	(1,396,093)	(1,395,930)
Net loss	—	—	—	(116,934)	(116,934)
Balance, September 30, 2021	1,633,891	$163	$—	$(1,513,027)	$(1,512,864)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOUNTAIN CREST ACQUISITION CORP. III
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30, 2022	For the period from March 2, 2021 (Inception) through September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(212,770)	$(210,567)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(322,871)	(1,088)
Changes in operating assets and liabilities:
Prepaid expenses	(6,756)	(46,000)
Income taxes payable	41,348	—
Accounts payable and accrued expenses	1,297	35,556
Net cash flows used in operating activities	(499,752)	(222,099)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawn from Trust Account to pay franchise and income taxes	58,607	—
Investment of cash into Trust Account	—	(54,171,930)
Net cash flows provided by (used in) investing activities	58,607	(54,171,930)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to the sponsor	—	25,000
Proceeds from sale of Units	—	54,171,930
Payment of underwriter compensation	—	(1,083,439)
Proceeds from sale of Private Placement Units	—	1,933,430
Proceeds from convertible promissory note – related party	100,000	—
Proceeds from promissory note – related party	—	80,264
Repayment of promissory note – related party	—	(80,264)
Payment of offering costs	—	(281,270)
Net cash flows provided by financing activities	100,000	54,765,651
NET CHANGE IN CASH	(341,145)	371,622
CASH, BEGINNING OF PERIOD	341,429	—
CASH, END OF PERIOD	$284	$371,622
Supplemental disclosure of noncash investing and financing activities:
Issuance of Representative Shares	$—	$670,809
Offering costs paid through promissory note	$—	$80,264
Accretion to Class A common stock subject to possible redemption	$155,549	$8,201,970
Deferred underwriting fee payable	$—	$1,896,018
Forfeiture of Founder Shares	$—	$(8)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOUNTAIN CREST ACQUISITION CORP. III
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
SEPTEMBER 30, 2022
Note 1 — Organization and Business Operation
Mountain Crest Acquisition Corp. III (the “Company”) was incorporated in Delaware on March 2, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more businesses that the Company has not yet identified (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has one subsidiary, ETAO International Co., Ltd., a direct wholly owned subsidiary of the Company incorporated in the Cayman Islands on June 30, 2022 (“Purchaser”). The Purchaser has one subsidiary, ETAO Merger Sub Inc., a direct wholly owned subsidiary of the Purchaser incorporated in the Cayman Islands on June 30, 2022 (“Merger Sub”). As of September 30, 2022 the subsidiaries had no activity.
As of September 30, 2022, the Company had not commenced any operations. All activity through September 30, 2022 relates to the Company’s formation and initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination, in particular, activities in connection with the proposed business combination with ETAO International Group, a Cayman Islands corporation (Etao) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on May 18, 2021. On May 20, 2021, the Company consummated the Initial Public Offering of 5,000,000 units (the “Units”) and, with respect to the shares of common stock included in the Units sold (the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $50,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 185,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Mountain Crest Holdings III LLC (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”), generating gross proceeds of $1,850,000, which is described in Note 4.
On June 10, 2021, the underwriters exercised the over-allotment option in part, and the closing of the issuance and sale of the additional Units occurred on June 14, 2021. The total aggregate issuance by the Company of 417,193 units at a price of $10.00 per unit resulted in total gross proceeds of $4,171,930. On June 14, 2021, simultaneously with the sale of the Over-Allotment Option Units, the Company consummated the private sale of an additional 8,343 Private Units, generating gross proceeds of $83,430.
Transaction costs amounted to $3,931,536 consisting of $1,000,000 and additional $83,439 with over-allotment of underwriting fees, $1,750,000 and additional $146,018 with over-allotment of deferred underwriting fees, $670,809 of representative share fee and $281,270 of other offering costs.
Following the closing of the Initial Public Offering on May 20, 2021, an amount of $50,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination, or (ii) the distribution of the funds in the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and net of amounts previously released to the Company to pay its tax obligations) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commission the Company will pay to the underwriters (as discussed in Note 6).
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination, provided MCAE is not otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended, and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to (a) vote its Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares held by it in favor of a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any such shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to (i) waive its redemption rights with respect to Founder Shares, Private Shares and any Public Shares it may acquire during or after the Initial Public Offering in connection with the consummation of a Business Combination and (ii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders an opportunity to redeem their Public

Shares in conjunction with any such amendment. However, the Sponsor will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period (defined below).
The Company has until November 20, 2022 to consummate a Business Combination. On October 18, 2022, the Company filed a Definitive Proxy Statement seeking to obtain shareholder approval to amend its certificate of incorporation to extend the time period the Company has to consummate its Business Combination for 3-months from November 20, 2022 to February 20, 2023 (see Note 9).
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed to waive its liquidation rights with respect to the Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed consolidated financial statements.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
Liquidity and Capital Resources
As of September 30, 2022, the Company had $284 of cash held outside its Trust Account for use as working capital (the “Working Capital”).
The promissory note from the Sponsor was paid in full at May 20, 2021. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans, as defined below (see Note 5). To date, there were $100,000 outstanding under working capital loans.
On October 3, 2022, the Company issued an unsecured promissory note in the aggregate principal amount up to $100,000 (the “Note”) to the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and payable on the earlier of: (i) the date on which Company consummates an initial business combination with a target business, or (ii) the date the Company liquidates if a business combination is not consummated (see Note 9).
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by November 20, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 20, 2022. On October 18, 2022, the Company filed a Definitive Proxy Statement seeking to obtain shareholder approval to amend its certificate of incorporation to extend the time period the Company has to consummate its Business Combination for 3-months from November 20, 2022 to February 20, 2023 (see Note 9)
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying condensed consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of SEC.
The accompanying unaudited condensed consolidated financial statements as of September 30, 2022 have been prepared in accordance with U.S. GAAP for interim financial information and Article 8 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2022 is not necessarily indicative of the results that may be expected for the year ending December 31, 2022, or any future period.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiaries where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers cash equivalents to be highly liquid investments with a maturity at the date of purchase of three months or less. The Company did not have any cash equivalents at September 30, 2022 and December 31, 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.
Investments Held in Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. Gains and losses resulting from the change in fair value of these securities is included in interest earned on interest earned on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2022 and December 31, 2021, 5,417,193 common shares subject to possible redemption are presented at redemption value of $10.03 per share as of September 30, 2022 and $10.00 per share as of December 31, 2021 as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit. The Company allocates gross proceeds between Public Shares and Public Rights based on the relative fair values of Public Shares and Public Rights.

At September 30, 2022 and December 31, 2021, the common stock reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$54,171,930
Less:
Proceeds allocated to public rights	(4,604,614)
Allocation of offering costs related to redeemable shares	(3,597,356)
Plus:
Accretion of carrying value to redemption value	8,201,970
Common stock subject to possible redemption, December 31, 2021	54,171,930
Plus:
Accretion of carrying value to redemption value	155,549
Common stock subject to possible redemption, September 30, 2022	$54,327,479
Offering Costs
Offering costs were $3,931,536 consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the Public Offering and are charged to stockholders’ deficit upon the completion of the Public Offering. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. The Company allocates offering costs between Public Shares and Public Rights based on the relative fair values of Public Shares and Public Rights. Accordingly, $3,597,356 was allocated to Public Shares and charged to temporary equity, and $334,180 was allocated to Public Rights and charged to stockholders’ deficit.
Net Income (Loss) Per Share
The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed loss allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of September 30, 2022 and 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

The net income (loss) per share presented in the condensed consolidated statements of operations is based on the following:
	For the three months ended September 30,				For the nine months ended September 30, 2022		For the Period From March 2, 2021 (Inception) Through September 30, 2021
	2022		2021
	Redeemable Shares	Non- Redeemable Shares	Redeemable Shares	Non- Redeemable Shares	Redeemable Shares	Non- Redeemable Shares	Redeemable Shares	Non- Redeemable Shares
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(125,035)	(37,712)	$(89,838)	(27,096)	$(282,971)	(85,348)	$(5,837,379)	(2,575,158)
Accretion of temporary equity to redemption value	155,549	—	—	—	155,549	—	8,201,970	—
Allocation of net income (loss)	$30,514	$(37,712)	$(89,838)	$(27,096)	$(127,422)	$(85,348)	$2,364,591	$(2,575,158)
Denominator:
Weighted-average shares outstanding	5,417,193	1,633,891	5,417,193	1,633,891	5,417,193	1,633,891	3,349,325	1,477,554
Basic and diluted net income (loss) per share	$0.01	$(0.02)	$(0.02)	$(0.02)	$(0.02)	$(0.05)	$0.71	$(1.74)
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities approximate the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2022 and December 31, 2021, the Company had a deferred tax asset of approximately $69,000 and $70,000, respectively, which is comprised of net operating losses and startup costs. A full valuation allowance has been recorded at each date.
ASC 740 -270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. The Company’s effective tax rate was 121.95% and 0.00% for the three months ended September 30, 2022 and 2021, respectively, and (24.12)% and 0.00% for the nine months ended September 30, 2022 and for the period March 2, 2021 (inception) through September 30, 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2022 and for the three months ended September 30, 2021 and for the period March 2, 2021 (inception) through September 30, 2021, due to the start-up costs and net operating loss carryover which are not currently deductible.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
Note 3 — Public Offering
Pursuant to the Initial Public Offering, the Company sold 5,000,000 units at a price of $10 per unit (the “Public Units”) for gross proceeds of $50,000,000. The units consist of one share of common stock and the right to receive one-tenth (1/10) of a share of common stock upon consummation of an initial business combination (See Note 7). The underwriting agreement calls for an over-allotment option equal to 15% of the total number of units initially offered to the public. On May 20, 2021, the Company completed the Initial Public Offering.
On June 10, 2021, the underwriters exercised the over-allotment option in part, and the closing of the issuance and sale of the additional Units occurred on June 14, 2021. The total aggregate issuance by the Company of 417,193 units at a price of $10.00 per unit resulted in total gross proceeds of $4,171,930.
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Chardan (and/or their designees) purchased an aggregate of 185,000 Private Units, at a price of $10.00 per Private Unit, for an aggregate purchase price of $1,850,000, in a private placement. The Sponsor purchased 110,000 Private Units and Chardan purchased 75,000 Private Units. The Sponsor and Chardan also purchased an additional 8,343 Private Units, at a price of $10.00 per Private Unit, or $83,430 in the aggregate in connection with the underwriters’ partial exercise of their over-allotment option on June 10, 2021. Each Private Unit consists of one share of common stock (“Private Share”) and one right (“Private Right”). Each Private Right entitles the holder to receive one-tenth of one share of common stock at the closing of a Business Combination. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.
Note 5 — Related Party Transactions
Founder Shares
On March 2, 2021, the Company issued 1,437,500 shares of common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Sponsor agreed to forfeit up to 187,500 Founder

Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in part, the Sponsor forfeited 83,202 Founder Shares on June 14, 2021. The Founder Shares forfeited by the Sponsor were cancelled by the Company.
The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement, commencing on May 20, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and nine months ended September 30, 2022, the Company incurred and paid $30,000 and $90,000 in fees for these services, respectively, of which $10,000 is included in accrued expenses in the accompanying balance sheet. For the three months ended September 30, 2021 and for period from March 2, 2021 (inception) through September 30, 2021, the Company incurred and paid $30,000 and $50,000 for these services.
Promissory Note — Related Party
On March 3, 2021, the Company issued certain promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate amount of $500,000 to cover expenses related to the Initial Public Offering. The aforementioned promissory note was non-interest bearing and payable on the completion of the Initial Public Offering. The total outstanding balance under the aforementioned promissory note of $80,264 was repaid at the closing of the Initial Public Offering on May 20, 2021.
On June 15, 2022, the Company issued certain unsecured promissory note in the aggregate principal amount up to $100,000 to the Sponsor. Pursuant to such note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and payable on the earlier of: (i) the date on which Company consummates an initial business combination with a target business, or (ii) the date the Company liquidates if a business combination is not consummated. The note does not bear interest. In the event that the Company does not consummate a business combination, such note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, the note may be converted at the closing of a business combination by the Company into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit. The proceeds of the note will be used by the Company for working capital purposes. As of September 30, 2022 and December 31, 2021 there were $100,000 and no Working Capital Loans outstanding, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into private units at a price of $10.00 per unit. The private units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Note 6 — Commitments and Contingencies
Registration Rights
Pursuant to a registration rights agreement entered into on March 2, 2021, the holders of the Founder Shares, the Private Units, and any shares that may be issued in payment of Working Capital Loans (and all underlying securities) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriter’s Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $1,896,018, based upon the partial exercise of the over-allotment option. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Representative Shares
In May 20, 2021, the Company issued to the underwriter and/or its designees 86,250 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an expense of the Proposed Public Offering, resulting in a charge directly to stockholder’s equity. The Company estimated the fair value of Representative Shares to be $670,809 based upon the valuation of the Representative Shares of $7.78 per Unit. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Proposed Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Proposed Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Proposed Public Offering except to any underwriter and selected dealer participating in the Proposed Public Offering and their bona fide officers or partners.
The Merger Agreement
On January 27, 2022, the Company, entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Etao International Group, a Cayman Islands corporation (the “Target”), and Wensheng

Liu, in his capacity as Etao’s Shareholders’ Representative (the “Shareholders’ Representative”), pursuant to which, among other things, (1) the Company will merge with and into ETAO International Co., Ltd. (“Purchaser”), with the Purchaser being the surviving corporation in the merger (the “Redomestication Merger”) and (2) the Target will merge with and into ETAO Merger Sub Inc (“Merger Sub”), with the Target as the surviving corporation in the merger (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, the Target being a wholly owned subsidiary of Purchaser and the Purchaser will change its name to Etao International Co., Ltd. (collectively, the “Business Combination”). Following the Business Combination, Purchaser expects to trade on the New York Stock Exchange.
Based upon the execution of the Merger Agreement, the period of time for the Company to complete a business combination under its certificate of incorporation was extended for a period of 6 months from May 20, 2022 to November 20, 2022.
Joinder Agreement
On June 30, 2022, the Company formed ETAO International Co., Ltd., as a wholly owned subsidiary and a Cayman Islands exempted company to be the Purchaser under the Merger Agreement. Also on June 30, 2022, the Company formed ETAO Merger Sub, Inc., as a wholly owned subsidiary of ETAO International Co., Ltd. and a Cayman Islands exempted company to be the Merger Sub under the Merger Agreement. On July 26, 2022, the Company, the Target, the Shareholders’ Representative, ETAO International Co., Ltd. and ETAO Merger Sub, Inc., entered into a Joinder Agreement to the Merger Agreement (the “Joinder Agreement”), that expressly amended and modified the Merger Agreement, by admitting ETAO International Co., Ltd. and ETAO Merger Sub, Inc. as parties to the Merger Agreement and fully binding them to all of the covenants, terms, representation, warranties, rights, obligations and conditions of the Merger Agreement applicable to such party as though an original party thereto.
The Amendment to the Merger Agreement
On June 7, 2022, the Company, the Target and the Shareholders’ Representative entered into an Amendment to Agreement and Plan of Merger (the “Amendment”) that expressly amended and modified the Merger Agreement as follows:
1.   The agreed value of the Company is reduced from $2,500,000,000 to $1,000,000,000. Thus, in consideration of the Acquisition Merger, Purchaser will issue 100,000,000 ordinary shares at a per share price of US$10.00 per share as agreed by the parties to the shareholders of the Company in exchange for 100% of the issued and outstanding ordinary shares of the Company.
2.   In connection with the Sponsor’s designation of a director to the Purchaser’s board of directors following the Acquisition Merger, the Sponsor, in its sole discretion, shall determine whether its designee will be an independent or dependent director. In the event that Sponsor’s designee to the Purchaser’s board of directors is dependent, then the Company and such designee shall enter into an agreement establishing the responsibilities and the compensation for such director prior to the closing of the Acquisition Merger.
3.   The Outside Date for the closing of the Business Combination is extended from May 31, 2022 to October 5, 2022. In the event that the Business Combination shall not be consummated prior to October 5, 2022, then either MCAE or the Shareholders’ Representative may terminate the Merger Agreement, provided that such terminating party, MCAE, on the one hand, or the Company or the Shareholders’ Representative, on the other hand, has not otherwise failed to materially perform its obligations under the Merger Agreement. If the parties do not terminate the Merger Agreement within five business days of the Outside Date, then the Company shall be responsible to pay all costs and expenses incurred in connection with MCAE’s obtaining any and all extensions to the deadline in which MCAE is required to complete the Business Combination, which is currently November 20, 2022.
4.   The Company’s failure to provide (i) its audited financial statements for the years ended December 31, 2021 and 2020 or its reviewed condensed and consolidated financial statements for the six month periods ended June 30, 2022 and 2021 or (ii) obtain approval or consent from any Governmental Authority, including but not limited to the Cyberspace Administration of China or the

China Securities Regulatory Commission by the Outside Date shall constitute a material failure by the Company and the Shareholders’ Representative to perform its obligations hereunder.
PIPE Subscription Agreement
In connection with the proposed Merger, the Company and the Target obtained a commitment from an interested accredited investor (each a “Subscriber”) to purchase ordinary shares of Purchaser in connection with the Closing (the “PIPE Shares”), for an aggregate cash amount of $250,000,000 at a purchase price of $10.00 per share, in a private placement (the “PIPE”). Such commitment was made by way of a Subscription Agreement (the “PIPE Subscription Agreement”), by and among the Subscriber, the Company and the Target. Revere Securities, LLC acted as the placement agent in connection with the PIPE for a fee equal to 1% of the aggregate purchase price paid for the PIPE Shares sold in the PIPE. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Merger. The PIPE Shares will be identical to the shares that will be issued to the Target at Closing in connection with the Business Combination, except that the PIPE Shares will not be registered with the SEC. The closing of the sale of PIPE Shares (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Merger.
Pursuant to the PIPE Subscription Agreement, Purchaser shall file (at Purchaser’s sole cost and expense) a registration statement registering the resale of the ordinary shares of Purchaser to be purchased in the private placement (the “PIPE Resale Registration Statement”) with the SEC no later than forty-five (45) calendar days following the Closing. Purchaser will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practical but no later than the 5th business day after the date Purchaser is notified by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review. (The rights set forth above granted to the Subscribers pursuant to the PIPE Subscription Agreements are defined as the “PIPE Registration Rights”).
The PIPE Subscription Agreement will terminate upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the PIPE Subscription Agreements, (iii) any of the conditions to the PIPE Closing are not satisfied or waived on or prior to the PIPE Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the PIPE Closing or (iv) the Outside Date (as defined in the Transaction Agreement and as it may be extended as described therein).
Termination of the PIPE Subscription Agreement
On July 25, 2022, the Company and the Subscriber terminated the PIPE Subscription Agreement by mutual consent by executing a Mutual Termination Agreement, dated as of July 25, 2022. Pursuant to the Mutual Termination Agreement, the PIPE Subscription Agreement is void and of no further force and effect, and all rights and obligations of the parties thereunder have terminated.
Support Agreement
Contemporaneously with the execution of the Merger Agreement, certain holders of Target ordinary shares entered into a support agreement (the “Target Stockholder Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.
Lock-Up Agreements
Contemporaneously with the execution of the Merger Agreement, all holders of Target ordinary shares have agreed to execute lock-up agreements (the “Lock-up Agreements”) at the Closing. Pursuant to the Lock-Up Agreements such holders have agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock or Purchaser Ordinary Shares held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive Parent Common Stock or Purchaser Ordinary Shares if any, acquired during the Lock-Up Period (as defined below)), the “Lock-up Shares”), provided, however, that such Lock-up Shares shall not include shares of Parent Common Stock or Purchaser

Ordinary Shares acquired by such Holder in open market transactions during the Lock-up Period until the date that is six months after the date of the Closing (the “Lock-Up Period”). Certain transfers, subject to certain customary conditions as set forth in the Lock-up Agreements are allowed during the Lock-Up Period.
M&A Advisory Agreement
The Company engaged Beijing Haohan Tianyu Investment Consulting Co., Ltd. (“BHTIC”) to act as its M&A Advisor to conduct local due diligence for the Company on ETAO by entering into the M&A Advisory Agreement on May 11, 2022. Pursuant to the M&A Advisory Agreement, as amended on June 14, 2022, the Company shall make a payment to BHTIC of an aggregate M&A Fee (the “M&A Fee”) equivalent to 3% of the pre-money equity value of ETAO in shares of the post-transaction combined company to be issued upon closing of the Transaction at $10 per share.
Note 7 — Stockholders’ Deficit
Common Stock
The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. As of September 30, 2022 and December 31, 2021, there were 1,633,891 shares issued and outstanding, and after giving effect to the forfeiture of 83,202 shares to the Company by the Sponsor for no consideration since the underwriters’ 45-day over-allotment option was not exercised in full, so that the Initial Stockholders collectively own 20% of the Company’s issued and outstanding Common Stock after the Initial Public Offering.
Common stock subject to possible redemption
As of September 30, 2022 and December 31, 2021, there were 5,417,193 common shares subject to possible redemption are presented at redemption value of $10.03 per share as of September 30, 2022 and $10.00 per share as of December 31, 2021 as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets (see Note 2).
Public Rights
Except in cases where the Company is not the surviving Company in a business combination, the holders of the rights will automatically receive 1/10 of a share of common stock upon consummation of the Company’s initial business combination. In the event the Company will not be the surviving company upon completion of the initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the 1/10 of a share underlying each right upon consummation of the business combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As of September 30, 2022 and December 31, 2021, no rights had been issued.
Note 8 — Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its securities in the Trust Account that are invested in funds, such as Mutual Funds or Money Market Funds, that primarily invest in U.S. Treasury and equivalent securities as Trading Securities in accordance with ASC Topic 320 “Investments — Debt and Equity Securities. Trading Securities are recorded at fair market value on the accompanying condensed consolidated balance sheets.
At September 30, 2022, assets held in the Trust Account were comprised of $54,438,427 in a mutual fund that is invested primarily in U.S. Treasury Securities. Through September 30, 2022, the Company withdrew $58,607 of the interest earned on the Trust Account to pay franchise and income taxes.
At December 31, 2021, assets held in the Trust Account were comprised of $54,174,163 in a mutual fund that is invested primarily in U.S. Treasury Securities. Through December 31, 2021, the Company did not withdraw any of the interest earned on the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021 indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
	September 30, 2022	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable Securities held in Trust Account	$54,438,427	$—	$54,438,427	$—	$—
Marketable Securities held in Trust Account	$—	$54,174,163	$54,174,163	$—	$—
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.
Promissory Note
On October 3, 2022, the Company issued an unsecured promissory note in the aggregate principal amount up to $100,000 (the “Note”) to the Sponsor. Pursuant to the Note, the Sponsor agreed to loan to the Company an aggregate amount up to $100,000 that may be drawn down from time to time and payable on the earlier of: (i) the date on which Company consummates an initial business combination with a target business, or (ii) the date the Company liquidates if a business combination is not consummated. The Note does not bear interest. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. In addition, at the written election of the Sponsor the principal amount due under the Note may be converted at the closing of a business combination into private units of the Company identical to the public units issued in the Company’s initial public offering at a price of $10.00 per unit.
The proceeds of the Note will be used by the Company for working capital purposes.
The Amendment No. 2 to the Merger Agreement
On October 17, 2022, the Company, the Target and the Target’s Shareholders Representative entered into a further amendment to the Agreement and Plan of Merger (the “Amendment No. 2”) that expressly amended and modified the Merger Agreement. Specifically, the Amendment No. 2 extended the Outside Date for the closing of the Business Combination from October 5, 2022 to February 20, 2023. In the event that the Business Combination shall not be consummated prior to February 20, 2023, then either the Company or the Target’s Shareholders Representative may terminate the Merger Agreement, provided that such terminating party, the Company, on the one hand, or the Target or the Target’s Shareholders Representative, on the other hand, has not otherwise failed to materially perform its obligations under the Merger Agreement. If the parties do not terminate the Merger Agreement within five business days of the Outside Date, then the Target shall be responsible to pay all costs and expenses incurred in connection with the Company’s obtaining any and all extensions to the deadline in which the Company is required to complete the Business Combination.
Proxy Statement
On October 18, 2022, the Company filed a Definitive Proxy Statement seeking to obtain shareholder approval to amend its certificate of incorporation to extend the time period the Company has to consummate its Business Combination for 3-months from November 20, 2022 to February 20, 2023. On November 7, 2022, the Company filed an Amendment to its Definitive Proxy Statement to (1) postpone the Special Meeting from November 9, 2022 to November 17, 2022; (2) increase the amount placed into the Trust Account from $150,000 to $250,000 in connection with the proposal to amend the Company’s amended and restated certificate of incorporation, to extend the date by which the Company has to consummate a business combination from November 20, 2022 to February 20, 2023 and (3) add a new proposal to amend the Investment Management Trust Agreement, dated May 17, 2021 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company to provide that the time for the Company to complete its Business Combination under the Trust Agreement shall be extended for a period of 3 months from November 20, 2022 to February 20, 2023 and to be further extended to the extent the Company’s Amended and Restated Certificate of Incorporation is amended to extend the time for the Company to complete its Business Combination.
Note 10 — Events Subsequent to the Date of the Form 10-Q filed on November 14, 2022
Proxy Statement
On November 17, 2022, the Company’s stockholders approved the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to extend the time period the Company has to consummate its Business Combination for three months, from November 20, 2022 to February 20, 2023, and deposited $250,000 into the Trust Account to extend the time period the Company has to consummate its Business Combination for three months from November 20, 2022 to February 20, 2023. Refer to Form 8-K filed by the Company on November 17, 2022. In connection with the with the stockholders’ vote at the Special Meeting of Stockholders held by the Company, there were 3,820,487 shares tendered for redemption.
Promissory Note
On November 21, 2022, the Company issued an unsecured promissory note in the aggregate principal amount up to $250,000 (the “Extension Note”) to the Target. Pursuant to the Extension Note, the Target loaned the Company an aggregate amount of $250,000 that is due and payable on the earlier of: (may be drawn down from time to time and payable on the earlier of: (i) the date on which Company consummates an initial Business Combination with a target business, or (ii) the date the Company liquidates if a Business Combination is not consummated, but no later than June 20, 2023. The Extension Note does not bear interest. In the event that the Company does not consummate a Business Combination, the Extension Note will be forgiven, except to the extent of funds remaining outside of the Company’s Trust Account, if any. In addition, the Extension Note may be converted at the closing of a Business Combination by the Company into the Company’s common stock or ordinary shares, at ETAO’s option, at a price of $10.00 per share of common stock or ordinary share.
The proceeds of the Extension Note have been used by the Company to make a deposit in the Trust Account to extend the time period for the Company to consummate its initial business combination from November 20, 2022 to February 20, 2023.

ETAO INTERNATIONAL GROUP
ALLIANCE INSURANCE BROKER CO. LTD
MENGZHOU MINSHENG HOSPITAL LTD.
ETAO INTERNATIONAL GROUP
INDEX TO FINANCIAL STATEMENTS
Financial Statements for the Six Months Ended June 30, 2022 and 2021:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To:
The Board of Directors and Shareholders of
Etao International Group

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Etao International Group, subsidiaries, and variable interest entities (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity, and cash flows in each of the years for the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had incurred substantial losses during the year ended December 31, 2021. As of December 31, 2021, the Company had a working capital deficit and accumulated deficit, and for the year ended December 31, 2021, the Company had incurred losses and cash outflows from operating activities. Accordingly, as of December 31, 2021, these factors gave rise to substantial doubt that the Company would continue as a going concern. Management closely monitors the Company’s financial position and result of operations, and has prepared a plan that includes raising additional capital and implementing improvements on operations to address this substantial doubt. Details of this plan are also found in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainly.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID No.1171
We have served as the Company’s auditor since 2021.
San Mateo, California
July 22, 2022

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$4,949,540	$—
Restricted cash, current	6,281,783	—
Accounts receivable, net	8,871,037	—
Inventories	2,290,803	—
Advances to suppliers	603,817	—
Prepaid expenses and other receivables, net	3,534,582	—
Total current assets	26,531,562	—
Restricted cash, non-current	792,074	—
Property, plant and equipment, net	19,608,635	—
Land use right, net	556,551	—
Intangible assets, net	817,640	—
Prepayments for investments in real property	874,403	—
Amounts due from related parties	815,784	—
Finance lease assets, net	1,446,490	—
Right-of-use assets, net	9,970,336	—
Security deposits	260,859	—
Deferred tax assets, net	89,109	—
Goodwill	160,128,167	—
Total non-current assets	195,360,048	—
TOTAL ASSETS	$221,891,610	$—
Liabilities
Current liabilities:
Bank loans	3,149,407	—
Long-term bank loan – current portion	492,993	—
Notes payable	3,797,706	—
Accounts payable	7,737,595	—
Accrued expenses and other current liabilities	15,748,612	—
Finance lease payable, current	1,376,410	—
Operating lease payable, current	2,244,088	—
Contract liabilities	3,977,404	—
Total current liabilities	38,524,215	—
Finance lease payable, non-current	1,391	—
Operating lease payable, non-current	7,945,831	—
Amounts due to related parties	21,156,739	—
Total non-current liabilities	29,103,961	—
TOTAL LIABILITIES	67,628,176	—
Commitments and contingencies	—	—
Equity
Class B ordinary shares (US$0.0001 par value per share; $3,000 of authorized capital; 3,300,000 shares issued and outstanding as of December 31, 2021 and 2020;	330	330
Class A ordinary shares (US$0.0001 par value per share; $47,000 authorized capital; 23,100,500 and 7,519,629 shares issued and outstanding as of December 31, 2021 and 2020;	2,310	752
Additional paid-in capital	157,039,335	1,248,918
Subscription receivable	(616,469)	(931,818)
Statutory reserve	16,735	—
Accumulated deficit	(10,861,545)	(318,182)
Accumulated other comprehensive income	352,192	—
Etao’s shareholders’ equity	145,932,888	—
Non-controlling interest	8,330,546	—
TOTAL EQUITY	154,263,434	—
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$221,891,610	$—
The accompanying notes are an integral part of these consolidated financial statements.

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(In U.S. dollars, except for share and per share data, or otherwise noted)
	For the years ended December 31,
	2021	2020
Net revenue	$59,793,421	$—
Cost of revenue	(40,961,326)	—
Gross profit	18,832,095	—
Operating expenses:
Selling expenses	(7,845,843)	—
General and administrative expenses	(16,118,628)	(318,182)
Research and development expenses	(918,631)	—
Total operating expenses	(24,883,102)	(318,182)
Income (loss) from operations	(6,051,007)	(318,182)
Other income (loss):
Other income	472,469	—
Interest income	130,157	—
Impairment on equity investments	(3,905,775)	—
Interest expense	(541,423)	—
Other expense	(184,203)	—
Total other income (loss)	(4,028,775)	—
Profit (loss) before income tax expense	(10,079,782)	(318,182)
Income tax expense	(504,187)	—
Net profit (loss)	$(10,583,969)	$(318,182)
Non-controlling interest (income) loss	40,606	—
Net profit attributed to shareholders	(10,543,363)	(318,182)
Other comprehensive income:
Foreign currency translation gain, net of income taxes	352,192	—
Total comprehensive income (loss)	$(10,191,171)	$(318,182)
Loss per class B ordinary share, basic and diluted	(0.48)	(0.03)
Weighted average number of class B ordinary shares outstanding, basic and diluted	3,300,000	3,300,000
Loss per class A ordinary share, basic and diluted	(0.48)	(0.03)
Weighted average number of class A ordinary shares outstanding, basic and diluted	18,480,435	7,478,154
The accompanying notes are an integral part of these consolidated financial statements.

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)
	Class B Ordinary shares		Class A Ordinary shares		Additional paid-in capital	Subscription receivable	Statutory reserve	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Etao’s shareholder’s equity	Non- controlling interests	Total Equity
	Share	Amount	Share	Amount
Balance as of December 31, 2019	3,300,000	$330	7,464,329	$746	$48,924	$(50,000)	$(50,000)	$—	$—	$—	$—	$—
Shares issued for cash proceeds			55,300	6	1,199,994	(881,818)	—	—	—	318,182	—	318,182
Net loss	—	—	—	—	—	—	—	(318,182)	—	(318,182)	—	(318,182)
Balance as of December 31, 2020	3,300,000	330	7,519,629	752	1,248,918	(931,818)	—	(318,182)	—	—	—	—
Net (loss) income	—	—						(10,543,363)	—	(10,543,363)	(40,606)	(10,583,969)
Shares issued for acquisition	—	—	14,704,271	1,470	147,024,505	—	16,735	—	—	147,042,710	8,371,152	155,413,862
Shares issued for equity investment	—	—	376,600	38	3,765,962	—	—	—		3,766,000	—	3,766,000
Share-based compensation expenses	—	—	500,000	50	4,999,950	—	—	—	—	5,000,000	—	5,000,000
Proceeds from founders	—	—	—	—	—	315,349	—	—	—	315,349	—	315,349
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	352,192	352,192	—	352,192
Balance as of December 31, 2021	3,300,000	$330	23,100,500	$2,310	$157,039,335	$(616,469)	$16,735	$(10,861,545)	$352,192	$145,932,888	$8,330,546	$154,263,434
The accompanying notes are an integral part of these consolidated financial statements.

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	2021	2020
Net profit attributed to shareholders	$(10,543,363)	$(318,182)
Adjustment:
Non-controlling interest	(40,606)	—
Depreciation and amortization	1,885,693	—
Bad debt provision	237,960	—
Impairment for equity investment	3,905,775	—
Shares issued for compensation	5,000,000	—
Changes in operating assets:
Decrease/(increase) of restricted cash, current	(3,173,712)	—
Decrease/(increase) of accounts receivable	(2,153,056)	—
Decrease/(increase) of advances to suppliers	(45,552)	—
Decrease/(increase) of prepaid expenses and other receivables	200,967	—
Decrease/(increase) of inventories	(30,466)	—
Decrease/(increase) of deferred tax assets	(16,078)	—
Increase/(decrease) of accounts payable	719,562	—
Increase/(decrease) of advances from customers	(84,279)	—
Increase/(decrease) of accrued expenses and other payables	3,728,918	—
Increase/(decrease) of lease liabilities	116,529	—
Cash (used in) / provided by operating activities	(291,708)	(318,182)
Purchase of property, plant and equipment	(2,280,749)	—
Acquiring of intangible assets and long-term prepaid expenses	(7,202)	—
Proceeds on disposal of equity investment	15,531	—
Proceeds from disposal of investment in real property	226,213	—
Proceeds from rental deposit	20,640	—
Cash increased by acquisition	7,985,084	—
Cash provided by / (used in) investing activities	5,959,517	—
Proceeds/(repayment) of bank loans, net	(40,020)	—
Proceeds/(repayment) of note payable, net	(2,305,982)	—
Proceeds/(repayment) from related parties	2,485,694	—
Repayment of finance lease liability	(1,217,907)	—
Proceeds from issuance of shares	315,459	318,182
Dividend paid to non-controlling shareholders of a subsidiary	(11,559)	—
Cash provided by/ (used in) financing activities	(774,315)	—
Foreign currency effect	56,046	—
Total cash flow	$4,949,540	$—
Cash as of January 1,	—	—
Cash as of December 31,	4,949,540	—
Net cash increase/(decrease)	$4,949,540	$—
Supplementary information
Taxes paid	45,126	—
Interest paid	480,092	—
The accompanying notes are an integral part of these consolidated financial statements.

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
NOTES TO FINANCIAL STATEMENTS
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES
On August 28, 2020, Etao International Group (“Etao” or the “Company”) was founded in Cayman Islands. The Company is controlled by the major shareholders: Etao International Group Inc. (“Etao Delaware”) and WSHP Capital LLC (“WSHP Capital”) which are domiciled in the State of Delaware and State of New York, respectively. On September 17, 2020, Etao International Group Co. Limited (“Etao HK”) was founded in Hong Kong. On September 24, 2020, Etao Global Holdings (“Etao Global”) was formed in the British Virgin Islands. On December 1, 2020, ETAO Healthcare was formed as a Wholly Foreign-Owned Entity in the People’s Republic of China.
From March 15, 2021 till June 30, 2021, Etao signed a series of VIE agreements and issued 14,704,271 shares to acquire majority shares of 11 companies in China. Through VIE agreements, Etao China controls 11 entities in China, including 6 hospitals and chain clinics, 4 technology related healthcare companies and 1 insurance brokerage agency.
Offline hospitals mainly involve general hospitals and various specialized hospitals. The hospitals’ income consists of drug, Diagnosis, Examination, Treatment, Assay, Nursing, Materials and so on. Guiyang Tianlun Hospital mainly provides maternity, health and reproductive services; Civil Hospital (Mengzhou City) and Changxing Zhizhou Hospital are second-level general hospitals with all departments, including medical treatment, scientific research, teaching, prevention, rehabilitation and healthcare, and pension service; Qianhu Medical Management provides advanced technology and excellent service for every beauty seeker. Kangning (Hengyang) Healthcare Management is the first medical examination separation one-stop service institutions in Hengyang City, for individuals and groups to provide health examination, medical, family doctor, chronic disease management and other all-round personalized services. In the current situation of scarce medical resources in China, Kangning (Hengyang) Healthcare Management provides another effective disease prevention, control solution and better medical experience for individuals, enterprises, public institutions and government agencies.
Aaliance Insurance Broker is mainly engaged in Insurance, reinsurance brokerage and risk management consulting, representing and selling products of various Insurance companies in China. The company has the insurance brokerage business license, national large enterprise group insurance business bidding qualification. Aaliance Insurance Broker focuses on comprehensive insurance services, in-depth scene, customized products, and relies on O2O online and offline three-dimensional services, to create a real comprehensive platform of insurance services.
Each technology has its own unique competitiveness. Chain Workshop is a leading digital healthcare provider in “Internet” + “healthcare” (artificial intelligence, big data, cloud computing, blockchain, etc.). Its core businesses include six major sections: internet hospital, cloud pharmacy, AI diagnosis, chronic disease management, internet doctor, international remote consultation. Each technology also provides technology development services for internet hospitals outside the system, to participate in and promote the development of informatization, digitalization and intellectualization of the medical industry with the guidance of industry application and customer demand.
Etao through Etao HK and its subsidiaries, VIE and VIE’s subsidiaries, primarily engages in healthcare related businesses in the People’s Republic of China (“PRC” or “China”).

As of December 31, 2021, Etao Hong Kong’s major subsidiaries and Consolidating VIEs are as follows:
Name	Date of Incorporation	Percentage of effective ownership	Principal Activities
Subsidiaries
ETAO International Healthcare Technology Ltd.	August 31, 2020	100%	WFOE, Technology
VIE and subsidiaries of VIE
Aaliance Insurance Brokers Co., Ltd and its 20 branches in China	July 14, 2010	VIE, 85% owned	Insurance Broker
Shanghai Weiming Info-tech Co., Ltd	November 10, 2017	90% owned subsidiary of 85% owned VIE	Software, online advertising support
Shandong Duorui Info-tech Co., Ltd.	March 6, 2019	70% owned subsidiary of 85% owned VIE	Software, online advertising support
Shandong Jingkai Info-tech Co., Ltd.	August 11, 2020	70% owned subsidiary of 85% owned VIE	Software, online advertising support
Jiangxi Qianhu Healthcare Group (Qianhu)	July 1, 2019	51% owned VIE	Cosmetology Hospital
Changsha Zhuoermei Medical Cosmetology Co., Ltd	February 14, 2010	100% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Yichun Aicite Medical Cosmetology Co., Ltd.	March 6, 2018	100% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Nanchang Ailaifu Medical Cosmetology Co., Ltd.	September 11, 2015	80% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Nanchang Hongpingguo Medical Cosmetology Co., Ltd.	September30, 2016	80% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Changsha Keyanmei Medical Cosmetology Co., Ltd.	June 23, 2015	51% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Hangzhou 6D Dental Medical Technology Co., Ltd.	August 30, 2010	51% owned VIE	Dental
Quzhou 6D Dental Clinic Co., Ltd.	March,16, 2015	51% owned subsidiary of 51% owned VIE	Dental
Hangzhou Sunsmile Dental Clinic	May 18, 2017	60% owned subsidiary of 51% owned VIE	Dental
Chain Workshop (Beijing) Co., Ltd.	August 27, 2003	100% owned VIE	AI, online healthcare
Shenzhen Gingularity Information Technology Co., Ltd	February 17, 2017	100% owned subsidiary of 100% owned VIE	AI, online healthcare

Name	Date of Incorporation	Percentage of effective ownership	Principal Activities
Henan Shangshan Healthcare Technology Co., Ltd.	August 19, 2019	51% owned subsidiary of 100% owned VIE	AI, online healthcare
Nanjing Changguan Info-tech Co., Ltd.	January 5, 2010	51% owned subsidiary of 100% owned VIE	AI, online healthcare
Hunan Zhichao Healthcare Technology Limited	August 17, 2017	51% owned VIE	Healthcare technology
Hengyang Kangning Health Management Limited	April 28, 2015	51% owned VIE	Health management
Guiyang Tianlun Infertility Hospital Limited	March 29, 2021	51% owned VIE	Hospital
Mengzhou Minsheng Hospital Limited	May 11, 2018	51% owned VIE	Hospital
Changxing Zhizhou Hospital Limited	March 5, 2019	51% owned VIE	Hospital
Beijing Baihuabaihui Biotech Limited	January 22, 2014	55% owned VIE	Bio-tech
Beijing Dnurse Technology Co., Ltd	July 30, 2013	67.39% owned VIE	Nursing
Etao, its subsidiaries, the VIEs and VIE’s subsidiaries are hereinafter collectively referred to as the “Company”.
The VIE Agreements
Etao International healthcare Technology Co., Ltd, WFOE of Etao, has entered into the following contractual arrangements with VIEs and their shareholders, that enable the Company to (i) have power to direct the activities that most significantly affect the performance of these VIEs and their subsidiaries, and (ii) receive the benefits of VIEs and their subsidiaries that could be significant to VIEs and its subsidiaries. VIEs are fully and exclusively responsible for the management of VIEs and its subsidiaries, absorbs all risk of losses of VIEs and their subsidiaries and has the exclusive right to exercise all voting rights of VIEs’ shareholders. Therefore, Etao is considered as the ultimate primary beneficiary of these VIEs and their subsidiaries and has consolidated these VIEs and their subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.
Exclusive Business Cooperation Agreement
Etao International Healthcare Technology Co., Ltd. (“the WFOE”) entered into an Exclusive Business Cooperation Agreement with 11 VIEs , pursuant to which the WFOE has the exclusive right to provide the 11 VIEs with technical services, management consulting and operation support in return for certain fees typically calculated to shift, from 51% to 100% of, VIEs’ operating profits to the WFOE, and the operating profits shall consist of the VIEs’ total consolidated profit, after deduction of any accumulated deficit in the preceding financial year(s), working capital, expenses, taxes and other statutory contributions. Without the WFOE’s prior written consent, VIEs may not accept any services subject to this agreement from any third party. The WFOE will have the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement. This Agreement may be terminated (i) with the WFOE written consent, (ii) or when VIEs goes bankrupt or are liquidated in accordance with the applicable laws.
Exclusive Option Agreement
The Exclusive Option Agreement entered into by and among the WFOE and the VIEs. Pursuant to the Exclusive Option Agreement, Registered Shareholders irrevocably granted the WFOE or any third party designated by the WFOE an option to purchase all or part of their equity interests as agreed in Exclusive Business Co-operation Agreement (collectively, Granted Equity Interests) in VIEs and their subsidiaries at any time at a price determined at the WFOE’s discretion or in accordance with the applicable laws.

Without the WFOE’s prior written consent, VIEs and their shareholders agreed not to, among other things: (i) amend the articles of association of the VIES; (ii) increase or decrease the registered capital of the VIEs; (iii) change VIEs’ business activities; (iv) alter VIEs’ capital structure; (v) sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of VIEs’ assets, business, or revenue; (vi) incur, assume or guarantee any debts, except for debts incurred in the ordinary course of business; (vii) enter into any material contract, except for contracts entered in the ordinary course of business; (viii) merge or consolidate with any third party or acquire or invest in any third party. Registered Shareholders have further covenanted, among other things, that not to distribute dividends Without the WFOE’s prior written consent. This Agreement will continue with full force and effect until the date when the Granted Equity Interests held by Registered Shareholders have been transferred to the WFOE or any third party designated by the WFOE.
Power of Attorney
Each shareholder of VIEs, executed Power of Attorney to irrevocably authorize the WFOE or any person(s) designated by the WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of the VIEs, including, but not limited to, the right to receive all notices regarding the shareholders’ meetings, vote, make decisions and sign relevant documents as a shareholder. This agreement is effective and irrevocable until all of each shareholder’s equity interest in the VIEs has been transferred to these VIEs or the person(s) designated by the WFOE.
Equity Pledge Agreement
Under the Equity Interest Pledge Agreement signed by and among the WFOE and each shareholder of the VIEs, the shareholders of these VIEs have agreed to pledge equity interest in the VIEs as defined in the Exclusive Business Cooperation Agreement to the WFOE to guarantee the performance obligations of the VIEs under the Exclusive Service Agreement and the Exclusive Option Agreement. If any of VIEs or its Registered Shareholders breach their contractual obligations under these agreements, the WFOE, as pledgee, will have the right to exercise the Pledge. The Registered Shareholders also agreed that, without prior written consent of the WFOE, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests.
Spousal Consent Letter
The spouses of each shareholder of the VIEs have each signed Spousal Consent Letters. Under the Spousal Consent Letter, the signing spouse unconditionally and irrevocably has agreed to : (i) the execution by his or her spouse of the above-mentioned Exclusive Business Cooperation Agreement, Exclusive Option Agreement, Power of Attorney and Equity Pledge Agreement, (ii) waive any right or benefits on Granted Equity Interests and assets in accordance with applicable laws, and confirm that he or she will not have any claim on such equity interests and assets; (iii) and he or she has not and does not intend to participate in the operation and management or other voting matters of the VIEs. In addition, in the event that the spouse obtains any equity interest in the VIEs held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse.
The Company accounts for the VIE agreements between its WFOE and the operating variable interest entities using the consolidation method of accounting because the Company believes it has the right to direct the use and deployment of the assets of the VIE entities and that it is the primary beneficiary of the results of operations of those VIE entities via the VIE agreements whereby substantially the majority of the profits of the VIEs are shifted to the Company’s subsidiary WFOE. The profits and related net assets of the WFOE that can be shifted to the WFOE from the VIEs are subject to foreign currency and payment restrictions to other countries. Typically, the assets of the WFOE such as cash and cash equivalents are held in the RMB of which are subject conversion and payment oversight by the PRC government, accordingly, those net assets are interpreted to be subject to restrictions.
Risks in relation to the VIE structure
The Company believes that the contractual arrangements with the VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the

PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:
•
revoke business and operating licenses of Etao’s PRC subsidiary and VIE;

•
levy fines on Etao’s PRC subsidiary and VIE;

•
shut down services of Etao’s PRC subsidiary and VIE;

•
discontinue or restrict Etao’s PRC subsidiary and VIE’s operations in China;

•
impose conditions or requirements with which Etao’s PRC subsidiary and VIE may not be able to comply;

•
require Etao or Etao’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations;

•
restrict or prohibit Etao’s use of the proceeds of the additional public offering to finance Etao’s business and operations in China; and

•
take other regulatory or enforcement actions that could be harmful to Etao’s or Etao’s PRC subsidiary and VIE’s business.

Etao’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, Etao may not be able to consolidate the VIE in its consolidated financial statements as it may lose the ability to receive economic benefits from the VIE. Etao, however, does not believe such actions would result in the liquidation or dissolution of Etao, its PRC subsidiaries and VIE.
The interests of the shareholders of VIE may diverge from that of Etao and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. Etao cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of Etao or that conflicts of interests will be resolved in Etao’s favor. Etao believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide Etao with a mechanism to remove the current shareholders of VIE should they act to the detriment of Etao. Etao relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of Etao. If Etao cannot resolve any conflicts of interest or disputes between Etao and the shareholders of VIE, Etao would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.
The following financial information of the VIE and VIE’s subsidiaries were included in the accompanying consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020:
	As of December 31,
	2021	2020
Total assets	$65,629,365	$—
Total liabilities	$48,662,345	$—
	For the years ended December 31,
	2021	2020
Total net revenue	$59,793,421	$—
Net loss	$(10,583,969)	$—
Net cash provided by (used in) operating activities	$88,869	$—
Net cash provided by (used in) investing activities	$5,894,289	$—
Net cash provided by (used in) financing activities	$(1,217,907)	$—

Parent only information
Basis of presentation
The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in the Group’s consolidated financial statements.
Investments in subsidiaries, VIE and VIE’s subsidiaries
The Parent Company and its subsidiaries, VIE and VIE’s subsidiaries were included in the consolidated financial statements where inter-company balances and transactions were eliminated upon consolidation.
Condensed Balance Sheets:
	As of December 31,
	2021	2020
Assets
Non-current Assets
Investment in subsidiaries	$173,640,463	$—
Liabilities
Amount due to related parties	22,831,753	—
Shareholder’s equity
Class B ordinary shares (US$0.0001 par value per share; $3,000 of Authorized capital; 3,300,000 shares issued and outstanding as of December 31, 2021 and 2020;	330	330
Class A ordinary shares (US$0.0001 par value per share; $47,000 authorized capital; 23,100,500 and 7,519,629 shares issued and outstanding as of December 31, 2021 and 2020;	2,310	752
Additional paid-in capital	157,056,070	1,248,918
Subscription receivable	(616,469)	(931,818)
Statutory reserve	—	—
Accumulated deficit	(5,633,531)	(318,182)
Total shareholder’s equity	150,808,710	—
Non-controlling interest	—	—
Total Equity	150,808,710	—
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$173,640,463	$—
Condensed Statements of Operations and Comprehensive Loss:
	For the years ended December 31,
	2021	2020
Loss from operations:
G&A expenses	(5,315,349)	(318,182)
Impairment loss	—	—
Equity in loss of subsidiaries	$—	$—
Net loss	$(5,315,349)	$(318,182)
Net loss distributable to non-controlling interests	40,606	—
Net loss distributable to shareholders of Etao	(10,403,587)	(318,182)
Loss per class B ordinary share, basic and diluted	(0.48)	(0.03)

	For the years ended December 31,
	2021	2020
Weighted average number of class B ordinary shares outstanding, basic and diluted	3,300,000	3,300,000
Loss per class A ordinary share, basic and diluted	(0.48)	(0.03)
Weighted average number of class A ordinary shares outstanding, basic and diluted	18,480,435	7,478,154
Condensed Statements of Cash Flows:
	For the years ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,315,349)	$(318,182)
Shares issued for compensation	5,000,000	—
Net cash (used in)/provided by operating activities	(315,349)	(318,182)
Expenses paid by related parties	315,349	—
Net cash provided by financing activities	315,349	—
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, at beginning of year	—	—
Cash and cash equivalents, at end of year	$—	$—
Going Concern
The accompanying financial statements have been prepared in conformity with U.S. GAAP which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. As of December 31, 2021, the Company had a net working capital deficit of $11,992,653, accumulated deficit of $10,861,545, net loss of $10,583,969, and net cash outflows from operating activities of $291,708. The factors give rise to substantial doubt to the Company’s ability to continue as going concern. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products and services and sustainable profit margins and to generate positive operating cash flows.
Management’s plan is to continue improve operations by leveraging its distribution channels from its diverse subsidiaries across the entire healthcare ecosystem in order to generate sustainable profits and positive cash flows. The Company also plans to undertake a merger with a public entity known as a special purpose acquisition company (SPAC) and raise additional capital through the private and public markets by using the SPAC as a financial platform. Management believes that the valuation and liquidity brought by a merger will allow for the Company to re-organize its debt and raise additional capital to expand operations to generate re-occurring sustainable profits and positive working capital. If the Company is not able to continue generating profits and positive operating cash flows, raise additional capital, or complete a merger with the SPAC, there is the risk that the Company may become insolvent.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, the subsidiaries, the VIE and the VIE’s subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b) Use of estimates
The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment and intangible assets, impairment of long-lived assets (including goodwill), valuation allowance of deferred tax assets, valuation and recognition of share-based compensation expenses and fair value of assets and liabilities acquired in business combination. Actual results could differ from those estimates.
(c)
Non-controlling Interest

Non-controlling interest on the consolidated balance sheets is resulted from the consolidation of 11 subsidiaries acquired in 2021. The portion of the income or loss applicable to the non-controlling interest in subsidiary is reflected in the consolidated statements of operations and comprehensive loss.
(d)
Foreign currency translation and transaction

The accompanying consolidated financial statements are presented in the United States dollar (“$”), which is the reporting currency of the Company. The functional currency of the PRC subsidiaries is Renminbi (“RMB”).
Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive loss as other comprehensive income or loss. Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. The cumulative gain or loss from foreign currency transactions is reflected in the consolidated statements of operations and comprehensive loss as other income (other expenses).
The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:
	December 31,
	2021	2020
Balance sheet items, except for equity accounts	6.3524	6.5277
	For the period Ended December 31,
	2021	2020
Items in the statements of operations and comprehensive income (loss), and statements of cash flows	6.4491	6.9001
(e) Business combination and non-controlling interests
Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interests of the acquiree at the acquisition date, if any, are measured at their fair values as of the acquisition date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. The consideration was made in the form of cash payment. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Acquisition-related expenses and restructuring costs are expensed as incurred.
For the Company’s majority-owned subsidiaries of the VIEs, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company. Consolidated net loss on the consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Company’s consolidated balance sheets.
(f) Fair Value Measurement
Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.
Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:
•
Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•
Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Based on the short-term nature of cash and cash equivalents, accounts receivable, advance to suppliers, amounts due from related parties and other current assets, accounts payable, advances from customers, accrued expenses and other current liabilities management has determined that the carrying value approximates their fair values.
(g) Cash and cash equivalents
Cash and cash equivalents consist of cash on hand, the Company’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.
(h)Restricted cash, current
Restricted cash, current consists of two natures of restricted cash. A) The bank deposits as securities for bank acceptance note payables. B) The funds received from insurance buyers deposited into an escrow account. The funds are used to be paid to insurance company to fulfill the insurance fee purchase obligation.
(i) Restricted cash, non-current
Restricted cash represents the bank deposit mandatory required by China Banking and Insurance Commission to conduct licensed insurance agency business.
(j) Accounts Receivable, net
Accounts receivable, net are stated at the original amount less an allowance for doubtful receivables. The allowance for doubtful accounts and authorized credits is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Company’s customers’ ability to pay. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables.

(k)Advance to suppliers
The suppliers usually require advance payments when the Company orders services and the prepayments will be utilized to offset the Company’s future payments. These amounts are unsecured, non-interest bearing and generally short-term in nature.
(l) Inventories
Inventories, primarily consisting of consumer products, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. The amounts of inventory write-down were zero for the years ended December 31, 2021 and 2020, respectively.
(m) Property and equipment, net
Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:
Category	Estimated useful lives
Furniture	5 years
Office equipment	3-15 years
Vehicle	5 years
Medical equipment	5-10 years
Buildings	50 years
Leasehold improvement	The same as the operating lease period
Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.
(n) Intangible assets, net
Intangible assets are recognized and measured at cost or at fair value if acquired through a business combination. The identifiable intangible assets acquired are amortized on a straight-line basis over the respective useful lives as follows:
Category	Estimated useful lives
Software	5-10 years
Land use right	50 years
Domain names	5-6 years
Trademark and patent	5-20 years
Customer relationship	9-10 years
(p) Impairment of long-lived assets (other than goodwill)
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. During the year ended December 31, 2021, the Company made the impairment of $3,766,000 at the full cost of investment into Changsha Zhenghe Orthopedics Hospital Limited. No impairment of long-lived assets was recognized as of December 31, 2020.
(q) Goodwill
Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not depreciated or amortized but is tested for impairment on an annual basis as of December 31 and in between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired.
In accordance with the Financial Accounting Standards Board (“FASB”) guidance on “Testing of Goodwill for Impairment”, the Company has the option to assess qualitative factors first to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. A goodwill impairment charge will be recorded for the amount by which a reporting unit’s carrying value exceeds its fair value, but not to exceed the carrying amount of goodwill.
(r) Commitments and contingencies
In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.
(s) Revenue recognition
In May 2014, the FASB issued Topic 606, “Revenue from Contracts with Customers”. This topic clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. Simultaneously, this topic supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The Company generates revenue through four lines of business, which are: insurance agency commission, sale of medical supply products, inpatient and clinic care, and provision of medical technology services.
5.
Insurance agency commission

Commission is generated from sale of medical insurance. The Company markets and sells insurance policies originated by multiple insurance carriers via offline and online platforms. The Company recognizes the commission revenue on a net basis as the Company is acts as an agency in these transactions and is not responsible for fulfilling the promise to provide the specified insurance products. The Company recognizes revenue at the point of time when the insurance policy has been issued to the policyholder. Payments are typically either made in advance or upon completion of the writing of the policy.

6.
Sales of medical supplies or products

The Company sells pharmaceutical products to hospital inpatients and outpatients in accordance with medical prescriptions. The Company recognizes the revenue when the pharmaceutical products are physically transferred to patients and fees can be collected. The Company is considered as a principal in the sale of pharmaceutical products because it takes inventory risk for the goods that are to be sold; accordingly, revenue is recognized on a gross basis. The performance obligation is the transfer of possession and control of the pharmaceutical product to the patient.
The Company sells medical supplies to hospitals or clinics. The Company recognizes the revenue when the medical supplies are handed over to clinics and proceeds can be collected. The performance obligation is the transfer control and possession of the products to the hospitals or clinics. The Company is considered as a principal when its sells the medical supplies because it takes inventory risk for the goods to be sold; accordingly, revenue is recognized on a gross basis. Payments is typically received after delivery of products.
7.
Provision of medical or clinical services

The Company provides various medical and clinical services to patients. The Company recognizes revenue when individual deliverable services such as diagnosis, lab work, scans, consultation, and treatments, etc. have been provided to the patients. Medical and clinical service revenue is recognized on a gross basis, as the Company is responsible to supervise, evaluate, manage and compensate medical staff whom deliver the services, and the Company has discretion in establishing the pricing for services charged to patients. The performance obligation is the provision of services detailed above to patients. Each deliverable service is typically completed in a single visit. Payment is received from patients after completion of each visit as well as through reimbursement by the government.
8.
Provision of medical technology services

ETAO (or the “Company”), through certain VIEs, provides medical software services to hospitals and/or clinics. ETAO recognizes the revenue on a consolidated basis when the performance obligation has been met, which is when software is provisioned and made available to customers to use over a period of time. ETAO also has developed an APP for medical consultations delivered online. ETAO provides value added services via its end-to-end APP solution, to patients by providing access to a network of contracted physicians, pharmacies, and medical supply vendors across many geographical regions to deliver medical consulations, medication, and supplies without patients having to leave their homes. ETAO accounts for fees collected through its APP using the gross method of accounting because the management has determined that it acts as a principal in the transactions because ETAO exercises control over the pricing of services and product offered, ETAO has entered into minimum purchase commitments with pharmacies to procure medication each year, and minimum payouts to doctors conducting consultations through the APP regardless of the number of patients consulted. Total gross revenues generated by such activities by ETAO from the date of acquisition to December 31, 2021 was approximately $116 thousand.
The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.
Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment.
Advance from customers consists of payments received related to unsatisfied performance obligations at the end of the period. These are considered contract liabilities. The advance from customers as of December 31, 2021 and 2020 were $3,977,404 and $nil, respectively.

The following table identifies the disaggregation of the Company’s revenue for the years ended December 31, 2021 and 2020:
	2021	2020
Net product revenue	$5,230,451	$—
Hospital services revenue	38,506,728	—
Insurance brokerage	14,767,668	—
Software and other technical service revenue	1,288,574	—
Total	$59,793,421	$—
The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets. The Company records revenue net of value added tax and related surcharges.
(t) Cost of revenue
Cost of revenue for insurance commission business mainly consists of advertising cost through online or offline and other channel expense in order to access to more potential insurance buyers.
Cost of revenue for medical products mainly consists of inventory cost of (a) pharmaceuticals and medical tools to be sold for pharmaceuticals sales; and (b) materials used, outsourcing production cost, allocated overhead, and other direct cost for the products the company produced.
Cost of revenue for medical service or clinic services mainly consists of materials used, doctors and nursery cost, allocated overhead, and other direct cost for the service the company provided.
Cost of revenue for technology service mainly consists of labor cost directly related to the service delivered to customers.
(u) Selling expenses
Selling expenses mainly consists of labor expenses for sales personnel, commission for sales staff and other miscellaneous selling expenses.
(v) General and administrative expenses
General and administrative expenses mainly consist of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.
(w) Research and development expenses
Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.
(x) Share-based compensation expenses
All share-based awards granted to employees, which are share options, are measured at fair value on grant date. Share based compensation expense is recognized using the straight line method, over the requisite service period, which is the vesting period.

(y) Operating leases
Prior to the adoption of ASC 842 on January 1, 2019:
Leases, mainly leases of factory buildings, offices and employee dormitories, where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. The Company had no finance leases for any of the periods stated herein.
Upon and hereafter the adoption of ASC 842 on January 1, 2019:
The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.
(z)
Finance lease

The Company classifies a lease as a finance lease when the lease meets any of the following criteria at lease commencement:
•
The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•
The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

•
The lease term is for the major part of the remaining economic life of the underlying asset;

•
The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments in accordance with ASC 842 paragraph 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset;

•
The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Lease term includes rent holidays and options to extend or terminate the lease when the Company is reasonably certain that it will exercise that option. The Company does not recognize finance lease assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs. The lease assets for finance leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. The interest and amortization expense of finance lease are presented separately. Interest expense is determined using the effective interest method. Amortization expense is recorded on a straight-line basis of the finance lease assets. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
(aa) Income taxes
The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2021 and 2020, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.
(ab) Value added tax (“VAT”)
The Company is subject to VAT and related surcharges on revenue generated from services provided or products sold. The Company records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.
The VAT rate is 6% for taxpayers providing services and 13% for products sold. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.
(ac) Earnings per share
Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.
(ad) Segment reporting
In accordance with ASC Topic 280, Segment Reporting, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM evaluates the Company’s performance based on revenues and gross profit by three operating segments: 1) Insurance brokerage; 2) Telemedicine and Digital Assets; 3) Offline Hospitals and Clinics. Currently, the Company does not appoint officers to act as chief officer for each segment. However, the Company summarizes all business and classify into the three segments so that investors can understand the overall business nature of subsidiaries. Thus, the Company has three reportable operating segments, which is discussed in Note 17, Segment Reporting.
(ae) Recent accounting pronouncements
The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.
In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the guidance continues to be permitted. The Company will adopt ASU 2016-02 from January 1, 2022. The Company is in the process of evaluating the effect of the adoption of this ASU.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard.
For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company will adopt ASU 2016-13 from January 1, 2023. The Company is in the process of evaluating the effect of the adoption of this ASU.
Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.
(af) Significant risks and uncertainties
A
Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2020, the Company held cash and cash equivalents of $9,622,173, among which were $4,034,647 was deposited in financial institutions located in Mainland China, and each bank account is insured by the government authority with the maximum limit of RMB 500,000 (equivalent to approximately $76,500). In addition, the Company maintains certain bank accounts in Hong Kong and Cayman, which are not insured by Federal Deposit Insurance Corporation (“FDIC”) insurance or other insurance. To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality and the Company also continually monitors their credit worthiness.
The Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

B
Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the shareholders to obtain short-term funding to meet the liquidity shortage.
C
Foreign currency risk

Much of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.
D
Other risk

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt the Company’s operations.
Going Concern
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.
In assessing the Company’s liquidity, the Company monitors and analyzes its cash and cash equivalents and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. As of December 31, 2021, the Company’s current liabilities exceeded the current assets by $11,992,653, its accumulated deficit was $10,721,769 and the Company has incurred losses during the fiscal year ended December 31, 2021 and 2020. None of the Company’s stockholders, officers or directors, or third parties, are under any obligation to advance us funds, or to invest in us. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.
These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

3.   ACCOUNTS RECEIVABLE, NET
Accounts receivable, net, consists of the following:
	December 31,
	2021	2020
Accounts receivable	9,534,951	$—
Less: allowance for doubtful accounts	(663,914)	—
Accounts receivable, net	$8,871,037	$—
The movements in the allowance for doubtful accounts for the years ended December 31, 2021 and 2020 were as follows:
	2021	2020
Balance at beginning of the year	—	$—
Additions of provision	(306,723)	—
Additions by acquisition	(346,023)	—
Exchange effect	(11,169)	—
Balance at end of the year	$(663,915)	$—
4.   INVENTORY, NET
Inventories, net, consists of the following:
	December 31,
		2020
Raw material	40,951	$—
Finished goods	2,245,303	—
Packing materials	—	—
Low value consumables	83,840	—
Subtotal	2,370,094	—
Less: Inventory write-down	(79,291)	—
Inventories, net	$2,290,803	$—
5.   PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET
Prepayments and other current assets, net, consists of the following:
	December 31,
	2021	2020
Prepaid expenses	212,021	—
Prepaid tax	115,216	—
Loan to third parties(i)	1,768,810	—
Short-term deposits	126,765	—
Paid on behalf of customers or suppliers	117,332	—
Receivable from third parties	275,689	—
Employee advances	930,600	—
Others	323,633	—
Subtotal	3,870,066	—
Less: allowance for doubtful accounts	(335,484)	—
Total prepayments and other current assets, net	$3,534,582	$—

(i)
Included in the loan to third parties, loan amount of $314,842 is charged at 15% annual interest rate, and the remaining loans are interest free loans. All loans are due within 1 year.

The movements in the allowance for doubtful accounts for the years ended December 31, 2021 and 2020 were as follows:
	2021	2020
Balance at beginning of the year	—	$—
Additions by acquisition	(397,157)	—
Written off	68,763	—
Exchange effect	(7,090)	—
Balance at end of the year	$(335,484)	$—
6.   PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consists of the following:
	December 31,
		2020
Office equipment	1,307,842	—
Vehicle	370,282	—
Medical equipment	14,552,326	—
Leasehold improvement	1,834,300	—
Buildings	15,762,140	—
Subtotal	33,826,890	—
Less: accumulated depreciation	(14,218,255)	—
Property and equipment, net	$19,608,635	—
7.   LAND USE RIGHT
Land use right, net, consists of the following:
	December 31,
	2021	2020
Original cost	589,348	—
Less: accumulated amortization	(32,797)	—
Land use right, net	$556,551	$—
Future estimated amortization expense of intangible assets is as follows:
2022	$32,797
2023	32,797
2024	32,797
2025	32,797
2026	32,797
Thereafter	392,568
Total	$556,551

8.   INTANGIBLE ASSETS NET
Intangible assets, net, consists of the following:
	December 31,
		2020
Software	1,551,446	$—
Subtotal	1,551,446	—
Less: accumulated amortization	(733,806)	—
Intangible asset, net	817,640	$—
Future estimated amortization expense of intangible assets is as follows:
2022	$145,422
2023	113,154
2024	106,999
2025	103,346
2026	100,937
Thereafter	247,782
Total	$817,640
9.   EQUITY METHOD INVESTMENTS
Equity investment, net consist of following:
	December 31,
Investee	2021	2020
Changsha Zhenghe Orthopedics Hospital Limited	3,766,000	—
Beijing Zhongqihuashang Venture Investment Management Co., Ltd.	139,775	—
Subtotal	3,905,775	—
Less: Impairment	(3,905,775)	—
Equity investment, net	—	$—
The Company made equity investment of $3,766,000 into Changsha Zhenghe Orthopedics Hospital Limited to take 41% equity interest of this investee. As this investee was under a lawsuit which may cause a liquidation, the Company made a full impairment of its investment cost as of December 31, 2021.
The investment into Beijing Zhongqihuashang Venture Investment Management Co., Ltd. reflects a 10% equity interest of this investee. The Company was not entitled to board presentation. As of December 31, 2021, the Company determined that its investment was unrecoverable and recorded impairment for the entire amount of its investment.
10.   ACQUISITION AND NON-CONTROLLING INTERESTS
On March 15, 2021, Etao issued 2,627,511 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $6,568,779 with a due date of April 20, 2023, for the total consideration to acquire 85% equity interest of Aaliance Insurance Broker Co., Ltd. (“Aaliance”) and its subsidiaries.
On March 16, 2021, Etao issued 902,904 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $2,257,261 for the consideration to acquire 51% equity interest of Qianhu Medical Management (Jiangxi) Co., Ltd (“Qianhu”) and its subsidiaries.
On March 18, 2021, Etao issued 690,462 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $1,726,154 for the consideration to acquire 51% equity interest of Hangzhou Six Dimension Dental Medical Technology Co., Ltd (“6D”) and its subsidiaries.
On March 18, 2021, Etao issued 1,923,100 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 100% equity interest of Chain Workshop (Beijing) Co., Ltd. (“Chain”) and its subsidiaries.

On March 22, 2021, Etao issued 2,353,800 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 51% equity interest of Zhichao Medical Technology (Hunan) Co., Ltd. “Zhichao”)
On March 31, 2021, Etao issued 312,600 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $941,538 for the consideration to acquire 51% equity interest of Kangning (Hengyang) Healthcare Management Co., Ltd. (“Kangning”)
On March 31, 2021, Etao issued 1,076,507 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 51% equity interest of Guiyang Tianlun Infertility Hospital Limited. (“Tianlun”)
On March 30, 2021, Etao issued 1,093,800 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $7,323,300 for the consideration to acquire 51% equity interest of Civil Hospital (Mengzhou City) Co., Ltd. (“Mengzhou”)
On March 20, 2021, Etao issued 602,208 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $4,014,720 for the consideration to acquire 51% equity interest of Changxing Zhizhou Hospital Co., Ltd. (“Changxing”)
On June 30, 2021, Etao issued 1,015,400 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 55% equity interest of Beijing Baihuabaihui (Beijing) Biotech Co., Ltd. (“Baihuabaihui”)
On April 30, 2021, Etao issued 2,105,979 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 67.39% equity interest of Beijing Dnurse Technology Co. Ltd. (“Dnurse”)
The Company accounted for these acquisitions as business combination. The results of operations of the 11 subsidiaries have been included in the Company’s consolidated financial statements since the acquisition date. The assets acquired and liabilities assumed were recorded at their respective fair values on the date of acquisition.
The net assets of the acquired companies, total investment cost and goodwill are set forth below:
	Aaliance	6D	Changxing	Mengzhou	Qianhu	Tianlun
Net assets at acquisition	(504,043)	1,609,057	1,080,960	11,481,201	(1,608,994)	1,491,694
Non-controlling interest for original shareholders of the subsidiaries	(75,606)	788,438	529,670	5,625,789	(788,407)	730,930
Net assets allocated to Etao	(428,436)	820,619	551,289	5,855,413	(820,587)	760,764
Total consideration	32,843,889	8,630,774	10,036,800	18,261,300	11,286,301	10,765,070
Goodwill	33,272,325	7,810,155	9,485,511	12,405,887	12,106,888	10,004,306
Continued:
	Kangning	Chain	Zhichao	Baihuabaihui	Dnurse	Total
Net assets at acquisition	1,011,114	561,566	113,014	618,560	2,273,564	18,127,693
Non-controlling interest for original shareholders of the subsidiaries	495,446	—	55,377	278,352	741,409	8,381,397
Net assets allocated to Etao	515,668	561,566	57,637	340,208	1,532,155	9,746,296
Total consideration	4,067,538	19,231,000	23,538,000	10,154,000	21,059,790	169,874,463
Goodwill	3,551,870	18,669,434	23,480,363	9,813,792	19,527,635	160,128,167

11.   BANK LOANS
The bank loans as of December 31, 2021 and 2020 are set out below:
Bank loans	USD	RMB	Period		Interest rate	Third Party guarantee	Personal guarantee
1	787,104	5,000,000	April 23,2021	24-Apr-22	5.66%		Wang Ping, Wang Tianlin
2	236,131	1,500,000	18-May-21	19-May-22	5.25%	Shanghai Venture Financing Guarantee Ltd.	Wang Ping
3	393,552	2,500,000	25-May-21	26-May-22	3.56%	Shanghai Micro- companies Guarantee Fund	Wang Ping, Qiu Tian’e
4	1,023,235	6,500,000	11-Nov-21	10-Nov-23	9%	Right to income as security
5	212,237	1,348,214	1-Dec-21	1-Jun-22	5.50%
6	111,467	708,082	27-Jul-21	27-Jul-22	3.85%
7	78,710	500,000	13-Oct-21	12-Sep-22	5.50%
8	31,484	200,000	27-Jul-21	22-Jul-22	4.65%
9	31,484	200,000	14-Aug-21	9-Aug-22	4.65%
10	47,226	300,000	13-Jul-21	8-Jul-22	4.65%
12	47,226	300,000	30-Jul-21	25-Jul-22	4.65%
13	23,613	150,000	12-Oct-21	10-Apr-22	4.65%
14	15,742	100,000	13-Oct-21	11-Apr-22	4.65%
Sub-total	3,149,407	20,006,296
1	375,701	2,386,600	24-Oct-20	24-Oct-22	4.6%	Building
2	74,435	472,843	24-Oct-20	24-Oct-22	7.2%
3	42,857	272,243	18-Oct-20	18-Oct-22	10.08%
Sub-total	492,993	3,131,686
Total Loan	3,642,400	23,137,982
12.   NOTES PAYABLE
The bank loans as of December 31, 2021 are set out below:
Bank loans	USD	RMB	Period		Interest rate
1	166,867	1,060,006	December 28, 2021	June 28, 2022	—
2	589,046	3,741,854	October 29, 2021	April 29, 2022	—
3	217,206	1,379,778	September 28, 2021	March 28, 2022	—
4	392,075	2,490,620	September 17, 2021	March 17, 2022	—
5	628,282	3,991,099	August 6, 2021	February 6, 2022	—
6	361,668	2,297,458	July 9, 2021	January 9, 2022	—
7	267,691	1,700,477	November 30, 2021	May 29, 2022	—
8	1,174,872	7,463,256	January 18, 2021	January 18, 2022	—
Total	3,797,706	24,124,550
All the notes payable are bank acceptance bills with company’s restricted cash deposited in the banks as securities.

13.   ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities consists of the following:
	December 31,
	2021	2020
Payroll payable	3,163,773	$—
Insurance fees collected to be paid to insurance companies	4,368,289	—
Tax payable	1,075,956	—
Accrued liability	625,523	—
Loan from third parties(i)	2,304,391	—
Others	4,210,680	—
	$15,748,612	$—

(i)
Loan from third parties are due within 1 year, bearing 8% annual interest rate.

14.   TAXATION
Cayman Islands
Under the current laws of the Cayman Islands, Etao is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.
United States
Etao Delaware is incorporated in United States and is subject to income taxes within the United States at the applicable tax rate on taxable income. The United States Company was subject to federal income tax at a rate of 21%. The Company’s main state tax jurisdiction is Delaware. Etao Delaware did not make any provisions for US profit tax as there were no assessable profits derived from or earned in US since inception.
Hong Kong
Etao HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000. Etao HK did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.
PRC
The Company is considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.
The income tax provision consists of the following components:
	For the years ended December 31,
	2021	2020
Current income tax expenses	520,265	—
Deferred income tax effect	(16,078)	—
Total income tax expenses	$504,187	$—

A reconciliation between the Company’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:
	For the years ended December 31,
	2021	2020
Loss before income tax expense	$(854,721)	$—
Computed income tax expense with statutory tax rate	(213,680)	—
Preferential deduction	—	—
Changes in valuation allowance	717,867	—
Income tax expense	$504,187	$—
As of December 31, 2021 and 2020, the significant components of the deferred tax liabilities are summarized below:
	As of December 31,
	2021	2020
Deferred tax assets:
Bad debt provision	$89,109	$—
Total deferred tax assets	89,109	—
Valuation allowance	—	—
Deferred tax assets, net of valuation allowance:	89,109	—
15.   RELATED PARTY TRANSACTIONS
The following is a list of related parties which the Company has transactions with:
No.	Name of Related Parties	Relationship
1	Wang Ping	Non-controlling shareholder of the Company
2	Executives of a subsidiary as a group	Executives of a subsidiary
3	Mr. Li Zhiqiang	Non-controlling shareholder of the Company
4	Mengzhou Dexin Concrete Co., Ltd.	Subsidiary of Mr. Li Zhiqiang
5	Mengzhou Dexin Health Industry Investment Management Co., Ltd.	Subsidiary of Mr. Li Zhiqiang
6	Mr. Yang Hongming	Non-controlling shareholder of the Company
7	Mr.Yang Yang	Director of company’s subsidiary
8	Mr.Qian Xiaofang	Supervisor of company’s subsidiary
9	Changxing Zhizhou Rehabilitation Nursing Home	Subsidiary of 6
10	Hu Haibo	Non-controlling shareholder of the Company
11	Wang Xuelei	Non-controlling shareholder of the Company
12	Jiangxi 123 investment management Co. Ltd	Non-controlling shareholder of the Company
13	Quan Xiaoyu	Non-controlling shareholder of the Company
14	Yue Xuexin	Non-controlling shareholder of the Company
15	When Liping	Non-controlling shareholder of the Company
16	Hengyang Tongdexiang medical Co., Ltd	Subsidiary of Wen Liping
17	Zhao Tianming	Non-controlling shareholder of the Company
18	Yue Ziman	Non-controlling shareholder of the Company

No.	Name of Related Parties	Relationship
19	Hunan Anyue Kangning healthy management Co. Ltd	Subsidiary of non-controlling shareholder of the Company
20	Changning Kangning healthy management Co. Ltd	Subsidiary of non-controlling shareholder of the Company
21	Zhongqi Gaoda (Beijing) Investment Fund Management Co., Ltd.	Subsidiary of Executives of the Company
22	Zhongqi Harbor (Beijing) Capital Management Co., Ltd.	Subsidiary of Executives of the Company
23	Yu Xiaolei	Non-controlling shareholder of the Company
24	Du Jun	Director of a subsidiary
25	Shenzhen Qidian Future Venture Capital LLP	Non-controlling shareholder of the Company
26	Zhongqi Xinxing Venture Investment Fund	Subsidiary of Executives of the Company
27	Zhongqi Fortune Investment Management Nanjing centre	Subsidiary of Executives of the Company
28	Xin Yu	CEO of a subsidiary of the company
29	Li Xiaoran	Executive of a subsidiary
30	Cai Yuntao	Non-controlling shareholder of the Company
31	Chen Jun	Director of a subsidiary
32	Ning Quanxiu	Executive of a subsidiary
33	Li Changzhong	Executive of a subsidiary
34	Nanjing Xirun Health Management Co., Ltd	A company controlled by Li Changzhong
35	Anhui Wanbaotang Traditional Chinese Medicine Museum Co., Ltd	A company controlled by Li Changzhong
36	Nanjing Fengfan Network Technology Co., Ltd.	A company controlled by Cai Yuntao
37	Shen Xuewu	Director of a subsidiary
38	Guoyi Qiankun (Beijing) Technology Co., Ltd.	Non-controlling shareholder of the Company
39	Jingkang Zhixuan (Henan) medical technology Co. Ltd.	A company controlled by Guoyi Qiankun (Beijing) Technology Co., Ltd.
40	Bailinuo Wuhan Management Consulting Co. Ltd	A company controlled by Shen Xuewu
41	Wei Hong	Non-controlling shareholder of the Company
42	Changsha Sinocare Inc	Non-controlling shareholder of the Company
43	You Jia	Non-controlling shareholder of the Company
44	Chen Yidong	CEO of a subsidiary of the company
45	Wang Yuying	CEO of a subsidiary of the Company
46	Yao Chunyan	Non-controlling shareholder of the Company
47	Hangzhou Yixing Medical Devices Ltd.	A company controlled by You Jia
48	Nanning 6 Dimension Dental Clinic	A company controlled by You Jia
49	Lei Chen	Non-controlling shareholder of the Company
50	Liwen Wang	Non-controlling shareholder of the Company
51	Shandong Taipu Investment Limited Liability Partnership	Non-controlling shareholder of the Company
52	Sichuan Ruitao Technology Co.,Ltd	Non-controlling shareholder of the Company
53	Guizhen Zuo	Non-controlling shareholder of the Company

No.	Name of Related Parties	Relationship
54	Xiaodong Wang	Non-controlling shareholder of the Company
55	Hangzhou Red Feather Enterprise Management Consulting L.P.	Non-controlling shareholder of the Company
56	Hangzhou Violet Stone Enterprise Management Consulting L.P.	Non-controlling shareholder of the Company
Amounts due from related parties
Amount due from related parties as of December 31, 2021 consist of the following:
	December 31,
Related parties	2021	2020
Chen Jun	10,282	—
Executives of a subsidiary as a group	8,915	—
Guoyi Qiankun (Beijing) Technology Co., Ltd	7,871	—
Hangzhou Yixing Medical Devices Ltd.	41,073	—
Hengyang Tongdexiang medical Co.ltd	101,192	—
Jingkang Zhixuan (Henan) medical technology Co. Ltd	6,297	—
Li Changzhong	1,073	—
Nanjing Xirun Health Management Co., Ltd	11,019	—
Nanning 6 Dimension Dental Clinic	62,600	—
Ning Quanxiu	9,905	—
Quan Xiaoyu	38,719	—
Shen Xuewu	54,988	—
Zhongqi Gaoda (Beijing) Investment Fund Management Co., Ltd.	13,742	—
Zhongqi Harbor (Beijing) Capital Management Co., Ltd.	30,329	—
Zhongqi Xinxing Venture Investment Fund	47,226	—
Fu Xiaohong	370,553	—
Total	815,784	—
Amounts due to related parties
Amount due to related parties as of December 31, 2021 consist of the following:
	December 31,
Related parties	2021	2020
Du Jun	114,634	$—
Anhui Wanbaotang Traditional Chinese Medicine Museum Co., Ltd	3,737	—
Bailinuo Wuhan Management Consulting Co. Ltd	3,744	—
Cai Yuntao	4,110	—
Changxing Zhizhou Rehabilitation Nursing Home	62,968	—
China Enterprise Wealth Nanjing Investment Management Center (Limited partnership)	157,421	—
Executives as a group	523,604	—
Fangzhou Yidao (Beijing) Health Technology Co., LTD	314,842	—
Hu Haibo	1,730,615	—
Hunan Chenghe Enterprise Management Consulting Co.	23,065	—

	December 31,
Related parties	2021	2020
Jiangxi 123 investment management Co. Ltd	94,452	—
Li Xiaoran	15,238	—
Mengzhou Dexin Concrete Co., Ltd.	193,811	—
Mr. Li Zhiqiang	3,875,903	—
Mr.Qian Xiaofang	66,684	—
Mr.Yang Yang	1,069	—
Nanjing Fengfan Network Technology Co., Ltd.	135,206	—
Wang Xuelei	183,390	—
Wang Yuying	28,965	—
Wangping	2,510,732	—
Wei Hong	3,141	—
Wen Liping	106,291	—
Xin Yu	17,672	—
Yang Hongming	3,879,317	—
You Jia	438,769	—
Yue Ziman	2	—
Zhao Tianming	1,036,655	—
Zhongqi Fortune Investment Management Nanjing centre	41,078	—
Lei Chen	1,773,570	—
Liwen Wang	624,034	—
Shandong Taipu Investment Limited Liability Partnership	1,116,692	—
Sichuan Ruitao Technology Co.,Ltd	624,034	—
Guizhen Zuo	225,726	—
Xiaodong Wang	687,009	—
Hangzhou Red Feather Enterprise Management Consulting L.P.	345,231	—
Hangzhou Violet Stone Enterprise Management Consulting L.P.	193,329	—
Total	$21,156,739	$—

Related party transactions
		For the years ended December 31,
	Nature	2021	2020
Mr.Yang Yang	Expenses paid by related party	1,069	—
Mr.Qian Xiaofang	Expenses paid by related party	66,684	—
Jiangxi 123 investment management Co. Ltd	Expenses paid by related party	93,184	—
Hu Haibo	Expenses paid by related party	96,943	—
Hunan Anyue Kangning healthy management Co. Ltd	Sales	155,089	—
Changning Kangning healthy management Co. Ltd	Sales	131,393	—
Du Jun	Expenses paid by related party	113,094	—
Zhongqi Fortune Investment Management Nanjing centre	Expenses paid by related party	40,526	—
Xin Yu	Expenses paid by related party	17,435	—

		For the years ended December 31,
	Nature	2021	2020
Li Xiaoran	Expenses paid by related party	15,033	—
Nanjing Fengfan Network Technology Co., Ltd.	Expenses paid by related party	133,390	—
Anhui WanbaotangTraditional Chinese Medicine Museum Co., Ltd	Expenses paid by related party	3,687	—
Cai Yuntao	Expenses paid by related party	9,491	—
Bailinuo Wuhan Management Consulting Co. Ltd	Expenses paid by related party	3,693	—
Changsha Sinocare Inc	Sales	2,021,505	—
Nanning 6 Dimension Dental Clinic	Sales	4,599	—
16.   EQUITY
In accordance Etao’s memorandum of association and amendments thereto, Etao has designated two classes of ordinary shares: 1.) class A and 2.) class B. Both class A and class B shares rank pari passu in the event of liquidation and entitlement to declared dividends. The two classes of shares differ in their voting rights. Each class A ordinary share is entitled to one vote per share, while the class B ordinary shares are entitled to ten votes for each share. As of the date of this report, all class B shares are beneficially owned by Etao’s founder and chief executive officer. Both the class A and class B ordinary shares are accounted for as equity of Etao.
The Company issued 55,300 shares of ordinary shares issued in 2020 were for cash proceeds. These shares were valued at $1.2 million. Share based compensation expenses for 2021 related to the shares issued to a subsidiary’s executives. The value of the shares was calculated at the same price of the recent acquisitions.
17.   SEGMENT REPORTING
The Company operates in healthcare related business which can be divided into 3 main segments, insurance brokerage services, off-line hospital and clinic services, and telemedicine and digital assets business. Insurance brokerage represent the business of Aaliance. Hospital & Clinic segment includes the business of 6D, Changxing, Mengzhou, Qianhu, Tianhu and Kangning. Telemedicine & Digital segment includes the business of Zhichao, Chain, Baihuabaihui, and Dnurse.
The following table summarizes the revenue generated from different revenue segments:
	For the year period from the date of acquisition to December 31, 2021
	Insurance Breakage	Hospital & Clinic	Telemedicine & Digital	Unallocated	Total
Revenue	14,767,668	40,760,269	4,265,484	—	59,793,421
Operating loss	(1,305,965)	1,597,303	(1,026,997)	(5,315,349)	(6,051,007)
Net loss	(1,201,743)	842,400	(1,003,502)	(9,081,349)	(10,444,193)
	As of December 31, 2021
	Insurance Brokerage	Hospital & Clinic	Telemedicine & Digital	Unallocated	Total
Current assets	5,735,537	18,038,101	2,757,924	—	26,531,562
Non-current assets	1,226,905	37,012,629	999,948	156,262,246	195,501,728
Goodwill	33,272,325	55,364,617	71,491,224
Total assets	6,962,442	55,050,730	75,107,418	156,262,246	222,033,289
Total liability	7,961,864	39,553,773	1,146,708	18,965,831	67,628,176
Majority shareholder’s equity/ (deficit)	31,508,291	71,488,334	73,929,235	129,135,194	146,074,567

As of December 31, 2021, the Company had not recorded impairment to goodwill to its investment in any of the reporting periods as the acquisition of the entities in each segment had occurred during the year end December 31, 2021. The Company and its management are still in the midst of carrying out it plans to maximize the value and synergies as result of these acquisitions. No additional goodwill was recorded subsequent to the initial recording of these acquisitions. Should circumstances change, management will reassess to determine of future cash flows are able to support the carrying values of the entities within each operating segment. There was no impact from exchange rates on the carrying value of goodwill at December 31, 2021.
18.   CONCENTRATION OF CREDIT RISK
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.
For the years ended December 31, 2021, no single customer represent 10% or more of the Company’s total revenue.
The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:
	As of December 31,
	2021	2020
Percentage of the Company’s accounts receivable
Customer A	22%	—
Customer B	35%	—
For the years ended December 31, 2021, no single supplier represent 10% or more of the Company’s total purchase.
As of December 31, 2021, no single supplier represent 10% or more of the Company’s total accounts payable.
19.   COMMITMENTS AND CONTINGENCIES
Lease commitments
The Company entered into operating lease agreements for office spaces and employee dormitories, and finance lease agreements for medical equipment. The Company recognizes lease expense for these leases on a straight-line basis over the lease term.
The components of lease expense were as follows:
	For the year ended December 31,
	2021	2020
Operating lease expense	2,057,684	—
Finance lease expense	296,638	—
Total	2,354,322	$—

The Company’s maturity analysis of operating lease liabilities as of December 31, 2021 is as follows:
2022	$2,812,299
2023	2,312,144
2024	1,785,819
2025	1,575,690
2026	620,428
Thereafter	2,788,303
Total	$11,894,683
Imputed interest	(1,704,764)
Present value of operating lease liabilities	10,189,919
The Company’s maturity analysis of finance lease liabilities as of December 31, 2021 is as follows:
2022	$1,432,266
2023	1,401
2024	—
2025	—
2026	—
Thereafter	—
Total	$1,433,667
Imputed interest	(55,866)
Present value of finance lease liabilities	1,377,801
Supplemental balance sheet information related to leases was as follows:
	As of December 31, 2021	As of December 31, 2020
Weighted average remaining lease term (in years):
Operating leases	6.5	—
Finance leases	0.9	—
Weighted average discount rate:		—
Operating leases	4.6%	—
Finance leases	7.5%	—
Contingencies
In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2021 and through the issuance date of these consolidated financial statements.
20.   RESTRICTED NET ASSETS
The Company’s ability to pay dividends is dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the VIE and subsidiaries of the VIE incorporated in PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The consolidated results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.
In accordance with the PRC laws and regulations, the Company’s subsidiaries located in the PRC are required to provide for certain statutory reserves. These statutory reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund or discretionary reserve fund, and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires a minimum annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in China at each year-end); the other fund appropriations are at the subsidiaries’ or the affiliated PRC entities’ discretion. These statutory reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends except in the event of liquidation of Group’s subsidiaries, affiliated PRC entities and their respective subsidiaries. The Group’s subsidiaries are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. As of December 31, 2021 and 2020, none of the Group’s PRC subsidiaries has a general reserve that reached 50% of their registered capital threshold and therefore they will allocate at least 10% of their after-tax profits to the general reserve fund. Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the Board of Directors of each of the Company’s subsidiaries.
The Company made negligible appropriation to these statutory reserve funds of since inception due to the loss position of the Company’s PRC subsidiaries.
As a result of these PRC laws and regulations and the requirement that distributions by the PRC entities can only be paid out of distributable profits computed in accordance with the PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital, preferred shares and the statutory reserves of the Company’s PRC subsidiaries.
As of December 31, 2021 and 2020, substantially all of the Companies net tangible assets are restricted and are not available for distribution.
21.   PROFORMA FINANCIAL STATEMENTS OF ETAO AND VARIABLE INTEREST ENTITIES
The Company has provided the following combined proforma financial statements to provide additional information for the user to gain an understanding of the Company and its variable interest entities.
The proforma combined balance sheet as of December 31, 2021, has been prepared using the following:
The balance sheets of: 1.) Aaliance Insurance Broker Co., Ltd. (“Aaliance”) and its subsidiaries, 2.) Hangzhou Six Dimension Dental Group and its subsidiaries (“6D”), 3.) Mengzhou Minsheng Hospital Limited (“MZMH”), 4.) Changxing Zhizhou Hospital Limited (“CXZH”), 5.) Jiangxi Qianhu Healthcare Group and its subsidiaries (“JXQH”), 6.) Liangongchang Beijing Technology Co., Ltd and its subsidiaries (“LBTC”), 7.) Hunan Zhichao Healthcare Technology Limited (“HZHT”) 8.) Hengyang Kangning Health Management Limited (“HKHM”), 9.) Beijing Baihuabaihui Biotech Limited (“BJBH”), 10.) Dnurse Investment Co. Ltd (“Dnurse”) and 11.) Guiyang Tianlun Infertility Hospital Limited (“GYTH”).
The proforma combined statement of operations for the year ended December 31, 2021 has been prepared using the following:
The statement of operations of: 1.) Aaliance Insurance Broker Co., Ltd. (“Aaliance”) and its subsidiaries, 2.) Hangzhou Six Dimension Dental Group and its subsidiaries (“6D”), 3.) Mengzhou Minsheng Hospital Limited (“MZMH”), 4.) Changxing Zhizhou Hospital Limited (“CXZH”), 5.) Jiangxi Qianhu Healthcare Group and its subsidiaries (“JXQH”), 6.) Liangongchang Beijing Technology Co., Ltd and its subsidiaries (“LBTC”), 7.) Hunan Zhichao Healthcare Technology Limited (“HZHT”) 8.) Hengyang Kangning Health Management Limited (“HKHM”), 9.) Beijing Baihuabaihui Biotech Limited (“BJBH”), 10.) Dnurse Investment Co. Ltd (“Dnurse”) and 11.) Guiyang Tianlun Infertility Hospital Limited (“GYTH”).
The proforma combined balance sheet as of December 31, 2020, has been prepared using the following:
The balance sheets of: 1.) Aaliance Insurance Broker Co., Ltd. (“Aaliance”) and its subsidiaries, 2.) Hangzhou Six Dimension Dental Group and its subsidiaries (“6D”), 3.) Mengzhou Minsheng Hospital Limited (“MZMH”), 4.) Changxing Zhizhou Hospital Limited (“CXZH”), 5.) Jiangxi Qianhu Healthcare Group and its subsidiaries (“JXQH”), 6.) Liangongchang Beijing Technology Co., Ltd and its subsidiaries

(“LBTC”), 7.) Hunan Zhichao Healthcare Technology Limited (“HZHT”) 8.) Hengyang Kangning Health Management Limited (“HKHM”), 9.) Beijing Baihuabaihui Biotech Limited (“BJBH”), and 10.) Dnurse Investment Co. Ltd (“Dnurse”).
The proforma combined statement of operations for the year ended December 31, 2020 has been prepared using the following:
The statement of operations of: 1.) Aaliance Insurance Broker Co., Ltd. (“Aaliance”) and its subsidiaries, 2.) Hangzhou Six Dimension Dental Group and its subsidiaries (“6D”), 3.) Mengzhou Minsheng Hospital Limited (“MZMH”), 4.) Changxing Zhizhou Hospital Limited (“CXZH”), 5.) Jiangxi Qianhu Healthcare Group and its subsidiaries (“JXQH”), 6.) Liangongchang Beijing Technology Co., Ltd and its subsidiaries (“LBTC”), 7.) Hunan Zhichao Healthcare Technology Limited (“HZHT”) 8.) Hengyang Kangning Health Management Limited (“HKHM”), 9.) Beijing Baihuabaihui Biotech Limited (“BJBH”), and 10.) Dnurse Investment Co. Ltd (“Dnurse”).
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited proforma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the acquisition.
The proforma condensed combined financial statements have been prepared by combining the historical financial position and results of operations on an as if basis where all the entities were under common ownership from the first period presented; this information is provided for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the proforma combined financial statements as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Etao and its Variable Interest Entities have not had any historical relationship prior to the Transactions. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.
		Eleven Variable Interest Entities	As of December 31, 2021
	Etao		Adjustment	Pro forma
Assets
Current assets:
Cash and cash equivalents	$—	4,949,540	—	$4,949,540
Restricted cash, current	—	6,281,783	—	6,281,783
Accounts receivable, net	—	8,871,037	—	8,871,037
Inventories	—	2,290,803	—	2,290,803
Advances to suppliers	—	603,817	—	603,817
Prepaid expenses and other receivables, net	—	3,534,582	—	3,534,582
Total current assets	—	26,531,562	—	26,531,562
Investment in subsidiaries and VIEs	173,640,463	—	(173,640,463)	—
Restricted cash, non-current	—	792,074	—	792,074
Equity method investments	—	—	—	—
Property, plants and equipment, net	—	19,608,635	—	19,608,635
Land use right, net	—	556,551	—	556,551
Intangible assets, net	—	817,640	—	817,640
Prepayments for investments in real property	—	874,403	—	874,403
Amounts due to related parties	—	4,681,705	(3,865,921)	815,784
Finance lease assets, net	—	1,446,490	—	1,446,490

		Eleven Variable Interest Entities	As of December 31, 2021
	Etao		Adjustment	Pro forma
Right-of-use assets, net	—	9,970,336	—	9,970,336
Security deposits	—	260,859	—	260,859
Goodwill	—	—	160,128,167	160,128,167
Deferred tax assets, net	—	89,109	—	89,109
Total non-current assets	173,640,463	39,097,802	(17,378,217)	195,360,048
TOTAL ASSETS	$173,640,463	65,629,364	(17,378,217)	$221,891,610
Liabilities
Current liabilities:
Bank loans	$—	3,149,407	—	$3,149,407
Long-term bank loan – current portion	—	492,993	—	492,993
Notes payable	—	3,797,706	—	3,797,706
Accounts payable	—	7,737,595	—	7,737,595
Accrued expenses and other current liabilities	—	15,748,612	—	15,748,612
Finance lease payable, current	—	1,376,410	—	1,376,410
Operating lease payable, current	—	2,244,088	—	2,244,088
Contract liabilities	—	3,977,404	—	3,977,404
Total current liabilities	—	38,524,215	—	38,524,215
Finance lease payable, non-current	—	1,391	—	1,391
Operating lease payable, non-current	—	7,945,831	—	7,945,831
Amounts due to related parties	22,831,753	2,190,908	(3,865,922)	21,156,739
Total non-current liabilities	22,831,753	10,138,130	(3,865,922)	29,103,961
TOTAL LIABILITIES	22,831,753	48,662,345	(3,865,922)	67,628,176
Shareholders’ equity
Class B ordinary shares (US$0.0001 par value per share; $3,000 of Authorized capital; 3,300,000 shares issued and outstanding as of December 31, 2021 and 2020;	330	—	—	330
Class A ordinary shares (US$0.0001 par value per share; $47,000 authorized capital; 23,100,500 and 7,519,629 shares issued and outstanding as of December 31, 2021 and 2020;	2,310			2,310
Registered paid up capital	—	42,980,755	(42,980,755)	—
Additional paid-in capital	157,056,070	—	324,264	157,380,334
Subscription receivable	(616,469)	—	—	(616,469)
Statutory reserve	—	15,772	—	15,772
Accumulated deficit	(5,633,531)	(26,770,040)	21,055,407	(11,348,164)
Accumulated other comprehensive income	—	555,831	—	555,831
Etao’s shareholders’ equity	150,808,710	16,782,318	(21,601,084)	145,989,944
Non-controlling interest	—	184,701	8,088,789	8,273,490
TOTAL EQUITY	150,808,710	16,967,019	(13,512,295)	154,263,434
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$173,640,463	65,629,364	(17,378,217)	$221,891,610

ETAO INTERNATIONAL GROUP AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	For the year ended December 31, 2021
	Etao	Eleven Variable Interest Entities	Adjustment	Pro forma
Net revenue	$—	$76,708,369	—	$76,708,369
Cost of revenues	—	(53,933,252)	—	(53,933,252)
Gross profit	—	22,775,118	—	22,775,118
Operating expenses:
Selling expenses	—	(9,358,736)	—	(9,358,736)
General and administrative expenses	(5,315,349)	(13,936,436)	—	(19,251,785)
Research and development expenses	—	(1,428,417)	—	(1,428,417)
Total operating expenses	—	(24,723,589)	—	(30,038,938)
(Loss) income from operations	(5,315,349)	(1,948,471)	—	(7,263,820)
Other income (loss):
Other income	—	562,856	—	562,856
Interest income	—	149,937	—	149,937
Impairment on equity investments	—	(139,775)	(3,766,000)	(3,905,775)
Interest expense	—	(794,701)	—	(794,701)
Other expense	—	(239,725)	—	(239,725)
Gain on disposal of assets	—	294,615	—	294,615
Total other income (loss)	—	(166,793)	(3,766,000)	(3,932,793)
(Loss) income before tax	(5,315,349)	(2,115,265)	(3,766,000)	(11,196,613)
Income tax expense	—	(565,562)	—	(565,562)
Net (loss) income	$(5,315,349)	$(2,680,826)	$(3,766,000)	$(11,762,175)
Net income (loss) attributable to non-controlling interest	—	95,268	636,924	732,192
Net (loss) income attributable to Etao’s shareholders	(5,315,349)	(2,585,558)	(3,129,076)	(11,029,983)
Loss per class B ordinary share, basic and diluted	(0.20)			(0.42)
Weighted average number of class B ordinary shares outstanding, basic and diluted	3,300,000			3,300,000
Loss per class A ordinary share, basic and diluted	(0.20)			(0.42)
Weighted average number of class A ordinary shares outstanding, basic and diluted	23,100,500			23,100,500

		Ten Variable Interest Entities	As of December 31, 2020
	Etao		Adjustment	Pro forma
Assets
Current assets:
Cash and cash equivalents	$—	7,787,023		$7,787,023
Restricted cash – current	—	1,843,150		1,843,150
Accounts receivable, net	—	10,930,624		10,930,624
Inventories, net	—	2,238,591		2,238,591
Advance to suppliers	—	950,505		950,505
Amount due from related parties	—	5,505,709		5,505,709
Prepaid expenses and other current assets, net	—	2,820,623		2,820,623
Total current assets	—	32,076,225		32,076,225
Investment in subsidiaries and VIEs	156,137,019	—	(156,137,019)	—
Restricted cash – non-current	—	765,972		765,972
Equity method investments	3,766,000	293,524		4,059,524
Property and equipment, net	—	20,684,634		20,684,634
Intangible assets, net	—	860,921		860,921
Goodwill	—	—	150,123,802	150,123,802
Prepayment for investments in real property	—			1,074,064
Land use right, net	—	667,568		667,568
Deferred tax assets, net	—	39,974		39,974
Right-of-use assets, net	—	3,697,851		3,697,851
Deposits	—	223,132		223,132
Total non-current assets	159,903,019	28,307,640	(6,013,217)	182,197,442
TOTAL ASSETS	$159,903,019	60,383,865	(6,013,217)	$214,273,667
Liabilities
Current liabilities:
Bank loans	$—	3,957,730		$3,957,730
Note payable	—	3,683,240		3,683,240
Accounts payable	—	8,625,925		8,625,925
Advance from customers	—	4,252,023		4,252,023
Accrued expenses and other current liabilities	—	11,537,754		11,537,754
Lease payable – current	—	2,243,671		2,243,671
Total current liabilities	—	34,300,343	—	34,300,343
Related party payable	22,831,753	1,221,647		24,053,400
Long term liabilities	—	1,454,573		1,454,573
Lease payable – non-current	—	2,928,020		2,928,020
Total non-current liabilities	22,831,753	5,604,242	—	28,435,993
TOTAL LIABILITIES	22,831,753	39,904,583	—	62,736,336

		Ten Variable Interest Entities	As of December 31, 2020
	Etao		Adjustment	Pro forma
Shareholders’ equity
Class B ordinary shares (US$0.0001 par value per share; $3,000 of authorized capital; 3,300,000 shares issued and outstanding as of December 31, 2020;	330	—		330
Class A ordinary shares (US$0.0001 par value per share; $47,000 of authorized capital; 23,100,500 shares issued and outstanding as of December 31, 2020;	752	—	1,558	2,310
Registered paid up capital	—	41,301,077	(41,301,077)	—
Additional paid-in capital	138,320,184		3,684,081	142,004,265
Subscription receivable	(931,818)	—		(931,818)
Statutory reserve	—	15,772	—	15,772
Accumulated deficit	(318,182)	(21,709,941)	22,515,235	487,112
Accumulated other comprehensive loss	—	886,679	307,094	1,193,773
Etao’s shareholders’ equity	137,071,266	20,493,587	(14,793,109)	142,771,744
Non-controlling interests	—	(14,305)	8,779,892	8,765,587
TOTAL EQUITY	137,071,266	20,479,282	(6,013,217)	151,537,331
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$159,903,019	60,383,865	(6,013,217)	$214,273,667

ETAO INTERNATIONAL GROUP AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	For the year ended December 31, 2020
	Etao	Ten Variable Interest Entities	Adjustment	Pro forma
Net revenue	$—	$89,831,672	—	$89,831,672
Cost of revenues	—	(75,511,161)	—	(75,511,161)
Gross profit	—	14,320,510		14,320,510
Operating expenses:
Selling expenses	—	(5,452,512)	—	(5,452,512)
General and administrative expenses	(318,182)	(9,979,261)	—	(10,297,443)
Research and development expenses	—	(1,265,445)	—	(1,265,445)
Total operating expenses	(318,182)	(16,697,218)	—	(17,015,400)
(Loss) income from operations	(318,182)	(2,376,708)	—	(2,694,890)
Other income (loss):
Other income	—	1,234,606	—	1,234,606
Interest expense	—	(834,667)	—	(834,667)
Other expense	—	(120,179)	—	(120,179)
Impairment on investment	—	(4,348)	—	(4,348)
Gain on disposal of assets	—	579,699	—	579,699
Total other income (loss)	—	855,111	—	855,111
(Loss) income before tax	(318,182)	(1,521,597)	—	(1,839,779)
		—
Income tax expense	—	(101,931)	—	(101,931)
Net (loss) income	$(318,182)	$(1,623,528)	$—	$(1,941,710)
Net income (loss) attributable to non-controlling interest	—	552,073	(601,609)	(49,536)
Net (loss) income attributable to Etao’s shareholders	(318,182)	(1,071,455)	(601,609)	(1,991,247)
(Loss) earnings per class B ordinary share
basic and diluted	(0.03)			(0.08)
Weighted average number of class B ordinary shares outstanding
basic and diluted	3,300,000			3,300,000
(Loss) earnings per class A ordinary share
basic and diluted	(0.03)			(0.08)
Weighted average number of class A ordinary shares outstanding
basic and diluted	7,478,154		15,580,871	23,059,025
22.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through July 22, 2022, the date that the consolidated financial statements were available to be issued, there were no material subsequent events that required recognition or additional disclosure in these consolidated financial statements.

On January 27, 2022, Mountain Crest Acquisition Corp. III, a Delaware corporation (“MCAE”), entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among MCAE, Etao International Group, a Cayman Islands corporation (the “Company”), and Wensheng Liu, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”), pursuant to which, among other things, (1) MCAE will merge with and into a to be formed Cayman Islands company (“Purchaser”), with the Purchaser being the surviving corporation in the merger (the “Redomestication Merger”) and (2) the Company will merge with and into a to be formed Cayman Islands company and the wholly owned subsidiary of the Purchaser (“Merger Sub”), with the Company as the surviving corporation in the merger (the “Acquisition Merger”), and, after giving effect to the Acquisition Merger, the Company being a wholly owned subsidiary of Purchaser and the Purchaser will change its name to Etao International Co., Ltd. (collectively, the “Business Combination”). The Merger Agreement provided, that the outside date for the closing of the Business Combination was May 31, 2022 (the “Outside Date”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
On June 7, 2022, MCAE, the Company and the Shareholders’ Representative entered into an Amendment to the Agreement and Plan of Merger (the “Amendment”) that expressly amended and modified the Merger Agreement as follows:
1.
The agreed value of the Company is reduced from $2,500,000,000 to $1,000,000,000. Thus, in consideration of the Acquisition Merger, Purchaser will issue 100,000,000 ordinary shares at a per share price of US$10.00 per share as agreed by the parties to the shareholders of the Company in exchange for 100% of the issued and outstanding ordinary shares of the Company.

2.
In connection with the Sponsor’s designation of a director to the Purchaser’s board of directors following the Acquisition Merger, the Sponsor, in its sole discretion, shall determine whether its designee will be an independent or dependent director. In the event that Sponsor’s designee to the Purchaser’s board of directors is dependent, then the Company and such designee shall enter into an agreement establishing the responsibilities and the compensation for such director prior to the closing of the Acquisition Merger.

3.
The Outside Date for the closing of the Business Combination is extended from May 31, 2022 to October 5, 2022. In the event that the Business Combination shall not be consummated prior to October 5, 2022, then either MCAE or the Shareholders’ Representative may terminate the Merger Agreement, provided that such terminating party, MCAE, on the one hand, or the Company or the Shareholders’ Representative, on the other hand, has not otherwise failed to materially perform its obligations under the Merger Agreement. If the parties do not terminate the Merger Agreement within five business days of the Outside Date, then the Company shall be responsible to pay all costs and expenses incurred in connection with MCAE’s obtaining any and all extensions to the deadline in which MCAE is required to complete the Business Combination, which is currently November 20, 2022.

4.
The Company’s failure to provide (i) its audited financial statements for the years ended December 31, 2021 and 2020 or its reviewed condensed and consolidated financial statements for the six month periods ended June 30, 2022 and 2021 or (ii) obtain approval or consent from any Governmental Authority, including but not limited to the Cyberspace Administration of China or the China Securities Regulatory Commission by the Outside Date shall constitute a material failure by the Company and the Shareholders’ Representative to perform its obligations hereunder.

On October 17, 2022, MCAE, the Target and the Shareholders’ Representative entered into Amendment No. 2 to the Agreement and Plan of Merger (“Amendment No. 2”) that expressly amended and modified the Merger Agreement to extend the Outside Date from October 5, 2022 to February 20, 2023.
23.   SHARED BASED COMPENSATION
The Company recorded $5,000,000 in share-based compensation expense during the year ended December 31, 2021. The 500,000 shares were issued to the Chairman of Guiyang Tianlun to retain his services into 2024. As the result of shares vesting immediately, but are subject other customer restrictions, the expense related to them has been charged to the Company’s result of operations immediately. The shares were valued at $10 when issued to the individual. The agreement between the Chairman of Guiyang Tianlun and the Company calls for certain performance benchmarks as aprt of his service period but does not set forth any clawbacks or penalties for non-achievement.

Aaliance Insurance Broker Co., Ltd.

Aaliance Insurance Broker Co., Ltd.
Financial Statements and Related Notes
For the Years Ended December 31, 2021 and 2020
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To:
The Board of Directors and Stockholders of
Aaliance Insurance Broker Co., Ltd

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Aaliance Insurance Broker Co., Ltd and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in deficit, and cash flows in each of the years for the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows in each of the years for the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial losses during the years ended December 31, 2021 and 2020, and had accumulated deficits up through December 31, 2021, which raises substantial doubt about its ability to continue as a going concern. Management’s plans to address this substantial doubt are set forth in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainly.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
WWC, P.C.
Certified Public Accountants
We have served as the Company’s auditor since 2021.
San Mateo, California
July 21, 2022

AALIANCE INSURANCE BROKER CO., LTD AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$488,232	$1,309,496
Restricted cash – current	4,380,635	—
Accounts receivable, net	259,878	303,201
Prepaid expenses and other current assets, net	606,792	511,557
Total current assets	5,737,537	2,124,254
Restricted cash – non-current	792,074	765,972
Amount due from related parties	8,915	—
Investments	—	15,319
Property and equipment, net	222,274	64,989
Right-of-use assets	175,873	274,769
Rental deposits	27,769	22,001
Total non-current assets	1,226,905	1,143,050
TOTAL ASSETS	$6,962,442	$3,267,304
Liabilities
Current liabilities:
Bank loans	$1,416,787	$1,455,348
Accounts payable	186,814	482,962
Advance from customers	7,184	5,745
Accrued expenses and other current liabilities	5,106,150	1,011,299
Lease payable – current	168,777	136,692
Total current liabilities	6,885,712	3,092,046
Lease payable – non-current	—	138,077
Amount due to related parties	1,076,151	97,343
TOTAL LIABILITIES	7,961,863	3,327,466
Commitments and contingencies	—	—
Shareholders’ deficit
Registered paid in capital	7,271,277	7,271,277
Statutory reserve	15,772	15,772
Accumulated deficit	(8,989,218)	(7,603,130)
Accumulated other comprehensive loss	(61,864)	(46,149)
Aaliance’s shareholders’ deficit	(1,764,033)	(362,230)
Non-controlling interests	764,612	302,068
Total shareholders’ deficit	(999,421)	(60,162)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$6,962,442	$3,267,304
The accompanying notes are an integral part of these consolidated financial statements.

AALIANCE INSURANCE BROKER CO., LTD AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	For the years ended December 31,
	2021	2020
Net revenue	$20,115,096	$49,203,637
Cost of sales	(16,449,789)	(46,074,791)
Gross profit	3,665,307	3,128,846
Operating expenses:
Selling expenses	(349,084)	(367,675)
General and administrative expenses	(4,990,689)	(3,019,320)
Research and development expenses	(258,456)	(653,798)
Total operating expenses	(5,598,229)	(4,040,793)
Loss from operations	(1,932,922)	(911,947)
Other income (loss):
Other income	268,530	435,502
Interest expense	(73,186)	(65,746)
Other expense	(98,471)	(1,227)
Impairment on investments	—	(4,348)
Gain on disposal of investments	294,615	—
Total other income (loss)	391,488	364,181
Loss before income tax expense	(1,541,434)	(547,766)
Income tax expense	(2,352)	(444)
Net loss	$(1,543,786)	$(548,210)
Net income attributable to non-controlling interest	157,697	293,937
Net loss attributable to Aaliance’s shareholders	(1,386,089)	(254,273)
Other comprehensive income
Foreign currency translation gain, net of income taxes	(15,715)	(20,402)
Total comprehensive loss	$(1,401,804)	$(274,675)
The accompanying notes are an integral part of these consolidated financial statements.

AALIANCE INSURANCE BROKER CO., LTD AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT
(In U.S. dollars, except for share and per share data, or otherwise noted)
	Paid in capital	Statutory reserve	Accumulated deficit	Accumulated other comprehensive income (loss)	Total shareholder’s deficit	Non- controlling interests	Total Equity
Balance as of December 31, 2019	$7,271,277	15,772	(7,348,857)	(25,747)	(87,555)	—	(87,555)
Capital contribution from non-controlling interests	—	—	—	—	—	579,699	579,699
Net (loss) income	—	—	(254,273)	—	(254,273)	(293,937)	(548,210)
Foreign currency translation adjustment	—	—	—	(20,402)	(20,402)	16,306	(4,096)
Balance as of December 31, 2020	7,271,277	$15,772	$(7,603,130)	$(46,149)	$(362,230)	$302,068	$(60,162)
Capital contribution from non-controlling interests	—	—	—	—	—	620,242	620,242
Net (loss) income	—	—	(1,386,089)	—	(1,386,089)	(157,697)	(1,543,786)
Foreign currency translation adjustment	—	—	—	(15,715)	(15,715)	(1)	(15,716)
Balance as of December 31, 2021	$7,271,277	$15,772	$(8,989,219)	$(61,864)	$(1,764,034)	$764,612	$(999,422)
The accompanying notes are an integral part of these consolidated financial statements.

AALIANCE INSURANCE BROKER CO., LTD AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	2021	2020
Net profit attributed to shareholders	(1,386,089)	(254,273)
Adjustment:
Non-controlling interest	(157,697)	(293,937)
Depreciation and amortization	41,230	22,945
Bad debt provision and impairment	(5,327)	4,348
Changes in operating assets:
Decrease/(increase) of accounts receivable	50,913	385,762
Decrease/(increase) of other receivables	(211,905)	67,657
Decrease/(increase) of advances to suppliers	(4,319,845)	—
Increase/(decrease) of accounts payable	(304,832)	(365,607)
Increase/(decrease) of advances from customers	1,262	(280,388)
Increase/(decrease) of other payables	4,131,223	142,395
Cash used in operating activities	(2,161,067)	(571,098)
Proceeds from disposition of short-term investments	—	217,387
Proceeds from disposal of long term equity	15,506	—
Purchase of investments	—	(18,840)
Purchase of property, plant and equipment	(194,390)	(61,822)
Increase in security deposits	—	—
Cash provided by investing activities	(178,884)	136,725
Proceeds /(repayment) for bank loans -net	(77,530)	652,161
Net repayments and borrowings from related parties	952,706	(632,793)
Capital injection from non-controlling shareholders	620,242	579,699
Cash provided by financing activities	1,495,418	599,067
Foreign currency effect	23,269	80,962
Net change in cash and cash equivalents	(821,264)	245,656
Cash and cash equivalents as of beginning of the year	1,309,496	1,063,840
Cash and cash equivalents as of the end of the year	488,232	1,309,496
Net increase (decrease) in cash	(821,264)	245,656
Supplementary Cash Flows Information
Cash paid for interest	73,186	65,746
Cash paid for taxes	2,352	444
The accompanying notes are an integral part of these consolidated financial statements.

ETAO INTERNATIONAL GROUP AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES
NOTES TO FINANCIAL STATEMENTS
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES
Aaliance Insurance Brokers Co., Ltd. (“Aaliance” or the “Company”) was incorporated on July 13, 2010, with a registered capital of RMB 50 million. Wang Ping is considered as the ultimate controlling person of the Company.
With its headquarters in Shanghai, Aaliance conducts business in many provinces and major metropolitan areas in China. Aaliance offers comprehensive insurance services and customized products. With a suite of online to offline (“O2O”), Aaliance provides people-oriented, value-added, comprehensive insurance solutions that cover the entire healthcare ecological system. Aaliance has also invested heavily in big-data technology as a cornerstone of its core competitive advantage. Its technology platform provides access to a portfolio of insurance products including, but not limited to, life, property and casualty, health, digital health management. Aaliance is a company that geared to helping its customers to resolve pain points on the demand side and the supply side, improve efficiency and reshape the insurance value system by satisfying customer’s needs and precise risk management.
The consolidated financial statements include the financial statements of Aaliance and its subsidiaries, which include the PRC-registered entities directly owned by the Company. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.
A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. As of December 31, 2021, the Company had an accumulated deficit of $7,603,130, and net loss of $548,210 for the year ended December 31, 2021. Losses have principally occurred as a result of the substantial expenses for professional fees as part of the Company’s capital market strategy which have been accounted for as general and administrative expenses. Additionally, the Company has invested into itself on two fronts: 1.) research and development into its own technology platform, and 2.) personnel and resources to generate increased future revenues; both of these expenditures have been accounted for as cost of sales. The continuation of the Company as a going concern is dependent upon the realization of the investments made in the business to generate positive operating cash flows, or the procurement of additional external financing. Management believes that it will be able to undertake capital raising activities to provide the additional cash to meet with the Company’s obligations as they become due ad fund future expansion plans; however, there is no assurance that the Company will be successful in securing sufficient funds to sustain or grow its operations.
These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties. Management believes that the actions presently being taken to obtain additional funding and implement its strategic plan provides the opportunity for the Company to continue as a going concern.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)   Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.
(b)   Use of estimates
The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment and intangible assets, impairment of long-lived assets (including goodwill), valuation allowance of deferred tax assets, valuation and recognition of share-based compensation expenses and fair value of assets and liabilities acquired in business combination. Actual results could differ from those estimates.
(c)   Non-controlling Interest
Non-controlling interest on the consolidated balance sheets is a result of the portion of beneficial interest in Shandong Duorui Information Technology Co., Ltd, a 70% owned subsidiary, that is not owned by the company. The portion of the income or loss applicable to the non-controlling interest in subsidiary is reflected in the consolidated statements of operations and comprehensive loss.
(d)   Foreign currency translation and transaction
The accompanying consolidated financial statements are presented in the United States dollar (“$”), which is the reporting currency of the Company. The functional currency of the PRC subsidiaries is Renminbi (“RMB”).
Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive loss as other comprehensive income or loss. Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. The cumulative gain or loss from foreign currency transactions is reflected in the consolidated statements of operations and comprehensive loss as other income (other expenses).
The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:
	December 31,
	2021	2020
Balance sheet items, except for equity accounts	6.3524	6.5277
	For the period Ended December 31,
	2021	2020
Items in the statements of operations and comprehensive income (loss), and statements of cash flows	6.4491	6.9001
(e)   Business combination and non-controlling interests
Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interests of the acquiree at the acquisition date, if any, are measured at their fair values as of the acquisition date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. The consideration was made in the form of cash payment.

Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Acquisition-related expenses and restructuring costs are expensed as incurred.
For the Company’s majority-owned subsidiaries, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company. Consolidated net loss on the consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Company’s consolidated balance sheets.
(f)   Fair Value Measurement
Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.
Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:
•
Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•
Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Based on the short-term nature of cash and cash equivalents, accounts receivable, advance to suppliers, amounts due from related parties and other current assets, accounts payable, advances from customers, accrued expenses and other current liabilities management has determined that the carrying value approximates their fair values.
(g)   Cash and cash equivalents
Cash and cash equivalents consist of cash on hand, the Company’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.
(h)   Restricted cash
Restricted cash represents the bank deposit mandatory required by China Banking and Insurance Commission to conduct licensed insurance agency business.
(i)   Accounts Receivable, net
Accounts receivable, net are stated at the original amount less an allowance for doubtful receivables. The allowance for doubtful accounts and authorized credits is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Company’s customers’ ability to pay. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables.

(j)   Advance to suppliers
The suppliers usually require advance payments when the Company orders services and the prepayments will be utilized to offset the Company’s future payments. These amounts are unsecured, non-interest bearing and generally short-term in nature.
(k)   Inventories
Inventories, primarily consisting of consumer products, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. The amounts of inventory write-down were zero for the years ended December 31, 2021 and 2020, respectively.
(l)   Property and equipment, net
Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:
Category	Estimated useful lives
Office equipment	3 years
Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.
(m)   Intangible assets, net
Intangible assets are recognized and measured at cost or at fair value if acquired through a business combination. The identifiable intangible assets acquired are amortized on a straight-line basis over the respective useful lives as follows:
Category	Estimated useful lives
Software	5 years

(n)
Land use rights

Land use rights are stated at cost less accumulated amortization and accumulated impairment losses. Cost represents consideration paid for the rights to use the land on which various plants and buildings are situated for periods varying from 20 to 50 years. Amortization of land use rights is calculated on a straight-line basis over the period of the land use rights.
(o)   Impairment of long-lived assets (other than goodwill)
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairment of long-lived assets was recognized as of December 31, 2021 and 2020.

(p)   Goodwill
Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not depreciated or amortized but is tested for impairment on an annual basis as of December 31 and in between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired.
In accordance with the Financial Accounting Standards Board (“FASB”) guidance on “Testing of Goodwill for Impairment”, the Company has the option to assess qualitative factors first to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. A goodwill impairment charge will be recorded for the amount by which a reporting unit’s carrying value exceeds its fair value, but not to exceed the carrying amount of goodwill.
(q)   Commitments and contingencies
In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss will occur and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.
(r)   Revenue recognition
In May 2014, the FASB issued Topic 606, “Revenue from Contracts with Customers”. This topic clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. Simultaneously, this topic supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
Net revenue represents the insurance agency commission income generated from sale of insurance companies’ insurance products.
The Company sell insurance products sourcing from licensed insurance companies to different customers through both offline and online sales platforms. The Company recognizes the commission revenue on a net basis as the Company is acting as an agency in these transactions and is not responsible for fulfilling the promise to provide the specified insurance products. The Company recognizes revenue at the point of time when customers confirm the insurance sales and commission resulted from the insurance sales. Payments can be made in advance, upon acceptance of the goods or on credit, determined by the Company’s credit policy.
Advising activities are performed before the customer accepts the insurance products, and they are not a separate performance obligation.
The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.
Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment.

Advance from customers consists of payments received related to unsatisfied performance obligations at the end of the period. The advance from customers as of December 31, 2021 and 2020 were $5,745$7,184 and $5,745 respectively.
The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets. The Company records revenue net of value added tax and related surcharges.
(s)   Cost of revenue
Cost of revenue mainly consists of advertising cost through online or offline and other channel expense in order to access to more potential insurance buyers.
(t)   Selling expenses
Selling expenses mainly consists of labor expenses for sales personnel, commission for sales staff and other miscellaneous selling expenses.
(u)   General and administrative expenses
General and administrative expenses mainly consist of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.
(v)   Research and development expenses
Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.
(w)   Share-based compensation expenses
All share based awards granted to employees, are measured at fair value on grant date. Share based compensation expense is recognized using the straight-line method, over the requisite service period, which is the vesting period.
(x)   Operating leases
Prior to the adoption of ASC 842 on January 1, 2020:
Leases, mainly leases of factory buildings, offices and employee dormitories, where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. The Company had no finance leases for any of the periods stated herein.
Upon and hereafter the adoption of ASC 842 on January 1, 2020:
The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2020 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.
(y)   Income taxes
The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2021 and 2020, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.
(z)   Value added tax (“VAT”)
The Company is subject to VAT and related surcharges on revenue generated from insurance agency services. The Company records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.
The VAT rate is 6% for taxpayers providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.
(aa)   Earnings per share
Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.
(ab)   Recent accounting pronouncements
The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.
In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2020, ASU 2020-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2021, ASU 2021-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2021-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the guidance continues to be permitted. The Company will adopt ASU 2016-02 from January 1, 2022. The Company is in the process of evaluating the effect of the adoption of this ASU.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2020-04, ASU 2020-05, ASU 2020-10, ASU 2020-11 and ASU 2021-02 to provide additional guidance on the credit losses standard.
For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company will adopt ASU 2016-13 from January 1, 2023. The Company is in the process of evaluating the effect of the adoption of this ASU.
Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.
3.   ACCOUNTS RECEIVABLE, NET
Accounts receivable, net, consists of the following:
	December 31,
	2021	2020
Accounts receivable	$278,861	$321,675
Less: allowance for doubtful accounts	(18,983)	(18,474)
Accounts receivable, net	$259,878	$303,201
The movements in the allowance for doubtful accounts for the years ended December 31, 2021 and 2020 were as follows:
	2021	2020
Balance at beginning of the year	$(18,474)	$(17,309)
Additions	—	—
Write-offs	—	—
Exchange effect	(509)	(1,165)
Balance at end of the year	$(18,983)	$(18,474)

4.   PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET
Prepayments and other current assets, net, consists of the following:
	December 31,
	2021	2020
Prepaid expenses	5,593	26,730
Prepaid tax	115,216	242,774
Short-term deposits	1,045	51,611
Paid on behalf of customers or suppliers	117,332	124,803
Employee advances	58,579	76,573
Others	314,855
Subtotal	612,620	522,491
Less: impairment	(5,828)	(10,934)
Total prepayments and other current assets, net	$606,792	$511,557
5.   RESTRICTED CASH
Restricted cash as of December 31, 2021 and 2020 was $5,172,709 and $765,972, respectively. These amounts reflect good faith deposit required by the Insurance Regulatory Commission for insurance brokers. Management has classified the restricted cash as a current and non-current asset.
6.   PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consists of the following:
	December 31,
	2021	2020
Office equipment	$315,945	$115,412
Subtotal	315,945	115,412
Less: accumulated depreciation	(93,671)	(50,423)
Property and equipment, net	$222,274	$64,989
Depreciation expense was $41,230 and $22,945 for the years ended December 31, 2021 and 2020, respectively.
7.   INVESTMENTS
Equity method
In 2020, the Company invested $4,596 in the equity of Quanlian (Zibo) Culture Broadcast Co., Limited (“Zibo”). As of December 31, 2020, management determined that the Company would not derive any future benefit from its investment in Zibo; accordingly, the Company recognized full impairment for this investment in 2020.
Cost method
As of December 31, 2019, the Company held equity method investments in AVIC E-Commerce (Beijing) Co., Ltd. (“Avic”) and the Company’s original cost basis in Avic $430,616; as of December 31, 2020, the Company determined that it would not be able to fully recover its investment in Avic; accordingly, the Company recorded an impairment of this investment in the amount of $215,308; the Company redeemed the remainder of its investment in 2020.
In 2020, the Company invested $15,319 in the equity of Shenzhen Baomishuo Network Technology Co., Limited (“Baomishuo”). The Company redeemed its investment in September of 2021.

8.   RIGHT-OF-USE (“ROU”) ASSETS
Operating lease
On September 26, 2018, the Company entered into an operating lease agreement for office space for the period from January 1, 2020 to December 31, 2020. The Company recorded lease payments of $100,287 and $88,324 for the years ended December 31, 2021 and 2020, respectively. The lease agreement called for a security deposit of $20,009 (RMB 139,400). The Company renewed the lease agreement for additional two years upon its expiration on December 31, 2021. The renewed lease agreement calls for annual lease payment totaling $27,769 (RMB 176,400), and $129,240 (RMB 843,640) for the years ended December 31, 2021 and 2022; the security deposit remained unchanged.
On December 31, 2020, the Company entered into a new operating lease agreement for office and warehouse for storage that covers the period from January 1, 2021 to December 31, 2022. The renewed lease agreement calls for annual lease payment totaling $93,94 (RMB 61,320) and $9,394 (RMB 61,320) for the years ended December 31, 2021 and 2022; the security deposit is $1,992 (RMB 13,000).
The Company recognized operating lease ROU assets and lease liabilities as follows:
	December 31, 2021	December 31, 2020
Operating lease ROU asset	$175,873	$274,769
	December 31, 2021	December 31, 2020
Operating lease liabilities
Current portion	$168,777	$136,692
Non-current portion	—	138,077
Total	$168,777	$274,769
As of December 31, 2021, future minimum lease payments under the non-cancelable operating leases are as follows:
Future payment
2022	0
$0
The following summarizes other supplemental information about the Company’s operating lease as of December 31, 2021:
Weighted average discount rate	3.85%
Weighted average remaining lease term (years)	2.00
10.   BANK LOANS
The bank loans as of December 31, 2021 and 2020 are set out below:
Bank loans	USD	RMB	Period		Interest rate	Third Party guarantee	Personal guarantee
December 31, 2020		5,000,000
1		1,500,000	March 15, 2020	March 18, 2021	5.3%	Shanghai Venture Financing Guarantee Ltd.	Wang Ping
2		5,000,000	June 15, 2020	April 23, 2021	5.3%	Shanghai Venture Financing Guarantee Ltd.	Wang Ping

Bank loans	USD	RMB	Period		Interest rate	Third Party guarantee	Personal guarantee
3		3,000,000	April 27, 2020	April 4, 2021	3.6%	Shanghai Micro-companies Guarantee Fund	Wang Ping, Qiu Tiane
December 31, 2020	1,455,348	9,500,000
1		1,500,000	April 23, 2021	April 24, 2021	5.7%	Shanghai Venture Financing Guarantee Ltd.	Wang Ping/Wang Tianlin
2		5,000,000	May 18, 2021	May 19, 2022	5.3%	Shanghai Venture Financing Guarantee Ltd.	Wang Ping
3		3,000,000	May 25, 2021	May 26, 2021	3.6%	Shanghai Micro-companies Guarantee Fund	Wang Ping, Qiu Tiane
December 31, 2021	1,416,787	9,000,000
11.   ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities consists of the following:
	December 31,
	2021	2020
Payroll payable	$94,901	$48,708
Insurance fees collected to be paid to insurance companies	4,368,289	159,705
Payable to other services	271,399	233,413
Deposits	155,060	226,019
Loan from employees	92,229	162,580
Others	124,272	180,874
	$5,106,150	$1,011,299
12.   TAXATION
PRC
The Company is considered PRC resident enterprises under PRC tax laws; accordingly, they are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.
The income tax provision consists of the following components:
	For the years ended December 31,
	2021	2020
Current income tax expenses	2,352	444
Deferred income tax effect	—	—
Total income tax expenses	$2,352	$444
For the years ended December 31, 2021 and 2020, the Company incurred operating losses of $1,541,434 and $547,766, respectively. The Company did not recognize additional deferred tax benefits and related deferred tax assets during those years as management is not able to reasonable estimate when such potential asset might be realized. The Company did record nominal income tax expense in anticipation of minor taxes that must be regardless of the Company loss position during the years 2021 and 2020.

13.   RELATED PARTY TRANSACTIONS
The following is a list of related parties to whom the Company has conducted transactions:
No.	Name of Related Parties	Relationship
1	Wang Ping	Control person of the Company
2	Quanlian’s non-controlling shareholders	Non-controlling shareholder of the Company
Amounts due to related parties
Amount due to related parties, adjusted for the currency exchange rates as of December 31, 2021 and 2020, represents the acquisition payable due to Wang Ping and Quanlian’s non-controlling shareholders in the form of a two-year promissory note due on or about April 20, 2023 that was issued in connection with the merger of Quanlian and the Company carried back to the first period presented.
Related party transactions
		For the years ended December 31,
	Nature	2021	2020
Executives and shareholders	Expenses paid by related party	$0	$10,819
14.   CONCENTRATIONS OF RISK
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.
The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue:
	For the years ended December 31,
	2021	2020
Percentage of the Company’s revenue
Customer A	17%	14%
Customer B	0%	19%
The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:
	As of December 31,
	2021	2020
Percentage of the Company’s accounts receivable
Customer A	0%	12%
Customer B	25%	11%
Customer C	11%	*
Customer D	36%	*

The following table sets forth a summary of suppliers whom represent 10% or more of the Company’s total purchases:
	For the years ended December 31,
	2021	2020
Percentage of the Company’s purchase
Supplier A	28%	*
Supplier B	*	13%
Supplier C	17%	11%

*
Represents percentages less than 10%

15.   COMMITMENTS AND CONTINGENCIES
Contingencies
In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31,2021 and through the issuance date of these consolidated financial statements.
16.   SUBSEQUENT EVENTS
The Company has assessed all events from December 31, 2021, up through July 29, 2022, which is the date that these consolidated financial statements are available to be issued, unless as disclosed below, there are not any material subsequent events that require disclosure in these consolidated financial statements.
Change in Control
On March 15, 2021, The Company entered into an agreement Etao International Group (“Etao”) where the shareholders of the Company were issued 2,627,511 of class A ordinary shares at the par value of USD $0.0001 and a note for cash payable of $6,568,779 with a due date of April 20, 2023 in total consideration in exchange for Etao control of the Company and deriving primary benefits from the results of operations of the Company and its subsidiaries, and to have the option to own 85% equity interest of Alliance for nominal future consideration.

Mengzhou Minsheng Hospital Ltd.

Mengzhou Minsheng Hospital Ltd.
Financial Statements and Related Notes
For the Years Ended December 31, 2021 and 2020
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To:
The Board of Directors and Stockholders of
Mengzhou Minsheng Hospital Ltd

Opinion on the Financial Statements
We have audited the accompanying balance sheets of Mengzhou Minsheng Hospital Ltd (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations and comprehensive loss, changes in equity, and cash flows in each of the years for the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows in each of the years for the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
We have served as the Company’s auditor since 2021.
San Mateo, California
July 21, 2022

MENGZHOU MINSHENG HOSPITAL LTD.
BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$671,464	$447,488
Restricted cash	1,901,148	1,843,150
Accounts receivable, net	3,396,022	3,332,465
Advances to suppliers	162,734	25,777
Prepaid expenses and other receivables, net	1,135,469	912,869
Related party receivable	3,447,397	2,684,962
Inventories	850,678	777,792
Total current assets	11,564,912	10,024,501
Property, plants and equipment, net	16,369,529	16,570,638
Intangible assets, net	255,579	304,356
Land use rights, net	556,551	554,408
Prepayment for investments in real property	874,403	1,074,064
Finance lease assets	1,341,477	1,676,496
Deferred tax assets	72,161	22,513
Total non-current assets	19,469,700	20,202,475
TOTAL ASSETS	$31,034,612	$30,226,977
Liabilities
Current liabilities:
Bank loans	$1,235,472	$1,194,917
Note payable	3,797,706	3,683,240
Accounts payable	4,820,627	4,344,754
Advance from customers	351,203	280,074
Accrued expenses and other current liabilities	7,205,248	6,533,752
Related party payable	193,811	466,707
Finance lease liabilities, current	1,329,480	1,346,271
Total current liabilities	18,933,547	17,849,715
Finance lease liabilities, non-current	—	1,149,226
TOTAL LIABILITIES	18,933,547	18,998,941
Commitments and contingencies	—	—
Equity
Registered paid in capital	9,695,036	9,695,036
Additional paid in capital	3,401,684	3,401,684
Accumulated deficits	(1,640,289)	(2,195,114)
Accumulated other comprehensive income (loss)	644,634	326,429
Total shareholders’ equity	12,101,065	11,228,035
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,034,612	$30,226,977
The accompanying notes are an integral part of these consolidated financial statements.

MENGZHOU MINSHENG HOSPITAL LTD.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	For the years ended December 31,
	2021	2020
Net revenue	$18,791,773	$15,573,165
Cost of revenues	(15,890,473)	(13,317,286)
Gross profit	2,901,300	2,255,879
Operating expenses:
General and administrative expenses	(1,629,688)	(1,453,111)
Total operating expenses	(1,629,688)	(1,453,111)
Income from operations	1,271,612	802,768
Other income (loss):
Other income	73,855	175,943
Interest expense	(573,166)	(654,849)
Other expense	(21,260)	(19,342)
Total other loss	(520,571)	(498,248)
Income before income tax	751,041	304,520
Income tax expense	(196,217)	(77,601)
Net income	$554,824	$226,919
Other comprehensive income:
Foreign currency translation gain, net of income taxes	318,205	705,531
Total comprehensive income	$873,029	$932,450
The accompanying notes are an integral part of these consolidated financial statements.

MENGZHOU MINSHENG HOSPITAL LTD.
STATEMENTS OF CHANGES IN EQUITY
For the years ended December 31, 2021 and 2020
(In U.S. dollars, except for share and per share data, or otherwise noted)
	Paid in capital	Capital premium	Accumulated deficit	Accumulated other comprehensive income (loss)	Total shareholder’s equity
Balance as of December 31, 2019	$9,695,036	$3,401,684	$(2,422,032)	$(379,102)	$10,295,586
Net income	—	—	226,918	—	226,918
Foreign currency translation adjustment	—	—	—	705,531	705,531
Balance as of December 31, 2020	9,695,036	3,401,684	(2,195,114)	326,429	11,228,035
Net income	—	—	554,824	—	554,824
Foreign currency translation adjustment	—	—	—	318,205	318,205
Balance as of December 31, 2021	$9,695,036	$3,401,684	$(1,640,290)	$644,634	$12,101,064
The accompanying notes are an integral part of these consolidated financial statements.

MENGZHOU MINSHENG HOSPITAL LTD.
STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	For the years ended December 31,
	2021	2020
Net profit attributed to shareholders	$554,824	$226,918
Adjustment:	—	—
Depreciation and amortization	1,479,242	1,252,899
Bad debt provision and impairment	193,167	85,191
Changes in operating assets:
Increase in accounts receivable	(165,213)	(976,388)
Increase of prepaid expenses and other receivables	(194,456)	(360,111)
Increase in related party receivables	(678,041)	(1,453,086)
(Increase)/decrease in advances to suppliers	(134,204)	61,849
(Increase)/decrease in inventories	(50,657)	188,126
Increase in deferred tax assets	(48,292)	(21,298)
Increase (decrease) in accounts payable	350,671	860,959
Increase (decrease) in advances from customers	62,452	35,814
Increase (decrease) in other payables	483,877	1,383,228
Increase/(decrease) of related party payables	(281,486)	(525,392)
Cash provided by operating activities	1,571,884	758,709
Purchase of property, plant and equipment	(386,028)	(1,973,802)
Purchase of intangible assets	—	(58,497)
Proceeds from disposal of investment in real property	225,855	333,574
Cash used in investing activities	(160,173)	(1,698,725)
Proceeds/(repayment) of bank loans and finance lease liability, net	(1,208,871)	(699,119)
Proceeds of note payables	5,618	231,608
Cash used in by financing activities	(1,203,253)	(467,511)
Foreign currency effect	15,518	41,668
Total cashflow	$223,976	$(1,365,859)
Cash as of January 1,	447,488	1,813,347
Cash as of December 31,	671,464	447,488
Net cash increase	$223,976	$(1,365,859)
The accompanying notes are an integral part of these consolidated financial statements.

MENGZHOU MINSHENG HOSPITAL LTD.
NOTES TO FINANCIAL STATEMENTS
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES
Mengzhou Minsheng Hospital Limited. (“Mengzhou” or the “Company”) was incorporated on May 11, 2018 with registered capital of RMB 66.67 million, which is 100% owned by Mengzhou Yongcheng Healthy Foods Limited (“Parent Company”). Ms. Li Zhiqiang, who is founder of the Company, holds 99.5% of the total equity interest of Parent Company, and thus is considered as the ultimate control person of the Company. Mengzhou is engaged in the operation of a hospital and healthcare for elderly in Mengzhou.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)   Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
(b)   Use of estimates
The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment and intangible assets, impairment of long-lived assets (including goodwill), valuation allowance of deferred tax assets, valuation and recognition of share-based compensation expenses and fair value of assets and liabilities acquired in business combination. Actual results could differ from those estimates.
(c)   Foreign currency translation and transaction
The accompanying consolidated financial statements are presented in the United States dollar (“$”), which is the reporting currency of the Company. The functional currency of the PRC subsidiaries is Renminbi (“RMB”).
Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive loss as other comprehensive income or loss. Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. The cumulative gain or loss from foreign currency transactions is reflected in the consolidated statements of operations and comprehensive loss as other income (other expenses).
The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:
	December 31,
	2021	2020
Balance sheet items, except for equity accounts	6.3524	6.5277
	For the period Ended December 31,
	2021	2020
Items in the statements of operations and comprehensive income (loss), and statements of cash flows	6.4491	6.9001

(d)   Fair Value Measurement
Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:
•
Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•
Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Based on the short-term nature of cash and cash equivalents, accounts receivable, advance to suppliers, amounts due from related parties and other current assets, accounts payable, advances from customers, accrued expenses and other current liabilities management has determined that the carrying value approximates their fair values.
(e)   Cash and cash equivalents
Cash and cash equivalents consist of cash on hand, the Company’s demand deposit placed with financial institutions in the PRC, which have original maturities of less than three months and unrestricted as to withdrawal and use. These deposits are not insured; however, these financial institutions are highly credit rated, and management has determined that the risk of loss is insignificant.
(f)   Restricted cash
Restricted cash represents the bank deposits as securities for bank acceptance note payables.
(g)   Accounts Receivable, net
Accounts receivable, net are stated at the original amount less an allowance for doubtful receivables. The allowance for doubtful accounts and authorized credits is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Company’s customers’ ability to pay. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables.
(h)   Advance to suppliers
The suppliers usually require advance payments when the Company orders services and the prepayments will be utilized to offset the Company’s future payments. These amounts are unsecured, non-interest bearing and generally short-term in nature.
(i)   Inventories
Inventories, primarily consisting of consumer products, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. The amounts of inventory write-down were zero for the years ended December 31, 2020 and 2019, respectively.
(j)   Property and equipment, net
Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:
Category	Estimated useful lives
Office equipment	3 – 5 years
Building	50 years
Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.
(k)   Intangible assets, net
Intangible assets are recognized and measured at cost or at fair value if acquired through a business combination. The identifiable intangible assets acquired are amortized on a straight-line basis over the respective useful lives as follows:
Category	Estimated useful lives
Software	10 years
(l)   Land use rights
Land use rights are stated at cost less accumulated amortization and accumulated impairment losses. Cost represents consideration paid for the rights to use the land on which various plants and buildings are situated for periods varying from 50 years. Amortization of land use rights is calculated on a straight-line basis over the period of the land use rights.
(m)   Impairment of long-lived assets (other than goodwill)
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairment of long-lived assets was recognized as of December 31, 2021 and 2020.
(n)   Revenue recognition
In May 2014, the FASB issued Topic 606, “Revenue from Contracts with Customers”. This topic clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. Simultaneously, this topic supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
Net revenue consists of revenue from sales of pharmaceuticals and income generated from medical related services and.
Sales of pharmaceuticals:
The Company sells pharmaceuticals to on-site visited patients in accordance with prescription. The Company recognizes the revenue when the pharmaceuticals are handed over to patients and proceeds can be collected. The Company is considered as a principal to sell the pharmaceuticals because it takes the inventory risk of the goods to be sold. Thus, the revenue is recognized on a gross basis. The performance obligation is the transfer of possession of the pharmaceutical product to the patient.
Revenue of medical services:
The Company also provides various medical related services to patients, such as clinic service, bio-examining service, CT services, nursery service and etc. The Company recognizes a revenue when the performance obligation is fulfilled as agreed upon. The performance obligation is considered completed upon the completion of a medical visit. Medical service revenue is recognized on a gross basis, as the Company is responsible to supervise, evaluate and manage staff at each service station, and it also has the discretion in establishing the service fee price charged to the patients.
The following table identifies the disaggregation of the Company’s revenue for the years ended December 31, 2021 and 2020:
	2021	2020
Sales of pharmaceuticals	$5,408,867	$4,586,520
Revenue of medical services	13,382,907	10,986,646
Total	$18,791,773	$15,573,165
Before sell pharmaceuticals or deliver services to patients, the Company normally requests prepayments from patients. However, most patients have their social insurance accounts to claim for their medical related expenses. The accounts receivable mainly represents the receivables from local social insurance centers, which are claimed by patients for their services or pharmaceuticals received from the Company, but has not reimbursed to the Company yet.
The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.
Advance from customers consists of prepayments received related to performance obligations not be fully accomplished at the end of the period.
The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets.
(o)   Cost of revenue
Cost of revenue mainly consists of inventory cost of (a) pharmaceuticals to be sold for pharmaceuticals sales; and (b) materials used, doctors and nursery cost, allocated overhead, and other direct cost for the service the company provided.
(p)   General and administrative expenses
General and administrative expenses mainly consist of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.

(q)   Income taxes
The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2021 and 2020, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.
(r)   Finance lease
The Company classifies a lease as a finance lease when the lease meets any of the following criteria at lease commencement:
•
The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•
The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

•
The lease term is for the major part of the remaining economic life of the underlying asset;

•
The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments in accordance with ASC 842 paragraph 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset;

•
The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Lease term includes rent holidays and options to extend or terminate the lease when the Company is reasonably certain that it will exercise that option. The Company does not recognize finance lease assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs. The lease assets for finance leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. The interest and amortization expense of finance lease are presented separately. Interest expense is determined using the effective interest method. Amortization expense is recorded on a straight-line basis of the finance lease assets. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

(s)   Recent accounting pronouncements
The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.
In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the guidance continues to be permitted. The Company will adopt ASU 2016-02 from January 1, 2022. The Company is in the process of evaluating the effect of the adoption of this ASU.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard.
For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company will adopt ASU 2016-13 from January 1, 2023. The Company is in the process of evaluating the effect of the adoption of this ASU.
Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.
3.   RESTRICTED CASH
The restricted cash in 2020 and 2019 was $1,843,150 and $1,636,099 respectively. They represent bank deposits as security for bank acceptance note payables.
4.   ACCOUNTS RECEIVABLE, NET
Accounts receivable, net, consists of the following:
	December 31,
	2021	2020
Accounts receivable	$3,773,358	$3,508,828
Less: allowance for doubtful accounts	(377,336)	(176,363)
Accounts receivable, net	$3,396,022	$3,332,465

The movements in the allowance for doubtful accounts for the years ended December 31, 2020 and 2019 were as follows:
	2021	2020
Balance at beginning of the year	$(176,363)	$(128,625)
Additions	(193,167)	(36,976)
Write-offs	—	—
Exchange effect	(7,806)	(10,762)
Balance at end of the year	$(377,336)	$(176,363)
5.   PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET
Prepayments and other current assets, net, consists of the following:
	December 31,
	2021	2020
Deferred expenses	125,258	88,042
Short-term deposit	866	843
Loan to third parties	629,342	529,504
Receivable from third parties	684,456	585,857
Advances disbursed to employees	24,636	28,877
Subtotal	1,464,558	1,233,123
Less: allowance for doubtful accounts	(329,089)	(320,254)
Total prepayments and other current assets, net	$1,135,469	$912,869
6.   INVENTORIES
Inventories, net, consists of the following:
	December 31,
	2021	2020
Pharmaceutical merchandise	$838,002	$728,888
Low value consumables	12,676	48,904
Inventories	$850,678	$777,792
7.   PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consists of the following:
	December 31,
	2021	2020
Warehouse equipment	$8,963,935	$8,413,658
Motor vehicle	138,427	134,711
Building	15,532,671	15,115,661
Office equipment	429,540	346,244
Subtotal	25,064,574	24,010,274
Less: accumulated depreciation	(8,695,045)	(7,439,636)
Property and equipment, net	$16,369,529	$16,570,638

Depreciation expense was $1,301,618 and 1,220,198for the years ended December 31, 2021 and 2020, respectively.
8.   INTANGIBLE ASSETS NET
Intangible assets, net, consists of the following:
	December 31,
	2021	2020
Software	$631,354	$614,404
Less: accumulated amortization	(375,775)	(310,048)
Intangible asset, net	$255,579	$304,356
Future estimated amortization expense of intangible assets is as follows:
2021	$57,174
2022	41,435
2023	38,585
2024	35,735
2025	35,735
Thereafter	46,915
Total	$255,579
9.   LAND USE RIGHT
Land use right, net, consists of the following:
	December 31,
	2021	2020
Land use right	$589,348	$573,526
Less: accumulated amortization	(32,797)	(19,118)
Land use right, net	$556,551	$554,408
Future estimated amortization expense of intangible assets is as follows:
2021	$32,797
2022	32,797
2023	32,797
2024	32,797
2025	32,797
Thereafter	392,568
Total	$556,551
10.   RELATED PARTY TRANSACTIONS
The following is a list of related parties which the Company has transactions with:
No.	Name of Related Parties	Relationship
1	Mr. Li Zhiqiang	Control person of the Company
2	Mengzhou Dexin Concrete Co., Ltd.	A company controlled by the same control person
3	Mengzhou Dexin Health Industry Investment Management Co., Ltd.	A company controlled by the same control person

Amounts due from related parties
Amount due from related parties consisted of the following for the periods indicated:
	As of December 31,
	2021	2020
Mr. Li Zhiqiang	$386,693	$376,312
Mengzhou Dexin Health Industry Investment Management Co., Ltd.	3,060,704	2,308,650
Total	$3,447,397	$2,684,962
Amounts due to related parties
Amount due to related parties consisted of the following for the periods indicated:
	As of December 31,
	2021	2020
Mengzhou Dexin Concrete Co., Ltd.	193,811	466,707
Total	$193,811	$466,707
11.   BANK LOANS
The bank loans as of December 31, 2021 and 2020 are set out below:
Bank loans	USD	RMB	Period		Interest rate	Third Party guarantee
1	1,194,917	7,800,000	Dec 05, 2019	Nov 15, 2021	9%	Right to income as security
2	1,023,235	6,500,000	Nov 11, 2021	Nov 11, 2023	9%	Right to income as security
3	212,237	1,348,214	Dec 01, 2021	Jun 01, 2022	5.5%
In 2020, the bank loan beginning balance roll over from 2019 is RMB 28,900,000, repaid to bank RMB 21,100,000, the bank loan ending balance is RMB 7,800,000.
In 2021, the bank loan of RMB 7,800,000 was repaid to bank, and applied two new loans of RMB 6,500,000 and RMB 1,348,214 respectively.
12.   ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities consists of the following:
	December 31,
	2021	2020
Accrued expenses	$190,615	$104,084
Payroll payable	1,513,018	995,655
Tax payable	372,647	113,888
Payable to other services	2,567,739	2,858,249
Loans from third parties(1)	2,304,391	2,185,965
Others	256,838	275,911
	$7,205,248	$6,533,752

The Company obtained loans from individuals with maturity days within 1 year, bearing 8% annual interest rate.
13.   TAXATION
PRC
The Company is considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.
The income tax provision consists of the following components:
	For the years ended December 31,
	2021	2020
Current income tax expenses	244,509	98,899
Deferred income tax effect	(48,292)	(21,298)
Total income tax expenses	$196,217	$77,601
A reconciliation between the Company’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:
	For the years ended December 31,
	2021	2020
Income before income tax expense	$751,041	$304,519
Computed income tax expense with statutory tax rate	187,760	76,130
Permanent difference	8,457	1,471
Changes in valuation allowance	—	—
Income tax expense	$196,217	$77,601
As of December 31, 2021 and 2020, the significant components of the deferred tax liabilities are summarized below:
	As of December 31,
	2021	2020
Deferred tax assets:
Bad debt provision	$72,161	$22,513
Total deferred tax assets	72,161	22,513
Valuation allowance	—	—
Deferred tax assets, net of valuation allowance:	72,161	22,513
14.   CONCENTRATIONS
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.
For the years ended December 31, 2021 and 2020, no single customer represent 10% or more of the Company’s total revenue.

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:
	As of December 31,
	2021	2020
Percentage of the Company’s accounts receivable
Customer A	83%	79%
Customer B	8%	12%
The Company has determined that the risk due to credit loss on receivables is insignificant as the receivables are owed by government welfare authorities.
The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total purchases:
	For the years ended December 31,
	2021	2020
Percentage of the Company’s purchase
Supplier A	26%	*
Supplier B	24%	31%
Supplier C	*	14%
The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s advance to suppliers:
	For the years ended December 31,
	2021	2020
Percentage of the Company’s purchase
Supplier A	12%	20%
Supplier B	10%	14%

*
represent percentage less than 10%

15.   COMMITMENTS AND CONTINGENCIES
Contingencies
In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31,2021 and through the issuance date of these consolidated financial statements.
16.   SUBSEQUENT EVENTS
The Company has assessed all events from December 31, 2021, up through July 21, 2022, which is the date that these consolidated financial statements are available to be issued, unless as disclosed below, there are not any material subsequent events that require disclosure in these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To:
The Board of Directors and Shareholders of
ETAO International Co., Ltd.

Results of Review of Interim Financial Information
We have reviewed the accompanying consolidated balance sheet of ETAO International Co., Ltd., subsidiaries, and variable interest entities (the “Company”) as of June 30, 2022, and the related consolidated statements of income (loss) and comprehensive income (loss), statements of changes in shareholders’ equity, and statements of cash flows for the six-month periods ended June 30, 2022 and 2021, and the related notes (collectively referred to as the interim financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated July 22, 2022, we expressed an unqualified opinion on those financial statements. In our report we indicated there was substantial doubt that the Company would continue as going concern. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2021, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.
Emphasis of Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and in Note 1 to the financial statements, there was substantial doubt that the Company would continue as a going concern. As of June 30, 2022, the Company continued to have a working capital deficit and an accumulated deficit, and during the six months ended June 30, 2022, the Company continued to incur losses; accordingly, as of this date of this report, the substantial doubt regarding the Company’s ability to continue as a going concern as of December 31, 2021 has not been alleviated. Management closely monitors the Company’s financial position and result of operations and has prepared a plan that includes raising additional capital and implementing improvements on operations to address this substantial doubt. Details of this plan are also found in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainly.
Basis for Review Results
These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

WWC, P.C.
Certified Public Accountants
PCAOB ID No.1171
We have served as the Company’s auditor since 2021.
San Mateo, California
November 1, 2022

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)
	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,417,961	$4,949,540
Restricted cash, current	976,736	6,281,783
Short-term investment	5,221,547	—
Accounts receivable, net	9,732,300	8,871,037
Advances to suppliers	670,471	603,817
Prepaid expenses and other receivables, net	3,447,741	3,534,583
Inventories	2,080,662	2,290,803
Total current assets	26,547,418	26,531,563
Restricted cash, non-current	758,350	792,074
Long-term Investment	1,939	—
Property, plants and equipment, net	17,943,340	19,608,635
Intangible assets, net	692,061	817,640
Goodwill	160,128,167	160,128,167
Prepayment for investments in real property	828,668	874,403
Land use right, net	521,790	556,551
Deferred tax assets, net	84,448	89,109
Finance lease assets	1,144,922	1,446,490
Right-of-use assets	8,350,763	9,970,336
Security deposits	233,539	260,859
Related party receivable	923,433	815,784
Total non-current assets	191,611,420	195,360,048
TOTAL ASSETS	$218,158,838	$221,891,611
Liabilities
Current liabilities:
Bank loans	$3,494,759	$3,149,407
Long-term bank loan – current portion	205,267	492,993
Note payable	2,963,957	3,797,706
Accounts payable	7,919,976	7,737,595
Contract liabilities	4,065,720	3,977,405
Accrued expenses and other current liabilities	16,669,025	15,748,612
Finance lease payable, current	650,526	1,376,410
Operating lease payable, current	2,281,855	2,244,088
Total current liabilities	38,251,085	38,524,216
Related parties payable	20,145,197	21,156,739
Finance lease payable, non-current	—	1,391
Operating lease payable, non-current	6,420,649	7,945,831
TOTAL LIABILITIES	64,816,931	67,628,177
Commitments and contingencies	—	—
Equity
Class B ordinary shares (US$0.0001 par value per share; $3,000 of authorized capital; 3,300,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021;	330	330
Class A ordinary shares (US$0.0001 par value per share; $47,000 authorized capital; 23,100,500 shares issued and outstanding as of June 30, 2022 and December 31, 2021;	2,310	2,310
Additional paid-in capital	157,039,335	157,039,335
Subscription receivable	—	(616,469)
Statutory reserve	16,735	16,735
Accumulated deficit	(11,653,423)	(10,861,545)
Accumulated other comprehensive income/(loss)	(550,165)	352,192
Etao’s shareholders’ equity	144,855,122	145,932,888
Non-controlling interest	8,486,785	8,330,546
TOTAL EQUITY	153,341,907	154,263,434
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$218,158,838	$221,891,611
The accompanying notes are an integral part of these consolidated financial statements.

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(In U.S. dollars, except for share and per share data, or otherwise noted)
(Unaudited)
	For the six months ended June 30,
	2022	2021
Net revenue	$33,836,335	$15,997,155
Cost of revenue	(21,723,366)	(12,150,733)
Gross profit	12,112,969	3,846,422
Operating expenses:
Selling expenses	(4,710,034)	(1,354,634)
General and administrative expenses	(6,905,096)	(3,197,638)
Research and development expenses	(513,017)	(72,820)
Total operating expenses	(12,128,147)	(4,625,092)
Income (loss) from operations	(15,178)	(778,670)
Other income (loss):
Other income	296,390	4,404
Interest income	54,818	55,329
Impairment on equity investment	—	(3,905,413)
Interest expense	(220,914)	(180,907)
Other expense	(348,116)	(71,124)
Total other income (loss)	(217,822)	(4,097,711)
Profit (loss) before income tax expense	(233,000)	(4,876,381)
Income tax expense	(390,181)	(125,592)
Net profit (loss)	$(623,181)	$(5,001,973)
Non-controlling interest (income) loss	(168,697)	15,496
Net loss attributed to shareholders	(791,878)	(4,986,477)
Other comprehensive income:
Foreign currency translation gain, net of income taxes	(902,357)	58,926
Total comprehensive income (loss)	$(1,694,235)	$(4,927,551)
Loss per class B ordinary share, basic and diluted	(0.03)	(0.48)
Weighted average number of class B ordinary shares outstanding, basic and diluted	3,300,000	3,300,000
Loss per class A ordinary share, basic and diluted	(0.03)	(0.48)
Weighted average number of class A ordinary shares outstanding, basic and diluted	23,100,500	13,783,793
The accompanying notes are an integral part of these consolidated financial statements.

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)
(Unaudited)
	Class B Ordinary shares		Class A Ordinary shares		Additional paid-in capital	Subscription receivable	Statutory reserve	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Etao’s shareholder’s equity	Non- controlling interests	Total Equity
	Share	Amount	Share	Amount
Balance as of December 31, 2020	3,300,000	330	7,519,629	752	1,248,918	(931,818)	—	(318,182)	—	—	—	—
Net (loss) income	—	—						(4,986,477)	—	(4,986,477)	(15,496)	(5,001,973)
Shares issued for acquisition	—	—	12,612,364	1,261	126,105,644	—	16,735	—	—	126,123,640	7,397,547	133,521,187
Shares issued for equity investment	—	—	376,600	38	3,765,962	—	—	—		3,766,000	—	3,766,000
Share-based compensation expenses	—	—	—	—	—	—	—	—	—	—	—	—
Proceeds from founders	—	—	—	—	—	160,320	—	—	—	160,320	—	160,320
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	58,926	58,926		58,926
Balance as of June 30, 2021	3,300,000	$330	20,508,593	$2,051	$131,120,524	$(771,498)	$16,735	$(5,304,659)	$58,926	$125,122,409	$7,382,051	$132,504,460
	Class B Ordinary shares		Class A Ordinary shares		Additional paid-in capital	Subscription receivable	Statutory reserve	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Etao’s shareholder’s equity	Non- controlling interests	Total Equity
	Share	Amount	Share	Amount
Balance as of December 31, 2021	3,300,000	330	23,100,500	2,310	157,039,335	(616,469)	16,735	(10,861,545)	352,192	145,932,888	8,330,546	154,263,434
Net (loss) income	—	—						(791,878)	—	(791,878)	168,697	(623,181)
Proceeds from founders	—	—	—	—	—	616,469	—	—	—	616,469	—	616,469
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(902,357)	(902,357)	(12,458)	(914,815)
Balance as of June 30, 2022	3,300,000	$330	23,100,500	$2,310	$157,039,335	$—	$16,735	$(11,653,423)	$(550,165)	$144,855,122	$8,486,785	$153,341,907
The accompanying notes are an integral part of these consolidated financial statements.

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)
(Unaudited)
	For the six months ended June 30,
	2022	2021
Net profit attributed to shareholders	$(791,878)	$(4,986,477)
Adjustment:
Non-controlling interest	143,838	(15,496)
Depreciation and amortization	1,011,828	574,382
Bad debt provision	151,132	39,868
Impairment for equity investment	—	3,905,413
Shares issued for compensation	—	—
Changes in operating assets:
Decrease/(increase) of restricted cash, current	5,138,464	(1,024,184)
Decrease/(increase) of accounts receivable	(1,409,645)	(149,308)
Decrease/(increase) of advances to suppliers	(101,591)	(120,836)
Decrease/(increase) of prepaid expenses and other receivables	(213,377)	(188,384)
Decrease/(increase) of inventories	93,407	(197,693)
Decrease/(increase) of deferred tax assets	—	25,480
Increase/(decrease) of accounts payable	607,138	(301,449)
Increase/(decrease) of advances from customers	306,470	192,649
Increase/(decrease) of accrued expenses and other payables	1,803,692	(1,816,819)
Increase/(decrease) of lease liabilities	148,549	(102,262)
Cash (used in) / provided by operating activities	6,888,027	(4,165,116)
Purchase of property, plant and equipment	(20,073)	(277,130)
Acquiring of intangible assets and long-term prepaid expenses	(5,114)	—
Payment for short-term investment	(5,399,864)	—
Payment for equity investment	(2,007)	—
Proceeds from disposal of investment in real property	14,143	2,886
Proceeds from rental deposit	—	—
Cash increased by acquisition	—	6,274,879
Cash provided by / (used in) investing activities	(5,412,915)	6,000,635
Proceeds/(repayment) of bank loans, net	256,612	319,313
Proceeds/(repayment) of note payable, net	(656,803)	1,181,150
Proceeds/(repayment) from related parties	(1,295,813)	1,978,130
Repayment of finance lease liability	(677,586)	(602,071)
Proceeds from allotment of shares	616,469	160,320
Dividend paid to non-controlling shareholders of a subsidiary	—	—
Cash provided by/ (used in) financing activities	(1,757,121)	3,036,842
Foreign currency effect	(249,570)	294
Total cashflow	$(531,579)	$4,872,655
Cash as of January 1,	4,949,540	—
Cash as of June 30,	4,417,961	4,872,655
Net cash increase/(decrease)	$(531,579)	$4,872,655
Supplementary information
Taxes paid	73,087	48,641
Interest paid	131,038	85,389
The accompanying notes are an integral part of these consolidated financial statements.

ETAO INTERNATIONAL GROUP, SUBSIDIARIES, AND VARIABLE INTEREST ENTITIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
1.   ORGANIZATION AND PRINCIPAL ACTIVITIES
On August 28, 2020, Etao International Group (“Etao” or the “Company”) was founded in Cayman Islands. The Company is controlled by the major shareholders: Etao International Group Inc. (“Etao Delaware”) and WSHP Capital LLC (“WSHP Capital”) which are domiciled in the State of Delaware and State of New York, respectively. On September 17, 2020, Etao International Group Co. Limited (“Etao HK”) was founded in Hong Kong. On September 24, 2020, Etao Global Holdings (“Etao Global”) was formed in the British Virgin Islands. On December 1, 2020, ETAO International Medical Technology Ltd. (“ETAO China”) was formed as a Wholly Foreign-Owned Entity in the People’s Republic of China.
From March 15, 2021 till June 30, 2021, Etao signed a series of VIE agreements and issued 14,704,271 shares to acquire majority shares of 11 companies in China. Through VIE agreements, Etao China controls 11 entities in China, including 6 hospitals and chain clinics, 4 technology related healthcare companies and 1 insurance brokerage agency.
Offline hospitals mainly involve general hospitals and various specialized hospitals. The hospitals’ income consists of drug, Diagnosis, Examination, Treatment, Assay, Nursing, Materials and so on. Guiyang Tianlun Hospital mainly provides maternity, health and reproductive services; Civil Hospital (Mengzhou City) and Changxing Zhizhou Hospital are second-level general hospitals with all departments, including medical treatment, scientific research, teaching, prevention, rehabilitation and healthcare, and pension service; Qianhu Medical Management provides advanced technology and excellent service for every beauty seeker. Kangning (Henyang) Healthcare Management is the first medical examination separation one-stop service institutions in Hengyang City, for individuals and groups to provide health examination, medical, family doctor, chronic disease management and other all-round personalized services. In the current situation of scarce medical resources in China, Kangning (Henyang) Healthcare Management provides another effective disease prevention, control solution and better medical experience for individuals, enterprises, public institutions and government agencies.
Aaliance Insurance Broker is mainly engaged in Insurance, reinsurance brokerage and risk management consulting, representing and selling products of various Insurance companies in China. The company has the insurance brokerage business license, national large enterprise group insurance business bidding qualification. Aaliance Insurance Broker focuses on comprehensive insurance services, in-depth scene, customized products, and relies on O2O online and offline three-dimensional services, to create a real comprehensive platform of insurance services.
Each technology has its own unique competitiveness. Chain Workshop is a leading digital healthcare provider in “Internet” + “healthcare” (artificial intelligence, big data, cloud computing, blockchain, etc.). Its core businesses include six major sections: internet hospital, cloud pharmacy, AI diagnosis, chronic disease management, internet doctor, international remote consultation. Each technology also provides technology development services for internet hospitals outside the system, to participate in and promote the development of informatization, digitalization and intellectualization of the medical industry with the guidance of industry application and customer demand.
Etao through Etao HK and its subsidiaries, VIE and VIE’s subsidiaries, primarily engages in healthcare related businesses in the People’s Republic of China (“PRC” or “China”).

As of June 30, 2022, Etao Hong Kong’s major subsidiaries and consolidated VIE are as follows:
Name	Date of Incorporation	Percentage of effective ownership	Principal Activities
Subsidiaries
ETAO International Medical Technology Ltd.	August 31, 2020	100%	WFOE, Technology
VIE and subsidiaries of VIE
Aaliance Insurance Brokers Co., Ltd and its 20 branches in China	July 14, 2010	VIE, 85% owned	Insurance Broker
Shanghai Weiming Info-tech Co., Ltd	November 10, 2017	90% owned subsidiary of 85% owned VIE	Software, online advertising support
Shandong Duorui Info-tech Co., Ltd.	March 6, 2019	70% owned subsidiary of 85% owned VIE	Software, online advertising support
Shandong Jingkai Info-tech Co., Ltd.	August 11, 2020	70% owned subsidiary of 85% owned VIE	Software, online advertising support
Jiangxi Qianhu Healthcare Group (Qianhu)	July 1, 2019	51% owned VIE	Cosmetology Hospital
Changsha Zhuoermei Medical Cosmetology Co., Ltd	February 14, 2010	100% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Yichun Aicite Medical Cosmetology Co., Ltd.	March 6, 2018	100% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Nanchang Ailaifu Medical Cosmetology Co., Ltd.	September 11, 2015	80% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Nanchang Hongpingguo Medical Cosmetology Co., Ltd.	September 30, 2016	80% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Changsha Keyanmei Medical Cosmetology Co., Ltd.	June 23, 2015	51% owned subsidiary of 51% owned VIE	Cosmetology Hospital
Hangzhou 6D Dental Medical Technology Co., LTD	August 30, 2010	51% owned VIE	Dental
Quzhou 6D Dental Clinic Co., LTD	March 16, 2015	51% owned subsidiary of 51% owned VIE	Dental
Hangzhou Sunsmile Dental Clinic	May 18, 2017	60% owned subsidiary of 51% owned VIE	Dental
Chain Workshop (Beijing) Co.,Ltd.	August 27, 2003	100% owned VIE	AI, online healthcare
Shenzhen Gingularity Information Technology Co., Ltd	February 17, 2017	100% owned subsidiary of 100% owned VIE	AI, online healthcare
Henan Shangshan Healthcare Technology Co., Ltd.	August 19, 2019	51% owned subsidiary of 100%	AI, online healthcare

Name	Date of Incorporation	Percentage of effective ownership	Principal Activities
owned VIE
Nanjing Changguan Info-tech Co., Ltd.	January 5, 2010	51% owned subsidiary of 100% owned VIE	AI, online healthcare
Hunan Zhichao Healthcare Technology Limited	August 17, 2017	51% owned VIE	Healthcare technology
Henyang Kangning Health Management Limited	April 28, 2015	51% owned VIE	Health management
Guiyang Tianlun Infertility Hospital Limited	March 29, 2021	51% owned VIE	Hospital
Mengzhou Minsheng Hospital Limited	May 11, 2018	51% owned VIE	Hospital
Changxing Zhizhou Hospital Limited	March 5, 2019	51% owned VIE	Hospital
Beijing Baihuabaihui Biotech Limited	January 22, 2014	55% owned VIE	Bio-tech
Beijing Dnurse Technology Co.,Ltd	July 30, 2013	67.39% owned VIE	Nursing
Etao, its subsidiaries, its VIEs and VIE’s subsidiaries are hereinafter collectively referred to as the “Company”.
The VIE Agreements
Etao International healthcare Technology Co., Ltd, WFOE of Etao, has entered into the following contractual arrangements with VIEs and their shareholders, that enable the Company to (i) have power to direct the activities that most significantly affect the performance of these VIEs and their subsidiaries, and (ii) receive the benefits of VIEs and their subsidiaries that could be significant to VIEs and its subsidiaries. VIEs are fully and exclusively responsible for the management of VIEs and its subsidiaries, absorbs all risk of losses of VIEs and their subsidiaries and has the exclusive right to exercise all voting rights of VIEs’ shareholders. Therefore, Etao is considered as the ultimate primary beneficiary of these VIEs and their subsidiaries and has consolidated these VIEs and their subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.
Exclusive Business Cooperation Agreement
Etao International Healthcare Technology Co., Ltd. (“the WFOE”) entered into an Exclusive Business Cooperation Agreement with 11 VIEs , pursuant to which the WFOE has the exclusive right to provide the 11 VIEs with technical services, management consulting and operation support in return for certain fees typically calculated to shift, from 51% to 100% of, VIEs’ operating profits to the WFOE, and the operating profits shall consist of the VIEs’ total consolidated profit, after deduction of any accumulated deficit in the preceding financial year(s), working capital, expenses, taxes and other statutory contributions. Without the WFOE’s prior written consent, VIEs may not accept any services subject to this agreement from any third party. The WFOE will have the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement. This Agreement may be terminated (i) with the WFOE written consent, (ii) or when VIEs goes bankrupt or are liquidated in accordance with the applicable laws.
Exclusive Option Agreement
The Exclusive Option Agreement entered into by and among the WFOE and the VIEs. Pursuant to the Exclusive Option Agreement, Registered Shareholders irrevocably granted the WFOE or any third party designated by the WFOE an option to purchase all or part of their equity interests as agreed in Exclusive Business Co-operation Agreement (collectively, Granted Equity Interests) in VIEs and their subsidiaries at any time at a price determined at the WFOE’s discretion or in accordance with the applicable laws.
Without the WFOE’s prior written consent, VIEs and their shareholders agreed not to, among other things: (i) amend the articles of association of the VIES; (ii) increase or decrease the registered capital of the VIEs; (iii) change VIEs’ business activities; (iv) alter VIEs’ capital structure; (v) sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of VIEs’ assets, business, or revenue; (vi) incur, assume or guarantee any debts, except for debts incurred in the ordinary course of business; (vii) enter into any material contract, except for contracts entered in the ordinary course of business; (viii) merge or consolidate with any third party or acquire or invest in any third party. Registered Shareholders have further covenanted, among other things, that not to distribute dividends Without the WFOE’s prior written consent. This Agreement will continue with full force and effect until the date when the Granted Equity Interests held by Registered Shareholders have been transferred to the WFOE or any third party designated by the WFOE.
Power of Attorney
Each shareholder of VIEs, executed Power of Attorney to irrevocably authorize the WFOE or any person(s) designated by the WFOE to act as its attorney-in-fact to exercise all of its rights as a shareholder of the VIEs, including, but not limited to, the right to receive all notices regarding the shareholders’ meetings, vote, make decisions and sign relevant documents as a shareholder. This agreement is effective and irrevocable until all of each shareholder’s equity interest in the VIEs has been transferred to these VIEs or the person(s) designated by the WFOE.
Equity Pledge Agreement
Under the Equity Interest Pledge Agreement signed by and among the WFOE and each shareholder of the VIEs, the shareholders of these VIEs have agreed to pledge equity interest in the VIEs as defined in the Exclusive Business Cooperation Agreement to the WFOE to guarantee the performance obligations of the VIEs under the Exclusive Service Agreement and the Exclusive Option Agreement. If any of VIEs or its Registered Shareholders breach their contractual obligations under these agreements, the WFOE, as pledgee, will have the right to exercise the Pledge. The Registered Shareholders also agreed that, without prior written consent of the WFOE, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests.
Spousal Consent Letter
The spouses of each shareholder of the VIEs have each signed Spousal Consent Letters. Under the Spousal Consent Letter, the signing spouse unconditionally and irrevocably has agreed to : (i) the execution by his or her spouse of the above-mentioned Exclusive Business Cooperation Agreement, Exclusive Option Agreement, Power of Attorney and Equity Pledge Agreement, (ii) waive any right or benefits on Granted Equity Interests and assets in accordance with applicable laws, and confirm that he or she will not have any claim on such equity interests and assets; (iii) and he or she has not and does not intend to participate in the operation and management or other voting matters of the VIEs. In addition, in the event that the spouse obtains any equity interest in the VIEs held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse.
Risks in relation to the VIE structure
The Company believes that the contractual arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:
•
revoke business and operating licenses of Etao’s PRC subsidiary and VIE;

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levy fines on Etao’s PRC subsidiary and VIE;

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shut down services of Etao’s PRC subsidiary and VIE;

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discontinue or restrict Etao’s PRC subsidiary and VIE’s operations in China;

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impose conditions or requirements with which Etao’s PRC subsidiary and VIE may not be able to comply;

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require Etao or Etao’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations;

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restrict or prohibit Etao’s use of the proceeds of the additional public offering to finance Etao’s business and operations in China; and

•
take other regulatory or enforcement actions that could be harmful to Etao’s or Etao’s PRC subsidiary and VIE’s business.

Etao’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, Etao may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIE. Etao, however, does not believe such actions would result in the liquidation or dissolution of Etao, its PRC subsidiaries and VIE.
The interests of the shareholders of VIE may diverge from that of Etao and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. Etao cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of Etao or that conflicts of interests will be resolved in Etao’s favor. Etao believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide Etao with a mechanism to remove the current shareholders of VIE should they act to the detriment of Etao. Etao relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of Etao. If Etao cannot resolve any conflicts of interest or disputes between Etao and the shareholders of VIE, Etao would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.
The following financial information of the VIE and VIE’s subsidiaries were included in the accompanying consolidated financial statements as of June 30, 2022 and December 31, 2021, and for the six months ended June 30, 2022 and 2021:
Consolidated Statements of Operations Information
	For the six months ended June 30, 2022
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Revenues	$—	$—	$33,836,335	$—	$33,836,335
Cost of revenues	$—	$—	$(21,723,366)	$—	$(21,723,366)
Share of loss from non-VIE subsidiaries	$—	$—	$—	$—	$—
Share of income/(loss) from VIEs	$—	$—	$—	$—	$—
Net income/(loss) attribute to Etao’s shareholders	$(1,070,417)	$—	$278,539	$—	$(791,878)
Comprehensive loss	$(1,070,417)	$—	$(623,818)	$—	$(1,694,235)
	For the six months ended June 30, 2021
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Revenues	$—	$—	$15,997,155	$—	$15,997,155
Cost of revenues	$—	$—	$(12,150,733)	$—	$(12,150,733)
Share of loss from non-VIE subsidiaries	$—	$—	$—	$—	$—
Share of income/(loss) from VIEs	$—	$—	$—	$—	$—
Net income/(loss) attribute to Etao’s shareholders	$(3,781,847)	$—	$(1,204,630)	$—	$(4,986,477)
Comprehensive loss	$(3,781,847)	$—	$(1,145,704)	$—	$(4,927,551)

Consolidated Balance Sheets Information
(Unaudited)
	As of June 30, 2022
	Parent	Non-VIE subsidiaries	VIE	Elimination	Consolidated
Current assets	$—	$—	$26,547,419	$—	$26,547,419
Investments in non-VIE subsidiaries	$—	$—	$—	$—	$—
Equity in VIEs through VIE agreements	$169,874,463	$—	$—	$(169,874,463)	$—
Non-current assets	$—	$—	$36,076,155	$155,535,265	$191,611,420
Total liabilities	$22,939,362	$—	$46,470,471	$(4,592,902)	$64,816,931
Shareholders’ equity	$146,935,101	$—	$16,153,102	$(9,746,296)	$153,341,907
	As of December 31, 2021
	Parent	Non-VIE subsidiaries	VIE		Elimination	Consolidated
Current assets	$—	$—		$26,531,563	$—	$26,531,563
Investments in non-VIE subsidiaries	$—	$—		$—	$—	$—
Equity in VIEs through VIE agreements	$169,874,463	$—	$		$(169,874,463)	$—
Non-current assets	$—	$—		$39,097,802	$156,262,246	$195,360,048
Total liabilities	$22,831,753	$—		$48,662,344	$(3,865,921)	$67,628,176
Shareholders’ equity	$147,042,710	$—		$16,967,020	$(9,746,296)	$154,263,434
Consolidated Cash Flows Information
	For the six months ended June 30, 2022
	Parent		Non-VIE subsidiaries	VIE	Elimination	Consolidated
Net cash provided by (used in) operating activities		$(724,078)	$—	$7,612,105	$—	$6,888,027
Net cash provided by investing activities	$		$—	$(5,412,915)	—	$(5,412,915)
Net cash provided by (used in) financing activities		$724,078	$—	$(2,481,199)	$—	$(1,757,121)
	For the six months ended June 30, 2021
	Parent		Non-VIE subsidiaries	VIE	Elimination	Consolidated
Net cash provided by (used in) operating activities		$(160,320)	$—	$(4,004,796)	$—	$(4,165,116)
Net cash provided by investing activities	$		$—	$6,000,635	—	$6,000,635
Net cash provided by (used in) financing activities		$160,320	$—	$2,876,522	$—	$3,036,842
Going Concern
The accompanying financial statements have been prepared in conformity with U.S. GAAP which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. As of December 31, 2022, there was substantial doubt that the Company would continue as going concern. As of and during the six months ended June 30, 2022, the Company had a net working capital deficit of $11,703,666, accumulated deficit of $11,653,423, and net loss of $791,878. The factors give rise to substantial doubt to the Company’s ability to continue as going concern. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products and services and sustainable profit margins and to generate positive operating cash flows.
Management’s plan is to continue improve operations by leveraging its distribution channels from its diverse subsidiaries across the entire healthcare ecosystem in order to generate sustainable profits and positive cash flows. The Company also plans to undertake a merger with a public entity known as a special purpose acquisition company (SPAC) and raise additional capital through the private and public markets by using the SPAC as a financial platform. Management believes that the valuation and liquidity brought by a merger will allow for the Company to re-organize its debt and raise additional capital to expand operations to generate re-occurring sustainable profits and positive working capital. If the Company is not able to continue generating profits and positive operating cash flows, raise additional capital, or complete a merger with the SPAC, there is the risk that the Company may become insolvent.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIE and its VIE’s subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.
Use of estimates
The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, net realizable value of inventories, the useful lives of property and equipment and intangible assets, impairment of long-lived assets (including goodwill), valuation allowance of deferred tax assets, valuation and recognition of share-based compensation expenses and fair value of assets and liabilities acquired in business combination. Actual results could differ from those estimates.
Non-controlling Interest
Non-controlling interest on the consolidated balance sheets is resulted from the consolidation of 11 subsidiaries acquired in 2021. The portion of the income or loss applicable to the non-controlling interest in subsidiary is reflected in the consolidated statements of operations and comprehensive loss.
Foreign currency translation and transaction
The accompanying consolidated financial statements are presented in the United States dollar (“$”), which is the reporting currency of the Company. The functional currency of the PRC subsidiaries is Renminbi (“RMB”).
Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive loss as other comprehensive income or loss. Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. The cumulative gain or loss from foreign currency transactions is reflected in the consolidated statements of operations and comprehensive loss as other income (other expenses).
The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:
	As of
	June 30, 2022	December 31, 2021
Balance sheet items, except for equity accounts	6.7030	6.3524
	For the Six Months Ended June 30,
	2021	2020
Items in the statements of operations and comprehensive income (loss), and statements of cash flows	6.4816	6.4696
Business combination and non-controlling interests
Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interests of the acquiree at the acquisition date, if any, are measured at their fair values as of the acquisition date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. The consideration was made in the form of cash payment. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Acquisition-related expenses and restructuring costs are expensed as incurred.
For the Company’s majority-owned subsidiaries of its VIEs, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company. Consolidated net loss on the consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Company’s consolidated balance sheets.
Fair Value Measurement
Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:
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Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

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Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•
Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Based on the short-term nature of cash and cash equivalents, accounts receivable, advance to suppliers, amounts due from related parties and other current assets, accounts payable, advances from customers, accrued expenses and other current liabilities management has determined that the carrying value approximates their fair values.
Cash and cash equivalents
Cash and cash equivalents consist of cash on hand, the Company’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.
Restricted cash, current
Restricted cash, current consists of two natures of restricted cash. A) The bank deposits as securities for bank acceptance note payables. B) The funds received from insurance buyers deposited into an escrow account. The funds are used to be paid to insurance company to fulfill the insurance fee purchase obligation.
Restricted cash, non-current
Restricted cash represents the bank deposit mandatory required by China Banking and Insurance Commission to conduct licensed insurance agency business.
Short-term investment
Short-term investment consists of investment in a monetary fund managed by China Industrial and Commercial Bank, the original maturities of which are less than three months. The funds are unsecured with variable interest rates. The Company measures the short-term investment at fair value and fair value is estimated based on quoted price of the fund provided by China Industrial and Commercial Bank at the end of each period.
Accounts Receivable, net
Accounts receivable, net are stated at the original amount less an allowance for doubtful receivables. The allowance for doubtful accounts and authorized credits is estimated based upon the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current economic conditions and other factors that may affect the Company’s customers’ ability to pay. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables.
Advance to suppliers
The suppliers usually require advance payments when the Company orders services and the prepayments will be utilized to offset the Company’s future payments. These amounts are unsecured, non-interest bearing and generally short-term in nature.
Inventories
Inventories, primarily consisting of consumer products, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand.
Property and equipment, net
Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Furniture	5 years
Office equipment	3 – 15 years
Vehicle	5 years
Medical equipment	5 – 10 years
Buildings	50 years
Leasehold improvement	The same as the operating lease period
Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.
Intangible assets, net
Intangible assets are recognized and measured at cost or at fair value if acquired through a business combination. The identifiable intangible assets acquired are amortized on a straight-line basis over the respective useful lives as follows:
Category	Estimated useful lives
Software	5 – 10 years
Land use right	50 years
Domain names	5 – 6 years
Trademark and patent	5 – 20 years
Customer relationship	9 – 10 years
Impairment of long-lived assets (other than goodwill)
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. As of June 30, 2022, the Company made the impairment of $3,900,268 for two equity investments. No impairment of long-lived assets was recognized during the six months ended June 30, 2022.
Goodwill
Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not depreciated or amortized but is tested for impairment on an annual basis as of December 31 and in between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired.
In accordance with the Financial Accounting Standards Board (“FASB”) guidance on “Testing of Goodwill for Impairment”, the Company has the option to assess qualitative factors first to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of each reporting unit with its carrying amount, including goodwill. A goodwill impairment charge will be recorded for the amount by which a reporting unit’s carrying value exceeds its fair value, but not to exceed the carrying amount of goodwill.
Commitments and contingencies
In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.
Revenue recognition
In May 2014, the FASB issued Topic 606, “Revenue from Contracts with Customers”. This topic clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. Simultaneously, this topic supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The Company generates revenue through four lines of business, which are: insurance agency commission, sale of medical supply products, inpatient and clinic care, and provision of medical technology services.
1.
Insurance agency commission

Commission is generated from sale of medical insurance. The Company markets and sells insurance policies originated by multiple insurance carriers via offline and online platforms. The Company recognizes the commission revenue on a net basis as the Company is acts as an agency in these transactions and is not responsible for fulfilling the promise to provide the specified insurance products. The Company recognizes revenue at the point of time when the insurance policy has been issued to the policyholder. Payments are typically either made in advance or upon completion of the writing of the policy.
2.
Sales of medical supplies or products

The Company sells pharmaceutical products to hospital inpatients and outpatients in accordance with medical prescriptions. The Company recognizes the revenue when the pharmaceutical products are physically transferred to patients and fees can be collected. The Company is considered as a principal in the sale of pharmaceutical products because it takes inventory risk for the goods that are to be sold; accordingly, revenue is recognized on a gross basis. The performance obligation is the transfer of possession and control of the pharmaceutical product to the patient.
The Company sells medical supplies to hospitals or clinics. The Company recognizes the revenue when the medical supplies are handed over to clinics and proceeds can be collected. The performance obligation is the transfer control and possession of the products to the hospitals or clinics. The Company is considered as a principal when its sells the medical supplies because it takes inventory risk for the goods to be sold; accordingly, revenue is recognized on a gross basis. Payments is typically received after delivery of products.
3.
Provision of medical or clinical services

The Company provides various medical and clinical services to patients. The Company recognizes revenue when individual deliverable services such as diagnosis, lab work, scans, consultation, and treatments, etc. have been provided to the patients. Medical and clinical service revenue is recognized on a gross basis, as the Company is responsible to supervise, evaluate, manage and compensate medical staff whom deliver the services, and the Company has discretion in establishing the pricing for services charged to patients. The performance obligation is the provision of services detailed above to patients. Each deliverable service is typically completed in a single visit. Payment is received from patients after completion of each visit as well as through reimbursement by the government.
4.
Provision of medical technology services

ETAO (or the “Company”), through certain VIEs, provides medical software services to hospitals and/or clinics. ETAO recognizes the revenue on a consolidated basis when the performance obligation has been met, which is when software is provisioned and made available to customers to use over a period of time. ETAO also has developed an APP for medical consultations delivered online. ETAO provides value added services via its end-to-end APP solution, to patients by providing access to a network of contracted physicians, pharmacies, and medical supply vendors across many geographical regions to deliver medical consulations, medication, and supplies without patients having to leave their homes. ETAO accounts for fees collected through its APP using the gross method of accounting because the management has determined that it acts as a principal in the transactions because ETAO exercises control over the pricing of services and product offered, ETAO has entered into minimum purchase commitments with pharmacies to procure medication each year, and minimum payouts to doctors conducting consultations through the APP regardless of the number of patients consulted.
The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations in (i) contracts that have an original expected length of one year or less; and (ii) contracts where revenue is recognized as invoiced.
Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment.
Advance from customers consists of payments received related to unsatisfied performance obligations at the end of the period. These are considered contract liabilities. The advance from customers as of June 30, 2022 and December 31, 2021 were $4,065,720 and $3,977,404, respectively.
The following table identifies the disaggregation of the Company’s revenue for the six months ended June 30, 2022 and 2021 (Unaudited):
	2022	2021
Net product revenue	$3,424,954	$1,565,887
Hospital services revenue	22,951,190	9,498,271
Insurance brokage	7,140,662	4,680,970
Software and other technical service revenue	319,529	252,027
Total	$33,836,335	$15,997,155
The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets. The Company records revenue net of value added tax and related surcharges.
Cost of revenue
Cost of revenue for insurance commission business mainly consists of advertising cost through online or offline and other channel expense in order to access to more potential insurance buyers.
Cost of revenue for medical products mainly consists of inventory cost of (a) pharmaceuticals and medical tools to be sold for pharmaceuticals sales; and (b) materials used, outsourcing production cost, allocated overhead, and other direct cost for the products the company produced.
Cost of revenue for medical service or clinic services mainly consists of materials used, doctors and nursery cost, allocated overhead, and other direct cost for the service the company provided.

Cost of revenue for technology service mainly consists of labor cost directly related to the service delivered to customers.
Selling expenses
Selling expenses mainly consists of labor expenses for sales personnel, commission for sales staff and other miscellaneous selling expenses.
General and administrative expenses
General and administrative expenses mainly consist of professional service fees, labor expenses, unexpected inventory loss from closing of warehouses and other miscellaneous administrative expenses.
Research and development expenses
Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.
Share-based compensation expenses
All share-based awards granted to employees, which are share options, are measured at fair value on grant date. Share based compensation expense is recognized using the straight line method, over the requisite service period, which is the vesting period.
Operating leases
Prior to the adoption of ASC 842 on January 1, 2019:
Leases, mainly leases of factory buildings, offices and employee dormitories, where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. The Company had no finance leases for any of the periods stated herein.
Upon and hereafter the adoption of ASC 842 on January 1, 2019:
The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.
Finance lease
The Company classifies a lease as a finance lease when the lease meets any of the following criteria at lease commencement:
•
The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•
The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

•
The lease term is for the major part of the remaining economic life of the underlying asset;

•
The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments in accordance with ASC 842 paragraph 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset;

•
The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Lease term includes rent holidays and options to extend or terminate the lease when the Company is reasonably certain that it will exercise that option. The Company does not recognize finance lease assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs. The lease assets for finance leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. The interest and amortization expense of finance lease are presented separately. Interest expense is determined using the effective interest method. Amortization expense is recorded on a straight-line basis of the finance lease assets. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Income taxes
The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2021 and 2020, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.
Value added tax (“VAT”)
The Company is subject to VAT and related surcharges on revenue generated from services provided or products sold. The Company records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.

The VAT rate is 6% for taxpayers providing services and 13% for products sold. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.
Earnings per share
Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.
Segment reporting
In accordance with ASC Topic 280, Segment Reporting, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM evaluates the Company’s performance based on revenues and gross profit by three operating segments: 1) Insurance brokerage; 2) Telemedicine and Digital Assets; 3) Offline Hospitals and Clinics. Currently, the Company does not appoint officers to act as chief officer for each segment. However, the Company summarizes all business and classify into the three segments so that investors can understand the overall business nature of subsidiaries. Thus, the Company has three reportable operating segments, which is discussed in Note 17, Segment Reporting.
Recent accounting pronouncements
The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.
In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. In June 2020, ASU 2020-05 defer the effective date for one year for entities in the “all other” category. For all other entities, the amendments in ASU 2020-05 are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application of the guidance continues to be permitted. The Company will adopt ASU 2016-02 from January 1, 2022. The Company is in the process of evaluating the effect of the adoption of this ASU.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard.
For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company will adopt ASU 2016-13 from January 1, 2023. The Company is in the process of evaluating the effect of the adoption of this ASU.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.
Significant risks and uncertainties
A
Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30, 2022, the Company held cash and cash equivalents of $4,417,961, all of which was deposited in financial institutions located in Mainland China, and each bank account is insured by the government authority with the maximum limit of RMB 500,000 (equivalent to approximately $76,500). In addition, the Company maintains certain bank accounts in Hong Kong and Cayman, which are not insured by Federal Deposit Insurance Corporation (“FDIC”) insurance or other insurance. To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality and the Company also continually monitors their credit worthiness.
The Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.
B
Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the shareholders to obtain short-term funding to meet the liquidity shortage.
C
Foreign currency risk

Much of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.
D
Other risk

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt the Company’s operations.
Going Concern
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

In assessing the Company’s liquidity, the Company monitors and analyzes its cash and cash equivalents and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. As of and during the six months ended June 30, 2022, the Company had a net working capital deficit of $11,703,666, accumulated deficit of $11,653,423, and net loss of $791,878. None of the Company’s stockholders, officers or directors, or third parties, are under any obligation to advance us funds, or to invest in us. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.
These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.
3.   ACCOUNTS RECEIVABLE, NET
Accounts receivable, net, consists of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Accounts receivable	10,399,329	$9,534,951
Less: allowance for doubtful accounts	(667,029)	(663,914)
Accounts receivable, net	$9,732,300	$8,871,037
The movements in the allowance for doubtful accounts for the years ended June 30, 2022 and December 31, 2021 were as follows:
	June 30, 2022	December 31, 2021
	(Unaudited)
Balance at beginning of the year	(663,914)	$—
Additions of provision	(39,133)	(306,723)
Additions by acquisition	—	(346,023)
Exchange effect	36,018	(11,168)
Balance at end of the year	$(667,029)	$(663,914)
4.   PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET
Prepayments and other current assets, net, consists of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Prepaid expenses	73,338	212,021
Prepaid tax	19,917	115,216
Loan to third parties(i)	1,950,895	1,768,810
Short-term deposits	118,796	126,765
Paid on behalf of customers or suppliers	7,211	117,332

	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Receivable from third parties	1,467,909	275,689
Employee advances	235,912	930,600
Others	—	323,633
Subtotal	3,873,978	3,870,066
Less: allowance for doubtful accounts	(426,237)	(335,483)
Total prepayments and other current assets, net	$3,447,741	$3,534,583

(i)
Included in the loan to third parties as of December 31, 2021, loan amount of $768,856 is charged at 15% annual interest rate, and the remaining loans are interest free loans. All loans are due within 1 year. For all loans as of June 30, 2022, they are interest free and due within 1 year.

The movements in the allowance for doubtful accounts for the years ended December 31, 2021 and 2020 were as follows:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Balance at beginning of the year	(335,483)	$—
Additions by acquisition	—	(397,157)
Addition	(108,301)	—
Written off	—	68,764
Exchange effect	17,547	(7,090)
Balance at end of the year	$(426,237)	$(335,483)
5.   INVENTORY, NET
Inventories, net, consists of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Raw material	82,012	$40,951
Finished goods	1,907,609	2,245,303
Packing materials	—	—
Low value consumables	99,051	83,840
Subtotal	2,088,672	2,370,094
Less: Inventory write-down	(8,010)	(79,291)
Inventories, net	$2,080,662	$2,290,803

6.   PROPERTY AND EQUIPMENT, NET
Property and equipment, net, consists of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Office equipment	1,303,590	1,307,842
Vehicle	350,914	370,282
Medical equipment	13,990,940	14,552,326
Leasehold improvement	1,493,859	1,834,301
Buildings	14,937,715	15,762,140
Subtotal	32,077,018	33,826,891
Less: accumulated depreciation	(14,133,678)	(14,218,256)
Property and equipment, net	$17,943,340	19,608,635
7.   INTANGIBLE ASSETS NET
Intangible assets, net, consists of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Software	1,418,184	$1,551,446
Subtotal	1,418,184	1,551,446
Less: accumulated amortization	(726,123)	(733,806)
Intangible asset, net	692,061	$817,640
Future estimated amortization expense of intangible assets is as follows:
By June 30, 2023	$94,394
By June 30, 2024	92,473
By June 30, 2025	88,115
By June 30, 2026	84,668
By June 30, 2027	82,761
Thereafter	249,650
Total	$692,061
8.   LAND USE RIGHT
Land use right, net, consists of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Original cost	558,523	589,348
Less: accumulated amortization	(36,733)	(32,797)
Land use right, net	521,790	$556,551

Future estimated amortization expense of intangible assets is as follows:
By June 30, 2023	$16,081
By June 30, 2024	16,081
By June 30, 2025	16,081
By June 30, 2026	16,081
By June 30, 2027	16,081
Thereafter	441,385
Total	$521,790
9.   LONG-TERM INVESTMENT
Equity investment, net consist of following:
	As of
Investee	June 30, 2022	December 31, 2021
	(Unaudited)
Changsha Zhenghe Orthopedics Hospital Limited	3,766,000	3,766,000
Weiyin Universe	1,939	—
Beijing Zhongqihuashang Venture Investment Management Co., Ltd.	134,268	141,679
Subtotal	3,902,207	3,907,679
Less: Impairment	(3,900,268)	(3,907,679)
Equity investment, net	1,939	$—
The Company made equity investment of $3,766,000 into Changsha Zhenghe Orthopedics Hospital Limited to take 41% equity interest of this investee. As this investee was under a lawsuit which may cause a liquidation, the Company made a full impairment of its investment cost as of June 30, 2022 and December 31, 2021.
The investment into Beijing Zhongqihuashang Venture Investment Management Co., Ltd. takes 10% of its equity interest of this investee, without board seats. Due to limited information obtained from the investee, the Company made a full impairment of its investment cost as of June 30, 2022 and December 31, 2021.
The Company made equity investment of $1,939 into Weiyin Universe to takes less than 1% of total equity interest of investee, without board seats.
10.   ACQUISITION AND NON-CONTROLLING INTERESTS
On March 15, 2021, Etao issued 2,627,511 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $6,568,779 with a due date of April 20, 2023, for the total consideration to acquire 85% equity interest of Aaliance Insurance Broker Co., Ltd. (“Aaliance”) and its subsidiaries.
On March 16, 2021, Etao issued 902,904 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $2,257,261 for the consideration to acquire 51% equity interest of Qianhu Medical Management (Jiangxi) Co., Ltd (“Qianhu”) and its subsidiaries.
On March 18, 2021, Etao issued 690,462 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $1,726,154 for the consideration to acquire 51% equity interest of Hangzhou Six Dimension Dental Medical Technology Co., Ltd (“6D”) and its subsidiaries.
On March 18, 2021, Etao issued 1,923,100 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 100% equity interest of Chain Workshop (Beijing) Co., Ltd. (“Chain”) and its subsidiaries.

On March 22, 2021, Etao issued 2,353,800 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 51% equity interest of Zhichao Medical Technology (Hunan) Co., Ltd. “Zhichao”)
On March 31, 2021, Etao issued 312,600 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $941,538 for the consideration to acquire 51% equity interest of Kangning (Henyang) Healthcare Management Co., Ltd. (“Kangning”)
On March 31, 2021, Etao issued 1,076,507 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 51% equity interest of Guiyang Tianlun Infertility Hospital Limited. (“Tianlun”)
On March 30, 2021, Etao issued 1,093,800 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $7,323,300 for the consideration to acquire 51% equity interest of Civil Hospital (Mengzhou City) Co., Ltd. (“Mengzhou”)
On March 20, 2021, Etao issued 602,208 of class A ordinary shares at the par value of USD $0.0001 and cash payable of $4,014,720 for the consideration to acquire 51% equity interest of Changxing Zhizhou Hospital Co., Ltd. (“Changxing”)
On June 30, 2021, Etao issued 1,015,400 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 55% equity interest of Beijing Baihuabaihui (Beijing) Biotech Co., Ltd. (“Baihuabaihui”)
On April 30, 2021, Etao issued 2,105,979 of class A ordinary shares at the par value of USD $0.0001 for the consideration to acquire 67.39% equity interest of Beijing Dnurse Technology Co. Ltd. (“Dnurse”)
The Company accounted for these acquisitions as business combination. The results of operations of the 11 subsidiaries have been included in the Company’s consolidated financial statements since the acquisition date. The assets acquired and liabilities assumed were recorded at their respective fair values on the date of acquisition.
The net assets of the acquired companies, total investment cost and goodwill are set forth below:
	Aaliance	6D	Changxing	Mengzhou	Qianhu	Tianlun
Net assets at acquisition	(504,043)	1,609,057	1,080,960	11,481,201	(1,608,994)	1,491,694
Non-controlling interest for original shareholders of the subsidiaries	(75,606)	788,438	529,670	5,625,789	(788,407)	730,930
Net assets allocated to Etao	(428,436)	820,619	551,289	5,855,413	(820,587)	760,764
Total consideration	32,843,889	8,630,774	10,036,800	18,261,300	11,286,301	10,765,070
Goodwill	33,272,325	7,810,155	9,485,511	12,405,887	12,106,888	10,004,306
Continued:
	Kangning	Chain	Zhichao	Baihuabaihui	Dnurse	Total
Net assets at acquisition	1,011,114	561,566	113,014	618,560	2,273,564	18,127,693
Non-controlling interest for original shareholders of the subsidiaries	495,446	—	55,377	278,352	741,409	8,381,397
Net assets allocated to Etao	515,668	561,566	57,637	340,208	1,532,155	9,746,296
Total consideration	4,067,538	19,231,000	23,538,000	10,154,000	21,059,790	169,874,463
Goodwill	3,551,870	18,669,434	23,480,363	9,813,792	19,527,635	160,128,167

11.   BANK LOANS
The bank loans as of June 30, 2022 are set out below (Unaudited):
Bank loans	USD	RMB	Period		Interest rate	Third Party guarantee	Personal guarantee
Short-term Bank loan
1	745,935	5,000,000	24-Apr-21	23-Aug-22	5.25%		Wang Ping, Wang Tianlin
2	223,781	1,500,000	25-Apr-21	24-Apr-22	5.25%	Shanghai Venture Financing Guarantee Ltd.	Wang Ping
3	223,781	1,500,000	24-May-21	25-May-22	3.56%	Shanghai Micro- companies Guarantee Fund	Wang Ping, Qiu Tian’e
4	880,204	5,900,000	11-Nov-21	10-Nov-23	5.50%
5	237,864	1,594,399	4-Jan-22	4-Jan-23	5.50%
6	176,884	1,185,650	28-Jan-22	17-Jan-23	5.50%
7	167,854	1,125,122	4-Mar-22	3-Mar-23	5.50%
8	200,894	1,346,593	2-Apr-22	21-Mar-23	5.50%
9	105,637	708,082	27-Jul-21	27-Jul-22	3.85%
10	2,984	20,000	28-Jun-22	28-Jun-23	5.40%
11	29,837	200,000	27-Jul-21	22-Jul-22	4.65%
12	29,837	200,000	14-Aug-21	9-Aug-22	4.65%
13	44,756	300,000	13-Jul-21	8-Jul-22	4.65%
14	44,756	300,000	30-Jul-21	25-Jul-22	4.65%
15	74,594	500,000	13-Oct-21	12-Sep-22	5.50%
16	29,837	200,000	1-Feb-22	31-Jan-23	6.72%
17	275,325	1,845,500	18-Jun-22	18-Jun-23	4.2% float
Sub -total	3,494,759	23,425,346
Long-term bank loan – current
1	146,696	983,300	24-Oct-20	24-Oct-22	4.6%	Building
2	42,325	283,706	24-Oct-20	24-Oct-22	7.2%
3	16,246	108,897	18-Oct-20	18-Oct-22	10.08%
Sub-total	205,267	1,375,903
Total Loan	3,700,026	24,801,249
12.   NOTE PAYABLES
The bank loans as of June 30, 2022 are set out below (Unaudited):
Bank loans	USD	RMB	Period		Interest rate
1	350,372	2,348,541	4-Jan-22	4-Jul-22	—
2	307,869	2,063,645	28-Jan-22	28-Jul-22	—
3	984,635	6,600,000	9-Mar-22	9-Feb-23	—
4	312,211	2,092,747	31-Mar-22	1-Oct-22	—
5	449,452	3,012,676	28-Apr-22	28-Oct-22	—
6	559,418	3,749,775	7-Jun-22	7-Dec-22	—
Total	2,963,957	19,867,384
All the note payables are bank acceptance bills with company’s restricted cash deposited in the banks as securities.

13.   ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities consists of the following:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Payroll payable	2,740,812	$3,163,773
Insurance fees collected to be paid to insurance companies	5,726,306	4,368,289
Tax payable	1,417,403	1,075,956
Accrued liability	409,403	625,523
Loan from third parties(i)	1,508,420	2,304,391
Others	4,866,681	4,210,680
	$16,669,025	$15,748,612

(i)
Loan from third parties are due within 1 year, bearing 8% annual interest rate.

14.   TAXATION
Cayman Islands
Under the current laws of the Cayman Islands, Etao is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.
United States
Etao Delaware is incorporated in United States and is subject to income taxes within the United States at the applicable tax rate on taxable income. The United States Company was subject to federal income tax at a rate of 21%. The Company’s main state tax jurisdiction is Delaware. Etao Delaware did not make any provisions for US profit tax as there were no assessable profits derived from or earned in US since inception.
Hong Kong
Etao HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000. Etao HK did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.
PRC
The Company is considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.
The income tax provision consists of the following components (Unaudited):
	For the six months ended
	June 30, 2022	June 30, 2021
Current income tax expenses	390,181	125,592
Deferred income tax effect	—	—

	For the six months ended
	June 30, 2022	June 30, 2021
Total income tax expenses	$390,181	$125,592

A reconciliation between the Company’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows (Unaudited):
	For the six months ended
	June 30, 2022	June 30, 2021
Loss before income tax expense	$(233,000)	$(4,876,381)
Computed income tax expense with statutory tax rate	(58,250)	(1,219,095)
Preferential deduction	—	—
Changes in valuation allowance	448,431	1,344,687
Income tax expense	$390,181	$125,592
As of June 30, 2022 and December 31, 2021, the significant components of the deferred tax assets are summarized below:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Deferred tax assets:
Bad debt provision	$84,448	$89,109
Total deferred tax assets	84,448	89,109
Valuation allowance	—	—
Deferred tax assets, net of valuation allowance:	84,448	89,109
15.   RELATED PARTY TRANSACTIONS
The following is a list of related parties which the Company has transactions with:
No.	Name of Related Parties	Relationship
1	Wang Ping	Non-controlling shareholder of the Company
2	Executives of a subsidiary as a group	Executives of a subsidiary
3	Mr. Li Zhiqiang	Non-controlling shareholder of the Company
4	Mengzhou Dexin Concrete Co., Ltd.	Subsidiary of Mr. Li Zhiqiang
5	Mengzhou Dexin Health Industry Investment Management Co., Ltd.	Subsidiary of Mr. Li Zhiqiang
6	Mr. Yang Hongming	Non-controlling shareholder of the Company
7	Mr.Yang Yang	Director of company’s subsidiary
8	Mr.Qian Xiaofang	Supervisor of company’s subsidiary
9	Changxing Zhizhou Rehabilitation Nursing Home	Subsidiary of 6
10	Hu Haibo	Non-controlling shareholder of the Company
11	Wang Xuelei	Non-controlling shareholder of the Company
12	Jiangxi 123 investment management Co. Ltd	Non-controlling shareholder of the Company
13	Quan Xiaoyu	Non-controlling shareholder of the Company

No.	Name of Related Parties	Relationship
14	Yue Xuexin	Non-controlling shareholder of the Company
15	Wen Liping	Non-controlling shareholder of the Company
16	Hengyang Tongdexiang medical Co., Ltd	Subsidiary of Wen Liping
17	Zhao Tianming	Non-controlling shareholder of the Company
18	Yue Ziman	Non-controlling shareholder of the Company
19	Hunan Anyue Kangning healthy management Co. Ltd	Subsidiary of non-controlling shareholder of the Company
20	Changning Kangning healthy management Co. Ltd	Subsidiary of non-controlling shareholder of the Company
21	Zhongqi Gaoda (Beijing) Investment Fund Management Co., Ltd.	Subsidiary of Executives of the Company
22	Zhongqi Harbor (Beijing) Capital Management Co., Ltd.	Subsidiary of Executives of the Company
23	Yu Xiaolei	Non-controlling shareholder of the Company
24	Du Jun	Director of a subsidiary
25	Shenzhen Qidian Future Venture Capital LLP	Non-controlling shareholder of the Company
26	Zhongqi Xinxing Venture Investment Fund	Subsidiary of Executives of the Company
27	Zhongqi Fortune Investment Management Nanjing centre	Subsidiary of Executives of the Company
28	Xin Yu	CEO of a subsidiary of the company
29	Li Xiaoran	Executive of a subsidiary
30	Cai Yuntao	Non-controlling shareholder of the Company
31	Chen Jun	Director of a subsidiary
32	Ning Quanxiu	Executive of a subsidiary
33	Li Changzhong	Executive of a subsidiary
34	Nanjing Xirun Health Management Co., Ltd	A company controlled by Li Changzhong
35	Anhui Wanbaotang Traditional Chinese Medicine Museum Co., Ltd	A company controlled by Li Changzhong
36	Nanjing Fengfan Network Technology Co., Ltd.	A company controlled by Cai Yuntao
37	Shen Xuewu	Director of a subsidiary
38	Guoyi Qiankun (Beijing) Technology Co., Ltd.	Non-controlling shareholder of the Company
39	Jingkang Zhixuan (Henan) medical technology Co. Ltd.	A company controlled by Guoyi Qiankun (Beijing) Technology Co., Ltd.
40	Bailinuo Wuhan Management Consulting Co. Ltd	A company controlled by Shen Xuewu
41	Wei Hong	Non-controlling shareholder of the Company
42	Changsha Sinocare Inc	Non-controlling shareholder of the Company
43	You Jia	Non-controlling shareholder of the Company
44	Chen Yidong	CEO of a subsidiary of the company
45	Wang Yuying	CEO of a subsidiary of the Company
46	Yao Chunyan	Non-controlling shareholder of the Company
47	Hangzhou Yixing Medical Devices Ltd.	A company controlled by You Jia
48	Nanning 6 Dimension Dental Clinic	A company controlled by You Jia
49	Lei Chen	Non-controlling shareholder of the Company

No.	Name of Related Parties	Relationship
50	Liwen Wang	Non-controlling shareholder of the Company
51	Shandong Taipu Investment Limited Liability Partnership	Non-controlling shareholder of the Company
52	Sichuan Ruitao Technology Co.,Ltd	Non-controlling shareholder of the Company
53	Guizhen Zuo	Non-controlling shareholder of the Company
54	Xiaodong Wang	Non-controlling shareholder of the Company
55	Hangzhou Red Feather Enterprise Management Consulting L.P.	Non-controlling shareholder of the Company
56	Hangzhou Violet Stone Enterprise Management Consulting L.P.	Non-controlling shareholder of the Company
57	Hengyang Hefukang Medical Technology Co., Ltd.	Subsidiary of non-controlling shareholder of the Company
58	Jiujiang Ailaifu Medical Cosmetology Co., Ltd.	Subsidiary of non-controlling shareholder of the Company
59	Wilson Liu	Controlling shareholder of the Company
60	Sannuo Health Management Co., Ltd.	Subsidiary of non-controlling shareholder of the Company
Amounts due from related parties
Amount due from related parties as of June 30, 2022 consist of the following:
	As of
Related parties	June 30, 2022	December 31, 2021
	(Unaudited)
Cai Yuntao	3,713	—
Chen Jun	6,320	10,282
Executives of a subsidiary as a group	167,935	8,915
Guoyi Qiankun (Beijing) Technology Co., Ltd	7,459	7,871
Hangzhou Yixing Medical Devices Ltd.	38,925	41,073
Hengyang Tongdexiang medical Co. ltd	110,818	101,192
Hengyang Hefukang Medical Technology Co., Ltd.	17,179	—
Jingkang Zhixuan (Henan) medical technology Co. Ltd	5,967	6,297
Li Changzhong	1,016	1,073
Nanjing Xirun Health Management Co., Ltd	10,443	11,019
Nanning 6 Dimension Dental Clinic	42,570	62,600
Ning Quanxiu	8,842	9,905
Quan Xiaoyu	36,694	38,719
Shen Xuewu	51,963	54,988
Zhongqi Gaoda (Beijing) Investment Fund Management Co., Ltd.	—	13,742
Zhongqi Harbor (Beijing) Capital Management Co., Ltd.	27,251	30,329
Zhongqi Xinxing Venture Investment Fund	44,756	47,226
Fu Xiaohong	341,581	370,553
Total	923,433	815,784

Amounts due to related parties
Amount due to related parties as of June 30, 2022 consist of the following:
	As of
Related parties	June 30, 2022	December 31, 2021
	(Unaudited)
Du Jun	46,952	114,634
Anhui WanbaotangTraditional Chinese Medicine Museum Co., Ltd	3,542	3,737
Bailinuo Wuhan Management Consulting Co. Ltd	24,262	3,744
Cai Yuntao	—	4,110
Changxing Zhizhou Rehabilitation Nursing Home	59,675	62,968
Zhongqi Fortune Investment Management Nanjing centre	257,825	198,499
Executives as a group	409,623	523,604
Fangzhou Yidao (Beijing) Health Technology Co., LTD	298,374	314,842
Hu Haibo	1,712,680	1,730,615
Hunan Chenghe Enterprise Management Consulting Co.	21,858	23,065
Jiangxi 123 investment management Co. Ltd	89,512	94,452
Li Xiaoran	13,989	15,238
Mengzhou Dexin Concrete Co., Ltd.	140,410	193,811
Mr. Li Zhiqiang	3,204,357	3,875,903
Mr.Qian Xiaofang	48,277	66,684
Mr.Yang Yang	1,008	1,069
Nanjing Fengfan Network Technology Co., Ltd.	133,177	135,206
Wang Xuelei	287,551	183,390
Wang Yuying	—	28,965
Wangping	2,430,713	2,510,732
Wei Hong	2,976	3,141
Wen Liping	100,731	106,291
Xin Yu	16,748	17,672
Yang Hongming	3,942,264	3,879,317
You Jia	442,001	438,769
Yue Ziman	—	2
Zhao Tianming	722,983	1,036,655
Zhongqi Gaoda (Beijing) Investment Fund Management Co., Ltd.	14,096	—
Lei Chen	1,773,570	1,773,570
Liwen Wang	624,034	624,034
Shandong Taipu Investment Limited Liability Partnership	1,116,692	1,116,692
Sichuan Ruitao Technology Co.,Ltd	624,034	624,034
Guizhen Zuo	225,726	225,726
Xiaodong Wang	687,009	687,009
Hangzhou Red Feather Enterprise Management Consulting L.P.	345,231	345,231
Hangzhou Violet Stone Enterprise Management Consulting L.P.	193,329	193,329
Jiujiang Ailaifu Medical Cosmetology Co., Ltd.	22,378	—
Wilson Liu	107,609	—
Total	$20,145,197	$21,156,739

Related party transactions
(Unaudited)
	Nature	For the six months ended June 30,
		2022	2021
Mr.Yang Yang	Expenses paid by related party	1,043	712
Mr.Qian Xiaofang	Expenses paid by related party	49,926	76,883
Hunan Anyue Kangning healthy management Co. Ltd	Sales	200,258	108,352
Changning Kangning healthy management Co. Ltd	Sales	3,086	—
Du Jun	Expenses paid by related party	48,555	23,856
Zhongqi Fortune Investment Management Nanjing centre	Expenses paid by related party	112,348	112,556
Xin Yu	Expenses paid by related party	17,320	17,352
Li Xiaoran	Expenses paid by related party	14,467	14,459
Zhongqi Gaoda (Beijing) Investment Fund Management Co., Ltd.	Expenses paid by related party	14,703	—
Cai Yuntao	Expenses paid by related party	142,948	125,675
Bailinuo Wuhan Management Consulting Co. Ltd	Expenses paid by related party	25,091	—
Changsha Sinocare Inc	Purchase	1,060,327	530,061
Nanning 6 Dimension Dental Clinic	Sales	—	1,037
Sannuo Health Management Co., Ltd.	Sales	799,180	377,453
16.   EQUITY
In accordance Etao’s memorandum of association and amendments thereto, Etao has designated two classes of ordinary shares: 1.) class A and 2.) class B. Both class A and class B shares rank pari passu in the event of liquidation and entitlement to declared dividends. The two classes of shares differ in their voting rights. Each class A ordinary share is entitled to one vote per share, while the class B ordinary shares are entitled to ten votes for each share. As of the date of this report, all class B shares are beneficially owned by Etao’s founder and chief executive officer. Both the class A and class B ordinary shares are accounted for as equity of Etao.
Share based compensation expenses for 2020 related to the shares issued to executives and employees. There was no established fair market for the shares issued; accordingly, they were recognized at par value. Share based compensation expenses for 2021 related to the shares issued to a subsidiary’s executives. The value of the shares was calculated at the same price of the recent acquisitions.
17   SEGMENT AND REVENUE ANALYSIS
The Company operates in healthcare related business which can be divided into 3 main segments, insurance brokerage services, off-line hospital and clinic services, and telemedicine and digital assets business. Insurance brokage represent the business of Aaliance. Hospital & Clinic segment includes the business of 6D, Changxing, Mengzhou, Qianhu, Tianhu and Kangning. Telemedicine & Digital segment includes the business of Zhichao, Chain, Baihuabaihui, and Dnurse.

The following table summarizes the revenue generated from different revenue segments (Unaudited):
	For the six months ended June 30, 2022
	Insurance Brokage	Hospital & Clinic	Telemedicine & Digital	Unallocated	Total
Revenue	7,140,662	24,641,205	2,054,468	—	33,905,218
Operating loss	(229,859)	1,585,360	(646,600)	(724,078)	(15,178)
Net loss	(324,995)	1,036,241	(610,349)	(724,078)	(623,181)
	As of June 30, 2022
	Insurance Brokage	Hospital & Clinic	Telemedicine & Digital	Unallocated	Total
Current assets	6,702,742	17,316,549	2,528,128	—	26,547,419
Non-current assets	1,070,267	34,248,727	757,161	155,535,265	191,611,420
Total assets	7,773,008	51,565,276	3,285,288	155,535,265	218,158,838
Total liability	9,058,458	35,876,851	1,535,162	18,346,460	64,816,931
Majority shareholder’s equity/(deficit)	(1,919,753)	16,405,298	1,688,332	128,681,246	144,855,122
Non-controlling interest	634,304	(716,873)	61,794	8,507,559	8,486,785
18.   CONCENTRATION OF CREDIT RISK
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.
For the six months ended June 30, 2022, no single customer represent 10% or more of the Company’s total revenue.
The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:
	As of
	June 30, 2022	December 31, 2021
	(Unaudited)
Percentage of the Company’s accounts receivable
Customer A	14%	22%
Customer B	36%	35%
For the six months ended June 30, 2022, no single supplier represent 10% or more of the Company’s total purchase.
As of June 30, 2022, Supplier A represent 16% of the Company’s total accounts payable.
19.   COMMITMENTS AND CONTINGENCIES
Lease commitments
The Company entered into operating lease agreements for office spaces and employee dormitories, and finance lease agreements for medical equipment. The Company recognizes lease expense for these leases on a straight-line basis over the lease term.

The components of lease expense were as follows (Unaudited):
	For the six months ended June 30,
	2022	2021
Operating lease expense	1,995,430	1,187,836
Finance lease expense	201,656	130,631
Total	$2,197,087	$1,318,467
The Company’s maturity analysis of operating lease liabilities as of June 30, 2022 (Unaudited) is as follows:
By June 30, 2023	$2,044,932
By June 30, 2024	1,978,767
By June 30, 2025	1,731,134
By June 30, 2026	974,886
By June 30, 2027	840,272
Thereafter	3,551,239
Total	$11,121,229
Imputed interest	(2,418,725)
Present value of operating lease liabilities	8,702,504
The Company’s maturity analysis of finance lease liabilities as of June 30, 2022 (Unaudited) is as follows:
By June 30, 2023	$664,732
By June 30, 2024	—
By June 30, 2025	—
By June 30, 2026	—
By June 30, 2027	—
Thereafter	—
Total	$664,732
Imputed interest	(14,206)
Present value of finance lease liabilities	650,526
Supplemental balance sheet information related to leases was as follows:
	As of June 30, 2022	As of December 31, 2021
	(Unaudited)
Weighted average remaining lease term (in years):
Operating leases	6.2	6.5
Finance leases	0.4	0.9
Weighted average discount rate:
Operating leases	4.6%	4.6%
Finance leases	7.4%	7.5%
Contingencies
In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2022 and through the issuance date of these consolidated financial statements.
20   RESTRICTED NET ASSETS
The Company’s ability to pay dividends is dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the VIE and subsidiaries of the VIE incorporated in PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The consolidated results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.
In accordance with the PRC laws and regulations, the Company’s subsidiaries located in the PRC are required to provide for certain statutory reserves. These statutory reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund or discretionary reserve fund, and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires a minimum annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in China at each year-end); the other fund appropriations are at the subsidiaries’ or the affiliated PRC entities’ discretion. These statutory reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends except in the event of liquidation of Group’s subsidiaries, affiliated PRC entities and their respective subsidiaries. The Group’s subsidiaries are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. As of June 30, 2022, none of the Group’s PRC subsidiaries has a general reserve that reached 50% of their registered capital threshold and therefore they will allocate at least 10% of their after-tax profits to the general reserve fund. Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the Board of Directors of each of the Company’s subsidiaries.
The Company made negligible appropriation to these statutory reserve funds of since inception due to the loss position of the Company’s PRC subsidiaries.
As a result of these PRC laws and regulations and the requirement that distributions by the PRC entities can only be paid out of distributable profits computed in accordance with the PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital, preferred shares and the statutory reserves of the Company’s PRC subsidiaries.
As of June 30, 2022 and December 31, 2021, substantially all of the Company’s net tangible assets are restricted and are unavailable for distribution or transfer.
21.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through November 1, 2022, the date that the consolidated financial statements were available to be issued, there were no material subsequent events that required recognition or additional disclosure in these consolidated financial statements.

ANNEX A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
MOUNTAIN CREST ACQUISITION CORP. III
ETAO INTERNATIONAL GROUP
and
Wensheng Liu
(in his capacity as the Shareholders’ Representative)
dated as of January 27, 2022

A-i

A-ii

A-iii

EXHIBITS
Exhibit A Support Agreement	A-60
Exhibit B Form of Amended and Restated Registration Rights Agreement	A-69
Exhibit C Form of Lock-up Agreement	A-90
SCHEDULES
Schedule I Parties to Support Agreement	A-95
Schedule II Parties to Employment Agreements	A-96

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 27, 2022 is entered into by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“Parent”) , Etao International Group., a Cayman Islands corporation (the “Company”), and Wensheng Liu, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”).
W I T N E S E T H:
WHEREAS, the Company is in the business of providing telemedicine, hospital care, primary care, pharmacy and health insurance covering all life stages of patients (the “Business”);
WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;
WHEREAS, Parent will form a Cayman Islands exempted and wholly owned subsidiary of the Parent (“Purchaser”), to be formed for the sole purpose of the merger of Parent with and into Purchaser (the “Redomestication Merger”), in which Purchaser will be the surviving entity (the “Redomestication Merger Surviving Corporation”);
WHEREAS, Parent will also form a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”) for the sole purpose of merging with and into the Company (the “Acquisition Merger”) with the Company being the surviving entity and a wholly-owned subsidiary of Purchaser (the “Surviving Corporation”);
WHEREAS, in connection with the transactions contemplated by this Agreement, Purchaser will enter into subscription agreements (each, as amended or modified from time to time, a “Subscription Agreement”), with the Purchaser Investors providing for aggregate investments in Purchaser Ordinary Shares in a private placement of an amount not less than $200,000,000 and valued in an amount of at least $10.00 per Purchaser Ordinary Share (the “PIPE Financing”);
WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Redomestication Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Boards of Directors of Parent and Purchaser have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3;
WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Acquisition Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Company’s Board of Directors and the Boards of Directors of Purchaser and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3;
WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, the Company and the Company Shareholders;
WHEREAS, as a condition and inducement for the Parent Parties to enter into this Agreement, the Persons listed on Schedule I hereto have entered into a Support Agreement with Parent (the “Support Agreement”), which is attached as Exhibit A hereto;
WHEREAS, promptly following the execution and delivery of this Agreement by the parties, the Company will use commercially reasonable efforts to obtain and deliver to Parent a true, correct and complete copy of a special resolution of the Company passed in writing unanimously by the shareholders of the Company who collectively own at least a majority of the Company Ordinary Shares outstanding as of the date hereof adopting this Agreement and consenting to the Acquisition Merger and the consummation of the other transactions contemplated hereby (the “Written Resolution”), in accordance with the Companies Act and the Company’s Amended and Restated M&A, in each case, as in effect as of the date hereof; and

WHEREAS, the Board of Directors of Parent has determined that this Agreement, Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Parent and its shareholders;
WHEREAS, the Board of Directors of Purchaser has determined that this Agreement, Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Purchaser and its sole shareholder;
WHEREAS, the Board of Directors of Merger Sub has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Merger Sub and its sole shareholder; and
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
Section 1.01   Definitions.   As used in this Agreement, the following terms have the meanings set forth or as referenced below:
“Acquisition Intended Tax Treatment” has the meaning set forth in Section 3.09.
“Acquisition Merger” has the meaning set forth in the Recitals.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) concerning the acquisition of the Company or any of its commonly Controlled Affiliates, any merger or consolidation with or involving the Company or any of its commonly Controlled Affiliates, any acquisition or license of any material assets of the Company or any of its commonly Controlled Affiliates used in, held for use in, necessary for or related to the business of the Company, any “acquihire” or similar transaction involving the transfer of employment of employees of the Company or any of its commonly Controlled Affiliates, or any issuance, acquisition or transfer of any of the share capital of the Company or any of its commonly Controlled Affiliates or any rights convertible into or exchangeable for share capital of the Company or any of its commonly Controlled Affiliates.
“Action” means any action, charge, suit, arbitration, hearing, mediation, audit, inquiry, investigation or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
“Aggregate Merger Consideration” means the stated value of the Company as agreed thereby in the amount of $2,500,000,000.
“Agreement” has the meaning set forth in the Preamble.
“Amended and Restated M&A” means the amended and restated memorandum and articles of association of the Company.
“Amended and Restated Registration Rights Agreement” means the amended and restated agreement governing the resale of the shares, rights, and units of the Redomestication Merger Surviving Corporation, in the form attached hereto as Exhibit B and which shall be executed by the parties referenced therein at Closing.
“Ancillary Agreements” means the Support Agreement, the Lock-Up Agreement, the Employment Agreements, the Amended and Restated Registration Rights Agreement, and all other agreements, certificates and instruments executed and delivered in connection with the transactions contemplated hereby, including the Letters of Transmittal.

“Audited 2020/2021 Financial Statements” has the meaning set forth in Section 7.06.
“Average Parent Stock Price” means $10 per share.
“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York, New York or Los Angeles, California are authorized or required by applicable Law to be closed for business.
“Companies Act” means the Companies Act (Revised) of the Cayman Islands as the same may be amended from time to time.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.
“CCPA” has the meaning set forth in the definition of Data Protection Laws.
“Chinese Leases” has the meaning set forth in Section 5.16(b).
“Closing” has the meaning set forth in Section 3.02.
“Closing Company Cash” has the meaning set forth in Section 4.01(d).
“Closing Company Indebtedness” has the meaning set forth in Section 4.01(d).
“Closing Date” has the meaning set forth in Section 3.02.
“Closing Date Merger Consideration” means $2,500,000,000 less the amount of Closing Company Indebtedness, Closing Company Transaction Expenses, plus the amount of Closing Company Cash, in each case, as reflected on the Closing Statement.
“Closing Date Stock Merger Consideration” means certain number of Purchaser’s ordinary shares equal to the Closing Date Merger Consideration divided by $10.00 per share.
“Closing Statement” has the meaning set forth in Section 4.01(d).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement or other labor Contract (including any contract or agreement with any works council, labor or trade union or other employee representative body).
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plan” to the extent any employees are located within the United States, means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) other benefit and compensation plan, Contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (i) which is sponsored, maintained or contributed to by the Company or any of the Company ERISA Affiliates for or on behalf of Company Service Providers or (ii) with respect to which the Company has any Liability.
“Company Board” means the board of directors of the Company.

“Company Data Protection Policies” has the meaning set forth in Section 5.18(a).
“Company Disclosure Schedule” has the meaning set forth in Section 12.13(a).
“Company Employees” has the meaning set forth in Section 5.12(a).
“Company ERISA Affiliate” means any Person which is considered a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Company Financial Statements” has the meaning set forth in Section 5.06(a).
“Company Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.05 (but only clause (a) thereof), Section 5.10, Section 5.19 and Section 5.20.
“Company IP” means any and all Intellectual Property owned (or purported to be owned) by the Company.
“Company IP Licenses” means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.
“Company IT Systems” means, collectively, any and all IT Systems owned by the Company or licensed, leased or otherwise used by or for the Company from a third party, in each case that will be used or held for use immediately after the Closing by the Company.
“Company Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on (a) the business, financial condition, assets, Liabilities or results of operations of the Company; provided, however, that no event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism, changes due to natural disasters or pandemics, (v) any action expressly required by this Agreement or any Ancillary Agreement or taken with the prior written consent of Parent, (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, or (vii) the COVID-19 pandemic, (viii) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), except, in the case of clauses (i) through (iv) and clause (vii) to the extent such event, change, circumstance, effect, development, condition or occurrence has or would reasonably be expected to have a disproportionately adverse impact on the Company as compared to other Persons operating in any of the industries in which the Company operates; or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
“Company Material Contract” has the meaning set forth in Section 5.15(a).
“Company Ordinary Shares” means the Class A and Class B ordinary shares, par value $0.0001 per share, of the Company.
“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of the Company.
“Company Registered IP” has the meaning set forth in Section 5.13(a).
“Company Service Provider” means each current or former director, officer, employee or consultant or independent contractor of the Company (excluding attorneys, advisors, accountants and similar professionals).

“Company Software” means the Software owned or purported to be owned by the Company.
“Company Shareholder” means each holder of Company Ordinary Shares.
“Company Shareholder Approval” has the meaning set forth in Section 5.02(c).
“Company Shareholder Collective Percentage” means one hundred percent (100%) Company Shareholder Collective Percentage.
“Company Shareholder Pro Rata Share” means, with respect to any Company Shareholder, a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding Company Ordinary Shares owned by such Company Shareholder as of immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding Company Ordinary Shares owned by all Company Shareholders as of immediately prior to the Closing. For purposes of clarity and the avoidance of doubt, in determining the Company Shareholder Pro Rata Share.
“Company Transaction Expenses” means, without duplication, (a) all fees, costs and expenses incurred at or prior to the Closing (whether or not billed or accrued for) by or on behalf of the Company in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all of the fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other advisors, (b) any severance, change of control, sale, retention or similar bonuses, compensation or payments (together with the employer portion of employment Taxes payable in connection with such amounts) payable to any current or former director, officer, employee or independent contractor of the Company as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and which are payable by reason of any Contracts or arrangements entered into by the Company at or prior to the Closing, and (c) all fees and expenses related to the filing pursuant to the HSR Act.
“Confidentiality Agreement” means, collectively, (i) Summary of certain Proposed Terms and Conditions, dated December 14, 2021 by and between Company and Parent.
“Continuing Employees” means all Company Employees who remain employed with Parent or one of its Subsidiaries for up to a period of one (1) year following the Closing.
“Contract” means any written or oral note, bond, mortgage, indenture, guarantee, license, agreement, contract, lease, legally binding commitment, legally binding letter of intent or other similar instrument, and any amendments thereto.
“Contributor” has the meaning set forth in Section 5.13(d).
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “commonly Controlled” shall have correlative meanings.
“Covered Persons” has the meaning set forth in Section 7.13(a).
“COVID-19 Legislation” means the CARES Act and similar state and local stimulus fund programs enacted by a Governmental Authority in connection with or in response to COVID-19.
“Data Protection Laws” means the following legislation to the extent applicable: (a) the California Consumer Privacy Act of 2018, as amended, and its implementing regulations (the “CCPA”); and (b) any other data protection, privacy or cybersecurity Laws or legally binding self-regulatory requirements, guidance and codes of practice applicable to the processing or security of Personal Information, in each case as amended and/or replaced from time to time.
“Deductible” has the meaning set forth in Section 11.03(a).
“Delaware Courts” has the meaning set forth in Section 12.06(b).
“DGCL” means Delaware General Corporation Law.

“Direct Claim” has the meaning set forth in Section 11.05.
“Dissenting Shares” has the meaning set forth in Section 4.05.
“Effective Time” has the meaning set forth in Section 3.02.
“Employment Agreements” means the employment agreement between the Purchaser and each of the Persons listed on Schedule II hereto in form and substance to be agreed between Parent and the Company;
“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, pledge, indenture, deed of trust, option, right of first offer or refusal or transfer restriction, or any other similar restrictions or limitations on the ownership or use of real or personal property or similar irregularities in title thereto.
“Enforceability Exceptions” means any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” has the meaning set forth in Section 6.03(a).
“Excluded Shares” has the meaning set forth in Section 4.01(c).
“Family Member” means, with respect to any Person, any parent, spouse, sibling, niece, nephew or spouse thereof, and any direct descendant (natural or adoptive) of any such Person.
“FCPA” has the meaning set forth in Section 5.08(c).
“Fraud” means, with respect to any party, actual and intentional fraud in the making of a representation or warranty contained in this Agreement by such party with a specific intent to deceive another party or to induce such other party to enter into this Agreement and to receive a material benefit from such deception, in each case, constituting fraud pursuant to the laws of the State of Delaware in the U.S. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, any torts (including a claim for fraud) based on negligence or any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory.
“GAAP” means generally accepted accounting principles and practices in the United States.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization, stock exchange or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Immaterial Licenses” means with respect to the Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a nondisclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former employees, consultants or independent contractors of such Person for the benefit of the Company pursuant to the Company’s standard form(s) thereof (copies of which have been provided by the Company to Parent); and (c) any non-exclusive license that is not material to the Business and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of the Company for the purposes of promoting the goods or services of the Company; (ii) vendor

Contracts that include permission for the vendor to identify the Company as a customer of the vendor; (iii) Contracts to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.
“Indebtedness” means, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services (including any earnouts), except trade accounts payable arising in the ordinary course of business that are not past due, (iv) all obligations of others secured by a lien on any asset of the Company, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of drawn letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (viii) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, and (ix) any pre-payment or other penalties or expenses (including legal expenses of the lenders) required to be paid if all Indebtedness were repaid in full on the Closing Date.
“Indemnified Taxes” means any and all Taxes incurred by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of (a) any Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period, (b) Taxes relating to a taxable period or portion thereof beginning after the Closing Date that are attributable to or arise out of any misrepresentation, inaccuracy or breach of the representations and warranties in Section 5.10(c) or Section 5.10(i), (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (d) Taxes of any Person imposed on the Company as a transferee or successor, or by Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), in each case, which Taxes relate to any event or transaction occurring before the Closing, (e) Taxes that are the responsibility of the Company Shareholders pursuant to Section 8.01 and (f) any Liabilities that are Taxes of the Company resulting from deferral of the employer portion of payroll Taxes pursuant to Section 2302 of the CARES Act or pursuant to any executive order, to the extent relating to a Pre-Closing Tax Period, except, with respect to any such item in (a)-(f), any Taxes resulting from any transaction occurring on the Closing Date and after the Closing that is outside the ordinary course of business and engaged in by or at the direction of Parent, except for any transactions contemplated by this Agreement.
“Infringement” (or any variant thereof) means that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.
“Intellectual Property” means any and all intellectual property rights throughout the world, including any and all U.S. and foreign intellectual property and industrial property rights in or to the following: (a) patents, patent applications and patent disclosures, including any continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing, (b) Trademarks, (c) Internet domain names, and social media usernames, handles and similar identifiers, (d) works of authorship, content, copyrights and copyrightable subject matter, design rights and moral and economic rights therein, (e) rights in Software, data, data complications and databases, (f) trade secrets and other confidential and proprietary information, including confidential and proprietary customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (g) rights in ideas, know-how, inventions (whether or not patentable or reduced to practice), processes, formulae and methodologies, compositions, technologies, techniques, specifications, protocols, schematics and research and development information, (h) any and all applications, registrations and recordings for the foregoing and (i) all rights in the foregoing (including pursuant to licenses, common-law rights, statutory rights and contractual rights) and in other similar intangible assets, in each case to the extent protectable under applicable Law.

“Interest Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519).
“IRS” means the Internal Revenue Service.
“IT Systems” means any and all Software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms and other computer, telecommunications and information technology assets and equipment, and all associated documentation.
“Knowledge of Parent” (or any variant thereof) means the actual knowledge as of the date hereof of any of the following persons, after reasonable internal inquiry: Suying Liu.
“Knowledge of the Company” (or any variant thereof) means the actual knowledge as of the date hereof of any of the following persons, after reasonable internal inquiry: Wilson Liu, Lee Winter, Joel Gallo and Dr. Robert Dykes
“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.
“Letter of Transmittal” has the meaning set forth in Section 4.03(a).
“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Lock-up Agreement” means the agreement relating to the Closing Date Stock Merger Consideration to be entered into between Purchaser and all Company Shareholders to be effective as of the Closing, in substantially the form attached as Exhibit C.
“Losses” means any and all losses, damages, Liabilities, Taxes, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, settlement payments, expenses (including reasonable out-of-pocket expenses of investigation, enforcement and collection and reasonable out-of-pocket attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include lost profits, lost revenues, business interruption, loss of business reputation or opportunity, diminution in value, consequential, indirect, incidental, special, unforeseen exemplary or punitive damages, or any damages based upon any type of multiple, except to the extent (a) in the case of exemplary or punitive damages to the extent paid to an unaffiliated third party or (b) in the case of consequential damages, reasonably foreseeable; provided, further, that, for avoidance of doubt, “Losses” shall not include any changes in and of themselves in the price of Parent Common Stock as reported on Nasdaq or otherwise.
“Material Inbound Licenses” has the meaning set forth in Section 5.13(b).
“Material Outbound Licenses” has the meaning set forth in Section 5.15(a)(ix).
“Merger Sub” has the meaning set forth in the Recitals.
“Nasdaq” means the Nasdaq Capital Market.
“Non-U.S. Subsidiaries” has the meaning set forth in Section 8.05.
“NYSE” means the New York Stock Exchange.
“Off-the-Shelf Software” means Software (or the provision of Software-enabled services) that is licensed under a “shrink wrap,” “click wrap,” “off the shelf” or other standard commercial terms.
“Outside Date” has the meaning set forth in Section 10.01(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) other benefit and compensation plan, Contract, policy, program,

practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (i) which is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or any of the Parent ERISA Affiliates for or on behalf of service providers of Parent or (ii) with respect to which Parent or any of its Subsidiaries has any Liability.
“Parent Board” means the board of directors of Parent.
“Parent Change of Control” means (a) any merger, consolidation, reorganization, recapitalization or other business combination involving Parent or any Affiliate thereof which results in the holders of Parent Common Stock issued and outstanding immediately prior to such transaction not holding, directly or indirectly, immediately following such transaction at least a majority of the outstanding voting power of Parent or its successor entity, as applicable, (b) the acquisition by a Person or group of related Persons of outstanding equity interests of Parent representing at least a majority of the voting power of Parent (other than an acquisition by a Permitted Holder, unless such acquisition is of 100% of the voting equity interests of Parent (subject to customary rollover of equity, if applicable)), and (c) the acquisition by a Person or a group of related Persons, directly or indirectly, of all or substantially all of the consolidated assets of Parent.
“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.
“Parent ERISA Affiliate” means any Person which is considered a single employer with Parent or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Parent Financial Statements” has the meaning set forth in Section 6.03(b).
“Parent Fundamental Representations” means the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.05 (but only clause (a) thereof), Section 6.07 and Section 6.09.
“Parent Indemnitees” has the meaning set forth in Section 11.02.
“Parent Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Parent Material Adverse Effect” shall not include any change, event, effect or circumstance, directly or indirectly, arising out of or attributable to; (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism, changes due to natural disasters or pandemics, (v) the public announcement, pendency or completion of the transactions contemplated by this Agreement, or (vi) the COVID-19 pandemic, except, in the case of clauses (i) through (iv) and clause (vi) to the extent such change, event, effect or circumstance has or would reasonably be expected to have a disproportionately adverse impact on Parent.
“Parent Parties” means Parent, Purchaser and Merger Sub collectively, and “Parent Party” refers to any one of them.
“Parent Party Shareholder Approval Matters” has the meaning set forth in Section 7.14(a).
“Parent Rights” means the rights to receive one-tenth (1/10) of one Parent Common Stock upon the consummation of an initial business combination.
“Parent SEC Reports” has the meaning set forth in Section 6.03(a).
“Parent Special Meeting” has the meaning set forth in Section 7.14(a).

“Parent Unit” means a unit of Parent comprised of one Parent Common Stock and one Parent Right, including all “private units” described in the Prospectus.
“Permits” means all licenses, permits, franchises, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.
“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, in each case, for which adequate reserves are being maintained in accordance with GAAP, (b) mechanics, carriers’, workmen’s, repairmen’s or other like common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice and as to which there is no default on the part of the Company or Parent or any of its Subsidiaries, or amounts which are not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings, (c) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (d) restrictions on transfer imposed by federal and state insurance and securities Laws, (e) easements, rights of way, zoning ordinances and other similar encumbrances that would not, individually or in the aggregate, materially impair the continued use, operation, marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or Parent or any of its Subsidiaries, as currently conducted, (f) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business that would not, individually or in the aggregate, materially impair the continued use, operation and marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or Parent or any of its Subsidiaries, as currently conducted, (g) Encumbrances that will be released at or prior to the Closing, and (h) liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.
“Personal Information” means all information, in any form, that, alone or in combination with other information, regards or is reasonably capable of being associated with an identifiable natural person, including (a) name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number, driver’s license number and passport number), credit card or other financial information, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (b) data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), (c) Internet Protocol addresses or other persistent identifiers, or (d) any information that is defined as “personal data,” “personal information” or “personally identifiable information” or a similar term under any applicable Data Protection Laws.
“PFIC” has the meaning set forth in Section 8.05.
“PIPE Financing” has the meaning set forth in the Recitals.
“Plan of Merger” has the meaning set forth in Section 3.02.
“PM1” has the meaning set forth in Section 2.02.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Closing Date.
“Pro Rata Share” means, with respect to any Company Shareholder, a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding Company Ordinary Shares owned by such Company Shareholder as of immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding Company Ordinary Shares as of immediately prior to the Closing. For purposes of clarity and avoidance of doubt, in determining Pro Rata Share.
“Prospectus” has the meaning set forth in Section 7.14(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.14(a).
“Purchaser” has the meaning set forth in the Recitals.
“Purchaser Investor” has the meaning set forth in Section 7.15.
“Purchaser Ordinary Shares” means ordinary shares, par value $0.0001 per share, of Purchaser (as the Redomestication Merger Surviving Corporation) following the Redomestication Merger.
“Purchaser Rights” means all Parent Rights upon their conversion in Redomestication Merger.
“Purchaser Units” means all the Parent Units upon their conversion in Redomestication Merger.
“Redomestication Intended Tax Treatment” has the meaning set forth in Section 2.09.
“Redomestication Merger” has the meaning set forth in the Recitals.
“Redomestication Merger Certificate” has the meaning set forth in Section 2.02.
“Redomestication Merger Effective Time” has the meaning set forth in Section 2.02.
“Redomestication Merger Surviving Corporation” has the meaning set forth in Section 2.01.
“Registrar” has the meaning set forth in Section 2.02.
“Registration Statement” has the meaning set forth in Section 7.14(a).
“Related Person” has the meaning set forth in Section 5.21.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Required Purchaser Shareholder Approval” has the meaning set forth in Section 9.01(c).
“Resignations” has the meaning set forth in Section 7.04.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholder Register” has the meaning set forth in Section 2.06(a)(i).
“Shareholders’ Representative” has the meaning set forth in the Preamble.
“Shareholders’ Representative Expenses” has the meaning set forth in Section 12.11(f).
“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof, including technology supporting the foregoing, and all documentation, including user manuals and training materials, and related to the foregoing.
“Sponsor” means Mountain Crest Holdings III LLC, a Delaware limited liability company.
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Subscription Agreement” has the meaning set forth in the Recitals.
“Subsidiary” means, with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests, including the VIE Entities of the Company of which financial statements have been consolidated into the Company’s financial statements as of December 31, 2021.
“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 3.01.
“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, charges, fees, imposts, and governmental levies and assessments including all income, gross receipts, capital stock, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes, withholding, foreign withholding, social security, welfare, unemployment, disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, estimated taxes, inventory, escheat, guaranty fund assessment, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature imposed, imposable or collected by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.
“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
“Tax Returns” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.
“Third-Party Claim” has the meaning set forth in Section 11.04(a).
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
“Trademarks” means trademarks, trade names, corporate names, brands, business names, trade styles, service marks, service names, logos, domain names, slogans, trade dress or other source or business identifiers and general intangibles of like nature, whether registered or unregistered, and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect to any of the foregoing, together with all goodwill associated with any of the foregoing.
“Transfer Taxes” means any and all transfer, sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges (excluding Taxes measured in whole or in part by net income) arising out of or in connection with the transactions contemplated by this Agreement.
“Treasury Regulations” means the regulations promulgated by the Department of Treasury under the Code.
“User Agreement” means each Contract to which the Company is a party that constitutes an end user agreement, terms of use, terms of service, or end user license agreement that governs (or is intended to govern) the Company’s third party end users’ access to and use of any Company Product.
“VIE Entity” means the corporate entities listed on Section 1.01 of the Company Disclosure Schedule, each of which is under control by the Company via a series of variable interest agreements.
“Written Resolution” has the meaning set forth in the Recitals.
Section 1.02   Interpretation.
(a)   As used in this Agreement, references to the following terms have the meanings indicated:
(i)   to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;
(ii)   to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time in accordance with the terms hereof and thereof;

(iii)   to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;
(iv)   to any Governmental Authority includes any successor to the Governmental Authority and to any Affiliate includes any successor to the Affiliate;
(v)   to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;
(vi)   to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vii)   to the “date of this Agreement,” “the date hereof” and words of similar import refer to January 26, 2022; and
(viii)   to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement, except if the context otherwise requires.
(b)   Reserved.
(c)   Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(d)   Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”
(e)   The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(f)   References to a “party” hereto means Parent, Purchaser, Merger Sub, the Company or the Shareholders’ Representative and references to “parties” hereto means Parent, Purchaser, Merger Sub, the Company and the Shareholders’ Representative, unless the context otherwise requires.
(g)   References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(h)   The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i)   No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(j)   All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement, except as may be otherwise provided in the Exhibits and Schedules.

ARTICLE II
REDOMESTICATION MERGER
Section 2.01   Redomestication Merger.   At the Redomestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Companies Act and the DGCL, respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Merger Surviving Corporation”.
Section 2.02   Redomestication Merger Effective Time.   The parties hereto shall cause Redomestication Merger to be consummated by filing a certificate of merger (the “Redomestication Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and the filing of the Plan of Merger (the “PM1”) (and other documents required by the Companies Act) with the Registrar of Companies of the Cayman Islands (the “Registrar”), in accordance with the relevant provisions of the Companies Act. The effective time of Redomestication Merger shall be the later of the acceptance of the Redomestication Merger Certificate and the time that PM1 are duly registered by the Registrar, or such later time as specified in the Redomestication Merger Certificate and PM1, being the “Redomestication Merger Effective Time.”
Section 2.03   Effect of Redomestication Merger.   At the Redomestication Merger Effective Time, the effect of Redomestication Merger shall be as provided in this Agreement, the Redomestication Merger Certificate, PM1 and the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser prior to the Redomestication Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Merger Surviving Corporation, which shall include the assumption by the Redomestication Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Merger Surviving Corporation issued and outstanding as a result of the conversion under Section 2.06 hereof shall be listed on the public trading market on which the Parent Common Stock were trading prior to Redomestication Merger.
Section 2.04   Charter Documents.   At the Redomestication Merger Effective Time, the Certificate of Incorporation and Bylaws of Parent, as in effect immediately prior to the Redomestication Merger Effective Time, shall cease and the Memorandum and Articles of Association of Purchaser, as in effect immediately prior to the Redomestication Merger Effective Time, shall be the Memorandum and Articles of Association of the Redomestication Merger Surviving Corporation, provided that the name of the Redomestication Merger Surviving Corporation shall be “Etao International Co., Ltd.”
Section 2.05   Directors and Officers of the Redomestication Merger Surviving Corporation.    As of the Redomestication Merger Effective Time, the board of directors of Parent shall be the board of directors of the Redomestication Merger Surviving Corporation.
Section 2.06   Effect on Issued Securities of Parent.
(a)   Conversion of Parent Common Stock.
(i)   At the Redomestication Merger Effective Time, each issued and outstanding Parent Common Stock (other than those described in Section 2.06(c) below) shall be converted automatically into one Purchaser Ordinary Share. At the Redomestication Merger Effective Time, all Parent Common Stock shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Common Stock immediately prior to the Redomestication Merger Effective Time, as evidenced by the Shareholder register of Parent (the “Shareholder Register”), shall cease to have any rights with respect to such Parent Common Stock, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Common Stock shall be exchanged for a certificate representing the same number of Purchaser Ordinary Shares upon the surrender of such certificate in accordance with Section 2.07.
(ii)   Each holder of Parent Common Stock listed on the Shareholder Register shall thereafter have the right to receive the same number of Purchaser Ordinary Shares only.
(b)   Conversion of Parent Rights and Parent Units.    At the Redomestication Merger Effective Time, (i) all Parent Rights shall be converted into Redomestication Merger Surviving Corporation Rights and (ii) all Parent Units shall be converted into Redomestication Merger Surviving Corporation Units. At the Redomestication Merger Effective Time, each Parent Right and Parent Unit shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Redomestication Merger Surviving Corporation Rights, Redomestication Merger Surviving Corporation Warrants and Redomestication Merger Surviving Corporation Units shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Rights and Parent Units, respectively, that are outstanding immediately prior to the Redomestication Merger Effective Time. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Redomestication Merger Surviving Corporation Rights remain outstanding, a sufficient number of shares of Redomestication Merger Surviving Corporation Ordinary Shares for delivery upon the exercise of the Redomestication Merger Surviving Corporation Rights, the Redomestication Merger Surviving Corporation Warrants and the Redomestication Merger Surviving corporation Units after the Redomestication Merger Effective Time.
(c)   Cancellation of Parent Common Stock Owned by Parent.    At the Redomestication Merger Effective Time, if there are any Parent Common Stock that are owned by Parent as treasury shares or any Parent Common Stock owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Redomestication Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.
(d)   No Liability.    Notwithstanding anything to the contrary in this Section 2.06, none of the Redomestication Merger Surviving Corporation, Purchaser or any Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
Section 2.07   Surrender of Parent Common Stock.    All securities issued upon the surrender of the Parent Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Common Stock shall also apply to the Purchaser Ordinary Shares so issued in exchange.
Section 2.08   Lost Stolen or Destroyed Certificates.    In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.07; provided, however, that the Redomestication Merger Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Redomestication Merger Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.
Section 2.09   Section 368 Reorganization.    For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Redomestication Merger), each of the parties intends that the Redomestication Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Redomestication Intended Tax Treatment”). Parent and Purchaser hereby (i) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Redomestication Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of Redomestication Merger for the Redomestication Intended Tax Treatment. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if Redomestication Merger is determined not to qualify for the Redomestication Intended Tax Treatment.
Section 2.10   Taking of Necessary Action; Further Action.    If, at any time after the Redomestication Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE III
ACQUISITION MERGER
Section 3.01   Acquisition Merger.    Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, in accordance with the applicable provisions of the Companies Act, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Companies Act and become a wholly owned subsidiary of Purchaser.
Section 3.02   Closing; Effective Time.    Unless this Agreement is earlier terminated in accordance with ARTICLE XII, the closing of the Acquisition Merger (the “Closing”) shall take place at the offices of Sichenzia Ross Ference, LLP on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE X that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the Parent Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to Purchaser and the Company, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger with the Registrar in accordance with the provisions of the Companies Act. The Acquisition Merger shall become effective at the time when the Plan of Merger is registered by the Registrar in accordance with the Companies Act (the “Effective Time”).
Section 3.03   Board of Directors.    Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of six (6) directors, comprised of the current Company board members and one (1) additional director, to be designated by Sponsor. Sponsor’s designee shall be Dr. Suying Liu, or such other person agreed to between Sponsor and Company.
Section 3.04   Effect of the Acquisition Merger.    At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.
Section 3.05   Memorandum and Articles of Association of the Surviving Corporation.    At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Memorandum and Articles of Association of Merger Sub shall become the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

Section 3.06   Register of Members.   At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Ordinary Shares on the records of the Company.
Section 3.07   Rights Not Transferable.    The rights of the Company Shareholders as of immediately prior to the Effective Time are personal to each such Company Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any Company Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
Section 3.08   Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Section 3.09   Section 368 Reorganization.    For U.S. Federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Merger), each of the parties intends that the Acquisition Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Purchaser, Merger Sub and the Company is a party under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Acquisition Merger for the Acquisition Intended Tax Treatment. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.
Section 3.10   Transfers of Ownership.    If any certificate for Purchaser Ordinary Shares is to be issued in a name other than that in which the Company Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.
ARTICLE IV
CONSIDERATION
Section 4.01   Conversion of Shares.
(a)   Conversion of Company Ordinary Shares.
(i)   Effective as of immediately prior to the Effective Time, each Company Ordinary Share that is subject to vesting as of immediately prior to the Effective Time shall be accelerated in full.
(ii)   At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Parent, Purchaser, Merger Sub, the Company or the Company Shareholders, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, as defined below) (after giving effect to the acceleration of unvested Company Ordinary

Shares in accordance with Section 4.01(a)(i). For avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to its Company Ordinary Shares, except the right to receive its Pro Rata Share of the Aggregate Merger Consideration.
(b)   Share Capital of Merger Sub.    Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time and held solely by the Purchaser will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the one Merger Sub Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time). The register of members of the Surviving Corporation shall be updated accordingly.
(c)   Treatment of Certain Company Shares.    At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.
(d)   Closing Statement.    No earlier than five (5) Business Days and no later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Statement”) in a form reasonably acceptable to Parent, which statement shall be certified as complete and correct by the Company’s most senior financial officer in his capacity as such and which shall accurately set forth, as of the Closing: (i) the names of each holder of Company Ordinary Shares; (ii) the number of Company Ordinary Shares held by each such holder as of immediately prior to the Closing; (iii) the portion of the Aggregate Merger Consideration, the Closing Date Merger Consideration, the (iv) the portion of the Closing Date Stock Merger Consideration; (v) a good faith estimate of the amount of all Indebtedness of the Company as of immediately prior to the Closing (the “Closing Company Indebtedness”); (vii) a good faith estimate of the amount of cash and cash equivalents of the Company as of 11:59 p.m. EST on the day immediately preceding the Closing Date (the “Closing Company Cash”). The Closing Statement shall include reasonably detailed schedules and supporting documentation indicating a calculation of the Aggregate Merger Consideration, the Closing Date Merger Consideration, the Closing Company Indebtedness, and the Closing Company Cash. The Company shall consider in good faith any comments provided by Parent with respect to the Closing Statement at least two (2) Business Days prior to the Closing Date.
(e)   No Liability.    Notwithstanding anything to the contrary in this ARTICLE IV, none of the Company, Parent, the Shareholders’ Representative or the Surviving Company shall be liable to any Person for any amount properly paid in good faith to a public official pursuant to any abandoned property, escheat or similar Law.
(f)   Surrender of Certificates.    All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Closing Payment Shares so issued in exchange.
(g)   Reserved.
(h)   Adjustments in Certain Circumstances.    Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding Company Ordinary Shares or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Company Ordinary Shares or Parent Common Stock, as applicable, will be appropriately adjusted to provide to Parent and the Company Shareholders the same economic effect as contemplated by this Agreement prior to such event.
(i)   No Further Ownership Rights in Shares.    The Aggregate Merger Consideration paid or payable in respect of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Company Ordinary Shares, and from and after the Effective Time, no holder of Company Ordinary Shares shall have any ownership right in the

Company and there shall be no further registration of transfers of Company Ordinary Shares on the register of members of the Surviving Company.
Section 4.02   Issuance of Merger Consideration.
(a)   No Issuance of Fractional Shares.    No fractional Closing Payment Shares will be issued pursuant to the Acquisition Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.
Section 4.03   Letters of Transmittal.
(a)   Concurrently with the Company’s delivery of the Shareholder Notice pursuant to Section 7.10(b), the Company shall deliver to each Company Shareholder a Letter of Transmittal in the form to be agreed between Parent and the Company (a “Letter of Transmittal”).
(b)   If a Company Shareholder did not receive its allocable portion of the Closing Date Stock Merger Consideration at the Closing pursuant to Section 4.01(a)(ii) because it did not deliver its Letter of Transmittal to Parent prior to the Closing, Parent shall deliver or cause to be delivered the same to such Company Shareholder within five (5) Business Days following Parent’s receipt of its Letter of Transmittal, such delivery to be made in the same manner as if being made pursuant to Section 4.01(a)(ii). Until a Company Shareholder has delivered its Letter of Transmittal to Parent, its Company Ordinary Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive its allocable portion of the Closing Date Stock Merger Consideration at the Closing pursuant to Section 4.01(a)(ii). No interest shall be paid or shall accrue upon any Closing Date Merger Consideration.
(c)   If any portion of the Closing Date Stock Merger Consideration is to be paid to a Person other than the Person in whose name the applicable Company Ordinary Shares are registered, it shall be a condition to such payment that (i) Parent be provided with reasonable evidence of the transfer of such Company Ordinary Shares to such Person, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Company Ordinary Shares or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.
Section 4.04   Withholding.    Parent, Purchaser, Merger Sub and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or foreign Tax Law. Parent, Purchaser or Merger Sub (as applicable) shall use commercially reasonable efforts to (a) give, or cause the applicable withholding agent to give, advance written notice to the Shareholders’ Representative of the intention to make any such deduction or withholding (except in the case of any withholding required as a result of a failure to deliver the certificate described in Section 4.03(b), any withholding required as a result of a failure to deliver an applicable Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 that has been requested by Parent, Purchaser, Merger Sub or any applicable withholding agent, or any withholding on compensatory payments made in connection with this Agreement) which notice shall include the basis for the proposed deduction or withholding, and (b) provide the relevant Company Shareholders with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction or withholding under applicable Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Tax Authority by Parent, Purchaser, Merger Sub or the applicable withholding agent. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 4.05   Dissenters Rights.    Notwithstanding any provision of this Agreement to the contrary, including Section 4.01(a), Company Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than Company Ordinary Shares to be cancelled and retired in accordance with Section 4.01(a)(i)) and held by a Company Shareholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Company Ordinary Shares in accordance with the Companies Act (such shares being referred to collectively as the “Dissenting Shares” until such time as such Company Shareholder fails to perfect or otherwise loses such Company Shareholder’s appraisal rights under the Companies Act with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted pursuant to the Companies Act (but, for avoidance of doubt, Dissenting Shares shall be included as applicable in the calculation of Company Shareholder Collective Percentage and Company Shareholder Pro Rata Share); provided, however, that if, after the Effective Time, such Company Shareholder fails to perfect, withdraws or loses such Company Shareholder’s right to appraisal pursuant to the applicable Cayman Islands laws or if a court of competent jurisdiction shall determine that such Company Shareholder is not entitled to the relief provided by the Companies Act and all applicable Cayman Islands laws, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Aggregate Merger Consideration, if any, to which such Company Shareholder is entitled pursuant to Section 4.01(a), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Company Ordinary Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Companies Act that relates to such demand, and Parent shall be consulted with respect to all material negotiations and proceedings with respect to such demand (and promptly notified of all other negotiations and proceedings with respect to such demand). After the Closing, Parent shall have the right to direct all negotiations and proceedings with respect to any such demands but shall meaningfully consult with the Shareholders’ Representative with respect thereto. Prior to the Closing, except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in corresponding section of the Company Disclosure Schedule or in any other section of the Company Disclosure Schedule if the application of the disclosure to such other section is reasonably apparent on the face of such disclosure, the Company represents and warrants to the Parent Parties, as of the date hereof and as of the Closing Date, as follows:
Section 5.01   Organization and Qualification.    Except as set forth in Section 5.01 of the Company Disclosure Schedule: (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of Cayman Islands, (ii) the Company has all requisite power and authority to carry on its business as currently conducted by it and to own and make use of its assets as currently used, (iii) the Company is duly qualified to do business and is in good standing (or the equivalent thereof) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iv) the Company has made available to Parent prior to the date hereof correct and complete copies of the organizational documents of the Company in effect as of the date hereof and each such organizational document is in full force and effect, and the Company is in compliance in all material respects with its respective organizational documents.
Section 5.02   Authority and Enforceability.
(a)   The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the consummation of the Merger, to the passing of the Written Resolution, to consummate the transactions contemplated hereby. The Company has taken all requisite corporate actions to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Written Resolution to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
(b)   The Company has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Written Resolution, to consummate the transactions contemplated thereby. The Company has taken all requisite corporate action to authorize the execution and delivery of the Ancillary Agreements to which it will be a party and the performance of its obligations thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Written Resolution, to consummate the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Company upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Company, as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
(c)   The Company Board, by resolutions duly adopted, has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and has determined that this Agreement and such transactions are fair to and in the best interest of the Company and the Company Shareholders, (ii) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Shareholders for consideration and (iii) recommended that the Company Shareholders adopt this Agreement and approve the Merger. The Written Resolution is the only vote of the holders of capital stock or other equity interests of the Company necessary to adopt this Agreement and approve the Merger under the Companies Act and the Company’s organizational documents, each as in effect at the time of such adoption and approval. The Written Resolution, if obtained, shall be obtained upon delivery of the Written Resolution.
Section 5.03   Capital Structure.
(a)   Section 5.03(a)(i) of the Company Disclosure Schedule sets forth (i) all of the authorized shares or other equity interests of the Company and (ii) the number of shares of each class or other equity interests in the Company that are issued and outstanding, together with the record or beneficial owners thereof and whether such shares or other equity interests are subject to vesting or forfeiture. The shares or other equity interests of the Company have been duly authorized, are validly issued and are fully paid and non-assessable. The Company Ordinary Shares reflected on Section 5.03(a)(i) of the Company Disclosure Schedule are the only outstanding securities of the Company, all of which are uncertificated. Except for this Agreement, there are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character (including any Shareholder rights plan or similar plan commonly referred to as a “poison pill”) relating to the authorized and issued, unissued or treasury shares of capital stock, or other equity or voting interests, of the Company, and the Company is not committed to issue any of the foregoing. The shares or other equity interests of the Company have not been issued in violation of any applicable Laws or the organizational documents of the Company. The Company does not have any debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, shares or other equity interests of the Company. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares or other equity interests of the Company. There are no shares or other equity or voting interests of the Company reserved for issuance. The Company has not issued any shares of capital stock or other equity or voting interests under the Company Incentive Plan. Except as set forth on Section 5.03(a)(ii) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the shares of, or other equity or voting interests in, the Company.
(b)   The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of any Person, does not have any direct or indirect equity or ownership interest in any business and is not a member of or participant in any partnership, joint venture or other entity (other than, in each case, assets acquired for investment purposes in the ordinary course of business consistent with past practice). Except as set forth in Section 5.03(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no irrevocable proxies, voting trusts or other agreements to which the Company is a party with respect to any shares of, or other equity or voting interests in, the Company. There are no restrictions that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by Law.

(c)   The capital and organizational structure of each VIE Entity are valid and in full compliance with the applicable Laws of the People’s Republic of China (“PRC Laws”). Except as set forth in Section 5.03(c), of the Company Disclosure Schedule, the registered capital of each VIE Entity has been fully paid up in accordance with the schedule of payment stipulated in its organizational documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws. The PRC Establishment Documents of each VIE Entity has been duly approved and filed in accordance with the PRC Laws and are valid and enforceable. To the knowledge of the Company, there are no disputes, controversies, demands or claims as to equity securities of each VIE Entity. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the VIE Entity in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.
Section 5.04   Governmental Filings and Consents.    No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for (a) consents, approvals, authorizations, waivers, notices and filings set forth in Section 5.04 of the Company Disclosure Schedule, (b) the filing of the Plan of Merger (and other documents required by the Companies Act) in accordance with the relevant provisions of the Cayman Companies Act, (c) the filing with the SEC and declaration of effectiveness of the Registration Statement in which the Closing Date Stock Merger Consideration is registered and (d) such other consents, approvals, authorizations, waivers, notices and filings the failure of which to be made or obtained individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 5.05   No Violations.    Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 5.04 are obtained or made and except as set forth in Section 5.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of its obligations hereunder and thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Written Resolution, the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Company, (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Company Material Contract or (d) result in the creation or imposition of any material Encumbrance, other than Permitted Encumbrances, on any material properties or assets of the Company.
Section 5.06   Financial Statements; No Undisclosed Liabilities.
(a)   Section 5.06(a) of the Company Disclosure Schedule contains copies of (i) the unaudited balance sheet of the Company as of December 31, 2019, December 31, 2020 and the related statements of operations and cash flows for the fiscal years then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (A) except as set forth in Section 5.06(a) of the Company Disclosure Schedule, have been prepared in accordance with GAAP applied on a consistent basis for the respective periods referred to in the Company Financial Statements, (B) have been derived from the books and records of the Company and (C) present fairly, in all material respects, the financial position of the Company as of the respective dates and for the respective periods referred to in the Company Financial Statements, subject to normal, year-end audit adjustments (none of which will be material) and the absence of footnotes and other presentation items.
(b)   Except as set forth on Section 5.06(b) of the Company Disclosure Schedule, the Company has no Liabilities that would be required by GAAP, applied on a basis consistent with the Company Financial Statements, to be reflected or reserved against in a balance sheet prepared as of the date hereof, other than Liabilities (i) that are reflected or reserved against in the Company Financial Statements, (ii) incurred since

December 31, 2020 in the ordinary course of business, (iii) that are not, individually or in the aggregate, material to the Company or (iv) incurred after the date hereof as permitted or contemplated by this Agreement (including Section 7.01).
Section 5.07   Absence of Certain Changes.    Since December 31, 2021, through the date of this Agreement, except as set forth on Section 5.07 of the Company Disclosure Schedule, (a) the business of the Company has been operated in the ordinary course of business, (b) no Company Material Adverse Effect has occurred, and, to the Knowledge of the Company, no event, change, circumstance, effect, development, condition or occurrence exists or has occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Company Material Adverse Effect and (c) the Company has not taken any action or failed to take any action that, if taken or failed to have been taken after the date hereof, would have resulted in a breach of Section 7.01.
Section 5.08   Compliance with Laws; Permits.
(a)   Except as set forth on Section 5.08(a) of the Company Disclosure Schedule, the Company is, and since August 28, 2020 has been, in compliance in all material respects with all applicable Laws. The Company has not received, since August 28, 2020, any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of the Company to comply with, any applicable Law.
(b)   Except as set forth on Section 5.08(b) of the Company Disclosure Schedule, the Company holds and maintains in full force and effect, and since August 28, 2020 has held and maintained in full force and effect, all Permits required to conduct its business in the manner and in all such jurisdictions as it is currently conducted under and pursuant to all applicable Laws. The Company is, and since August 28, 2020 has been, in compliance in all material respects with all such Permits. The Company has not received, since August 28, 2020 any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Company to comply with, any term or requirement of any such Permit, or, to the Knowledge of the Company, any pending or threatened investigation thereof.
(c)   Neither the Company nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation in connection with the business of the Company. Neither the Company nor any of its officers, directors or employees is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.
Section 5.09   Litigation; Governmental Orders.
(a)   Except as set forth on Section 5.09 of the Company Disclosure Schedule, there is no Action or claim pending or, to the Knowledge of the Company, threatened, or, any governmental investigation pending or to the Knowledge of the Company, threatened by, against or involving the Company or any of its properties or assets.
(b)   The Company is not subject to any Governmental Order which, individually or in the aggregate, has had and would reasonably be expected to have a Company Material Adverse Effect.
Section 5.10   Taxes.
(a)   (a) (i) All income and other material Tax Returns required to be filed by or on behalf of the Company have been timely filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all income and other material Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid.
(b)   The Company has complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.
(c)   The Company does not have any liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract, by operation of Law or otherwise (other than Taxes of the Company).
(d)   No Encumbrances for Taxes have been filed against the Company, except for Permitted Encumbrances.
(e)   No Tax Return related to income or other material Taxes of the Company is under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any income or other material Taxes of the Company, and no Tax Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against the Company with respect to any Tax period for which the period of assessment or collection remains open.
(f)   No jurisdiction in which the Company does not currently file Tax Returns has claimed that the Company is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. The Company has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.
(g)   No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company is liable and that remains in effect has been granted or requested.
(h)   The unpaid Taxes of the Company (i) do not, as of the most recent Company Financial Statements, exceed the reserve for Tax-related Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
(i)   The Company is not required to make any adjustment (nor has any Tax Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any period on or after the Closing Date as a result of a change in accounting method. The Company is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount (other than insurance premiums on policies written by the Company) received on or prior to the Closing Date, (v) election under Section 965(h) of the Code, (vi) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.
(j)   The Company is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company).

(k)   The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(l)   Except as set forth in Section 5.10(l) of the Company Disclosure Schedule, the Company has not requested, applied for, or sought any relief, assistance or benefit with respect to Taxes from any Governmental Authority under any COVID-19 Legislation other than to file amended Tax Returns or similar claims for the refund of Taxes.
(m)   The Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).
(n)   The Company has not taken or agreed to take any action that would reasonably be expected to prevent the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment. The Company does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.
Section 5.11   Employee Benefits.
(a)   Section 5.11(a) of the Company Disclosure Schedule (i) sets forth a list of each Company Benefit Plan and (ii) identifies each material Company Benefit Plan that is sponsored or maintained by the Company, as applicable.
(b)   The Company has made available to Parent prior to the date hereof with respect to each Company Benefit Plan a copy of (i) the plan document (including all amendments thereto) governing such Company Benefit Plan or, if such plan is not in writing, a written description of such Company Benefit Plan, (ii) the most recent determination, advisory or opinion letter received from the IRS, to the extent applicable, (iii) the most recent Federal Form 5500 series (including all schedules thereto) filed with respect thereto, to the extent applicable, (iv) the ERISA summary plan description currently in effect and all summaries of material modifications thereto, (v) the most recent financial statements and actuarial or other valuation reports prepared with respect to each funded Company Benefit Plan, and (vi) all material non-routine correspondence to and from any Governmental Authority in the past three years. The Company does not have any express or implied commitment to create any employee benefit plan, program or arrangement or to modify, amend or terminate any Company Benefit Plan.
(c)   Each Company Benefit Plan has been maintained, operated, and administered in compliance in all material respects with its terms and applicable Law. All contributions required to be made with respect to each Company Benefit Plan have been timely made and deposited and all material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Company Benefit Plan participant or beneficiary have been timely filed or distributed.
(d)   Other than claims for benefits made in the ordinary course of business, there is no Action pending or, to the Knowledge of the Company, threatened against or involving any Company Benefit Plan, the assets of any Company Benefit Plan or the Company or the plan administrator or any fiduciary of the Company Benefit Plans with respect to the operation of such Company Benefit Plans. No Company Benefit Plan is, or within the last six (6) years has been, the subject of an examination or audit or, to the Knowledge of the Company, investigation, by a Governmental Authority, or is, within the last three (3) years has been, the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(e)   Each Company Benefit Plan intended to be tax qualified under the applicable Chinese tax provisions is so qualified and, to the Knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to adversely affect the tax qualification of such Company Benefit Plan.

(f)   Neither the Company nor any Company ERISA Affiliate sponsors, maintains or contributes to, or is obligated to contribute to, or has ever sponsored, maintained or contributed to, or had an obligation to contribute to, or has any Liability with respect to a plan that is: (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA; (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company does not have any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. The Company does not have any current or contingent Liability arising under Title IV of ERISA, and no event has occurred or condition exists that would reasonably be expected to give rise to such Liability. No Company Service Provider is or may become entitled under any Company Benefit Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code or similar state Law.
(g)   With respect to each Company Benefit Plan, (i) the Company has not engaged in, and, to the Knowledge of the Company, no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material Liability to the Company, and (ii) neither the Company nor, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA), has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.
(h)   The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (either alone or in combination with any other event) (i) entitle any Company Service Provider to severance pay, unemployment compensation or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Company Service Provider, (iii) increase any benefits under any Company Benefit Plan, (iv) result in the forgiveness of any Indebtedness of any Company Service Provider, (v) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), or (vi) the application of any limitation or restriction on the ability of the Company to amend or terminate any Company Benefit Plan.
(i)   The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by such individual under Section 409A or 4999 of the Code.
(j)   Except as set forth on Section 5.11(k) of the Company Disclosure Schedule, the Company has not used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that would reasonably be expected to result in the disqualification of any Company Benefit Plan or the imposition of penalties or excise taxes with respect to any Company Benefit Plan by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.
Section 5.12   Employee Matters.
(a)   Section 5.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the employees of the Company as of the date hereof (the “Company Employees”) and the following information for each such employee as of the date hereof: (i) name, (ii) geographic location (including city, state and country), (iii) employing legal entity, (iv) active or leave status (and, if on leave, the nature of the leave and the expected return date) and (v) compensation.
(b)   Section 5.12(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all natural persons that have a consulting, independent contractor or advisory relationship with the Company as of the date hereof (excluding attorneys, financial advisors, accountants and similar professionals), including with respect to such natural persons: (i) the engagement date, (ii) a general description of the services provided, (iii) the term of such services and (iv) an indication as to whether the Company has a fully executed confidentiality and intellectual property assignment agreement (or a similar agreement) on file.
(c)   (i) The Company is not party to or bound by any Collective Bargaining Agreement or other similar labor agreement with respect to any Company Employees, (ii) no Company Employees are covered by any Collective Bargaining Agreement or other similar labor agreement or represented by any labor or trade union, works council or other employee representative body, in each case, with respect to their employment with the Company, (iii) to the Knowledge of the Company, there has not been any labor organizing activity or demand for recognition or certification by or with respect to any Company Employees and (iv) there have not been any, and there are no pending or, to the Knowledge of the Company, threatened, (A) labor disputes involving the Company, or (B) unfair labor practice charges, strikes, slowdowns or work stoppages by or with respect to any Company Employees.
(d)   Except as set forth in Section 5.12(d) of the Company Disclosure Schedule, the Company is, and has been, in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor, employment and compensation. The Company has not received written or oral notice of any pending or, to the Knowledge of the Company, threatened Action with respect to or relating to alleged noncompliance by the Company with any applicable local, state, federal or foreign Laws relating to employment or compensation. With respect to Company Service Providers, the Company: (x) has withheld and reported in all material respects all amounts required by Law or by Contract to be withheld and reported with respect to wages, fees, salaries and other payments to such persons, (y) is not liable for any material arrears of wages, fees, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (z) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such persons (other than routine payments to be made in the normal course of business and consistent with past practice). The Company does not have direct or indirect Liability with respect to any misclassification of any person as an independent contractor or consultant rather than as an employee, with respect to any employee leased from another employer or with respect to any current or former Company Employee classified as exempt from overtime wages.
(e)   The Company is not party to a settlement agreement that involves allegations relating to sexual harassment, sexual misconduct or discrimination by a Company Service Provider. To the Knowledge of the Company, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any Company Service Provider in their capacity as such and no such harassment, misconduct or discrimination has occurred (whether or not allegations have been made).
(f)   To the Knowledge of the Company, no Company Service Provider is in violation of any material term of any employment agreement, nondisclosure agreement, consulting agreement, independent contractor agreement, non-competition agreement, non-solicitation agreement or other agreement containing similar restrictive covenant obligations, in each case: (i) with or to the Company or (ii) with a former employer or hiring entity of any such person relating (A) to the right of any such person to be employed or engaged by the Company or (B) to the knowledge or use of trade secrets or proprietary information.
Section 5.13   Intellectual Property.
(a)   Section 5.13(a)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, (i) all registered and applied-for Company IP (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates and (ii) all material Company Software. Section 5.13(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of each Contract pursuant to which the Company is obligated to pay any royalties, fees, commissions or other amounts to any other Person upon or solely for the use of any Company IP, which royalties, fees, commissions or other amounts are payable in connection with the provision or distribution of a Company Product to a third party. Except as set forth on Section 5.13(a)(iii) of the Company Disclosure Schedule, the Company exclusively owns all Company IP, free and clear of all Encumbrances (other than Permitted Encumbrances), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company

IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and (excluding applications for registration) is valid and enforceable.
(b)   The Company has a valid and enforceable license to use all material Intellectual Property. The “Material Inbound Licenses” refer to all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Company as presently conducted. The Company has performed in all material respects all obligations imposed on it in the applicable Company IP Licenses, has made all payments required under the applicable Company IP Licenses to date, and the Company is not in breach or default thereunder. The Company is not a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to the Company.
(c)   No Action is pending or, to the Knowledge of the Company, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, exploit, license or sublicense any Intellectual Property. The Company has not received any written or, to the Knowledge of the Company, oral, notice or claim asserting that any Infringement of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of the Company. To the Knowledge of the Company, no Infringement or similar claim or Action is, or has in the past been, threatened against any Person who is entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to any such claim or Action, and the Company has not received written notice or, to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action. There are no Governmental Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Company IP or any other Intellectual Property used or held for use in the business of the Company, (ii) restrict the conduct of the business of the Company in any material respects in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property used or held for use in the business of the Company. To the Knowledge of the Company, the Company is not currently Infringing, and has in the past not Infringed, any Intellectual Property of any other Person in any material respect. To the Knowledge of the Company, no third party is Infringing any Company IP in any material respect.
(d)   All current and former founders, employees, consultants and independent contractors who created any Intellectual Property included in any Company Product or otherwise material to the business of the Company (each, a “Contributor”) have executed a valid written agreement (substantially in the form of the templates of written Contracts provided by the Company to Parent) that assigned to the Company all of such Contributor’s right, title and interest in and to the Intellectual Property arising from the services performed for or within the scope of employment with the Company by such Persons. No Contributors have made any claims to the Company claiming any ownership interest in any Company IP.
(e)   The Company has taken reasonable measures to protect and maintain the secrecy and confidentiality of all material Trade Secrets and confidential information owned or held by the Company. To the Company’s Knowledge, there has not been any disclosure of any material Trade Secret of the Company (including any such information of any other Person disclosed in confidence to the Company) to any Person in a manner that has resulted or is likely to result in the loss of such Trade Secret or other rights in and to such information.
(f)   No funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company IP, and no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center owns or otherwise holds, or has the right to obtain, any ownership rights to any Company IP. The Company is not now, and has never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization, in each case that requires or obligates the Company to grant or offer to any other Person any license or other right to any Company IP.
(g)   The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in: (i) the breach, material modification, cancellation, termination, or suspension or acceleration of any payments by the Company under any Contract relating to Intellectual Property, (ii) incremental loss of Intellectual Property rights, or (iii) release of source code for Company Software.

Following the Closing, the Company shall be permitted to exercise all of the Company’s rights under the Company IP Licenses to the same or similar extent that the Company would have been able to exercise had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.
(h)   Section 5.13(h) of the Company Disclosure Schedule accurately and completely describes each form of User Agreement (including all versions thereof) in effect since the incorporation of the Company, and identifies, with respect to each User Agreement, the period of time during which such User Agreement was or has been in effect. Each User Agreement: (i) is binding and enforceable with respect to each and every user of each applicable Company Product (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), and (ii) will remain in full force and effect after the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(i)   Except as set forth in Section 5.13(k) of the Company Disclosure Schedule, none of the Company Products (i) contains any bug, defect, or error that adversely affects the use, functionality, or performance of such Company Products, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products, in each case of clauses (i) and (ii), that would prevent end-users from accessing or using Company Products as intended in any material respect.
Section 5.14   IT Systems.
(a)   The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company as currently conducted. The Company has not experienced any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company is taking commercially reasonable measures to provide for the back-up and recovery of the material data and information necessary to the conduct of the business of the Company (including such data and information that is stored on magnetic or optical media in the ordinary course).
(b)   None of the Company Software or Company IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.
(c)   Except as set forth on Section 5.14(c) of the Company Disclosure Schedule, the Company maintains business continuity and disaster recovery plans that are adequate to ensure that the Company IT Systems can be operated, replaced, or substituted without material disruption to the conduct of the Company’s business as currently conducted.
Section 5.15   Material Contracts.
(a)   Section 5.15(a) of the Company Disclosure Schedule sets forth a list of all Contracts (other than any Company Benefit Plan) which are in effect as of the date hereof and which the Company is a party or by which the Company or its businesses, properties or assets are bound that meet any of the following criteria (each, together with each User Agreement, a “Company Material Contract”):
(i)   calls for the payment, reimbursement or offset by or on behalf of the Company in excess of $200,000 per annum, or the delivery by the Company of goods or services with a fair market value in excess of $200,000 per annum.
(ii)   contains covenants (A) limiting in any material respect the ability of the Company to compete or operate in any line of business or geographical area or provide any products or services of or to any other Person, (B) obligating the Company to conduct any business on an exclusive basis with any Person or (C) providing the counterparty thereto with “most favored nation,” rights of first refusal or offer or similar rights;
(iii)   was entered into in connection with the acquisition or disposition by the Company of any business or the shares, capital stock or other ownership interests of any other Person and (A) under which there are any material ongoing obligations or (B) which acquisition is not yet complete;
(iv)   contains material earn-out or deferred or contingent payment obligations of or for the benefit of the Company that remain outstanding;
(v)   contains any option, warrant, call, subscription or other right, agreement, arrangement or commitment to acquire any business or the shares, capital stock or other ownership interests of any other Person;
(vi)   was entered into with any Governmental Authority;
(vii)   relates to any Indebtedness of the Company;
(viii)   contains licenses, sublicenses and other agreements or permissions, under which the Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property of a third party,
(ix)   relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company;
(x)   pursuant to which the Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company IP, excluding the User Agreements set forth on Section 5.13(h) of the Company Disclosure Schedule and Immaterial Licenses (“Material Outbound Licenses”);
(xi)   pursuant to which the Company has (A) acquired from any third party any ownership right to any Intellectual Property or (B) transferred to any third party any ownership right to any Intellectual Property;
(xii)   is a Company Intercompany Agreement;
(xiii)   was entered into outside of the ordinary course of business and requires the Company to indemnify any Person in respect of third-party claims;
(xiv)   relates to the settlement of any dispute under which the Company has ongoing monetary obligations in excess of $200,000 or material non-monetary obligations after the date hereof;
(xv)   is a Contract between a Company Service Provider and the Company (but excluding Contracts that are excluded from the definition of Company Intercompany Agreement);
(xvi)   relates to secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;
(xvii)   providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;
(xviii)   relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;
(xix)   relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);
(xx)   with or pertaining to the Company to which any Company Shareholder is a party;
(xxi)   relating to material property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Chinese Leases); and

(xxii)   creates any partnership, joint venture, limited liability company or similar arrangement.
(b)   Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms and, unless terminated by the other parties thereto or expired in accordance with the terms of such Company Material Contract following the date hereof, is in full force and effect, subject to the Enforceability Exceptions, and the Company is not, and, to the Knowledge of the Company, no other party thereto is in default beyond the expiration of applicable notice or cure periods in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Company Material Contracts (and the Company has not received any written notice alleging any such default).
(c)   The Company has made available to Parent copies of each Company Material Contract.
Section 5.16   Real Property.
(a)   Section 5.16(a) sets forth a list of real properties owned by the Company, under its own name or through its Subsidiaries.
(b)   Except for the leases set forth on Section 5.16(b) of the Company Disclosure Schedule (such lease, the “Chinese Leases”), the Company does not lease, sublease or license any other real property. The Chinese Leases are valid and binding obligations of the Company and, to the Knowledge of the Company, the other party thereto, in accordance with their terms and, unless terminated by the other party thereto or expired in accordance with the terms thereof following the date hereof, are in full force and effect, subject to the Enforceability Exceptions, and neither the Company nor, to the Knowledge of the Company, the other party thereto is in default beyond the expiration of applicable notice or cure periods in the performance, observance or fulfillment of any obligation, covenant or condition contained therein (and the Company has not received any written notice alleging any such default).
Section 5.17   Insurance.    Except as set forth on Section 5.17 of the Company Disclosure Schedule, the Company has not maintained any other policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability or other casualty and property insurance. The Company has not suffered any material loss for which it has been required to self-insure as a result of not maintaining any such policies.
Section 5.18   Data Protection and Cybersecurity.
For the purposes of this Section 5.18, the terms “processing” (and its cognates) and “sell” shall have the meaning given to them in the CCPA.
(a)   The Company complies and has complied at all times in all material respects with (i) all applicable Data Protection Laws, (ii) all obligations or restrictions concerning the privacy, security or processing of Personal Information imposed under any Contract to which the Company is a party to or otherwise bound, and (iii) the Company’s own Company Data Protection Policies. As required by applicable Data Protection Laws, the Company has (A) implemented appropriate policies, notices, logs, and procedures in relation to its processing, retention, protection, and transfer of Personal Information (“Company Data Protection Policies”) and carried out regular staff training, testing, audits or other mechanisms that ensure and monitor compliance with such Company Data Protection Policies, (B) maintained and kept up-to-date records of all its Personal Information processing activities, and (C) obtained all appropriate consents, approvals and/or authorization to process and transfer such Personal Information lawfully, including in relation to the placement of cookies or similar technologies on the devices of users of the Company’s websites.
(b)   The Company has implemented and maintained technical and organizational measures intended to protect Personal Information and other sensitive, proprietary or confidential Company data relating to the business of the Company against unauthorized access and exfiltration, theft, or disclosure, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities) in accordance with industry standard.
(c)   The Company has not (i) suffered or discovered any actual data breach or security incident involving unauthorized access, use, disclosure, loss, denial, disruption, alteration, destruction, compromise, unauthorized processing, or intrusion into the Company IT Systems or any Personal Information stored on or accessible from the Company IT Systems or, to the Knowledge of the Company, any other computer networks or systems containing sensitive, proprietary, or confidential data or Personal Information of the Company; (ii) been subject to or received any actual, pending, or threatened investigations, notices, claims, complaints, requests, correspondence or other communication from any Governmental Authority in relation to data processing, cybersecurity or Personal Information; (iii) received any actual, pending, or threatened claims from natural persons alleging any breach of Data Protection Laws or the exercise of their rights thereunder; (iv) been a party to any other Action relating to, any actual, alleged or suspected violation of any Data Protection Law involving Personal Information in the possession or control of the Company, or held or processed by any vendor, processor or other third party for or on behalf of the Company; or (v) experienced circumstances which could reasonably be expected to give rise to any of the consequences in (i) through (iv).
(d)   The Company does not sell any Personal Information.
(e)   The execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Company Data Protection Policies; (ii) violate any Data Protection Laws or (iii) require the consent of or notice to any Person concerning Personal Information.
Section 5.19   Fees to Brokers and Finders.    Except as set forth on Section 5.19 of the Company Disclosure Schedule, the Company does not have any obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.
Section 5.20   Sufficiency of Assets.    As of the Closing Date, the assets, properties, Intellectual Property, Contracts and rights of the Company will constitute all of the assets, properties, Intellectual Property, Contracts and rights necessary to permit the Company to conduct its business immediately following the Closing in substantially the same manner as such business was conducted prior to the Closing.
Section 5.21   Affiliate Transactions. Except as set forth in Section 5.21 of the Company Disclosure Schedule, no Company Service Provider, Affiliate (which for purposes of this Section 5.21 shall include any Company Shareholder that owns more than 5% of the issued and outstanding Company Ordinary Shares) or “associate” or, to the Knowledge of the Company, members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer, independent contractor, Shareholder, or employee of the Company, (a) is involved, directly or indirectly, in any business arrangement or other relationship with the Company (whether written or oral) except for User Agreements, non-disclosure agreements, invention assignment agreements, independent contractor agreements and employment agreements terminable by either party at-will and without any severance or advance notice obligation on the part of the Company that is not otherwise required by Law, any Contracts in connection with the Company Ordinary Shares or other equity securities of the Company issued to such Related Person set forth on Section 5.03(a)(i) of the Company Disclosure Schedule and, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Company or (c) is engaged, directly or indirectly, in the conduct of the business of the Company. In addition, to the Knowledge of the Company, no officer or employee of the Company has an interest in any Person that competes with the business of the Company in any market presently served by the Company (except for ownership of less than 1% of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market). For clarity, no disclosure will be required under this Section 5.21 as to the portfolio companies of any venture capital, private equity or angel investor in the Company.
Section 5.22   Banking Relationships.    Section 5.22 of the Company Disclosure Schedule sets forth a complete and accurate description of all arrangements that the Company has with any banks, savings and loan associations, or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, letters of credit and certificates of deposit, or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.

Section 5.23   No Other Representations and Warranties.    Except for the representations and warranties expressly contained in this Article III (as modified by the applicable sections of the Company Disclosure Schedule) or the Ancillary Agreements to which the Company or any Company Shareholder is party, none of the Company, any of its Affiliates or any Company Shareholder, nor any of its or their respective Representatives, makes or has made, and none of Parent or its Affiliates, nor any of its or their respective Representatives relies or has relied upon, any other representation or warranty on behalf of the Company or any Company Shareholder. The Company and each Company Shareholder expressly disclaims, and Parent expressly disclaims any reliance on, any other representation, warranty, projection, forecast, statement, or information made, and all other representations and warranties, whether express or implied.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in the Parent SEC Reports (other than disclosures contained or referenced under the captions “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” and any other disclosures containing risks that are predictive, cautionary or forward-looking in nature), or any disclosure schedule or in any other section of the Parent disclosure schedules if the application of the disclosure to such other section is reasonably apparent on the face of such disclosure, Parent represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
Section 6.01   Organization and Qualification.   Each of Parent, Purchaser and Merger Sub is a corporation or exempted company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Cayman Islands, respectively.
Section 6.02   Authority and Enforceability.
(a)   Each Parent Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Parent Party has taken all requisite corporate action to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of each Parent Party, enforceable against each Parent Party in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Each Parent Party has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. Each Parent Party has, and prior to the Closing will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the requisite Parent Party upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of such Parent Party enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.
(c)   Parent’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, and (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Parent, as applicable.
Section 6.03   SEC Reports, Financial Statements.
(a)   Parent has filed or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC since February 10, 2021 (such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, including all information incorporated therein by reference, collectively, the “Parent SEC Reports”). Each of the Parent SEC Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply with the applicable requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective filing or furnishing dates (or, if supplemented, modified or amended since the time of filing or furnishing, as of the date of the most recent supplement, modification or amendment), none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding written comments from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(b)   The financial statements (including all related notes and schedules thereto), contained in the Parent SEC Reports (or incorporated therein by reference) (the “Parent Financial Statements”) have been prepared in all material respects in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited Parent Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein).
Section 6.04   Governmental Filings and Consents.   No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by any Parent Party in connection with the execution and delivery of this Agreement and the Ancillary Agreements by any Parent Party, as applicable, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for (a) the filing with the SEC and declaration of effectiveness of the Registration Statement in which the Closing Date Stock Merger Consideration is registered, (b) the filings of the PM1 and the Plan of Merger and (c) such other consents, approvals, authorizations, waivers, notices and filings the failure of which to be made or obtained individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 6.05   No Violations.   Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 6.04 are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by Parent, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Parent, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to Parent, (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which Parent is a party or (d) result in the creation or imposition of any material Encumbrance, other than Permitted Encumbrances, on any properties or assets of Parent, in the case of clauses (c) and (d) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 6.06   No Prior Operations.   Purchaser and Merger Sub were formed solely for the purpose of effecting the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
Section 6.07   Valid Issuance of Purchaser Ordinary Shares.   The Purchaser Ordinary Shares issuable in connection with the Merger, when issued by Purchaser in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws). Assuming (a) the accuracy of the representations and warranties of the Company Shareholders contained in the Support Agreement and (b) none of the Company, the Company Shareholders or any of their respective Affiliates has taken any action to prevent the issuance of Parent Ordinary Shares in the Acquisition Merger from being exempt from the registration requirements of applicable U.S. federal and state securities Laws, the issuance thereof will not violate or conflict with any provisions of applicable U.S. federal or state Law or the rules, regulations and policies of Nasdaq or any other applicable stock exchange or securities regulatory authority and will not be issued in contravention of any other Person’s rights therein or with respect thereto.
Section 6.08   Litigation.   There is no Action or claim pending or, to the Knowledge of Parent, threatened, or, to the Knowledge of Parent, governmental investigation threatened or pending by, against or involving Parent or any of its properties or assets, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
Section 6.09   Fees to Brokers and Finders.   Except as set forth on Section 6.09 of the Parent Disclosure Schedule, Parent has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.
Section 6.10   Redomestication Intended Tax Treatment.   Parent has not taken or agreed to take any action that would reasonably be expected to prevent the Acquisition Merger from qualifying for the Acquisition Merger Intended Tax Treatment. Parent does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Acquisition Merger from qualifying for the Intended Tax Treatment.
Section 6.11   No Other Representations and Warranties.   Except for the representations and warranties expressly contained in this ARTICLE VI or in the Ancillary Agreements to which any Parent Party is party, neither Parent nor any of its Affiliates, nor any of its or their respective Representatives, makes or has made, and none of the Company, any of its Affiliates or any Company Shareholder, nor any of its or their respective Representatives relies or has relied upon, any other representation or warranty on behalf of any Parent Party. Each Parent Party expressly disclaims, and the Company and each Company Shareholder expressly disclaims any reliance on, any and all other representations and warranties, whether express or implied.
ARTICLE VII
COVENANTS
Section 7.01   Conduct of Business.   During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise expressly required by, and in accordance with, this Agreement, including the taking of actions and the consummation of the transactions contemplated hereby, as set forth in Section 7.01 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent (which consent shall not unreasonably be withheld, conditioned or delayed), the Company shall (x) conduct its business in the ordinary course of business, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and operations and maintain its relationships and goodwill with employees, contractors, customers, suppliers, Governmental Authorities and others having business relationships with the Company and (z) not (except if required by applicable Law):
(a)   (i) declare, set aside or pay any dividend or distribution on any shares, share capital or other equity interests or (ii) purchase, redeem or repurchase any shares of its capital stock or other equity interests;
(b)   issue, sell, pledge, transfer, dispose of or encumber any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person without the written consent from Parent, excluding the private equity offering of the Company immediately before the consummation of the business combination transaction set forth herein which amount shall not exceed $51,000,000 and, for the avoidance of doubt, any capital stock or other equity interests issued in connection with such offering or between the date hereof and the Closing Date shall be converted into the right to receive the Merger Consideration which shall not be adjusted for any such issuance;

(c)   split, combine, subdivide or reclassify any of its capital stock or other equity interests;
(d)   (i) incur any Indebtedness, (ii) incur or accrue any trade payables or other liabilities (other than Indebtedness) outside the ordinary course of business, or (iii) waive any material claims or rights of, or cancel any debts to, and of, the Company;
(e)   amend (by merger, consolidation or otherwise) its organizational documents or cause those of any Subsidiary to be amended,(ii) form any Subsidiary or (iii) acquire an interest in a variable interest entity or increase the Company’s equity ownership in any of the VIE Entities;
(f)   voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;
(g)   (i) purchase, sell, lease, exchange, pledge, encumber, issue or otherwise dispose of or acquire any property or assets outside the ordinary course of business, (ii) grant or take any other action that will result in the imposition of Encumbrance, other than Permitted Encumbrances, on any material property or assets of the Company, or (iii) make or incur any capital expenditure in excess of $50,000 individually or $200,000 in the aggregate or that are not contemplated by the Company’s capital expenditure budget previously provided to Parent;
(h)   (i) amend or assign, renew or extend or terminate any existing Company Material Contract (including any User Agreement) (unless terminated by the other parties thereto or expired in accordance with the terms of such Company Material Contract), (ii) enter into any Contract that would be a Company Material Contract if in effect on the date hereof (other than a User Agreement on the terms in effect on the date hereof) or (iii) waive, release or assign any material rights or claims under any existing Company Material Contract;
(i)   (i) sell, transfer or license any Intellectual Property to any Person, other than non-exclusive licenses granted in the ordinary course of business pursuant to User Agreements or Immaterial Licenses, (ii) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, (iii) take any action that could reasonably be expected to trigger the release of source code of any material Company Software to any third party, or (iv) disclose any material Trade Secrets owned or held by the Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;
(j)   pay, settle, release or forgive any Action or threatened Action, or waive any right thereto, in excess of $50,000 individually and $200,000 in the aggregate;
(k)   make any filings with any Governmental Authority relating to (i) the withdrawal or surrender of any license or Permit held by the Company or (ii) the withdrawal by the Company from any lines or kinds of business;
(l)   (i) make, revoke or amend any income or other material Tax election, (ii) enter into any closing agreement, settlement or compromise of any Tax-related Liability or refund, (iii) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) surrender any right to claim a Tax refund, offset or other reduction in Tax-related Liability, (vi) adopt or change any method of Tax accounting, (vii) file any Tax Return inconsistent with past practice, (viii) amend any Tax Return or (ix) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax;
(m)   other than as required by the terms of any Company Benefit Plan as in effect on the date hereof and listed on Section     the Company Disclosure Schedule, (i) grant or increase any severance, change in control, retention or termination pay of (or amend any existing severance, change in control, retention or termination pay arrangement with) any Company Service Provider, (ii) establish, enter into, adopt, renew, terminate, modify or amend any Company Benefit Plan (or any new arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (iii) take any action to accelerate the vesting or payment of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan, (iv) increase the compensation payable to any Company Service Provider, except increases in annual base salary or wage rate in the ordinary course of business to those current employees of the Company not to exceed ten percent (10%) with respect to any Company Service Provider, (v) grant any awards under any bonus, incentive, performance, equity or other compensation plan or arrangement or Company Benefit Plan or (vi) except as may be required by GAAP or applicable Law, change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;
(n)   (i) terminate the employment of any employee of the Company (other than terminations for cause, death or disability, as a result of a voluntary resignation of such employee or for cause (as determined in good faith by the Company)), (ii) hire any new employee or engage any consultant or independent contractor, (iii) waive the restrictive covenant obligations of any Company Service Provider, or (iv) implement any group layoffs or furloughs, whether temporary or permanent, with respect to any employee of the Company;
(o)   (i) modify, extend, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor or trade union, works council, employee representative body, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company;
(p)   voluntarily terminate, cancel or materially modify or amend any insurance coverage maintained by the Company with respect to any material assets without, to the extent commercially reasonable to do so, replacing such coverage with a comparable amount of insurance coverage;
(q)   (i) acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing or (ii) establish any Subsidiary, enter into any new lines of business or introduce any new material products or services;
(r)   change any of the material accounting, financial reporting or tax principles, practices or methods used by the Company, except as may be required in order to comply with changes in GAAP or applicable Law; or
(s)   enter into any Contract with respect to any of the foregoing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 7.02   Access to Information; Confidentiality.
(a)   During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, afford Parent Parties and their Representatives who are bound by a confidentiality agreement reasonable access during normal business hours upon reasonable advance notice to (and, as applicable, the right to then inspect) all of the officers, directors, employees, books and records, Contracts and other documents and data of the Company as any Parent Party or any of their Representatives may reasonably request for the purpose of facilitating the consummation of the transactions contemplated hereby, including but not limited to the filing of the registration statement/proxy statement on Form F-4 with the SEC; provided, however, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or violate any obligations with respect to confidentiality in any agreement with a third party or violate any applicable Law or (ii) to disclose information or materials protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure. In exercising its rights hereunder, each Parent Party shall conduct itself, and shall cause its Representatives to conduct themselves, so as not to unreasonably interfere in the conduct of the Company’s businesses. No investigation by any party or other information received by any party shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by any other party in this Agreement.
(b)   The parties each acknowledge that the information and access provided to it pursuant to this Section 7.02 shall be subject to the terms and conditions of the Confidentiality Agreement and all applicable Law. Effective as of the Closing, the Confidentiality Agreement shall cease to have any force or effect.

Section 7.03   Reasonable Best Efforts.
(a)   On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary or advisable under applicable Laws to consummate and make effective the Redomestication Merger, the Acquisition Merger and the other transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Redomestication Merger and the Acquisition Merger set forth in ARTICLE XI, to obtain any necessary waivers, consents and approvals and to effect all necessary registrations and filings with Governmental Authorities and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement.
(b)   Notwithstanding anything to the contrary herein, in connection with the exercise of any reasonable commercial efforts, commercially reasonable efforts or other standard of conduct pursuant to this Agreement, the Company shall not be required, in respect of any provision of this Agreement, to pay any extraordinary fees, expenses or other amounts to any Governmental Authority or any party to any Contract (excluding, for the avoidance of doubt, ordinary course fees and expenses of their respective attorneys and advisors), commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party, dispose of any assets, incur any material obligations or agree to any of the foregoing.
Section 7.04   Resignations.   The Parent shall cause all of its directors (and similar persons) of the Company to resign from such directorship (or similar position) except Dr. Suying Liu, and all of its executive officers (and similar persons) of the Company to resign from their offices, in each case effective as of the Closing (collectively, the “Resignations”).
Section 7.05   SEC Filings.
(a)   The parties acknowledge that:
(i)   Purchaser’s shareholders and the Company Shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, Purchaser must call a special meeting of its shareholders requiring Purchaser to prepare and file with the SEC a Registration Statement on Form F-4 or Form S-4, as determined by the parties, which will contain a Proxy Statement/Prospectus (as defined in Section 7.14);
(ii)   the Parent Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and
(iii)   the Parent Parties will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.
(b)   In connection with any filing the Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Parent Parties, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent Parties in connection with any filing with the SEC.
(c)   The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s shareholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide the Parent Parties with such information as shall be reasonably requested by the Parent Parties for inclusion in or attachment to the Proxy Statement/Prospectus, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement/Prospectus and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its managers, directors, officers and employees to be reasonably available to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company.
Section 7.06   Financial Information.   By no later than March 15, 2022, the Company will deliver to the Parent Parties audited consolidated financial statements of the Company (including all subsidiaries and VIE Entities) as of and for the years ended December 31, 2020 and 2021, all prepared in conformity with U.S. GAAP under the standards of the PCAOB (the “Audited 2020/2021 Financial Statements”). The Audited 2020/2021 Financial Statements shall, among other things, be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Audited 2020/2021 Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company will provide additional financial information as reasonably requested by the Parent Parties for inclusion in any filings to be made by the Parent Parties with the SEC. If reasonably requested by the Parent Parties, the Company shall use its reasonable best efforts to cause such information reviewed or audited by the Company’s auditors.
Section 7.07   Intercompany Agreements and Accounts.   Except as set forth in Section 7.06 of the Company Disclosure Schedule, (a) all Company Intercompany Agreements shall be terminated and discharged and deemed to be void and of no further force and effect, effective immediately prior to the Closing, in each case, (i) without any fee, penalty or other payment by the Company, (ii) in a manner reasonably satisfactory to Parent and (iii) without survival of any rights or obligations (including any provision expressed or intended to survive the termination of such agreement), including any Liability that has accrued prior to such termination and (b) each Company Shareholder shall take such action and make such payment as may be necessary so that as of immediately prior to the Closing, the Company, on the one hand, and such Company Shareholder, its Affiliates (other than the Company) and spouse, parents, siblings, descendants (including adoptive relationships and stepchildren) of such Company Shareholder and the spouses of each such natural persons, on the other hand, settle, discharge, offset, pay, repay, terminate or extinguish in full all Intercompany Accounts.
Section 7.08   Insurance Policies.   The Company shall cooperate, and shall cause each of its Affiliates and Representatives to cooperate, with Parent Parties, and shall execute and deliver such documents and take such actions as Parent Parties may reasonably request (but with effect only upon the Effective Time), in order to enable Parent to extend its existing insurance policies to cover the business and associated assets being acquired from the Company effective from and after the Closing.
Section 7.09   Exclusivity.   During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its officers, directors, employees, agents, representatives and Affiliates (including for this purpose commonly Controlled Affiliates and Subsidiaries) not to, directly or indirectly, (a) solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent and its Subsidiaries and Representatives) regarding any Acquisition Proposal, (b) enter into, continue with or participate in any discussions or negotiations with, or provide any information to, any Person (other than Parent and its Subsidiaries and Representatives) concerning a possible Acquisition

Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon receipt by the Company or any of its commonly Controlled Affiliates of any offer, proposal, indication of interest, request or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall within one (1) Business Day (i) notify Parent of its receipt of such Acquisition Proposal and (ii) communicate to Parent in reasonable detail the terms of any such Acquisition Proposal (including providing Parent with a written statement with respect to any non-written Acquisition Proposal received, which statement must include the terms thereof). In addition, the Company will within one (1) Business Day advise Parent of any material modification or proposed modification to such Acquisition Proposal and any other information necessary to keep Parent informed in all material respects regarding the status and details of such Acquisition Proposal.
Section 7.10   Shareholder Consents.
(a)   The Company shall use commercially reasonable efforts to take all action necessary in accordance with this Agreement, the Companies Act and the Amended and Restated M&A, to obtain the Written Resolution. The Company’s obligation to use commercially reasonable efforts to obtain the Written Resolution pursuant to this Section 7.10 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Company’s board of directors of its unanimous recommendation to the holders of Company Ordinary Shares in favor of the adoption of this Agreement and the approval of the Merger. Upon obtaining the Written Resolution, as applicable, the Company shall promptly deliver copies of the executed Written Consent or other documents evidencing the obtainment of the Written Resolution to Parent.
(b)   Reserved.
(c)   Reserved.
Section 7.11   Public Disclosure.   The parties shall agree on the form, content and timing of any initial press release, and, except with the prior written consent of the Shareholders’ Representative and Parent (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue nor shall any Affiliate or Representatives of such party issue any other press release or other public statement or public communication, with respect to this Agreement or the transactions contemplated hereby; provided that the Shareholders’ Representative, the Company and Parent Parties may (and in the case of clause (b) and (c) below any Representative of any of the foregoing may), without the prior written consent of such other parties, make such public statement or issue such public communication (a) as may be required by applicable Law or the requirements of any applicable stock exchange and, if practicable under the circumstances, after reasonable prior consultation with such other parties (and allowing such parties and their Representatives to review the text of the disclosure before it is made), (b) that consists solely of information contained in prior announcements made by any or all of Parent Parties, the Company, the Company Shareholders or any of their respective Representatives in accordance herewith or (c) to enforce its rights or remedies under this Agreement or the Ancillary Agreements, or any Company Intercompany Agreement or Intercompany Account that survives the Closing; provided, that the parties will be responsible for disclosures made by their respective Representatives in violation of the terms of this Section 7.11.
Section 7.12   Parent Common Stock.   Parent shall ensure that, at or prior to the Closing, the shares of Parent Common Stock that will be part of the Aggregate Merger Consideration are approved for listing on the NYSE, subject to official notice of issuance (if applicable).
Section 7.13   Directors’ and Officers’ Indemnification and Exculpation.
(a)   Parent agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers of the Company who have the right to indemnification or exculpation by the Company (collectively, the “Covered Persons”) as provided in its organizational documents shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than two (2) years from the Closing. If Parent or its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 7.13.
(b)   Prior to the Closing Date, Parent may obtain a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the current or former directors and officers of the Parent Parties on terms and conditions reasonably satisfactory to the Parent Parties. Redomestication Surviving Company shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and honor all obligations thereunder.
Section 7.14   Registration Statement.
(a)   As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form F-4, as determined by the parties, (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a Proxy Statement of Parent and the Company as well as a prospectus for the offering of Purchaser Ordinary Shares to the Company Shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent’s shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Purchaser an opportunity in accordance with Purchaser’s organizational documents and the final IPO prospectus of Parent, dated May 17, 2021 (the “Prospectus”) to have their Purchaser Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters as defined below. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser’s shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, including the Acquisition Merger, by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s organizational documents, the Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the amended and restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation the form agreed to between Parent and the Company, (iii) election of the directors of Purchaser as set forth in Section 3.03 of this Agreement, and (iv) such other matters as the Company and the Parent Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Party Shareholder Approval Matters”), In connection with the Registration Statement, Parent, Purchaser and the Company will file with the SEC financial and other information about the transactions contemplated in this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Parent’s organizational documents, Delaware Law, Companies Act and the rules and regulations of the SEC and Nasdaq. The Parent Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Parent Parties with such information concerning the Company, its controlled Affiliates, Subsidiaries, equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors.
(b)   Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent and the Company.
(c)   Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Ordinary Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Purchaser organizational documents and the Company organizational documents. Each of the Company and the Parent Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that the Parent Parties receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(d)   Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Parent Parties shall cause the Proxy Statement/Prospectus to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s organizational documents.
Section 7.15   PIPE Financing.   The Parent Parties have delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Persons who have committed to purchasing Parent/Purchaser Ordinary Shares in connection with the transaction contemplated hereby prior to the Closing (each, a “Purchaser Investor”). To the knowledge of Parent, each Subscription Agreement is in full force and effect and is legal, valid and binding upon each Parent Party and the applicable Purchaser Investor, enforceable in accordance with its terms. As of the date hereof, each Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of the Parent Parties, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable Purchaser Investor in any respect. As of the date hereof, there are no side letters or Contracts to which any Parent Party is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the transactions contemplated hereby other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Each Parent Party has, and to the Knowledge of Parent, each Purchaser Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of a Parent Party or, to the knowledge of Parent as of the date hereof, any Parent Investor, (ii) assuming the conditions set forth in Section 11.01 and Section 11.02 will be satisfied, constitute a failure to satisfy a condition on the part of Parent or, to the Knowledge of Parent as of the date hereof, the applicable Parent Investor or (iii) assuming the conditions set forth in Section 11.01 and Section 11.02 will be satisfied, to the Knowledge of Party as of the date hereof, result in any portion of the amounts to be paid by each Purchaser Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 11.01 and Section 11.02 will be satisfied, each Parent Party has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, no Parent Party is aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
Section 7.16   Notices of Certain Events.   Each party shall promptly notify the other parties of:
(a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Parent Parties or any of the Company’s or the Parent Parties’ assets;
(b)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;
(c)   any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;
(d)   the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and
(e)   the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.
Section 7.17   Further Assurances.   From and after the Closing, Parent and the Company shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
ARTICLE VIII
TAX MATTERS
Section 8.01   Transfer Taxes.   Notwithstanding anything to the contrary contained herein, the Company Shareholders on the one hand, each in accordance with their Pro Rata Share, and Parent on the other hand, shall each bear one-half (1/2) of the cost of all Transfer Taxes, if any, including costs arising out of the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes. All necessary Tax Returns shall be prepared and filed by the party required to do so pursuant to applicable Law (and the non-filing party shall provide reasonable cooperation in connection therewith, if requested by the filing party).
Section 8.02   Reporting and Compliance with Laws.   From the date hereof through the Closing Date, the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay all material Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.
Section 8.03   Intended Tax Treatment.
(a)   Parent and Purchaser hereto shall use their reasonable best efforts to cause the Redomestication Merger to qualify for the Redomestication Intended Tax Treatment, and none of Parent, Purchaser, the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for such intended Tax treatment. The parties hereto shall use their reasonable best efforts to cause the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and none of Parent, Purchaser, Merger Sub or the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for such intended Tax treatment.
(b)   Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with (i) the Redomestication Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368‑(a) on or with the its Tax Return for the taxable year of the Redomestication Merger and the Acquisition Merger), and shall take no position inconsistent with the Redomestication Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.
(c)   Purchaser shall not transfer or distribute any of its assets for a period of at least one (1) year after Closing.
Section 8.04   Tax Opinion.   In the event the SEC requires a tax opinion regarding: (i) the Redomestication Intended Tax Treatment, Purchaser will use its reasonable best efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Purchaser, or (ii) the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause Sichenzia Ross Ference, LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.
Section 8.05   PFIC Reporting.   Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Effective Time. If Purchaser determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Purchaser shareholders as of immediately prior to the Effective Time and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.05, notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of two (2) years after the end of Purchaser’s current taxable year.
Section 8.06   Conflicts.   To the extent of any inconsistencies between any provision of this ARTICLE VIII and ARTICLE XI, the provisions of this ARTICLE VIII shall control.
ARTICLE IX
CONDITIONS TO CLOSING
Section 9.01   Conditions to the Obligations of the Parties.   The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and the Company) as of the Closing of the following conditions:
(a)   No Injunction or Prohibition.   No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order, legal injunction that is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)   Written Resolution.   The Written Resolution shall have been obtained.
(c)   The Parent Party Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement/Prospectus and Purchaser’s organizational documents shall have been approved by the requisite vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with Purchaser’s organizational documents, applicable Law and the Proxy Statement/Prospectus (the “Required Purchaser Shareholder Approval”).
(d)   Effectiveness of the Registration Statement.   The Registration Statement shall have been declared effective.
(e)   Approvals.   Receipt of any necessary regulatory or governmental approvals (including if applicable, the expiration or termination of any waiting periods under the HSR Act.
(f)   Parent Net Assets.   After giving effect to Closing, Parent shall have net tangible assets of at least $5,000,001 on its pro forma consolidated balance sheet.
Section 9.02   Conditions to the Obligations of the Parent Parties.   The obligation of the Parent Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Parent) as of the Closing of the following conditions:
(a)   Representations and Warranties of the Company.   (i) The Company Fundamental Representations and the representation and warranty set forth in clause (b) of Section 5.07 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE IV (other than Company Fundamental Representations and the representation and warranty set forth in clause (b) of Section 3.07) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect” in any such representations and warranties) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.
(b)   Covenants of the Company.   The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.
(c)   No Company Material Adverse Effect.   From the date of this Agreement, no Company Material Adverse Effect has occurred, and there shall be no event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.
(d)   Requisite Written Resolution.   The Company shall have delivered to Parent Parties the Written Resolution).
(e)   Governmental Approvals.   The Parent Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Parent Parties, and no such Governmental Approval shall have been revoked.

(f)   Ancillary Agreements.   The Parent Parties shall have received (i) copy of each of the Ancillary Agreements to which the Company is a party duly executed by the Company and such Ancillary Agreement shall be in full force and effect and (b) a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or the Company.
(g)   Third Party Consents.   The Parent Parties shall have received copies of third party consents set forth on Schedule 9.02(g) in form and substance reasonably satisfactory to the Parent Parties, and no such consents have been revoked.
(h)   PIPE Financing.   The aggregate cash proceeds available to the Parent Parties from the PIPE Financing shall be not less than an aggregate of $200,000,000.
(i)   Reserved.
Section 9.03   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the transactions contemplated by this Agreement subject to the satisfaction (or waiver by the Shareholders’ Representative) as of the Closing of the following conditions:
(a)   Representations and Warranties.   (i) The Parent Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE IVI (other than the Parent Fundamental Representations) shall be true and correct in all respects (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect” in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Shareholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent.
(b)   Covenants.   The covenants and agreements of Parent set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. The Shareholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent.
(c)   NYSE.   Parent’s initial listing application with NYSE in connection with the transaction shall have been approved and, immediately following the Closing, Parent shall satisfy any applicable initial and continuing listing requirements of NYSE and Parent shall not have any notice of non-compliance that is not cured herewith, and Parent’s shares of common stock, including Parent Shares issuable upon Closing, shall have been approved for listing on NYSE.
(d)   Post-Closing Board.   The size and composition of the Surviving Company’s Board of Directors shall be constituted in accordance with Section 3.03 of this Agreement.
ARTICLE X
TERMINATION
Section 10.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:
(a)   by mutual written consent of Parent and the Shareholders’ Representative;
(b)   by Parent or the Shareholders’ Representative, if the Closing has not occurred on or before May 31, 2022 (the “Outside Date”) unless the absence of such occurrence shall be due to the failure of Parent, on the one hand, or the Company or the Shareholders’ Representative, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date;

(c)   by Parent or the Shareholders’ Representative if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(d)   by Parent if (i) the Parent Parties are not in material breach of any of its obligations hereunder and (ii) the Company is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 11.02(a) or Section 11.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by Parent to the Shareholders’ Representative and (y) two (2) Business Days prior to the Outside Date;
(e)   by the Shareholders’ Representative if (i) the Company is not in material breach of any of its obligations hereunder and (ii) Parent or Merger Sub is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by the Shareholders’ Representative to Parent and (y) two (2) Business Days prior to the Outside Date;
(f)   by the Parent Parties if the Requisite Written Resolution shall not have been obtained within five (5) Business Days of the delivery to Purchaser’s shareholders of the Proxy Statement/Prospectus, provided that the termination right under this Section 10.01(f) shall be of no further force or effect if such Requisite Written Resolution is delivered to the Parent Parties prior to the termination of the Agreement (even if after the five (5) Business Day period provided above); or
(g)   by the Parent Parties, in the event that the Audited 2020/2021 Financial Statements have not been delivered by March 15, 2022.
Section 10.02   Procedure Upon Termination.   In the event of termination and abandonment by the Shareholders’ Representative or Parent, or both, pursuant to Section 12.01, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, without further action by any of the parties hereto.
Section 10.03   Effect of Termination.   If this Agreement is terminated in accordance with Section 12.01, this Agreement shall thereafter become void and have no effect, and no party shall have any Liability to any other party, its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members, agents or representatives in connection with this Agreement, except that (a) the obligations of the parties contained in the Confidentiality Agreements, this Section 10.03 and ARTICLE X shall survive and (b) termination will not relieve any party from Liability for any willful and material breach of this Agreement or Fraud prior to such termination.
ARTICLE XI
INDEMNIFICATION
Section 11.01   Survival.   The representations and warranties set forth in ARTICLE III shall survive the Closing and shall remain in full and force and effect until the date that is the fifteen (15)-month anniversary of the Closing Date; provided that the Company Fundamental Representations shall survive until the date that is two (2) years from the Closing Date and (b) the representations and warranties set forth in shall survive until sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the parties set forth in this Agreement that are required to be performed prior to the Closing shall survive until the date that is the eighteen (18)-month anniversary of the Closing Date, and all other covenants and agreements set forth in this Agreement shall survive until the date that is six (6) years from the Closing Date or for such other period, as may be explicitly specified herein for such covenant or agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent details are known at such time) and in writing by notice from a non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 11.01 shall replace any statute of limitations that would otherwise be applicable.
Section 11.02   Indemnification by the Company Shareholders.   Subject to the other terms and conditions of this ARTICLE XI, from and after the Closing, each Company Shareholder, severally and not jointly, shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon or arising out of or by reason of:
(a)   any inaccuracy in or breach of any Company Fundamental Representation, as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);
(b)   any inaccuracy in or breach of any of the representations or warranties set forth in ARTICLE III (other than any Company Fundamental Representation), as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);
(c)   any inaccuracy in or breach of any of the representations or warranties or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Company Shareholder set forth in the Support Agreement or any Shareholder Consent;
(d)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing pursuant to this Agreement;
(e)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Shareholders’ Representative at or following the Closing pursuant to this Agreement;
(f)   any Indemnified Taxes;
(g)   any inaccuracy in the amount of Closing Company Indebtedness or Closing Company Cash, in each case, as reflected in the Closing Statement;
(h)   any claims made by Company Shareholders in their capacities as such in respect of the allocation of the Aggregate Merger Consideration, or for any events, facts or circumstances occurring at or prior to the Closing;
(i)   the defense by Parent or, following the Closing, Parent or the Company of an action for appraisal rights under the DGCL made by any holder of Dissenting Shares;
(j)   any actual or threatened Action brought by or on behalf of any Company Service Provider or Governmental Authority alleging breach of Contract or violation of any applicable Law pertaining to wages and hours, worker classification, workers’ compensation, work authorization or immigration, in each case, in connection with any period prior to the Closing; or
(k)   any Liabilities of the Company (other than Indebtedness) incurred or accrued in the ordinary course of business in an aggregate amount in excess of $100,000 that would be required by GAAP to be reflected on a balance sheet of the Company as of the Closing Date if such balance sheet were to be prepared as of the Closing Date
Section 11.03   Limitations; Effect of Investigation.   The indemnification provided for in Section 11.02 shall be subject to the following limitations:
(a)   Company Shareholders shall not be liable to the Parent Indemnitees for indemnification under Section 11.02(b), except in the case of Fraud, until the aggregate amount of all Losses in respect of indemnification under Section 11.02(b) exceeds $1,000,000 (the “Deductible”), in which event the Company Shareholders shall be liable for all such Losses in excess of the Deductible (but subject to the other limitations contained herein). Except in the case of Fraud, in no event shall any Company Shareholder be liable to the Parent Indemnitees for Losses in respect of indemnification under Section 11.02(b) that exceed ten percent (10%) of the Aggregate Merger Consideration (based on the Average Parent Stock Price in the case of the portion thereof in the form of Parent Common Stock) allocated (whether or not actually paid) to such Company Shareholder at the Closing.
(b)   No Company Shareholder shall be liable to the Parent Indemnitees for indemnification (i) pursuant to Section 11.02 (other than clause (c) thereof) with respect to a Loss for more than such Company Shareholder’s Pro Rata Share of such Loss (except, as to any Company Shareholder that executed and delivered the Support Agreement or, following the date hereof, a Shareholder Consent, as applicable, as provided therein) or (ii) pursuant to Section 11.02(c) with respect to any inaccuracy or breach of, or non-fulfillment by, any other Company Shareholder.
(c)   The aggregate amount of all Losses for which each Company Shareholder shall be liable pursuant to Section 11.02 shall not exceed the value of Aggregate Merger Consideration paid (based on the Average Parent Stock Price in the case of the portion thereof in the form of Parent Common Stock).
(d)   No Company Shareholder shall have any liability pursuant to Section 11.02 with respect to any portion of a Loss to the extent such Loss (or portion thereof) is a liability reflected on the Closing Statement that was taken into account in any adjustment to the Aggregate Merger Consideration.
(e)   Notwithstanding the fact that any Parent Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Parent Indemnitee shall be entitled to recover the amount of any Loss suffered by such Parent Indemnitee more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.
(f)   The determination of the amount of Loss arising from (but not the existence of any inaccuracy in or breach of) any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(g)   The representations, warranties, covenants and agreements of the Company Shareholder, and the Parent Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent Indemnitee (including by any of its Representatives) or by reason of the fact that the Parent Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Parent Indemnitee’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.
(h)   Notwithstanding anything to the contrary contained herein or in any organizational documents of the Company, no Company Shareholder shall be entitled to exculpation, indemnification or contribution from Parent or, after the Closing, the Company, for or in connection with any indemnification claim under this ARTICLE XI brought by any Parent Indemnitee; provided that nothing herein shall in any way restrict or limit amounts recoverable pursuant to any insurance coverage.
(i)   Payments by an Company Shareholder pursuant to this ARTICLE XI in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Parent Indemnitee in respect of any such claim, and each Parent Indemnitee shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract.
(j)   If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by the Company Shareholders to a Parent Indemnitee of any amount otherwise required to be paid as indemnification pursuant hereto, the Parent Indemnitee shall repay, promptly after such determination, any amount that the Company Shareholders would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(k)   Notwithstanding any other provision of this Agreement to the contrary, no Parent Indemnitee, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date other than any such Taxes attributable to a breach of the representations and warranties set forth in Section 5.10(c) and Section 5.10(i), (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by Parent or any of its Affiliates (including without limitation the Company) on the Closing Date after the Closing that are not contemplated by this Agreement, or (iv) were already taken into account in the calculation of Indebtedness as finally determined.
Section 11.04   Third-Party Claims.
(a)   If any Parent Indemnitee receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Parent Indemnitee with respect to which the Company Shareholders are obligated to provide indemnification under this Agreement, the Parent Indemnitee shall give the Shareholder Representative reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Parent Indemnitee becomes aware of such Third-Party Claim. The failure to give such reasonably prompt written notice shall not, however, relieve the Company Shareholder of its indemnification obligations, except and only to the extent that the Company Shareholders incur material impairment of material rights or defenses by reason of such failure. Such notice by a Parent Indemnitee shall describe the Third-Party Claim in reasonable detail, to the extent such details are then known, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the Parent Indemnitee.
(b)   The Shareholder Representative, on behalf of the Company Shareholders, shall have the right to participate in, or by giving written notice to Purchaser, to assume the defense of any Third-Party Claim at the Shareholder Representative expense and by the Shareholder Representative’s own counsel, and the Parent Indemnitee shall cooperate in good faith in such defense; provided that the Company Shareholders shall not have the right to assume the defense of, but shall have the right to participate in, any such Third-Party Claim to the extent that such Third-Party Claim seeks as a material remedy thereunder an injunction or other equitable relief against the Parent Indemnitee. In the event that the Company Shareholder assumes the defense of any Third-Party Claim, subject to Section 11.04(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Parent Indemnitee. The Parent Indemnitee shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Shareholder Representative’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Parent Indemnitee; provided that if in the reasonable judgment of counsel to the Parent Indemnitee, (A) there are material legal defenses available to a Parent Indemnitee that are additional to those available to the Company Shareholders or (B) there exists a conflict of interest between the Company Shareholders and the Parent Indemnitee that cannot be waived, the Company Shareholder shall be liable for the reasonable fees and expenses of counsel to the Parent Indemnitee in each jurisdiction for which the Parent Indemnitee reasonably determines different counsel is required, subject to the limitations contained herein.
(c)   If the Shareholder Representative elects not to compromise or defend such Third-Party Claim, fails to reasonably promptly notify the Parent Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Parent Indemnitee may, subject to Section 11.04(d), pay, compromise and defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.
(d)   Notwithstanding anything to the contrary contained herein, the Shareholder Representative shall not settle any Third-Party Claim without the prior written consent of the Parent Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), except as provided in this Section 11.04(d). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Parent Indemnitee and provides, in customary form, for the unconditional release of each Parent Indemnitee from all liabilities and obligations in connection with such Third-Party Claim and the Shareholder Representative desires to accept and agree to such offer, the Shareholder Representative shall give written notice to that effect to the Parent Indemnitee. If the Parent Indemnitee fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Parent Indemnitee may continue to contest or defend such Third-Party Claim, at its own expense, and in such event, the maximum liability of the Company Shareholders as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Parent Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Shareholder Representative may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Parent Indemnitee has assumed the defense pursuant to Section 11.04(b), it shall not agree to any settlement without the written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(e)   The Parent Indemnitee and the Shareholder Representative shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, by preserving such books and records and by making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Parent Indemnitee and the Shareholder Representative shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
Section 11.05   Direct Claims.   Any Action by a Parent Indemnitee on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Parent Indemnitee giving the Shareholder Representative reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Parent Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Company Shareholders of their indemnification obligations, except and only to the extent that the Company Shareholders incur material impairment of material rights or defenses by reason of such failure. Such notice by the Parent Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the Parent Indemnitee. The Shareholder Representative shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Parent Indemnitee shall allow the Shareholder Representative and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Parent Indemnitee shall assist Shareholder Representative’s investigation by giving such information and assistance as the Shareholder Representative or any of its professional advisors may reasonably request. If the Shareholder Representative does not so respond within such thirty (30) day period, then the Shareholder Representative shall be deemed to have rejected such claim, in which case the Parent Indemnitee shall be free to pursue such remedies as may be available to the Parent Indemnitee on the terms and subject to the provisions of this Agreement.
Section 11.06   Determination of Loss.   Once a Loss required to be paid in cash is agreed to by the Shareholder Representative or adjudicated (as finally determined by a court of competent jurisdiction in a non-appealable judgment) to be payable in cash by the Company Shareholders pursuant to this ARTICLE XI and, in each case, to the extent the Company Shareholders and Purchaser have not mutually agreed pursuant to Section 11.03(g) for Purchaser to cancel and redeem shares of Purchaser Common Stock in lieu of receiving cash, such Company Shareholder shall deposit, or cause to be deposited with the applicable Parent Indemnitee, the amount of such Company Shareholder’s Pro Rata Share of such Loss to be satisfied in cash pursuant hereto by wire transfer of immediately available funds to an account or accounts designated by Parent in writing. The parties hereto agree that should a Company Shareholder not make the full cash payment within ten (10) days of such agreement or adjudication, as applicable, any amount payable shall accrue interest from the date of agreement of the Company Shareholder or adjudication to the date such payment has been made at the Interest Rate.
Section 11.07   Tax Treatment of Indemnification Payments.   The parties agree that all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the aggregate merger consideration for Tax purposes, unless otherwise required by Law.

Section 11.08   Exclusive Remedy.   Except as provided in ARTICLE VI or Section 12.07, the indemnification provisions of this ARTICLE XI shall be the sole and exclusive remedy of the Parent Indemnitees following the Closing for any and all breaches or alleged breaches by the Company of any of its representations, warranties, covenants or agreements, or any other provision of this Agreement; provided, that nothing in this Section 11.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.07 or to seek any remedy on account of any party’s Fraud. Notwithstanding anything to the contrary contained herein, each of the parties hereto acknowledges and agrees that, with respect to any Fraud of the Company, following the Closing, each Company Shareholder, severally and not jointly, shall be liable in proportion to such Company Shareholder’s Pro Rata Share of the Liability resulting from such Fraud, to the extent such Fraud is finally determined by a court of competent jurisdiction in a non-appealable judgment.
ARTICLE XII
MISCELLANEOUS
Section 12.01   Entire Agreement.   This Agreement and the Ancillary Agreements to which the parties are party constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect until the Closing. The parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated hereby shall be those remedies available at law or in equity for breach of contract against the parties only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement, including by Section 11.08 if the Closing occurs), and the parties hereby agree that no party shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, or representations or warranties not explicitly set forth in this Agreement, except in the case of Fraud. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Further, no Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor, except in the case of Fraud.
Section 12.02   Notices.   All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):
To the Company and/or the Shareholders’ Representative:
Etao International Group
4255 Colden St., Ste. 15R,
Flushing, NY 11355
c/o Wensheng Liu
Email: wilson.liu@etao.cloud

with a copy to (which shall not constitute notice to the Company for the purposes of this Section 12.02):
Sichenzia Ross Ference, LLP
1185 Avenue of the Americas
31st Floor
New York, NY 10036
Email:
jkaplowitz@srf.law
hlou@srf.law

Attention:
Jay Kaplowitz
Huan Lou

To Parent and/or Merger Sub:
Mountain Crest Acquisition Corp. III
311 West 43rd Street
12th Floor
New York, NY 10036
Email: sliu@mcacquisition.com
Attention:  Dr. Suying Liu
with a copy (which shall not constitute notice) to:
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Mitchell Nussbaum
Email: mnussbaum@loeb.com
Section 12.03   Amendment; Modification and Waiver.   Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent and the Shareholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the Requisite Written Resolution, no amendment shall be made that by Law requires further approval by the Company Shareholders without obtaining such requisite approval under the Companies Act, except to the extent the approval of the Company Shareholders can be given by the Shareholders’ Representative under applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 12.04   Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 12.04 will be null and void; provided, that Parent may assign this Agreement or any of its rights or interests hereunder without the prior written consent of any other Person (a) to any of its Affiliates (so long as Parent remains responsible for its obligations hereunder) or (b) in connection with a change in control of Parent (so long as Parent or its successor remains responsible for its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective heirs, executors, administrators, successors, legal representatives and assigns (including, with respect to any trust, any additional or successor trustees of any such trust).
Section 12.05   No Third-Party Beneficiaries.   Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns; provided, however, that the provisions of Section 5.12 and ARTICLE XI are intended to be for the benefit of, and shall be enforceable by, each Covered Person and each Parent Indemnitee, as applicable, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of such sections.
Section 12.06   Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)   This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction except that the laws of the Cayman Islands, inclusive of the Companies Act, shall apply to the Redomestication Merger and to the Acquisition Merger.
(b)   Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue within the State of Delaware (“Delaware Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 12.02 or in any other manner permitted by applicable Law.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE THE OTHER PARTIES NOR THEIR REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 12.06(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 12.07   Specific Performance.   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 12.07, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 12.07 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 12.07 before exercising any other right under this Agreement. If, prior to the Outside Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.
Section 12.08   Counterparts.   This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
Section 12.09   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction and (b) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
Section 12.10   Expenses.   Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne (a) by Parent, if such expenses are incurred by any Parent Party, and (b) by the Company if expenses are incurred by the Company, including the Company Transaction Expenses; provided, that if the Closing shall occur each party’s reasonable and documented costs and expenses will be paid from the capital of Purchaser.
Section 12.11   Shareholders’ Representative.
(a)   In addition to the other rights and authority granted to the Shareholders’ Representative elsewhere in this Agreement and except as expressly provided herein, by participating in the execution and delivery of this Agreement and receiving the benefits thereof, including the right to receive the consideration payable in connection with the transactions contemplated by this Agreement, each Company Shareholder hereby irrevocably authorizes and appoints Wensheng Liu as agent, attorney-in-fact and representative to act for and on behalf of such Company Shareholder regarding any matter under this Agreement or relating to the transactions contemplated hereby, with full power of substitution to act in the name, place and stead of such Company Shareholder and to act on behalf of such Company Shareholder with respect to the transactions contemplated hereby, including in any amendment of or dispute, litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholders’ Representative shall determine to be necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement. This power of attorney and all authority hereby conferred is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Company Shareholder. Except as expressly provided herein, no Company Shareholder shall directly have the right to exercise any right hereunder, it being understood and agreed that all such rights shall only be permitted to be exercised by the Shareholders’ Representative on behalf of the Company Shareholders. Without limiting the generality of the foregoing, the Shareholders’ Representative has full power and authority, on behalf of each Company Shareholder and such Company Shareholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Company Shareholders in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of Third-Party Claims, prosecute and defend claims for indemnification under ARTICLE XI and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (viii) assert the attorney-client privilege on behalf of the Company Shareholders with respect to any communications that relate in any way to the transactions contemplated hereby, (ix) deliver to Parent any and all Ancillary Agreements executed by the Company Shareholders and deposited with the Shareholders’ Representative, upon the Shareholders’ Representative’s determination that the conditions to Closing have been satisfied or waived and (x) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative on behalf of the Company Shareholders in connection with this Agreement.
(b)   Service by the Shareholders’ Representative shall be without compensation except for the reimbursement by the Company Shareholders of out-of-pocket expenses and indemnification specifically provided herein.
(c)   Notwithstanding Section 12.11(a), if the Shareholders’ Representative believes that he or she requires further authorization or advice from any Company Shareholder on any matters concerning this Agreement or any other agreement contemplated hereby, the Shareholders’ Representative will be entitled, but not obligated, to seek such further authorization solely from such Company Shareholder.
(d)   From and after the date hereof, but except as expressly provided herein, each of Parent and the Company is entitled to deal exclusively with the Shareholders’ Representative on all matters relating to this Agreement and the transactions contemplated hereby. A decision, act, consent or instruction of the Shareholders’ Representative constitutes a decision of all the Company Shareholders in respect of this Agreement and the transactions contemplated hereby. Such decision, act, consent or instruction is final, binding and conclusive upon each Company Shareholder, and each of Parent and the Company shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder by the Shareholders’ Representative, and on any other decision, act, consent or instruction taken or purported to be taken on behalf of any Company Shareholder by the Shareholders’ Representative, as being fully binding upon such Person. Notices or communications to or from the Shareholders’ Representative will constitute notice to or from each Company Shareholder.
(e)   The Shareholders’ Representative may resign at any time, and may appoint a new Shareholders’ Representative to act in his or her stead, and may be removed for any reason or no reason by the vote or written consent of the Company Shareholders holding a majority of the Company Ordinary Shares as of the date hereof; provided, however, in no event shall the Shareholders’ Representative be removed without the Company Shareholders holding a majority of the Company Ordinary Shares having first appointed a new Shareholders’ Representative who shall assume such duties immediately upon the removal of the Shareholders’ Representative. In the event of the death, incapacity, or removal of the Shareholders’ Representative, a new Shareholders’ Representative shall be appointed by the vote or written consent of the Company Shareholders holding a majority of the Company Ordinary Shares as of the date hereof and a copy of the written consent or minutes appointing such new Shareholders’ Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided that until such notice is received, Parent and the Company shall be entitled to rely on the decisions and actions of the prior Shareholders’ Representative as described in this Section 12.11.
(f)   The Shareholders’ Representative shall hold and be entitled to use the Shareholders’ Representative Fund, defined below, for the purposes of paying for, or reimbursing the Shareholders’ Representative for, any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Shareholders’ Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement (collectively, the “Shareholders’ Representative Expenses”). The Shareholders’ Representative shall hold the Shareholders’ Representative Fund in a segregated bank account and shall not comingle it with any other funds (the “Representative Fund”. At such time as the Shareholders’ Representative deems appropriate, the Shareholders’ Representative shall distribute to the

Company Shareholders (in accordance with their respective Pro Rata Shares) the remaining Shareholders’ Representative Fund. The Shareholders’ Representative will be promptly reimbursed by the Company Shareholders (based on their respective Pro Rata Shares) for Shareholders’ Representative Expenses not covered by the Shareholders’ Representative Fund upon demand.
(g)   The Company Shareholders, severally and not jointly (based on their Pro Rata Share), agree to indemnify and hold harmless the Shareholders’ Representative (in his or her capacity as such) for and from any Loss or Liability he or she may incur or be subject to as a result of his duties hereunder or any of his actions or inactions as such, except as may result from the Shareholders’ Representative’s actions that would constitute fraud or willful misconduct.
(h)   The Shareholders’ Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Shareholder shall otherwise exist against the Shareholders’ Representative. The Shareholders’ Representative shall not be liable to any Company Shareholder relating to the performance of the Shareholders’ Representative’s duties or exercise of any rights under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be indemnified and held harmless by the Company Shareholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholders’ Representative is made a party by reason of the fact that the Shareholders’ Representative was acting as the Shareholders’ Representative pursuant to this Agreement; provided, however, that the Shareholders’ Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The Shareholders’ Representative, solely in his capacity as such, shall not be liable to Parent or any Affiliate of Parent by reason of this Agreement or the performance of the Shareholders’ Representative’s duties hereunder or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of Shareholders’ Representative or the termination of this Agreement.
Section 12.12   No Recourse.   Notwithstanding anything to the contrary contained herein, each Company Shareholder and the Company acknowledge and agree, both for themselves and their respective Shareholders and Affiliates, that no recourse under, based upon, arising out of or relating to this Agreement or any documents or agreements referenced therein may be had by any of them against any Affiliate of Parent not a party to such document or agreement, any other Person or any such Affiliate’s or other Person’s respective direct or indirect former, current or future, Affiliates, general or limited partners, Shareholders, controlling persons, equityholders, managers, managing companies, members, directors, officers, employees, agents, Representatives, advisers, successors or assigns, actual or prospective financing sources or arrangers, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.
Section 12.13   Company Disclosure Schedule.
(a)   The “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement (and as the same may be modified from time to time in accordance with the terms hereof).
(b)   It is specifically acknowledged that the Company Disclosure Schedule may expressly provide exceptions to a particular Section of ARTICLE III notwithstanding that the Section does not state “except as set forth in Section ‘  ’ of the Company Disclosure Schedule” or words of similar effect.
(c)   Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to vary the definition of “Company Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business.
(d)   Each Section of the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in the Company Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein. All attachments to the Company Disclosure Schedule are incorporated by reference into the Section of the Company Disclosure Schedule in which they are referenced.
Section 12.14   No Rescission.   Following the Closing, no party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
MOUNTAIN CREST ACQUISITION CORP. III
By:
/s/ Suying Liu

Name:  Suying Liu
Title:    Chief Executive Officer
ETAO INTERNATIONAL GROUP
By:
/s/ Wensheng Liu

Name:  Wensheng Liu
Title:    Chief Executive Officer
/s/ Wensheng Liu

Wensheng Liu (in his capacity as the Shareholders’
Representative)

EXHIBIT A
COMPANY STOCKHOLDER SUPPORT AGREEMENT
This COMPANY STOCKHOLDER SUPPORT AGREEMENT, dated as of January 27, 2022 (this “Support Agreement”), is entered into by and among the stockholders listed on Exhibit A hereto (each, a “Stockholder”), Etao International Group, a Cayman Island corporation (the “Company”) and Mountain Crest Acquisition Corp. III, a Delaware corporation (“Parent”). Capitalized terms used but not defined in this Support Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).
WHEREAS, Parent, the Company, and Wensheng Liu, in his capacity as the Company Stockholders’ Representative, are parties to that certain Agreement and Plan of Merger, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Merger Agreement”) which provides, among other things, that (1) the Parent will merge with and into a Cayman Islands exempted and wholly-owned subsidiary of Parent (“Purchaser”), with the Purchaser being the surviving corporation, and (2) Parent will also form a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (the “Merger Sub”), which Merger Sub will merge with and into the Company, with the Company as the surviving Corporation in the merger and, after giving effect to such merger, the Company being a wholly owned subsidiary of Purchaser and the Purchaser will change its name to Etao International Co., Ltd and become a listed public company on The New York Stock Exchange (the “Merger”); and
WHEREAS, as of the date hereof, each Stockholder owns the number of shares of the Company’s Class A Ordinary Shares, par value $0.0001 (“Class A Ordinary Shares”), and Class B Ordinary Shares, par value $0.0001 per share (“Class B Ordinary Shares”), as set forth on Exhibit A (all such shares, or any successor or additional shares of the Company of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Support Agreement being referred to herein as the “Stockholder Shares”); and
WHEREAS, in order to induce the Parent to enter into the Merger Agreement, each Stockholder is executing and delivering this Support Agreement to the Parent.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   Voting Agreements.   Each Stockholder, in its capacity as a stockholder of the Company, agrees that, at any meeting of the Company’s stockholders related to the transactions contemplated by the Merger Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and/or in connection with any written consent of the Company’s stockholders related to the transactions contemplated by the Merger Agreement (all meetings or consents related to the Merger Agreement, collectively referred to herein as the “Meeting”), such Stockholder shall:
a.
when the Meeting is held, appear at the Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares in favor of the Merger Agreement and the transactions contemplated thereby; convert the Company SAFEs into shares of Company Ordinary Shares in accordance with the terms of the relevant governing documents;

c.
authorize and approve any amendment to the Company’s organizational documents that is deemed necessary or advisable by the Company for purposes of effecting the Transactions; and

d.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares against any other action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Support Agreement.
2.   Restrictions on Transfer.   The Stockholder agrees that it shall not sell, assign or otherwise transfer any of the Stockholder Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Support Agreement in a form reasonably acceptable to Parent. The Company shall not register any sale, assignment or transfer of the Stockholder Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 2.
3.   New Securities.   During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated, in the event that, (a) any of Company Ordinary Shares or other equity securities of Company are issued to the Stockholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Company securities owned by the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Ordinary Shares or other equity securities of Company after the date of this Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any Company Ordinary Shares or other equity securities of Company after the date of this Support Agreement (such Company Ordinary Shares or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares as of the date hereof.
4.   No Challenge.   Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Parent, Purchaser, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Support Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.
5.   Waiver.   Each Stockholder hereby irrevocably and unconditionally (i) waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that such Stockholder may have under applicable law (including Section 262 of the Delaware General Corporation Law, applicable provisions under Cayman Islands Law, or otherwise), (ii) consents to, on behalf of itself, and irrevocably and unconditionally waives any and all rights such Stockholder may have with respect to, the conversion of all outstanding Company SAFEs into shares of Company Common Stock, with such conversion to be in accordance with the terms of the Company’s organizational documents and effective as of immediately prior to the Effective Time of the Acquisition Merger, and (iii) waives, on behalf of themselves and each other holder of Company Ordinary Shares (including Company SAFEs), its right to certain payments upon liquidation of the Company pursuant to the Company’s organizational documents.
6.   Consent to Disclosure.   Each Stockholder hereby consents to the publication and disclosure in the Form S-4 or Form F-4, as determined by the parties, and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Governmental Authority or to securityholders of the Parent) of such Stockholder’s identity and beneficial ownership of Stockholder Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Support Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Support Agreement. Each Stockholder will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
7.   Stockholder Representations:   Each Stockholder represents and warrants to Parent and the Company, as of the date hereof, that:

a.
such Stockholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

b.
(i) if such Stockholder is not an individual, such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the such Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Stockholder and (ii) if such Stockholder is an individual, the signature on this Support Agreement is genuine, and such Stockholder has legal competence and capacity to execute the same;

c.
this Support Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

d.
the execution and delivery of this Support Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Support Agreement;

e.
there are no Proceedings pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Support Agreement;

f.
no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Stockholder or, to the knowledge of such Stockholder, by the Company;

g.
such Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with such Stockholder’s tax and legal advisors;

h.
such Stockholder has not entered into, and shall not enter into, any agreement that would prevent such Stockholder from performing any of such Stockholder’s obligations hereunder;

i.
such Stockholder has good title to the Stockholder Shares opposite such Stockholder’s name on Exhibit A, free and clear of any Liens other than Permitted Liens, and such Stockholder has the sole power to vote or cause to be voted such Stockholder Shares; and

j.
the Stockholder Shares identified in Section 2 of this Support Agreement are the only shares of the Company’s outstanding capital stock owned of record or beneficially owned by the Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with such Stockholder’s obligations pursuant to this Support Agreement.

8.   Damages; Remedies.   The Stockholder hereby agrees and acknowledges that (a) Parent and the Company would be irreparably injured in the event of a breach by the Stockholder of its obligations under this Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.
9.   Entire Agreement; Amendment.   This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
10.   Assignment.   No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Stockholder, the Parent and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.
11.   Counterparts.   This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
12.   Severability.   This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
13.   Governing Law; Jurisdiction; Jury Trial Waiver.   Section 12.06 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Support Agreement.
14.   Notice.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.02 of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the address set forth in Section 12.02 of the Merger Agreement, and, with respect to Stockholder, at the address set forth on Exhibit A.
15.   Termination.   This Support Agreement shall terminate on the earlier of the Closing or the termination of the Merger Agreement. No such termination shall relieve the Stockholder, Parent or the Company from any liability resulting from a breach of this Support Agreement occurring prior to such termination.
16.   Adjustment for Stock Split.   If, and as often as, there are any changes in the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholder, Parent, the Company, the Stockholder Shares as so changed.
17.   Further Actions.   Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
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IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.
ETAO INTERNATIONAL GROUP.
By:
Name: Wensheng Liu
Title:    Chief Executive Officer

MOUNTAIN CREST ACQUISITION CORP. III
By:
Name:
Title:

[ _________________________________]
By:
Name:
Title:

[ _________________________________]
By:
Name:
Title:

Exhibit A
Stockholders
Stockholder	Number of Shares	Address for Notices
Top Value AEC Limited	2,627,511 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
QHYL Limited	902,904 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
6D Dental Limited	690,462 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
BLCF Limited	1,923,100 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Thignbone Limited	376,600 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Hongfeipeng Limited	2,353,800 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Hunan An Yue Kenny Health Management Co Limited	312,600 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
GZTL Limited	1,576,507 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
DXJK Limited	1,093,800 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
YHM Limited	602,208 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Titanic Summit Limited	192,329 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Sannuo Hong Kong Limited	625,000 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
SAIF IV Hong Kong (China Investment) Limited	363,288 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Innovation Works Development Fund II, LP	162,240 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
EterRatna Holdings Limited	191,781 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
DNurse Co., Limited	562,622 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Wensheng Liu	3,300,000 shares of Class B Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Zhongboyu Holdings Co., LTD	764,696 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Etao International Group Inc.	2,971,500 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Baihuabaihui Limited	1,015,400 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
WSHP Capital LLC	3,631,800 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Zhongqi Fortune Co., Ltd	55,300 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
LLJH Limited	50,000 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
WiseHealth Limited	44,333 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036
Wallel Limited	2,000 shares of Class A Common Stock	1460 Broadway, 14th Floor New York, NY 10036

EXHIBIT B
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) effective as of the 27th day of January, 2022, is made and entered into by and among ETAO International Co, Ltd. (formerly known as Mountain Crest Acquisition Corp III), a Cayman Islands exempted company (the “Company”), each of the undersigned parties that are Pre-IPO Investors (as defined below), and each of the other shareholders of ETAO International Group, a Cayman Islands exempted company (“OpCo”) whose names are listed on Exhibit A hereto (each a “OpCo Investor” and collectively the “OpCo Investors”) (each of the foregoing parties (other than the Company) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, an “Investor” and collectively, the “Investors”).
WHEREAS, each of the Company and certain investors (each, a “Pre-IPO Investor”) is a party to, and hereby consents to, this amendment and restatement of that certain Registration Rights Agreement, dated May 17, 2021 (the “Original Registration Rights Agreement”), pursuant to which the Company granted the Pre-IPO Investors certain registration rights with respect to certain securities of the Company, as set forth therein;
WHEREAS, the Company (formerly known as Mountain Crest Acquisition Corp III), Etao International Group., a Cayman Islands corporation (the “OpCo”), and Wensheng Liu, in his capacity as the OpCo Stockholders’ Representative (the “Stockholders’ Representative”) have entered into that certain Agreement and Plan of Merger, as may be amended from time to time (the “Merger Agreement”), pursuant to which, among other things, (1) the Company’s predecessor will merge with and into a to be formed Cayman Islands company named MC III Merger Sub I Inc. (“Purchaser”), with the Company being the surviving corporation in the merger (the “Redomestication Merger”) and (2) OpCo will merge with and into a to be formed Cayman Islands company named MC III Merger Sub II Inc. (“Merger Sub”), with the OpCo as the surviving corporation in the merger (the “Acquisition Merger”) and, after giving effect to such merger, OpCo being a wholly owned subsidiary of Purchaser and the Purchaser will change its name to Etao International Co., Ltd. and become a listed public company on The New York Stock Exchange (the “Transaction”).
WHEREAS, the Investors and the Company desire to enter into this Agreement in connection with the closing of the transactions contemplated by the Merger Agreement to amend and restate the Original Registration Rights Agreement to provide the Investors with certain rights relating to the registration of the securities held by them as of the date hereof on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.   DEFINITIONS.   The following capitalized terms used herein have the following meanings:
“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“Blackout Period” is defined in Section 3.1.1.
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“Ordinary Shares” means the ordinary shares of the Company.
“Company” is defined in the preamble to this Agreement.

“Company Underwritten Offering” is defined in Section 2.2.1(b).
“Company Underwritten Shelf Offering Requesting Holder” is defined in Section 2.2.1(b).
“Demand Registration” is defined in Section 2.1.1.
“Demanding Holder” is defined in Section 2.1.1.
“Effective Date” means the date the Company consummates the Merger.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Form F-3 or Form S-3” is defined in Section 2.3.
“Indemnified Party” is defined in Section 4.3.
“Indemnifying Party” is defined in Section 4.3.
“Initial Shares” means all of the outstanding shares of Common Stock issued prior to the consummation of the Company’s initial public offering.
“Investor” is defined in the preamble to this Agreement.
“Investor Indemnified Party” is defined in Section 4.1.
“IPO” means the Company’s initial public offering.
“IPO Escrow Agreement” means the Stock Escrow Agreement dated as of May 17, 2021 by and among the Company, certain of the Investors and Continental Stock Transfer & Trust Company.
“Lock-up Agreement” is defined in Section 2.1.1.
“Maximum Number of Shares” is defined in Section 2.1.4.
“Merger” is defined in the preamble to this Agreement.
“Merger Agreement” is defined in the preamble to this Agreement.
“Merger Sub” is defined in the preamble to this Agreement.
“Notices” is defined in Section 6.3.
“OpCo” is defined in the preamble to this Agreement.
“OpCo Investors” is defined in the preamble to this Agreement.
“Original Registration Rights Agreement” is defined in the preamble to this Agreement.
“Person” means a company, corporation, association, partnership, limited liability company, organization, joint venture, trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.
“Piggy-Back Registration” is defined in Section 2.2.1(a).
“PIPE Subscription Agreements” means the Subscription Agreements, dated as of April [•], 2021, by and among the Company and the subscribers thereto (as may be amended from time to time).
“Pre-IPO Investor” is defined in the preamble to this Agreement.
“Private Units” means units various Investors privately purchased simultaneously with the consummation of the Company’s initial public offering and when the underwriters in the Company’s initial public offering exercised their over-allotment option, as described in the prospectus relating to the Company’s initial public offering.

“Pro Rata” is defined in Section 2.1.4.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registrable Securities” means (i) the Initial Shares, (ii) the Private Units (and underlying shares of Common Stock), (iii) any other outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Investor as of the Effective Date (including the shares of Common Stock issued pursuant to the Merger Agreement), and (v) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when:
(a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations, requirements of current public information, manner of sale or any other restrictions under Rule 144.
“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4/S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
“Release Date” means the date on which the Initial Shares are disbursed from escrow pursuant to Section 3 of the IPO Escrow Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Underwriter” means, solely for the purposes of this Agreement, a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” means a Registration in which securities of the Company are sold to the Underwriter in a firm commitment underwriting for distribution to the public.
2.   REGISTRATION RIGHTS.
2.1   Demand Registration.
2.1.1   Request for Demand Registration.   At any time and from time to time on or after (i) the Effective Date with respect to the Private Units (or underlying shares of Common Stock), (ii) three months prior to the first possible Release Date with respect to the Initial Shares that are Registrable Securities and subject the IPO Escrow Agreement, or (iii) three months prior to the first possible date on which the restrictions on transfer will lapse under the Lock-up Agreement entered into in connection with the Merger Agreement (the “Lock-up Agreement”) with respect to all Registrable Securities held by the OpCo Investors, the holders of a majority-in-interest of such Registrable Securities held by the Pre-IPO Investors, on the one hand, or the OpCo Investors, on the other hand, as the case may be, held by such Investors, or the transferees of such Investors, may make a written demand, on no more than three occasions in any twelve month period for each of the Pre-IPO Investors and the OpCo Investors, for registration under the Securities Act of all or part of their Registrable Securities, as the case may be (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within five (5) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of one (1) Demand Registration under this Section 2.1.1 in respect of all Registrable Securities.
2.1.2   Effective Registration.   A registration will not count as a Demand Registration until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective, (ii) the Company has complied with all of its obligations under this Agreement with respect thereto and (iii) the Registration Statement has remained effective continuously until the earlier of (x) one (1) year after effectiveness or (y) the date on which all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration Statement have been sold; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.
2.1.3   Underwritten Offering pursuant to Demand Registration.   If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration, or a portion thereof, shall be in the form of an Underwritten Offering; provided, however, that the aggregate offering price for any such Underwritten Offering may not be less than $25,000,000, unless the Company is eligible to register such shares of Common Stock on Form F-3/S-3, or subsequent similar form, in a manner which does not require inclusion of any information concerning the Company other than to incorporate by reference (including forward incorporation by reference) its filings under the Exchange Act, in which case the aggregate offering price for any such Underwritten Offering may not be less than $10,000,000. All such Demanding Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this Section 2.1.3 shall, at the time of any such Underwritten Offering, enter into an underwriting agreement in customary form with the Underwriter(s) selected by a majority-in-interest of the Demanding Holder (provided, however, that such Underwriter(s) is reasonably satisfactory to the Company); provided, further, that any obligation of any such Investor to indemnify any Person pursuant to any such underwriting agreement shall be several, not joint and several, among such Investors selling Registrable Securities, and such liability shall be limited to the net amount received by any such Investor from the sale of his, her or its Registrable Securities pursuant to such Underwritten Offering, and the relative liability of each such Investor shall be in proportion to such net amounts).
2.1.4   Reduction of Offering in Connection with Demand Registration.   If the managing Underwriter(s) in an Underwritten Offering effected pursuant to a Demand Registration in good faith advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which a registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) up to the maximum amount that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to then other written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.
2.1.5   Demand Registration Withdrawal.
(a) If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in this Section 2.1. Notwithstanding the forgoing, an Investor may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Registration Statement; provided that such withdrawal shall be irrevocable and, after making such withdrawal, an Investor shall no longer have any right to include Registrable Securities in the Demand Registration as to which such withdrawal was made.
(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses described in Section 3.3 incurred in connection with a Registration pursuant to a Demand Registration or an Underwritten Offering prior to its withdrawal under this Section 2.1.5.
2.2   Piggy-Back Registration.
2.2.1   Piggy-Back Rights.
(a) If at any time on or after the Effective Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) that is on Form S-4 or Form F-4 (as promulgated under the Securities Act) relating to equity securities to be issued solely in connection with any acquisition of any entity or business or their then equivalents, or (vi) filed relating to equity securities to be issued under the PIPE Subscription Agreements, provided however, that the limitation under (vi) shall only apply to the first Registration Statement filed by the Company as required under the PIPE Subscription Agreements, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such Piggy-back Registration.
(b) If at any time on or after the Effective Date, the Company proposes to effect an Underwritten Offering for its own account or for the account of shareholders of the Company (a “Company Underwritten Offering”), the Company shall notify, in writing, all Investors of Registrable Securities of such demand, and such Investor who thereafter wishes to include all or a portion of such Investor’s Registrable Securities in such Underwritten Offering (each such Investor, a “Company Underwritten Shelf Offering Requesting Holder”) shall so notify the Company, in writing, within five days after the receipt by such Investor of the notice from the Company. Upon receipt by the Company of any such written notification from a Company Underwritten Shelf Offering Requesting Holder, such Investor shall be entitled, subject to Sections 2.2.2 and 3.1.1 hereof, to have its Registrable Securities included in the Company Underwritten Offering. The Company shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration; provided, however, that any obligation of any such Investor to indemnify any Person pursuant to any such underwriting agreement shall be several, not joint and several, among such Investors selling Registrable Securities, and such liability shall be limited to the net amount received by any such Investor from the sale of its Registrable Securities pursuant to such Underwritten Offering, and the relative liability of each such Investor shall be in proportion to such net amounts.. Notwithstanding the provisions set forth in the immediately preceding sentences, the right to a Piggy-Back Registration set forth under this Section 2.2.1 with respect to the Registrable Securities shall terminate on the seventh anniversary of the Effective Date.
2.2.2   Reduction of Underwritten Offering in Connection with Piggy-Back Registration.   If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an Underwritten Offering advises the Company and the holders of Registrable Securities participating in the Underwritten Offering in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell in such Underwritten Offering, taken together with the shares of Common Stock, if any, as to which inclusion in such Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which inclusion in such Underwritten Offering has been requested under Section 2.2.1 above, and the shares of Common Stock, if any, as to which inclusion in such Underwritten Offering has been requested pursuant to separate written contractual Piggy-Back Registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the Underwritten Offering is undertaken for the Company’s account: (A) first, the shares of Common Stock or other equity securities that the Company desires to sell in such Underwritten Offering that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;
(b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons and the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.
2.2.3   Piggy-Back Registration Withdrawal.   Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company and the Underwriter(s) (if any) of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-back Registration at any time prior to the effectiveness of such Registration Statement. In the case of any Underwritten Offering in connection with any Piggy-back Registration, any participating Investor shall have the right to withdraw their respective Registrable Securities from such Underwritten Offering prior to the pricing of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration or Underwritten Offering prior to its withdrawal as provided in Section 3.3.
2.3 Resale Shelf Registration Rights.
2.3.1   Registration Statement Covering Resale of Registrable Securities.   The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than sixty (60) days following the Effective Date (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form F-3 or Form S-3 (or, if Form F-3 or Form S-3 is not available to be used by the Company at such time, on Form F-1 or Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). If the Resale Shelf Registration Statement is initially filed on Form F-1 or Form S-1 and thereafter the Company becomes eligible to use Form F-3 or Form S-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form F-3 or

Form S-3. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than thirty (30) days following the Filing Deadline (the “Effectiveness Deadline”); provided, however, that the Effectiveness Deadline shall be extended to sixty (60) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission; provided, however, that the Company’s obligations to include the Registrable Securities held by a holder in the Resale Shelf Registration Statement are contingent upon such holder furnishing in writing to the Company such information regarding the holder, the securities of the Company held by the holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the earliest of (i) the date on which all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement and (ii) the date on which all Registrable Securities and other securities covered by such Registration Statement have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a Prospectus in such form as to permit any holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions under the Lock-up Agreement and the Release Date under the IPO Escrow Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, holders of the Registrable Securities.
2.3.2   Amendments and Supplements.   Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form F-3 or Form S-3 and thereafter the Company becomes ineligible to use Form F-3 or Form S-3 for secondary sales, the Company shall promptly notify the holders of such ineligibility and use its commercially reasonable efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form F-3 or Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form F-3 or Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form F-3 or Form S-3.
2.3.3   SEC Cutback.   Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”)

on Form F-3 or Form S-3, or if Form F-3 or Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced Pro Rata among all such selling shareholders whose securities are included in such Registration Statement, subject to a determination by the Commission that certain holders must be reduced first based on the number of Registrable Securities held by such holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.
2.3.4   Underwritten Shelf Takedown.   At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, the holders of Registrable Securities may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten (10) days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any holder (each a “Takedown Requesting Holder”) at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such holder (including those set forth herein). All such holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this subsection 2.3.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Takedown Requesting Holders initiating the Underwritten Shelf Takedown.
2.3.5   Reduction of Underwritten Shelf Takedown.   If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise the Company and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other shares of the Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Shares, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Shares; and (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Shares.

2.3.6   Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.
3.   REGISTRATION PROCEDURES.
3.1   Filings; Information.   Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:
3.1.1   Filing Registration Statement; Restriction on Registration Rights.   The Company shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall not be obligated to (but may, at its sole option) (a) effect any Demand Registration or an Underwritten Offering or (b) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering if the Company has determined in good faith that the sale of Registrable Securities pursuant a Registration Statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable securities laws (i) which disclosure would have a material adverse effect on the Company or (ii) relating to a material transaction involving the Company (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period together with other Blackout Periods exceed an aggregate of 60 days in any consecutive 12-month period. Notwithstanding the foregoing, the Company shall not exercise its rights under this Section 3.1.1 to invoke a Blackout Period unless it applies the same Blackout Period restrictions contained herein to all other securityholders of the Company with contractual registration rights.
3.1.2   Copies.   The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement, and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.
3.1.3   Amendments and Supplements.   The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.
3.1.4   Notification.   After the filing of a Registration Statement, the Company shall promptly, and in no event more than five (5) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within five (5) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any written comments by the Commission or any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that not less than two (2) Business Days before filing with the Commission a Registration Statement or not less than one (1) Business Day before the filing of any related Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall (y) furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed and (z) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each such holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object in good faith, provided that, the Company is notified of such objection in writing no later than two (2) Business Days after the holders have been so furnished copies of a Registration Statement or one (1) Business Day after the holders have been so furnished copies of any related Prospectus or amendments or supplements thereto.
3.1.5   State Securities Laws Compliance.   The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.
3.1.6   Agreements for Disposition.   The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.
3.1.7   Cooperation.   The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8   Records.   The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.
3.1.9   Opinions and Comfort Letters.   Upon request, the Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.
3.1.10   Earnings Statement.   The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
3.1.11   Listing.   The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.
3.1.12   Road Show.   If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $50,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.
3.1.13   Regulation M.   The Company shall take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable.
3.2   Obligation to Suspend Distribution.   Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form F-3 or Form S-3 pursuant to Section 2.3. hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.
3.3   Registration Expenses.   The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form F-3 or Form S-3 effected pursuant to Section Error!

Reference source not found., and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration in an amount not to exceed $25,000. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof or any fees and disbursements of its counsel in connection therewith, which underwriting discounts or selling commissions and fees and disbursements of its counsel shall be borne by such holders. Additionally, in an Underwritten Offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.
3.4   Holders’ Information.   The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with Federal and applicable state securities laws. The Company’s obligations to include the Registrable Securities in any Registration Statement under this Agreement are contingent upon each holder of Registrable Securities furnishing in writing to the Company such information regarding such holder, the securities of the Company held by holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and such holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations.
4.   INDEMNIFICATION AND CONTRIBUTION.
4.1   Indemnification by the Company.   The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in (or incorporated by reference in) any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), or any amendment or supplement to such Registration Statement, or any filing under any state securities law required to be filed or furnished, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, or free writing prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter (within the meaning of the Securities Act or the Exchange Act, as applicable) on substantially the same basis as that of the indemnification provided above in this Section 4.1.
4.2   Indemnification by Holders of Registrable Securities.   Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors, officers, agents and employees, each Person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) (including, without limitation, reasonable attorneys’ fees and other expenses) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.
4.3   Conduct of Indemnification Proceedings.   Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
4.4   Contribution.
4.4.1   If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
4.4.2   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.
4.4.3   The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
5.   RULE 144.
5.1   Rule 144.   The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.
6.   MISCELLANEOUS.
6.1   Other Registration Rights.   The Company represents and warrants that, except as disclosed in the Company’s registration statement on Form F-1 or Form S-1 (File No. 333-251557) and registration rights granted to certain investors pursuant to the PIPE Subscription Agreements, no person, other than the holders of the Registrable Securities, has any right to require the Company to register any of the Company’s share capital for sale or to include the Company’s share capital in any registration filed by the Company for the sale of share capital for its own account or for the account of any other person.
6.2   Assignment; No Third Party Beneficiaries.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or holder of Registrable Securities or of any assignee of the Investors or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.
6.3   Notices.   All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.
To the Company:
ETAO International Co., Ltd.
1460 Broadway, 14th Floor
New York, NY 10036
Attn: Wensheng (Wilson) Liu
Email: wilson.liu@etao.cloud
with a copy to:
Sichenzia Ross Ference, LLP
1185 Avenue of the Americas
31st Floor
New York, NY 10036
Attention: Huan Lou, Esq.
Email: hlou@SRF.LAW
To an Investor, to the address set forth below such Investor’s name on Exhibit A hereto.
6.4   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
6.5   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
6.6   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
6.7   Modifications and Amendments.   Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding.

6.8   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
6.9   Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
6.10   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
6.11   Governing Law.   This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.
6.12   Waiver of Trial by Jury.   Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.
6.13   Term.   This Agreement shall terminate upon the earlier of (i) the third anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
COMPANY:
ETAO INTERNATIONAL CO., LTD.
By:
Name:
Title:

PRE-IPO INVESTORS:
Mountain Crest Capital, LLC

[Name], [Title]

Nelson Haight

Todd Milbourn

Wenhua Zhang

OTHER INVESTORS:
Chardan Capital Markets, LLC
By:
Name:
Title:
OPCO INVESTORS:
By:
Name:
Title:

EXHIBIT A
Name and Address of Investors
PRE-IPO INVESTORS:
Mountain Crest Capital, LLC
311 W. 43rd Street, 12th Floor
New York, NY 10036
Nelson Haight
311 W. 43rd Street, 12th Floor
New York, NY 10036
Todd Milbourn
311 W. 43rd Street, 12th Floor
New York, NY 10036
Wenhua Zhang
311 W. 43rd Street, 12th Floor
New York, NY 10036
OTHER INVESTORS:
Chardan Capital Markets, LLC
17 State Street, Suite 2100
New York, New York 10004
OPCO INVESTORS:
[Name]
[Address]

EXHIBIT C
LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of January 27, 2022 by and between the undersigned stockholder (the “Holder”) and ETAO International Co., Ltd., a Cayman Islands company (“Parent”).
A.   Parent, MC III Merger Sub I Inc., a Cayman Islands corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), MC III Merger Sub II Inc., a Cayman Islands company and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), Etao International Group, a Cayman Islands company (the “Company”) and Wensheng Liu, in his capacity as the Company stockholders’ representative (the “Stockholders’ Representative”), entered into an Agreement and Plan of Merger dated as of January 27, 2022 (the “Merger Agreement”).
B.   Pursuant to the Merger Agreement, Purchaser, as the surviving company in the Redomestication Merger, will become the 100% stockholder of the Company.
C.   The Holder is the record and/or beneficial owner of certain Company Ordinary Shares, which will be exchanged for shares of Parent Common Stock pursuant to the Merger Agreement.
D.   As a condition of, and as a material inducement for Parent to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
AGREEMENT
1.   Lock-Up.
(a)   During the Lock-up Period, the Holder agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.
(b)   In furtherance of the foregoing, during the Lock-up Period, the Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Parent’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.
(c)   For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.
(d)   The term “Lock-up Period” means the date that is six (6) months after the Closing Date (as defined in the Merger Agreement).
2.   Beneficial Ownership.   The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of Parent Common Stock, or any economic interest in or derivative of such shares, other than those shares of Parent Common Stock or

Purchaser Ordinary Shares (i) issued pursuant to the Merger Agreement) (the “Merger Shares”) or (ii) acquired directly from Mountain Crest Capital LLC pursuant to that Stock Purchase Agreement dated December 16, 2021. For purposes of this Agreement, the Merger Shares beneficially owned by the Holder, together with any other shares of Parent Common Stock or Purchaser Ordinary Shares, and including any securities convertible into, or exchangeable for, or representing the rights to receive Parent Common Stock or Purchaser Ordinary Shares, if any, acquired during the Lock-up Period are collectively referred to as the “Lock-up Shares,” provided, however, that such Lock-up Shares shall not include shares of Parent Common Stock or Purchaser Ordinary Shares acquired by such Holder in open market transactions during the Lock-up Period.
Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-Up Shares in connection with (a) transfers or distributions to the Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (c) by virtue of the laws of descent and distribution upon death of the Holder; (d) pursuant to a qualified domestic relations order, (e) transfers to the Parent’s officers, directors or their affiliates, (f) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder, provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers, (g) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock -Up Shares subject to this Agreement shall remain subject to this Agreement, (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided , however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-Up Period, (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Parent Common Stock or the vesting of stock-based awards; and (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Parent Common Stock; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (e) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period.
3.   Representations and Warranties.   Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of Company, Company’s legal counsel, or any other person.
4.   No Additional Fees/Payment.   Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.
5.   Notices.   Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:
(a)
If to Parent, to:

ETAO International Co., Ltd.

Attention: Wensheng Liu
E-mail: Wilson.liu@etao.cloud
with a copy to (which shall not constitute notice):
Sichenzia Ross Ference, LLP
1185 Avenue of the Americas 31st Floor
New York, NY 10036
Attention:   Jay Kaplowitz
    Huan Lou
E-mail:   jkaplowitz@srf.law
hlou@srf.law
(b)   If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

Email:
or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.
6.   Enumeration and Headings.   The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
7.   Counterparts.   This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.
8.   Successors and Assigns.   This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Company and its successors and assigns.
9.   Severability.   If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.
10.   Amendment.   This Agreement may be amended or modified by written agreement executed by each of the parties hereto.
11.   Further Assurances.   Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12.   No Strict Construction.   The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
13.   Dispute Resolution.   Section 10.8 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.
14.   Governing Law.   Section 12.6 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.
15.   Controlling Agreement.   To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provisions in the Merger Agreement, the terms of this Agreement shall control.
[Signature Page Follows]

EXHIBIT C
IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
ETAO INTERNATIONAL CO., LTD.
By:
Name: [•]
Title: [•]
HOLDER:
[•]
By:
Name:
Title:

SCHEDULE I
Parties to Support Agreement
Top Value AEC Limited
QHYL Limited
6D Dental Limited
BLCF Limited
Thignbone Limited
Hongfeipeng Limited
Hunan An Yue Kenny Health Management Co Limited
GZTL Limited
DXJK Limited
YHM Limited
Titanic Summit Limited
Sannuo Hong Kong Limited
SAIF IV Hong Kong (China Investment) Limited
Innovation Works Development Fund II, LP
EterRatna Holdings Limited
DNurse Co., Limited
Wensheng Liu
Zhongboyu Holdings Co., LTD
Etao International Group Inc.
Baihuabaihui Limited
WSHP Capital LLC
Zhongqi Fortune Co., Ltd
LLJH Limited
WiseHealth Limited
Wallel Limited
ETAO INTERNATIONAL GROUP.
MOUNTAIN CREST ACQUISITION CORP. III

SCHEDULE II
Parties to Employment Agreements
Wensheng Liu, Chief Executive Officer of the Company
Lee Winter, President of the Company
Joel Gallo, Chief Financial Officer of the Company

EXECUTION VERSION
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT dated as of June 7, 2022 to the AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of January 27, 2022 by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“Parent”), Etao International Group., a Cayman Islands corporation (the “Company”), and Wensheng Liu, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”). Parent, Company and the Shareholder’s Representative are sometimes referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, the Parties entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 27, 2022.
WHEREAS, the Parties wish to amend the Merger Agreement in accordance with the terms of this Amendment.
WHEREAS, Section 12.03 of the Merger Agreement provides that the Merger Agreement may be amended by written agreement signed by each of Parent and the Shareholders’ Representative.
NOW, THEREFORE, in consideration of promises, and of the representations, warranties, covenants and agreements contained herein, Parent and the Shareholders’ Representative agree as follows:
1.   The defined terms below shall be deleted and replaced in the entirety with the following:
“Closing Date Merger Consideration” means $1,000,000,000 less the amount of Closing Company Indebtedness, Company Transaction Expenses, plus the amount of Closing Company Cash, in each case, as reflected on the Closing Statement.
“Aggregate Merger Consideration” means the stated value of the Company as agreed thereby in the amount of $1,000,000,000.
2.   Section 3.03   of the Merger Agreement is hereby deleted and restated in its entirety to read as follows:
“Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of six (6) directors, comprised of the current Company board members and one (1) additional director, to be designated by Sponsor. Sponsor’s designee shall be Dr. Suying Liu, or such other person agreed to between Sponsor and Company; provided that Sponsor shall have the option, in its sole discretion and subject to applicable rules and regulations, to determine whether such director shall be an independent director or a dependent director. In the event that Sponsor exercises its option to appoint a dependent director, the Company and such director shall enter into an agreement establishing the responsibilities and the compensation of such director prior to the Closing.”
3.   Section 10.01(b)   of the Merger Agreement is hereby deleted and restated in its entirety to read as follows:
“(b) by Parent or the Shareholders’ Representative, if the Closing has not occurred on or before October 5, 2022 (the “Outside Date”) unless the absence of such occurrence shall be due to the failure of the terminating party, Parent, on the one hand, or the Company or the Shareholders’ Representative, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date, and such termination shall be effectuated through a written notice issued by the terminating party to the other party within five business days from the Outside Date; provided that if the Agreement is not terminated pursuant to this Section 10.01(b), the Company shall be solely responsible for all costs and expenses related to any and all extensions of Parent, including but not limited to all legal fees and expenses associated with the proxy statement and shareholder meeting to amend the Parent’s Certificate of Incorporation to obtain such extensions, including all required payments into the Trust Account for such extensions, at any time prior to Closing. For the avoidance of doubt, failure by the Company to (i) provide the Audited 2020/2021 Financial Statements or its reviewed condensed and consolidated financial statements for the six month periods ended June 30, 2022 and 2021 or (ii) obtain approval or consent from any Governmental Authority, including but not limited to the Cyberspace Administration of China or the China Securities Regulatory Commission, by the Outside Date shall constitute a material failure by the Company and the Shareholder Representative to perform its obligations hereunder; or”
4.   Effect of the Amendment.   Each of the Parties represents that it has all necessary power and authority to enter into and perform the obligations of this Amendment and that there are no consents or approvals required to be obtained by such Party for such Party to enter into and perform its obligations under this Amendment that have not been obtained. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, all terms and provisions of the Merger Agreement are and shall remain in full force and effect, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to the “date hereof” or “date of this Agreement” or words of similar import shall continue to mean January 27, 2022).
5.   Counterparts; Facsimile; Electronic Transmission.   This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
6.   Governing Law.   This Amendment, and all claims or causes of action that may be based upon, arise out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
[Signature page follows]

IN WITNESS WHEREOF, the entities listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.
PARENT:
MOUNTAIN CREST ACQUISITION CORP. III
By:
/s/ Suying Liu

Name: Suying Liu
Title:   Chief Executive Officer
COMPANY:
ETAO INTERNATIONAL GROUP
By:
Name:
Title:
SHAREHOLDERS’ REPRESENTATIVE

Wilson Liu
Signature Page to Amendment to Merger Agreement

IN WITNESS WHEREOF, the entities listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.
PARENT:
MOUNTAIN CREST ACQUISITION CORP. III
By:
Name:
Title:
COMPANY:
ETAO INTERNATIONAL GROUP
By:
/s/ Wensheng Liu

Name: Wensheng Liu
Title:   Chairman and CEO
SHAREHOLDERS’ REPRESENTATIVE
/s/ Wilson Liu

Wilson Liu

JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of July 26, 2022 (this “Joinder Agreement”), to the Agreement and Plan of Merger (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 27, 2022 is entered into by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“Parent”), Etao International Group., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), and Wensheng Liu, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”), as amended by the Amendment to Agreement and Plan of Merger made and entered into as of June 7, 2022 by and between Parent and the Company (collectively, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
WHEREAS, ETAO International Co., Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Parent (“Purchaser”), was formed after the Merger Agreement Effective Date for the sole purpose of the merger of Parent with and into Purchaser, with Purchaser being the surviving entity and a wholly-owned subsidiary of Parent;
WHEREAS, ETAO Merger Sub, Inc., a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”), was formed after the Merger Agreement Effective Date for the sole purpose of merging with and into the Company with the Company being the surviving entity and a wholly-owned subsidiary of Purchaser; and
WHEREAS, the parties hereto desire to execute this Joinder Agreement to evidence each of Purchaser’s and Merger Sub’s execution of the Merger Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:
1.   Agreement to be Bound.   Each of Purchaser and Merger Sub hereby agrees that upon execution of this Joinder Agreement, it shall become a party to the Merger Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties, rights, obligations and conditions of the Merger Agreement applicable to such party as though an original party thereto.
2.   Successors and Assigns.   This Joinder Agreement shall be binding upon, enforceable by and inure to the benefit of the parties and their respective successors and assigns.
3.   Entire Agreement.   This Joinder Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and, except as expressly provided in this Joinder Agreement or the Merger Agreement, supersedes all prior negotiations, representations or agreements, either oral or written, with respect to such subject matter.
4.   Counterparts.   This Joinder Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Joinder Agreement may be executed and delivered by facsimile or electronic transmission.
5.   Governing Law.   This Joinder Agreement and any claim, controversy or dispute arising under or related to this Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State (including in respect of the statute of limitations or other limitations period applicable hereto), and without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the exclusive jurisdiction and venue within the State of Delaware (“Delaware Courts”), and any appellate court from any decision thereof, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in Section 12.06 of the Merger Agreement or in any other manner authorized by Delaware law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by applicable law.

6.   Headings.   The headings contained in this Joinder Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be effective as of the date first written above.
PARENT:
Mountain Crest Acquisition Corp. III,
a Delaware corporation
By:
/s/ Suying Liu

Name: Suying Liu
Title:   Chief Executive Officer
SHAREHOLDERS’ REPRESENTATIVE
/s/ Wensheng Liu

Wensheng Liu (in his capacity as the Shareholders’ Representative)
PURCHASER:
ETAO International Co., Ltd.,
a Cayman Islands exempted company
By:
/s/ Zihao Zhao

Name: Zihao Zhao
Title:   Director
MERGER SUB:
ETAO Merger Sub, Inc.,
a Cayman Islands exempted company
By:
/s/ Zihao Zhao

Name: Zihao Zhao
Title:   Director

COMPANY:
ETAO International Group,
a Cayman Islands exempted company
By:
/s/ Wensheng Liu

Name: Wensheng Liu
Title:   Chairman and CEO

AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT dated as of October 17, 2022 to the AGREEMENT AND PLAN OF MERGER (this “Amendment No. 2”) dated as of January 27, 2022 by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“Parent”), Etao International Group., a Cayman Islands corporation (the “Company”), and Wensheng Liu, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”), as further amended on June 7, 2022. Parent, Company and the Shareholder’s Representative are sometimes referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, the Parties entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 27, 2022 as was further amended on June 7, 2022.
WHEREAS, the Parties wish to amend the Merger Agreement in accordance with the terms of this Amendment No. 2.
WHEREAS, Section 12.03 of the Merger Agreement provides that the Merger Agreement may be amended by written agreement signed by each of Parent and the Shareholders’ Representative.
NOW, THEREFORE, in consideration of promises, and of the representations, warranties, covenants and agreements contained herein, Parent and the Shareholders’ Representative agree as follows:
1.   Section 10.01(b)   of the Merger Agreement is hereby deleted and restated in its entirety to read as follows:
“(b) by Parent or the Shareholders’ Representative, if the Closing has not occurred on or before February 20, 2023 (the “Outside Date”) unless the absence of such occurrence shall be due to the failure of the terminating party, Parent, on the one hand, or the Company or the Shareholders’ Representative, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date, and such termination shall be effectuated through a written notice issued by the terminating party to the other party within five business days from the Outside Date; provided that if the Agreement is not terminated pursuant to this Section 10.01(b), the Company shall be solely responsible for all costs and expenses related to any and all extensions of Parent, including but not limited to all legal fees and expenses associated with the proxy statement and shareholder meeting to amend the Parent’s Certificate of Incorporation to obtain such extensions, including all required payments into the Trust Account for such extensions, at any time prior to Closing.
2.   Effect of the Amendment.   Each of the Parties represents that it has all necessary power and authority to enter into and perform the obligations of this Amendment No. 2 and that there are no consents or approvals required to be obtained by such Party for such Party to enter into and perform its obligations under this Amendment No. 2 that have not been obtained. This Amendment No. 2 shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, all terms and provisions of the Merger Agreement are and shall remain in full force and effect, and all references to the Merger Agreement in this Amendment No. 2 and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment No. 2, and as it may hereafter be further amended or restated. Each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to the “date hereof” or “date of this Agreement” or words of similar import shall continue to mean January 27, 2022).
3.   Counterparts; Facsimile; Electronic Transmission.   This Amendment No. 2 may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Amendment No. 2 and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment No. 2 as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
4.   Governing Law.   This Amendment No. 2, and all claims or causes of action that may be based upon, arise out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
[Signature page follows]

IN WITNESS WHEREOF, the entities listed below, by their duly authorized representatives, have executed this Amendment No. 2 as of the date first written above.
PARENT:
MOUNTAIN CREST ACQUISITION CORP. III
By:
/s/ Suying Liu

Name: Suying Liu
Title:   Chief Executive Officer
COMPANY:
ETAO INTERNATIONAL GROUP
By:
/s/ Wensheng Liu

Name: Wensheng Liu
Title:   Chief Executive Officer
SHAREHOLDERS’ REPRESENTATIVE:
/s/ Wensheng Liu

Name: Wensheng Liu

Annex B
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
ETAO INTERNATIONAL CO., LTD.
[AS ADOPTED BY SPECIAL RESOLUTION DATED [ ] AND EFFECTIVE ON [ ]]

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ETAO INTERNATIONAL CO., LTD.
[AS ADOPTED BY SPECIAL RESOLUTION DATED [ ] AND EFFECTIVE ON [ ]]
1
The name of the Company is ETAO International Co., Ltd.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION OF
ETAO INTERNATIONAL CO., LTD.
[AS ADOPTED BY SPECIAL RESOLUTION DATED [ ] AND EFFECTIVE ON [ ]]
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Company”	means the above named company.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Share”	means a share in the Company and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Subscriber”	means the subscriber to the Memorandum.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)
issue one Share to itself;

(b)
transfer that Share by an instrument of transfer to any person; and

(c)
update the Register of Members in respect of the issue and transfer of that Share.

3.2
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in electronic format. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7
Transfer of Shares

7.1
Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2
The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.
14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.
16
Transmission of Shares

16.1
If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.
17.3
Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

18
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
19
General Meetings

19.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3
The Directors or the Chairman of the Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than 30% in par value of the issued Shares which as at that date a Member’s requisition is carried forward.

19.5
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6
If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls on the last day of the said second 21 day period.

19.7
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20
Notice of General Meetings

20.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

20.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21
Proceedings at General Meetings

21.1
No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, collectively beneficially holding 33.40% or more voting power of the share capital of the Company shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

21.6
If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7
The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8
When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9
A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairperson demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% in par value of the Shares giving a right to attend and vote at the meeting demand a poll.
21.10
Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11
The demand for a poll may be withdrawn.

21.12
Except on a poll demanded on the election of a chairperson or on a question of adjournment, a poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13
A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14
In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall be entitled to a second or casting vote.

22
Votes of Members

22.1
Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which they are the holder.

22.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4
No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6
On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7
On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.
23
Proxies

23.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3
The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

23.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24
Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.
25
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
26
Directors

There shall be a board of Directors consisting of not less than one person and no more than eleven persons (exclusive of alternate Directors) provided however that the Company may by Ordinary

Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company may be determined in writing by, or appointed by a resolution of, the Subscriber.
27
Powers of Directors

27.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28
Appointment and Removal of Directors

28.1
The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that they resign the office of Director; or

(b)
the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the remaining Directors pass a resolution that they have by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30
Proceedings of Directors

30.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be the simple majority of the Directors if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.
30.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at the meeting. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

30.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5
A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7
The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

30.8
All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9
A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31
Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.
32
Directors’ Interests

32.1
A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2
A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3
A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4
No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5
A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.
34
Delegation of Directors’ Powers

34.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35
Alternate Directors

35.1
Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

35.2
An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3
An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

35.4
Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5
Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.
39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.
41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the

Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.
44
Winding Up

44.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex C
ETAO INTERNATIONAL CO., LTD.
EMPLOYEE STOCK OPTION PLAN
1
General

1.1   Purpose.   The purposes of the ETAO International Co., Ltd. Employee Stock Option Plan (the “Plan”) is to promote the interests of ETAO International Co., Ltd. (the “Company”) and the stockholders of the Company by providing (i) executive officers and other employees of the Company and its Subsidiaries (as defined below), (ii) certain consultants and advisors who perform services for the Company and its Subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with appropriate incentives and rewards to encourage them to enter into and continue in the employ and service of the Company and to acquire a proprietary interest in the long-term success of the Company, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan is intended to be a written compensatory plan within the meaning of Rule 701 promulgated under the Securities Act.
1.2   Effective Date and Term.   The Plan will become effective upon the date it is approved by the stockholders of the Company (the “Effective Date”). Unless terminated earlier by the Committee, the Plan will expire on the tenth (10th) anniversary of the Effective Date.
1.3   Definitions.   Capitalized terms in the Plan, unless defined elsewhere in the Plan, shall be defined as set forth below:
162(m) Term.   The term “162(m) Term” means the period starting on the date when the Company’s stockholders first approve this Plan and ending on the date of the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the Company’s stockholders first approve this Plan.
Affiliated Company.   The term “Affiliated Company” means any company, partnership, association, organization or other entity controlled by, controlling or under common control with the Company.
Award.   The term “Award” means any award or benefit granted under the Plan, including, without limitation, Options, SARs, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Cash-Based Awards.
Award Agreement.   The term “Award Agreement” means a written Award grant agreement under the Plan.
Cash-Based Award.   The term “Cash-Based Award” means a right or other interest granted to an Eligible Grantee under Section 4.2(vi) of the Plan that may be denominated or payable in cash, other than an Award pursuant to which the amount of cash is determined by reference to the value of a specific number of shares of Stock. For the avoidance of doubt, dividend equivalents constitute Cash-Based Awards.
Change of Control.   The term “Change of Control” shall be deemed to occur if and when:
(i)
any person, including a “person” as such term is used in Section 14(d)(2) of the Exchange Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)
individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)
all or substantially all of the assets of the Company are sold, transferred or distributed, or the Company is dissolved or liquidated; or

(iv)
a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”) is consummated, in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

Notwithstanding the foregoing or any other provision of this Plan, the term Change of Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
Code.   The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.
Committee.   The term “Committee” means the committee of the Board described in Section 2 hereof and any sub-committee established by such Committee pursuant to Section 2.4.
Covered Employee.   The term “Covered Employee” means an Employee who is, or who is anticipated to become, between the time of grant and payment of the Award, a “covered employee,” as such term is defined in Section 162(m)(3) of the Code (or any successor section thereof).
Disability.   The term “Disability” means “Disability” as defined in any Award Agreement to which the Grantee is a party.
Eligible Grantee.   The term “Eligible Grantee” shall mean any Employee, Non-Employee Director or Key Advisor, as determined by the Committee in its sole discretion.
Employee.   The term “Employee” means an active employee of the Company or a Subsidiary, but excluding any person who is classified by the Company or a Subsidiary as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court, or any employee who is not actively employed, as determined by the Committee. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
Exchange Act.   The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.
Fair Market Value.   For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the “Fair Market Value” as of that date shall be, unless otherwise determined by the Committee, the closing sale price during regular trading hours of the Stock on the immediately preceding date on the principal securities market in which shares of Stock is then traded; or, if there were no trades on that date, the closing sale price during regular trading hours of the Stock on the first trading day prior to that date. If the Stock is not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of such amount shall be made by the Committee in such manner as it deems appropriate.
Grantee.   The term “Grantee” means an Employee, Non-Employee Director or Key Advisor of the Company or a Subsidiary who has been granted an Award under the Plan.
ISO.   The term “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

Key Advisor.   The term “Key Advisor” means a consultant or other key advisor who performs services for the Company or a Subsidiary.
Non-Employee Director.   The term “Non-Employee Director” means a member of the Board who is not an Employee.
NQSO.   The term “NQSO” means any Option that is not designated as an ISO, or which is designated by the Committee as an ISO but which subsequently fails or ceases to qualify as an ISO.
Option.   The term “Option” means a right, granted to an Eligible Grantee under Section 4.2(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO.
Other Stock-Based Award.   The term “Other Stock-Based Award” means a right or other interest granted to an Eligible Grantee under Section 4.2(v) of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including but not limited to (i) unrestricted Stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to an Eligible Grantee to acquire Stock from the Company containing terms and conditions prescribed by the Committee.
Performance Goals.   The term “Performance Goals” means performance goals based on the attainment by the Company or any Subsidiary of the Company or any Affiliated Company (or any division or business unit of any such entity), or any two or more of the foregoing, of performance goals pre-established by the Committee in its sole discretion, based on one or more of the following criteria (if applicable, such criteria shall be determined in accordance with generally accepted accounting principles (“GAAP”) or based upon the Company’s GAAP financial statements): (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, earnings, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in, or specified increases in, the fair market value of the shares of the Company’s common stock; (x) the growth in the value of an investment in the Company’s common stock; (xi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xii) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expenses or interest); (xiii) total stockholder return; (xiv) return on assets or net assets; (xv) return on sales; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) gross or net profit margin; (xix) cost reductions or savings; (xx) productivity; (xxi) operating efficiency; (xxii) working capital; or (xxiii) market share; (xxiv) customer satisfaction; (xxv) workforce diversity; (xxvi) results of clinical trials; (xxvii) acceptance of a new drug application by a regulatory body; (xxviii) regulatory body approval for commercialization of a product; (xxix) launch of a new drug; (xxx) completion of out-licensing, in-licensing or disposition of product candidates or other acquisition or disposition projects; and (xxxi) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Subject to the limitations in Section 4.2, the Committee in its sole discretion may designate additional business criteria on which the Performance Goals may be based or adjust, or modify or amend the aforementioned business criteria. The relative weights of the criteria that comprise the Performance Goals shall be determined by the Committee in its sole discretion. In establishing the Performance Goals for a performance period, the Committee may establish different Performance Goals for individual Grantees or groups of Grantees. Subject to the limitations in Section 4.2(ix)(d), the Committee in its sole discretion shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or any Affiliated Company or the financial statements of the Company or any Subsidiary of the Company or any Affiliated Company, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, as applicable. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned.
Restricted Stock.   The term “Restricted Stock” means an Award of shares of Stock to an Eligible Grantee under Section 4.2(iii) that may be subject to certain restrictions and to a risk of forfeiture. Stock issued upon the exercise of Options or SARs is not “Restricted Stock” for purposes of the plan, even if subject to post-issuance transfer restrictions or forfeiture conditions. When Restricted Stock vests, it ceases to be “Restricted Stock” for purposes of the Plan.
Restricted Stock Unit.   The term “Restricted Stock Unit” means a right granted to an Eligible Grantee under Section 4.2(iv) to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.
Retirement.   The term “Retirement” means any termination of employment or service as an Employee, Non-Employee Director or Key Advisor as a result of retirement in good standing under the rules of the Company or a Subsidiary, as applicable, then in effect.
Rule 16b-3.   The term “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.
Securities Act.   The term “Securities Act” means the Securities Act of 1933, as amended.
Stock.   The term “Stock” means the ordinary shares, par value $0.0001 per share, of the Company.
Stock Appreciation Right or SAR.   The term “Stock Appreciation Right” or “SAR” means the right, granted to an Eligible Grantee under Section 4.2(ii), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.
Subsidiary.   The term “Subsidiary” means any present or future subsidiary corporation of the Company within the meaning of Section 424(f) of the Code, and any present or future business venture designated by the Committee in which the Company has a significant interest, including, without limitation, any subsidiary corporation in which the Company has at least a 50% ownership interest, as determined in the discretion of the Committee.
2
Administration

2.1   Committee.   The authority to manage the operation of and administer the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 2. The Committee shall be selected by the Board, and shall consist solely of three members of the Board who are non-employee directors within the meaning of Rule 16b-3 and are outside directors within the meaning of Code Section 162(m). Unless otherwise determined by the Board, the Company’s Compensation Committee shall be designated as the “Committee” hereunder.
2.2   Powers of the Committee.   The Committee’s administration of the Plan shall be subject to the following:
(i)
Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Grantees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, and to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards;

(ii)
The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan;

(iii)
Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons; and

(iv)
In managing the operation of and administering the Plan, the Committee shall take action in a manner that conforms to the articles of incorporation and by-laws of the Company, and applicable state corporate law.

2.3   Prohibition Against Repricing.   Notwithstanding any provision of the Plan to the contrary, in no event shall any action be taken under the Plan that constitutes a Repricing of any Option or SAR granted under the Plan, or of any option or stock appreciation right granted under the any other plan of the Company or of an acquired company, except with approval of the stockholders of the Company.
2.4   Delegation of Authority.   To the extent not inconsistent with applicable law or other provisions of the Plan, the Committee may, at any time, allocate all or any portion of its responsibilities and powers to any one or more of its members or, with respect to Awards made to Employees other than executive officers, the Chief Executive Officer, including without limitation, the power to designate Grantees hereunder and determine the amount, timing and terms of Awards hereunder. Any such allocation or delegation may be revoked by the Committee at any time.
2.5   Indemnification.   Each person who is or shall have been a member of the Committee, or the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken in good faith or failure to act in good faith under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification or elimination of liability to which such persons may be entitled under the Company’s articles of incorporation or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
3
Available Shares of Stock Under the Plan

3.1   Shares Available for Awards.   Subject to the adjustments described below, the maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 10,000,000. Of the maximum number of shares of Stock reserved for the grant of Awards under the Plan, no more than 2,000,000 of such shares may be issued pursuant to stock-settled Awards other than Options (that is, Restricted Stock, Restricted Stock Units, SARs, Performance Awards, Other Stock-Based Awards and dividend equivalent Awards, in each case to the extent settled in shares of Common Stock).
3.2   Forfeited, Cancelled and Expired Awards.   Awards granted under the Plan that are forfeited, expire or are canceled or settled without issuance of Stock shall not count against the maximum number of shares that may be issued under the Plan as set forth in Section 3.1 and shall be available for future Awards under the Plan. Notwithstanding the foregoing, any and all Stock that is (i) withheld or tendered in payment of an Option exercise price; (ii) withheld by the Company to satisfy any tax withholding obligation; (iii) covered by a SAR (to the extent that it is settled in Stock, without regard to the number of shares of Stock that are actually issued to the Grantee upon exercise); (iv) withheld by the Company to satisfy any debt or other obligation owed to the Company or any Subsidiary, and (v) any fractional shares of Common Stock that are cancelled pursuant to the Plan, shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares of Stock that may be issued under the Plan as set forth in Section 3.1.

3.3   Adjustments.   In the event of any change in the Company’s capital structure, including but not limited to a change in the number of shares of Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split or any similar equity restructuring, or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to the maximum number of shares of Stock that may be issued under the Plan as set forth in Section 3.1. In the event of any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Grantees, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award, and/or a Performance Goals. Any adjustments under this Section 3.3 shall be consistent with Section 409A or 424 of the Code, to the extent applicable, and made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 or qualification under Section 162(m) of the Code, to the extent each may be applicable. The Company shall give each Grantee notice of an adjustment to an Award hereunder and, upon notice, such adjustment shall be final, binding and conclusive for all purposes. Notwithstanding the foregoing, the Committee shall decline to adjust any Award made to a Participant if such adjustment would violate applicable law.
3.4   Fractional Shares.   The Company shall not be obligated to issue any fractional shares of Stock in settlement of Awards granted under the Plan. Except as otherwise provided in an Award Agreement or determined by the Committee, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share, and (ii) no fractional shares shall be issued. The Committee may, in its discretion, determine that a fractional share shall be settled in cash.
4
Awards

4.1   General.   The term of each Award shall be for such period as may be determined by the Committee, subject to the limitations set forth below. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary of the Company upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant, such additional terms and conditions not inconsistent with the provisions of the Plan, including, but not limited to forfeiture and clawback provisions, as the Committee shall determine; provided, however, that any such terms and conditions shall not be inconsistent with Section 409A of the Code.
4.2   Types of Awards.   The Committee is authorized to grant the Awards described in this Section 4.2, under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon Performance Goals. Each Award shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine.
(i)
Options.   The Committee is authorized to grant Options to Grantees on the following terms and conditions:

a.
Type of Award.   The Award Agreement evidencing an Option shall designate the Option as either an ISO or an NQSO, as determined in the discretion of the Committee. At the time of the grant of Options, the Committee may place restrictions on the exercisability or vesting of Options that shall lapse, in whole or in part, upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year.

b.
Exercise Price.   The exercise price of each Option granted under this Section 4.2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of the Award. No dividends or dividend equivalents will be paid on shares of Stock subject to an Option.

c.
Exercise.   Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee and set forth in the Award Agreement, and upon provision for the payment in full of the exercise price and applicable taxes due, the Grantee shall be entitled to exercise the Option and receive the number of shares of Stock issuable in connection with the Option exercise provided, however, that no Option may be exercised more than ten years after its grant date. Except as set forth in Section 4.3, no NQSO granted hereunder may be exercised after the earlier of (A) the expiration of the NQSO or (B) unless otherwise provided by the Committee in an Award Agreement, ninety days after the severance of an NQSO holder’s employment or service with the Company or any Subsidiary. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. An Option may be exercised by any method as may be permitted by the Committee from time to time, including but not limited to any “net exercise” or other “cashless” exercise method.

d.
Restrictions Relating to ISOs.   In addition to being subject to the terms and conditions of this Section 4.2(i), ISOs shall comply with all other requirements under Section 422 of the Code. Accordingly, ISOs may be granted only to Eligible Grantees who are employees (as described in Treasury Regulation Section 1.421-7(h)) of the Company or of any “Parent Corporation” (as defined in Code Section 424(e)) or of any “Subsidiary Corporation” (as defined in Code Section 424(f)) on the date of grant. The aggregate Fair Market Value (determined as of the time the ISO is granted) of the Stock with respect to which ISOs (under all option plans of the Company and of any Parent Corporation and of any Subsidiary Corporation) are exercisable for the first time by an Eligible Grantee during any calendar year shall not exceed $100,000. ISOs shall not be transferable by the Eligible Grantee otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Eligible Grantee’s lifetime, only by such Eligible Grantee. The Committee shall not grant ISOs to any Employee who, at the time the ISO is granted, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting stock of the Company or of any Parent Corporation or of any Subsidiary Corporation, unless the exercise price of the ISO is fixed at not less than one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant and the exercise of such ISO is prohibited by its terms after the fifth (5th) anniversary of the ISO’s date of grant. In addition, no ISO shall be issued to an Eligible Grantee in tandem with a NQSO issued to such Eligible Grantee in accordance with Treasury Regulation Section 14a.422A-1, Q/A-39.

(ii)
SARs.   The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

a.
In General.   SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. Payment of an SAR may be made in cash, Stock, or a combination of the foregoing, as specified in the Award Agreement or determined in the sole discretion of the Committee. At the time of the grant of SARs, the Committee may place restrictions on the exercisability or vesting of SARs that shall lapse, in whole or in part, upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year.

b.
Term and Exercisability of SARs.   SARs shall be exercisable over the exercise period at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, however, that no SAR may be exercised more than ten years after its grant date. Except as set forth in Section 4.3, no SAR granted hereunder may be exercised after the earlier of (A) the expiration of the SAR or (B) unless otherwise provided by the Committee in an Award Agreement, ninety days after the severance of an SAR holder’s employment or service with the Company or any Subsidiary.

c.
Payment.   An SAR shall confer on the Grantee a right to receive an amount with respect to each share of Stock subject thereto, upon exercise thereof, equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event shall be less than the Fair Market Value of a share of Stock on the date of grant of such SAR). An SAR may be exercised by giving written notice of such exercise to the Committee or its designated agent. No dividends or dividend equivalents will be paid on shares of Stock subject to an SAR.

(iii)
Restricted Stock.   The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

a.
Issuance and Restrictions.   Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. The Committee may place restrictions on Restricted Stock that shall lapse, in whole or in part, upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

b.
Certificates for Stock.   Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may retain physical possession of the certificate.

c.
Dividends.   Except to the extent restricted under the applicable Award Agreement, cash dividends paid on Restricted Stock shall be paid at the dividend payment date subject to no restriction. Unless otherwise determined by the Committee, Stock distributed in connection with a stock split or stock dividend shall be subject to the transfer restrictions, forfeiture risks and vesting conditions to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed. Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends for Restricted Stock subject to Performance Goals; for such Awards, dividends may accrue but shall not be payable unless and until the Award vests upon satisfaction of the applicable Performance Goals and all other applicable conditions to vesting.

(iv)
Restricted Stock Units.   The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

a.
Conditions to Vesting.   At the time of the grant of Restricted Stock Units, the Committee may place restrictions on Restricted Stock Units that shall lapse, in whole or in part, upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year.

b.
Benefit Upon Vesting.   Unless otherwise provided in an Award Agreement, upon the vesting of a Restricted Stock Unit, there shall be delivered to the Grantee, within 30 days of the date on which such Award (or any portion thereof) vests, the number of shares of Stock equal to the number of Restricted Stock Units becoming so vested.

c.
Dividend Equivalents.   To the extent provided in an Award Agreement, subject to the requirements of Section 409A of the Code, an Award of Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to

Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Grantee, and may be settled in cash or Stock, as determined by the Committee. Any such settlements and any such crediting of dividend equivalents may, at the time of grant of the Restricted Stock Unit, be made subject to the transfer restrictions, forfeiture risks, vesting and conditions of the Restricted Stock Units and subject to such other conditions, restrictions and contingencies as the Committee shall establish at the time of grant of the Restricted Stock Unit, including the reinvestment of such credited amounts in Stock equivalents, provided that all such conditions, restrictions and contingencies shall comply with the requirements of Section 409A of the Code. Notwithstanding the foregoing in this Section 4.2(iv)(c), dividend equivalents may accrue on unearned Restricted Stock Units subject to Performance Goals but shall not be payable unless and until the applicable Performance Goals are met and certified.
(v)
Other Stock-Based Awards.   The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. At the time of the grant of Other Stock-Based Awards, the Committee may place restrictions on the payout or vesting of Other Stock-Based Awards that shall lapse, in whole or in part, upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year. The Committee shall determine the terms and conditions of such Awards at the date of grant. Other Stock-Based Awards may not be granted with the right to receive dividend equivalent payments.

(vi)
Cash-Based Awards.   The Committee is authorized to grant Awards to Grantees in the form of Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. At the time of the grant of Cash-Based Awards, the Committee may place restrictions on the payout or vesting of Cash-Based Awards that shall lapse, in whole or in part, upon the attainment of Performance Goals. The Committee shall determine the terms and conditions of such Awards at the date of grant.

(vii)
Settlement of Options and SARs.   Shares of Stock delivered pursuant to the exercise of an Option or SAR shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable Award Agreement. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee and set forth in the Award Agreement. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.

(viii)
Vesting; Additional Terms.   Except as set forth in Section 4.3, other than Options, SARs, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards conditioned upon the attainment of Performance Goals that relate to performance periods of at least one fiscal year, Options, SARs, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards granted hereunder shall vest as determined by the Committee and set forth in the Award Agreement. The term of any Award granted under the Plan will not exceed ten years from the date of grant.

(ix)
Qualified Performance-Based Compensation.

a.
The Committee may determine that Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or Cash-Based Awards granted to a Covered Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 4.2(ix) shall apply. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Committee’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than qualifying Options and qualifying SARs) shall terminate upon the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the Company’s stockholders first approve this Plan.
b.
When Awards are made under this Section 4.2(ix), the Committee shall establish in writing (i) the objective Performance Goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” The Performance Goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Awards identified by the Committee as “qualified performance-based compensation.”

c.
Performance Goals must be pre-established by the Committee. A Performance Goal is considered pre-established if it is established in writing not later than 90 days after the commencement of the period of service to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee actually established the goal. However, in no event will a Performance Goal be considered pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the goal is established) has elapsed.

d.
The Committee in its sole discretion shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or any Affiliated Company or the financial statements of the Company or any Subsidiary of the Company or any Affiliated Company, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, as applicable, provided such adjustment occurs in writing not later than 90 days after the commencement of the period of service to which the Performance Goal relates (and in no event later than the date that 25% of the period of service has elapsed). In addition, the Committee may specify that certain equitable adjustments to the Performance Goals will be made during the applicable Performance Period, provided such specification occurs in writing not later than 90 days after the commencement of the period of service to which the Performance Goal relates (and in no event later than the date that 25% of the period of service has elapsed).

e.
The Committee shall certify the performance results for the performance period specified in the Award Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the Performance Goals and the satisfaction of all other terms of the Award Agreement. Subject to the provisions of Section 3.3 relating to capitalization adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of 100,000 shares of Stock subject to qualified performance-based compensation may be granted to any Eligible Grantee during any calendar year during the Section 162(m) Term.

f.
The Committee may provide in the Award Agreement that Awards under this Section 4.2(ix) shall be payable, in whole or in part, in the event of the Grantee’s death or Disability, or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

4.3   Change of Control of the Company.
(i)
The Committee may, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control:

a.
provide for the adjustment of any Performance Goals as the Committee deems necessary or appropriate to reflect the Change of Control;

b.
provide for the cancellation of any Awards then outstanding if the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) in the Change of Control replaces the Awards with new rights of substantially equivalent value, as determined by the Committee;

c.
provide that upon an involuntary termination of a Participant’s employment as a result of a Change of Control, any time periods shall accelerate, and any other conditions relating to the vesting, exercise, payment or distribution of an Award shall be waived; or

d.
provide that Awards shall be purchased for an amount of cash equal to the amount that could have been obtained for the shares covered by a Restricted Stock Award if it had been vested and or by an Option or SAR if it had been exercised at the time of the Change of Control.

(ii)
Notwithstanding any other provisions of the Plan or an Award Agreement to the contrary, the vesting, payment, purchase or distribution of an Award may not be accelerated by reason of a Change of Control for any Grantee unless the Grantee’s employment is involuntarily terminated as a result of the Change of Control as provided in the Award Agreement or in any other written agreement, including an employment agreement, between us and the Grantee.

5
Operation

5.1   Duration.   Grants may be made under the Plan through April 30, 2032. In the event of Plan termination while Awards remain outstanding, the Plan shall remain in effect as long as any Awards under it are outstanding, although no further grants may be made following Plan termination.
5.2   Uncertificated Stock.   Nothing contained in the Plan shall prohibit the issuance of Stock on an uncertificated basis, to the extent allowed by the Company’s Articles of Incorporation and Bylaws, by applicable law and by the applicable rules of any stock exchange.
5.3   Tax Withholding.   All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Grantee, through the surrender of shares of Stock which the Grantee already owns, through withholding from other compensation payable to the Grantee or through the surrender of unrestricted shares of Stock to which the Grantee is otherwise entitled under the Plan, but only to the extent of the minimum amount required to be withheld under applicable law.
5.4   Use of Shares.   Subject to the limitations on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.
5.5   Nontransferability.   Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, or vesting of a Restricted Stock Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred by a Grantee in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may permit Options and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred one time and without payment or consideration to a member of a Grantee’s immediate family or to a trust or similar vehicle for the benefit of a Grantee’s immediate family members. During the lifetime of a Grantee, all rights with respect to Awards shall be exercisable only by such Grantee or, if applicable pursuant to the preceding sentence, a permitted transferee.
5.6   Form and Time of Elections.   Unless otherwise specified herein, each election required or permitted to be made by any Grantee or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.
5.7   Agreement with Company.   An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Grantee shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Grantee, and the Committee may, but need not, require that the Grantee shall sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Grantee signature is required.
5.8   Gender and Number.   Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
5.9   Limitation of Implied Rights.
(iii)
The Plan shall at all times be unfunded and neither a Grantee nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Grantee or any other person. A Grantee shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(iv)
The Plan does not constitute a contract of employment or service, and selection as a Grantee will not give any participating Employee, Non-Employee Director or Key Advisor the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan or the Award Agreement, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.10   Section 409A.   It is intended that all Options and SARs granted under the Plan shall be exempt from the provisions of Section 409A of the Code and that all other Awards under the Plan, to the extent that they constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code, will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder). The Plan and any Award Agreements issued hereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if required by Section 409A of the Code, if a

Grantee is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any Award under this Plan is required to be delayed for a period of six months after “separation from service” within the meaning of Section 409A of the Code, payment of such Award shall be delayed as required by Section 409A of the Code, and the accumulated amounts with respect to such Award shall be paid in a lump sum payment within ten days after the end of the six month period. If the Grantee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the Grantee’s beneficiary within sixty (60) days after the date of the Grantee’s death. For purposes of Section 409A of the Code, each payment under the Plan shall be treated as a separate payment. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.
5.11   Regulations and Other Approvals.
(i)
The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii)
Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii)
In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, or regulations thereunder, and applicable state securities laws, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(iv)
With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3.

(v)
All Awards under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the Effective Date. Subject to the requirements of applicable law, any such compensation, clawback and recoupment policies shall apply to Awards made after the effective date of the policy.

5.12   Non-Employee Director Award Deferrals.   The Committee may permit a Non-Employee Director to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Non-Employee Director in connection with any Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or Cash-Based Awards. If any such deferral election is permitted, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals, which rules and procedures shall be consistent with applicable requirements of Section 409A of the Code. Unless otherwise specified in a Non-Employee Director’s valid election, any deferred amount will be deferred until the earliest to occur of the Non-Employee Director’s death, separation from service, or Change of Control; provided that any such deferral election is made by the Non-Employee Director on or prior to December 31 of the calendar year preceding the calendar year in which any such amounts are earned, or, if such Non-Employee Director is newly eligible for purposes of Section 409A of the Code, then within 30 days following the date he or she is first eligible, and then only with respect to amounts earned after the date of the election.
6
Amendment and Termination

The Plan may be terminated or amended by the Board at any time, except that the following actions may not be taken without stockholder approval:
(i)
any increase in the number of shares that may be issued under the Plan (except by certain adjustments provided for under the Plan);

(ii)
any change in the class of persons eligible to receive ISOs under the Plan;

(iii)
any change in the requirements of Sections 4.2(i)(b) and 4.2(ii)(c) hereof regarding the exercise price of Options and the grant price of SARs;

(iv)
any repricing or cancellation and regrant of any Option or, if applicable, other Award at a lower exercise, base or purchase price, whether in the form of an amendment, cancellation or replacement grant, or a cash-out of underwater options or any action that provides for Awards that contain a so-called “reload” feature under which additional Options or other Awards are granted automatically to the Grantee upon exercise of the original Option or Award; or

(v)
any other amendment to the Plan that would require approval of the Company’s stockholders under applicable law, regulation or rule or stock exchange listing requirement.

Notwithstanding any of the foregoing, adjustments pursuant to Section 3 shall not be subject to the foregoing limitations of this Section 6.
7
Governing Law

The Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the Cayman Islands, except that any principles or provisions of Cayman Islands law that would apply the law of another jurisdiction (other than applicable provisions of U.S. Federal law) shall be disregarded. Notwithstanding the foregoing, matters with respect to indemnification, delegation of authority under the Plan, and the legality of shares of Stock issued under the Plan, shall be governed by the laws of the Cayman Islands.
8
Severability

If any of the provision of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any such provision is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed modified to the minimum extent necessary in order to make such provision enforceable.
* * * * *

The foregoing Plan was duly adopted by the Board of Directors of ETAO International Co., Ltd. as of the Effective Date.
ETAO International Co., Ltd.
\s\ Zihao Zhao

By: Zihao Zhao

Annex D
AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MOUNTAIN CREST ACQUISITION CORP. III
[•], 2022
Mountain Crest Acquisition Corp. III, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is “Mountain Crest Acquisition Corp. III” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 2, 2021. The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of Delaware on May 17, 2021.
2.   This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.
3.   This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4.   The text of Paragraph D of Article SIXTH is hereby amended and restated to read in full as follows:
“D. The Corporation will not consummate any Business Combination unless it (or any successor) (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.”
IN WITNESS WHEREOF, Mount Rainier Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.
Mountain Crest Acquisition Corp. III
By: Name: Suying Liu Title: Chief Executive Officer

D-1